As filed with the Securities and Exchange Commission on October 29, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RedBall Acquisition Corp.
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

667 Madison Avenue
16
th
Floor
New York, NY 10065
Telephone: (212)
235-1000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David Grochow
667 Madison Avenue
16
th
Floor
New York, NY 10065
(212)
235-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John M. Bibona Joshua Wechsler Randi Lally Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 (212) 859-8000	Stephane Levy John McKenna Rupa Briggs David Silverman Cooley LLP 55 Hudson Yards New York, New York 10001 (212) 479-6000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule
14d-l(d)
(Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock (2)(3)	70,875,000	$9.92 (4)	$703,080,000	$65,176
Redeemable Warrants (2)(5)	28,733,334	— (6)	—	—
Common stock (2)(7)	164,110,000	$9.92 (4)	$1,627,971,200	$150,913
Common stock issuable upon exercise of warrants (2)(8)	28,733,334	$11.50 (9)	$330,433,341	$30,632
Total			$2,661,484,541	$246,721

(1)
Prior to the completion of the business combination (the “Business Combination”) described in the proxy statement/prospectus forming part of this registration statement (this “proxy statement/prospectus”), the registrant RedBall Acquisition Corp., a Cayman Islands exempted company (“RedBall”), intends to effect a deregistration under the Cayman Islands Companies Act (as amended) by way of continuation and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which RedBall’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be shares of common stock of the continuing entity following the Domestication, which continuing entity will be renamed “SeatGeek, Inc.” (“New SeatGeek”), as further described in the proxy statement/prospectus.

(2)
Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)
The number of shares of common stock of New SeatGeek being registered represents (i) the number of Class A ordinary shares of RedBall (including the Class A ordinary shares of RedBall that were included in the units issued in RedBall’s initial public offering) that were registered pursuant to the Registration Statement on Form
S-1
(333-240138)
(the “IPO Registration Statement”) and offered by RedBall in its initial public offering (the “RedBall public shares”) and (ii) the number of Class B ordinary shares of RedBall that were issued in a private placement prior to its initial public offering to RedBall SponsorCo LP (the “Sponsor”) (the “founder shares”). The RedBall public shares and the founder shares automatically will be converted into shares of common stock of New SeatGeek in the Domestication on a one-for-one
basis.

(4)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of RedBall on the New York Stock Exchange on October 22, 2021 ($9.92 per Class A ordinary share) in accordance with Rule 457(f)(1) and Rule 457(f)(3).

(5)
The number of redeemable warrants to acquire shares of common stock of New SeatGeek being registered represents the number of redeemable warrants to acquire Class A ordinary shares of RedBall that were registered pursuant to the IPO Registration Statement (including redeemable warrants included in units), and offered by RedBall in its initial public offering (the “RedBall public warrants”). The RedBall public warrants automatically will be converted in the Domestication into redeemable warrants to acquire the same number of shares of common stock of New SeatGeek at the same price and on the same terms (“New SeatGeek public warrants”).

(6)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the RedBall public warrants on the New York Stock Exchange on October 22, 2021 ($1.50 per warrant) in accordance with Rule 457(f)(1) and Rule 457(f)(3).

(7)
Represents the estimated maximum number of shares of New SeatGeek common stock to be issued by the registrant to securityholders of SeatGeek, Inc. in connection with the transactions described herein, assuming no Aggregate Cash Consideration, estimated solely for the purpose of calculating the registration fee, as is based on the sum of (i) 128,160,000 shares of New SeatGeek common stock issuable as consideration to the securityholders of SeatGeek, Inc. in connection with the Business Combination (which includes shares of New SeatGeek common stock issuable under options or warrants of SeatGeek, Inc. to be assumed by New SeatGeek upon consummation of the Business Combination), (ii) 35,000,000 shares of New SeatGeek common stock that may be issued after such date pursuant to the earnout provisions of the Business Combination Agreement described herein and (iii) 950,000 shares of New SeatGeek common stock reserved for issuance upon exercise of a SeatGeek warrant, which will convert into a warrant to acquire New SeatGeek common stock in accordance with the Business Combination Agreement described herein.

(8)
Represents shares of New SeatGeek common stock to be issued upon the exercise of (i) 19,166,667 redeemable warrants to purchase Class A ordinary shares of RedBall that were registered pursuant to the IPO Registration Statement and offered by RedBall in its initial public offering, (ii) 9,566,667 warrants to purchase Class A ordinary shares that were issued in a private placement concurrently with RedBall’s initial public offering. Such warrants will automatically be converted by operation of law into warrants to purchase shares of New SeatGeek common stock following the Domestication.

(9)	Represents the exercise price of the warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 29, 2021
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF
REDBALL ACQUISITION CORP.
(A CAYMAN ISLANDS EXEMPTED COMPANY)
PROSPECTUS FOR
263,718,334 SHARES OF COMMON STOCK AND
28,733,334 REDEEMABLE WARRANTS
OF
REDBALL ACQUISITION CORP.
(AFTER ITS DOMESTICATION AS A CORPORATION
INCORPORATED IN THE STATE OF DELAWARE),
THE CONTINUING ENTITY FOLLOWING THE DOMESTICATION,
WHICH WILL BE RENAMED “SEATGEEK, INC.”
IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN

The board of directors of RedBall Acquisition Corp., a Cayman Islands exempted company (“RedBall” and, after the Domestication, as described below, “New SeatGeek”), has unanimously approved (i) the domestication of RedBall as a Delaware corporation (the “Domestication”); (ii) (x) the merger of Showstop Merger Sub I Inc. (“Merger Sub One”), a Delaware corporation and wholly owned subsidiary of RedBall, with and into SeatGeek, Inc. (“SeatGeek”), a Delaware corporation (the “First Merger”), with SeatGeek surviving the First Merger as a wholly owned subsidiary of New SeatGeek and (y) immediately after the First Merger, the merger of SeatGeek as the surviving corporation of the First Merger with and into Showstop Merger Sub II LLC (“Merger Sub Two”), a Delaware limited liability company and wholly owned subsidiary of New SeatGeek (the “Second Merger” and together with the First Merger, the “Mergers” and together with the Domestication and the other transactions contemplated by the Business Combination Agreement, as defined below, and the documents related thereto, the “Business Combination”) with Merger Sub Two surviving the Second Merger as a wholly owned subsidiary of New SeatGeek, pursuant to the terms of the Business Combination Agreement and Plan of Reorganization, dated as of October 13, 2021, by and among RedBall, Merger Sub One, Merger Sub Two and SeatGeek, attached to this proxy statement/prospectus as Annex A (as amended from time to time, the “Business Combination Agreement”), as more fully described in this proxy statement/prospectus; and (iii) the other transactions and actions contemplated by the Business Combination Agreement and documents related thereto. In connection with the Business Combination, RedBall will change its name to “SeatGeek, Inc.” and Merger Sub Two as the surviving company in the Second Merger will change its name to “SeatGeek Operations, LLC.”
As a result of and at the effective time of the Domestication, among other things, (i) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of RedBall (“RedBall Class A ordinary shares”), will convert automatically, on a one-for-one
basis, into a share of common stock, par value $0.0001 per share, of New SeatGeek (“New SeatGeek common stock”); (ii) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of RedBall (“RedBall Class B ordinary shares”) will convert automatically, on a one-for-one
basis, into a share of New SeatGeek common stock; (iii) each then issued and outstanding redeemable warrant of RedBall (“RedBall warrants”), to acquire RedBall Class A ordinary shares will convert automatically into a redeemable warrant to acquire one share of New SeatGeek common stock (each, a “New SeatGeek warrant”); (iv) each then issued and outstanding unit of RedBall (“RedBall units”) will be separated and converted automatically into one share of New SeatGeek common stock and one-third
of one New SeatGeek warrant to acquire one share of New SeatGeek common stock; and (v) RedBall will change its name to “SeatGeek, Inc.”
As a result of and upon effective time of the First Merger (the “First Effective Time”), among other things, (i) all outstanding shares of SeatGeek common stock (after giving effect to SeatGeek Preferred Stock Conversion) as of immediately prior to the First Effective Time, will be cancelled in exchange for the right to receive the applicable pro rata portion of (x) a contingent right to receive up to 35 million shares of New SeatGeek common stock (or Earnout RSUs (as described further in the accompanying proxy statement/prospectus)) issued pursuant to an earnout following the consummation of the Business Combination (“Closing”), (y) up to $50 million of cash, subject to certain adjustments as set forth in the Business Combination Agreement (the “Aggregate Cash Consideration”) and (z) a number of shares of New SeatGeek common stock equal to $1.2816 billion minus
the Aggregate Cash Consideration, (ii) all outstanding and unexercised warrants issued by SeatGeek to acquire shares of SeatGeek common stock (“SeatGeek Warrants”) as of immediately prior to the First Effective Time will be automatically converted into warrants for shares of New SeatGeek common stock, subject to certain terms and conditions including, among others, that such exchanged SeatGeek Warrant will relate to a certain number of shares of New SeatGeek common stock (each a “New SeatGeek Assumed Warrant”), (iii) all outstanding and unexercised options to purchase SeatGeek common stock (“SeatGeek Options”) as of immediately prior to the First Effective Time will be automatically converted into options to purchase shares of New SeatGeek common stock, subject to certain terms and conditions including, among others, that such SeatGeek Options will represent the right to acquire a certain number of shares of New SeatGeek common stock (the “New SeatGeek Options”), and (iv) all outstanding shares of SeatGeek common stock that are unvested or subject to a repurchase option, a risk of forfeiture or other condition on title or ownership under any applicable restricted stock purchase agreement or other contract with SeatGeek (“SeatGeek Restricted Stock”) immediately prior to the First Effective Time will be cancelled in exchange for the right to receive restricted stock units for shares of New SeatGeek common stock, subject to certain terms and conditions (“New SeatGeek Restricted Stock”). For further information see the section titled, “
BCA Proposal

—

Consideration

—

Treatment of SeatGeek Common Stock –– Treatment of SeatGeek Options, SeatGeek Warrants and SeatGeek Restricted Stock
” in the accompanying proxy statement/prospectus.
The RedBall units, RedBall Class A ordinary shares and RedBall public warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “RBAC.U,” “RBAC” and
“RBAC-WS,”
respectively. RedBall will apply for listing, to be effective at the time of the Business Combination, of New SeatGeek common stock and New SeatGeek warrants on NYSE under the proposed symbols “STGK” and “STGK.WS,” respectively.
This proxy statement/prospectus provides shareholders of RedBall with detailed information about the proposed Business Combination and other matters to be considered at the extraordinary general meeting of RedBall. We encourage you to read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “
Risk Factors
” beginning on page 23 of this proxy statement/prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated [●], 2021, and is first being mailed to RedBall shareholders on or about [●], 2021.

REDBALL ACQUISITION CORP.
A Cayman Islands Exempted Company
(Company Number 363338)
667 Madison Avenue
16
th
Floor
New York, New York 10065
Dear RedBall Acquisition Corp. Shareholders:
You are cordially invited to virtually attend the extraordinary general meeting (the “extraordinary general meeting”) of RedBall Acquisition Corp., a Cayman Islands exempted company (“RedBall”), at [●], Eastern Time, on [●], 2021, at [●] or at such other time, on such other date and at such other place to which the meeting may be adjourned.
At the extraordinary general meeting, RedBall shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “BCA Proposal,” to approve and adopt the Business Combination Agreement and Plan of Reorganization, dated as of October 13, 2021 (as the same may be amended from time to time, the “Business Combination Agreement”), by and among RedBall, Showstop Merger Sub I Inc. (“Merger Sub One”), Showstop Merger Sub II LLC (“Merger Sub Two”) and SeatGeek, Inc. (“SeatGeek”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereby. The Business Combination Agreement provides for, among other things, following the Domestication of RedBall to Delaware as described below, the merger of Merger Sub One with and into SeatGeek (the “First Merger”), with SeatGeek surviving the First Merger as a wholly owned subsidiary of New SeatGeek and, immediately after the effective time of the First Merger (the “First Effective Time”), the merger of SeatGeek as the surviving corporation in the First Merger with and into Merger Sub Two (the “Second Merger” and together with the First Merger, the “Mergers”) with Merger Sub Two surviving the Second Merger as a wholly owned subsidiary of New SeatGeek, in accordance with the terms and subject to the conditions of the Business Combination Agreement as more fully described in the accompanying proxy statement/prospectus.
As a condition to the consummation of the transactions contemplated by the Business Combination Agreement, the board of directors of RedBall has unanimously approved the deregistration by way of continuation of RedBall as an exempted company in the Cayman Islands and the domestication of RedBall as a corporation in the State of Delaware (the “Domestication” and, together with the Mergers and the other transactions contemplated by the Business Combination Agreement and documents related thereto, the “Business Combination”). As described in the accompanying proxy statement/prospectus, you will be asked to consider and vote upon a proposal to approve, by special resolution, the Domestication (the “Domestication Proposal”). Upon the effective time of the Domestication, RedBall will change its name to “SeatGeek, Inc.”. As used herein and in the accompanying proxy statement/prospectus, “New SeatGeek” refers to RedBall after the Domestication, including after such change of name, as applicable.
As a result of and upon the effective time of the Domestication, (i) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of RedBall (“RedBall Class A ordinary shares”), will convert automatically, on a one-for-one
basis, into a share of common stock, par value $0.0001 per share, of New SeatGeek (“New SeatGeek common stock”), (ii) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of RedBall (“RedBall Class B ordinary shares”), will convert automatically, on a one-for-one
basis, into a share of New SeatGeek common stock, (iii) each then issued and outstanding redeemable warrant of RedBall (“RedBall warrants”) will convert automatically into a redeemable warrant to acquire one share of New SeatGeek common stock (“New SeatGeek warrants”), and (iv) each of the then issued and outstanding units of RedBall (“RedBall units”), will be will be separated and converted automatically into one share of New SeatGeek common stock and one-third
of one New SeatGeek warrant. As used in the accompanying proxy statement/prospectus, “RedBall public shares” or “public shares” refers to the RedBall Class A ordinary shares (including those that underlie the RedBall units) that were registered pursuant to RedBall’s Registration Statement on Form
S-1
(333-240138).

As a result of and upon the First Effective Time, among other things, (i) all outstanding shares of SeatGeek common stock (after giving effect to SeatGeek Preferred Stock Conversion) as of immediately prior to the First Effective Time, will be cancelled in exchange for the right to receive the applicable pro rata portion of (x) a contingent right to receive up to 35 million shares of New SeatGeek common stock (or Earnout RSUs (as described further in the accompanying proxy statement/prospectus)) issued pursuant to an earnout following the consummation of the Business Combination (“Closing”), (y) up to $50 million of cash, subject to certain adjustments as set forth in the Business Combination Agreement (the “Aggregate Cash Consideration”) and (z) a number of shares of New SeatGeek common stock equal to $1.2816 billion minus
the Aggregate Cash Consideration, (ii) all outstanding and unexercised warrants issued by SeatGeek to acquire shares of SeatGeek common stock (“SeatGeek Warrants”) as of immediately prior to the First Effective Time will be automatically converted into warrants for shares of New SeatGeek common stock, subject to certain terms and conditions including, among others, that such exchanged SeatGeek Warrant will relate to a certain number of shares of New SeatGeek common stock (each a “New SeatGeek Assumed Warrant”), (iii) all outstanding and unexercised options to purchase SeatGeek common stock (“SeatGeek Options”) as of immediately prior to the First Effective Time will be automatically converted into options to purchase shares of New SeatGeek common stock, subject to certain terms and conditions including, among others, that such SeatGeek Options will represent the right to acquire a certain number of shares of New SeatGeek common stock (the “New SeatGeek Options”), and (iv) all outstanding shares of SeatGeek common stock that are unvested or subject to a repurchase option, a risk of forfeiture or other condition on title or ownership under any applicable restricted stock purchase agreement or other contract with SeatGeek (“SeatGeek Restricted Stock”) immediately prior to the First Effective Time will be cancelled in exchange for the right to receive restricted stock units for shares of New SeatGeek common stock, subject to certain terms and conditions (“New SeatGeek Restricted Stock”). In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the Closing (the “Closing Date”), including the Sponsor Support Agreement, the Subscription Agreements, the Warrant Subscription Agreement and the Backstop Subscription Agreement. For further information see the section titled, “
BCA Proposal
—
Related Agreements
” in the accompanying proxy statement/prospectus.
In connection with the proposed Domestication and Business Combination, you will also be asked to consider and vote upon (i) a proposal to approve and adopt New SeatGeek’s Proposed Certificate of Incorporation (the “Charter Proposal”), including a change of RedBall’s name to “SeatGeek, Inc.”, (ii) three separate proposals to approve, on a non-binding
advisory basis, certain differences between RedBall’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed Certificate of Incorporation of New SeatGeek (the “Proposed Certificate of Incorporation”) and the proposed Bylaws of New SeatGeek (the “Proposed Bylaws”) (collectively, the “Organizational Documents Proposals”), (iii) a proposal to elect [●] directors who, upon consummation of the Business Combination, will be the directors of New SeatGeek (the “Director Election Proposal”), (iv) a proposal to approve for purposes of complying with Section 312.03(b)(i) and Section 312.03(c) of the NYSE Listed Company Manual, the issuance of New SeatGeek common stock pursuant Business Combination and the issuance of New SeatGeek common stock pursuant to the Backstop Subscription Agreement (the “Stock Issuance Proposal”), (v) a proposal to approve by ordinary resolution and adopt the New SeatGeek 2021 Equity Incentive Plan (the “Equity Incentive Plan Proposal”), (vi) a proposal to approve by ordinary resolution and adopt the New SeatGeek 2021 Employee Stock Purchase Plan (the “ESPP Proposal”), and (vii) a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).
The Business Combination will be consummated only if the BCA Proposal, the Domestication Proposal, the Charter Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. The Organizational Documents Proposals are
non-binding
advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the Proposed Organizational Documents. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which you are encouraged to read carefully and in its entirety.

Pursuant to the Cayman Constitutional Documents, a holder (a “public shareholder”) of RedBall public shares, which excludes shares held by RedBall SponsorCo LP, a Cayman Islands exempted company (the “Sponsor”), RedBall’s independent directors and Rice, Hadley, Gates & Manuel LLC (“RHGM”), may request that RedBall redeem all or a portion of such shareholder’s public shares for cash if the Business Combination is consummated. Holders of RedBall units must elect to separate the RedBall units into the underlying RedBall public shares and RedBall warrants prior to exercising redemption rights with respect to the RedBall public shares. If holders hold their RedBall units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the RedBall units into the underlying RedBall public shares and RedBall warrants, or if a holder holds RedBall units registered in its own name, the holder must contact RedBall’s transfer agent directly and instruct it to do so.
Public shareholders may elect to redeem their RedBall
public shares even if they vote “FOR” the BCA Proposal or any other Condition Precedent Proposal.
If the Business Combination is not consummated, the RedBall public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the RedBall public shares that it holds and timely delivers such shares to Continental Stock Transfer & Trust Company, RedBall’s transfer agent, New SeatGeek will redeem such RedBall public shares for a per-share
price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding RedBall public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its RedBall public shares for cash and will no longer own RedBall public shares. The redemption takes place following completion of the Business Combination and, accordingly, it is shares of New SeatGeek common stock that will be redeemed immediately after consummation of the Business Combination. For further information see the section titled “
Extraordinary General Meeting of RedBall

—

Redemption Rights
” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your RedBall public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its RedBall public shares with respect to more than an aggregate of 15% of the RedBall public shares without the prior consent of RedBall. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the RedBall public shares, then any such shares in excess of that 15% limit would not be redeemed for cash without the prior consent of RedBall.
The Sponsor and each director of RedBall have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of October 13, 2021, a copy of which is attached as Annex B to the accompanying proxy statement/prospectus (the “Sponsor Support Agreement”). The Sponsor, each director of RedBall and RHGM have agreed to, among other things, waive their redemption rights with respect to any ordinary shares held by them in connection with the consummation of the Business Combination, subject to the terms and conditions contemplated in the letter agreement, dated as of August 12, 2020 (the “Insider Letter Agreement”). The 14,195,000 RedBall Class B ordinary shares held by the Sponsor, the 150,000 RedBall Class B ordinary shares held by the RedBall’s independent directors, the 30,000 RedBall Class B ordinary shares held by RHGM and the Class A ordinary shares held by the Sponsor and the independent directors of RedBall will be excluded from the pro rata calculation used to determine the per-share
redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor, RedBall’s independent directors and RHGM collectively own 20.0% of the issued and outstanding RedBall ordinary shares. If RedBall is not able to complete the Business Combination with SeatGeek or another business combination by August 17, 2022, then the 14,195,000 RedBall Class B ordinary shares owned by the Sponsor, the 150,000 RedBall Class B ordinary shares directly owned by RedBall’s independent directors, and the 30,000 RedBall Class B ordinary shares held by RHGM, in aggregate, would be worthless because following the redemption of the public shares, RedBall would likely have few, if any, net assets and because the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to the Sponsor if RedBall fails to complete a business combination within the required period.

The Business Combination Agreement provides that the obligations of SeatGeek to consummate the Business Combination are conditioned on, among other things, that as of the Closing the amount of cash available in the trust account or otherwise held by RedBall as of immediately prior to the Closing (including amounts, if any, funded in the Backstop Subscription as described in the accompanying proxy statement/prospectus, but excluding the proceeds of the PIPE Investment) after deducting (i) the amount required to satisfy RedBall’s obligations to its shareholders (if any) that elect to have RedBall redeem their RedBall public shares pursuant to the Cayman Constitutional Documents, (ii) all indebtedness for borrowed money of RedBall, and (iii) certain excluded and excess expenses of RedBall more fully described in the accompanying proxy statement/prospectus is at least equal to $200.0 million. This condition is for the sole benefit of SeatGeek. If such condition is not met, and such condition is not waived under the terms of the Business Combination Agreement, then the Business Combination Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will RedBall redeem RedBall public shares in an amount that would cause New SeatGeek’s net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) to be less than $5,000,001.
In addition, the Business Combination Agreement provides that the obligations of RedBall to consummate the Business Combination are conditioned on, among other things, that as of the Closing the amount of cash available in the trust account or otherwise held by RedBall as of immediately prior to the Closing (including amounts, if any, funded in the Backstop Subscription as described in the accompanying proxy statement/prospectus, but excluding the proceeds of the PIPE Investment), after deducting (i) the amount required to satisfy RedBall’s obligations to its shareholders (if any) that elect to have RedBall redeem their RedBall public shares pursuant to the Cayman Constitutional Documents, (ii) all indebtedness for borrowed money of RedBall, and (iii) certain excluded and excess expenses of RedBall more fully described in the accompanying proxy statement/prospectus is at least equal to $135.0 million. This condition is for the sole benefit of RedBall. If such condition is not met, and such condition is not waived under the terms of the Business Combination Agreement, then the Business Combination Agreement could terminate and the proposed Business Combination may not be consummated.
The Business Combination Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus, including (i) the absence of a material adverse effect on SeatGeek, (ii) the approval of the RedBall shareholders for each of the Condition Precedent Proposals at the extraordinary general meeting, and (iii) the approval of SeatGeek’s stockholders in accordance with its governing documents. If any condition to the parties’ obligations to consummate the Business Combination is not satisfied, there can be no assurance that the parties would waive (if permissible) any such condition. For further information see the section titled, “
BCA Proposal — The Business Combination Agreement –– Closing Conditions
” in the accompanying proxy statement/prospectus.
RedBall is providing the accompanying proxy statement/prospectus and proxy card to our shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by RedBall shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus.
Whether or not you plan to attend the extraordinary general meeting, all of RedBall’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “
Risk Factors
”
beginning on page 22
of the proxy statement/prospectus.
After careful consideration, the board of directors of RedBall has unanimously approved the Business Combination Agreement and the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Business Combination Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to RedBall’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of RedBall, you should keep in mind that RedBall’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. For further information see the section titled “
BCA Proposal

—

Interests of RedBall’s Directors and Executive Officers in the Business Combination
” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
The approval of the each of (i) the Domestication Proposal and (ii) the Charter Proposal require the affirmative vote of holders of at least two-thirds
of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The BCA Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Your vote is very important.
Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved by our shareholders at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote
will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR REDBALL PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO REDBALL’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of RedBall’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Gerald Cardinale
Co-Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated [●], 2021 and is first being mailed to shareholders on or about [●], 2021.

REDBALL ACQUISITION CORP.
A Cayman Islands Exempted Company
(Company Number 363338)
667 Madison Avenue
16
th
Floor
New York, New York 10065
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON
[●]
, 2021
TO THE SHAREHOLDERS OF REDBALL ACQUISITION CORP.
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of RedBall Acquisition Corp., a Cayman Islands exempted company, company number 363338 (“RedBall”), will be held at [●], Eastern Time, on [●], 2021, at [●]. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•
Proposal No.
 1

—

BCA Proposal —
to consider and vote upon a proposal to approve and adopt, by ordinary resolution, the Business Combination Agreement and Plan of Reorganization, dated as of October 13, 2021 (as amended from time to time, the “Business Combination Agreement”), by and among RedBall, Showstop Merger Sub I Inc., a Delaware corporation and wholly owned subsidiary of RedBall (“Merger Sub One”), Showstop Merger Sub II LLC, a Delaware limited liability company and wholly owned subsidiary of RedBall (“Merger Sub Two”), and SeatGeek, Inc. (“SeatGeek”), and the transactions contemplated thereby, which provides for, among other things, (i) the merger of Merger Sub One with and into SeatGeek (the “First Merger”), with SeatGeek surviving the First Merger as a wholly owned subsidiary of New SeatGeek and (ii) immediately after the First Merger, the merger of SeatGeek as the surviving corporation in the First Merger with and into Merger Sub Two (the “Second Merger”, and together with the First Merger, the “Mergers”), with Merger Sub Two surviving the Second Merger as a wholly owned subsidiary of New SeatGeek as more fully described in the proxy statement/prospectus accompanying this notice. For further information see the section titled, “
Extraordinary General Meeting of RedBall—BCA Proposal
”, and a copy of which is attached to the accompanying proxy statement/prospectus as Annex A;

•
Proposal No.
 2

—

Domestication Proposal —
to consider and vote upon a proposal to approve, by special resolution, the deregistration by way of continuation of RedBall as an exempted company in the Cayman Islands and the domestication of RedBall as a corporation in the State of Delaware (the “Domestication” and, together with the Mergers and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”) as more fully described in the proxy statement/prospectus accompanying this notice (see the section titled, “
Domestication Proposal
”). Upon the effective time of the Domestication, RedBall will be renamed “SeatGeek, Inc.” and thereafter is referred to as “New SeatGeek”;

•
Proposal No.
 3

—

Charter Proposal —
to consider and vote upon a proposal to approve, by special resolution, the proposed Delaware certificate of incorporation of New SeatGeek to become effective upon the Domestication (the “Proposed Certificate of Incorporation”), including the change of RedBall’s name to “SeatGeek, Inc.” the form of which is attached to the accompanying proxy statement/prospectus as Annex K (see the section titled, “
Charter Proposal
”);

•
Organizational Documents Proposals —
to consider and vote upon the following three separate proposals (collectively, the “Organizational Documents Proposals”) to approve, by ordinary resolution on a non-binding
advisory basis, certain material differences between RedBall’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the

“Cayman Constitutional Documents”) and the Proposed Certificate of Incorporation and the proposed new bylaws (“Proposed Bylaws”) of New SeatGeek to be effective in connection with and upon the Domestication:

•
Proposal No.
 4 —

Organizational Documents Proposal A —
to consider and vote upon a proposal to approve the change in the authorized capital stock of RedBall from 400,000,000 Class A ordinary shares, par value $0.0001 per share (“RedBall Class A ordinary shares”), 40,222,222 Class B ordinary shares, par value $0.0001 per share (“RedBall Class B ordinary shares”) and 1,000,000 preference shares, par value $0.0001 per share (“RedBall preference shares”), to [●] shares of common stock, par value $0.0001 per share, of New SeatGeek (“New SeatGeek common stock”) and [●] shares of preferred stock of New SeatGeek (“New SeatGeek preferred stock”) pursuant to the Proposed Certificate of Incorporation (“Organizational Documents Proposal A”);

•
Proposal No.
 5 — Organizational Documents Proposal B —
to consider and vote upon a proposal to authorize the board of directors of New SeatGeek (the “New SeatGeek Board”) to issue any or all shares of New SeatGeek preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New SeatGeek Board and as may be permitted by the DGCL (“Organizational Documents Proposal B”);

•
Proposal No.
 6 — Organizational Documents Proposal C —
to consider and vote upon a proposal to approve each of the following: (i) that the Court of Chancery of the State of Delaware (or any other court located in the State of Delaware if such court is not available) will be the exclusive forum for bringing certain legal claims against New SeatGeek or any of its directors, officers, employees or stockholders, including any derivative actions or claims for breach of fiduciary duty, violation of the DGCL or of any provision of the Proposed Certificate of Incorporation and the Proposed Bylaws; (ii) changing the name of RedBall from “RedBall Acquisition Corp.” to “SeatGeek, Inc.”; (iii) making New SeatGeek’s corporate existence perpetual; and (iv) removing certain provisions related to RedBall’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the RedBall Board believes are necessary to adequately address the needs of New SeatGeek after the Business Combination (collectively, “Organizational Documents Proposal C”);

•
Proposal No.
 7

—

Director Election Proposal —
to consider and vote upon a proposal to elect, by ordinary resolution of the RedBall Class B ordinary shares, directors who, upon consummation of the Business Combination, will be the directors of New SeatGeek (the “Director Election Proposal”);

•
Proposal No.
 8
—
Stock Issuance Proposal
 — to consider and vote upon a proposal to approve, by ordinary resolution, for purposes of complying with Section 312.03(b)(i) and Section 312.03(c)of the NYSE Listed Company Manual, (i) the issuance of up to 6,500,000 shares of New SeatGeek common stock in the Backstop Subscription (defined in the accompanying proxy statement/prospectus) pursuant to the Backstop Subscription Agreement and (ii) the issuance of up to 251,535,000 shares of New SeatGeek common stock (including the SeatGeek Earnout Securities and the Sponsor Earnout Shares) pursuant to the Business Combination Agreement (the “Stock Issuance Proposal”);

•
Proposal No.
 9

—

Equity Incentive Plan Proposal —
to consider and vote upon a proposal to approve, by ordinary resolution, the New SeatGeek 2021 Equity Incentive Plan (the “Equity Incentive Plan Proposal”);

•	Proposal No. 10 — ESPP Proposal — to consider and vote upon a proposal to approve by ordinary resolution the New SeatGeek 2021 Employee Stock Purchase Plan (the “ESPP Proposal”); and

•
Proposal No.
 11 —

Adjournment Proposal —
to consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

Each of the BCA Proposal, the Domestication Proposal, the Charter Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, and the ESPP Proposal (collectively, the “Condition Precedent Proposals”) is cross-conditioned on the approval of each other Condition Precedent Proposal. None of the Organizational Documents Proposals or the Adjournment Proposal is conditioned upon the approval of any other proposal to be considered at the extraordinary general meeting. Only holders of record of RedBall ordinary shares at the close of business on
[●], 2021 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.
The proxy statement/prospectus and proxy card accompanying this notice are being provided to RedBall’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting.
Whether or not you plan to attend the extraordinary general meeting, all of RedBall’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and the documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “
Risk Factors
” beginning on page 22
of the accompanying proxy statement/prospectus.
After careful consideration, the board of directors of RedBall has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals to be considered by RedBall’s shareholders at the extraordinary general meeting and described in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of RedBall, you should keep in mind that RedBall’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “
BCA Proposal

—

Interests of RedBall’s Directors and Executive Officers in the Business Combination
” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the Cayman Constitutional Documents, a holder of RedBall public shares (a “public shareholder”) may request of RedBall that New SeatGeek redeem all or a portion of its RedBall public shares for cash if the Business Combination is consummated. As a holder of RedBall public shares, you will be entitled to receive cash for any RedBall public shares to be redeemed only if you:

•
(i) hold RedBall public shares, or (ii) if you hold RedBall units, you elect to separate your units into the underlying RedBall public shares and public warrants prior to exercising your redemption rights with respect to the RedBall public shares;

•	submit a written request to RedBall’s transfer agent, Continental Stock Transfer & Trust Company, that New SeatGeek redeem all or a portion of your RedBall public shares for cash;

•	affirmatively certify in your request for redemption to the transfer agent that you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act); and

•	deliver your RedBall public shares to the transfer agent, either physically or electronically through The Depository Trust Company’s DWAC system.
Holders must complete the procedures for electing to redeem their RedBall public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [
●
], 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of RedBall units must elect to separate the units into the underlying RedBall public shares and warrants prior to exercising redemption rights with respect to the RedBall public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying RedBall public shares and warrants, or if a holder holds RedBall units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so. Public shareholders may elect to have RedBall redeem their RedBall public shares regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the RedBall public shares will be returned to the respective holder, broker or bank.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the RedBall public shares that it holds and timely delivers its shares to the transfer agent, New SeatGeek will redeem such RedBall public shares for a per-share
price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10 per issued and outstanding RedBall public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its RedBall public shares for cash and will no longer own RedBall public shares. The redemption takes place following the Domestication and the effectiveness of the Proposed Certificate of Incorporation and, accordingly, it is shares of New SeatGeek common stock that will be redeemed promptly after consummation of the Business Combination. See the section titled “
Extraordinary General Meeting of RedBall

—

Redemption Rights
” in the proxy statement/prospectus accompanying this notice for a detailed description of the procedures to be followed if you wish to redeem your RedBall public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its RedBall public shares with respect to more than an aggregate of 15% of the RedBall public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the RedBall public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The approval of each of the Domestication Proposal and the Charter Proposal must be approved by a special resolution, being the affirmative vote of holders of at least two-thirds
of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The BCA Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal, and the Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Your vote is very important.
Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the proxy statement/prospectus accompanying this notice to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this notice.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote
will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in its entirety. If you have any questions or need assistance voting your ordinary shares, please contact [●] (“[●]”), our proxy solicitor, by calling [●] or banks and brokers can call collect at [●], or by emailing [●].

Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of RedBall Acquisition Corp., [●], 2021

Gerald Cardinale
Co-Chairman of the Board of Directors
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR REDBALL PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

i

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.
You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning RedBall, without charge, by written request to Secretary at RedBall Acquisition Corp., 667 Madison Avenue, 16
th
Floor, New York, New York 10065, or by telephone request at (212)
235-1000;
or [●], RedBall’s proxy solicitor, by calling [●] or banks and brokers can call collect at [●], or by emailing [●], or from the SEC through the SEC website at the address provided above.
In order for RedBall shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of RedBall to be held on [●], 2021, you must request the information no later than [●], 2021, five business days prior to the date of the extraordinary general meeting.

SELECTED DEFINITIONS
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•	“2021 Plan” are to the New SeatGeek 2021 Equity Incentive Plan attached to this proxy statement/prospectus as Annex H;

•
“Aggregate Cash Consideration” are to the total amount of cash payable to holders of SeatGeek common stock who make an election to receive cash in exchange for shares of SeatGeek common stock in accordance with, and subject to, the terms of the Business Combination Agreement, including the Cash Consideration Cap;

•
“Aggregate Stock Consideration” are to the aggregate number of shares of New SeatGeek common stock issuable to holders of SeatGeek Securities upon consummation of the First Merger and determined in accordance with the Business Combination Agreement;

•	“Aggregate Transaction Consideration” are to the Aggregate Cash Consideration, if any, the Aggregate Stock Consideration and the SeatGeek Earnout Securities;

•
“Amended and Restated Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement to be entered into at Closing, by and among New SeatGeek, the Sponsor and certain former stockholders of SeatGeek;

•
“Available Cash” are to the amount equal to (i) all amounts in the trust account, plus
(ii) the aggregate amount of cash that has been funded to and remains with RedBall pursuant to the Backstop Subscription Agreement as of immediately prior to the Closing, plus
(iii) any other cash then held by RedBall as of immediately prior to the Closing (excluding the proceeds of the PIPE Investment), minus
(iv) the aggregate amount payable from the trust account with respect to all redemptions, minus
(v) all indebtedness for borrowed money of RedBall as of immediately prior to the Closing, minus
(vi) all Excluded RedBall Transaction Expenses,
minus
(vii) without duplication of amounts taken into account in clause (vi), any Excess RedBall Transaction Expenses to be paid by RedBall against a corresponding cancellation of RedBall ordinary shares held by Sponsor;

•	“Backstop Subscription” are to the purchase of up to $65,000,000 of New SeatGeek common stock pursuant to the Backstop Subscription Agreement by Backstop Subscriber;

•
“Backstop Subscription Agreement” are to the subscription agreement, dated as of October 13, 2021, by and among RedBall, SeatGeek and Sponsor, setting forth the terms and conditions for the Backstop Subscription;

•	“Backstop Subscriber” are to Sponsor solely in its capacity as the subscriber of shares in the Backstop Subscription pursuant to the Backstop Subscription Agreement;

•	“Business Combination” are to the transactions contemplated by the Business Combination Agreement including, among others, the Domestication and the Mergers;

•	“Business Combination Agreement” or “BCA” are to the Business Combination Agreement and Plan of Reorganization dated as of October 13, 2021 among RedBall, SeatGeek, Merger Sub One and Merger Sub Two;

•
“Cash Consideration Cap” are to (i) the lesser of (x)(1) the Available Cash plus (2) the aggregate amount of cash that has been funded to and remains with RedBall pursuant to the Subscription Agreements and the aggregate of amount of cash that has been funded to and remains with SeatGeek pursuant to the Designated SG Warrant, in each case, as of immediately prior to the Closing, minus (3) SeatGeek’s transaction expenses minus (4) the aggregate amount of RedBall Transaction Expenses that were not included in the calculation of Available Cash, minus (5) $458,000,000 or such greater amount as determined by SeatGeek, in good faith, at least two (2) business days prior to the Closing and (y) $50,000,000, or (ii) if the Backstop Subscription is funded, $0;

•	“Cayman Constitutional Documents” are to RedBall’s Amended and Restated Memorandum and Articles of Association, as may be further amended from time to time;

•	“Cayman Islands Companies Act” are to the Cayman Islands Companies Act (as amended);

•	“Closing” are to the closing of the Business Combination;

•	“Closing Date” are to the date on which the Closing actually occurs;

•	“Condition Precedent Approvals” are to the requisite approval by RedBall shareholders at the extraordinary general meeting of each of the Condition Precedent Proposals;

•
“Condition Precedent Proposals” are to the BCA Proposal, the Domestication Proposal, the Charter Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal, collectively, as such terms are defined in the section titled, “—Extraordinary General Meeting of RedBall” starting on page 84 of this proxy statement/prospectus;

•	“Continental” or “transfer agent” are to Continental Stock Transfer & Trust Company;

•	“Designated SG Warrant” are to the warrants to purchase shares of SeatGeek common stock issued in the Designated SG Warrant Investment;

•	“Designated SG Warrant Investment” are to the purchase of the Designated SG Warrant pursuant to the Designated SG Warrant Subscription Agreement;

•	“Designated SG Warrant Subscription Agreement” are to the subscription agreement pursuant to which the Designated SG Warrant will be purchased;

•	“DGCL” are to the General Corporation Law of the State of Delaware;

•
“Domestication” are to the deregistration of RedBall Acquisition Corp. by way of continuation under the Cayman Islands Companies Act and its domestication as a corporation incorporated in the State of Delaware in accordance with Section 388 of the DGCL, pursuant to which, among other things, RedBall’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware and its name will be changed to “SeatGeek, Inc.”;

•
“Earnout Period” are to the time period commencing on the Closing Date and ending on the first to occur of (i) the fifth (5 th
) anniversary of the Closing Date and (ii) the closing of a Subsequent Transaction;

•	“Earnout Triggering Events” are to Earnout Triggering Event I, Earnout Triggering Event II, Earnout Triggering Event III and Earnout Triggering Event IV;

•
“Earnout Triggering Event I” are to the earliest of the following during the Earnout Period: (i) the date on which the closing price of one share of New SeatGeek common stock quoted on NYSE is greater than or equal to $12.00 for twenty of any thirty consecutive trading days; or (ii) the date on which New SeatGeek consummates a Subsequent Transaction pursuant to which stockholders of New SeatGeek have the right to receive consideration implying a value per share of New SeatGeek common stock greater than or equal to $12.00;

•
“Earnout Triggering Event II” are to the earliest of the following during the Earnout Period: (i) the date on which the closing price of one share of New SeatGeek common stock quoted on NYSE is greater than or equal to $14.00 for twenty of any thirty consecutive trading days; or (ii) the date on which New SeatGeek consummates a Subsequent Transaction pursuant to which stockholders of New SeatGeek have the right to receive consideration implying a value per share of New SeatGeek common stock greater than or equal to $14.00;

•
“Earnout Triggering Event III” are to the earliest of the following during the Earnout Period: (i) the date on which the closing price of one share of New SeatGeek common stock quoted on NYSE is greater than or equal to $16.00 for twenty of any thirty consecutive trading days; or (ii) the date on

v

which New SeatGeek consummates a Subsequent Transaction pursuant to which stockholders of New SeatGeek have the right to receive consideration implying a value per share of New SeatGeek common stock greater than or equal to $16.00;

•
“Earnout Triggering Event IV” are to the earliest of the following during the Earnout Period: (i) the date on which the closing price of one share of New SeatGeek common stock quoted on NYSE is greater than or equal to $18.00 for twenty of any thirty consecutive trading days or (ii) the date on which New SeatGeek consummates a Subsequent Transaction pursuant to which stockholders of New SeatGeek have the right to receive consideration implying a value per share of New SeatGeek common stock greater than or equal to $18.00;

•	“Equity Value” are to $1,281,600,000;

•	“ESPP” are to the New SeatGeek 2021 Employee Stock Purchase Plan attached to this proxy statement/prospectus as Annex I;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•
“Excess RedBall Transaction Expenses” are to the amount, if any, by which the sum of the RedBall Transaction Expenses and the Excluded RedBall Transaction Expenses that are outstanding immediately prior to the Closing exceed $35,000,000;

•
“Excluded RedBall Transaction Expenses” are to the sum of (i) any
out-of-pocket
fees and expenses paid or payable by RedBall or any of its subsidiaries or any of their respective affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of any offer, inquiry, proposal or indication of interest relating to a business combination or any transaction other than the Business Combination, to the extent not paid in full prior to the Closing, or (ii) any deferred underwriting expenses, commissions or amounts payable with respect to the initial public offering;

•
“extraordinary general meeting” are to the extraordinary general meeting of RedBall’s shareholders, to be held at [●] a.m. Eastern Time on [●], 2021 at the offices of [●], and any adjournment or postponement thereof;

•	“Exchange Ratio” are to the quotient obtained by dividing (i) the Per Share Merger Consideration Value by (ii) $10.00 (rounded to four decimal places);

•	“First Effective Time” are to the effective time of the First Merger;

•	“First Merger” are to the merger of Merger Sub One with and into SeatGeek, with SeatGeek surviving as a wholly owned subsidiary of New SeatGeek;

•
“founder shares” are to the RedBall Class B ordinary shares purchased by the Sponsor in a private placement prior to our initial public offering, and the RedBall Class A ordinary shares issuable upon the conversion thereof;

•	“GAAP” are to the accounting principles generally accepted in the United States of America;

•	“HSR Act” are to the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended;

•	“initial public offering” or “IPO” are to RedBall’s initial public offering that was consummated on August 17, 2020;

•	“IPO registration statement” are to the Registration Statement on Form S-1 (333-240138) filed by RedBall in connection with its initial public offering, which became effective on August 12, 2020;

•	“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•	“Mergers” are to the First Merger and the Second Merger;

•	“Merger Sub One” are to Showstop Merger Sub I Inc., a Delaware corporation and wholly owned subsidiary of RedBall;

•	“Merger Sub Two” are to Showstop Merger Sub II LLC, a Delaware limited liability company and a wholly-owned subsidiary of RedBall;

•
“Net Promoter Score,” or “NPS,” refers to SeatGeek’s net promoter score, which is a percentage, expressed as a numerical value up to a maximum value of 100, that SeatGeek uses to gauge satisfaction of consumers that actually used SeatGeek and other ticketing services in the preceding 12 months. NPS is based on a customer research study of 2,023 consumers performed by Marketing & Research Resources (“M&RR”) in August 2019, which was commissioned by SeatGeek, and reflects responses to the following question on a scale of zero to ten: “How likely would you be to recommend the following ticketing company to a family member, friend or co-worker?” Responses of nine or ten are considered “promoters” and responses of six or less are considered “detractors.” The percentage of respondents who are detractors is subtracted from the percentage of respondents who are promoters, and the resulting percentage is the NPS;

•	“New SeatGeek” are to RedBall after the Domestication and its name change from RedBall Acquisition Corp. to “SeatGeek, Inc.”;

•	“New SeatGeek Assumed Options” are to the SeatGeek Options assumed by New SeatGeek pursuant to the terms of the BCA upon consummation of the Business Combination;

•
“New SeatGeek Assumed Warrants” are to the SeatGeek warrants assumed by New SeatGeek pursuant to the terms of the BCA upon consummation of the Business Combination, including the Designated SG Warrant;

•	“New SeatGeek common stock” are to shares of common stock, par value $0.0001 per share, of New SeatGeek;

•	“New SeatGeek Incentive Warrants” are to the warrants of New SeatGeek issued to the PIPE Investors in the PIPE Investment;

•	“New SeatGeek Options” are to options to purchase shares of New SeatGeek common stock;

•
“New SeatGeek Restricted Stock” are to shares of New SeatGeek common stock that is unvested or is subject to a repurchase option, a risk of forfeiture or other condition on title or ownership under any applicable restricted stock purchase agreement or other contract with New SeatGeek;

•
“New SeatGeek warrants” are to, as the context requires, (i) the redeemable warrants of New SeatGeek issued upon the conversion of the RedBall public warrants at the time of the Domestication and (ii) the warrants of New SeatGeek issued upon the conversion of the private placement warrants at the time of the Domestication;

•	“NYSE” are to the New York Stock Exchange;

•	“Per Share Merger Consideration Value” are to (i) the Equity Value divided by (ii) the SeatGeek Outstanding Shares;

•
“person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

•	“PIPE Investment” are to the purchase of shares of New SeatGeek common stock and New SeatGeek Incentive Warrants (excluding the Designed SG Warrant), pursuant to the Subscription Agreements;

•	“PIPE Investors” are to those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements;

•
“private placement warrants” are to the private placement warrants issued to the Sponsor at the time of RedBall’s IPO and, as context requires, the warrants of New SeatGeek issued upon the conversion thereof at the time of the Domestication;

•	“pro forma” are to giving pro forma effect to the consummation of the Business Combination and the other related events contemplated by the Business Combination Agreement;

•
“Proposals” are to the BCA Proposal, the Domestication Proposal, the Charter Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal;

•	“Proposed Bylaws” are to the proposed bylaws of New SeatGeek to be effective at the time of the Domestication in the form attached to this proxy statement/prospectus as Annex L;

•
“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of New SeatGeek to be effective at the time of the Domestication attached to this proxy statement/prospectus as Annex K;

•	“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•	“public shareholders” are to holders of RedBall public shares, whether acquired in RedBall’s initial public offering or acquired in the secondary market;

•	“record date” are to [●], 2021, the record date for the extraordinary general meeting established by the RedBall Board;

•	“RedBall” are to RedBall Acquisition Corp., a Cayman Islands exempted company;

•	“RedBall Board” are to the board of directors of RedBall;

•	“RedBall Class A ordinary shares” are to the Class A ordinary shares, par value $0.0001 per share, of RedBall;

•	“RedBall Class B ordinary shares” are to the Class B ordinary shares, par value $0.0001 per share, of RedBall;

•	“RedBall ordinary shares” or “ordinary shares” are to RedBall Class A ordinary shares and RedBall Class B ordinary shares, collectively;

•
“RedBall public shares” are to the RedBall Class A ordinary shares (including those that underlie the RedBall units) that were offered and sold by RedBall in its initial public offering and registered pursuant to the IPO registration statement;

•
“RedBall public warrants” or “public warrants” are to the redeemable warrants (including those that underlie the RedBall units) that were offered and sold by RedBall in its initial public offering and registered pursuant to the IPO registration statement;

•	“RedBall shareholders” are to holders of RedBall ordinary shares;

•
“RedBall units” and “units” are to the units of RedBall, each unit representing one RedBall Class A ordinary share and one-third
of one redeemable warrant to acquire one RedBall Class A ordinary share, that were offered and sold by RedBall in its initial public offering and registered pursuant to the IPO registration statement (excluding any units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof);

•
“RedBall Transaction Expenses” are to any
out-of-pocket
fees and expenses paid or payable by RedBall or any of its subsidiaries or any of their respective affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Business Combination, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (including deferred underwriting expenses), and (ii) any and all filing fees, administrative fees, costs and expenses payable by RedBall or any of its subsidiaries, or SeatGeek or any of its subsidiaries, to the governmental authorities in connection with the Business Combination; provided , however , that RedBall Transaction Expenses will only include one-half of the filing fees for any regulatory approvals;

•	“redemption” are to each redemption of RedBall public shares for cash pursuant to the Cayman Constitutional Documents and the Proposed Organizational Documents;

•	“Sarbanes Oxley Act” are to the Sarbanes-Oxley Act of 2002, as amended;

•	“SeatGeek” are to SeatGeek, Inc., a Delaware corporation;

•	“SeatGeek Awards” are to SeatGeek Options and SeatGeek Restricted Stock;

•	“SeatGeek Charter” are to SeatGeek’s Eighth Amended and Restated Certificate of Incorporation as in effect as of the date of the Business Combination Agreement;

•	“SeatGeek capital stock” are to the authorized capital stock of SeatGeek, comprised of SeatGeek common stock and SeatGeek preferred stock;

•	“SeatGeek common stock” are to shares of the common stock, par value $0.001 per share, of SeatGeek;

•
“SeatGeek Earnout Securities” are to up to 35,000,000 shares of New SeatGeek common stock, comprised of four separate tranches of 8,750,000 shares of New SeatGeek common stock per tranche, issuable to SeatGeek Securityholders during the SeatGeek Earnout Period upon the achievement of the applicable Earnout Triggering Events, which shares may also be issued in the form of Earnout RSUs;

•
“SeatGeek Options” are to all outstanding options to purchase SeatGeek common stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the SeatGeek, Inc. 2009 Equity Incentive Plan and the SeatGeek, Inc. 2017 Equity Incentive Plan each as amended from time to time;

•
“SeatGeek Outstanding Shares” are to (i) the aggregate number of shares of SeatGeek common stock issued and outstanding on a fully diluted basis (but excluding shares issued upon the exercise of the Designated SG Warrant) as of immediately prior to the First Effective Time minus (ii) the number of shares of SeatGeek common stock that are cancelled pursuant to the Business Combination Agreement;

•
“SeatGeek preferred stock” are to the SeatGeek Series A preferred stock, the SeatGeek Series
A-1
preferred stock, the SeatGeek Series
A-2
preferred stock, the SeatGeek Series B preferred stock, the SeatGeek Series C preferred stock, the SeatGeek Series D preferred stock and the SeatGeek Series
D-1
preferred stock, collectively;

•
“SeatGeek Restricted Stock” are to any SeatGeek common stock that is unvested or is subject to a repurchase option, a risk of forfeiture or other condition on title or ownership under any applicable restricted stock purchase agreement or other contract with SeatGeek;

•
“SeatGeek Securities” are to the SeatGeek common stock, the SeatGeek preferred stock, the SeatGeek Options, the SeatGeek Restricted Stock and the SeatGeek Warrants (including the Designated SG Warrant);

•	“SeatGeek Securityholder” are to a holder of SeatGeek Securities;

•	“SeatGeek Series A preferred stock” are to the shares of preferred stock, par value $0.001 per share, of SeatGeek designated as Series A Preferred Stock in the SeatGeek Charter;

•	“SeatGeek Series A-1 preferred stock” are to the shares of preferred stock, par value $0.001 per share, of SeatGeek designated as Series A-1 Preferred Stock in the SeatGeek Charter;

•	“SeatGeek Series A-2 preferred stock” are to the shares of preferred stock, par value $0.001 per share, of SeatGeek designated as Series A-2 Preferred Stock in the SeatGeek Charter;

•	“SeatGeek Series B preferred stock” are to the shares of preferred stock, par value $0.001 per share, of SeatGeek designated as Series B Preferred Stock in the SeatGeek Charter;

•	“SeatGeek Series C preferred stock” are to the shares of preferred stock, par value $0.001 per share, of SeatGeek designated as Series C Preferred Stock in the SeatGeek Charter;

•	“SeatGeek Series D preferred stock” are to the shares of preferred stock, par value $0.001 per share, of SeatGeek designated as Series D Preferred Stock in the SeatGeek Charter;

•	“SeatGeek Series D-1 preferred stock” are to the shares of preferred stock, par value $0.001 per share, of SeatGeek designated as Series D-1 Preferred Stock in the SeatGeek Charter;

•	“SeatGeek Stockholder” are to holders of any shares of SeatGeek Capital Stock immediately prior to the Business Combination;

•
“SeatGeek Holders Support Agreement” are to that certain Stockholder Support Agreement, dated as of October 13, 2021, by and among RedBall, SeatGeek and the Persons set forth in Schedule I thereto, as amended from time to time;

•	“SeatGeek Warrants” are to all outstanding warrants issued by SeatGeek to acquire shares of SeatGeek Capital Stock;

•	“SEC” are to the United States Securities and Exchange Commission;

•	“Second Effective Time” are to the effective time of the Second Merger;

•
“Second Merger” are to the merger of SeatGeek, as the surviving corporation in the First Merger, with and into Merger Sub Two immediately following the First Merger and as part of the same overall transaction as the First Merger, with Merger Sub Two surviving as a wholly-owned subsidiary of New SeatGeek;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Sponsor” are to RedBall SponsorCo LP, a Cayman Islands exempted company;

•	“Sponsor Earnout Period” are to the period commencing on the Closing Date and ending on the fifth (5 th ) anniversary of the Closing Date;

•
“Sponsor Earnout Shares” are to up to 7,187,500 shares of New SeatGeek common stock, comprised of two separate tranches of 3,593,750 shares of New SeatGeek common stock per tranche, that the Sponsor has agreed to subject to potential forfeiture to New SeatGeek for no consideration until the occurrence of the applicable Sponsor Earnout Trigger Events during the Sponsor Earnout Period;

•	“Sponsor Earnout Triggering Events” are to Sponsor Earnout Triggering Event I and Sponsor Earnout Triggering Event II;

•
“Sponsor Earnout Triggering Event I” are to the earliest of the following during the Sponsor Earnout Period: (i) the date on which the closing price of one share of New SeatGeek common stock quoted on NYSE is greater than or equal to $12.50 for twenty of any thirty consecutive trading days; or (ii) the date on which New SeatGeek consummates a Subsequent Transaction pursuant to which stockholders of New SeatGeek have the right to receive consideration implying a value per share of New SeatGeek common stock greater than or equal to $12.50;

•
“Sponsor Earnout Triggering Event II” are to the earliest of the following during the Sponsor Earnout Period: (i) the date on which the closing price of one share of New SeatGeek common stock quoted on NYSE is greater than or equal to $15.00 for twenty of any thirty consecutive trading days; or (ii) the date on which New SeatGeek consummates a Subsequent Transaction pursuant to which stockholders of New SeatGeek have the right to receive consideration;

•
“Sponsor Support Agreement” are to that certain Sponsor Support Agreement, dated as of October 13, 2021, by and among SeatGeek, RedBall, Sponsor and each director of RedBall, as amended from time to time;

•	“Subscription Agreements” are to the subscription agreements pursuant to which the PIPE Investment will be consummated;

x

•
“Subsequent Transaction” are to the closing of a transaction or series of related transactions that is consummated after the Closing that results in (i) a change in control of New SeatGeek, directly or indirectly, immediately following such transaction or (ii) a sale or disposition of all or substantially all of the assets of New SeatGeek and its subsidiaries on a consolidated basis;

•	“trust account” are to the trust account established at the consummation of RedBall’s initial public offering located in the United States of America and maintained by Continental, acting as trustee;

•
“unaided brand awareness” represents the percentage of respondents to a survey conducted by Morning Consult between March 24 and April 2, 2021 of a nationally-representative sample of 2,000 recent US ticket purchasers with a margin or error of +/- 2% (“Morning Consult Survey”), that responded with “SeatGeek” when asked “When you think about tickets to live events likes sports, concerts, and theater, what companies, websites or apps comes to mind?”;

•	“warrants” are to the RedBall public warrants and the private placement warrants; and

•	“Warrant Subscription Agreement” are to that certain warrant subscription agreement, dated as of October 13, 2021, by and between SeatGeek and a certain investor.
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to RedBall Class A ordinary shares, shares of New SeatGeek common stock or warrants include such securities underlying the RedBall units.

Share Calculations and Ownership Percentages
Unless otherwise specified (including in the sections entitled “
Unaudited Pro Forma Condensed
Combined Financial Information
”
and
“
Beneficial Ownership of Securities
”), the share calculations and
ownership percentages set forth in this proxy statement/prospectus with respect to New SeatGeek stockholders following the Business Combination are for illustrative purposes only and assume the following (certain capitalized terms below are defined elsewhere in this proxy statement/prospectus):

1.
No public shareholders exercise their redemption rights in connection with the proposed Business Combination, and the balance of the trust account as of the Closing is the same as its balance on June 30, 2021 of $575,358,853. For further information see the section titled, “
Extraordinary General Meeting — Redemption Rights
”.

2.
No warrant holders exercise any of the 19,166,667 RedBall public warrants, the 9,566,667 private placement warrants or any of the New SeatGeek Incentive Warrants that will remain outstanding following the Business Combination.

3.
The Sponsor contributes to New SeatGeek for no consideration 1,000,000 shares of New SeatGeek common stock upon the Closing pursuant to the terms and conditions of the Sponsor Letter Agreement. The 1,000,000 shares to be contributed are not included in outstanding share calculations unless expressly stated to the contrary. For further information see the section titled, “
BCA Proposal — Related Agreements — Sponsor Support Agreement
”.

4.
Neither the SeatGeek Earnout Securities nor the Sponsor Earnout Shares have vested pursuant to the applicable terms of the Business Combination Agreement. Neither the SeatGeek Earnout Securities nor the Sponsor Earnout Shares are included in the outstanding share calculations unless expressly stated to the contrary. For further information see the section titled, “
BCA Proposal — The Business Combination Agreement — SeatGeek Earnout Securities
”.

5.
(i) The PIPE Investment is consummated in accordance with its terms, with New SeatGeek issuing 9,050,000 shares of New SeatGeek common stock to the PIPE Investors and (ii) the Designated SG Warrant is exercised immediately after the consummation of the Business Combination for 950,000 shares of New SeatGeek common stock. For further information see the section titled, “
BCA Proposal — Related
Agreements — Subscription Agreements
”.

6.
Aggregate Cash Consideration to be paid to SeatGeek Stockholders is zero. For further information see the section titled, “
BCA Proposal — The Business Combination Agreement — Conversion of Securities
”.

7.
Other than in connection with the PIPE Investment and Designated SG Warrant Investment, there are no other issuances of equity securities of RedBall prior to or in connection with the First Effective Time.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains certain statements that are forward-looking statements for purposes of the safe harbor provisions under the United Stated Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics, the Business Combination and expectations regarding the combined business, and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this proxy statement/prospectus, and on the current expectations of the respective management of SeatGeek and RedBall and are not predictions of actual performance. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of SeatGeek and RedBall. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must be not relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither RedBall nor SeatGeek presently knows, or that RedBall or SeatGeek currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect RedBall’s and SeatGeek’s expectations, plans, or forecasts of future events and views as of the date of this proxy statement/prospectus. RedBall and SeatGeek anticipate that subsequent events and developments will cause RedBall’s and SeatGeek’s assessments to change. Nothing in this proxy statement/prospectus should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement/prospectus. RedBall and SeatGeek do not undertake any obligation to update these forward-looking statements and RedBall and SeatGeek specifically disclaim any obligation to do so. Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about:

•	RedBall’s ability to complete the Business Combination or, if RedBall does not consummate such Business Combination, any other initial business combination;

•	satisfaction or waiver (if applicable) of the conditions to the Business Combination, including, among other things:

•
the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of RedBall and SeatGeek, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, (iv) receipt of approval for listing on NYSE of the shares of New SeatGeek common stock to be issued in connection with the First Merger, (v) that New SeatGeek have at least $5,000,001 of net tangible assets upon Closing, and (vi) the absence of any injunctions;

•
that the amount of cash available in the trust account or otherwise held by RedBall immediately prior to the Closing (including amounts, if any, funded in the Backstop Subscription, but excluding the proceeds of the PIPE Investment), after deducting the amounts required to satisfy RedBall’s obligations to its shareholders (if any) that elect to have RedBall redeem their RedBall public shares, repayment of our indebtedness, the Excluded RedBall Transaction Expenses and the Excess RedBall Transaction Expenses is at least equal to $200.0 million. This condition is for the sole benefit of SeatGeek;

•
that the amount of cash available in the trust account or otherwise held by RedBall immediately prior to the Closing (including amounts, if any, funded in the Backstop Subscription, but excluding the proceeds of the PIPE Investment), after deducting the amounts required to satisfy RedBall’s obligations to its shareholders (if any) that elect to have RedBall redeem their RedBall public shares, repayment of our indebtedness, the Excluded RedBall Transaction Expenses and the Excess RedBall Transaction Expenses is at least equal to $135.0 million. This condition is for the sole benefit of RedBall;

•	the projected financial information, business and operating metrics, anticipated growth rate, and market opportunity of New SeatGeek;

•	the ability to obtain or maintain the listing of New SeatGeek common stock and New SeatGeek warrants on NYSE following the Business Combination;

•	our public securities’ potential liquidity and trading;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

•	RedBall officers and directors allocating their time to other businesses and potentially having conflicts of interest with RedBall’s business or in approving the Business Combination;

•	the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•	the impact of the regulatory environment and complexities with compliance related to such environment;

•	factors relating to the business, operations and financial performance of SeatGeek and its subsidiaries, including:

•	the impact of the COVID-19 pandemic;

•	SeatGeek’s history of operating losses and expectations of significant expenses and continuing losses for the foreseeable future;

•	the ability of SeatGeek to maintain an effective system of internal control over financial reporting;

•	the ability of SeatGeek to respond to economic and other factors adversely affecting the live event industry and general economic conditions;

•	the ability of SeatGeek to grow market share in its existing markets or any new markets it may enter;

•	the ability of SeatGeek to manage its growth effectively;

•	the ability of SeatGeek to manage market and technology trends;

•	the ability of SeatGeek to access sources of capital, including debt financing and other sources of capital to finance operations and growth;

•	the ability of SeatGeek to maintain and enhance its products and brand, and to attract customers;

•	the success of strategic relationships with third parties;

•	the risk of cybersecurity attacks, data loss or other breaches of SeatGeek’s network security; and

•	the ability of SeatGeek to comply with governmental regulations; and

•	other factors detailed under the section titled “ Risk Factors .”

The forward-looking statements contained in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us or SeatGeek. There can be no assurance that future developments affecting us or SeatGeek will be those that we or SeatGeek have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of SeatGeek) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “
Risk Factors
” beginning on page 22 of this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of our or SeatGeek’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. RedBall and SeatGeek undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
In addition, statements that “RedBall believes,” “SeatGeek believes,” “New SeatGeek believes,” “we believe” and similar statements reflect our and SeatGeek’s beliefs and opinions on the relevant subject. These statements are based upon information available to us or SeatGeek, as the case may be, as of the date of this proxy statement/prospectus, and while we or SeatGeek, as the case may be, believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that such party has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements as predictions of future events.
Before any RedBall shareholder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the extraordinary general meeting, such shareholder should be aware that the occurrence of the events described in the “
Risk Factors
” section and elsewhere in this proxy statement/prospectus may adversely affect us, SeatGeek and/or New SeatGeek.

QUESTIONS AND ANSWERS FOR REDBALL SHAREHOLDERS
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to RedBall’s shareholders. RedBall urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held exclusively online via live audio-only webcast, at [
●
] [a.m.] [p.m.] Eastern Time, on [
●
], 2021, or at such other date, time and place to which such meeting may be adjourned or postponed.
Q:    Why am I receiving this proxy statement/prospectus?
A:    RedBall shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the Business Combination. The Business Combination Agreement provides for, among other things, (i) the merger of Merger Sub One with and into SeatGeek, with SeatGeek surviving the First Merger as a wholly owned subsidiary of New SeatGeek and (ii) immediately after the First Merger, the merger of SeatGeek as the surviving corporation in the First Merger with and into Merger Sub Two, with Merger Sub Two surviving the Second Merger as a wholly owned subsidiary of New SeatGeek, in accordance with the terms and subject to the conditions of the Business Combination Agreement as more fully described in this proxy statement/prospectus. See the section titled, “
BCA Proposal
” for more detail.
A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read it in its entirety.
As a condition to the Business Combination, RedBall will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by effecting a deregistration by way of continuation under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL. As a result of the Domestication, (i) each of the then issued and outstanding RedBall Class A ordinary shares, including RedBall Class A ordinary shares underlying issued and outstanding RedBall unit, will convert automatically, on a one-for-one
basis, into a share of New SeatGeek common stock, (ii) each of the then issued and outstanding RedBall Class B ordinary shares will convert automatically, on a one-for-one
basis, into a share of New SeatGeek common stock, (iii) each then issued and outstanding RedBall warrant, including RedBall warrants underlying issued and outstanding units of RedBall, will convert automatically into a New SeatGeek warrant, and (iv) each of the then issued and outstanding RedBall units will be separated and converted automatically into one share of New SeatGeek common stock and one-third
of one New SeatGeek warrant. See the section titled, “
Domestication Proposal
” for additional information.
The provisions of the Proposed Organizational Documents will differ materially from the Cayman Constitutional Documents
.
Please see
the question
“Q: What amendments will be made to the current constitutional documents of RedBall?”
below
.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF REDBALL AND SEATGEEK, CAREFULLY AND IN ITS ENTIRETY.
Q:    What proposals are shareholders of RedBall being asked to vote upon?
A:    At the extraordinary general meeting, RedBall is asking holders of ordinary shares to consider and vote upon:

•	a proposal to approve by ordinary resolution the Business Combination and to adopt the Business Combination Agreement;

•	a proposal to approve by special resolution the Domestication;

•	a proposal to approve by special resolution the Proposed Certificate of Incorporation to become effective upon Domestication;

•
on a
non-binding
advisory basis, the following three separate proposals to approve by ordinary resolution certain material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

•
a change in capitalization in the authorized capital stock of RedBall from 400,000,000 RedBall Class A ordinary shares, 40,222,222 RedBall Class B ordinary shares and 1,000,000 RedBall preference shares to, [●] shares of common stock, par value $0.0001 per share, of New SeatGeek and [●] shares of preferred stock of New SeatGeek, as provided in the Proposed Certificate of Incorporation;

•
to authorize the New SeatGeek Board to issue any or all shares of New SeatGeek preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New SeatGeek Board and as may be permitted by the DGCL;

•
to authorize all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication, including (i) changing the corporate name from “RedBall Acquisition Corp.” to “SeatGeek, Inc.,” (ii) making New SeatGeek’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation, and (iv) removing certain provisions related to RedBall’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination;

•	a proposal to approve by ordinary resolution the directors of New SeatGeek;

•
a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of NYSE, the issuance of (i) up to 6,500,000 shares of New SeatGeek common stock to the Backstop Subscriber in the Backstop Subscription and (ii) up to 251,535,000 shares of New SeatGeek common stock (including the SeatGeek Earnout Securities and the Sponsor Earnout Shares) pursuant to the Business Combination Agreement;

•	a proposal to approve by ordinary resolution the 2021 Plan;

•	a proposal to approve by ordinary resolution the ESPP; and

•
a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

For additional information regarding the proposals to be considered at the extraordinary general meeting, see the sections titled “
BCA Proposal
”, “
Domestication Proposal
”, “
Charter Proposal
”, “
Organizational Documents Proposals
”,
“
Director Election Proposal
”, “
Stock Issuance Proposal
”, “
Equity Incentive Plan
 Proposal
”,
“ESPP Proposal
”, and “
Adjournment Proposal
.”
RedBall will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. RedBall shareholders should read this proxy statement/prospectus, including the Annexes and other documents referenced herein, carefully and in its entirety. If the RedBall shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

After careful consideration, the RedBall Board has determined that the BCA Proposal, the Domestication Proposal, the Charter Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are in the best interests of RedBall and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of one or more of RedBall’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RedBall and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RedBall’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “
BCA Proposal

—

Interests of RedBall’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.
Q:    Are the proposals conditioned on one another?
A:    Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. None of the Organizational Documents Proposals or the Adjournment Proposal is conditioned upon the approval of any other proposal. If our shareholders do not approve each of the proposals at the extraordinary general meeting, the Business Combination may not be consummated.
Q:    Why is RedBall proposing the Business Combination?
A:    RedBall was organized as a blank check company to effect an acquisition, through a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, one or more businesses or entities.
Based on its due diligence investigations of SeatGeek and the industry in which it operates, including the financial and other information provided by SeatGeek in the course of RedBall’s due diligence investigations, the RedBall Board believes that the Business Combination with SeatGeek is in the best interests of RedBall and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. For additional information see the section titled, “
BCA Proposal

—

RedBall’s Board of Directors’ Reasons for the Business Combination.
”
Although the RedBall Board believes that the Business Combination with SeatGeek presents a unique business combination opportunity and is in the best interests of RedBall and its shareholders, the RedBall Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section titled “
BCA Proposal

—

RedBall’s Board of Director’s Reasons for the Business Combination
,” as well as in the section entitled “
Risk Factors

—

Risks Related to SeatGeek’s Business and Industry
.”
Q:    What will SeatGeek Stockholders receive in return for RedBall’s acquisition of all of the issued and outstanding equity interests of SeatGeek?
A:    As a result of and upon the Closing, among other things, all outstanding shares of SeatGeek common stock as of immediately prior to the Closing, together with shares of SeatGeek common stock reserved in respect of SeatGeek Awards outstanding as of immediately prior to the Closing that will be converted into awards based on New SeatGeek common stock, (i) will be cancelled in exchange for the right to receive the applicable pro rata portion of (x) any SeatGeek Earnout Securities required to be issued following the Closing, (y) up to $50 million of cash, subject to adjustments as set forth in the Business Combination Agreement, and (z) a number of shares of New SeatGeek common stock (valued at $10.00 per share) having an aggregate value equal to $1.2816 billion minus
the Aggregate Cash Consideration, (ii) all SeatGeek Warrants immediately prior to the First Effective Time will be automatically assumed by New SeatGeek, subject to certain terms and conditions including, among others, that such exchanged SeatGeek Warrant will relate to a certain number of shares of New SeatGeek common stock, and (iii) all outstanding SeatGeek Options as of immediately prior to the First Effective Time will be assumed by New SeatGeek, subject to certain terms and conditions including, among others, that such SeatGeek Options will represent the right to acquire a certain number of shares of New SeatGeek Restricted Stock immediately prior to the First Effective Time will be cancelled in exchange for the right to receive restricted shares of New SeatGeek common stock, subject to certain terms and conditions New SeatGeek Restricted Stock. For further information see the section titled, “
BCA Proposal
—
The Business Combination Agreement
—
Conversion of Securities
.”
Q:    What equity stake will current RedBall shareholders and SeatGeek Stockholders hold in New SeatGeek immediately after the consummation of the Business Combination?
A:    As of the date of this proxy statement/prospectus, there are 57,500,000 RedBall Class A ordinary shares and 14,375,000 RedBall Class B ordinary shares issued and outstanding. As of the date of this proxy statement/prospectus, there are 28,733,334 RedBall warrants outstanding, which include the 9,566,667 private placement warrants held by the Sponsor and the 19,166,667 public warrants. Each RedBall unit entitles the holder thereof to purchase one RedBall Class A ordinary share and one-third
of one redeemable warrant to acquire RedBall Class A ordinary shares, following the Domestication, will entitle the holder thereof to purchase one share of New SeatGeek common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the RedBall fully diluted share capital would be 144,966,668.
Q:    How has the announcement of the Business Combination affected the trading price of RedBall Class A ordinary shares?
A:    On October 12, 2021, the most recent trading date before the public announcement of the Business Combination, RedBall’s public units, Class A ordinary shares and warrants closed at $10.25, $9.88 and $1.24, respectively. On [●], 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, RedBall’s public units, Class A ordinary shares and warrants closed at $[●], $[●] and $[●], respectively.
Q:    Will RedBall or SeatGeek obtain additional equity financing in connection with the Business Combination?
A:    Yes. In connection with the closing of Business Combination, the PIPE Investors have agreed to purchase in the aggregate 9,050,000 shares of New SeatGeek common stock, for $90.5 million of gross proceeds in the PIPE Investment, SeatGeek has agreed to issue the Designated SG Warrant for $9.5 million of gross proceeds in the Designated SG Warrant Investment, and if RedBall requires such funds in connection with the Business Combination, the Backstop Subscriber has agreed to purchase in the aggregate up to 6,500,000 shares of New SeatGeek common stock, for $65,000,000 of gross proceeds in the Backstop Subscription. We will not know whether funds from the Backstop Subscription will be required until the expiration of redemption rights in respect of our public shares. For further information see the section titled, “
BCA Proposal
—
Related Agreements
—
Subscription Agreements
.”
Q:    Why is RedBall proposing the Domestication?
A:    The RedBall Board believes that there are significant advantages to us that will arise as a result of a change of RedBall’s domicile to Delaware. Further, the RedBall Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its shareholders, who are the owners of the corporation. The RedBall Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of RedBall and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL,

(ii) Delaware’s well-established principles of corporate governance, and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in more detail in the section titled “
Domestication Proposal

—

Reasons for the Domestication
.”
To effect the Domestication, RedBall will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which RedBall will be domesticated and continue as a Delaware corporation and change its name to “SeatGeek, Inc.”
The approval of the Domestication Proposal by our shareholders is a condition to the consummation of the Business Combination under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds
of the RedBall ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Q:

What will happen to my RedBall ordinary shares, redeemable warrants and/or units in the business combination transaction
?
A:    In connection with the Business Combination, RedBall’s jurisdiction of incorporation will change from the Cayman Islands to the State of Delaware by deregistering RedBall by way of continuation as an exempted company in the Cayman Islands and domestication as a corporation incorporated under the laws of the State of Delaware (the “Domestication”).
As a result of and at the effective time of the Domestication, among other things,

•
each of the then issued and outstanding Class A ordinary shares, will convert automatically, on a one-for-one
basis, into a share of New SeatGeek common stock. We expect that immediately after the consummation of the Business Combination this common stock will trade on the NYSE under the ticker “STGK” similar to your existing RedBall Class A ordinary shares;

•
each then issued and outstanding RedBall warrant to acquire RedBall Class A ordinary shares will convert automatically into a New SeatGeek warrant. We expect that immediately after the consummation of the Business Combination these warrants will trade on the NYSE under the ticker “STGK.WS” similar to your existing RedBall warrants; and

•
each then issued and outstanding RedBall units will be separated and converted automatically into one share of New SeatGeek common stock and one-third
of one New SeatGeek warrant to acquire one share of New SeatGeek common stock.

After the Business Combination, and assuming approval by the NYSE, New SeatGeek common stock and New SeatGeek public warrants will only trade separately and not as units.

Q:    What amendments will be made to the current constitutional documents of RedBall?
A:    The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, RedBall shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace RedBall’s Cayman Constitutional Documents, in each case, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents in several respects, including the following:

	The Cayman Constitutional Documents	The Proposed Organizational Documents

Authorized Shares (Organizational Documents Proposal A)	The Cayman Constitutional Documents authorize 441,000,000 shares, consisting of 400,000,000 RedBall Class A ordinary shares, par value $0.0001 per share, 40,000,000 RedBall Class B ordinary shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share.	The Proposed Organizational Documents authorize [●] shares, consisting of [●] shares of New SeatGeek common stock and [●] shares of New SeatGeek Preferred Stock.

	See paragraph 5 of the Cayman Constitutional Documents.	See Article IV, Section A of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)	The Cayman Constitutional Documents authorize the issuance of 1,000,000 preference shares with such designations, rights and preferences as may be determined from time to time by the RedBall Board. Accordingly, the RedBall Board is empowered under the Cayman Constitutional Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	The Proposed Organizational Documents authorize the board of directors to make issuances of all or any shares of Preferred Stock in one or more classes or series, with such terms and conditions and at such future dates as may be expressly determined by the board of directors and as may be permitted by the DGCL.

	See paragraph and Article 3 of the Cayman Constitutional Documents.	See Article IV, Section B of the Proposed Certificate of Incorporation.

Corporate Name (Organizational Documents Proposal C)	The Cayman Constitutional Documents provide that the name of the company is “RedBall Acquisition Corp.”	The Proposed Organizational Documents provide that the name of the corporation will be “SeatGeek, Inc.”

	See paragraph 1 of the Cayman Constitutional Documents.	See Article I of the Proposed Certificate of Incorporation.

	The Cayman Constitutional Documents	The Proposed Organizational Documents

Perpetual Existence (Organizational Documents Proposal C)	The Cayman Constitutional Documents provide that if RedBall does not consummate a business combination (as defined in the Cayman Constitutional Documents) by August 17, 2022, RedBall will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate RedBall’s trust account.	The Proposed Organizational Documents do not include any provisions relating to New SeatGeek’s ongoing existence; the default under the DGCL will make New SeatGeek’s existence perpetual.

	See Article 49.7 of the Cayman Constitutional Documents.	.

Exclusive Forum (Organizational Documents Proposal C)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the U.S. federal district courts as the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

See Article VIII, Section B of the Proposed Certificate of Incorporation.

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal C)	The Cayman Constitutional Documents include various provisions related to RedBall’s status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to RedBall’s status as a blank check company, which no longer will apply upon consummation of the Business Combination, as RedBall will cease to be a blank check company at such time.

See Article 49.13 of the Cayman Constitutional Documents.
Q:    How will the Domestication affect my RedBall ordinary shares, warrants and units?
A:    As a result of the Domestication, each of the then issued and outstanding (i) RedBall Class A ordinary shares, will convert automatically, on a one-for-one
basis, into a share of New SeatGeek common stock, (ii) RedBall Class B ordinary shares, will convert automatically, on a one-for-one
basis, into a share of New SeatGeek common stock, (iii) redeemable RedBall warrants will convert automatically into a redeemable warrant to acquire one share of New SeatGeek common stock, and (iv) RedBall units will be cancelled and will entitle the holder thereof to one share of New SeatGeek common stock and one-third
of one New SeatGeek warrant. For additional information see the section titled, “
Domestication Proposal.
”

Q:    What are the material U.S. federal income tax consequences of the Domestication to U.S. Holders of RedBall public shares and RedBall public warrants?
A:    As discussed more fully under “
U.S. Federal Income Tax Considerations
,” it is intended that the Domestication will constitute a reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Assuming the Domestication so qualifies, and subject to the “passive foreign investment company” (or “PFIC”) rules discussed below and under “
U.S. Federal Income Tax Considerations
,” U.S. Holders (as defined in “
U.S. Federal Income Tax Considerations
” below) will be subject to Section 367(b) of the Code and, as a result:

•
a U.S. Holder whose RedBall Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication generally will not recognize any gain or loss and will not be required to include any part of RedBall’s earnings in income;

•
a U.S. Holder whose RedBall Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually and constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our stock generally will recognize gain (but not loss) on the exchange of RedBall Class A ordinary shares for shares of New SeatGeek common stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to its RedBall Class A ordinary shares provided certain other requirements are satisfied; and

•
a U.S. Holder whose RedBall Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock generally will be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its RedBall Class A ordinary shares provided certain other requirements are satisfied.

RedBall does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication.
RedBall believes that it is likely classified as a PFIC. If RedBall is a PFIC, notwithstanding the foregoing U.S. federal income tax consequences of the Domestication, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, would generally require a U.S. Holder to recognize gain on the exchange of RedBall Class A ordinary shares or RedBall public warrants for shares of New SeatGeek common stock or warrants pursuant to the Domestication. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “
U.S. Federal Income Tax Considerations

-

PFIC Considerations

-

QEF Election and
Mark-to-Market
Election
” with respect to their RedBall Class A ordinary shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, there are no elections available that apply to RedBall public warrants, and the application of the PFIC rules to RedBall public warrants is uncertain. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “
U.S. Federal Income Tax Considerations
.”
Each U.S. Holder of RedBall Class A ordinary shares or RedBall public warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of RedBall Class A ordinary shares and warrants for New SeatGeek common stock and warrants pursuant to the Domestication.

Additionally, the Domestication may cause
non-U.S.
Holders (as defined in “
U.S. Federal Income Tax Considerations
”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such
non-U.S.
Holder’s shares of New SeatGeek common stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “
U.S. Federal Income Tax Considerations
.”
Q:    What are the material U.S. federal income tax consequences to U.S. Holders that exercise their redemption rights?
A:    We expect that a U.S. Holder (as defined in “
U.S. Federal Income Tax Considerations
”) that exercises its redemption rights to receive cash from the trust account in exchange for its New SeatGeek common stock will generally be treated as selling such New SeatGeek common stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of New SeatGeek common stock that such U.S. Holder owns or is deemed to own (including through the ownership of warrants) prior to and following the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section titled, “
U.S. Federal Income Tax Considerations.
”
Additionally, because the Domestication will occur prior to the redemption by any public shareholder, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of the exercise of redemption rights, including pursuant to Section 367(b) of the Code and the PFIC rules, are discussed more fully below under “
U.S. Federal Income Tax Considerations.”
All holders of RedBall Class A ordinary shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.
Q:    How do I exercise my redemption rights?
A:    If you are a public shareholder and you seek to have your shares redeemed, you must:

•
(i) hold RedBall public shares, or (ii) if you hold RedBall units, elect to separate your units into the underlying RedBall public shares and public warrants prior to exercising your redemption rights with respect to the RedBall public shares;

•	submit a written request to Continental, RedBall’s transfer agent, that New SeatGeek redeem all or a portion of your RedBall public shares for cash;

•	affirmatively certify in your request for redemption to the transfer agent if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act); and

•	deliver your RedBall public shares to the transfer agent, either physically or electronically through The Depository Trust Company’s DWAC system (“DTC”).
Holders must complete the procedures for electing to redeem their RedBall public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [
●
] (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of RedBall units must elect to separate the units into the underlying RedBall public shares and warrants prior to exercising redemption rights with respect to the RedBall public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying RedBall public shares and warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so. Public shareholders may elect to have RedBall redeem their RedBall public shares regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the RedBall public shares will be returned to the respective holder, broker or bank.
Any request for redemption, once made by a public shareholder, may be withdrawn at any time up to the time the vote is taken with respect to the BCA Proposal at the extraordinary general meeting. In addition, if you deliver your shares for redemption to RedBall’s transfer agent and later decide prior to the extraordinary general meeting not to elect redemption, you may request that RedBall’s transfer agent return your shares (physically or electronically). You may make such request by contacting RedBall’s transfer agent at the phone number or address listed at the end of this section.
Any corrected or changed written demand of redemption must be received by RedBall’s secretary two (2) business days prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent at least two business days prior to the vote at the extraordinary general meeting.
Public shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is RedBall’s understanding that shareholders should generally allot at least two (2) weeks to obtain physical certificates from the transfer agent. However, RedBall does not have any control over this process and it may take longer than two (2) weeks. RedBall shareholders who hold their public shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.
If a public shareholder properly demands redemption as described above, then, if the Business Combination is completed, RedBall will redeem the shares subject to the redemption for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your redemption rights, then you will be exchanging your RedBall public shares for cash and will no longer own such RedBall public shares following the Business Combination.
If you are a public shareholder and you exercise your redemption rights, it will not result in either the exercise or loss of any RedBall warrants that you may hold. Your RedBall public warrants will continue to be outstanding following a redemption of your RedBall public shares and will be exercisable in accordance with their terms following completion of the Business Combination.
If you intend to seek redemption of your RedBall public shares, you will need to deliver your shares (either physically or electronically) to RedBall’s transfer agent prior to the extraordinary general meeting, as described in this proxy statement/prospectus. If you have questions regarding the certification of your position or delivery of your RedBall public shares, please contact:
Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, New York 10004
Attention: Francis Wolf & Celeste Gonzalez
E-mail:
fwolf@continentalstock.com
E-mail:
cgonzalez@continentalstock.com

Q:    If I am a holder of RedBall units, can I exercise redemption rights with respect to my RedBall units?
A:    No. Holders of RedBall units must elect to separate the RedBall units into the underlying RedBall public shares and RedBall public warrants prior to exercising redemption rights with respect to the RedBall public shares. If you hold your RedBall units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the RedBall units into the underlying RedBall public shares and RedBall public warrants, or if you hold RedBall units registered in your own name, you must contact Continental, RedBall’s transfer agent, directly and instruct them to do so. You must cause your RedBall units to be separated and your RedBall public shares delivered to the transfer agent, by 5:00 p.m., Eastern Time, on [●], 2021 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to the RedBall public shares underlying your RedBall units.
Q:    What are the U.S. federal income tax consequences of exercising my redemption rights?
A:    It is expected that a U.S. Holder (as defined in “
U.S. Federal Income Tax Considerations
”) that exercises its redemption rights to receive cash from the trust account in exchange for its New SeatGeek common stock will generally be treated as selling such New SeatGeek common stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of New SeatGeek common stock that such U.S. Holder owns or is deemed to own (including constructively and through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section titled, “
U.S. Federal Income Tax Considerations
.”
Additionally, because the Domestication will occur immediately prior to the redemption of any shareholder, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under the section titled, “
U.S. Federal Income Tax Considerations
.”
All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and
non-U.S.
tax laws.
Q:    What happens to the funds deposited in the trust account after consummation of the Business Combination?
A:    Following the closing of RedBall’s initial public offering, an amount equal to $575.0 million of the net proceeds from RedBall’s initial public offering and the sale of the private placement warrants was placed in the trust account. As of June 30, 2021, funds in the trust account totaled $575,358,853 million and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under
Rule 2a-7
under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of:

•	the completion of the Business Combination;

•
the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents (i) to modify the substance or timing of RedBall’s obligation to allow for redemption in connection with RedBall’s initial business combination or to redeem 100% of the public shares if it does not complete a business combination by August 17, 2022 or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial
business combination activity; and

•
the redemption of all of the public shares if RedBall is unable to complete a business combination by August 17, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.

Upon consummation of the Business Combination, the funds deposited in the trust account will be released to pay holders of RedBall public shares who properly exercise their redemption rights; to pay the Aggregate Cash Consideration payable under the Business Combination Agreement; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of New SeatGeek following the Business Combination. For further information see the section titled, “
Summary of the Proxy Statement/Prospectus

—

Sources and Uses of Funds for the Business Combination
.”
Q:    What happens if a substantial number of public shareholders vote in favor of the BCA Proposal and exercise their redemption rights?
A:    Our public shareholders are not required to vote for or against the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be approved by our shareholders and consummated even though the funds available from the trust account and the number of public shareholders are substantially reduced as a result of redemptions by public shareholders.
Our Cayman Constitutional Documents do not provide a specified maximum redemption threshold, except that in no event will RedBall redeem its public shares in an amount that would cause New SeatGeek’s net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) to be less than $5,000,001.
The obligations of SeatGeek to consummate the Business Combination are conditioned on, among other things, that the amount of cash available in the trust account or otherwise held by RedBall immediately prior to the Closing (including amounts, if any, funded in the Backstop Subscription, but excluding the proceeds of the PIPE Investment), after deducting the amounts required to satisfy RedBall’s obligations to its shareholders (if any) that elect to have RedBall redeem their RedBall public shares, repayment of our indebtedness, the Excluded RedBall Transaction Expenses and the Excess RedBall Transaction Expenses is at least equal to $200.0 million. This condition is for the sole benefit of SeatGeek, and if such condition is not satisfied or waived by SeatGeek, then the Business Combination Agreement could terminate and the proposed Business Combination may not be consummated.
The obligations of RedBall to consummate the Business Combination are conditioned on, among other things, that the amount of cash available in the trust account or otherwise held by RedBall immediately prior to the Closing (including amounts, if any, funded in the Backstop Subscription, but excluding the proceeds of the PIPE Investment), after deducting the amounts required to satisfy RedBall’s obligations to its shareholders (if any) that elect to have RedBall redeem their RedBall public shares, repayment of our indebtedness, the Excluded RedBall Transaction Expenses and the Excess RedBall Transaction Expenses is at least equal to $135.0 million. This condition is for the sole benefit of RedBall, and if such condition is not satisfied or waived by RedBall, then the Business Combination Agreement could terminate and the proposed Business Combination may not be consummated.
Q:    What conditions must be satisfied to complete the Business Combination?
A:    The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of RedBall and SeatGeek, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, (iv) receipt of approval for listing on NYSE the shares of New SeatGeek common stock to be issued in connection with the Business Combination, (v) the minimum cash conditions described in the immediately preceding question/answer, (vi) that RedBall have at least $5,000,001 of net tangible assets upon Closing, and (vii) the absence of any injunctions.
For further information about conditions to the consummation of the Business Combination, see the section titled “
Extraordinary General Meeting –– BCA Proposal

—

The Business Combination Agreement — Closing Conditions
.”

Q:    When do you expect the Business Combination to be completed?
A:    It is currently expected that the Business Combination will be consummated in the first quarter of 2022. This timing depends, among other things, on the approval of the proposals to be put to RedBall shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by RedBall’s shareholders at the extraordinary general meeting and RedBall elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more Proposals at the extraordinary general meeting.
Q:    What happens if the Business Combination is not consummated?
A:    RedBall will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If RedBall is not able to complete the Business Combination with SeatGeek or another business combination by August 17, 2022, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, RedBall will:

•	cease all operations except for the purpose of winding up;

•
as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the public shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and

•
as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q:    Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?
A:    Neither RedBall shareholders nor RedBall’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL. For more information see the section titled, “
Appraisal Rights
”.
Q:    What do I need to do know?
A:    RedBall urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder. RedBall shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.
Q:    How do I vote?
A:    If you are a record owner of your RedBall ordinary shares, there are two ways to vote your shares at the extraordinary general meeting:
You Can Vote by Signing and Returning the Enclosed Proxy Card
. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the RedBall Board “FOR” the BCA Proposal, the Domestication Proposal, the Charter Proposal, the Organizational Documents Proposals, in the case of holders of RedBall Class B ordinary shares only, the election of each of the director nominees pursuant to the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.
You Can Attend the Shareholders Meeting and Vote Remotely
. You will be able to vote your shares and submit questions during the extraordinary general meeting webcast by logging into [●] using the [●] control number included in your proxy card. If you wish to submit a question during the extraordinary general meeting, log into the extraordinary general meeting platform at [●], type your question into the “Ask a Question” field, and click “Submit.” We will respond to as many properly submitted questions during the relevant portion of the extraordinary general meeting agenda as time allows.
If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the extraordinary general meeting and vote remotely and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way RedBall can be sure that the broker, bank or nominee has not already voted your shares.
Q:    If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A:    No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares.
Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary
matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary
and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.”
Abstentions and broker
non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Q:     When and where will the extraordinary general meeting be held?
A:    The extraordinary general meeting will be held exclusively online via live audio-only webcast, at [•] [a.m.] [p.m.] Eastern Time, on [●], [●], or at such other date, time and place to which such meeting may be adjourned or postponed.
Q:    Who is entitled to vote at the extraordinary general meeting?
A:    RedBall has fixed [●], [●] as the record date for the extraordinary general meeting. If you were a RedBall shareholder at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote their shares if such shareholder is present in person or is represented by proxy at the extraordinary general meeting.
Q:    How many votes do I have?
A:    RedBall shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 71,875,000 ordinary shares issued and outstanding, of which 57,500,000 were issued and outstanding RedBall public shares.
Q:    What constitutes a quorum?
A:    A quorum of RedBall shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding RedBall ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, [●] RedBall ordinary shares would be required to achieve a quorum.
Q:    What vote is required to approve each proposal at the extraordinary general meeting?
A:    The following votes are required for each proposal at the extraordinary general meeting:

•
BCA Proposal:
Approval of the BCA Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. For further information see the section titled, “
Extraordinary General Meeting –– BCA Proposal
”;

•
Domestication Proposal:
Approval of the Domestication Proposal requires the affirmative vote of holders of at least two-thirds
of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. For further information, see “
Extraordinary General Meeting — Domestication Proposal
”;

•
Charter Proposal:
Approval of the Charter Proposal requires the affirmative vote of holders of at least two-thirds
of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. For further information see the section titled, “
Extraordinary General Meeting — Charter Proposal
”;

•
Organizational Documents Proposals:
The separate approval, on a
non-binding
advisory basis, of each of the Organizational Documents Proposals requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. For further information see the section titled, “
Extraordinary General Meeting — Organizational Documents Proposals
”;

•
Director Election Proposal:
Approval of the Director Election Proposal requires the affirmative vote of a majority of the RedBall Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. For further information see the section titled, “
Extraordinary General Meeting — Director Election Proposal
”;

•
Stock Issuance Proposal:
Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. For further information see the section titled, “
Extraordinary General Meeting — Stock Issuance Proposal
”;

•
Equity Incentive Plan Proposal:
Approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. For further information see the section titled, “
Extraordinary General Meeting — Equity Incentive Plan Proposal
”;

•
ESPP Proposal
:
Approval of the ESPP Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. For further information see the section titled, “
Extraordinary General Meeting — ESPP Proposal
”; and

•
Adjournment Proposal:
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. For further information see the section titled, “
Extraordinary General Meeting — Adjournment Proposal
”.

Q:    What are the recommendations of the RedBall Board?
A:    The RedBall Board has determined that the Business Combination Agreement and the transactions contemplated thereby, including the Domestication and the Mergers, are in the best interests of RedBall and our shareholders and unanimously recommends that our shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal (if presented to the extraordinary general meeting).
As you consider the recommendations of the RedBall Board, keep in mind that the existence of financial and personal interests of one or more of RedBall’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RedBall and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote in favor of the proposals at the extraordinary general meeting. In addition, RedBall’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “
BCA Proposal

—

Interests of RedBall’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.
Q:    How does the Sponsor intend to vote its shares?
A:    Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each director of RedBall have agreed to vote all of their founder shares and any RedBall public shares they may hold in favor of all of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor (including RedBall’s directors) and RHGM owns 20.0% of the issued and outstanding RedBall ordinary shares.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of SeatGeek or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of RedBall public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of SeatGeek or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of

(i) satisfaction of the requirement that holders of a majority of the RedBall ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (ii) satisfaction of the requirement that holders of at least two-thirds
of the RedBall ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Charter Proposal, (iii) satisfaction of the Minimum Cash Condition, (iv) otherwise limiting the number of public shares required to be redeemed, and (v) New SeatGeek’s net tangible assets upon Closing (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on our ordinary shares (
e.g.
, by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. RedBall will file or submit a Current Report on Form
8-K
to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of RedBall’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RedBall and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RedBall’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “
BCA Proposal

—

Interests of RedBall’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.
Q:    What happens if I sell my RedBall ordinary shares before the extraordinary general meeting?
A:    The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your RedBall public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting but the transferee, and not you, will have the ability to redeem such shares (if time permits).
Q:    May I change my vote after I have mailed my signed proxy card?
A:    Yes. If you are a record owner of your RedBall ordinary shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify RedBall’s secretary in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy and vote remotely as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
Q:    What happens if I fail to take any action with respect to the extraordinary general meeting?
A:    If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by our shareholders and the Business Combination is consummated, you will become a stockholder or warrant holder of New SeatGeek. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder or warrant holder of RedBall. However, whether or not you vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your RedBall public shares in connection with the Business Combination (if time permits).
Q:    What should I do with my share certificates, warrant certificates or unit certificates?
A:    RedBall shareholders who intend to exercise redemption rights for their RedBall public shares must deliver (electronically) their share certificates to Continental, RedBall’s transfer agent, prior to the extraordinary general meeting.
Holders must complete the procedures for electing to redeem their RedBall public shares in the manner described in this proxy statement/prospectus prior to 5:00 p.m., Eastern Time, on [●], 2021 (two (2) business days before the extraordinary general meeting) in order for their shares to be redeemed.
Our warrant holders should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their RedBall public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their RedBall public shares.
Upon the Domestication, the outstanding RedBall Class A ordinary shares, RedBall Class B ordinary shares, RedBall warrants and RedBall units will automatically convert into (i) shares of New SeatGeek common stock, on a one-to-one
basis, with respect to RedBall Class A ordinary shares and RedBall Class B ordinary shares, (ii) New SeatGeek warrants, on a one-to-one
basis, with respect to the RedBall warrants, and (iii) one share of New SeatGeek common stock and one-third
of one New SeatGeek warrant, with respect to each RedBall unit, and the holders of such securities do not need to take any action and, accordingly, such holders should not submit any certificates relating to such RedBall securities (unless such holder elects to redeem the RedBall public shares in accordance with the procedures set forth above).
Q:    What should I do if I receive more than one set of voting materials?
A:    Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your RedBall ordinary shares.
Q:    Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?
A:    RedBall will pay the cost of soliciting proxies for the extraordinary general meeting. RedBall has engaged [●] to assist in the solicitation of proxies for the extraordinary general meeting. RedBall has agreed to pay [●] a fee of [●], plus disbursements (to be paid with non-trust
account funds). RedBall will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of RedBall Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of RedBall Class A ordinary shares and in obtaining voting instructions from those owners. RedBall’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q:    Where can I find the voting results of the extraordinary general meeting?
A:    The preliminary voting results will be expected to be announced at the extraordinary general meeting. RedBall will publish final voting results of the extraordinary general meeting in a Current Report on Form
8-K
within four business days after the extraordinary general meeting.
Q:    Who can help answer my questions?
A:    If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus, any document incorporated by reference in this proxy statement/prospectus or the enclosed proxy card, you should contact:
[
Proxy Solicitor
]
[Address]
[City, State Zip]
Individuals call toll-free: [

]
Banks and Brokerage Firms, please call [

]
Email: [

]
You also may obtain additional information about RedBall from documents filed with the SEC by following the instructions in the section titled “
Where You Can Find More Information; Incorporation by Reference
.” If you are a holder of RedBall public shares and you intend to seek redemption of your RedBall public shares, you will need to deliver your RedBall public shares (electronically) to Continental, RedBall’s transfer agent, at the address below prior to the extraordinary general meeting.
Holders must complete the procedures for electing to redeem their
RedBall
public shares in the manner described above prior to
5:00
p.m., Eastern Time, on [
●
],
2021
(two (2)
 business days before the extraordinary general meeting) in order for their shares to be redeemed.
If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
One State Street, 30th floor
New York, NY 10004
Attention: Francis Wolf & Celeste Gonzalez
E-mail:
fwolf@continentalstock.com
E-mail:
cgonzalez@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposed Business Combination and the proposals to be considered and voted upon at the extraordinary general meeting, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section titled “BCA Proposal — The Business Combination Agreement.”
Unless otherwise specified, all share calculations (i) assume no exercise of redemption rights by the public shareholders in connection with the Business Combination and (ii) do not include any shares issuable upon the exercise of the warrants.
Combined Business Summary
The Parties to the Business Combination
RedBall
RedBall was incorporated as a Cayman Islands exempted company on June 10, 2020 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, one or more businesses or entities. On June 10, 2020, the founder shares (an aggregate of 14,375,000 Class B ordinary shares) were sold to the Sponsor for an aggregate price of $25,000 (approximately $0.002 per share). In August 2020, the Sponsor transferred 30,000 founder shares (150,000 in the aggregate) to each of RedBall’s independent directors, and another 30,000 founder shares to Rice, Hadley, Gates & Manuel LLC (“RHGM”), an advisor to RedBall, pursuant to RHGM’s retainer agreement with RedBall.
On August 17, 2020, RedBall completed its IPO of 57,500,000 units. Each RedBall unit consists of one Class A ordinary share and one-third
of one warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share for $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds to RedBall of $575,000,000. In addition, RedBall completed the sale of the private placement warrants (9,566,667 warrants at a price of $1.50 per warrant) in a private placement to the Sponsor, generating gross proceeds of $14,350,000. A total of $575,000,000 of the net proceeds from the IPO and the private placement warrants were deposited in the trust account established for the benefit of our public shareholders and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest except those certain amounts of interest withdrawn in order to pay tax obligations. As of June 30, 2021, there was approximately $575,358,853 held in the trust account.
The RedBall units, RedBall Class A ordinary shares and RedBall public warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “RBAC.U,” “RBAC” and
“RBAC-WS,”
respectively.
RedBall’s executive offices are located at 667 Madison Avenue, 16th Floor, New York, New York, 10065, and RedBall’s telephone number is (212)
235-1000.
RedBall’s corporate website address is www.redballac.com. RedBall’s website and the information contained on, or that can be accessed through, RedBall’s website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Merger Sub One
Merger Sub One is a Delaware corporation and wholly-owned subsidiary of RedBall formed on October 6, 2021 for the purpose of effecting the Business Combination. Merger Sub One owns no material assets and does not operate any business.

Merger Sub One’s principal executive offices are located at 667 Madison Avenue, 16 th
Floor, New York, NY 10065 and its phone number is (212)
235-1000.
Merger Sub Two
Merger Sub Two is a Delaware limited liability company and wholly-owned subsidiary of RedBall formed on October 6, 2021 for the purpose of effecting the Business Combination. Merger Sub Two owns no material assets and does not operate any business.
Merger Sub Two’s principal executive offices are located at 667 Madison Avenue, 16 th
Floor, New York, NY 10065 and its phone number is (212)
235-1000.
SeatGeek
SeatGeek is a Delaware Corporation incorporated in December 2009. SeatGeek and its subsidiaries utilize advanced technologies to run a mobile-centric live entertainment platform that improves and enhances the live event ticketing and retail experience. SeatGeek’s vision is to harness technology to transform an opaque, slow-paced industry into one that is dynamic, enhancing the ticketing experience from one with limited innovation and frustrated consumers to one that delights all stakeholders. SeatGeek’s principal executive office is located at 902 Broadway, 10th Floor, New York, NY 10010. Its telephone number is (440)
759-1015.
Proposals to be Considered and Voted Upon by RedBall Shareholders at the Extraordinary General Meeting
The following is a summary of the proposals to be considered and voted upon at the extraordinary general meeting of RedBall shareholders in connection with the transactions contemplated by the Business Combination Agreement. Each of the proposals below, except the Organizational Documents Proposals and the Adjournment Proposal, is cross-conditioned on the approval of each other proposal. None of the Organizational Documents Proposals (which are on a non-binding
advisory basis) or the Adjournment Proposal is conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting;

•
BCA Proposal
—To consider and act upon, by ordinary resolution, a proposal to approve the Business Combination Agreement (a copy of which is attached to this proxy statement/prospectus as Annex A) and the transactions contemplated thereby, including, among other things, the Business Combination;

•
Domestication Proposal
—To consider and act upon, by special resolution, a proposal to change the corporate structure and domicile of RedBall by way of continuation from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware;

•
Charter Proposal
—To consider and act upon, by special resolution, a proposal to approve and adopt the Proposed Certificate of Incorporation of New SeatGeek in the form attached to this proxy statement/prospectus as Annex K;

•
Organizational Documents Proposals
—To consider and act upon, by ordinary resolution on a
non-binding
advisory basis, three separate proposals with respect to certain material differences between the Cayman Constitutional Documents and the Proposed Certificate of Incorporation and Proposed Bylaws;

•
Director Election Proposal
— To consider and act upon, by ordinary resolution of the RedBall Class B ordinary shares, the election, effective immediately upon consummation of the Business Combination, of [●] directors to serve until the 2022 annual meeting of stockholders, [●] directors to serve until the 2023 annual meeting of stockholders and [●] directors to serve until the 2024 annual meeting of stockholders, each until such director’s respective successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal;

•
Stock Issuance Proposal
—To consider and act upon, by ordinary resolution, a proposal to approve for purposes of complying with applicable NYSE listing rules (i) the issuance of up to 6,500,000 shares of New SeatGeek common stock to the Backstop Subscriber in the Backstop Subscription and (ii) the issuance of up to 251,535,000 shares of New SeatGeek common stock pursuant to the Business Combination Agreement;

•	Equity Incentive Plan Proposal —To consider and act upon, by ordinary resolution a proposal to approve the New SeatGeek 2021 Equity Incentive Plan;

•	ESPP Proposal —To consider and act upon, by ordinary resolution, a proposal to approve the New SeatGeek 2021 Employee Stock Purchase Plan; and

•
Adjournment Proposal
—To consider and act upon, by ordinary resolution, a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

RedBall’s Board of Directors’ Reasons for the Business Combination
RedBall was organized for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
In evaluating the Business Combination, the RedBall Board consulted with RedBall’s management and considered a number of factors. In particular, the RedBall Board considered, among other things, the following factors, although not weighted or in any order of significance:

•
SeatGeek’s Differentiated Strategy and Product Offering.
The RedBall Board believes that SeatGeek has taken a differentiated approach to ticketing by virtue of (i) its technology platform and (ii) its integration of primary and secondary ticketing services, providing solutions for both enterprises (e.g., venues, teams, and rightsholders) and consumers. The RedBall Board believes SeatGeek’s solutions provide superior features and customer satisfaction for both enterprises and end users, and that this success creates self-reinforcing network effects that will drive continued growth and profitability of the business.

•
Favorable Industry Outlook.
As live events rebound in 2021 -2022, ticketing demand is expected to grow in line with pre-pandemic
rates and continue to grow in the years to come. Additionally, SeatGeek has a higher percentage of “Gen Z” customers relative to industry peers, which represent an attractive demographic given the quick rebound of the music and concert business.

•
Benefit from Incremental Capital.
The proposed Business Combination will fully fund the forecasted capital required to fund the business to free-cash flow breakeven, and will provide additional capital to fund future growth initiatives and/or acquisitions.

•
Benefit from Listing on the Public Market.
The enhanced public profile of being a listed company, along with access to public equity capital markets will help SeatGeek more effectively reach its operational goals.

•
Experienced and Proven Management Team.
The RedBall Board believes that SeatGeek’s management team has extensive experience in key aspects of the technology, media, and entertainment sectors. The RedBall Board believes that under their leadership, SeatGeek has built a ticketing platform that offers customers improved sales experiences and has resulted in strong growth. The RedBall Board expects that SeatGeek’s executives will continue with New SeatGeek following the Business Combination and that they are aligned in their culture and goals of creating post-combination value. For additional information regarding SeatGeek’s executive officers, see the section titled “
Management of New SeatGeek Following the Business Combination

—

Executive Officers
.”

•
Continued Ownership By Sellers.
The RedBall Board considered that SeatGeek’s existing equityholders would be receiving a significant amount of New SeatGeek’s common stock as its consideration and that 100% of the existing equityholders of SeatGeek are “rolling over” their existing equity interests into equity interests in New SeatGeek which would represent approximately 61.3% of the pro forma ownership of New SeatGeek following the consummation of the Business Combination, assuming (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) (a) the vesting and exercise of all New SeatGeek Assumed Options and New SeatGeek Assumed Warrants for shares of New SeatGeek common stock and (b) that New SeatGeek issues or reserves for issuance shares of New SeatGeek common stock as the Aggregate Transaction Consideration (and Aggregate Cash Consideration to SeatGeek Stockholders is zero) pursuant to the Business Combination Agreement, which in the aggregate equals 128,160,000 shares of New SeatGeek common stock, (iii) New SeatGeek issues 9,050,000 shares of New SeatGeek common stock to the PIPE Investors pursuant to the PIPE Investment, (iv) the holder of the Designated SG Warrant exercises the Designated SG Warrant in full at Closing and New SeatGeek issues 950,000 shares of New SeatGeek common stock to the holder of the Designated SG Warrant at Closing, (v) 1,000,000 shares of New SeatGeek common stock are contributed to New SeatGeek for no consideration by the Sponsor immediately prior to the First Effective Time, (vi) the Sponsor Earnout Shares are fully vested and outstanding, and (vii) excludes shares issuable upon exercise of New SeatGeek warrants and New SeatGeek Incentive Warrants. If the actual facts are different from these assumptions, the percentage ownership retained by the SeatGeek’s existing equityholders in New SeatGeek will be different.

Further, all of the proceeds to be delivered to New SeatGeek in connection with the Business Combination (including from RedBall’s trust account, proceeds from the PIPE Investment and if applicable, the Backstop Subscription, and after the payment of the redemptions, Aggregate Cash Consideration, and any expenses relating to the Business Combination), are expected to remain on the balance sheet of New SeatGeek after Closing in order to fund SeatGeek’s existing operations and support new and existing growth initiatives, and are not anticipated to be used to effect any additional repurchase, redemption or other acquisition of outstanding shares of RedBall’s common stock for at least the first six months after Closing. The RedBall Board considered this as a strong sign of confidence in New SeatGeek following the Business Combination and the benefits to be realized as a result of the Business Combination.
For a more complete description of the RedBall Board’s reasons for approving the Business Combination, including other factors and risks considered by the RedBall Board, see the section titled “
BCA Proposal

—

RedBall’s Board of Directors’ Reasons for the Business Combination
.”
Business Combination Agreement
Structure of the Business Combination; Consideration
The Business Combination Agreement contemplates (i) the deregistration by way of continuation of RedBall as an exempted company in the Cayman Islands and the domestication of RedBall as a corporation in the State of Delaware, which we refer to as the Domestication, and one business day following the Domestication, (ii) SeatGeek causing the conversion of each then outstanding share of SeatGeek preferred stock (including accrued dividends thereon) to be converted into shares of SeatGeek common stock, which we refer to as the SeatGeek Preferred Conversion, and one business day following the Domestication and the SeatGeek Preferred Stock Conversion, and (iii) the merger of Merger Sub One with and into SeatGeek, which we refer to as the First Merger, and, immediately after the effective time of the First Merger, the merger of SeatGeek as the surviving corporation in the First Merger with and into Merger Sub Two, which we refer to as the Second Merger, with Merger Sub Two surviving the Second Merger as a wholly owned subsidiary of New SeatGeek. In connection with the Domestication, RedBall will change its name to “SeatGeek, Inc.” and as used herein “New SeatGeek” refers to RedBall after the Domestication.

As a result of and upon the Domestication:

•	each then outstanding RedBall Class A ordinary share will convert automatically, on a one-for-one basis, into a share of New SeatGeek common stock;

•	each then issued and outstanding RedBall Class B ordinary share will convert automatically, on a one-for-one basis, into a share of New SeatGeek common stock;

•	each then outstanding RedBall warrant will convert automatically into one New SeatGeek warrant; and

•	each then outstanding RedBall unit will be cancelled and will entitle the holder thereof to one share of New SeatGeek common stock and one-third of one New SeatGeek warrant.
As a result of and upon the effective time of the First Merger:

•
each outstanding share of SeatGeek common stock (after giving effect to SeatGeek Preferred Stock Conversion, but excluding shares held by SeatGeek or by RedBall, Merger Sub One or Merger Sub Two or any of their subsidiaries, which will be cancelled for no consideration) will be cancelled in exchange for the right to receive the applicable pro rata portion of:

•	any SeatGeek Earnout Securities required to be issued following the Closing as described below;

•
up to $50 million of cash, subject to adjustments as set forth in the Business Combination Agreement, which we refer to as the Aggregate Cash Consideration, if such holder makes an election in accordance with the BCA to receive cash as provided in the BCA; and

•	a number of shares of New SeatGeek common stock (valued at $10.00 per share) having an aggregate value equal to $1.2816 billion minus the Aggregate Cash Consideration;

•
all outstanding and unexercised SeatGeek Warrants that are not automatically and fully exercised in accordance with its terms prior to the First Effective Time, which we refer to as the Exchanged Warrants, will be assumed by New SeatGeek in accordance with the terms of such Exchanged Warrant (including as to vesting and exercisability), except that the number of shares of New SeatGeek common stock covered thereby, and the exercise price therefor, will be adjusted based on the Exchange Ratio;

•
all outstanding and unexercised SeatGeek Options, whether or not exercisable and whether or not vested, will be converted into the right to receive (i) an option to purchase a number of shares of New SeatGeek common stock, which we refer to as an Exchanged Option, and (ii) the contingent right to receive a portion of any SeatGeek Earnout Securities required to be issued following the Closing. Each Exchanged Option will have the same terms and conditions (including with respect to vesting, exercisability, and termination-related provisions) as were applicable to such converted SeatGeek Option, except that the number of shares of New SeatGeek common stock covered thereby, and the exercise therefor, will be adjusted based on the Exchange Ratio; and

•
all outstanding SeatGeek Restricted Stock awards will be converted into the right to receive (i) restricted shares of New SeatGeek common stock, which we refer to as an Exchanged Restricted Stock Award, with substantially the same terms and conditions as were applicable to such converted SeatGeek Restricted Stock award (including with respect to vesting and termination-related provisions), except that the number of shares of New SeatGeek common stock covered thereby will be adjusted based on the Exchange Ratio, and (ii) the contingent right to receive a portion of any SeatGeek Earnout Securities required to be issued following the Closing.

SeatGeek Earnout Securities
The BCA provides for the issuance of up to 35,000,000 additional shares of New SeatGeek common stock, in the aggregate, to the SeatGeek Securityholders that are entitled to a portion of any SeatGeek Earnout

Securities (as determined in accordance with the BCA) if certain conditions are met during the period of five years following the Closing, which we refer to as the Earnout Period, as follows:

•
8,750,000 shares of New SeatGeek common stock if during the Earnout Period (i) the closing price of the New SeatGeek common stock is greater than or equal to $12.00 over any 20 trading days within any period of 30 consecutive trading days or (ii) New SeatGeek consummates a Subsequent Transaction in which the holders of New SeatGeek common stock have the right to exchange their shares for cash, securities or other property having a value equal to or greater than $12.00 per share;

•
8,750,000 shares of New SeatGeek common stock if during the Earnout Period (i) the closing price of the New SeatGeek common stock is greater than or equal to $14.00 over any 20 trading days within any period of 30 consecutive trading days or (ii) New SeatGeek consummates a Subsequent Transaction in which the holders of New SeatGeek common stock have the right to exchange their shares for cash, securities or other property having a value equal to or greater than $14.00 per share;

•
8,750,000 shares of New SeatGeek common stock if during the Earnout Period (i) the closing price of the New SeatGeek common stock is greater than or equal to $16.00 over any 20 trading days within any period of 30 consecutive trading days or (ii) New SeatGeek consummates a Subsequent Transaction in which the holders of New SeatGeek common stock have the right to exchange their shares for cash, securities or other property having a value equal to or greater than $16.00 per share; and

•
8,750,000 shares of New SeatGeek common stock if during the Earnout Period (i) the closing price of the New SeatGeek common stock is greater than or equal to $18.00 over any 20 trading days within any period of 30 consecutive trading days or (ii) New SeatGeek consummates a Subsequent Transaction in which the holders of New SeatGeek common stock have the right to exchange their shares for cash, securities or other property having a value equal to or greater than $18.00 per share.

Representations, Warranties and Covenants
The BCA contains customary representations and warranties by the parties, including the following representations and warranties by SeatGeek: company organization, subsidiaries, due authorization, no violation, governmental authorizations, capitalization, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts, no defaults, company benefit plans, labor relations, taxes, property, environmental, health and safety, intellectual property, absence of changes, anti-corruption compliance, insurance, subscription-related representations, registration statement and proxy statement/registration statement, brokers’ fees, no outside reliance and no additional representations or warranties.
Closing Conditions
The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of RedBall and SeatGeek, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, (iv) receipt of approval for listing on NYSE the shares of New SeatGeek common stock to be issued in connection with the Business Combination, (v) the minimum cash conditions described in the immediately following two paragraphs, (vi) that RedBall have at least $5,000,001 of net tangible assets upon Closing, and (vii) the absence of any injunctions.
The obligations of SeatGeek to consummate the Business Combination are conditioned on, among other things, that the amount of cash available in the trust account or otherwise held by RedBall immediately prior to the Closing (including amounts, if any, funded in the Backstop Subscription, but excluding the proceeds of the PIPE Investment), after deducting the amounts required to satisfy RedBall’s obligations to its shareholders (if any) that elect to have RedBall redeem their RedBall public shares, repayment of our indebtedness, the Excluded RedBall Transaction Expenses and the Excess RedBall Transaction Expenses is at least equal to $200.0 million.

This condition is for the sole benefit of SeatGeek, and if such condition is not satisfied or waived by SeatGeek, then the Business Combination Agreement could terminate and the proposed Business Combination may not be consummated.
The obligations of RedBall to consummate the Business Combination are conditioned on, among other things, that the amount of cash available in the trust account or otherwise held by RedBall immediately prior to the Closing (including amounts, if any, funded in the Backstop Subscription, but excluding the proceeds of the PIPE Investment), after deducting the amounts required to satisfy RedBall’s obligations to its shareholders (if any) that elect to have RedBall redeem their RedBall public shares, repayment of our indebtedness, the Excluded RedBall Transaction Expenses and the Excess RedBall Transaction Expenses is at least equal to $135.0 million. This condition is for the sole benefit of RedBall, and if such condition is not satisfied or waived by RedBall, then the Business Combination Agreement could terminate and the proposed Business Combination may not be consummated.
Termination Rights
The BCA may be terminated under certain customary and limited circumstances prior to the consummation of the Business Combination, including (i) by mutual written consent of the parties, (ii) by either RedBall or SeatGeek if (a) the consummation of the Business Combination has not occurred on or prior to April 13, 2022 (the “Agreement End Date”) or (b) a final and non-appealable
order has been issued or governmental order makes consummation of the transactions contemplated by the BCA, including the Business Combination, permanently illegal or otherwise permanently prevents or prohibits the transactions contemplated by the BCA, (iii) by SeatGeek if the approval of the RedBall shareholders is not obtained at the extraordinary general meeting (subject to any adjournment or recess of the meeting), (iv) by RedBall if the approval of the SeatGeek Stockholders is not obtained within three business days after the this proxy statement/prospectus is declared effective under the Securities Act, (v) by SeatGeek if the RedBall Board elects to withdraw, amend, qualify or modify its recommendation to the members of RedBall that they vote in favor of the Proposals, (vi) by SeatGeek in the event of certain uncured breaches on the part of RedBall which cannot be cured or has not been cured within twenty (20) days after receipt by RedBall of notice from SeatGeek of such breach, and (vii) by RedBall in the event of certain uncured breaches on the part of SeatGeek which cannot be cured or has not been cured within twenty (20) days after receipt by RedBall of notice from SeatGeek of such breach.
Expense Reimbursement
If the Closing does not occur, each party to the BCA will be responsible for and pay its own expenses incurred in connection with the BCA and the Business Combination, including all fees of its legal counsel, financial advisers and accountants. If the Closing does occur, RedBall will pay or cause to be paid the RedBall Transaction Expenses, the Excluded RedBall Transaction Expenses (other than any Excess RedBall Transaction Expenses which Sponsor elects to discharge by payment in cash) and certain transaction expenses of SeatGeek (as defined therein). For the avoidance of doubt, any payments to be made (or to cause to be made) by RedBall or the Surviving Entity will be paid upon the Closing and release of proceeds from the trust account.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. For additional information see the section titled, “
BCA Proposal

—

Related Agreements
.”
Sponsor Support Agreement
Concurrently with entering into the Business Combination Agreement, RedBall, Sponsor, each director of RedBall and SeatGeek entered into the Sponsor Support Agreement pursuant to which the Sponsor and each director of RedBall agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions of the Sponsor Support Agreement.

Additionally, Sponsor and each director of RedBall agreed that it will not, during a twelve (12) month lock-up
period, unless earlier released, and subject to customary exceptions, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position any shares of New SeatGeek common stock held by it immediately after the Closing, any shares of New SeatGeek common stock issuable upon the exercise of options or warrants to purchase shares of New SeatGeek Common Stock held by it immediately after Closing or any securities convertible into or exercisable or exchangeable for New SeatGeek common stock held by it immediately after Closing (collectively, the “Sponsor
Lock-Up
Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the
Lock-Up
Shares, or (iii) publicly announce any intention to effect any transaction specified in foregoing clause (i) or (ii).
Notwithstanding the foregoing, if at any time prior to expiration of such twelve (12) month lock-up
period, (x) New SeatGeek consummates Subsequent Transaction which results in its stockholders having the right to exchange their shares of New SeatGeek common stock for cash, securities or other property having a value that equals or exceeds $12.00 per share, or (y) the closing price of the New SeatGeek common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred fifty (150) days after the Closing, then all of the Sponsor
Lock-Up
Shares will be automatically released from the
lock-up
restrictions. The
lock-up
restrictions contain customary exceptions, including, but not limited to, estate planning transfers, affiliate transfers, and transfers upon death or by will.
The Sponsor and SeatGeek agreed to mutually agree upon one director to be appointed to the New SeatGeek Board upon the First Effective Time. In addition, the Sponsor is entitled to designate one observer to the New SeatGeek Board for so long as Sponsor, together with its affiliates, collectively continue to hold at least 50% of the sum
of (i) 6,007,500 shares,
plus
(ii) Sponsor Earnout Shares,
plus
(iii) the shares, if any, purchased under the Backstop Subscription Agreement; provided that, the foregoing observer designation right does not apply if the mutually agreed upon director is a partner of RedBird Series 2019 Holdings Carry Vehicle LP.
The Sponsor has also agreed to contribute to New SeatGeek for no consideration 1,000,000 shares of New SeatGeek common stock upon the Closing and, during the Sponsor Earnout Period, to subject 7,187,500 shares of New SeatGeek common stock, referred to herein as the Sponsor Earnout Shares, which are comprised of two separate tranches of 3,593,750 shares per tranche, to potential forfeiture to New SeatGeek for no consideration until the occurrence of the applicable Sponsor Earnout Triggering Events. For additional information see the section titled, “
BCA Proposal

—

Related Agreements

—

Sponsor Support Agreement.
”
SeatGeek Holders Support Agreement
In connection with the execution of the Business Combination Agreement, RedBall, SeatGeek and certain stockholders of SeatGeek holding approximately 62.0% of SeatGeek’s shares of capital stock outstanding as of the date of the Business Combination Agreement entered into the SeatGeek Holders Support Agreement, pursuant to which, among other things and subject to the terms and conditions therein, such SeatGeek Stockholders agreed to (a) vote or provide their written consent for approval and adoption of the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, including the Business Combination, subject to certain customary exceptions, (b) not to transfer any of their shares of SeatGeek capital stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, (c) not to enter into any arrangement that is inconsistent with the SeatGeek Holders Support Agreement and (d) not to commence, join in, facilitate, assist or encourage and take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against RedBall, Merger Sub One, Merger Sub Two, SeatGeek or any of their respective successors or directors (x) challenging the validity of, or seeking to enjoin the operation of, any provision of the SeatGeek Holders Support Agreement, or (y) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.

The SeatGeek Holders Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earliest of (a) the earlier of (i) the First Effective Time or (ii) such date and time as the Business Combination Agreement is terminated in accordance with its terms (the earlier of (i) and (ii), the “Expiration Time”) and (b) as to each SeatGeek Stockholder party thereto, the written agreement of RedBall, SeatGeek and such stockholder. Upon such termination of the SeatGeek Holder Support Agreement, all obligations of the parties under the SeatGeek Holder Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated thereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the SeatGeek Holders Support Agreement will not relieve any party thereto from liability arising in respect of any breach of the SeatGeek Holders Support Agreement prior to such termination. For additional information see the section titled, “
BCA Proposal

—

Related Agreements

—

SeatGeek Holders Support Agreement
.”
Lock-up
Agreement
Pursuant to the terms of the
lock-up
agreement between SeatGeek, RedBall, Merger Sub One, Merger Sub Two and certain stockholders of SeatGeek (the
“Lock-Up
Agreement”), each party to the agreement has agreed that it will not, without the prior written consent of New SeatGeek during a six (6) month lock-up
period, unless earlier released, and subject to customary exceptions, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position any shares of New SeatGeek common stock held by it immediately after the Closing, any shares of New SeatGeek common stock issuable upon the exercise of options or warrants to purchase shares of New SeatGeek common stock held by it immediately after Closing or any securities convertible into or exercisable or exchangeable for New SeatGeek common stock held by it immediately after Closing (collectively, the “SeatGeek
Lock-Up
Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the SeatGeek
Lock-Up
Shares, (iii) grant any proxies or powers of attorney with respect to any or all shares of New SeatGeek Common Stock held by it immediately after the Closing; or (iv) take any action with the intent to prevent, impede, interfere with or adversely affect such Sponsor’s ability to perform its obligations under the Sponsor Support Agreement, or (iv) publicly announce any intention to effect any transaction specified in foregoing clause (i) or (ii).
Notwithstanding the foregoing, if at any time prior to expiration of such six (6) month lock-up
period, (x) New SeatGeek consummates a Subsequent Transaction which results in its stockholders having the right to exchange their shares of New SeatGeek common stock for cash, securities or other property having a value that equals or exceeds $12.00 per share, or (y) the closing price of the New SeatGeek common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least ninety (90) days after the Closing, then each party’s SeatGeek
Lock-Up
Shares will be automatically released from the
lock-up
restrictions. The
lock-up
restrictions contain customary exceptions, including, but not limited to, estate planning transfers, affiliate transfers, and transfers upon death or by will. For further information see the section titled, “
BCA Proposal — Related Agreements — Lock-up Agreement.
”
Amended and Restated Registration Rights Agreement
Pursuant to a registration rights and shareholder rights agreement signed August 12, 2020, the Sponsor is entitled to certain registration rights with respect to the private placement warrants, the warrants issuable upon conversion of working capital loans (if any) and the RedBall Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the founder shares, and, upon consummation of an initial business combination, to nominate three individuals for election to the RedBall Board, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement.

In connection with the consummation of the Business Combination, the registration rights agreement will be amended and restated, and accordingly, at the Closing, New SeatGeek, the Sponsor, RedBall’s directors and officers and certain SeatGeek Stockholders, will enter into an Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”), pursuant to which New SeatGeek will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New SeatGeek common stock and other equity securities of New SeatGeek that are held by the parties thereto from time to time. For additional information see the section titled, “
BCA Proposal

—

Related Agreements

—

Amended and Restated Registration Rights Agreement
.”
Subscription Agreements
In connection with the execution of the Business Combination Agreement, RedBall entered into Subscription Agreements with the PIPE Investors pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 9,050,000 shares of the New SeatGeek common stock for an aggregate purchase price equal to $90.5 million. In addition, for each subscribed share of the New SeatGeek common stock purchased by the PIPE Investors, the PIPE Investors will receive from New SeatGeek one-third
of one warrant to purchase one whole share of New SeatGeek common stock (such warrants, together with similar warrants to be issued under the Warrant Subscription Agreement are referred to in this proxy statement/prospectus as the “New SeatGeek Incentive Warrants”) and with terms substantially similar to the RedBall public. The obligation of the parties to consummate the purchase and sale of the shares of New SeatGeek common stock and the New SeatGeek Incentive Warrants covered by the Subscription Agreement is conditioned upon (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares covered by the Subscription Agreement, (ii) all conditions precedent to the consummation of the Business Combination set forth in the Business Combination Agreement, including the approval of the RedBall shareholders, are satisfied or waived, and the consummation of the Business Combination is scheduled to occur concurrently with or immediately following the purchase sale of shares covered by the Subscription Agreement, (iii) the shares covered by the Subscription Agreement have been approved for listing on the NYSE (or such other national securities exchange on which the New SeatGeek common stock is then listed), and (iv) there are no suspensions of the qualification of the shares covered by the Subscription Agreement for offering, sale or trading by the NYSE (or such other national securities exchange on which the New SeatGeek common stock is then listed) in effect. The closings under the Subscription Agreements will occur substantially concurrently with the Closing. For additional information see the section titled, “
BCA Proposal

—

Related Agreements

—

Subscription Agreements.”
Backstop Subscription Agreement
In connection with the execution of the Business Combination Agreement, RedBall entered into a Backstop Subscription Agreement with the Backstop Subscriber, pursuant to which the Backstop Subscriber committed to purchase up to 6,500,000 of shares of New SeatGeek common stock for an aggregate amount of up to $65,000,000 (the amount for which the Backstop Subscriber actually subscribes, the “Backstop Amount”), to backstop the Available Cash.
Additionally, the Backstop Subscriber agreed that it will not, during a twelve (12) month lock-up
period, unless earlier released, and subject to customary exceptions, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position any shares of New SeatGeek common stock held by it immediately after the Closing, any shares of New SeatGeek common stock issuable upon the exercise of options or warrants to purchase shares of New SeatGeek Common Stock held by it immediately after Closing or any securities convertible into or exercisable or exchangeable for New SeatGeek common stock held by it immediately after Closing (collectively, the “Backstop Subscriber
Lock-Up
Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the
Lock-Up
Shares or (iii) publicly announce any intention to effect any transaction specified in foregoing clause (i) or (ii).
Notwithstanding the foregoing, if at any time prior to the expiration of such twelve (12) month lock-up
period, (x) New SeatGeek consummates Subsequent Transaction which results in its stockholders having the right to exchange their shares of New SeatGeek common stock for cash, securities or other property having a value that equals or exceeds $12.00 per share, or (y) the closing price of the New SeatGeek common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred fifty (150) days after the Closing, then all of the Backstop Subscriber
Lock-Up
Shares will be automatically released from the
lock-up
restrictions. The
lock-up
restrictions contain customary exceptions, including for estate planning transfers, affiliate transfers and transfers upon death or by will.
In connection with the entry of Sponsor into the Backstop Subscription Agreement, the Sponsor received and accepted an executed commitment letter from RedBird Series 2019, LP, a Delaware limited partnership, and RedBird Series 2019 GP Co-Invest LP, a Delaware limited partnership pursuant to which such investors have committed severally and not jointly and subject to the terms and conditions set forth in such commitment letter to purchase equity interests of the Sponsor immediately prior to the Closing, in an aggregate amount up to the Backstop Amount, for the purposes of Sponsor funding, to the extent necessary, the Backstop Subscription as and when required under the Backstop Subscription Agreement. For additional information, see the section titled, “
BCA Proposal

—

Related Agreements

—

Backstop Subscription Agreement.
”
Warrant Subscription Agreement
In connection with the execution of the Business Combination Agreement, SeatGeek entered into the Warrant Subscription Agreement with a certain investor for the purchase of the Designated SG Warrant for an aggregate purchase price of $9.5 million. The Designated SG Warrant provides for the purchase of an aggregate of 950,000 shares of SeatGeek common stock at an exercise price of $0.001 per share. The purchase of the Designated SG Warrant is conditioned upon (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the warrant under the Warrant Subscription Agreement, (ii) all conditions precedent to the Closing of the Business Combination, including the approval of the RedBall shareholders, are satisfied or waived, and the Closing of the Business Combination is scheduled to occur concurrently with or immediately following the sale of the Designated SG Warrant, and (iii) there are no suspensions of the qualification of the New SeatGeek common stock in effect. In addition, subject to and upon the assumption of the Designated SG Warrant by New SeatGeek, with respect to each exercisable share subject to such Designed SeatGeek Warrant, the holder will be entitled to receive from New SeatGeek on third of one warrant to purchase one whole share of New SeatGeek common stock at an exercise price of $11.50 per share with terms substantially similar to the RedBall public warrants. The closing of the Warrant Subscription Agreement will two business days prior to the Closing. For additional information, see the section titled, “
BCA Proposal — Related Agreements –– Warrant Subscription Agreement
.”
Ownership of New SeatGeek following the Business Combination
The following table illustrates ownership levels in New SeatGeek immediately following the consummation of the Business Combination for the following scenarios (i) no RedBall public shareholders exercise their redemption rights in connection with the Business Combination (we refer to this scenario as the “no redemption scenario”) and (ii) 16,951,944 RedBall Class A ordinary shares are redeemed in connection with the Business Combination at approximately $10.00 per share (based on trust account figures as of June 30, 2021), and the Backstop Subscriber (which is the Sponsor) funds $65 million pursuant to the Backstop Subscription Agreement and New SeatGeek issues 6,500,000 shares of New SeatGeek common stock to the Backstop Subscriber (we refer to this scenario as the “maximum redemption scenario”). Each scenario is based on the following assumptions as of October 26, 2021: (i) New SeatGeek issues 111,146,293 shares of New SeatGeek common stock to former SeatGeek Stockholders pursuant to the Business Combination Agreement, (ii) New SeatGeek issues 9,050,000 shares of New SeatGeek common stock to the PIPE Investors pursuant to the PIPE Investment, (iii) the holder of the Designated SG Warrant exercises the Designated SG Warrant in full at Closing and New SeatGeek issues 950,000 shares of New SeatGeek common stock to the holder of the Designated SG Warrant at Closing, and (iv) 1,000,000 shares of New SeatGeek common stock are contributed to New SeatGeek for no consideration by the Sponsor immediately prior to the First Effective Time. The scenarios (i) exclude the dilutive impact of (1) the issuance of SeatGeek Earnout Shares (up to 35,000,000 shares of New SeatGeek common stock (or restricted stock units, as applicable)), (2) the exercise of New SeatGeek Assumed Options (14,141,146 shares of New SeatGeek common stock reserved for issuance upon exercise, based on SeatGeek Options outstanding as of October 26, 2021), (3) the exercise of New SeatGeek Assumed Warrants (other than the Designated SG Warrant) (2,872,561 shares of New SeatGeek common stock reserved for issuance upon exercise, based on SeatGeek Warrants outstanding as of October 26, 2021) and (4) New SeatGeek Warrants and New SeatGeek Incentive Warrants outstanding as of the consummation of the Business Combination (collectively, up to 32,066,668 shares of New SeatGeek common stock issuable upon exercise), (ii) include Sponsor Earnout Shares (7,187,500 shares of New SeatGeek Common Stock) as fully vested and outstanding and (iii) assume that no holder of vested SeatGeek Options exercises such SeatGeek Options after October 26, 2021 and prior to the consummation of the Business Combination.
Regardless of the extent of redemptions, the shares of New SeatGeek common stock owned by non-redeeming
shareholders will have an implied value of $10.00 per share upon consummation of the Business Combination (based on trust account figures as of June 30, 2021). For further information see the section titled “
Risk Factors — Risks Related to Redemption — We cannot be certain as to the number of public shares that will be redeemed and the potential impact to public shareholders who do not elect to redeem their public shares
”.

	New SeatGeek Ownership (1)
	No Redemption Scenario	Maximum Redemption Scenario (2)
SeatGeek Stockholders (3)	57.9%	70.4%
RedBall’s public shareholders	29.9%	10.7%
Sponsor & related parties (4)	7.0%	8.5%
Backstop Subscriber	—	4.1%
PIPE Investors and holder of Designated SG Warrant (5)	5.2%	6.3%

Total	100.0%	100.0%

(1)	Excludes dilutive impact of exercise of New SeatGeek warrants and New SeatGeek Incentive Warrants.
(2)	Assumes redemptions of 16,951,944 RedBall Class A ordinary shares in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of June 30, 2021.
(3)
Excludes 17,013,707 shares of New SeatGeek common stock expected to be reserved for issuance pursuant to the terms of existing SeatGeek Options and SeatGeek Warrants. Excludes SeatGeek Earnout Securities (up to 35,000,000 shares of New SeatGeek common stock (or restricted stock units, as applicable)).

(4)
Includes 150,000 shares held by the independent directors of RedBall and the 30,000 shares held by RHGM. Includes Sponsor Earnout Shares (7,187,500 shares of New SeatGeek common stock subject to vesting and forfeiture).

(5)	Assumes that holder of Designated SG Warrant fully exercises the Designated SG Warrant at the consummation of the Business Combination. Excludes exercise of New SeatGeek Incentive Warrants.
Date, Time and Place of Extraordinary General Meeting of RedBall’s Shareholders
The extraordinary general meeting of the shareholders of RedBall will be held at
[●], Eastern Time, on [●], 2021, at
[●], to consider and vote upon the proposals to be considered and voted upon at the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date
RedBall shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned RedBall ordinary shares at the close of business on
[●], 2021, which is the “record date” for the extraordinary general meeting. Our shareholders will have one vote for each RedBall ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. RedBall warrants do not have voting rights. As of the close of business on the record date, there were 71,875,000 RedBall ordinary shares issued and outstanding, of which 57,500,000 were issued and outstanding RedBall public shares.
Quorum and Vote of RedBall Shareholders
A quorum of RedBall shareholders is necessary to hold the extraordinary general meeting. The presence, remotely or by proxy, of RedBall shareholders representing a majority of the RedBall ordinary shares issued and outstanding on the record date and entitled to vote on the Proposals to be considered at the extraordinary general meeting will constitute a quorum for the extraordinary general meeting.
The Sponsor and each director of RedBall have agreed to vote all of their founder shares and any other RedBall public shares held by them in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor (including RedBall’s directors) owns 20.0% of the issued and outstanding RedBall ordinary shares.
The proposals to be presented at the extraordinary general meeting require the following votes, provided a quorum is present at the extraordinary general meeting:

•
BCA Proposal
: Approval of the BCA Proposal requires the affirmative vote of a majority of the RedBall ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting;

•
Domestication Proposal
:
Approval of the Domestication Proposal requires the affirmative vote of holders of at least two thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting;

•
Charter Proposal
: Approval of the Charter Proposal requires the affirmative vote of holders of at least two thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting;

•
Organizational Documents Proposals
: The separate approval, on a
non-binding
advisory basis, of each of the Organizational Documents Proposals requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting;

•
Director Election Proposal
: Approval of the Director Election Proposal requires the affirmative vote of a majority of the RedBall Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting;

•
Stock Issuance Proposal
: Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting;

•
Equity Incentive Plan Proposal
:
Approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting;

•
ESPP Proposal
: Approval of the ESPP Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting; and

•
Adjournment Proposal
: Approval of the Adjournment Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Redemption Rights
Pursuant to the Cayman Constitutional Documents, a RedBall public shareholder may request of RedBall that New SeatGeek redeem all or a portion of its RedBall public shares for cash if the Business Combination is consummated. As a holder of RedBall public shares, you will be entitled to receive cash for any RedBall public shares to be redeemed only if you:

•
(i) hold RedBall public shares, or (ii) if you hold RedBall units, you elect to separate your units into the underlying RedBall public shares and public warrants prior to exercising your redemption rights with respect to the RedBall public shares;

•	submit a written request to Continental, RedBall’s transfer agent, that New SeatGeek redeem all or a portion of your RedBall public shares for cash;

•	affirmatively certify in your request for redemption to the transfer agent if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act); and

•	deliver your RedBall public shares to the transfer agent, either physically or electronically through the DTC’s DWAC system.
Holders must complete the procedures for electing to redeem their RedBall public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [
●
] (two business days before the extraordinary general meeting) in order for their public shares to be redeemed.
Holders of RedBall units must elect to separate the units into the underlying RedBall public shares and warrants prior to exercising redemption rights with respect to the RedBall public shares. If holders hold their RedBall units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying RedBall public shares and warrants, or if a holder holds RedBall units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so. Public shareholders may elect to have RedBall redeem their RedBall public shares regardless of whether, or how, they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the RedBall public shares will be returned to the respective holder, broker or bank.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the RedBall public shares that it holds and timely delivers its shares to the transfer agent, New SeatGeek will redeem such RedBall public shares for a per-share
price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding RedBall public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its RedBall public shares for cash and will no longer own RedBall public shares. The redemption takes place following completion of the Business Combination and, accordingly, it is shares of New SeatGeek common stock that will be redeemed promptly after consummation of the Business Combination. See the section titled “
Extraordinary General Meeting of RedBall

—

Redemption Rights
” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your RedBall public shares for cash.
Notwithstanding the foregoing, a RedBall public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its RedBall public shares with respect to more than an aggregate of 15% of the RedBall public shares. Accordingly, if a RedBall public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the RedBall public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and the directors of RedBall have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, subject to the terms and conditions contemplated by the Sponsor Support Agreement. The 14,195,000 RedBall Class B ordinary shares held by the Sponsor, the 150,000 RedBall Class B ordinary shares held by the RedBall’s independent directors, the 30,000 RedBall Class B ordinary shares held by RHGM and the Class A ordinary shares held by the Sponsor and the independent directors of RedBall will be excluded from the pro rata calculation used to determine the per-share
redemption price. As of the date of this proxy statement/prospectus, the Sponsor, RedBall’s independent directors and RHGM collectively own 20.0% of the issued and outstanding RedBall ordinary shares. If RedBall is not able to complete the Business Combination with SeatGeek or another business combination by August 17, 2022, the 14,195,000 RedBall Class B ordinary shares owned by the Sponsor, the 150,000 RedBall Class B ordinary shares directly owned by RedBall’s independent directors, and the 30,000 RedBall Class B ordinary shares held by RHGM, in aggregate, would be worthless because following the redemption of the public shares, RedBall would likely have few, if any, net assets and because the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to the Sponsor if RedBall fails to complete a business combination within the required period.
Holders of the warrants will not have redemption rights with respect to the warrants.
Appraisal Rights
Neither RedBall’s shareholders nor RedBall’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. RedBall has engaged [
Proxy Solicitor
] to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section titled “
Extraordinary General Meeting of RedBall

—

Revoking Your Proxy
.”
Interests of RedBall’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of the RedBall Board in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and RedBall’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of RedBall shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•
If RedBall does not consummate a business combination by August 17, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 14,195,000 RedBall Class B ordinary shares owned by the Sponsor, the 150,000 RedBall Class B ordinary shares directly owned by RedBall’s independent directors and the 30,000 RedBall Class B ordinary shares held by RHGM, in aggregate, would be worthless because following the redemption of the public shares, RedBall would likely have few, if any, net assets and because the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to the founder shares if RedBall fails to complete a business combination within the required period. The Sponsor purchased the RedBall Class B ordinary shares prior to RedBall’s initial public offering for approximately $0.002 per share. The 13,195,000 shares of New SeatGeek common stock that the Sponsor (including the independent directors and excluding any shares that may be issued in the Backstop Subscription) will hold following the Business Combination (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $[●] million based upon the closing price of $[●] per RedBall public share on the NYSE on [●], 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Given such shares of New SeatGeek common stock will be subject to certain restrictions, including those described above, RedBall believes such shares have less value;

•
The Sponsor (including its representatives and affiliates) and RedBall’s directors and officers, may in the future become, affiliated with entities that are engaged in a similar business to RedBall. The Sponsor and RedBall’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to RedBall completing its initial business combination (assuming RedBall has entered into the Business Combination Agreement). Moreover, certain of RedBall’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. RedBall’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to RedBall, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in RedBall’s favor and such potential business opportunities may be presented to other entities prior to their presentation to RedBall, subject to applicable fiduciary duties under Cayman Islands Companies Act and Cayman Islands common law. RedBall’s Cayman Constitutional Documents provide that RedBall renounces its interest in any corporate opportunity offered to any director or officer of RedBall which may be an opportunity for such director, on the one hand, or RedBall, on the other;

•
RedBall’s existing directors and officers will be eligible for continued indemnification and continued coverage under RedBall’s directors’ and officers’ liability insurance after the Mergers and pursuant to the Business Combination Agreement;

•
The Backstop Subscriber (which is the Sponsor) has committed to purchase up to an additional 6,500,000 shares of New SeatGeek common stock, or an aggregate of up to $65,000,000 million, to backstop the Available Cash. For additional information, see the sections titled, “
BCA Proposal
—
Related Agreements
—
Backstop Subscription Agreement
” and “
Certain Relationships and Related Person Transactions — RedBall Acquisition Corp. — Backstop Subscription Agreement.
”

•
In the event that RedBall fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, RedBall will be required to provide for payment of claims of creditors that were not waived that may be brought against RedBall within the ten years following such redemption. In order to protect the amounts held in RedBall’s trust account, the Sponsor has agreed that it will be liable to RedBall if and to the extent any claims by a third party (other than RedBall’s independent auditors) for services rendered or products sold to RedBall, or a prospective target business with which RedBall has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of RedBall’s IPO against certain liabilities, including liabilities under the Securities Act;

•
In order to finance transaction costs in connection with RedBall’s initial business combination (including any amounts which are currently outstanding), the Sponsor or an affiliate of the Sponsor, or certain of RedBall’s officers and directors may, but are not obligated to, loan funds to RedBall as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes that would each become due and payable in full, without interest, upon completion of RedBall’s initial business combination, or, at the lender’s discretion, up to $1,500,000 of such loans may be converted upon completion of a business combination into warrants at a price of $1.50 per warrant. Such warrants would be identical to the private placement warrants. In the event that RedBall does not complete its initial business combination within the prescribed time frame, RedBall may use a portion of its working capital held outside of its trust account to repay any Working Capital Loans made to RedBall, but no proceeds held in the trust account would be used to repay such Working Capital Loans, and the applicable related party lender or lenders may not be able to recover the value it or they have loaned to RedBall pursuant to such Working Capital Loans;

•
Pursuant to the terms of RedBall’s agreement with Richard Scudamore for his service as a director, RedBall’s successful consummation of the Business Combination would result in RedBall being obligated to pay Mr. Scudamore $100,000;

•
Pursuant to the Amended and Restated Registration Rights Agreement, the Sponsor and RedBall’s directors and officers will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back
provisions with respect to the shares of New SeatGeek common stock and warrants held by such parties following the consummation of the Business Combination; and

•
RedBall has engaged RedBird BD, LLC (“RedBird BD”), an affiliate of Sponsor and RedBird Capital Partners LLC, to act as RedBall’s financial advisor in connection with the Business Combination. Pursuant to the engagement, RedBird BD arranged the Backstop Subscription and provided financial advisory, structuring and other services to RedBall. RedBall will pay RedBird BD $6.0 million for these services, which shall be earned and paid upon the consummation of the Business Combination. Therefore, RedBird Capital Partners LLC, Sponsor and RedBird BD have financial interests in the consummation of the Business Combination in addition to the financial interest of Sponsor (with whom RedBird Capital Partners LLC and RedBird BD are affiliated). RedBird BD’s engagement is an incremental related party transaction to the related party transactions discussed in the prospectus for RedBall’s initial public offering. The RedBird BD engagement and the related payment has been approved by RedBall’s audit committee and the RedBall Board in accordance with RedBall’s related persons transaction policy.

The Sponsor and each director of RedBall have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each director of RedBall have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including RedBall’s directors) owns 20.0% of the issued and outstanding RedBall ordinary shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or RedBall’s securities, the Sponsor, SeatGeek or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of RedBall’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, SeatGeek or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (i) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (ii) satisfaction of the requirement that holders of at least two-thirds
of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Charter Proposal, (iii) satisfaction of the minimum cash conditions, (iv) otherwise limiting the number of public shares electing to redeem, and (v) RedBall’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on the ordinary shares (
e.g.
, by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. RedBall will file or submit a Current Report on Form
8-K
to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of RedBall’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RedBall and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RedBall’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “
BCA Proposal

—

Interests of RedBall’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.
Recommendation to Shareholders of RedBall
The RedBall Board has determined that the Business Combination Agreement and the transactions contemplated thereby, including the Domestication and the Mergers, are in the best interest of RedBall and our shareholders and unanimously recommends that our shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” the Stock Issuance Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal (if presented to the extraordinary general meeting).
The existence of financial and personal interests of one or more of RedBall’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RedBall and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RedBall’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “
BCA Proposal
—
Interests of RedBall’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

U.S. Federal Income Tax Considerations
For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see the section titled “
U.S. Federal Income Tax Considerations
.”
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination. These figures assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination and (ii) that New SeatGeek issues or reserves for issuance up to 128,160,000 shares of New SeatGeek common stock to the SeatGeek Stockholders as part of the Aggregate Transaction Consideration pursuant to the Business Combination Agreement. If the actual facts are different from these assumptions, the below figures will be different.

Sources		Uses
($ in millions)
Cash and investments held in trust account (1)	$575.0	Cash to balance sheet	$558.0
Sponsor Promote	62.0	Sponsor Promote	62.0
PIPE Investment (2)	100.0	Secondary	—
Equity Rollover	1,282.0	Equity Rollover	1,282.0
New debt	—	Transaction expenses (3)	55.0
		Debt paydown	62.0
Total sources	$2,019.0	Total uses	$2,019.0

(1)	Calculated as of October 13, 2021.
(2)
Shares issued in the PIPE Investment are at a deemed value of $10.00 per share; the $100.0 million consists of $90.5 million in proceeds from the PIPE Investment and $9.5 million in proceeds from the Designated SG Warrant Investment.

(3)	Includes deferred underwriting commission of $20.1 million and estimated transaction expenses.
Expected Accounting Treatment
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of RedBall as a result of the Domestication. The business, capitalization, assets and liabilities, and financial statements of New SeatGeek one business day following the Domestication will be the same as those of RedBall immediately prior to the Domestication.
The Business Combination
The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting, RedBall will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the SeatGeek Stockholders are expected to have a majority of the voting power of New SeatGeek, SeatGeek will comprise all of the ongoing operations of New SeatGeek, SeatGeek will comprise a majority of the governing body of New SeatGeek, and SeatGeek’s senior management will comprise all of the senior management of New SeatGeek. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of SeatGeek issuing shares for the net assets of RedBall, accompanied by a recapitalization. The net assets of RedBall will be stated at historical cost. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of SeatGeek.

Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a
30-day
waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On October 26, 2021, RedBall and SeatGeek filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination.
At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. RedBall cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, RedBall cannot assure you as to its result.
None of RedBall nor SeatGeek are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Emerging Growth Company
RedBall is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and for so long as it remains an emerging growth company it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in RedBall’s periodic reports, proxy statements, and registration statements;

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved; and

•
an extended transition period for complying with new or revised accounting standards by allowing an emerging growth company to delay the adoption of such accounting standards until those standards would otherwise apply to private companies that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act.

We have elected to take advantage of certain of the reduced disclosure obligations in this proxy statement/prospectus and may elect to take advantage of other reduced reporting requirements in future filings and reports. Accordingly, the information that we provide to our shareholders may be different than you might receive from other public reporting companies in which you hold equity interests.

We have also elected under the JOBS Act to use the extended transition period for complying with new or revised accounting standards. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.
We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of RedBall’s initial public offering. If certain events occur prior to the end of such five-year period, including if (i) we become a “large accelerated filer” which means at least $700.0 million of equity securities are held by non-affiliates
as of the last business day of our second fiscal quarter; (ii) our annual gross revenue exceeds $1.07 billion; or (iii) we issue more than $1.0 billion of non-convertible
debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.
Smaller Reporting Company
RedBall is also a “smaller reporting company” as defined in Item 10(f)(1) of Regulation
S-K.
Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We may continue to be a smaller reporting company and may take advantage of certain scaled disclosures available to smaller reporting companies for so long as our voting and non-voting
common stock held by
non-affiliates
is less than $250.0 million measured on the last business day of our second fiscal quarter or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our equity securities held by non-affiliates
is less than $700.0 million on the last business day of our second fiscal quarter.
Summary Risk Factors
In evaluating the proposals to be presented at the RedBall extraordinary general meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “
Risk Factors
.” Below are some of these risks, any one of which could adversely affect our business, financial condition, results of operations, and prospects.
The summary risk factors described below should be read together with the text of the full risk factors in the section titled “
Risk Factors
” and the other information set forth in this proxy statement/prospectus. The risks summarized below or described in full under the section titled “
Risk Factors
” are not the only risks that we face. Additional risks and uncertainties not precisely known to us, or that we currently deem to be immaterial may also harm our business, financial condition, results of operations and future growth prospects.
Risks Related to SeatGeek’s Business and Industry
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of SeatGeek and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New SeatGeek and its subsidiaries following the consummation of the Business Combination.

•	The COVID-19 pandemic has had, and is likely to continue to have, a material negative impact on our business and operating results;

•	We have a history of operating losses and expect to incur significant expenses and continuing losses for the foreseeable future;

•
We may need additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be sure that additional financing will be available;

•	We identified a material weakness in our internal control over financial reporting at December 31, 2020, 2019, and 2018, and may identify additional material weaknesses in the future. If we fail to remediate the material weakness or if we otherwise fail to establish and maintain effective control over financial reporting, it may adversely affect our ability to accurately and timely report our financial results, and may adversely affect investor confidence and business operations;

•
Our success depends, in significant part, on entertainment and sporting events, and economic and other factors adversely affecting such events could have a material adverse effect on the live event industry generally and specifically on our business, financial condition and results of operations;

•
Cybersecurity risks, data loss or other breaches of our network security could materially harm our business and results of operations, and the processing, storage, use and disclosure of personal or sensitive information could give rise to liabilities and additional costs as a result of governmental regulation, litigation and conflicting legal requirements relating to personal privacy rights; and

•
The processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing application of privacy regulations.

Risks Related to RedBall and the Business Combination

•
The holders of RedBall founder shares, including our directors, have interests that are different or in addition to the interests of our public shareholders, and a conflict of interest may have existed in determining whether the Business Combination with SeatGeek is appropriate as our initial business combination;

•
We have not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to us or our shareholders from a financial point of view;

•	We may be forced to close the Business Combination even if our board of directors determines it is no longer in our shareholders’ best interest;

•	Your unexpired warrants may be redeemed prior to their exercise at a time that may be disadvantageous to you, thereby making your warrants worthless;

•	The Domestication may result in adverse tax consequences for holders of RedBall Class A ordinary shares and warrants;

•
The ability of our public shareholders to exercise redemption rights with respect to a large number of Class A ordinary shares may make it more difficult for us to complete the Business Combination as contemplated, and could increase the number of shares of New SeatGeek common stock issuable in the Business Combination, which would increase the dilution to RedBall’s shareholders as a result of the Business Combination;

•
NYSE may not list New SeatGeek’s securities on its exchange, and we may not be able to comply with the continued listing standards of NYSE, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions;

•
Our public shareholders will experience immediate dilution as a consequence of the issuance of New SeatGeek common stock as consideration in the Business Combination, in the PIPE Investment, in the Backstop Subscription, if any, and due to future issuances pursuant to the 2021 Plan;

•	The Proposed Certificate of Incorporation will not limit the ability of the Sponsor to compete with New SeatGeek; and

•
Upon consummation of the Business Combination, the rights of holders of New SeatGeek common stock arising under the DGCL and the Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of RedBall Class A ordinary shares arising under the Cayman Islands Companies Act and our current amended and restated memorandum and articles of association.

RISK FACTORS
RedBall’s shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus.
Risks Related to SeatGeek’s Business and Industry
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of SeatGeek and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New SeatGeek and its subsidiaries following the consummation of the Business Combination.
Risks Related to the
COVID-19
Pandemic
The
COVID-19
pandemic has had, and is likely to continue to have, a material negative impact on our business and operating results. The ultimate magnitude of this impact will depend on a variety of factors, including the duration of the pandemic, restrictions or new operational requirements, the state of the global economy as a result of the pandemic, and the public’s willingness to attend events with large numbers of people, all of which are unknowable at this time. The potential of future public health crises, while unpredictable, may also have a material negative impact on our business to the extent such occurrences are similar in nature and scope, cause governmental authorities to impose restrictions on the public’s ability to attend events with large numbers of people and negatively impact the public’s willingness to attend such events.
The global spread and impact of the
COVID-19
pandemic is complex, unpredictable and continuously evolving and has resulted in significant disruption and additional risks to our business, the entertainment industry, and the global economy. The
COVID-19
pandemic has led governments and other authorities around the world to impose measures intended to control its spread, including restrictions on large gatherings of people, travel bans, border closings and restrictions, business closures, quarantines, shelter-in-place
orders and social distancing measures. As a result, in
mid-March
2020, as the unprecedented impact of the
COVID-19
pandemic became clearer, concert promoters, venue operators, sports leagues and theaters around the world shut down. Our business depends on live music, sporting and theater events in order to generate most of our revenue from ticket sales in the primary and secondary ticket market. As of today, sports leagues have recommenced and there has also been a resumption of some concert and theater activity, with many events having reduced capacity or other protective measures. Until such time as fans are allowed at live music, sporting and theatrical events in meaningful numbers, our revenue will be negatively impacted and it is possible these circumstances continue for a longer period of time than currently anticipated.
We have never previously experienced a complete cessation of large scale events, and as a result, our ability to gauge the impact of such a cessation on our company and its future prospects is uncertain. Due to the unprecedented nature of the
COVID-19
pandemic and its impacts on our business, our ability to forecast our cash inflows is hampered, and therefore our focus is on forecasting and managing operating costs and cash outflows. At this time, it is impossible to know or predict when events will be held at a pre-pandemic
scope and scale as national and local governments around the world continue to enforce various restrictions on large gatherings. These restrictions are lifting in some places, but have remained in place in many places, and continue to impact the ability to sell tickets to large-scale events. It is currently unclear as to what restrictions will be placed on future events.
We face ancillary risks and uncertainties arising from the
COVID-19
pandemic in addition to the shutdown or limitation of live music, sporting and theater events.
COVID-19
may also precipitate or aggravate other risk factors described herein, which have had, and may continue to have, a material negative impact on our business and operating results. Many of these risks and uncertainties may extend beyond the duration of the current shutdowns due to the uncertainty around how the live music, sporting and theater industries will change as a result of the pandemic. The risks and uncertainties described herein should be read in conjunction with those set forth below. Such additional or attendant risks and uncertainties include, among other things:

•
a reduction in the profitability of our operations when live music, sporting and theater events resume, due to governmental restrictions or safety precautions and protocols voluntarily undertaken, such as the potential that venues may not be able to be filled to capacity due to spacing and social distancing limitations, which could limit the number of tickets sold;

•
the impact on our workforce, which may include the loss of key personnel as employees find other employment and lowered employee morale, all of which may negatively impact our ability to capitalize on opportunities and conduct our operations in the future;

•
potential decreased willingness or ability for artists to tour due to varying restrictions across jurisdictions, including the possibility that national or sub-national
borders are closed to travel, which could reduce the demand for our services;

•	potential changes to consumer preferences for consumption of live music, sporting or theater events due to fear of, or restrictions on, large gatherings;

•	loss of ticketing sales due to the economic impacts of the pandemic whereby certain venue operators are no longer in operation, reducing the number of events our marketplace can serve;

•	the inability to pursue expansion opportunities or acquisitions due to capital constraints;

•	the future availability or increased cost of insurance coverage; and

•	the incurrence of additional expenses related to compliance, precautions and management of our company during and after the pandemic.
The likelihood of the realization or intensification of these risks and uncertainties and the ultimate magnitude of their impact on us are not knowable or quantifiable at this time. The
COVID-19
pandemic and its impacts may continue to endure for an unknown period of time. In addition, as has already occurred in various locations, the potential exists for additional waves of the pandemic after the current wave of infections subsides. In addition, new and potentially more dangerous variants of the
COVID-19
virus, such as the delta variant, have emerged, which have, and could continue to, lead to additional restrictions being put into place for a greater duration of time. Different jurisdictions are lifting and re-imposing
social distancing guidelines and restrictions on gatherings of people at different times and may continue to have different rules in place thereafter. The longer the duration of the
COVID-19
pandemic, and the greater the ancillary and lingering effects, the greater the negative impact on us and our results of operations will be. While vaccination programs have begun around the world, the ultimate impact of such programs on the pandemic and its duration, including the ability to effectively and widely manufacture and distribute vaccines and the acceptance of the vaccine by the general population, remain unknown. Moreover, even after restrictions on gatherings are lifted and vaccines are more widely distributed and available, the public’s willingness to attend large events may remain depressed for a significant length of time, and we cannot predict if and when demand to attend such events will return to pre-COVID-19
levels.
We will continue to evaluate and explore additional mechanisms to attempt to ensure that we have adequate capital to fund our business, including through the issuance and sale of debt or equity securities. There is no guarantee that debt or equity financings will be available in the future to fund our obligations, or that they will be available on terms consistent with our expectations. Additionally, the impact of the
COVID-19
pandemic on the financial markets could adversely impact our ability to raise funds.

Risks Related to Our Financial Condition and Status as an Early-Stage Company
We have a history of operating losses and expect to incur significant expenses and continuing losses for the foreseeable future.
We incurred net losses of $96.9 million, $45.0 million and $30.2 million in the years ended December 31, 2020, 2019 and 2018, respectively, and $37.9 million for the six months ended June 30, 2021. As of June 30, 2021, we had an accumulated deficit of $285.6 million. Our revenues were $33.2 million, $142.2 million and $106.4 million in the years ended December 31, 2020, 2019 and 2018, respectively. Because of the impact of the
COVID-19
pandemic, our revenue decreased significantly in the year ended December 31, 2020 as compared to December 31, 2019. We do not know when our revenue will return to its pre-COVID-19
levels, if ever.
As of December 31, 2020, our refunds and credits reserve increased to $37.0 million from $2.2 million at December 31, 2019. The increase was driven by the effects of the
COVID-19
pandemic and related event cancellations and postponements and our estimated costs related to chargebacks and refunds. Due to the rapidly evolving
COVID-19
situation and the limited amount of currently available data, there is a high degree of uncertainty around these reserves and future events, and our actual losses could materially differ from these estimates. We may pay in cash a portion of, all, or a greater amount than the $33.6 million refunds and credits reserve recorded as of June 30, 2021.
You should not rely on the revenue growth of any prior quarterly or annual period as an indication of our future performance. We expect to continue to incur losses due to the impact of the
COVID-19
pandemic on our business, the future of live events and the global economy. If we are unable to return to revenue growth and manage our expenses effectively, we will not be able to achieve and maintain profitability.
We may not be able to scale our business quickly enough to meet customer and market demand, which could result in lower profitability or cause us to fail to execute on our business strategies.
In order to grow our business, we will need to continually evolve and scale our business and operations to meet customer and market demand. Evolving and scaling our business and operations places increased demands on our management as well as our financial and operational resources to effectively manage organizational change; increase our sales and marketing efforts; broaden our customer-support and services capabilities; maintain or increase operational efficiencies; implement appropriate operational and financial systems; and maintain effective financial disclosure controls and procedures. If we cannot evolve and scale our business and operations effectively, we may not be able to execute our business strategies in a cost-effective manner and our business, financial condition, profitability and results of operations could be adversely affected.
Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.
The market in which we compete may not meet the size estimates and may not achieve the growth forecast referenced in this proxy statement/prospectus. Our market opportunity estimates and growth forecasts included in this proxy statement/prospectus, including those we have generated ourselves, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate, particularly in light of the ongoing
COVID-19
pandemic and the related economic impact. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of customers covered by these market opportunity estimates will generate any particular level of revenue for us. Any expansion in our market depends on a number of factors, including the cost and perceived value associated with our product and those of our competitors. Even if the market in which we compete meets our size estimates and growth forecast in this proxy statement/prospectus, our business could fail to grow at the rate we anticipate, if at all.

Even if the market in which we compete meets the size estimates and the growth forecast referenced in this proxy statement/prospectus, our business could fail to grow at similar rates, if at all, for a variety of reasons, which would adversely affect our results of operations. Our growth is subject to many factors, including success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, any forecasts of market growth included in this proxy statement/prospectus should not be taken as indicative of our future revenue or growth prospects.
We may need additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be sure that additional financing will be available.
As of June 30, 2021, we had cash and cash equivalents of $136.8 million. The remaining cash and cash equivalents balance is available to us to fund our operating, investing and financing activities. In addition, due to the
COVID-19
pandemic, which has drastically changed the landscape of the live music, sporting and theater events industries, we experienced a significant decrease in our revenues as a result of decreased volume in 2020. There is significant uncertainty regarding the extent and duration of the impact that the
COVID-19
pandemic will have on our business, and we could exhaust our available financial resources sooner than we expect.
We may need to raise additional capital through additional debt or equity financings to support our business growth, to respond to business opportunities, challenges, or unforeseen circumstances, or for other reasons, and we may not be able to do so on favorable terms, if at all. Our ability to obtain financing will depend on a number of factors, including:

•	general economic and capital market conditions, including as a result of the COVID-19 pandemic;

•	the availability of credit from banks or other lenders;

•	investor confidence in us; and

•	our results of operations.
We cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to obtain financing, in an amount sufficient to fund our operations or other liquidity needs. If we raise additional equity financing, our security holders may experience significant dilution of their ownership interests, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Further, if we are unable to obtain additional capital when required, or are unable to obtain additional capital on satisfactory terms, our ability to continue to support our business growth or to respond to business opportunities, challenges, unforeseen circumstances would be adversely affected.
If we are unable to make acquisitions and investments, or successfully integrate them into our business, our business, results of operations and financial condition could be adversely affected.
Our future growth will depend in part on our selective acquisition of, and investment in, additional businesses. We will continue to consider a wide array of potential strategic transactions, including acquisitions of businesses, new technologies, services, and other assets and strategic investments that complement our business. We may be unable to identify other suitable targets for further acquisition or make further acquisitions at favorable prices. If we identify a suitable acquisition candidate, our ability to successfully complete the acquisition would depend on a variety of factors, and may include our ability to obtain financing on acceptable terms and requisite government approvals. We have previously acquired and continue to evaluate targets and, there is no assurance that such acquired businesses will be successfully integrated into our business or generate substantial revenue.
Acquisitions involve numerous risks, any of which could harm our business and negatively affect our financial condition and results of operations, including:

•	intense competition for suitable acquisition targets, which could increase prices and adversely affect our ability to consummate deals on favorable or acceptable terms;

•	failure or material delay in closing a transaction;

•	transaction-related lawsuits or claims;

•	difficulties in integrating the technologies, operations, existing contracts, and personnel of an acquired company;

•	difficulties in retaining key employees or business partners of an acquired company;

•	difficulties in retaining customers and service providers, as applicable, of an acquired company;

•	challenges with integrating the brand identity of an acquired company with our own;

•	diversion of financial and management resources from existing operations or alternative acquisition opportunities;

•	failure to realize the anticipated benefits or synergies of a transaction;

•
failure to identify the problems, liabilities, or other shortcomings or challenges of an acquired company or technology, including issues related to intellectual property, regulatory compliance practices, litigation, revenue recognition or other accounting practices, or employee or user issues;

•	risks that regulatory bodies may enact new laws or promulgate new regulations that are adverse to an acquired company or business;

•	risks that regulatory bodies do not approve our acquisitions or business combinations or delay such approvals;

•	theft of our trade secrets or confidential information that we share with potential acquisition candidates;

•	risk that an acquired company or investment in new services cannibalizes a portion of our existing business; and

•	adverse market reaction to an acquisition.
If we fail to address the foregoing risks or other problems encountered in connection with past or future acquisitions of businesses, new technologies, services, and other assets and strategic investments, or if we fail to successfully integrate such acquisitions or investments, our business, financial condition, and results of operations could be adversely affected.
Our ability to utilize our net operating loss carryforwards and certain other tax attributes to offset taxable income or taxes may be limited.
As of December 31, 2020, we had federal net operating loss carryforwards of $163.5 million, of which $48.3 million will begin to expire in 2030. Furthermore, we had state and local net operating loss carryforwards of $98.5 million which will begin to expire in 2027. Additionally, we had federal carryforwards related to interest deductions limited under Section 163(j) of the Internal Revenue Code of $6.7 million which will never expire. We also had foreign net operating losses of $23.9 million with no expiration dates. Portions of these net operating loss carryforwards could expire unused and be unavailable to offset future income tax liabilities. Under the legislation enacted in 2017, commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”), as modified by the Coronavirus Aid, Relief, and Economic Security (the “CARES Act”), U.S. federal net operating losses incurred in taxable years beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such federal net operating losses in taxable years beginning after December 31, 2020, is limited. It is uncertain how various states will respond to the Tax Act and the CARES Act. For state income tax purposes, there may be periods during which the use of net operating loss carryforwards is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. For example, California recently imposed limits on the usability of California state net operating losses to offset taxable income in tax years beginning on or after January 1, 2020 and before January 1, 2023.

In addition, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period, the corporation’s ability to use its pre-change
net operating loss carryforwards and other
pre-change
tax attributes to offset its post-change income or taxes may be limited. The business combination, together with private placements and other transactions that have occurred since our inception, may trigger such an ownership change pursuant to Section 382. We have not yet completed a Section 382 analysis, and therefore, there can be no assurances that our net operating losses are not already limited. We may experience ownership changes as a result of subsequent shifts in our stock ownership, some of which may be outside of our control. If an ownership change occurs and our ability to use our net operating loss carryforwards is materially limited, it would harm our future results of operations by effectively increasing our future tax obligations. We have recorded a valuation allowance against our deferred tax assets, which includes net operating loss carryforwards.
Operating as a public company requires us to incur substantial costs and requires substantial management attention. In addition, key members of our management team have limited experience managing a public company.
As a public company, we incur substantial legal, accounting, and other expenses that we did not incur as a private company. For example, we are subject to the reporting requirements of the Exchange Act, the applicable requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules and regulations of the SEC, and the listing standards of the New York Stock Exchange. For example, the Exchange Act requires, among other things, we file annual, quarterly, and current reports with respect to our business, financial condition, and results of operations. We are also required to maintain effective disclosure controls and procedures and internal control over financial reporting. Compliance with these rules and regulations has increased and will continue to increase our legal and financial compliance costs, and increase demand on our systems. In addition, as a public company, we may be subject to stockholder activism, which can lead to additional substantial costs, distract management, and impact the manner in which we operate our business in ways we cannot currently anticipate. As a result of disclosure of information in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors.
Many members of our management team have limited or no experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituencies will require significant attention from our senior management and could divert their attention away from the day-to-day
management of our business, which could adversely affect our business, financial condition, and results of operations.
We identified a material weakness in our internal control over financial reporting at December 31, 2020, 2019, and 2018, and may identify additional material weaknesses in the future. If we fail to remediate the material weakness or if we otherwise fail to establish and maintain effective control over financial reporting, it may adversely affect our ability to accurately and timely report our financial results, and may adversely affect investor confidence and business operations.
A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the financial statements would not be prevented or detected on a timely basis.
As part of the 2020, 2019, and 2018 financial statement audits, we identified a material weakness in internal control over financial reporting due to our lack of an adequate risk assessment process to identify and analyze risks to achieving our financial reporting objectives across the entity and at the process level. This resulted in a failure to employ a sufficient number of qualified personnel to adequately ensure the appropriate accounting for non-routine
transactions, implement appropriate segregation of duties, including over review of journal entries, and review the financial statements for appropriate presentation including consideration of the application of GAAP.
Our management is in the process of developing a remediation plan and is taking steps to remediate the material weakness. The material weakness will be considered remediated when our management designs and implements effective controls that operate for a sufficient period of time and our management has concluded, through testing, that these controls are effective. Our management will continue to monitor the effectiveness of our remediation plan and will make the changes it determines to be appropriate. Although we intend to complete this remediation process as quickly as practicable, we cannot at this time estimate how long it will take, and our initiatives may not prove to be successful in remediating the material weakness.
Furthermore, we cannot assure that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to our material weakness in our internal controls over financial reporting or that they will prevent or avoid potential future material weaknesses. Further, additional weaknesses in our disclosure controls and internal controls over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to the listing requirements of the New York Stock Exchange, investors may lose confidence in our financial reporting and our stock price may decline as a result.
Impairment of our goodwill could negatively impact our financial results and financial condition.
In accordance with GAAP, we test goodwill for impairment annually, or more frequently if events or changes in circumstances indicate that the assets might be impaired. If the carrying amount of our goodwill exceeds its implied fair value, an impairment loss equal to the excess is recorded. As of June 30, 2021, we had goodwill of approximately $28.2 million, which constituted approximately 12% of our total assets at that date. Due to the volatile stock market, the current economic uncertainty and other factors, we cannot provide assurance that goodwill will not be impaired in future periods. Impairment may result from, among other things, a significant decline in our expected cash flows, an adverse change in the business climate and slower growth rates in our industry. If we are required to record an impairment charge for goodwill in the future, this would adversely impact our financial condition and financial results.
Our success depends, in significant part, on entertainment and sporting events, and economic and other factors adversely affecting such events could have a material adverse effect on the live event industry generally and specifically on our business, financial condition and results of operations.
A decline in attendance at, or reduction in the number of, live music, sporting and theater events may have an adverse effect on our revenue and operating income. In addition, during periods of economic slowdown and recession, many consumers have historically reduced their discretionary spending and advertisers have reduced their advertising expenditures. The impact of economic slowdowns, including the current economic environment due to the
COVID-19
pandemic, on our business is difficult to predict, but may result in reductions in ticket sales and our ability to generate revenue. The risks associated with our business may become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in attendance at live music, sporting and theater events. Many of the factors affecting the number and availability of live music, sporting and theater events are beyond our control. For instance, in the past certain sports leagues have experienced labor disputes leading to threatened or actual player lockouts. Any such lockouts that result in shortened or canceled seasons could adversely impact our business both due to the loss of games and ticketing opportunities as well as the possibility of decreased attendance following such a lockout due to an adverse fan reaction.

Our business depends on discretionary consumer and corporate spending. Many factors related to corporate spending and discretionary consumer spending, including economic conditions affecting disposable consumer income such as unemployment levels, fuel prices, interest rates, changes in tax rates and tax laws that impact companies or individuals, and inflation can significantly impact our operating results. Business conditions, as well as various industry conditions, including corporate spending, can also significantly impact our operating results as these factors can affect premium seat sales. Negative factors such as challenging economic conditions and public concerns over terrorism, security and data security incidents or contagious disease pandemics, including the
COVID-19
pandemic, can also impact corporate and consumer spending. In addition, the impact of the economic downturn resulting from the
COVID-19
pandemic, including a reduction in discretionary spending and confidence for consumers has resulted in a decline in ticket sales and attendance, which has impacted our operating results and growth. There can be no assurance that consumer and corporate spending will not continue to be adversely impacted by current economic conditions, or by any future deterioration in economic conditions, which could have a material adverse effect on our business, financial condition and results of operations.
The occurrence and threat of extraordinary events, such as public health concerns such as contagious disease epidemics or pandemics, including the
COVID-19
pandemic, terrorist attacks, intentional or unintentional mass-casualty incidents, natural disasters or similar severe weather events, may deter artists from touring, teams from holding games and have a material adverse effect on the live event industry generally and specifically on our business, financial condition and results of operations.
Additionally, our business may be adversely affected by disease epidemics or pandemics, severe weather events and natural disasters. The occurrence of these events may deter buyers from attending and purchasing tickets to live music, sporting or theater events, which could negatively impact our business and financial performance. Moreover, performers, venues, teams or promoters may decide to cancel live music, sporting and theater events due to social distancing requirements, such as those imposed in response to the
COVID-19
pandemic, or due to severe weather events or natural disasters. Cancellations of such events can adversely affect our financial performance, as we are obligated to issue refunds or credits for tickets purchased for those events that are not rescheduled.
We may be adversely affected by the occurrence of extraordinary events, such as public health concerns, terrorist attacks, severe weather events and natural disasters.
The occurrence and threat of extraordinary events, such as public health concerns such as the
COVID-19
pandemic, terrorist attacks, intentional or unintentional mass-casualty incidents, natural disasters or similar events, may substantially decrease the use of and demand for our services and the attendance at live music, sporting and theatre events, which may decrease our revenue or expose us to substantial liability. The terrorism and security incidents in the past, military actions in foreign locations, periodic elevated terrorism alerts and fears from publicized contagious disease outbreaks have raised numerous challenging operating factors, including public concerns regarding air travel, military actions and additional national or local catastrophic incidents, causing a nationwide disruption of commercial and leisure activities.
In the event of actual or threatened terrorism events, performers, athletes, teams, and other event draws may refuse to travel, which could adversely affect our business. Attendance at events may decline due to fears over terrorism and contagious disease outbreaks, which could adversely impact our operating results. Some such occurrences or actions are difficult to foresee and adequately plan for, which could lead to fan, vendor and/or employee harm resulting in fines, penalties, legal costs and reputational risk that could materially and adversely impact our business and results of operations.

Our business is highly sensitive to public tastes and is dependent on our ability to secure popular artists, teams and other entertainment and sporting events, and we may be unable to anticipate or respond to changes in consumer preferences, including a decrease in the popularity of live events, which may result in decreased demand for our services.
Ticket sales are sensitive to rapidly-changing public tastes, and are dependent on fluctuations in the number of entertainment, sporting and theater events and activities offered by promoters, teams and facilities, and adverse trends in the live music, sporting and theatre event industries could adversely affect our business, financial condition and results of operations. We rely on third parties to create and perform at live music, sporting and theater events, and any unwillingness to tour, lack of availability of popular artists or decrease in the number of games or performances held could limit our ability to generate revenue. Accordingly, our success depends, in part, upon the ability of these third parties to correctly anticipate public demand for particular events, as well as the availability of popular artists, entertainers and teams, and any decrease in availability or failure to anticipate public demand could result in reduced demand for our services, which would adversely affect our business, financial condition and results of operations.
Our business depends on relationships between key promoters, venues, sports teams, sports leagues, executives, agents, managers, artists and clients and any adverse changes in these relationships could adversely affect our business, financial condition and results of operations.
Our business is dependent on maintaining our deep and longstanding relationships with the parties that use our platform to buy and sell tickets, including fans, rightsholders and other sellers. We cannot provide assurance that we will be able to maintain existing relationships, or enter into or maintain new relationships, on acceptable terms, if at all, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations. Another important component of our success is our ability to maintain existing and build new relationships with parties in the ticketing ecosystem. Any adverse change in these relationships, including the inability of these parties to fulfill their obligations to our business for any reason, could adversely affect our business, financial condition and results of operations.
We face intense competition in the live events and ticketing industries, including from concert promoters who are our primary ticket sales competitors, and we may not be able to maintain or increase our current revenue, which could adversely affect our business, financial condition and results of operations.
Our business faces significant competition from other national, regional and local primary and secondary ticketing service providers, some of whom are also concert promoters, to secure new and retain existing sellers, buyers and distribution partners on a continuous basis. We also face competition in the resale of tickets from other resale marketplaces and other ticket resellers. The advent of new technology, particularly as it relates to online ticketing, has amplified this competition. The intense competition that we face in the ticketing industry could cause the volume of our ticketing business to decline, and we may not be able to maintain or increase our current revenue due to such decline, which could adversely affect our business, financial condition and results of operations.
Other variables related to the competitive environment that could adversely affect our financial performance by, among other things, leading to decreases in overall revenue, event attendance, ticket prices and fees or profit margins include:

•	competitors’ offerings that may include more favorable terms or pricing;

•
technological changes and innovations that we are unable to adopt or are late in adopting that offer more attractive alternatives than we currently offer, which may lead to a loss of ticket sales or lower ticket fees;

•	other entertainment options or ticket inventory selection and variety that we do not offer; and

•	increased pricing in the primary ticket marketplace, which could result in reduced profits for secondary ticket sellers and reduced demand for our services.

Our business is dependent on the willingness of artists, teams and promoters to continue to support the secondary ticket market and any decrease in such support may result in decreased demand for our services
.
Our business is dependent on the secondary ticket market for events put on by artists, teams and promoters. We rely upon the willingness of such artists, teams and promoters to support the secondary ticket market and any decrease in support of the resale market, such as by enacting restrictions regarding resale policies or partnering with other resale marketplaces on an exclusive basis, could result in reduced demand for our services, which would adversely affect our business, financial condition and results of operations.
Our corporate culture has contributed to our success, and if we cannot maintain this culture, we could lose the innovation, creativity and teamwork fostered by our culture, which could harm our business.
We believe that our corporate culture has been an important contributor to our success, which we believe fosters innovation, creativity and teamwork among our employees. As we continue to grow and evolve, we may need to implement more complex organizational management structures or adapt our corporate culture and work environments to ever-changing circumstances, such as during pandemics, including
COVID-19.
These changes could have an adverse impact on our corporate culture, and we may have difficulties in maintaining or adapting our culture to sufficiently meet the needs of our future and evolving operations. In addition, our transition from a private company to a public company culture, which will necessitate changes in policies, practices, corporate governance and management requirements, may result in a change to our corporate culture. Any failure to preserve our culture could also negatively affect our ability to retain and recruit personnel, maintain our performance or execute on our business strategy, which could have a material adverse effect on our business, financial condition, results of operations and prospects.
Our ticketing business is subject to seasonal fluctuations and the general economic and business conditions that impact the sporting events and live entertainment industries.
We believe our financial results and cash needs will vary greatly from quarter to quarter and year to year depending on, among other things, the timing of tours, sports seasons, tour cancellations, event ticket sales, seasonal and other fluctuations in our operating results, the timing of guaranteed payments, financing activities, acquisitions and investments and receivables management. Because our results may vary significantly from quarter to quarter and year to year, our financial results for one quarter or year cannot necessarily be compared to another quarter or year and may not be indicative of our future financial performance in subsequent quarters or years. Typically, we experience our lowest financial performance in the first and second quarters of the calendar year due to the timing of large-scale events and concert sales. In addition, the timing of tours of top grossing acts can impact comparability of quarterly results year over year and potentially annual results. Similarly, the number of games in playoff series and the teams involved can vary year over year and impact our results. The seasonality of our business could create cash flow management risks if we do not adequately anticipate and plan for periods of decreased activity, which could negatively impact our ability to execute on our strategy, which in turn could harm our results of operations. Due to the unprecedented stoppage of concert, sporting and theater events globally in mid-March
of 2020 due to the
COVID-19
pandemic, we did not experience our typical seasonality trends in 2020.
Our business may be subject to significant losses for various reasons, including due to fraud or unsuccessful, postponed or cancelled events. These losses may harm our results of operations and business.
We have experienced, and will continue to experience, refunds and chargebacks related to postponed or cancelled events and claims from attendees that creators have not performed their obligations or that events did not match their descriptions. These claims could arise from creator fraud or misuse, an unintentional failure of the event, which includes reschedules, indefinite postponements and cancellations, or from fraudulent claims by an attendee. We have experienced a high volume of event reschedules, postponements and cancellations because of the
COVID-19
pandemic, which has significantly increased attendee claims and related reversals of payments received by us from payment card networks (known as chargebacks) and losses as a result of advance payment of ticket fees to creators. We expect we will experience a high volume of event reschedules, postponements and cancellations in the event of future global health crises, epidemics and pandemics.
We face significant competition and may be unsuccessful in competing against current and future competitors. If our competitors are more successful in attracting and retaining buyers and sellers than we are, our revenue and growth rates could decline.
The live event ticketing industry is intensely competitive. Ticketing platforms, including on mobile devices and tablets, are rapidly evolving and are subject to changing technology, shifting consumer preferences and tastes, and frequent introductions of new products and services. To be successful, we need to attract and retain both buyers and sellers, who have a variety of choices when it comes to shopping and selling, both online and offline. We face competition for both our buyers and our sellers from a wide range of competitors, which include both secondary ticket resale markets and primary sellers, some of whom are also event promoters. These competitors include, but are not limited to, Live Nation, StubHub, Eventbrite and Vivid Seats.
Larger competitors may be better capitalized to opportunistically acquire, invest in, or partner with other domestic and international businesses. We believe that companies with a combination of technical expertise, brand recognition, and financial resources pose a significant threat. In particular, if known incumbents in the entertainment space choose to offer competing services, they may devote greater resources than we have available, have a more accelerated time frame for deployment, and leverage their existing user base and proprietary technologies to provide services or a user experience that consumers may view as superior. Meanwhile, online retail companies and marketplaces, including emerging start-ups,
may be able to innovate and provide products and services faster than we can.
If our competitors are more successful in offering compelling products or in attracting and retaining buyers and sellers than we are, our revenue and growth rates could decline. If we are unable to compete for buyers and sellers successfully, or if competing successfully requires us to expend significant resources in response to our competitors’ actions, our business, results of operations and financial condition could be adversely affected.
If we fail to innovate our products and services, our ability to attract new SeatGeek Enterprise clients could be negatively impacted and our revenue and growth rates could decline.
We must be able to innovate our products and services in order to attract and appeal to new venues and rightsholders to our primary ticketing product, which we refer to as SeatGeek Enterprise. Demand for our SeatGeek Enterprise product is affected by a number of factors, many of which are beyond our control, including the timing of development and release of new products, features and functionality introduced by us or our competitors, technological change and the growth or contraction of the market in which we compete. Our ability to attract new SeatGeek Enterprise clients will depend, in part, on the technological and creative skills of our personnel and on our ability to protect our intellectual property rights, and there can be no assurances that we will be successful. We may not be successful in the development, introduction, marketing, and sourcing of new products or services, that satisfy ticket buyer, rightsholder and seller needs, achieve market acceptance, or generate satisfactory financial returns. If we are unable to attract new SeatGeek Enterprise clients, our business could be negatively impacted and our revenue and growth rates could decline.
Even if we do attract new SeatGeek Enterprise clients, the cost of their acquisition or ongoing customer support may prove so high as to prevent us from achieving or sustaining profitability. We intend to continue to hire additional sales personnel, increase our marketing activities to help educate the market about the benefits of SeatGeek Enterprise, grow our domestic and international operations and build brand awareness. If the costs of these efforts increase dramatically or if they do not result in the cost-effective acquisition of additional customers or substantial increases in revenue, our business, results of operations and financial condition may be adversely affected.

Our contracts with SeatGeek Enterprise clients may not be immediately profitable, and may not become profitable in a timely manner, if at all.
Our growth strategy and the success of our business depends, in part, on our ability to attract new SeatGeek Enterprise clients. However, our contracts with SeatGeek Enterprise clients may not be immediately profitable. In addition, our contracts with SeatGeek Enterprise clients may not become profitable in a timely manner, or at all. Any failure to achieve, or delay in achieving, profitability with our contracts with SeatGeek Enterprise clients could harm our business, results of operations and financial condition.
If we fail to perform pursuant to our existing agreements, our ability to retain our SeatGeek Enterprise clients could be negatively impacted, which may have an adverse impact on our business, financial condition and results of operations.
In order for us to maintain or improve our results of operations, it is important that we maintain and expand our relationships with our SeatGeek Enterprise clients. If we fail to perform pursuant to our existing agreements with our SeatGeek Enterprise clients, we may lose market share and our ability to retain our SeatGeek Enterprise clients could be negatively impacted.
Our ability to retain SeatGeek Enterprise clients may depend on a number of factors, including the clients’ satisfaction with our SeatGeek Enterprise product, defects or performance issues, our client and product support, our prices, mergers and acquisitions affecting our customer base, the effects of global economic conditions, the entrance of new or competing products and the pricing of such competitive offerings or reductions in the client’s spending levels for any reason. If we fail to retain our SeatGeek Enterprise clients our revenue may decline, and our business and financial condition could be adversely affected.
Poor weather adversely affects attendance at live events, which could negatively impact our financial performance from period to period.
We ticket many live music and sporting events. Weather conditions surrounding these events affect sales of tickets, concessions and merchandise, among other things. Poor weather conditions can have a material effect on our results of operations particularly because we promote and/or ticket a finite number of events. Increased weather variability due to climate change exacerbates weather-related issues we face. Due to weather conditions, we may be required to cancel or reschedule an event to another available day or a different venue, which would increase our costs for the event and could negatively impact the attendance at the event, as well as concession and merchandise sales. Poor weather can affect current periods as well as successive events in future periods.
If we fail to engage our users or innovate, improve, and enhance our platform in a manner that responds to our users’ evolving needs, our business, results of operations and financial condition may be adversely affected.
The markets in which we compete are characterized by constant change and innovation, and we expect them to continue to evolve rapidly. Our success has been based on our ability to identify and anticipate the needs and demands of our users and design a platform that provides them with the tools they want and need to engage and transact. Our ability to attract new users, retain existing users, and increase engagement of both new and existing users will depend in large part on our ability to continue to innovate and enhance the functionality, performance, reliability, design, security, and scalability of our platform.
We may experience difficulties with software development that could delay or prevent the development, introduction, or implementation of new features and enhancements. We must also continually update, test, and enhance our software platform. The continual improvement and enhancement of our platform requires significant investment, and we may not have the resources to make such investment. To the extent we are not able to improve and enhance the functionality, performance, reliability, design, security, and scalability of our platform in a manner that responds to our users’ evolving needs and demands, our business, results of operations and financial condition will be adversely affected.

The vibrancy of our community and trustworthiness of our marketplace are important to our success. If we are unable to maintain them, our ability to attract, engage and retain users could suffer.
The vibrancy of our community and trustworthiness of our marketplace are the cornerstones of our business. Interactions between buyers and sellers on our platform contribute significantly to our ability to attract, engage and retain users. Many things could undermine these cornerstones, such as:

•	complaints or negative publicity about us, our marketplace, or our policies and guidelines, even if factually incorrect or based on isolated incidents;

•	an inability to gain the trust of prospective users;

•	actions of, or online behavior by, users that are perceived to be hostile or inappropriate by other users;

•	the use of programs or other forms of automation (such as “bots”) to participate on our platform;

•	issues associated with the authenticity of tickets listed on our marketplace;

•
disruptions or defects on our marketplace, such as authenticity issues, privacy or data security breaches or incidents, site outages, payment disruptions, or other incidents that impact the reliability of our marketplace; and

•	the failure of our sellers to deliver tickets sold in our marketplace in a timely manner or at all.
If we are unable to maintain a vibrant community and trustworthy marketplace, then our ability to attract, engage and retain users could be impaired and our reputation, business, results of operations and financial condition would be adversely affected.
Our advertising activity may not be effective, or may fail to efficiently drive growth in users, buyers, sellers, clients and distribution partners.
Our future growth and profitability depend in large part upon the effectiveness and efficiency of our advertising, promotion, public relations, and marketing programs, and we are investing heavily in these activities. These promotion activities may not yield increased revenue, and the efficacy of these activities will depend on a number of factors, including our ability to do the following:

•	attract new SeatGeek Enterprise clients and maintain sponsorship relationship with existing SeatGeek Enterprise clients;

•	determine the effective creative message and media mix for advertising, marketing, and promotional expenditures;

•	select the right markets, media, and specific media vehicles in which to advertise;

•	identify the most effective and efficient level of spending in each market, media, and specific media vehicle; and

•	effectively manage marketing costs, including creative and media expenses, to maintain acceptable user acquisition costs.
In response to the
COVID-19
pandemic, we substantially reduced our advertising spend in 2020. We plan to increase advertising spend in future periods to continue driving our growth. We also expect that the cost of advertising is likely to increase as we emerge from the pandemic and competition for advertising returns to normal levels. Additionally, increases in the pricing of one or more of our marketing and advertising channels could increase our marketing and advertising expenses or cause us to choose less expensive but possibly less effective marketing and advertising channels.
We also may incur marketing and advertising expenses significantly in advance of the time we anticipate recognizing revenue associated with such expenses, and our marketing and advertising expenditures may not generate sufficient levels of brand awareness or result in increased revenue. Even if our marketing and advertising expenses result in increased sales, the increase might not offset our related expenditures. If we are unable to maintain our marketing and advertising channels on cost-effective terms or replace or supplement existing marketing and advertising channels with similarly or more effective channels, our marketing and advertising expenses could increase substantially, our seller and buyer base could be adversely affected, and our business, results of operations, financial condition, and brand could suffer.
Our business depends on a strong brand and we will not be able to attract users, buyers, sellers, clients and distribution partners if we do not maintain and develop our brand.
We believe that maintaining and enhancing our reputation and brand as a differentiated ticketing marketplace serving users, buyers, sellers, clients and distribution partners is critical retaining our relationship with our existing users, buyers, sellers, clients and distribution partners and to our ability to attract new users, buyers, sellers, clients and distribution partners. The successful promotion of our brand attributes will depend on a number of factors that we control and some factors outside of our control.
The promotion of our brand requires us to make substantial expenditures and management investment, which will increase as our market becomes more competitive and as we seek to expand our marketplace. To the extent these activities yield increased revenue, this revenue may not offset the increased expenses we incur. If we do not successfully maintain and enhance our brand and successfully differentiate our marketplace from competitive products and services, our business may not grow, we may not be able to compete effectively and we could lose sellers, buyers or distribution partners or fail to attract potential new sellers, buyers and distribution partners, all of which would adversely affect our business, results of operations and financial condition.
There are also factors outside of our control, which could undermine our reputation and harm our brand. Negative perception of our marketplace may harm our business, including as a result of complaints or negative publicity about us; the promotion on our platform of events that are deemed to be
COVID-19
“superspreader” events by the media; our inability to timely comply with local laws, regulations and/or consumer protection related guidance; the use of our platform to sell fraudulent tickets; responsiveness to issues or complaints and timing of refunds and/or reversal of payments on our platform; actual or perceived disruptions or defects in our platform; affiliation with certain influencers or other marketing partners or sponsors; security or data security incidents; or lack of awareness of our policies or changes to our policies that sellers, buyers or others perceive as overly restrictive, unclear or inconsistent with our values.
If we are unable to maintain a reputable platform that provides valuable solutions and desirable events, then our ability to attract and retain sellers, buyers and distribution partners could be impaired and our reputation, brand and business could be harmed.
We rely on sellers, clients and distribution partners on our ticketing platform for many aspects of our business, and any failure by them to maintain their service levels or any changes to their operating costs could adversely affect our business.
We rely upon sellers, clients and distribution partners on our ticketing platform, including venues, sports teams and performers, to provide quality live entertainment to fans at expected price points. If these merchants experience difficulty servicing consumer demand, producing quality live events at affordable prices, or meeting our other requirements or standards, or experience problems with their point-of-sale or other technologies, our reputation and brand could be damaged. Further, an increase in merchant operating costs could cause merchants on our ticketing platform to raise prices, renegotiate commission rates, or cease operations, which could in turn adversely affect our operational costs and efficiency, and if merchants on our platform were to cease operations, temporarily or permanently, we may not be able to provide consumers with sufficient merchant selection, which we expect would reduce the number of consumers on our platform. Many of the factors affecting merchant operating costs, including off-premise costs and prices, are beyond the control of merchants and include inflation, costs associated with the goods provided, labor and employee benefit costs, rent costs, and energy costs. If merchants pass along these increased operating costs and increase prices on our platform, order volume may decline. Additionally, some merchants may choose to charge higher prices on our platform relative to their in-store prices. This practice can negatively affect consumer perception of our platform and could result in a decline in consumers or order volume, or both, which would adversely affect our financial condition and results of operations.
If we do not effectively manage our ticket inventory, we may incur costs associated with excess inventory, or lose sales from having too few tickets.
We sometimes purchase tickets and bear the risk they do not sell. If we are unable to properly monitor and manage our ticket inventory and maintain an appropriate number and mix of tickets, we may incur increased and unexpected costs. We determine ticket inventory levels based on a variety of factors including our forecasts of demand for particular events. Actual demand for tickets depends on many factors, which makes it difficult to forecast. We have experienced differences between our actual and our forecasted demand in the past, and expect differences to arise in the future. If we improperly forecast demand for tickets, we could end up with too many tickets and be forced lower the prices of the tickets, or be unable to sell the tickets at all, or, alternatively we could end up with too few tickets and not be able to satisfy demand. Improperly managing our ticket inventory could negatively affect fan, rightsholder or seller perception of our platform and could result in a decline in volume, which would adversely affect our financial condition and results of operations.
Our international operations are subject to certain risks, which may adversely affect our business, financial condition and results of operations.
Our international operations carry special financial and business risks, which include: fluctuations in foreign currency exchange rates that could adversely affect our results; regulatory requirements, tariffs and other barriers; local labor conditions, protections and regulations; potentially adverse tax consequences; less stable political and economic environments; terrorism, political hostilities, war, outbreak of disease and other civil disturbances or other catastrophic events that reduce business activity; cultural and language barriers and the need to adopt different business practices in different geographic areas; and difficulty collecting fees and, if necessary, enforcing judgments.
As part of our day-to-day operations outside the United States, we are required to create compensation programs, employment policies, compliance policies and procedures and other administrative programs that comply with the laws of multiple countries. We also must communicate and monitor standards and directives across our global operations. Our failure to successfully manage and grow our geographically diverse operations could impair our ability to react quickly to changing business and market conditions and to enforce compliance with international standards and procedures.
Our business, financial condition and results of operations could be adversely affected, possibly materially, if we are unable to successfully manage these and other risks of global operations in a volatile environment. If our international business increases relative to our total business, these factors could have a more pronounced effect on our operating results or growth prospects.
We depend on key personnel and our business may be severely disrupted if we lose the services of our key executives and employees.
Our success depends upon the continued service of our senior management team and key technical employees, as well as our ability to continue to attract and retain additional highly qualified personnel. Our future success depends on our continuing ability to identify, hire, develop, motivate, retain and integrate highly skilled personnel for all areas of our organization. Each of our executive officers, key technical personnel and other employees could terminate such executive officer’s relationship with us at any time. The loss of any member of our senior management team or key personnel might significantly delay or prevent the achievement of our business objectives and could harm our business and our relationships. Competition in our industry for qualified employees is intense. In addition, our compensation arrangements, such as our equity award programs, may not always be successful in attracting new employees and retaining and motivating our existing employees.
Our growth may cause significant pressures upon our financial, operational, and administrative resources.
We have experienced, and may continue to experience, rapid growth in our headcount, business, and operations, which has placed, and may continue to place, significant demands on our management and our operational and financial resources.
We continue to increase the breadth and scope of our platform and our operations, and the growth we have experienced in our business places significant demands on our operational infrastructure.
The scalability and flexibility of our platform depends on the functionality of our technology and network infrastructure and its ability to handle increased traffic and demand. The growth in the number of users using our platform and the number of transactions processed through our platform has increased the amount of data and requests that we process. Any problems with the transmission of increased data and requests could result in harm to our brand or reputation. Moreover, as our business grows, we will need to devote additional resources to improving our operational infrastructure and continuing to enhance its scalability in order to maintain the performance of our platform. These efforts may require substantial financial expenditures, commitments of resources, developments of our processes, and other investments and innovations. Any investments we make will occur in advance of experiencing the benefits from such investments, making it difficult to determine in a timely manner if we are efficiently allocating our resources. These efforts may also involve hiring additional personnel, and we cannot be sure that we will be able to attract and retain a sufficient number of qualified personnel in the future.
Furthermore, we believe that an important contributor to our success has been our corporate culture, which we believe fosters innovation, teamwork, passion for our users, and a focus on attractive designs and technologically advanced software. As we continue to grow, or acquire other companies, we must effectively integrate, develop, and motivate a growing number of new employees. As a result, we may find it difficult to maintain our corporate culture, which could limit our ability to innovate and operate effectively. Any failure to preserve our culture could also negatively affect our ability to retain and recruit personnel, continue to perform at current levels, or execute on our business strategy.
Risks Related to Information Technology, Cybersecurity and Intellectual Property
As our services are currently accessed primarily through mobile phones, tablets and other internet-enabled mobile devices, we believe that we must develop applications for such devices if we are to maintain or increase our market share and revenues, and we may not be successful in doing so.
A significant and growing portion of buyers and sellers access our platform through mobile devices. The number of people who access the Internet and purchase goods and services through mobile devices, including mobile phones, tablets, and other internet-enabled mobile devices, has increased significantly in the past few years and is expected to continue to increase. If we are not able to provide buyers and sellers with the experience and solutions they want on mobile devices, our business may be harmed.
If the mobile applications we have deployed and may in the future deploy are not well received by users of our platform, our business may suffer. In addition, we face fraud risks and regulatory risks from transactions sent from mobile devices. If we are unable to effectively anticipate and manage these risks, our business and results of operations may be harmed.

Changes in internet search engine algorithms and dynamics, or search engine disintermediation, or changes in marketplace rules, could have a negative impact on traffic for our sites and ultimately, our business and results of operations.
We rely heavily on internet search engines, such as Google, to generate traffic to our website, through a combination of organic and paid searches. Search engines frequently update and change the logic that determines the placement and display of results of a user’s search, such that the purchased or algorithmic placement of links to our website can be negatively affected. In addition, a search engine could, for competitive or other purposes, alter its search algorithms or results causing our website to be placed lower in organic search query results. If a major search engine changes its algorithms or methods in a manner that negatively affects the search engine ranking of our website or those of our partners, or positively affects the search engine ranking of our competitors, our business, results of operations and financial condition would be harmed. Furthermore, our failure to successfully manage our search engine optimization could result in a substantial decrease in traffic to our website, as well as increased costs if we were to replace free traffic with paid traffic, which may harm our business, results of operations and financial condition.
We also rely on application marketplaces, such as Apple’s App Store and Google’s Play, to enable downloads of our mobile applications. Such marketplaces have in the past made, and may in the future make, changes that make access to our mobile applications and products more difficult. For example, our applications may receive unfavorable treatment compared to the promotion and placement of competing applications, such as the order in which they appear within marketplaces. Further, Apple’s and Google’s app stores are an important distribution channel. If they choose to charge commissions on our products and we fail to negotiate compatible terms, it may harm our business, results of operations and financial condition. Similarly, if problems arise in our relationships with providers of application marketplaces, traffic to our site and our user growth could be harmed.
Our failure to keep up with rapid technology changes may severely affect our future success.
The live event ticketing industry is undergoing rapid technological changes. Our future success will depend on our ability to respond to rapidly evolving technologies, adapt our platform and services to changing industry standards and improve the performance and reliability of our platform and services. If we fail to adapt to such changes, our business may be adversely affected.
The success of our ticketing business and other operations depends, in part, on the integrity of our systems and infrastructure, as well as affiliate and third-party computer systems, computer networks and other communication systems. System interruption and the lack of integration and redundancy in these systems and infrastructure may have an adverse impact on our business, financial condition and results of operations.
System interruption and the lack of integration and redundancy in the information systems and infrastructure, both of our own ticketing systems and other computer systems and of affiliate and third-party software, computer networks and other communications systems on which we rely, may adversely affect our ability to operate websites, mobile applications, process and fulfill transactions, respond to consumer inquiries and generally maintain cost-efficient operations. Such interruptions could occur by virtue of natural disaster, malicious actions such as hacking or acts of terrorism or war, or human error. In addition, the loss of some or all of certain key personnel could require us to expend additional resources to continue to maintain our software and systems and could subject us to systems interruptions. Such interruptions may result in system instability, degradation in performance, unfixable security vulnerabilities or other similar issues that could adversely impact both the business and the consumers utilizing our services.
While we have backup systems for certain aspects of our operations, disaster recovery planning by its nature cannot be sufficient for all eventualities, and we may experience business interruptions in the face of such disasters. In addition, we may not have adequate insurance coverage to compensate for losses from a major interruption. If any of these adverse events were to occur, it could adversely affect our business, financial condition and results of operations.

Cybersecurity risks, data loss, breaches of our network security, or other compromises to our information technology or data could materially harm our business and the results of our operations, including but not limited to a material interruption to our operations, harm to our reputation, significant liabilities, breach of data protection obligations, or a loss of customers or sales.
Due to the nature of our business, we and our service providers process, store, use, transfer and disclose certain personal or sensitive data about fans and our employees. We and the third-parties upon which we rely face a variety of evolving and increasing threats, which could cause security incidents. Cyberattacks, malicious internet-based activity, and online and offline fraud are prevalent and continue to increase. These threats come from a variety of sources, including traditional computer “hackers,” threat actors, personnel misconduct or error, employee theft or misuse, sophisticated nation-state, and nation-state supported actors. We and our service providers may be subject to a variety of evolving threats, including but not limited to phishing attacks, malicious code (such as viruses and worms), malware installation, denial-of-service attacks (such as credential stuffing), ransomware attacks, supply chain attacks, software bugs, server malfunction, software or hardware failures, loss of data or other computer assets, or adware.
Ransomware attacks, including those from organized criminal threat actors, nation-states, and nation-state supported actors, are becoming increasingly prevalent and severe and can lead to significant interruptions in our operations, loss of data and income, reputational loss, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting payments. Similarly, supply chain attacks have increased in frequency and severity, and we cannot guarantee that the hardware, software or applications we develop or procure from third parties does not contain defects in design or manufacture and/or may pose a security risk that could unexpectedly compromise information security. Furthermore, the COVID-19 pandemic and our remote workforce pose increased risks to our information technology assets and data.
Any of the aforementioned or similar threats, attacks, disruptions, or accidents could cause a security incident and result in unauthorized, unlawful, or inappropriate access to, inability to access, disclosure of, or loss of the sensitive, proprietary and confidential data that we handle or other business interruptions. A security incident could cause interruptions in our or our service providers’ operations and subject us to increased costs and diversion of funds, litigation, inquiries, investigations, penalties, fines, other actions from governmental authorities, and financial or other liabilities. In addition, security breaches, incidents or the inability to protect information could lead to increased incidents of ticketing fraud and counterfeit tickets. Sellers, buyers and distribution partners are generally concerned with the security and privacy of the Internet, and any publicized security problems affecting our businesses or our service providers’ may discourage sellers, buyers or distribution partners from doing business with us. Therefore, security breaches and incidents could also significantly damage our reputation with sellers, buyers, distribution partners and other third parties, and could result in significant costs related to remediation efforts, such as credit or identity theft monitoring.
Although we have developed systems and processes designed to protect consumer and employee data and to prevent security breaches or incidents (which could result in data loss or other harm or loss), such measures may in the future, fail. Furthermore, certain privacy and information security obligations may require us to implement specific security measures or use industry-standard or reasonable measures. The techniques used to perpetrate a security incident may change frequently and as a result, may be difficult for our business to detect for long periods of time. In addition, despite our best efforts, we may be unaware of or unable to anticipate these techniques or implement adequate preventative measures. We have expended significant capital and other resources to protect against and remedy such potential security breaches, incidents and their consequences and will continue to do so in the future.
Laws in all U.S. states and territories, Israel and the European Union (the “E.U.”) require businesses to notify affected individuals, governmental entities, and/or credit reporting agencies of certain security incidents affecting personal data. Such laws are inconsistent, and compliance in the event of a widespread security incident is complex, costly and may be difficult to implement. Our existing general liability and cyber liability insurance policies may not cover, or may cover only a portion of, any potential claims related to security breaches to which we are exposed or may not be adequate to indemnify us for all or any portion of liabilities that may be imposed. We also cannot be certain that our existing insurance coverage will continue to be available at all or on acceptable terms or in amounts sufficient to cover the potentially significant losses that may result from a security incident or breach or that the insurer will not deny coverage of any future claim.
We may face potential liability and expense for legal claims alleging that the operation of our business infringes intellectual property rights of third parties, who may assert claims against us for unauthorized use of such rights.
We cannot be certain that the operation of our business does not, or will not, infringe or otherwise violate the intellectual property rights of third parties. In the future we may be subject to legal proceedings and claims alleging that we infringe or otherwise violate the intellectual property rights of third parties. These claims, whether or not successful, could divert management and personnel time and attention away from our business and harm our reputation and financial condition. In addition, the outcome of litigation is uncertain, and third parties asserting claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief against us, which could require us to rebrand, redesign, or reengineer our platform, products or services, and/or effectively block our ability to distribute, market or sell our products and services.
If we fail to adequately protect or enforce our intellectual property rights, our competitive position and our business could be materially adversely affected.
We believe that our proprietary technologies and information, including our software, informational databases, and other components that underpin our products and services, are critical to our success, and we seek to protect our technologies, products and services through a combination of intellectual property rights, including, without limitation, trademarks, domain names, patents, copyrights and trade secrets, as well as through contractual restrictions and obligations with employees, customers, suppliers, affiliates and others. Despite our efforts, it may be possible for a third party to copy or otherwise obtain and use our intellectual property without authorization which, if discovered, might require legal action to protect. In addition, third parties may independently and lawfully develop products or services substantially similar to ours. We currently only hold a small number of patents. We seek to protect our trade secrets and proprietary know-how and technology methods through confidentiality agreements and other access control measures and applicable intellectual property laws. Failure of such strategies to protect our technology or our inability to protect our intellectual property in the future could have a materially adverse impact on our business, financial condition and results of operations.
We have been granted trademark registrations and patents and/or have trademark and patent applications pending with the United States Patent and Trademark Office and/or various foreign authorities for various proprietary trademarks and other technologies. Any patent or trademark application filed may not result in a patent or trademark registration being issued, or existing or future patents or trademarks may not be adjudicated valid by a court or be afforded adequate protection against competitors. Likewise, the issuance of a patent or trademark registration to us does not mean that its processes, inventions or trademark will not be found to infringe upon rights previously issued to third parties.
From time to time, we are and may in the future be subject to legal proceedings and claims, including claims of alleged infringement of the intellectual property rights of third parties. Our failure to protect our intellectual property rights in a meaningful manner or challenges to related contractual rights could result in erosion of brand names or other intellectual property and could adversely affect our business, financial condition and results of operations. Therefore, litigation may be necessary in the future to enforce our intellectual property rights, protect trade secrets or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business, financial condition and results of operations.

Our payments system depends on third-party providers and is subject to risks that may harm our business.
We rely on third-party providers to support our payment system, as our buyers primarily use credit cards to purchase tickets on our marketplace. Nearly all our revenue is associated with payments processed through a single provider, which relies on banks and payment card networks to process transactions. If this provider or any of its vendors do not operate well with our platform, our payments systems and our business could be adversely affected. If this provider does not perform adequately, determines certain types of transactions are prohibitive for any reason, if this provider’s technology does not interoperate well with our platform, or if our relationships with this provider, the bank or the payment card networks on which it relies were to terminate unexpectedly, buyers may find our platform more difficult to use. Such an outcome could harm the ability of sellers to use our platform, which could cause them to use our platform less and harm our business.
Our payment processing partner requires us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or re-interpret existing rules in ways that might prohibit us from providing certain services to some buyers or sellers, be costly to implement or difficult to follow. We are required to reimburse our payment processor for fines assessed by payment card networks if we, or buyers or sellers using our platform, violate these rules, such as our processing of various types of transactions that may be interpreted as a violation of certain payment card network operating rules. Changes to these rules and requirements, or any change in our designation by payment card networks, could require a change in our business operations and could result in limitations on or loss of our ability to accept payment cards, any of which could negatively impact our business.
Additionally, while we deploy sophisticated technology to detect fraudulent purchase activity, we may incur losses if we fail to prevent the use of fraudulent credit card information on transactions in the future. Fraud schemes are becoming increasingly sophisticated and common, and our ability to detect and combat fraudulent schemes may be negatively impacted by the adoption of new payment methods and new technology platforms. If we or this provider fail to identify fraudulent activity or are unable to effectively combat the use of fraudulent credit cards on our platform or if we otherwise experience increased levels of disputed credit card payments, our results of operations and financial positions could be materially adversely affected.
Finally, payment card networks and our payment processing partner could increase the fees they charge us for their services, which would increase our operating costs and reduce our margins. Any such increase in fees could also harm our business, results of operations and financial condition.
Risks Relating to Governmental Regulation and Litigation
Some jurisdictions, in particular jurisdictions outside the United States, prohibit the resale of event tickets (anti-scalping laws) at prices above the face value of the tickets or at all, or highly regulate the resale of tickets, and new laws and regulations or changes to existing laws and regulations imposing these or other restrictions may adversely affect our business and operating results.
Some jurisdictions prohibit the resale of event tickets (anti-scalping laws) at prices above the face value of the tickets or at all, or highly regulate the resale of tickets, such as by setting maximum resale prices. New laws and regulations or changes to existing laws and regulations imposing these or other restrictions could limit or inhibit our ability to operate, or our users’ ability to continue to use, our ticketing business.
Competition in the live event ticketing industry and/or new regulations on the state and federal levels could impact the market standard for ticketing fees and may have an adverse impact on our business and financial condition.
Intense competition in the live event ticketing industry, including lower fees offered by other secondary ticketing marketplaces and technological changes that become prevalent in the industry, and/or new federal, state, or municipal regulations capping ticketing fees, could put downward pressure on the market standard for such fees, which may result in an adverse impact on our business and financial condition.

We are subject to stringent and changing obligations related to data privacy and information security. Our actual or perceived failure to comply with such obligations could lead to enforcement or litigation (that could result in fines or penalties), reputational harm, or other adverse business effects.
We receive, transmit, process and store a large volume of personal data of customers, other user data, and other sensitive and confidential data. For example, we process customer contact information and payment card data. Numerous federal, state, local, and international laws, as well as regulations, guidance and industry standards, privacy and security policies, contracts, and other obligations, address privacy, data protection and security, and the collection, storing, sharing, use, disclosure, processing and protection of personal data and other sensitive data.
We are, or may become, subject to numerous U.S. privacy laws, and new laws have been proposed and may be enacted. For example, California enacted the California Consumer Privacy Act (“CCPA”), which took effect on January 1, 2020. The CCPA establishes a new privacy framework for covered businesses such as ours, and may require us to modify our data processing practices and policies and incur compliance related costs and expenses. The CCPA provides new and enhanced data privacy rights to California residents, including the right to access and delete their personal data, and receive detailed information about how their personal data is used and shared. The CCPA also created restrictions on “sales” of personal data that allow California residents to opt-out of certain sharing of their personal data and prohibits covered businesses from discriminating against consumers (
e.g.
, charging more for services) for exercising any of their CCPA rights. The CCPA provides for potentially severe statutory penalties, and a private right of action for data breaches resulting from a failure to implement reasonable security procedures and practices.
In addition, in November 2020, California voters approved the California Privacy Rights Act (“CPRA”) ballot initiative which introduced significant amendments to the CCPA and established and funded a dedicated California privacy regulator, the California Privacy Protection Agency (“CPPA”). The amendments introduced by the CPRA go into effect on January 1, 2023, and new implementing regulations are expected to be introduced by the CPPA. Other states have also enacted data privacy laws. For example, on March 2, 2021, Virginia enacted the Virginia Consumer Data Protection Act, a comprehensive privacy statute that shares similarities with the CCPA, CPRA, and legislation proposed in other states. Similar laws have been proposed in other states and at the federal level, reflecting a trend toward imposing more stringent privacy obligations on businesses operating in the United States. The enactment of such laws could have potentially conflicting requirements that would make compliance challenging and costly.
Outside the United States, many foreign laws regarding privacy and information security may also apply to our activities, and regulators worldwide are imposing significant fines against companies for related violations. Our business operations, including our ticketing business, involve the collection, transfer, use, disclosure, security, and disposal of personal or sensitive data in various locations around the world, including the European Union (“EU”). The EU’s General Data Protection Regulation 2016/679 (“GDPR”) applies to the European Economic Area (“EEA”) and, in substantially equivalent form, to United Kingdom establishments and UK-focused processing operations (“UK GDPR”). European data protection laws, including EU GDPR, UK GDPR, and others, impose significant and complex burdens on processing personal data and provide for robust regulatory enforcement and significant penalties for noncompliance. For example, the GDPR permits fines of up to €20 million or 4% of global annual revenue of any noncompliant organization for the preceding financial year, whichever is higher.
Globally, certain jurisdictions have enacted data localization laws and have imposed requirements for cross-border transfers of personal data. For example, the cross-border data transfer landscape in the EU and UK is currently unstable, and other countries outside of Europe have enacted or are considering enacting cross-border data transfer restrictions and laws requiring local data residency. If we cannot implement a valid compliance mechanism for cross-border personal data transfers, we may face increased exposure to regulatory actions, substantial fines, and injunctions against processing or transferring personal data from Europe or elsewhere. Inability to import personal data to the United States may significantly and negatively impact our business operations.

In addition, privacy advocates and industry groups have regularly proposed, and may propose in the future, self-regulatory standards by which we are legally or contractually bound. For example, we are subject to the Payment Card Industry (“PCI”) Data Security Standard (“DSS”), which is a standard designed to protect credit card account data as mandated by payment card industry entities. We rely on vendors to handle PCI matters and to ensure PCI compliance. We may also rely on vendors to process payment card data, who may also be subject to PCI DSS. Despite our compliance efforts, we may become subject to claims that we have violated the PCI DSS based on past, present, and future business practices. Our actual or perceived failure to comply with the PCI DSS can subject us to fines, termination of banking relationships, and increased transaction fees.
There is increased resistance to the collection and sharing of data used to deliver targeted advertising, in which we engage, and some jurisdictions (including the EU/UK) are increasingly scrutinizing the use of cookies and other similar technologies. Consumer resistance to the collection and sharing of the data used to deliver targeted advertising, increased visibility of consent or “do not track” mechanisms as a result of industry regulatory or legal developments, the adoption by consumers of browser settings or “ad-blocking” software, and the development and deployment of new technologies could materially impact our ability to collect data, reduce our ability to deliver relevant promotions or media, or require us to change the way we market our products, which could materially impair the results of our operations. We are also subject to evolving laws and regulations regarding the use of cookies and e-marketing, including the GDPR and other European guidance and regulations. These technologies are also increasingly being scrutinized by various regulators.
The interpretation and application of many privacy and data security obligations are, and will likely remain, uncertain, and it is possible that these laws may be interpreted and applied in a manner that is inconsistent with our existing practices or product features. Complying with these obligations is costly and may require significant cost and attention. We could be required to fundamentally change our business activities and practices or modify our products to comply with such obligations, which could harm our business.
We endeavor to comply with all applicable obligations, but failure (or perceived failure) by us, or by various third-party service providers and partners with which we do business, to comply with any applicable obligation could negatively harm our brand and reputation, result in a loss of sellers, buyers or distribution partners, discourage potential sellers or buyers from trying our platform and/or result in fines and/or proceedings by governmental agencies and/or users, any of which could have a material adverse effect on our business, results of operations and financial condition.
Unfavorable outcomes in legal proceedings may adversely affect our business and operating results.
Our results may be affected by the outcome of pending and future litigation. Unfavorable rulings in our legal proceedings may have a negative impact on us that may be greater or smaller depending on the nature of the rulings. In addition, we are currently, and from time to time in the future may be, subject to various other claims, investigations, legal and administrative cases and proceedings (whether civil or criminal) or lawsuits by governmental agencies or private parties. If the results of these investigations, proceedings or suits are unfavorable to us or if we are unable to successfully defend against third-party lawsuits, we may be required to pay monetary damages or may be subject to fines, penalties, injunctions or other censure that could have a material adverse effect on our business, financial condition and results of operations. Even if we adequately address the issues raised by an investigation or proceeding or successfully defend a third-party lawsuit or counterclaim, we may have to devote significant financial and management resources to address these issues, which could harm our business, financial condition and results of operations.

We are subject to extensive governmental regulation, and our failure to comply with these regulations could adversely affect our business, financial condition and results of operations.
Our operations are subject to federal, state and local statutes, rules, regulations, policies and procedures, both domestically and internationally, which are subject to change at any time, governing matters such as:

•	privacy and protection of personal or sensitive data, as more particularly described above under the risk factor related to our processing, storage, use and disclosure of personal or sensitive data;

•	compliance with the United States Foreign Corrupt Practices Act, the United Kingdom Bribery Act 2010 (the “U.K. Bribery Act”) and similar regulations in other countries;

•	primary ticketing and ticket resale services;

•	consumer protection;

•	labor and employment;

•	sales and other taxes and withholding of taxes; and

•	marketing activities via the telephone and online.
Our failure to comply with these laws and regulations could result in proceedings/fines against us by governmental agencies and private actions brought by consumers, which if material, could adversely affect our business, financial condition and results of operations. While we attempt to conduct our business and operations in a manner that we believe to be in compliance with such laws and regulations, there can be no assurance that a law or regulation will not be interpreted or enforced in a manner contrary to our current understanding of the law or regulation. In addition, the promulgation of new laws, rules and regulations could restrict or unfavorably impact our business, which could decrease demand for services, reduce revenue, increase costs and/or subject us to additional liabilities. New legislation could be passed that may negatively impact our business, such as provisions that have recently been proposed in various jurisdictions that would restrict ticketing methods.
From time to time, federal, state and local authorities and/or consumers commence investigations, inquiries or litigation with respect to our compliance with applicable consumer protection, advertising, unfair business practice, antitrust (and similar or related laws) and other laws. We have incurred legal expenses in connection with the defense of governmental investigations and litigation in the past and may be required to incur additional expenses in the future regarding such investigations and litigation. In the case of antitrust (and similar or related) matters, any adverse outcome could limit or prevent us from engaging in the ticketing business generally (or in a particular segment thereof) or subject us to potential damage assessments, all of which could have a material adverse effect on our business, financial condition and results of operations.
We operate in international markets which subject us to risks associated with the legislative, judicial, accounting, regulatory, political and economic risks and conditions specific to such markets, which could adversely affect our business, financial condition and results of operations.
We provide services in various jurisdictions abroad through a number of brands and businesses that we own and operate, and we expect to continue to expand our international presence. We face, and expect to continue to face, additional risks in the case of our existing and future international operations, including:

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political instability, adverse changes in diplomatic relations and unfavorable economic and business conditions in the markets in which we currently have international operations or into which we may expand, particularly in the case of emerging markets;

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more restrictive or otherwise unfavorable government regulation of the live entertainment and ticketing industries, which could result in increased compliance costs and/or otherwise restrict the manner in which we provide services and the amount of related fees charged for such services;

•	limitations on the enforcement of intellectual property rights;

•	limitations on the ability of foreign subsidiaries to repatriate profits or otherwise remit earnings;

•	adverse tax consequences due both to the complexity of operating across multiple tax regimes as well as changes in, or new interpretations of, international tax treaties and structures;

•	expropriations of property and risks of renegotiation or modification of existing agreements with governmental authorities;

•	diminished ability to legally enforce our contractual rights in foreign countries;

•	limitations on technology infrastructure, which could limit our ability to migrate international operations to a common ticketing system;

•	variability in venue security standards and accepted practices;

•	lower levels of internet usage, credit card usage and consumer spending in comparison to those in the United States; and

•
difficulties in managing operations and adapting to consumer desires due to distance, language and cultural differences, including issues associated with (i) business practices and customs that are common in certain foreign countries but might be prohibited by United States law and our internal policies and procedures, and (ii) management and operational systems and infrastructures, including internal financial control and reporting systems and functions, staffing and managing of foreign operations, which we might not be able to do effectively or cost-efficiently.

As we expand into new markets these risks will be intensified and will have the potential to impact a greater percentage of our business and operating results. Our ability to expand our international operations into new jurisdictions, or further into existing jurisdictions will depend, in significant part, on our ability to identify potential acquisition candidates, joint venture or other partners, and enter into arrangements with these parties on favorable terms, as well as our ability to make continued investments to maintain and grow existing international operations. If the revenue generated by international operations is insufficient to offset expenses incurred in connection with the maintenance and growth of these operations, our business, financial condition and results of operations could be materially and adversely affected. In addition, in an effort to make international operations in one or more given jurisdictions profitable over the long term, significant additional investments that are not profitable over the short term could be required over a prolonged period.
In foreign countries in which we operate, a risk exists that our employees, contractors or agents could, in contravention of our policies, engage in business practices prohibited by applicable United States laws and regulations, such as the United States Foreign Corrupt Practices Act, as well as the laws and regulations of other countries prohibiting corrupt payments to government officials such as the U.K. Bribery Act. We maintain policies prohibiting such business practices and have in place global anti-corruption compliance designed to ensure compliance with these laws and regulations. Nevertheless, the risk remains that one or more of our employees, contractors or agents, including those based in or from countries where practices that violate such United States laws and regulations or the laws and regulations of other countries may be customary, as well as those associated with newly-acquired businesses, will engage in business practices that are prohibited by our policies, circumvent our compliance programs and, by doing so, violate such laws and regulations. Any such violations, even if prohibited by our internal policies, could result in fines, criminal sanctions against us and/or our employees, prohibitions on the conduct of our business and damage to our reputation, which could adversely affect our business, financial condition and results of operations.
Changes in our effective tax rate or tax liability may have an adverse effect on our results of operations.
We are subject to income taxes in the United States and certain foreign jurisdictions. Our effective tax rate could be adversely affected due to several factors, including:

•	changes in the relative amounts of income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates;

•	changes in the United States or foreign tax laws, tax treaties, and regulations or the interpretation of them, including the Tax Act, as modified by the CARES Act;

•
changes to our assessment about our ability to realize our deferred tax assets that are based on estimates of our future results, the prudence and feasibility of possible tax planning strategies, and the economic and political environments in which we do business;

•	the outcome of current and future tax audits, examinations, or administrative appeals; and

•	limitations or adverse findings regarding our ability to do business in some jurisdictions.
As we expand the scale of our international business activities, any changes in the United States or foreign taxation of such activities may increase our worldwide effective tax rate and harm our business, financial condition, and results of operations.
In particular, new income or other tax laws or regulations could be enacted at any time, which could adversely affect our business operations and financial performance. Further, existing tax laws and regulations could be interpreted, modified, or applied adversely to us. For example, the Tax Act enacted many significant changes to the U.S. tax laws and the CARES Act modified certain provisions of the Tax Act. Future guidance from the IRS and other tax authorities with respect to the Tax Act may affect us, and certain aspects of the Tax Act or the CARES Act could be repealed or modified in future legislation. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act, or any newly enacted federal tax legislation. Changes in corporate tax rates, the realization of net operating losses, and other deferred tax assets relating to our operations, the taxation of foreign earnings, and the deductibility of expenses under the Tax Act or future reform legislation could have a material impact on the value of our deferred tax assets and could increase our future U.S. tax expense.
In response to a 2018 Supreme Court case, we believe it is likely that some jurisdictions in which we operate could assess taxes on transactions for which no sales tax was collected from the buyer in secondary ticket sales at the time of the transaction, which could increase our tax liability and adversely affect our financial condition and results of operations.
In 2018, the U.S. Supreme Court issued its decision in South Dakota v. Wayfair Inc., which overturned previous case law that had precluded states from imposing sales tax collection requirements on retailers without a physical presence in the state. In response, several states have adopted laws that attempt to impose tax collection obligations on out-of-state companies. We believe it is likely that some jurisdictions in which we operate could assess taxes on transactions for which no sales tax was collected from the buyer in secondary ticket sales at the time of the transaction, which could increase our tax liability and adversely affect our financial condition and results of operations.
Risks Related to RedBall and the Business Combination
Unless the context otherwise requires, all references in this subsection to (i) the “Company,” “we,” “us” or “our” refer to RedBall prior to the consummation of the Business Combination, (ii) “New SeatGeek” are to RedBall and its subsidiaries after consummation of the Domestication, and (iii) “SeatGeek” are to SeatGeek, Inc. and its subsidiaries prior to the consummation of the Business Combination, and to SeatGeek Operations, LLC (the surviving company following the Mergers) and its subsidiaries after the consummation of the Business Combination.
The Sponsor and each director of RedBall have agreed to vote in favor of the Business Combination, regardless of how RedBall public shareholders vote.
The Sponsor and each director of RedBall have agreed to, among other things, vote any RedBall Class A ordinary shares and RedBall Class B ordinary shares owned by them in favor of the Business Combination, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor and the directors of RedBall own, in the aggregate, approximately 20.0% of the issued and outstanding RedBall ordinary shares. Accordingly, it is more likely that the necessary shareholder approval will be received for the Business Combination than would be the case if our Sponsor and our directors had agreed to vote their ordinary shares in accordance with the majority of the votes cast by our public shareholders, as is often the case with blank check companies seeking approval of a business combination.
Since the holders of RedBall founder shares, including our directors, have interests that are different, or in addition to (and which may conflict with), the interests of our public shareholders, a conflict of interest may have existed in determining whether the Business Combination with SeatGeek is appropriate as our initial business combination. Such interests include that such holders may lose their entire investment in us if our business combination is not completed.
When you consider the recommendation of the RedBall Board in favor of approval of the Business Combination and the proposals to be considered at the extraordinary general meeting, you should keep in mind that the holders of our founder shares, including our directors, have interests in the Business Combination that are different from, or in addition to (which may conflict with), those of RedBall shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•	the fact that the Sponsor and our directors have agreed not to redeem any of our public shares in connection with a shareholder vote to approve a proposed initial business combination;

•
the fact that the Sponsor and our directors collectively hold an aggregate of 14,345,000 founder shares, which will be worthless if a business combination is not consummated by August 17, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date);

•
the fact that the Sponsor paid an aggregate of approximately $14,350,000 for its 9,566,667 RedBall private placement warrants to purchase RedBall Class A ordinary shares and that such private placement warrants will expire worthless if a business combination is not consummated by August 17, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date);

•
the fact that concurrently with the execution and delivery of the Business Combination Agreement, we have entered into the Sponsor Support Agreement with the Sponsor, pursuant to which the Sponsor has agreed to (i) vote all of its RedBall ordinary shares in favor of the Business Combination and certain other matters, (ii) contribute to New SeatGeek for no consideration 1,000,000 founder shares, (iii) certain restrictions on the Sponsor Earnout Shares, and (iv) forfeit for no consideration a number of founder shares equal in value to the Excess RedBall Transaction Expenses as determined in accordance with the procedures in the Business Combination Agreement, in each case upon the terms and subject to the conditions set forth therein;

•
the fact that the Sponsor will continue to hold New SeatGeek common stock and will have the right to acquire additional shares of New SeatGeek common stock upon exercise of its New SeatGeek warrants following the Business Combination, subject to certain lock-up periods;

•
the fact that RedBall’s existing directors and officers will be eligible for continued indemnification and continued coverage under RedBall’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement;

•
the fact that the Sponsor may be obligated to purchase, and New SeatGeek may be obligate to issue, up to 6,500,000 shares of New SeatGeek common stock under certain circumstances pursuant to the Backstop Subscription Agreement;

•
the fact that, pursuant to the terms of RedBall’s agreement with Richard Scudamore for his service as a director, RedBall’s successful consummation of the Business Combination would result in RedBall being obligated to pay Mr. Scudamore $100,000;

•	the fact that RedBall has engaged RedBird BD, LLC (“RedBird BD”), an affiliate of Sponsor and RedBird Capital Partners LLC, to act as RedBall’s financial advisor in connection with the Business

Combination. Pursuant to the engagement, RedBird BD arranged the Backstop Subscription and provided financial advisory, structuring and other services to RedBall. RedBall will pay RedBird BD $6.0 million for these services, which shall be earned and paid upon the consummation of the Business Combination. Therefore, RedBird Capital Partners LLC, Sponsor and RedBird BD have financial interests in the consummation of the Business Combination in addition to the financial interest of Sponsor (with whom RedBird Capital Partners LLC and RedBird BD are affiliated). RedBird BD’s engagement is an incremental related party transaction to the related party transaction discussed in the prospectus for RedBall’s initial public offering. The RedBird BD engagement and the related payment has been approved by RedBall’s audit committee and the RedBall Board in accordance with RedBall’s related persons transaction policy;

•
the fact that the holders of founder shares and private placement warrants (and any RedBall Class A ordinary shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans), are entitled to registration rights pursuant to a registration rights agreement, which requires us to register a sale of any of our securities held by them prior to the consummation of our initial business combination; and

•
the fact that pursuant to the Amended and Restated Registration Rights Agreement, the Sponsor and RedBall’s directors will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New SeatGeek common stock and warrants held by such parties following the consummation of the Business Combination.

The personal and financial interests of the Sponsor and RedBall’s directors and officers may have influenced their motivation in identifying and selecting SeatGeek as a business combination target, completing an initial business combination with SeatGeek and influencing the operation of the business following the initial business combination.
RedBird BD is an affiliate of Sponsor and RedBird Capital Partner LLC and will receive payment for certain services upon the consummation of the Business Combination. Its financial interest in the completion of the Business Combination may have influenced the advice it provided RedBall.
RedBall has engaged RedBird BD, an affiliate of Sponsor and RedBird Capital Partners LLC, to act as RedBall’s financial advisor in connection with the Business Combination. Pursuant to the engagement, RedBird BD arranged the Backstop Subscription and provided financial advisory, structuring and other services to RedBall. RedBall will pay RedBird BD $6.0 million for these services, which shall be earned and paid upon the consummation of the Business Combination. Therefore, Redbird Capital Partners LLC, Sponsor and RedBird BD have financial interests in the consummation of the Business Combination in addition to the financial interest of Sponsor (with whom RedBird Capital Partners LLC and RedBird BD are affiliated). RedBird BD’s engagement is an incremental related party transaction to the related party transactions discussed in the prospectus for RedBall’s initial public offering. The RedBird BD engagement and the related payment has been approved by RedBall’s audit committee and the RedBall Board in accordance with RedBall’s related persons transaction policy.
These financial interests may have influenced the advice that RedBird BD provided to RedBall as its financial advisor which contributed to the RedBall Board’s decision to approve the Business Combination. In considering approval of the Business Combination, the public shareholders should consider the role of RedBird BD in light of it and its affiliates’ financial interest in the completion of the Business Combination. See the section entitled “
BCA Proposal — Interests of RedBall’s Directors and Executive Officers in the Business Combination.
”

RedBall has not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to RedBall or our shareholders from a financial point of view.
The RedBall Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination and recommend that our shareholders vote to approve the Business Combination. RedBall is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from another independent firm that the price we are paying for SeatGeek is fair to RedBall or our shareholders from a financial point of view. In analyzing the Business Combination, the RedBall Board and RedBall’s management conducted due diligence on SeatGeek and researched the industry in which SeatGeek operates and concluded that the Business Combination was in the best interest of RedBall and our shareholders. Accordingly, RedBall’s shareholders will be relying solely on the judgment of the RedBall Board in determining the value of SeatGeek, and the RedBall Board may not have properly valued such business. The lack of third-party valuation or fairness opinion may increase the number of our shareholders that vote against the Business Combination or demand redemption of their shares, which could adversely impact our ability to consummate the Business Combination.
We may be forced to close the Business Combination even if the RedBall Board determines it is no longer in our shareholders’ best interest.
Our public shareholders are protected from a material adverse event of SeatGeek arising between the date of the Business Combination Agreement and the Closing primarily by the right to redeem their public shares for a pro rata portion of the funds held in the trust account in accordance with the procedures described elsewhere in this proxy statement/prospectus. If a material adverse event were to occur with respect to SeatGeek prior to consummation of the Business Combination but after obtaining the requisite approvals of our shareholders at the extraordinary general meeting (which would also be after the deadline for our public shareholders’ election to redeem their public shares), we may be forced to close the Business Combination even if we were to determine it is no longer in our shareholders’ best interest to do so (as a result of such material adverse event) which could have a significant negative impact on our business, financial condition or results of operations.
We are required to continue our efforts to obtain our shareholders’ approval of the Business Combination even if our shareholders do not approve the Business Combination at the extraordinary general meeting, which could delay and adversely impact our ability to complete an alternate business combination.
If we do not obtain the requisite shareholder approvals at the extraordinary general meeting, SeatGeek can require us to hold additional extraordinary general meetings to vote on the Condition Precedent Proposals until the earlier of such shareholder approval being obtained and the Agreement End Date. If this were to happen, our ability to seek an alternative business combination that our shareholders may prefer would be delayed, and we may not be able to identify and complete another business combination prior to August 17, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date).
If the conditions to the Business Combination Agreement are not satisfied or waived, the Business Combination may not occur.
Even if the Business Combination is approved by our shareholders, the Business Combination Agreement contains specified conditions that must be satisfied or waived (to the extent any such condition can be waived) before RedBall and SeatGeek are obligated to complete the Business Combination, which conditions are described in more detail in the section titled “
BCA Proposal — The Business Combination Agreement — Closing Conditions
.” RedBall and SeatGeek may not satisfy all of the closing conditions in the Business Combination Agreement, and in such event, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver. Any such delay could adversely impact some or all of the intended benefits of the Business Combination, and if such conditions are not satisfied or waived prior to the Agreement End Date, in certain circumstances, RedBall and SeatGeek will be entitled to terminate the Business Combination Agreement.

RedBall may waive one or more of the conditions to the Business Combination.
We may agree to waive, in whole or in part, one or more of the conditions to our obligation to complete the Business Combination, to the extent permitted by the Cayman Constitutional Documents and applicable laws. If the RedBall Board determines that a failure of SeatGeek to satisfy any condition to RedBall’s obligation to consummate the Business Combination is not material, then our Board may authorize our waiver of that condition and close the Business Combination. RedBall may not waive the condition that our shareholders approve the Business Combination.
The exercise of discretion by our directors and officers in agreeing to changes in the terms of the Business Combination Agreement, consenting to actions taken or proposed to be taken by SeatGeek or waivers of the conditions to RedBall’s obligation to consummate the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in RedBall’s shareholders’ best interest.
In the period leading up to the Closing, events may occur that would require RedBall to agree to amend the Business Combination Agreement, to consent to certain actions taken or proposed to be taken by SeatGeek or to waive one or more rights of RedBall under the Business Combination Agreement, including waivers to the conditions to our obligation to consummate the Business Combination. In such event and subject to the Cayman Constitutional Documents and applicable laws, our board of directors could determine to agree to such amendments, grant such consents or waive such rights. The existence of financial and personal interests of one or more of our directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interest of RedBall and its shareholders and what he, she or they may believe is their own best interest in determining whether or not to RedBall agrees to such amendments, grants such consents or waives such rights or conditions. As of the date of this proxy statement/prospectus, we do not expect there will be any such amendments, consents or waivers prior to consummation of the Business Combination.
RedBall and SeatGeek will incur significant transaction and transition costs in connection with the Business Combination.
RedBall and SeatGeek have both incurred and expect to incur significant, non-recurring costs in connection with the Business Combination and New SeatGeek’s operation as a public company following the consummation of the Business Combination. RedBall and SeatGeek may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Business Combination, including legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by New SeatGeek upon consummation of the Business Combination, provided, however, that certain transaction expenses incurred by RedBall in excess of $35 million will be either offset by (i) the forfeiture and cancellation of Sponsor’s founder shares having value equal to such excess or (ii) the payment in cash of such excess to New SeatGeek.
The announcement of the proposed Business Combination could disrupt SeatGeek’s relationships with its customers, business partners and others, as well as its (and consequently New SeatGeek’s) operating results and business generally.
Whether or not the Business Combination is consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on SeatGeek’s (and consequently New SeatGeek’s) business include the following:

•	its employees may experience uncertainty about their future roles, which could adversely affect SeatGeek’s ability to retain and hire key personnel and other employees;

•
customers, business partners and other parties with which SeatGeek maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with SeatGeek, or fail to extend an existing relationship with SeatGeek; and

•	SeatGeek has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.
If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact SeatGeek’s (and consequently New SeatGeek’s) results of operations and cash available to fund its business.
After consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to SeatGeek has identified all material issues or risks associated with SeatGeek, its business or the industry in which it operates, or that factors outside of SeatGeek’s and our control will not later arise. Furthermore, even if our due diligence has identified certain issues or risks, unexpected issues and risks may arise and previously identified issues and risks may materialize in a manner that is not consistent with our preliminary risk analysis. As a result, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. If any of these issues or risks materialize, it could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New SeatGeek. Additionally, we have no indemnification rights against the SeatGeek Stockholders under the Business Combination Agreement and substantially all of the purchase price consideration will be delivered at the Closing.
Accordingly, any RedBall shareholders, warrant holders or unit holders who choose to remain shareholders or warrant holders of New SeatGeek following the Business Combination could suffer a reduction in the value of their shares, warrants and units. Such shareholders, warrant holders or unit holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.
The historical financial results of SeatGeek and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New SeatGeek’s actual financial position or results of operations would have been.
The historical financial results of SeatGeek included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as a standalone combined company during the periods presented or those that New SeatGeek will achieve in the future. This is primarily the result of the following factors: (i) New SeatGeek will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) New SeatGeek’s capital structure will be different from that reflected in SeatGeek’s historical financial statements. New SeatGeek’s financial condition and future results of operations could be materially different from amounts reflected in its and SeatGeek’s historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare New SeatGeek’s future results to historical results or to evaluate its relative performance or trends in its business.
Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, RedBall being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of SeatGeek on the Closing Date and the number of RedBall Class A ordinary shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of New SeatGeek’s future operating or financial performance. New SeatGeek’s actual financial condition and results of operations may vary materially from pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See the section titled
“Unaudited Pro Forma Condensed Combined Financial Information.”
The ability of RedBall’s Class A ordinary shareholders to exercise redemption rights with respect to a large number of Class A ordinary shares may make it more difficult for us to complete the Business Combination as contemplated, and could increase the number of shares of New SeatGeek common stock issuable in the Business Combination which would increase the dilution to RedBall’s shareholders as a result of the Business Combination.
Our Cayman Constitutional Documents do not provide a specified maximum redemption threshold, except that in no event will RedBall redeem its public shares in an amount that would cause New SeatGeek’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
The obligations of SeatGeek to consummate the Business Combination are conditioned on, among other things, that the amount of cash available in the trust account or otherwise held by RedBall immediately prior to the Closing (including amounts, if any, funded in the Backstop Subscription, but excluding the proceeds of the PIPE Investment) after deducting the amounts required to satisfy RedBall’s obligations to its shareholders (if any) that elect to have RedBall redeem their RedBall public shares, repayment of our indebtedness and certain excluded and excess RedBall expenses is at least equal to $200.0 million. This condition is for the sole benefit of SeatGeek, and if such condition is not satisfied or waived by SeatGeek, then the Business Combination Agreement could terminate and the proposed Business Combination may not be consummated.
The obligations of RedBall to consummate the Business Combination are conditioned on, among other things, that the amount of cash available in the trust account or otherwise held by RedBall immediately prior to the Closing (including amounts, if any, funded in the Backstop Subscription, but excluding the proceeds of the PIPE Investment) after deducting the amounts required to satisfy RedBall’s obligations to its shareholders (if any) that elect to have RedBall redeem their RedBall public shares, repayment of our indebtedness and certain excluded and excess RedBall expenses is at least equal to $135.0 million. This condition is for the sole benefit of RedBall, and if such condition is not satisfied or waived by RedBall, then the Business Combination Agreement could terminate and the proposed Business Combination may not be consummated.
There can be no assurance that either RedBall or SeatGeek could and would waive their respective minimum cash conditions and consummate the Business Combination if such conditions are not satisfied. If such conditions are waived and the Business Combination is consummated with less than such minimum cash amounts, the aggregate cash held by New SeatGeek after the Closing may not be sufficient to allow us to operate and pay our bills as they become due. Furthermore, the exercise of redemption rights with respect to a large number of our public shares may prevent us from taking actions as may be desirable in order to optimize the capital structure of New SeatGeek after consummation of the Business Combination and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.
In addition, if such conditions are waived and the Business Combination is consummated with less than such minimum cash amounts, the number of shares of New SeatGeek common stock issued to the SeatGeek Stockholders in the Business Combination, and the dilution of the RedBall shareholders resulting from the Business Combination, would be greater than currently contemplated.

The Sponsor, SeatGeek or their directors, officers, advisors or respective affiliates may elect to purchase shares or warrants from public shareholders prior to the consummation of the Business Combination and the other proposals described in this proxy statement, which may influence the vote on the Business Combination and reduce the public “float” of our securities.
Subject to applicable securities laws, the Sponsor, SeatGeek or their respective directors, officers, advisors or affiliates may purchase public shares or warrants in privately negotiated transactions or in the open market, or execute agreements to purchase such shares or warrants from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or warrants or vote their public shares in favor of the Condition Precedent Proposals, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of RedBall’s ordinary shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, SeatGeek or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of obtaining requisite shareholder approvals of the proposals to be voted on at the extraordinary general meeting, including the Business Combination or to satisfy the conditions in the Business Combination Agreement, including the Minimum Cash Condition, where it appears that such requirements would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our ordinary shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on NYSE or another national securities exchange or reducing the liquidity of the trading market for our securities.
Future resales of common stock after the consummation of the Business Combination may cause the market price of New SeatGeek’s securities to drop significantly, even if New SeatGeek’s business is doing well.
Following consummation of the Business Combination and subject to certain exceptions, the Sponsor, RedBall’s directors, the Backstop Subscriber, SeatGeek’s directors and officers and certain SeatGeek Stockholders will be contractually restricted from selling or transferring any of their shares of New SeatGeek common stock.

•
For those certain SeatGeek Stockholders and SeatGeek’s directors and officers, such restrictions begin at Closing and end on the earlier of (i) the date that is six (6) months after Closing, (ii) such date that the closing price of New SeatGeek common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any period of thirty (30) consecutive trading days commencing at least ninety (90) days following the Closing and (iii) the date on which New SeatGeek consummates a Subsequent Transaction which results in its stockholders having the right to exchange their shares of New SeatGeek common stock for cash, securities or other property having a value that equals or exceeds $12.00 per share of New SeatGeek common stock.

•
For the Sponsor, RedBall’s directors and the Backstop Subscribers, if any, such restrictions begin at Closing and end on the earlier of (i) the first anniversary the Closing, (ii) such date that the closing price of New SeatGeek common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the life) for any twenty (20) trading days within any thirty (30) consecutive trading days at least one hundred fifty (150) days following the Closing and (iii) the date on which New SeatGeek consummates a Subsequent Transaction which results in its stockholders having the right to exchange their shares of New SeatGeek common stock for cash, securities or other property having a value that equals or exceeds $12.00 per share of New SeatGeek common stock.

Following the expiration of such lockups, the Sponsor (including in its capacity as Backstop Subscriber, if applicable), RedBall’s directors, New SeatGeek’s directors and officers and the SeatGeek Stockholders will not be restricted from selling shares of New SeatGeek’s common stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of New SeatGeek common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could have the effect of increasing the volatility in the market price for New SeatGeek’s common stock or the market price of New SeatGeek common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
Upon completion of the Business Combination, the Sponsor, RedBall’s directors, RHGM and the SeatGeek Stockholders will collectively beneficially own approximately 64.9% of the outstanding shares of New SeatGeek common stock, assuming that no public shareholders redeem their public shares in connection with the Business Combination. Assuming redemption of 16,951,944 public shares in connection with the Business Combination, in the aggregate, the ownership of the Sponsor, RedBall’s directors, RHGM and the SeatGeek Stockholders would rise to 78.9% of the outstanding shares of New SeatGeek common stock (not including shares of New SeatGeek common stock, if any, issued in the Backstop Subscription, if any). For further information regarding the assumptions for the calculation of pro forma beneficial ownership of New SeatGeek following the consummation of the Business Combination, see the section title “
Ownership of New SeatGeek following the Business Combination
.”

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing the Business Combination.
The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because SeatGeek is not currently subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of SeatGeek as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New SeatGeek after the Business Combination. If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New SeatGeek common stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.
NYSE may not list New SeatGeek’s securities on its exchange, and New SeatGeek may not be able to comply with the continued listing standards of NYSE, which could limit investors’ ability to make transactions in New SeatGeek’s securities and subject New SeatGeek to additional trading restrictions.
In connection with the Business Combination, in order to continue to maintain the listing of our securities on NYSE, we will be required to demonstrate compliance with NYSE’s initial listing requirements, which are more rigorous than NYSE’s continued listing requirements. We will apply to have New SeatGeek’s securities listed on NYSE upon consummation of the Business Combination. We cannot assure you that we will be able to meet all initial listing requirements. Even if New SeatGeek’s securities are listed on NYSE, New SeatGeek may be unable to maintain the listing of its securities in the future.
If New SeatGeek fails to meet the initial listing requirements and NYSE does not list its securities on its exchange, SeatGeek would not be required to consummate the Business Combination. In the event that SeatGeek elected to waive this condition, and the Business Combination was consummated without New SeatGeek’s securities being listed on NYSE or on another national securities exchange, New SeatGeek could face significant material adverse consequences, including:

•	a limited availability of market quotations for New SeatGeek’s securities;

•	reduced liquidity for New SeatGeek’s securities;

•
a determination that New SeatGeek common stock is a “penny stock” which will require brokers trading in New SeatGeek common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New SeatGeek’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New SeatGeek’s securities were not listed on NYSE, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities.
RedBall’s and SeatGeek’s ability to consummate the Business Combination, and the operations of New SeatGeek following the Business Combination, may be materially adversely affected by the COVID-19 pandemic.
In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, the U.S. Department of Health and Human Services declared a public health emergency for the United States to aid the U.S., and on March 11, 2020, the World Health Organization characterized the COVID-19 outbreak as a “pandemic.”
The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of SeatGeek or New SeatGeek following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.
The parties will be required to consummate the Business Combination even if SeatGeek, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if SeatGeek is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, SeatGeek’s ability to consummate the Business Combination and New SeatGeek’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of SeatGeek and New SeatGeek may also incur additional costs due to delays caused by COVID-19, which could adversely affect New SeatGeek’s financial condition and results of operations.
Our public shareholders will experience immediate dilution as a consequence of the issuance of New SeatGeek common stock as consideration in the Business Combination (including the Backstop Subscription, if any) and the PIPE Investment and due to future issuances pursuant to the 2021 Plan. Having a minority share position may reduce the influence that our current shareholders have on the management of New SeatGeek.
It is anticipated that, following the Business Combination, (i) RedBall’s public shareholders are expected to own approximately 29.9% of the outstanding New SeatGeek common stock, (ii) SeatGeek Stockholders (without taking into account any public shares held by SeatGeek Stockholders prior to the consummation of the Business Combination or shares of New SeatGeek stock issuable to holders of New SeatGeek Assumed Options and New SeatGeek Assumed Warrants) are expected to own approximately 57.9% of the outstanding New SeatGeek common stock, at a deemed value of $10.00 per share of New SeatGeek common stock and after giving effect to the Exchange Ratio and payment of the Aggregate Cash Consideration to holders of SeatGeek common stock, (iii) the Sponsor and related parties are expected to collectively own approximately 7.0% of the outstanding New SeatGeek common stock (assuming the Sponsor Earnout Shares are fully vested and outstanding) and (iv) the PIPE Investors and the holder of the Designated SG Warrant are expected to own approximately 5.2% of the outstanding New SeatGeek common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) New SeatGeek issue 111,146,293 shares of New SeatGeek common stock to former SeatGeek Stockholders pursuant to the Business Combination Agreement, (iii) New SeatGeek issues 9,050,000 shares of New SeatGeek common stock to the PIPE Investment (iv) the holder of the Designated SG Warrant exercises the Designated SG Warrant in full at Closing and New SeatGeek issues 950,000 shares of New SeatGeek common stock to the holder of the Designated SG Warrant and Closing, and (v) 1,000,000 shares of New SeatGeek common stock are contributed to New SeatGeek for no consideration by the Sponsor immediately prior to the First Effective Time. These percentages also (i) exclude the dilutive impact of (1) the issuance of SeatGeek Earnout Shares (up to 35,000,000 shares of New SeatGeek common stock (or restricted stock units, as applicable)), (2) the exercise of New SeatGeek Assumed Options (14,141,146 shares of New SeatGeek common stock reserved for issuance upon exercise, based on SeatGeek Options outstanding as of October 26, 2021), (3) the exercise of New SeatGeek Assumed Warrants (other than the Designated SG Warrant) (2,872,561 shares of New SeatGeek common stock reserved for issuance upon exercise, based on SeatGeek Warrants outstanding as of October 26, 2021) and (4) the exercise of New SeatGeek Warrants and New SeatGeek Incentive Warrants outstanding as of the consummation of the Business Combination (collectively, up to 32,066,668 shares of New SeatGeek common stock issuable upon exercise), (ii) include Sponsor Earnout Shares (7,187,500 shares of New SeatGeek Common Stock) as fully vested and outstanding and (iii) assume that no holder of vested SeatGeek Options exercises such SeatGeek Options after October 26, 2021 and prior to the consummation of the Business Combination. If the actual facts are different from these assumptions, the percentage ownership retained by current RedBall shareholders and SeatGeek Stockholders in New SeatGeek will be different.
In addition, SeatGeek employees hold, and after Business Combination, are expected to be granted, equity awards under the 2021 Plan and purchase rights under the ESPP. Holders of New SeatGeek common stock will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of New SeatGeek common stock.
The issuance of additional common stock will significantly dilute the equity interests of existing holders of RedBall securities and may adversely affect prevailing market prices for our units, public shares or public warrants.
Following the consummation of the Business Combination, New SeatGeek will be a holding company and our only significant asset will be our ownership interest in SeatGeek and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on New SeatGeek’s common stock or satisfy New SeatGeek’s other financial obligations, including taxes.
Following consummation of the Business Combination, New SeatGeek will be a holding company with no material assets other than its ownership of SeatGeek. As a result, New SeatGeek will have no independent means of generating revenue or cash flow. New SeatGeek’s ability to pay taxes and pay dividends will depend on the financial results and cash flows of SeatGeek and its subsidiaries and the distributions it receives from SeatGeek. Deterioration in the financial condition, earnings or cash flow of SeatGeek and its subsidiaries for any reason could limit or impair SeatGeek’s ability to pay such distributions. Additionally, to the extent that New SeatGeek needs funds and SeatGeek and/or any of its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or SeatGeek is otherwise unable to provide such funds, it could materially adversely affect New SeatGeek’s liquidity and financial condition.
Following the Business Combination, SeatGeek is intended to be treated as a disregarded entity of New SeatGeek for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Accordingly, New SeatGeek will be required to pay income taxes on any net taxable income generated by SeatGeek. If New SeatGeek’s cash resources are insufficient to fund its obligations, New SeatGeek may be required to incur additional indebtedness to provide the liquidity needed to make such payments, which could materially adversely affect its liquidity and financial condition and subject New SeatGeek to various restrictions imposed by any such lenders.
Additionally, although SeatGeek generally will not be subject to any entity-level U.S. federal income tax, it may be liable under recent federal tax legislation for taxes resulting from adjustments to its tax returns, absent an election to the contrary. In the event SeatGeek’s calculations of taxable income are incorrect, New SeatGeek, in later years may be subject to material liabilities pursuant to this federal legislation and its related guidance.
Dividends on New SeatGeek common stock, if any, will be paid at the discretion of the New SeatGeek Board, which will consider, among other things, New SeatGeek’s business, operating results, financial condition, current and expected cash needs, plans for expansion and any legal or contractual limitations on its ability to pay such dividends. Financing arrangements may include restrictive covenants that restrict New SeatGeek’s ability to pay dividends or make other distributions to its stockholders. In addition, New SeatGeek is generally prohibited under Delaware law from making a distribution to stockholders to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of New SeatGeek (with certain exceptions) exceed the fair value of its assets. If SeatGeek does not have sufficient funds to make distributions, New SeatGeek’s ability to declare and pay cash dividends may also be restricted or impaired.
Warrants will become exercisable for New SeatGeek common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Outstanding warrants to purchase an aggregate of [●] shares of New SeatGeek common stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. Each warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per full share, subject to adjustment as discussed below, at any time commencing upon the later of twelve (12) months from the closing of the IPO or thirty (30) days after the completion of RedBall’s initial business combination, provided in each case that RedBall has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrant and a current prospectus relating to them is available (or RedBall permits holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a holder of RedBall public warrants may exercise its warrants only for a whole number of shares. This means that only a whole warrant may be exercised at any given time by a holder of RedBall public warrants. To the extent such RedBall public warrants are exercised, additional shares of New SeatGeek common stock will be issued, which will result in dilution to the holders of New SeatGeek common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New SeatGeek common stock.
Even if the Business Combination is consummated, the warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding warrants approve of such amendment.
The warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, RedBall or, after the consummation of the Business Combination, New SeatGeek may amend the terms of the warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding warrants approve of such amendment. Although RedBall’s or, after the consummation of the Business Combination, New SeatGeek’s ability to amend the terms of the warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of Class A ordinary shares or New SeatGeek common stock, as applicable, purchasable upon exercise of a warrant.
Your unexpired warrants may be redeemed prior to their exercise at a time that may be disadvantageous to you, thereby making your warrants worthless.
RedBall or, after the completion of the Business Combination, New SeatGeek has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Class A ordinary shares or New SeatGeek common stock, as applicable, equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading-day period ending on the third trading day prior to the date RedBall or New SeatGeek, as applicable, sends the notice of redemption to the warrant holders. If and when the warrants become redeemable, RedBall or New SeatGeek, as applicable, may exercise its redemption right even if RedBall or New SeatGeek, as applicable, are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.
If third parties bring claims against us, the proceeds held in the trust account could be reduced and the Redemption Price received by public shareholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering).
Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we have not completed our business combination within the required time period, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors.
In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
If, after we distribute the proceeds in the trust account to our public shareholders, RedBall files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any liquidation claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved and may not be consummated.
Our board of directors is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such event, the Business Combination would not be approved and may not be consummated.
Risks Related to the Domestication of RedBall
The Domestication may result in adverse tax consequences for holders of RedBall Class A ordinary shares or RedBall public warrants.
U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur prior to the redemption of RedBall public shares, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) may become subject to withholding tax on any dividends paid or deemed paid on shares of New SeatGeek common stock after the Domestication.
As discussed more fully under “
U.S. Federal Income Tax Considerations,
” it is intended that the Domestication will constitute a reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). If the Domestication fails to qualify as a reorganization under Section 368(a)(1)(F) of the Code, subject to the PFIC rules described in further detail below, a U.S. Holder generally would recognize gain or loss with respect to its RedBall Class A ordinary shares or RedBall public warrants in an amount equal to the difference, if any, between the fair market value of the corresponding shares of New SeatGeek common stock or New SeatGeek warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its RedBall Class A ordinary shares and warrants surrendered in exchange therefor.
Assuming the Domestication qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders will be subject to Section 367(b) of the Code and, as a result, subject to the PFIC rules discussed below: a U.S. Holder who on the day of the Domestication beneficially owns (actually and constructively) RedBall Class A ordinary shares with a fair market value of less than $50,000 on such date generally will not recognize any gain or loss and will not be required to include any part of RedBall’s earnings in income in respect of the Domestication; a U.S. Holder who on the day of the Domestication beneficially owns (actually and constructively) RedBall Class A ordinary shares with a fair market value of $50,000 or more on such date, but less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% or more of the total value of all classes of our stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its RedBall Class A ordinary shares for shares of New SeatGeek common stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the RedBall Class A ordinary shares held directly by such U.S. Holder; and a U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to the RedBall Class A ordinary shares held directly by such U.S. Holder.
Additionally, proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code, which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Because we are a blank check company with no current active business, we believe that it is likely that RedBall is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of RedBall Class A ordinary shares to recognize gain on the exchange of RedBall Class A ordinary shares for New SeatGeek common stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s RedBall Class A ordinary shares. Proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges RedBall warrants for newly issued New SeatGeek warrants; currently, however, the election mentioned above does not apply to RedBall warrants (for discussion regarding the uncertain application of the PFIC rules to RedBall warrants, see the section entitled “
U.S. Federal Income Tax Considerations - PFIC Considerations
”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of RedBall. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled
“U.S. Federal Income Tax Considerations
.”
All holders are urged to consult their tax advisor for the tax consequences of the Domestication to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “
U.S. Federal Income Tax Considerations
.”
Upon consummation of the Business Combination, the rights of holders of New SeatGeek common stock arising under the DGCL and the Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of RedBall Class A ordinary shares arising under the Cayman Islands Companies Act and our current amended and restated memorandum and articles of association.
Upon consummation of the Business Combination, the rights of holders of New SeatGeek common stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current amended and restated memorandum and articles of association and the Cayman Islands Companies Act and, therefore, some rights of holders of New SeatGeek common stock will differ from the rights that holders of RedBall Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that New SeatGeek becomes involved in costly litigation, which could have a material adverse effect on New SeatGeek and the market price of New SeatGeek’s securities.
For a more detailed description of the rights of holders of New SeatGeek common stock and how they may differ from the rights of holders of RedBall Class A ordinary shares, for further information see the section titled “
Comparison of
Corporate Governance and Shareholder Rights
.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New SeatGeek are attached as Annex K and Annex L, respectively, to this proxy statement/prospectus and we urge you to read them carefully and in their entirety.

Delaware law and the Proposed Organizational Documents of New SeatGeek contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The DGCL, and the Proposed Organizational Documents that will be in effect upon consummation of the Business Combination contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares, and therefore depress the trading price of New SeatGeek common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of New SeatGeek’s board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:

•	providing for a classified board of directors with staggered, three-year terms;

•
the ability of New SeatGeek’s board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the New SeatGeek Proposed Certificate of Incorporation will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the limitation of the liability of, and the indemnification of, New SeatGeek’s directors and officers;

•
the ability of New SeatGeek’s board of directors to amend the bylaws, which may allow New SeatGeek’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•
advance notice procedures with which stockholders must comply to nominate candidates to New SeatGeek’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in New SeatGeek’s Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New SeatGeek.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in New SeatGeek’s board of directors or management.
Risks Related to Redemption of RedBall’s Public Shares
RedBall’s public shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If our public shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.
Our public shareholders will be entitled to receive cash for any public shares to be redeemed only if such public shareholder demands redemption no later than [●] p.m., Eastern time on [●] (two (2) business days before the extraordinary general meeting) by (i) submitting a written request to the transfer agent that RedBall redeem such holder’s public shares for cash; (ii) affirmatively certifying in such request to the transfer agent for redemption if such holder is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to public shares; and (iii) delivering their public shares, either physically or electronically using The Depository Trust Company’s DWAC System, at the holder’s option, to the transfer agent prior to the extraordinary general meeting. If you are a RedBall public shareholder that holds public shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically in order for your public shares to be redeemed. Certificates that have not been tendered to the transfer agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to redeeming shareholders for the return of their public shares.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers such shares to the transfer agent, RedBall will redeem such public shares for the Redemption Price. For further information on how to exercise your redemption rights see the section titled “
Extraordinary General Meeting of RedBall — Redemption Rights
.”
If a public shareholder fails to receive notice of RedBall’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for redeeming its public shares, such shares may not be redeemed.
If, despite RedBall’s compliance with the proxy rules, a public shareholder fails to receive RedBall’s proxy materials, such shareholder may not become aware of the opportunity to redeem its public shares. In addition, this proxy statement/prospectus that RedBall is furnishing to holders of public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. For further information on how to exercise your redemption rights see the section titled “
Extraordinary General Meeting of RedBall — Redemption Rights
.”
There is no guarantee that a public shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.
RedBall can give no assurance as to the price at which a public shareholder may be able to sell his, her or its public shares in the future after the completion of the Business Combination. Developments and e events following the consummation of the Business Combination, may cause an increase in the share price of New SeatGeek common stock, and may result in a lower value realized now than a public shareholder of RedBall might realize in the future had the public shareholder not redeemed his, her or its shares. Similarly, if a public shareholder does not redeem his, her or its shares, the public shareholder will bear the risk of ownership of the public shares after the consummation of the Business Combination, and there can be no assurance that a public shareholder can sell his, her or its shares of New SeatGeek common stock in the future for a greater amount than the Redemption Price set forth in this proxy statement/prospectus. A public shareholder should consult his, her or its own financial advisor for assistance on how this may affect his, her or its individual situation.
We cannot be certain as to the number of public shares that will be redeemed and the potential impact to public shareholders who do not elect to redeem their public shares.
There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position. We can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the Closing or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, and including redemptions of public shares may cause an increase or decrease in our share price, and may result in a lower value realized now than a shareholder of RedBall might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
On [●], 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price per RedBall Class A ordinary share was $[●]. In each of the minimum redemption scenario and the maximum redemption scenario, as well as all interim levels of redemptions, the PIPE Investors will pay $10.00 per share of New SeatGeek common stock in connection with the PIPE Investment, and the consideration payable to security holders of SeatGeek — which will be paid in the form of shares of New SeatGeek common stock — will be valued at $10.00 per share. As such, regardless of the extent of redemptions, the shares of New SeatGeek common stock owned by non-redeeming shareholders will have an implied value of $10.00 per share upon the consummation of the Business Combination. Notwithstanding the foregoing, public shareholders should be aware that, while we are unable to predict the price per share of New SeatGeek common stock following the consummation of the Business Combination-and accordingly we are unable to predict the potential impact of redemptions on the per share value of public shares owned by non-redeeming shareholder-increased levels of redemptions by public shareholders may be a result of the price per RedBall Class A ordinary share falling below the redemption price. We expect that more public shareholders may elect to redeem their public shares if the share price of the RedBall Class A ordinary shares is below the projected redemption price of $10.00 per share, and we expect that more public shareholders may elect not to redeem their public shares if the share price of the RedBall Class A ordinary shares is above the projected redemption price of $10.00 per share. Each public share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to RedBall from the trust account and (ii) a corresponding increase in each public shareholder’s pro rata ownership interest in New SeatGeek following the consummation of the Business Combination. In addition, in the event that more than [●] public shares are redeemed, the minimum cash condition in favor of SeatGeek as set forth in the Business Combination Agreement may not be satisfied, and the Business Combination may not be consummated. Based on the approximate redemption price per share of $10.00 as of [●], 2021, the latest practicable date prior to this proxy statement/prospectus, a hypothetical 1% increase or decrease in the number of public shares redeemed would result in a decrease or increase, respectively, of $[●] of cash available in the trust account.
If you or a “group” of shareholders are deemed to hold in excess of 15% of the RedBall public shares, you will not be entitled to redeem any of such shares in excess such 15% threshold. .
Our Cayman Constitutional Documents provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption with respect to RedBall Class A ordinary shares in excess of 15% of the RedBall public shares outstanding without our prior consent. Accordingly and even if you properly submit any such excess shares for redemption in accordance with the procedures described in this proxy statement/prospectus, you will not receive redemption distributions with respect to such excess shares upon consummation of the Business Combination, and you will continue to hold that number of shares exceeding 15%. In order to dispose of such excess shares, you would be required to sell your shares in open market transactions, potentially at a loss. The limitation on redeeming any such excess shares will not restrict or otherwise impact our shareholders’ ability to vote any of their shares held as of the record date for the extraordinary general meeting.
Risks if the Domestication and the Business Combination are not Consummated
If we are not able to complete the Business Combination with SeatGeek by August 17, 2022 nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Cayman Constitutional Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the outbreak of COVID-19 continues to grow in the U.S. and, while the extent of the impact of the outbreak on SeatGeek will depend on future developments, it could limit our ability to complete our initial business combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all. Additionally, the outbreak of the COVID-19 may negatively impact New SeatGeek’s business following the Business Combination.
If RedBall is not able to complete the Business Combination with SeatGeek by August 17, 2022, nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to our Cayman Constitutional Documents RedBall will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of RedBall’s remaining shareholders and its board, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares and/or public warrants, potentially at a loss.
Our public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of (i) our completion of an initial business combination (including the Closing), and then only in connection with those public shares that such public shareholder properly elected to redeem, subject to certain limitations; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents to (x) modify the substance and timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the public shares if we do not complete a business combination by August 17, 2022 or (y) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of the public shares if we have not completed an initial business combination by August 17, 2022, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of public warrants will not have any right to the proceeds held in the trust account with respect to the public warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares and/or public warrants, potentially at a loss.
If we have not completed our initial business combination, our public shareholders may be forced to wait until after August 17, 2022 before redemption from the trust account.
If we have not completed our initial business combination by August 17, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), we will distribute the aggregate amount then on deposit in the trust account (less up to $100,000 of the net interest to pay dissolution expenses and which interest will be net of taxes payable), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account will be affected automatically by function of the Cayman Constitutional Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands Companies Act. In that case, investors may be forced to wait beyond August 17, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Cayman Constitutional Documents and only then in cases where investors have properly sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we have not completed our initial business combination within the required time period and do not amend certain provisions of our Cayman Constitutional Documents prior thereto.
If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through to August 17, 2022 and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.
As of June 30, 2021, RedBall had cash of $1.3 million held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses, and had total current liabilities of $1.8 million, as well as deferred underwriting fee payable of $20.1 million and derivative warrant liabilities of $31.1 million.
The funds available to us outside of the trust account may not be sufficient to allow us to operate until August 17, 2022, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.
If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. We do not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account. Neither the Sponsor or members of our management team nor any of their affiliates is under any obligation to advance funds to RedBall in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.
Risks Related to Ownership of New SeatGeek Common Stock Following the Business Combination and New SeatGeek Operating as a Public Company
Unless the context otherwise requires, all references in this subsection to the “New SeatGeek,” “Company,” “we,” “us” or “our” refer are to RedBall, after the Domestication and its name change from RedBall Acquisition Corp.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of RedBall’s securities or, following the Closing, New SeatGeek’s securities, may decline.
If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of RedBall’s securities prior to the Closing may decline. The market values of New SeatGeek’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which RedBall’s shareholders vote on the Business Combination.
In addition, following the Business Combination, fluctuations in the price of New SeatGeek’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for SeatGeek’s securities. Accordingly, the valuation ascribed to SeatGeek may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for New SeatGeek’s securities develops and continues, the trading price of New SeatGeek’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond New SeatGeek’s control. Any of the factors listed below could have a negative impact on your investment in New SeatGeek’s securities and New SeatGeek’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of New SeatGeek’s securities may not recover and may experience a further decline.
Factors affecting the trading price of New SeatGeek’s securities may include:

•	actual or anticipated fluctuations in New SeatGeek’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	changes in the market’s expectations about New SeatGeek’s operating results;

•	success of competitors;

•	failure to attract analyst coverage for New SeatGeek’s stock or one or more analysts ceases coverage of New SeatGeek’s or fails to publish reports on New SeatGeek regularly;

•	New SeatGeek operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning New SeatGeek’s or the live events or ticketing industry in general;

•	operating and share price performance of other companies that investors deem comparable to New SeatGeek’s;

•	New SeatGeek’s ability to market new and enhanced products and technologies on a timely basis;

•	changes in laws and regulations affecting New SeatGeek’s business;

•	New SeatGeek’s ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving New SeatGeek;

•	changes in New SeatGeek’s capital structure, such as future issuances of securities or the incurrence of debt;

•	the volume of New SeatGeek’s shares of common stock available for public sale;

•	any major change in New SeatGeek’s board of directors or management;

•	sales of substantial amounts of New SeatGeek’s shares of common stock by New SeatGeek’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, COVID-19 outbreak, political instability and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of New SeatGeek’s securities irrespective of New SeatGeek’s operating performance. The stock market in general, and NYSE in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New SeatGeek’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to New SeatGeek’s could depress New SeatGeek’s share price regardless of New SeatGeek’s business, prospects, financial conditions or results of operations. A decline in the market price of New SeatGeek’s securities also could adversely affect New SeatGeek’s ability to issue additional securities and New SeatGeek’s ability to obtain additional financing in the future.
The price of New SeatGeek’s common stock and warrants may be volatile.
Upon consummation of the Business Combination, the price of New SeatGeek common stock, as well as New SeatGeek and warrants may fluctuate due to a variety of factors, including:

•	the realization of any of the risk factors presented in this proxy statement/prospectus;

•	changes in the industries in which New SeatGeek operate;

•	developments involving New SeatGeek’s competitors;

•	developments involving New SeatGeek’s clients;

•	difficult global market and economic conditions and loss of investor confidence in the global financial markets and investing in general;

•	failure to meet securities analysts’ earnings estimates;

•	variations in its operating performance and the performance of its competitors in general;

•	actual or anticipated fluctuations in New SeatGeek’s quarterly or annual operating results;

•
publication of negative or inaccurate research reports about us or the live events or ticketing industry or the failure of securities analysts to provide adequate coverage of New SeatGeek common stock in the future;

•	the public’s reaction to New SeatGeek’s press releases, its other public announcements and its filings with the SEC;

•	actions by stockholders, including the sale by the PIPE Investors of any of their shares of New SeatGeek’s common stock;

•	additions and departures of key personnel;

•	commencement of, or involvement in, litigation involving New SeatGeek;

•
additional or unexpected changes or proposed changes in laws or regulations or differing interpretations thereof affecting our business or enforcement or these laws and regulations, or announcements relating to these matters; and

•	changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of New SeatGeek common stock available for public sale; and

•	general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, political instability and acts of war or terrorism.
These market and industry factors may materially reduce the market price of New SeatGeek common stock and warrants regardless of the operating performance of New SeatGeek.

The warrants are accounted for as liabilities and the changes in value of the warrants could have a material effect on RedBall’s financial results.
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the Warrant Agreement. As a result of the SEC Statement, RedBall reevaluated the accounting treatment of its 19,166,667 public warrants and 9,566,667 private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.
As a result, included on RedBall’s balance sheet as of June 30, 2021 contained elsewhere in proxy statement/prospectus are derivative liabilities related to embedded features contained within the warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, RedBall’s financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of its control. Due to the recurring fair value measurement, RedBall expects that it will recognize non-cash gains or losses on the warrants each reporting period and that the amount of such gains or losses could be material.
RedBall and, following the Closing, New SeatGeek, may face litigation and other risks as a result of the material weakness in RedBall’s internal control over financial reporting.
Following the issuance of the SEC Statement, as discussed with its independent registered public accounting firm, RedBall’s management and audit committee concluded that it was appropriate to restate its previously issued audited financial statements for the period ended December 31, 2020. See “—
The warrants are accounted for as liabilities and the changes in value of the warrants could have a material effect on RedBall’s financial results
” above. As part of the Restatement, RedBall identified a material weakness in its internal controls over financial reporting.
As a result of such material weakness, the Restatement, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, RedBall and, following the Closing, New SeatGeek, face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Restatement and material weaknesses in RedBall’s internal control over financial reporting and the preparation of its financial statements. As of the date of this proxy statement/prospectus, RedBall has no knowledge of any such litigation or dispute. However, RedBall can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on RedBall’s business, results of operations and financial condition or RedBall’s ability to complete the Business Combination.

Concentration of ownership among New SeatGeek’s executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.
Upon completion of the Business Combination, the stockholders of SeatGeek will own, directly or indirectly:

•
approximately [●]% of New SeatGeek’s outstanding common stock and the executive officers, directors of New SeatGeek and their affiliates as a group will beneficially own approximately [●]% of the New SeatGeek outstanding common stock, assuming no redemption of the RedBall public shares; or

•
approximately [●]% of New SeatGeek’s outstanding common stock and the executive officers, directors of New SeatGeek and their affiliates as a group will beneficially own approximately [●]% of New SeatGeek’s outstanding common stock, assuming that [●]% of the RedBall public shares are redeemed.

As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, appointment and removal of officers, any amendment of the amended and restated certificate of incorporation and approval of mergers and other business combination transactions requiring stockholder approval, including proposed transactions that would result in New SeatGeek Stockholders receiving a premium price for their shares and other significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.
A significant portion of our total outstanding shares of New SeatGeek common stock are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New SeatGeek common stock to drop significantly, even if our business is doing well.
Pursuant to the Lock-Up Agreement, Sponsor Support Agreement and the Proposed Bylaws, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor, RedBall’s directors and officers, and SeatGeek Stockholders will be restricted from selling or transferring any of its shares of common stock.
However, following the expiration of such lockup, the Sponsor, RedBall’s directors and officers and the SeatGeek Stockholders will not be restricted from selling shares of New SeatGeek’s common stock held by them, other than by applicable securities laws. Additionally, the PIPE Investors will not be restricted from selling any of their shares of our common stock following the consummation of the Business Combination, other than by applicable securities laws. As such, sales of a substantial number of shares of New SeatGeek common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New SeatGeek common stock. Upon completion of the Business Combination, the Sponsor, RedBall’s directors, RHGM and the SeatGeek Stockholders will collectively beneficially own approximately 64.9% of the outstanding shares of New SeatGeek common stock, assuming that no additional public shareholders redeem their public shares in connection with the Business Combination. Assuming redemption of 16,951,944 public shares in connection with the Business Combination, in the aggregate, the ownership of the Sponsor, RedBall’s directors, RHGM and the SeatGeek Stockholders would rise to 78.9% of the outstanding shares of New SeatGeek common stock (not including shares of New SeatGeek common stock, if any, issued in the Backstop Subscription). For further information regarding the assumptions for the calculation of pro forma beneficial ownership of New SeatGeek following the consummation of the Business Combination, see the section titled “
Ownership of New SeatGeek following the Business Combination
.”
The shares held by Sponsor, RedBall’s directors and officers and the SeatGeek Stockholders may be sold after the expiration of the applicable lock-up period under the Lock-Up Agreement and the Amended and Restated Registration Rights Agreement. As restrictions on resale end and registration statements (filed after the

Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in New SeatGeek’s share price or the market price of New SeatGeek common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
The Proposed Certificate of Incorporation will designate the Court of Chancery of the State of Delaware and the federal district courts of the United States of America as the exclusive forums for certain disputes between New SeatGeek and its stockholders, which will restrict such stockholders’ ability to choose the judicial forum for disputes with New SeatGeek or its directors, officers, or employees.
The Proposed Certificate of Incorporation provides that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of New SeatGeek; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of New SeatGeek’s current or former directors, officers, or other employees to New SeatGeek or its stockholders; (iii) any action or proceeding asserting a claim against New SeatGeek or any of its current or former directors, officers or other employees arising out of or pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation or the Proposed Bylaws; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action or proceeding asserting a claim against New SeatGeek or any of its current or former directors, officers, or other employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. In addition, to prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Certificate of Incorporation provides that, unless New SeatGeek consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Proposed Certificate of Incorporation provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. The Proposed Certificate of Incorporation further provides that any person or entity holding, owning or otherwise acquiring any interest in any of our securities will be deemed to have notice of and consented to these provisions. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New SeatGeek or its directors, officers, or other employees. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against New SeatGeek, its directors, officers, or other employees in a venue other than in the federal district courts of the United States of America. In such instance, New SeatGeek would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Proposed Certificate of Incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and New SeatGeek cannot assure you that the provisions will be enforced by a court in those other jurisdictions. If a court were to find either exclusive-forum provision in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New SeatGeek may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could harm New SeatGeek’s business.
General Risk Factors
An active trading market for our securities may not develop or be maintained.
We can provide no assurance that an active trading market for New SeatGeek common stock and warrants will develop after the Closing, or, if such a market develops, that we will be able to maintain an active trading market for those securities on NYSE or any other exchange in the future. If an active market for our securities does not develop or is not maintained after the business combination, or if we fail to satisfy the continued listing standards of NYSE for any reason and our securities are delisted, it may be difficult for our security holders to sell their securities without depressing the market price for the securities or at all. An inactive trading market may also impair our ability to both raise capital by selling shares of capital stock and acquire other complementary products, technologies or businesses by using our shares of capital stock as consideration.
New SeatGeek may be subject to securities litigation, which is expensive and could divert management attention.
The market price of New SeatGeek’s common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. New SeatGeek may be the target of this type of litigation in the future. Securities litigation against New SeatGeek could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.
If analysts do not publish research about New SeatGeek’s business or if they publish inaccurate or unfavorable research, New SeatGeek’s stock price and trading volume could decline.
The trading market for the common stock of New SeatGeek will depend in part on the research and reports that analysts publish about its business. New SeatGeek will not have any control over these analysts. If one or more of the analysts who cover New SeatGeek downgrade its common stock or publish inaccurate or unfavorable research about its business, the price of New SeatGeek common stock could decline. If few analysts cover New SeatGeek, demand for its common stock could decrease and its common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering New SeatGeek in the future or fail to publish reports on it regularly.
We will be obligated to develop and maintain proper and effective internal control over financial reporting in order to comply with Section 404 of the Sarbanes-Oxley Act, and these internal controls may not be determined to be effective, which may adversely affect investor confidence in us and, as a result, the value of our common stock.
Following the business combination, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Additionally, once we no longer qualify as an “emerging growth company,” we will be required to have our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. An adverse report may be issued in the event our independent registered public accounting firm is not satisfied with the level at which our controls are documented, designed or operating.
A material weakness is a deficiency, or combination of deficiencies, in internal controls, such that there is a reasonable possibility that a material misstatement of the entity’s financial statements will not be prevented, or detected and corrected on a timely basis. A significant deficiency is a deficiency, or combination of deficiencies, in internal controls that is less severe than a material weakness, yet important enough to merit attention by those charged with governance. When evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is ineffective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, we could fail to meet our reporting obligations or be required to restate our financial statements for prior periods. Investors may also lose confidence in the accuracy and completeness of our financial reports, the market price of New SeatGeek common stock and warrants could be negatively affected, and we could become subject to investigations by NYSE, the SEC or other regulatory authorities, which would require additional financial and management resources.
The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from New SeatGeek’s business operations.
As a public company, New SeatGeek will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, New SeatGeek will incur significant legal, accounting and other expenses that SeatGeek did not previously incur. New SeatGeek’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.
These rules and regulations will result in New SeatGeek incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for New SeatGeek to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for New SeatGeek to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.
We are an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, New SeatGeek’s common stock may be less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company,” we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act; we will be exempt from any rules that could be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements; we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and we will not be required to hold non-binding advisory votes on executive compensation or stockholder approval of any golden parachute payments not previously approved.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.
We may be an “emerging growth company” until the fiscal year-end following the fifth anniversary of the completion of RedBall’s initial public offering, though we may cease to be an “emerging growth company” earlier under certain circumstances, including if (i) we have more than $1.07 billion in annual revenue in any fiscal year, (ii) the market value of common stock that is held by non-affiliates exceeds $700 million as of any June 30 or (iii) we issue more than $1.0 billion of non-convertible debt over a three-year period.
The exact implications of the JOBS Act are subject to interpretation and guidance by the SEC and other regulatory agencies, and we cannot assure you that we will be able to take advantage of all of the benefits of the JOBS Act. In addition, investors may find the common stock less attractive to the extent we rely on the exemptions and relief granted by the JOBS Act. If some investors find the common stock less attractive as a result, there may be a less active trading market for the common stock and our stock price may decline or become more volatile.
New SeatGeek’s ability to be successful following the Business Combination will depend upon the efforts of the New SeatGeek Board and New SeatGeek’s key personnel and the loss of such persons could negatively impact the operations and profitability of New SeatGeek’s business following the Business Combination.
New SeatGeek’s ability to be successful following the Business Combination will be dependent upon the efforts of the New SeatGeek Board and key personnel. RedBall cannot assure you that, following the Business Combination, the New SeatGeek Board and New SeatGeek’s key personnel will be effective or successful or remain with New SeatGeek. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause New SeatGeek’s management to expend time and resources becoming familiar with such requirements.
New SeatGeek’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause New SeatGeek to incur significant expense, hinder execution of business and growth strategy and impact its stock price.
In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of New SeatGeek common stock or other reasons may in the future cause New SeatGeek to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert the attention and resources of New SeatGeek’s board of directors and management from New SeatGeek’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to New SeatGeek’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. New SeatGeek may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters, and its stock price could be subject to significant volatility or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

SELECTED HISTORICAL FINANCIAL INFORMATION OF REDBALL
The selected historical statements of operations data of RedBall for the period from June 10, 2020 (date of inception) to December 31, 2020 and the balance sheet data as of December 31, 2020 are derived from RedBall’s audited financial statements included elsewhere in this proxy statement/prospectus. The selected historical condensed statements of operations data of RedBall for the three and six months ended June 30, 2021 and the condensed balance sheet data as of June 30, 2021 are derived from RedBall’s unaudited interim financial statements included elsewhere in this proxy statement/prospectus. The unaudited interim condensed financial data set forth below have been prepared on the same basis as our audited financial statements and, in the opinion of RedBall management, reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair statement of such data.
RedBall’s historical results are not necessarily indicative of the results that may be expected in the future and RedBall’s results for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2021 or any other period. You should read the following selected historical financial data together with the sections entitled “
RedBall’s Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and the financial statements and accompanying notes included elsewhere in this proxy statement/prospectus.
RedBall is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

Statement of Operations Data	For The Six Months Ended June 30, 2021	For the Period From June 10, 2020 (Inception) through December 31, 2020
Formation and operating costs	$1,099,415	$1,329,763

Loss from operations	(1,099,415)	(1,329,763)
Other expenses (change fair value of derivate warrant liability and transaction costs)	34,383,990	(24,047,860)
Other income:
Interest income	(76,212)	282,641
Net income/(loss)	$(33,360,787)	$(25,094,982)

Weighted average shares outstanding of Class A redeemable ordinary shares	57,500,000	57,500,000

Basic and diluted income per share, Class A redeemable ordinary shares	0.00	0.00

Weighted average shares outstanding of Class B non-redeemable ordinary shares	14,375,000	13,753,049

Basic and diluted net income/(loss) per share, Class B non-redeemable ordinary shares	2.32	(1.85)

Balance Sheet Data	As of The Six Months Ended June 30, 2021	As of the Year Ended December 31, 2020
Total assets	$576,858,765	$577,192,519
Total liabilities	53,058,535	86,753,076
Class A ordinary shares subject to possible redemption	518,800,220	485,439,440
Total Shareholders’ equity	5,000,010	5,000,003

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF SEATGEEK
The following tables summarize our consolidated financial data. The summary consolidated statement of operations data and summary consolidated statement of cash flows data for the years ended December 31, 2020, 2019, and 2018 and the summary consolidated balance sheet data as of December 31, 2020 and December 31, 2019 are derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The summary condensed consolidated statement of operations data and summary condensed consolidated statement of cash flows data for the six months ended June 30, 2021 and 2020 and the summary condensed consolidated balance sheet data as of June 30, 2021 are derived from our unaudited condensed consolidated financial statements that are included elsewhere in this prospectus. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair presentation of our unaudited interim condensed consolidated financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the summary historical financial data below in conjunction with the section titled “
SeatGeek’s Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and the financial statements and related notes included elsewhere in this prospectus.

	Years Ended December 31,			Six Months Ended June 30,
	2020	2019	2018	2021	2020
	(in thousands, except share and per share amounts)
Consolidated Statements of Operations Data:
Net revenue	$33,233	$142,170	$106,423	$50,862	$26,061
Cost of revenue (1)	37,651	56,988	41,681	24,439	22,714

Gross profit	(4,418)	85,182	64,742	26,423	3,347

Operating expenses:
Sales and marketing (1)	41,796	75,601	60,795	29,748	27,627
General and administrative (1)	14,706	21,576	15,918	13,300	6,997
Research and development (1)	31,878	33,769	23,185	18,050	15,541

Total operating expenses	88,380	130,946	99,898	61,098	50,165

Loss from operations	(92,798)	(45,764)	(35,156)	(34,671)	(46,818)

Other expense (income)	2,042	1,950	(333)	340	(74)
Interest income (expense), net	(5,875)	(884)	182	(3,467)	(2,402)

Other (expense) income	(3,833)	1,066	(151)	(3,127)	(2,476)

Loss before income taxes	(96,631)	(44,698)	(35,307)	(37,802)	(49,294)
Benefit from (provision for) income tax	(297)	(343)	5,134	(99)	(292)

Net loss	$(96,928)	$(45,041)	$(30,173)	$(37,901)	$(49,586)

Net loss attributable to common stockholders	$(96,928)	$(45,041)	$(30,173)	$(37,901)	$(49,586)

Net loss per share attributable to common stockholders, basic and diluted	$(3.64)	$(1.80)	$(1.32)	$(1.34)	$(1.87)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted (2)	26,634,124	25,033,014	22,842,493	28,364,024	26,511,753

	Years Ended December 31,			Six Months Ended June 30,
	2020	2019	2018	2021	2020
	(in thousands)
Consolidated Statement of Cash Flow Data:
Net cash (used in) provided by operating activities	$(46,060)	$(10,926)	$(18,826)	$17,431	$(10,574)
Net cash used in investing activities	(3,974)	(11,825)	(1,762)	(2,384)	(1,882)
Net cash provided by financing activities	148,001	23,503	11,034	3,246	118,509

Consolidated Balance Sheet Data (at end of period):
Cash and cash equivalents	$122,858	$27,227		$136,847
Total assets	$197,788	$119,653		$237,824
Long-term debt	$65,317	$22,376		$59,249

Total liabilities	$151,609	$86,287		$218,831
Total convertible preferred stock	$272,252	$168,646		$272,252
Total stockholders’ equity (deficit)	$(226,073)	$(135,280)		$(253,259)

Non-GAAP Financial Data (unaudited):

Adjusted EBITDA (3)	$(78,727)	$(35,004)	$(24,608)	$(24,498)	$(40,482)

(1)	Includes stock-based compensation as follows:

	Years Ended December 31,			Six Months Ended June 30,
	2020	2019	2018	2021	2020
Cost of revenue	$242	$206	$327	$87	$81
Sales and marketing	862	570	491	465	312
General and administrative	467	622	465	1,361	153
Research and development	1,192	635	926	1,019	471

Total stock-based compensation	$2,763	$2,033	$2,209	$2,932	$1,017

(2)
See Note 2 to SeatGeek’s audited consolidated financial statements appearing elsewhere in this prospectus for an explanation of the method used to calculate our basic and diluted net loss per share and the weighted- average number of shares used in the computation of the per share amounts.

(3)
SeatGeek defines Adjusted EBITDA as loss from operations, adjusted for depreciation and amortization, equity-based compensation expense and transaction and public readiness costs. For a reconciliation of Adjusted EBITDA to loss from operations, the most directly comparable measure calculated and presented in accordance with GAAP, for further information see the section titled “
SeatGeek’s Management’s Discussion and Analysis of Financial Condition and Results of Operations
.”

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the unaudited historical condensed consolidated balance sheet of SeatGeek as of June 30, 2021 with the unaudited historical condensed balance sheet of RedBall as of June 30, 2021, giving effect to the Business Combination and PIPE Investment as if they had been consummated as of that date.
The following unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the unaudited historical condensed consolidated statement of operations of SeatGeek for the six months ended June 30, 2021 with the unaudited condensed historical statement of operations of RedBall for the six months ended June 30, 2021, giving effect to the Business Combination as if it had occurred on January 1, 2020.
The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the audited combined statement of operations of SeatGeek for the year ended December 31, 2020 with the audited historical statement of operations of RedBall for the period from June 10, 2020 (inception) through December 31, 2020, giving effect to the Business Combination as if it had occurred on January 1, 2020.
We are providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Business Combination and other events contemplated by the Business Combination Agreement. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of RedBall’s public shares:

•
Assuming no redemptions for cash:
This presentation assumes that no RedBall shareholders exercise redemption rights with respect to their shares of RedBall Class A ordinary shares upon consummation of the Business Combination; and

•
Assuming maximum redemptions for cash:
This presentation assumes that RedBall shareholders exercise their redemption rights with respect to a maximum of 40,548,056 and 40,555,517 shares of RedBall Class A ordinary shares upon consummation of the Business Combination at a redemption price of approximately $10.00 per share as of June 30, 2021 and December 31, 2020, respectively. The maximum redemption amount is presented based on the minimum aggregate Business Combination and PIPE Investment proceeds of $200.0 million, consisting of RedBall trust account funds less the payment of deferred underwriting commissions from the RedBall IPO, RedBall cash equivalents held outside of the trust account funds, proceeds of $100.0 million, consisting of $90.5 million in proceeds from the PIPE Investment and $9.5 million in proceeds from the Designated SG Warrant Investment, and Backstop Subscription proceeds up to $65.0 million and before giving effect to the payment of the estimated transaction costs of $55.0 million, incurred in connection with the Business Combination.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The unaudited pro forma condensed combined consolidated financial information related to the transactions is based on the assumption that the Business Combination took place as of June 30, 2021 for purposes of the unaudited pro forma balance sheet and as of January 1, 2020 for purposes of the unaudited pro forma condensed combined consolidated statements of operations for the year ended December 31, 2020 and the six month period ended June 30, 2021. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies actually been combined as of January 1, 2020 or the future results that the combined company will experience. SeatGeek and RedBall have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Selected Unaudited Pro Forma Financial Information
(in thousands, except share and per-share data)

	RedBall (Historical)	SeatGeek (Historical)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Statement of Operations Data—Six Months Ended June 30, 2021
Net revenue	$—	$50,862	$50,862	$50,862
Cost of revenue	—	24,439	24,439	24,439
Operating expenses	1,099	61,098	72,581	72,581
Loss from operations	(1,099)	(34,675)	(46,158)	(46,158)
Net income (loss)	33,361	(37,901)	(34,341)	(34,341)
Net loss per New SeatGeek common share – basic and diluted			$(0.19)	$(0.23)
Net loss per common share – basic and diluted		$(1.34)
Net loss per Class A ordinary share – basic and diluted	$—
Net income per Class B ordinary share – basic and diluted	$2.32

Balance Sheet Data—As of June 30, 2021
Total current assets	$1,500	$177,279	$714,136	$372,506
Total assets	576,859	237,824	773,634	432,004
Total current liabilities	1,806	150,616	145,747	145,747
Total liabilities	53,059	218,831	533,538	533,538
Total stockholders’ equity (deficit)	5,000	(253,259)	240,096	(101,534)

Statement of Operations Data—Year Ended December 31, 2020
Net revenue	$—	$33,233	$33,233	$33,233
Cost of revenue	—	37,651	37,651	37,651
Operating expenses	1,329	88,380	100,993	100,993
Loss from operations	(1,329)	(92,798)	(105,411)	(105,411)
Net loss	(25,094)	(96,928)	(112,956)	(112,956)
Net loss per New SeatGeek common share – basic and diluted			$(0.60)	$(0.74)
Net loss per common share – basic and diluted		$(3.64)
Net loss per Class A ordinary share – basic and diluted	$—
Net loss per Class B ordinary share – basic and diluted	$(1.85)

COMPARATIVE SHARE INFORMATION
The following table sets forth the historical comparative share information for RedBall and SeatGeek on a stand-alone basis and the unaudited pro forma combined share information for the six months ended June 30, 2021 and the year ended December 31, 2020, after giving effect to the Business Combination, presented under two scenarios:

•
Assuming no redemptions for cash:
This presentation assumes that no RedBall shareholders exercise redemption rights with respect to their shares of RedBall Class A ordinary shares upon consummation of the Business Combination; and

•
Assuming maximum redemptions for cash:
This presentation assumes that RedBall shareholders exercise their redemption rights with respect to a maximum of 51,880,022 and 48,543,944 shares of RedBall Class A ordinary shares upon consummation of the Business Combination at a redemption price of approximately $10.00 per share as of June 30, 2021 and December 31, 2020, respectively. The maximum redemption amount is presented based on the minimum aggregate Business Combination and PIPE Investment proceeds of $200.0 million, consisting of RedBall trust account funds less the payment of deferred underwriting commissions from the RedBall IPO, RedBall cash equivalents held outside of the trust account funds, proceeds of $100.0 million, consisting of $90.5 million in proceeds from the PIPE Investment and $9.5 million in proceeds from the Designated SG Warrant Investment, and Backstop Subscription proceeds up to $65.0 million and before giving effect to the payment of the estimated transaction costs of $55.0 million, incurred in connection with the Business Combination.

This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this proxy statement, and the historical financial statements of RedBall and SeatGeek and related notes that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of RedBall and SeatGeek is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.
The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of RedBall and SeatGeek would have been had the companies been combined during the periods presented.

	Redball (Historical)	SeatGeek (Historical)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)	SeatGeek Equivalent Combined (Assuming No Redemptions)		SeatGeek Equivalent Combined (Assuming Maximum Redemptions)
As of and for the Six Months Ended June 30, 2021
Book value per share (1)	$0.09	$(8.93)	$1.31	$(0.68)	$0.92	(3)	$(0.48	) (3)
Net loss per share – basic and diluted		(1.34)	$(0.19)	$(0.23)	$(0.13)		$(0.16)
Weighted average shares outstanding – basic and diluted		28,364,024
Common shares outstanding – basic and diluted			183,636,242	149,588,186	109,948,742		109,948,742
Net income per Class A ordinary share – basic and diluted	$—
Weighted average Class A ordinary shares outstanding – basic and diluted	57,500,000
Net income per Class B ordinary share – basic and diluted	$2.32
Weighted average Class B ordinary shares outstanding – basic and diluted	14,375,000

	Redball (Historical)	SeatGeek (Historical)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)	SeatGeek Equivalent Combined (Assuming No Redemptions)	SeatGeek Equivalent Combined (Assuming Maximum Redemptions)
As of and for the Year Ended December 31, 2020
Book value per share	N/A	N/A	N/A	N/A	N/A	N/A
Net loss per share – basic and diluted (2)		$(3.64)	$(0.60)	$(0.74)	$(0.45)	$(0.55)
Weighted average shares outstanding – basic and diluted (2)		26,634,124
Common shares outstanding – basic and diluted			187,022,690	152,945,946	113,522,972	113,522,972
Net income per Class A ordinary share – basic and diluted	$—
Weighted average Class A ordinary shares outstanding – basic and diluted	57,500,000
Net income per Class B ordinary share – basic and diluted	$(1.85)
Weighted average Class B ordinary shares outstanding – basic and diluted	13,753,049

(1)	Book value per share = Total stockholders’ equity (deficit)/Total basic (or diluted) outstanding shares.
(2)	Historical net loss per share and weighted average shares outstanding for RedBall are based on the period from June 10, 2020 (Inception) through December 31, 2020.
(3)	Equivalent pro forma book value is equal to pro forma book value multiplied by the Exchange Ratio.

MARKET PRICE AND DIVIDEND INFORMATION
RedBall units, Class A ordinary shares and public warrants are currently listed on NYSE under the symbols “RBAC.U” and “RBAC” and “RBAC WS,” respectively.
The most recent closing price of the units, Class A Ordinary Shares and redeemable warrants as of October 12, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.25, $9.88 and $1.24, respectively. As of [●], 2021, the record date for the extraordinary general meeting, the closing price for each unit, common stock and redeemable warrant was $[●], $[●] and $[●], respectively.
Holders of the units, RedBall public shares and public warrants should obtain current market quotations for their securities. The market price of RedBall securities could vary at any time before the Business Combination.
Holders
As of the date of this proxy statement/prospectus there was one holder of record of the RedBall units, two holders of record of the RedBall Class A ordinary shares, seven holders of record of the RedBall Class B ordinary shares, one holder of record of the public warrants and one holder of record of the private placement warrants. For additional information, see the section titled, “
Beneficial Ownership of Securities
.”
Dividend Policy
RedBall has not paid any cash dividends on the RedBall Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of New SeatGeek subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New SeatGeek’s board of directors. The RedBall Board is not currently contemplating and does not anticipate declaring stock dividends nor is it currently expected that New SeatGeek’s board of directors will declare any dividends in the foreseeable future. Further, the ability of New SeatGeek to declare dividends may be limited by the terms of financing or other agreements entered into by New SeatGeek or its subsidiaries from time to time.
Price Range of SeatGeek’s Securities
Historical market price information regarding SeatGeek is not provided because there is no public market for SeatGeek’s securities. For information regarding SeatGeek’s liquidity and capital resources, see the section titled “
SeatGeek’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources
.”

EXTRAORDINARY GENERAL MEETING OF REDBALL
General
RedBall is furnishing this proxy statement/prospectus to our shareholders as part of the solicitation of proxies by our board of directors for use at the extraordinary general meeting of RedBall to be held on [●], [●], and at any adjournment thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about [●], [●] in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides our shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.
Date, Time and Place
The extraordinary general meeting will be held exclusively online via live audio-only webcast, at [●] [a.m.] [p.m.] Eastern Time, on [●], [●], or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Condition Precedent Proposals.
How to Attend the RedBall Extraordinary General Meeting
The extraordinary general meeting can be accessed by visiting [●], where you will be able to vote your shares and submit questions during the extraordinary general meeting webcast by logging in to the website listed above using the [●] control number included in your proxy card. Online check-in will begin at [●], and we encourage you to allow ample time for the online check-in procedures.
Purpose of the RedBall Extraordinary General Meeting
At the extraordinary general meeting, RedBall is asking holders of ordinary shares to:

•
BCA Proposal
–– To consider and vote upon a proposal to approve and adopt, by ordinary resolution, the Business Combination Agreement and the transactions contemplated thereby, including, among other things, the Business Combination;

•
Domestication Proposal ––
To consider and vote upon a proposal to approve, by special resolution, the deregistration by way of continuation of RedBall as an exempted company in the Cayman Islands and the domestication of RedBall as a corporation in the State of Delaware; upon the effective time of the Domestication, RedBall will be renamed “SeatGeek, Inc.”;

•
Charter Proposal
–– To consider and vote upon a proposal to approve, by special resolution, the Proposed Certificate of Incorporation of New SeatGeek, including the change of RedBall’s name to “SeatGeek, Inc.”, in the form attached to this proxy statement/prospectus as Annex K;

•
Organizational Documents Proposals
–– To consider and vote upon three separate proposals to approve, by ordinary resolution on a non-binding advisory basis, certain material differences between the Cayman Constitutional Documents and the Proposed Certificate of Incorporation and the Proposed Bylaws;

•
Director Election Proposal
–– To consider and vote upon a proposal to elect, by ordinary resolution of the RedBall Class B ordinary shares, effective immediately upon consummation of the Business Combination, [●] directors to serve until the 2022 annual meeting of stockholders, [●] directors to serve until the 2023 annual meeting of stockholders, and [●] directors to serve until the 2024 annual meeting of stockholders, each until such directors’ respective successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal;

•
Stock Issuance Proposal
–– To consider and vote upon a proposal to approve, by ordinary resolution, for purpose of complying with Section 312.03(b)(i) and Section 312.03(c)of the NYSE Listed Company Manual, (i) the issuance of up to 6,500,000 shares of New SeatGeek common stock in the

Backstop Subscription pursuant to the Backstop Subscription Agreement and (ii) the issuance of up to 251,535,000 shares of New SeatGeek common stock pursuant to the Business Combination Agreement;

•	Equity Incentive Plan Proposal –– To consider and vote upon a proposal to approve, by ordinary resolution, the New SeatGeek 2021 Equity Incentive Plan;

•	ESPP Proposal –– To consider and vote upon a proposal to approve, by ordinary resolution, the New SeatGeek 2021 Employee Stock Purchase Plan; and

•
Adjournment Proposal
––To consider and act upon a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. None of the Organizational Documents Proposals or the Adjournment Proposal is conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
Recommendation of RedBall Board
The RedBall Board has determined that the Business Combination is in the best interests of RedBall and our shareholders and has unanimously approved the Business Combination Agreement and recommends that our shareholders adopt the Business Combination Agreement and approve each of the Proposals to be considered and voted upon at the extraordinary general meeting.
The Board unanimously recommends that RedBall shareholders:

•	Vote “FOR” the BCA Proposal;

•	Vote “FOR” the Domestication Proposal;

•	Vote “FOR” the Charter Proposal;

•	Vote “FOR” each of the Organizational Documents Proposals;

•	Vote “FOR” the election of each of the directors pursuant to the Director Election Proposal;

•	Vote “FOR” the Stock Issuance Proposal;

•	Vote “FOR” the Equity Issuance Plan Proposal;

•	Vote “FOR” the ESPP Proposal; and

•	Vote “FOR” the Adjournment Proposal, if it is presented at the extraordinary general meeting.
Record Date; Who is Entitled to Vote
RedBall has fixed the close of business on [●], [●], as the record date for determining the RedBall shareholders entitled to notice of and to attend and vote at the extraordinary general meeting. As of the close of business on such date, there were 57,500,000 RedBall Class A ordinary shares and 14,375,000 RedBall Class B ordinary shares outstanding and entitled to vote. The RedBall Class A ordinary shares and the RedBall Class B ordinary shares vote together as a single class, except in the election of directors, as to which only the RedBall Class B ordinary shares vote, and each ordinary share is entitled to one vote per share at the Shareholders Meeting.
The Sponsor and RedBall’s directors collectively own 14,345,000 Class B ordinary shares, representing approximately 20% of the issued and outstanding RedBall ordinary shares. Pursuant to the Insider Letter Agreement, the Sponsor and RedBall’s directors have agreed to vote the RedBall ordinary shares owned by them (including the founder shares) in favor of the Proposals.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to shares you beneficially own are properly counted. If you wish to attend the extraordinary general meeting and vote remotely and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way RedBall can be sure that the broker, bank or nominee has not already voted your shares.
Quorum
A quorum of RedBall shareholders is necessary to hold the extraordinary general meeting. The presence, remotely or by proxy, of RedBall shareholders representing a majority of the RedBall ordinary shares issued and outstanding on the record date and entitled to vote at the extraordinary general meeting will constitute a quorum for the extraordinary general meeting. As of the record date for the extraordinary general meeting, [
●
] ordinary shares would be required to achieve a quorum.
Vote Required for Approval
Each of the BCA Proposal, the Domestication Proposal, the Charter Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal are interdependent upon the others and must be approved in order for RedBall to complete the Business Combination as contemplated by the Business Combination Agreement. The Adjournment Proposal is not conditioned on the approval of any other proposal. The BCA Proposal, the Equity Incentive Plan Proposal, the Adjournment Proposal the Stock Issuance Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of the RedBall ordinary shares that are present and vote at the extraordinary general meeting. The Domestication Proposal and Charter Proposal must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the RedBall ordinary shares as of the record date that are present and vote at the extraordinary general meeting. The election of directors pursuant to the Director Election Proposal will require an ordinary resolution of the holders of the RedBall Class B ordinary shares as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of the RedBall Class B ordinary shares that are present and vote at the extraordinary general meeting. If any of the Domestication Proposal, the BCA Proposal, the Director Election Proposal, fails to receive the required approval, none of the Proposals will be approved and the Business Combination will not be completed.
Voting Your Shares
Each RedBall Share that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your RedBall ordinary shares at the extraordinary general meeting:

•
You Can Vote by Signing and Returning the Enclosed Proxy Card
. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the RedBall Board “FOR” the BCA Proposal, the Domestication Proposal, the Charter Proposal, the Organizational Documents Proposals, in the case of holders of Class B ordinary shares only, the election of each of the director nominees pursuant to the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•
You Can Attend the Shareholders Meeting and Vote Remotely
. You will be able to vote your shares and submit questions during the extraordinary general meeting webcast by logging into [●] using the [●] control number included in your proxy card. If you wish to submit a question during the extraordinary general meeting, log into the extraordinary general meeting platform at [●], type your question into the “Ask a Question” field, and click “Submit.” We will respond to as many properly submitted questions during the relevant portion of the extraordinary general meeting agenda as time allows.
If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the extraordinary general meeting and vote remotely and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way RedBall can be sure that the broker, bank or nominee has not already voted your shares.
Abstentions and Broker Non-Votes
Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Proposals.
Revoking Your Proxy
If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify RedBall’s secretary in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy and vote remotely as described above.
If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
Who Can Answer Your Questions About Voting Your Shares
If you are a holder of RedBall ordinary shares and have any questions about how to vote or direct a vote in respect of your securities, you may call [●], RedBall’s proxy solicitor, at [●] (toll free); [●] (collect) or email at [●].
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a holder of RedBall public shares (a “public shareholder”) may request of RedBall that New SeatGeek redeem all or a portion of its RedBall public shares for cash if the Business Combination is consummated. As a holder of RedBall public shares, you will be entitled to receive cash for any RedBall public shares to be redeemed only if you:

•
(i) hold RedBall public shares, or (ii) if you hold RedBall units, you elect to separate your units into the underlying RedBall public shares and public warrants prior to exercising your redemption rights with respect to the RedBall public shares;

•	submit a written request to Continental, RedBall’s transfer agent, that New SeatGeek redeem all or a portion of your RedBall public shares for cash;

•	affirmatively certify in your request for redemption to the transfer agent if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act); and

•	deliver your RedBall public shares to the transfer agent, either physically or electronically through DTC’s DWAC system.

Holders must complete the procedures for electing to redeem their RedBall public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [
●
], [
●
] (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying RedBall public shares and warrants prior to exercising redemption rights with respect to the RedBall public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying RedBall public shares and warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so. Public shareholders may elect to have RedBall redeem their RedBall public shares regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the RedBall public shares will be returned to the respective holder, broker or bank.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the RedBall public shares that it holds and timely delivers its shares to the transfer agent, New SeatGeek will redeem such RedBall public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $[●] per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its RedBall public shares for cash and will no longer own RedBall public shares. The redemption takes place following the Domestication and the effectiveness of the Proposed Certificate of Incorporation and, accordingly, it is shares of New SeatGeek common stock that will be redeemed promptly after consummation of the Business Combination.
If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. New SeatGeek public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the BCA Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, RedBall’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that RedBall’s transfer agent return the shares (electronically) to you. You may make such request by contacting Continental, RedBall’s transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, RedBall’s transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (electronically) to Continental, RedBall’s transfer agent, at least two business days prior to the vote at the extraordinary general meeting.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without the prior consent of RedBall. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash without the prior consent of RedBall.

RedBall SponsorCo LP, a Cayman Islands exempted company and shareholder of RedBall (the “Sponsor”), and the directors of RedBall have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, subject to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of October 13, 2021, a copy of which is attached to this proxy statement/prospectus as Annex B (the “Sponsor Support Agreement”). The 14,195,000 RedBall Class B ordinary shares held by the Sponsor, the 150,000 RedBall Class B ordinary shares held by the RedBall’s independent directors, the 30,000 RedBall Class B ordinary shares held by RHGM and the Class A ordinary shares held by the Sponsor and the independent directors of RedBall Will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor, RedBall’s independent directors, and RHGM collectively own20.0% of the issued and outstanding ordinary shares. If RedBall is not able to complete the Business Combination with SeatGeek or another business combination by August 17, 2022, then the 14,195,000 RedBall Class B ordinary shares owned by the Sponsor, the 150,000 RedBall Class B ordinary shares directly owned by RedBall’s independent directors, and the 30,000 RedBall Class B ordinary shares held by RHGM, in aggregate, would be worthless because following the redemption of the public shares, RedBall would likely have few, if any, net assets and because the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to the Sponsor if RedBall fails to complete a business combination within the required period.
Holders of the warrants will not have redemption rights with respect to the warrants.
The closing price of RedBall Class A ordinary shares on [●], 2021 was $[●]. The cash held in the trust account as of June 30, 2021 was approximately $575,358,853 per RedBall Public Share. Prior to exercising redemption rights, shareholders should verify the market price of RedBall Class A ordinary shares as they may receive higher proceeds from the sale of their shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption price. RedBall cannot assure its shareholders that they will be able to sell their RedBall public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares. A public shareholder who properly exercises its redemption rights pursuant to the procedures set forth herein will be entitled to receive a full pro rata portion of the aggregate amount then on deposit in the trust account, less any amounts necessary to pay RedBall’s taxes.
Appraisal Rights
Neither RedBall’s shareholders nor RedBall’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation Costs
RedBall is soliciting proxies on behalf of the RedBall Board. This solicitation is being made by mail but also may be made by telephone or in person. RedBall and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. RedBall will bear all of the costs of the solicitation, which RedBall estimates will be approximately $[●] in the aggregate. RedBall has engaged [●] as proxy solicitor to assist in the solicitation of proxies.
RedBall will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. RedBall will reimburse them for their reasonable expenses.
If a shareholder grants a proxy, it may still vote its shares remotely if it revokes its proxy before the Shareholders Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “
— Revoking Your Proxy
.”

RedBall Initial Shareholders
As of the date of this proxy statement/prospectus, there are 71,875,000 RedBall ordinary shares issued and outstanding, which include the 14,195,000 RedBall Class B ordinary shares held by the Sponsor, the 150,000 RedBall Class B ordinary shares held by the RedBall’s independent directors, the 30,000 RedBall Class B ordinary shares held by RHGM, and the 57,500,000 RedBall public shares. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 28,733,334 warrants to acquire ordinary shares, which includes the 9,566,667 private placement warrants held by the Sponsor and the 19,166,667 public warrants.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of SeatGeek or our or their respective directors, officers, advisors or respective affiliates may (i) purchase RedBall public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, RedBall public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire RedBall public shares, vote their RedBall public shares in favor of the Condition Precedent Proposals or not redeem their RedBall public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of RedBall’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of SeatGeek or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (i) satisfaction of the requirement that holders of a majority of the RedBall ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (ii) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Charter Proposal, (iii) satisfaction of the Minimum Cash Condition, (iv) otherwise limiting the number of RedBall public shares electing to redeem, and (v) RedBall’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001. Entering into any such arrangements may have a depressive effect on the ordinary shares (
e.g.
, by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).
Entering into any such arrangements may have a depressive effect on the RedBall Class A ordinary shares (
e.g.
, by giving an investor or holder the ability to effectively purchase RedBall Class A ordinary shares at a price lower than market, such investor or holder may therefore become more likely to sell the RedBall Class A ordinary shares he or she owns, either at or prior to the Business Combination).
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of RedBall Class A ordinary shares by the persons described above would allow them to exert more influence over the approval of the Proposals to be presented at the extraordinary general meeting and would likely increase the chances that such Proposals would be approved. RedBall will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BCA PROPOSAL
RedBall is asking its shareholders to approve by ordinary resolution and adopt the Business Combination Agreement. RedBall shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the subsection titled “
The Business Combination Agreement
” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
Because RedBall is holding a shareholder vote on the Business Combination, RedBall may consummate the Business Combination Agreement only if it is approved by the affirmative vote of the holders of a majority of ordinary shares that are voted at the extraordinary general meeting.
The Business Combination Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about RedBall, SeatGeek or any other matter.
Structure of the Business Combination
On October 13, 2021, RedBall, Merger Sub One, Merger Sub Two and SeatGeek entered into the BCA, pursuant to which: (i) Merger Sub One will merge with and into SeatGeek (the “First Merger”), with SeatGeek surviving the First Merger as a wholly owned subsidiary of New SeatGeek (SeatGeek, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (ii) as soon as practicable, but in any event on the same day as the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub Two (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub Two being the surviving entity of the Second Merger (Merger Sub Two, in its capacity as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity”).
The First Merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon the First Effective Time. The parties will hold the closing of the First Merger (the “First Merger Closing”) immediately prior to such filing of such certificate of merger, as promptly as practicable, but in no event later than the third business day after, the satisfaction or waiver (to the extent such waiver is permissible) of the conditions set forth in the BCA (other than those conditions that by their nature are to be satisfied at the First Merger Closing, but subject to the satisfaction or waiver of those conditions at such time), or on such other date, time or place as RedBall and SeatGeek may mutually agree.
The Second Merger is to become effective by filing a certificate of merger with the Secretary of State of the State of Delaware as soon as practicable following the First Effective Time and in any case on the same day as the First Effective Time, and will be effective immediately upon such filings or such later time as may be agreed by the parties and specified in such filings (such time, the “Second Effective Time”).
Conversion of Securities
SeatGeek will take all action necessary to cause each share of SeatGeek preferred stock that is issued and outstanding immediately prior to the First Effective Time to be automatically converted immediately prior to the First Effective Time into a number of shares of SeatGeek common stock at the then-effective conversion rate (as calculated pursuant to the SeatGeek Charter) and a number of shares of SeatGeek common stock issuable with respect to any accrued dividends in accordance with the terms of the SeatGeek Charter (the “SeatGeek Preferred Stock Conversion”). All of the shares of SeatGeek preferred stock converted into shares of SeatGeek common stock will be cancelled, will no longer be outstanding and will cease to exist and no payment or distribution will be made with respect thereto, and each holder of SeatGeek preferred stock will thereafter cease to have any rights with respect to such securities.
At the First Effective Time (and for the avoidance of doubt, following the SeatGeek Preferred Stock Conversion), by virtue of the First Merger and without any action on the part of RedBall, SeatGeek or the SeatGeek Stockholders:

(a)
each share of SeatGeek common stock (including SeatGeek common stock resulting from the SeatGeek Preferred Stock Conversion) that is issued and outstanding immediately prior to the First Effective Time (other than the Dissenting Shares (as defined below) and the Cancelled Shares (as defined below) and any SeatGeek Restricted Stock) will be cancelled and converted into the applicable Earnout Pro Rata Portion of the SeatGeek Earnout Securities (as more described below in the section titled, “
BCA Proposal — SeatGeek Earnout Securities
”) (which may be zero (0)) and:

a.
if the holder of such share of SeatGeek common stock properly and timely makes an election in accordance with the BCA to receive cash with respect to such a share of SeatGeek common stock (a “Cash Electing Share”), an amount in cash, without interest, equal to the Per Share Merger Consideration Value, except that:

i.
if (i) the sum of the aggregate number of Dissenting Shares and the aggregate number of Cash Electing Shares, multiplied
by (ii) the Per Share Merger Consideration Value (such product, the “Aggregate Cash Election Amount”) exceeds the Cash Consideration Cap, then each Cash Electing Share will be converted into the right to receive (x) an amount in cash, without interest, equal to the product of (1) the Per Share Merger Consideration Value and (2) a fraction, the numerator of which will be the Cash Consideration Cap and the denominator of which will be the Aggregate Cash Election Amount minus
an amount equal to the product of the number of Dissenting Shares multiplied by
the Per Share Merger Consideration Value (such fraction, the “Cash Fraction”), and (y) a number of validly issued, fully paid and nonassessable shares of New SeatGeek common stock equal to the product of (1) the Per Share Stock Consideration and (2) one minus the Cash Fraction; and

ii.
if the Sponsor is required to consummate all or any portion of the Backstop Investment, then, notwithstanding any Cash Election, each Cash Electing Share will be converted into the right to receive the Per Share Stock Consideration; and

b.
if the holder of such share of SeatGeek common stock makes a proper election to receive New SeatGeek common stock (a “Stock Election”), with respect to such share of SeatGeek common stock, which election has not been revoked, or the holder of such share fails to make an election in accordance with the BCA to receive cash or Stock Election with respect to such share of SeatGeek common stock, the Per Share Stock Consideration;

(b)
each share of SeatGeek capital stock held in the treasury of SeatGeek or by RedBall, Merger Sub One, Merger Sub Two or any of their respective subsidiaries will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto (such shares of SeatGeek capital stock, the “Cancelled Shares”);

(c)
each share of common stock of Merger Sub One, par value $0.001 per share, issued and outstanding immediately prior to the First Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation; and

(d)
each SeatGeek Warrant that remains outstanding and unexercised as of immediately prior to the First Effective Time (and which is not automatically and fully exercised in accordance with its terms prior to the First Effective Time) (each, an “Exchanged Warrant”) will automatically, without any action on the part of the holder thereof, be assumed by New SeatGeek in accordance with the terms of such Exchanged Warrant (including as to vesting and exercisability), except that (i) such Exchanged Warrant will relate to that whole number of shares of New SeatGeek common stock (rounded down to the nearest whole share) equal to the number of shares of SeatGeek common stock subject to such SeatGeek Warrant as of immediately prior to the First Effective Time, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Exchanged Warrant will be equal to the exercise price per share of such SeatGeek Warrant in effect immediately prior to the First Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent);
provided
, that, notwithstanding the foregoing, the exercise price and the number of shares of New SeatGeek common stock purchasable pursuant to each Exchanged Warrant issued with respect to a Designated Company Warrant will be determined in accordance with the terms of such Designated Company Warrant and concurrently with the assumption of the Designated Company Warrant, New SeatGeek will issue the New SeatGeek Incentive Warrants contemplated by such Designated Company Warrant.

(e)
each option to purchase SeatGeek common stock, whether or not exercisable and whether or not vested, that is outstanding immediately prior to the First Effective Time (each, a “SeatGeek Option”) will be converted into the right to receive (i) an option to purchase a number of shares of New SeatGeek common stock (each, an “Exchanged Option”), (ii) the contingent right to receive a number of Earnout Securities (as defined below) following the Closing (without interest and subject to tax withholding). Each Exchanged Option will have and be subject to the same terms and conditions (including with respect to vesting, exercisability, and termination-related provisions) as were applicable to such SeatGeek Option immediately before the First Effective Time, except that each Exchanged Option will be exercisable for that number of shares of New SeatGeek common stock equal to the product (rounded down to the nearest whole number) of (x) the whole number of shares of New SeatGeek common stock (rounded down to the nearest whole share) equal to the number of shares of SeatGeek common stock subject to such SeatGeek Option as of immediately prior to the First Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share for each such Exchanged Option equal to the quotient of (1) the exercise price per share of such SeatGeek Option in effect immediately prior to the First Effective Time, divided by (2) the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent);
provided, however
, that the conversion of the SeatGeek Options will be made in a manner consistent with Treasury Regulations Section 1.424-1, such that such conversion will not constitute a “modification” of such SeatGeek Options for purposes of Section 409A or, for SeatGeek Options that are intended to be incentive stock options within the meaning of Section 422 of the Code or Section 424 of the Code, and (iii) the

contingent right to receive a number of Earnout Securities following the Closing (without interest and subject to Tax withholding) in accordance with conditions set forth in the BCA; and

(f)
each SeatGeek Restricted Stock award that is outstanding immediately prior to the First Effective Time will be converted into the right to receive (i) restricted shares of New SeatGeek common stock (each, an “Exchanged Restricted Stock Award”) with substantially the same terms and conditions as were applicable to such SeatGeek Restricted Stock award immediately prior to the First Effective Time (including with respect to vesting and termination-related provisions), except that such Exchanged Restricted Stock Award will relate to such number of shares of New SeatGeek common stock as is equal to the product of (x) the number of shares of SeatGeek Restricted Stock subject to such SeatGeek Restricted Stock award immediately prior to the First Effective Time, multiplied by (y) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share, and (ii) the contingent right to receive a number of Earnout Securities following the Closing in accordance with the BCA.

The following terms will have the respective meanings ascribed to them below:
“Earnout RSUs” means an award of restricted stock units issued under and pursuant to the 2021 Plan to a SeatGeek Securityholder who holds an Unvested Exchanged Option, such issuance being in lieu of issuing to such SeatGeek Securityholder the Earnout Pro Rata Portion of the Earnout Shares.
“Earnout Securities” means the Earnout RSUs and the Earnout Shares.
“SeatGeek Outstanding Shares” means the aggregate number of shares of SeatGeek common stock on a fully diluted basis as of immediately prior to the First Effective Time, including, without duplication, (i) the number of shares of SeatGeek common stock that are (a) issued and outstanding immediately prior to the First Effective Time, (b) issuable upon the SeatGeek Preferred Stock Conversion with respect to shares of SeatGeek preferred stock issued and outstanding immediately prior to the First Effective Time, (c) issuable upon the exercise of all SeatGeek Options issued and outstanding immediately prior to the First Effective Time, calculated using the treasury method of accounting, or (d) issuable upon the exercise of all SeatGeek Warrants issued and outstanding immediately prior to the First Effective Time (but excluding the Designated SG Warrant), calculated using the treasury method of accounting, minus (ii) the number of shares of SeatGeek capital stock that are Cancelled Shares.
“Per Share Stock Consideration” means a number of shares of New SeatGeek common stock equal to the Exchange Ratio.
At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any holder thereof: (i) all of the shares of common stock of the Surviving Corporation that are issued and outstanding immediately prior to the Second Effective Time will no longer be outstanding and will automatically be cancelled by virtue of the Second Merger; and (ii) each membership interest of Merger Sub Two issued and outstanding immediately prior to the Second Effective Time will remain outstanding as membership interest of the Surviving Entity and will not be affected by the Second Merger.
SeatGeek Earnout Securities
Pursuant to the contingent rights set forth above, up to 35,000,000 shares of New SeatGeek common stock, will be payable to each SeatGeek Securityholder who has an Earnout Pro Rata Portion (as defined below) exceeding zero, in the amounts set forth below:

•
8,750,000 shares of New SeatGeek common stock, in the aggregate, if at any time during the Earnout Period, (i) the closing price is greater than or equal to $12.00 over any 20 trading days within any period of thirty (30) consecutive trading days or (ii) RedBall consummates a Subsequent Transaction, which results in the holders of shares of New SeatGeek common stock having the right to exchange their shares of New SeatGeek common stock for cash, securities or other property having a value equaling or exceeding $12.00 per share (the “First Earnout”) (such 8,750,000 shares of New SeatGeek common stock, the “First Earnout Shares”);

•	8,750,000 shares of New SeatGeek common stock, in the aggregate, if at any time during the Earnout Period, (i) the closing price is greater than or equal to $14.00 over any 20 trading days within any period of thirty (30) consecutive trading days or (ii) RedBall consummates a Subsequent Transaction, which results in the holders of shares of New SeatGeek common stock having the right to exchange their shares of New SeatGeek common stock for cash, securities or other property having a value equaling or exceeding $14.00 per share (the “Second Earnout”) (such 8,750,000 shares of New SeatGeek common stock, the “Second Earnout Shares”);

•
8,750,000 shares of New SeatGeek common stock, in the aggregate, if at any time during the Earnout Period, (i) the closing price is greater than or equal to $16.00 over any 20 trading days within any period of thirty (30) consecutive trading days or (ii) RedBall consummates a Subsequent Transaction, which results in the holders of shares of New SeatGeek common stock having the right to exchange their shares of New SeatGeek common stock for cash, securities or other property having a value equaling or exceeding $16.00 per share (the “Third Earnout”) (such 8,750,000 shares of New SeatGeek common stock, the “Third Earnout Shares”); and

•
8,750,000 shares of New SeatGeek common stock, in the aggregate, if at any time during the Earnout Period, (i) the closing price is greater than or equal to $18.00 over any 20 trading days within any period of thirty (30) consecutive trading days or (ii) RedBall consummates a Subsequent Transaction, which results in the holders of shares of New SeatGeek common stock having the right to exchange their shares of New SeatGeek common stock for cash, securities or other property having a value equaling or exceeding $18.00 per share (the “Fourth Earnout” and together with the First Earnout, the Second Earnout and the Third Earnout, the “Earnouts”) (such 8,750,000 shares of New SeatGeek common stock, the “Fourth Earnout Shares” and together with the First Earnout Shares, the Second Earnout Shares and the Third Earnout Shares, the “Earnout Shares”);

If any of the Earnouts will have been achieved prior to the conclusion of the Earnout Period, within five (5) business days following the achievement of the applicable Earnout, RedBall will, or will cause the exchange agent or any replacement transfer agent engaged by New SeatGeek to, issue each SeatGeek Securityholder’s Earnout Pro Rata Portion of the Earnout Shares issuable in connection with such Earnout. If any of the Earnouts will not have been achieved on or prior to the conclusion of the Earnout Period, the SeatGeek Securityholders will have no further right to receive the applicable Earnout Shares. To the extent that any portion of the Earnout Shares issued relates to an Exchanged Restricted Stock Award that remains unvested as of such Earnout (each such Exchanged Restricted Stock Award, an “Unvested Exchanged Restricted Stock Award”), then such Earnout Shares will be subject to the same vesting conditions as applied to the applicable Unvested Exchanged Restricted Stock Award over the remaining vesting schedule of the applicable Unvested Exchanged Restricted Stock Award.
Notwithstanding anything in the previous paragraph to the contrary, to the extent that any portion of the Earnout Shares that would otherwise be issued to a holder of SeatGeek Options thereunder relates to a SeatGeek Option exchanged for an Exchanged Option that remains unvested as of the date on which such Earnout is achieved (each such Exchanged Option, an “Unvested Exchanged Option”), then in lieu of issuing the holder of SeatGeek Options’ Earnout Pro Rata Portion of the Earnout Shares to such holder of SeatGeek Options, RedBall will instead issue, as soon as practicable following the later of (i) the occurrence of such Earnout and (ii) RedBall’s filing of a Form S-8 Registration Statement, to each holder of an Unvested Exchanged Option, an award of Earnout RSUs for a number of shares of New SeatGeek common stock equal to the Earnout Pro Rata Portion of the Earnout Shares issuable with respect to the Unvested Exchanged Option. A holder of an Unvested Exchanged Option will only be granted Earnout RSUs if such holder remains in continuous service to RedBall, SeatGeek or one of their respective subsidiaries as of the date on which the applicable Earnout is achieved and the applicable grant date of the Earnout RSUs. Such Earnout RSUs will vest in equal amounts (or as close as possible, with any excess shares vesting on the last vesting date) over the remaining vesting schedule of the applicable Unvested Exchanged Option and will be subject to the same vesting conditions as applied to the applicable Unvested Exchanged Option. All Earnout RSUs to be issued thereunder will be issued under and pursuant to the terms of the 2021 Plan and will cover a number of shares in addition to, and will not otherwise reduce or decrease, the share reserve approved for all other awards under such 2021 Plan.

The following terms will have the respective meanings ascribed to them below:
“Earnout Pro Rata Portion” means, with respect to:
(i) each holder of outstanding shares of SeatGeek common stock as of immediately prior to the First Effective Time (after giving effect to the SeatGeek Preferred Stock Conversion), a fraction expressed as a percentage equal to (x) the number of shares of New SeatGeek common stock into which such holder’s shares of SeatGeek common stock are converted into in accordance with the BCA divided by (y) the sum of (1) the total number of shares of New SeatGeek common stock into which all outstanding shares of SeatGeek common stock are converted into in accordance with the BCA, plus (2) the total number of shares of New SeatGeek common stock issued or issuable upon the exercise of the Exchanged Warrants (but excluding the Designated SG Warrant), Exchanged Options and issued under Exchanged Restricted Stock Awards, and excluding any shares of New SeatGeek common stock issued or issuable upon the exercise of Exchanged Options or Exchanged Restricted Stock Awards that have been forfeited or cancelled in accordance with their respective terms; (ii) each holder of outstanding SeatGeek Warrants as of immediately prior to the First Effective Time (but excluding the Designated SG Warrant), a fraction expressed as a percentage equal to (x) the number of shares of New SeatGeek common stock issued or issuable upon the exercise of such holder’s Exchanged Warrants, divided by (y) the sum of (1) the total number of shares of New SeatGeek common stock into which all outstanding shares of SeatGeek common stock are converted into in accordance with the BCA, plus (2) the total number of shares of New SeatGeek common stock issued or issuable upon the exercise of the Exchanged Warrants (but excluding the Designated SG Warrant), Exchanged Options and issued under Exchanged Restricted Stock Awards, and excluding any shares of New SeatGeek common stock issued or issuable upon the exercise of any Exchanged Options or Exchanged Restricted Stock Awards that have been forfeited or cancelled in accordance with their respective terms; and (iii) each holder of outstanding SeatGeek Options as of immediately prior to the First Effective Time, a fraction expressed as a percentage equal to (x) the number of shares of New SeatGeek common stock issued or issuable upon the exercise of such holder’s Exchanged Options, divided by (y) the sum of (1) the total number of shares of New SeatGeek common stock into which all outstanding shares of SeatGeek Common Stock are converted into in accordance with the BCA, plus (2) the total number of shares of New SeatGeek common stock issued or issuable upon the exercise of the Exchanged Warrants (but excluding the Designated SG Warrant), Exchanged Options and issued under Exchanged Restricted Stock Awards, and excluding any shares of New SeatGeek common stock issued or issuable upon the exercise of any Exchanged Options or Exchanged Restricted Stock Awards that have been forfeited or cancelled in accordance with their respective terms. In no event will the aggregate Earnout Pro Rata Portion exceed 100%.
SeatGeek Stockholder Appraisal Rights
Under Section 262 of the DGCL, SeatGeek Stockholders who do not consent to the adoption of the BCA and who otherwise follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, together with interest, if any, to be paid on the amount determined to be “fair value.” SeatGeek Stockholders considering seeking appraisal should be aware that the “fair value” of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the BCA if they did not seek appraisal of their shares.
Any SeatGeek Stockholder wishing to exercise appraisal rights must, within 20 days after the date of mailing of the notice of their right to demand appraisal, make a written demand for the appraisal of the SeatGeek Stockholder’s shares to New SeatGeek (as the surviving corporation in the Business Combination), and that stockholder must not submit a written consent approving the adoption of the BCA. Failure to follow the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights.

Any shares of SeatGeek Capital Stock that are outstanding immediately prior to the First Effective Time and that are held by SeatGeek Stockholders who will have neither voted in favor of the First Merger nor consented thereto in writing and who will have demanded properly in writing appraisal for such shares of SeatGeek Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such shares of SeatGeek Capital Stock, the “Dissenting Shares”) will not be converted into, and such stockholders will have no right to receive, the Per Share Stock Consideration or Per Share Cash Consideration, as applicable, unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any SeatGeek Stockholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of his, her or its Dissenting Shares under Section 262 of the DGCL will thereupon be deemed to have his, her or its Dissenting Shares converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Stock Consideration or Per Share Cash Consideration, as applicable, without any interest thereon, upon surrender, if applicable, in the manner provided in the BCA, of the certificate or certificates that formerly evidenced such shares of SeatGeek Capital Stock.
See Section 262 of the DGCL.
Representations and Warranties
The Business Combination Agreement contains representations and warranties of RedBall, Merger Sub One, Merger Sub Two and SeatGeek, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the disclosure letters. For further information, see the section titled, “—
Material Adverse Effect
” below. The representations and warranties of RedBall are also qualified by information included in RedBall’s public filings, filed or submitted to the SEC on or prior to the date of the Business Combination Agreement (subject to certain exceptions contemplated by the Business Combination Agreement).
Representations and Warranties of SeatGeek
The BCA contains customary representations and warranties by the parties, including the following representations and warranties by SeatGeek: company organization, subsidiaries, due authorization, no violation, governmental authorizations, capitalization, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts, no defaults, company benefit plans, labor relations, taxes, property, environmental, health and safety, intellectual property, absence of changes, anti-corruption compliance, insurance, subscription-related representations, registration statement and proxy statement/registration statement, brokers’ fees, no outside reliance and no additional representations or warranties.
Representations and Warranties of RedBall, Merger Sub One and Merger Sub Two
RedBall, Merger Sub One and Merger Sub Two have made representations and warranties relating to, among other things, company organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listings and financial statements, governmental authorities and consents, trust account, Investment Company Act and JOBS Act, absence of changes, no undisclosed liabilities, capitalization, brokers’ fees, indebtedness, taxes, business activities, NYSE stock market quotation, registration statement and proxy statement and proxy/registration statement, no outside reliance and no additional representations or warranties.
Covenants and Agreements
SeatGeek has made covenants relating to, among other things, conduct of business, inspection, preparation and delivery of certain audited and unaudited financial statements, affiliate agreements, acquisition proposals, the change of SeatGeek’s name, obtaining and delivering the approval of SeatGeek’s stockholders to the Business Combination Agreement and the Business Combination, the support of the Business Combination and confidentiality.

RedBall has made covenants relating to, among other things, employee matters, trust account proceeds and related available equity, NYSE listing, no solicitation by RedBall, RedBall’s conduct of business, post-closing directors and officers of RedBall, domestication, indemnification and insurance, RedBall public filings, the Subscription Agreements (but excluding the Warrant Subscription Agreement) and the Backstop Subscription Agreement, the support of the Business Combination, the treatment of the warrants, the Domestication, certain employment matters, including the 2021 Plan and the ESPP and third party beneficiaries.
Conduct of Business by SeatGeek
SeatGeek has agreed that from the date of the Business Combination Agreement through the earlier of the Closing or the termination of the Business Combination Agreement it will use commercially reasonable efforts to conduct its business in the ordinary course of business and in a manner consistent with past practice, including with respect to the making of capital expenditures included in the 2021 budget of SeatGeek and its subsidiaries made available RedBall. SeatGeek has also agreed to use its reasonable best efforts to preserve substantially intact the current business organizations of SeatGeek, to keep available the services of its current officers, key employees and consultants, to preserve the current relationships of SeatGeek with customers, suppliers and other persons with which SeatGeek has significant business relations and maintain all insurance policies of SeatGeek or substitutes therefor.
In addition to the general covenants above, SeatGeek has also agreed that from the date of the Business Combination Agreement through the earlier of the Closing or the termination of the Business Combination Agreement, subject to specified exceptions, it will not, without the written consent of RedBall (which may not be unreasonably conditioned, withheld or delayed):

•	amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents, except as otherwise required by law or to effect the SeatGeek Preferred Stock Conversion;

•
make or declare any dividend or distribution to the stockholders of SeatGeek or its subsidiaries or make any other distributions in respect of any of the outstanding equity interests of SeatGeek and its subsidiaries, except for dividends and distributions by a subsidiary of SeatGeek to SeatGeek or another subsidiary of SeatGeek;

•
split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the capital stock or equity interests of SeatGeek or its subsidiaries, except for the SeatGeek Preferred Stock Conversion and any such transaction by SeatGeek or any of its subsidiaries that remains a Subsidiary of SeatGeek after consummation of such transaction;

•
purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of SeatGeek or any of its subsidiaries, except for (i) the acquisition by SeatGeek or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests of SeatGeek or any of its subsidiaries in connection with the forfeiture or cancellation of such interests or the repurchase of outstanding shares of SeatGeek Capital Stock of any current or former employees of any SeatGeek or any of its subsidiaries pursuant to the terms of the certificate of incorporation or bylaws or equivalent organizational documents of SeatGeek or the terms set forth in the underlying agreements governing such equity securities, (ii) pursuant to the exercise of SeatGeek Options or withholding of taxes with respect to equity awards of SeatGeek, and (iii) transactions between SeatGeek and a subsidiary of SeatGeek, or among subsidiaries of SeatGeek;

•
sell, assign, transfer, convey, lease, license, sublease, abandon, permit to lapse, mortgage, pledge, encumber or otherwise dispose of any material tangible or intangible assets or properties of SeatGeek or any of its subsidiaries except for (i) dispositions of obsolete or worthless equipment in the ordinary course of business, (ii) transactions between SeatGeek and a subsidiary of SeatGeek, or among subsidiaries of SeatGeek and (iii) non-exclusive licenses of intellectual property in the ordinary course of business and consistent with past practice;

•	acquire any ownership or leasehold interest in any real property or materially amend any existing real property lease;

•
make an acquisition of (whether by merger, stock or asset purchase or otherwise), capital investment in, or any loan to (or series of acquisitions, capital investments or loans), any other person, other than advances to the directors, officers or employees of SeatGeek or any of its subsidiaries in the ordinary course of business;

•	liquidate, dissolve, reorganize or otherwise wind up the business or operations of SeatGeek or any of its subsidiaries;

•
(i) make or change any material method of accounting for tax purposes, (ii) make, change or revoke any material tax election that is inconsistent with past practices (except as required by the Code or applicable law) if such tax election is reasonably expected to materially increase any tax liability of SeatGeek or any of its subsidiaries in a post-Closing tax period, (iii) enter into any closing agreement relating to material taxes, (iv) settle, concede, compromise or abandon any material tax claim or assessment, (v) affirmatively surrender any right to claim a material refund of taxes, (vi) consent to any extension or waiver of the statute of limitations applicable to any material tax claim or assessment (other than extensions of time to file tax returns obtained in the ordinary course of business), (vii) file any amended income or other material tax return, except as required by applicable law, or (viii) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Business Combination from qualifying for a certain intended tax treatment;

•
(i) authorize or issue any additional outstanding equity interests of SeatGeek and its subsidiaries or securities exercisable for or convertible into outstanding equity interests of SeatGeek and its subsidiaries or (ii) grant any options, warrants or other equity-based awards that relate to the equity of SeatGeek or any of its subsidiaries, provided, that the consent of RedBall will not be required with respect to (a) the grant of any SeatGeek Options or SeatGeek Restricted Stock awards to eligible recipients in accordance with the SeatGeek, Inc. 2009 Equity Incentive Plan and the SeatGeek, Inc. 2017 Equity Incentive Plan in the ordinary course of business, (b) the issuance of SeatGeek Capital Stock upon the exercise of any SeatGeek Options or SeatGeek Warrants or settlement of any SeatGeek Restricted Stock awards or the issuance of the Designated SG Warrant, (c) the issuance of shares of SeatGeek Common Stock pursuant to the terms of the SeatGeek preferred stock or any SeatGeek Options or SeatGeek Warrants, (d) the issue of SeatGeek Capital Stock required pursuant to the terms of any material contract, or (e) issuances of equity securities by SeatGeek or any of its subsidiaries;

•
adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization, equity split, redemption, purchase of its or any of its subsidiaries’ equity interests or other reorganization of SeatGeek or any of its subsidiaries;

•
commence, waive, release, settle, compromise or otherwise resolve any investigation, claim, action, litigation or other legal proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages (i) in an amount less than $2,000,000 in the aggregate (excluding any amounts paid or payable by an insurance provider) or (ii) that imposed any material non-monetary obligation on RedBall;

•
make or commit to make capital expenditures (other than capital expenditures made in the ordinary course of business consistent with past practices) in excess of $250,000, except for such capital expenditures included in the 2021 budget of SeatGeek and its subsidiaries previously made available to RedBall;

•
incur, assume or guarantee any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of SeatGeek and its subsidiaries or guaranty any debt securities of another person, other than any indebtedness for borrowed money or guarantee incurred in the ordinary course of business consistent with past practices and in an aggregate principal amount not to exceed $5,000,000;

•
except as otherwise required by applicable law or the terms of any SeatGeek employee benefit plan as in effect on the date of the BCA, (i) adopt, establish, enter into, terminate, modify or amend in any material respect any SeatGeek employee benefit plan or any benefit or compensation plan, policy, program, agreement or arrangement that would be a SeatGeek employee benefit plan if in effect as of the date of the BCA, other than in the ordinary course of business consistent with past practice, (ii) accelerate the vesting or payment of (or waive the vesting requirements with respect to) any compensation or benefits under any benefit plan, or (iii) recognize any union or employee representative body for purposes of collective bargaining or negotiate or enter into any collective bargaining agreement, works council agreement or other similar contract or understanding with any union, works council or other labor organization;

•
materially increase the compensation or benefits (excluding any equity-based awards) of any current director, officer, employee or other individual service provider of SeatGeek or any of its subsidiaries, except for increases in salary or hourly wage rates made in the ordinary course of business to any such persons with annual base salary less than $350,000 or for ordinary course annual salary increases (and corresponding bonus opportunity increases) that do not exceed, in the aggregate, 20% of the aggregate salary paid by SeatGeek and its subsidiaries in calendar year 2020;

•
implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that trigger notice or other requirements under the WARN Act;

•	enter into any related party transaction;

•	change an annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method unless required by GAAP;

•	incur any liens, other than certain permitted liens; or

•	enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.
Conduct of Business of RedBall
RedBall has agreed that from the date of the Business Combination Agreement through the earlier of the Closing or the termination of the Business Combination Agreement, it will, and will cause each of Merger Sub One and Merger Sub Two, except as contemplated by the Business Combination Agreement, as required by applicable law, or as consented to by SeatGeek in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice.
In addition to the general covenant above, RedBall has also agreed that from the date of the Business Combination Agreement through the earlier of the Closing or the termination of the Business Combination Agreement, subject to specified exceptions, it will not, and will not cause each of Merger Sub One and Merger Sub Two to, except as consented to by SeatGeek in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied):

•
seek any approval from its shareholders to change, modify or amend the trust agreement, the Cayman Constitutional Documents or the governing documents of any of its subsidiaries, except as otherwise contemplated by the Condition Precedent Proposals;

•
(i) make or declare any dividend or distribution to the shareholders of RedBall or make any other distributions in respect of any of RedBall’s or any of its subsidiaries’ capital stock, share capital or equity interests, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of RedBall’s or any subsidiary’s capital stock or equity interests, or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of RedBall or any of its subsidiaries other than a redemption of shares of RedBall Class A ordinary shares effected prior to the First Effective Time pursuant to the Cayman Constitutional Documents;

•
(i) make or change any material method of accounting for tax purposes, (ii) make or change any material election in respect of material taxes that is inconsistent with past practice (except as required by the code or applicable law), (iii) enter into any closing agreement relating to material taxes, (iv) settle, concede, compromise or abandon any material tax claim or assessment, (v) affirmatively surrender any right to claim a material refund of taxes, (vi) consent to any extension or waiver of the statute of limitations applicable to any material tax claim or assessment (other than extensions of time to file tax returns obtained in the ordinary course of business), (vii) file any amended income or other material tax return, except as required by applicable law, or (viii) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the mergers from qualifying for a certain intended tax treatment;

•
other than as expressly contemplated by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or contract with an affiliate of RedBall or any of its subsidiaries (including, for the avoidance of doubt, (i) the Sponsor and (ii) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•
incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of SeatGeek or any of SeatGeek’s subsidiaries or guaranty any debt security of another person, other than any indebtedness (i) in respect of working capital loans as described in prospectus dated August 12, 2020 or (ii) for borrowed money or guarantee incurred in the ordinary course of business necessary to finance its ordinary course administrative costs and expenses and transaction expenses in connection with the Business Combination in an aggregate amount not to exceed $5,000,000;

•
incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than Indebtedness permitted to be incurred under the Business Combination Agreement and other fees and expenses for professional services incurred in the ordinary course in support of the Business Combination Agreement;

•
(i) issue any securities of RedBall or securities exercisable for or convertible into securities of RedBall, other than the issuance of the Aggregate Stock Consideration, (ii) grant any options, warrants or other equity-based awards with respect to securities of RedBall, not outstanding on the date of the Business Combination Agreement, or (iii) except to the extent necessary to add the New SeatGeek Incentive Warrants to that certain Warrant Agreement, dated as of August 12, 2020, by and between RedBall and Continental, amend, modify or waive any of the material terms or rights set forth in any RedBall warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

•	change an annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method unless required by GAAP;

•	acquire any ownership interest in any real property;

•
acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

•
(i) enter into, materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any contracts to which RedBall or its subsidiaries is party (including engagement letters with financial advisors) that is not necessary to consummate the Business Combination or in a manner that would materially and adversely affect RedBall or its subsidiaries after the Closing or impose material liabilities on New SeatGeek or its subsidiaries after the Closing or (ii) enter into any contract that would entitle any third party to any bonuses, payments or other fees upon or conditioned upon the consummation of the Closing, except as necessary to consummate the Business Combination and so long as the amounts payable with respect to all such contracts entered into after the date of the BCA do not result in any Excess RedBall Transaction Expenses; provided, that such limitation will not apply to fees payable to or contracts with services providers engaged by RedBall prior to the Closing for printing, mailing and solicitation services with respect to this proxy statement/prospectus; or

•	enter into any agreement to do any of the actions specified above.
Covenants of RedBall
Pursuant to the Business Combination Agreement, RedBall has agreed, among other things, to:

•
(i) if the amount of Available Cash is less than $200,000,000, issue to Sponsor and Sponsor will purchase a number of shares of New SeatGeek common stock, subject to the terms and conditions of the Backstop Subscription Agreement in an amount equal to the difference between the Available Cash and $200,000,000 up to $65,000,000 at a price of $10.00 per share of New SeatGeek common stock and (ii) upon the Closing, take certain actions so that the remaining funds will be released from the trust account and so that the trust account will terminate thereafter, in each case, pursuant to the terms and subject to the terms and conditions of that certain trust agreement;

•
from the date of the Business Combination Agreement through the Closing, use its reasonable best efforts to ensure RedBall remains listed as a public company on the NYSE and obtain approval for the listing of New SeatGeek common stock on the NYSE issuable in the Domestication, the Mergers, the PIPE Investment and the New SeatGeek Incentive Warrants;

•
from the date of the Business Combination Agreement through the Closing, not, and cause its subsidiaries not to, and instruct its and their representatives not to, initiate any negotiations or enter into any agreements for certain alternative transactions and to terminate any such negotiations ongoing as of the date of the Business Combination Agreement;

•
from the date of the Business Combination Agreement through the Closing, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;

•
take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the PIPE Investment, on or prior to the consummation of the Business Combination, on the terms and conditions described in the applicable Subscription Agreements;

•
use reasonable best efforts to obtain all material consents and approvals of third parties that RedBall or any of its subsidiaries are required to obtain to consummate the Business Combination and take such other action as may be reasonably necessary or as another party to the BCA may reasonably request to consummate the Business Combination;

•	use commercially reasonable efforts to revise the terms of the warrants such that the warrants are treated as equity under the rules and guidance of the SEC at and after Closing;

•
subject to approval of RedBall’s shareholders, cause the Domestication to become effective one business day prior to the Closing Date. For further information see the section titled, “
Extraordinary General Meeting of RedBall –– Domestication Proposal
”; and

•
among other things, prior to the Closing Date, obtain shareholder approval for and adopt the 2021 Plan and the ESPP and, within ten business days following the Closing Date, file an effective registration statement on Form S-8 (or other applicable form) with respect to New SeatGeek’s common stock issuable under the 2021 Plan and/or the ESPP and use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectus or prospectuses contained therein) for so long as awards granted thereunder remain outstanding.

Covenants of SeatGeek
Pursuant to the Business Combination Agreement, SeatGeek has agreed, among other things, to:

•	provide access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•
deliver auditor reviewed condensed consolidated balance sheets and statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows of SeatGeek and its subsidiaries (including all notes thereto) as of and for the nine-month period ended September 30, 2021 and audited consolidated balance sheets and statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows of SeatGeek and its subsidiaries (including all notes thereto) as of and for the year ended December 31, 2021;

•
not to and instruct and use its respective reasonable best efforts to cause its representatives not to (i) initiate any negotiations with any person with respect to, or provide any non-public information or data concerning SeatGeek or any of its subsidiaries to any person relating to, an Acquisition Proposal or afford to any person access to the business, properties, assets or personnel of SeatGeek or any of its subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state with respect to an Acquisition Proposal, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an Acquisition Proposal;

•	use reasonable best efforts to consummate the Business Combination;

•	obtain the approval of the SeatGeek Stockholders for the Business Combination Agreement and the Business Combination; and

•
hold in confidence and will not, and will cause its subsidiaries not to, disclose any non-public information of RedBall, including exercising the same degree of care as SeatGeek exercises with its own confidential or proprietary information of a similar nature.

Joint Covenants of RedBall and SeatGeek
The BCA contains other covenants and agreements, including covenants related to:

•	cooperation between SeatGeek and RedBall regarding any filings required under the HSR Act and obtaining governmental approval;

•
joint preparation by SeatGeek and RedBall of the proxy statement to be filed by RedBall with the SEC as part of the registration statement (the “Registration Statement”) and sent to RedBall shareholders as relating to extraordinary general meeting and the and proxy statement/prospectus in connection with the registration under the Securities Act of the shares of New SeatGeek common stock;

•	agreement relating to the intended tax treatment of the Business Combination;

•	exemption under Rule 16b-3 promulgated under the Exchange Act;

•	director and officer indemnification; and

•	indemnification and insurance.
Closing Conditions
The consummation of the Business Combination is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are waived or satisfied by the applicable parties to the Business Combination Agreement, the Business Combination may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions of the Business Combination Agreement.
Conditions to the Obligations of Each Party
The obligations of SeatGeek, RedBall, Merger Sub One and Merger Sub Two to consummate the Business Combination, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the First Effective Time of the following conditions:

•	the approval of the SeatGeek Stockholders for the Business Combination Agreement and the Business Combination will have been obtained;

•	the approval of the RedBall shareholders for the Condition Precedent Proposals will have been obtained;

•	all regulatory approvals will have been obtained or have expired or been terminated, as applicable;

•
no governmental authority of competent jurisdiction will have enacted or issued any law, rule, regulation or other judgment which has the effect of making the Business Combination illegal or otherwise prohibits the Business Combination

•
this proxy statement/prospectus will have become effective under the Securities Act and no stop order suspending the effectiveness of this proxy statement/prospectus will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

•	the New SeatGeek common stock will have been approved for listing on the NYSE and such approval will be subject only to official notice of listing; and

•	RedBall will have at least $5,000,001 in net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).
Conditions to the Obligations of RedBall, Merger Sub One and Merger Sub Two
The obligations of RedBall, Merger Sub One and Merger Sub Two to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by RedBall:

•
the representations and warranties regarding the organization of SeatGeek, authorization of SeatGeek to, among other things, consummate the transactions contemplated by the Business Combination Agreement, and brokers’ fees are true and correct in all material respects (without giving effect to any limitation of “materiality” or “Company Material Adverse Effect” or any similar materiality qualification set forth in the Business Combination Agreement) as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

•
the representation and warranty regarding the capitalization of SeatGeek are true and correct in all respects (except for de minimis
inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date) and the representation and warranty regarding the absence of changes of SeatGeek is true and correct in all respects as of the Closing Date;

•
the other representations and warranties of SeatGeek are true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar materiality qualification set forth in the Business Combination Agreement) as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, does not cause a Company Material Adverse Effect;

•	each of the covenants of SeatGeek to be performed as of or prior to the Closing will have been performed in all material respects;

•	since the date of the Business Combination Agreement, there will not have occurred any Company Material Adverse Effect that is continuing; and

•	the Available Cash will be no less than $135.0 million.
Conditions to the Obligations of SeatGeek
The obligations of SeatGeek to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SeatGeek:

•
the representations and warranties contained in the sections of the BCA titled Section 5.1 (Company Organization), Section 5.2 (Due Authorization), Section 5.11 (Trust Account), and Section 5.19 (Brokers’ Fees) will each be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or other similar materiality qualification set forth therein) as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. The representation and warranty in Section 5.5 (Capitalization) of the BCA will be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct other than de minimis inaccuracies as of such earlier date. The representation and warranty in Section 5.13 (Absence of Changes) of the BCA will be true and correct in all respects as of the Closing Date. Each of the other representations and warranties of RedBall contained in the BCA will be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or other similar materiality qualification set forth therein) as of the Closing Date, except to the extent that any such representations and warranties expressly speaks as to an earlier date, in which case such representations and warranties will be true and correct as of such earlier date, except for, in each case, inaccuracies or omissions that individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect;

•	each of the covenants of RedBall, Merger Sub One and Merger Sub Two to be performed as of or prior to the Closing will have been performed in all material respects;

•	since the date of the BCA, there will not have occurred any Parent Material Adverse Effect that is continuing;

•
the Domestication will have been completed as provided in the BCA, and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto will have been delivered to SeatGeek;

•
if required pursuant to the terms of the BCA and the Backstop Subscription Agreement, the Backstop Subscription (as defined in the BCA) will have been consummated pursuant to, and to the extent required in accordance with the terms of, the Backstop Subscription Agreement; and

•	the Available Cash will be no less than Two Hundred Million Dollars ($200,000,000).
Termination; Effectiveness
The BCA may be terminated and the Business Combination may be abandoned at any time prior to the First Effective Time, notwithstanding any requisite approval and adoption of the BCA and the Business Combination by the stockholders of SeatGeek or the shareholders of RedBall, respectively, as follows:

•	by mutual written consent of RedBall and SeatGeek;

•
by written notice from SeatGeek or RedBall to the other if any governmental authority will have enacted, issued, promulgated, enforced or entered any governmental order which has become final and non-appealable and has the effect of permanently making consummation of the Business Combination illegal or otherwise permanently preventing or prohibiting consummation of the Business Combination;

•
by written notice from SeatGeek to RedBall if the RedBall shareholder approval will not have been obtained by reason of the failure to obtain the required vote at the extraordinary general meeting duly convened therefor or at any adjournment or postponement thereof;

•
by written notice from RedBall to SeatGeek if the SeatGeek Stockholder Approval will not have been obtained within three (3) business days after the Registration Statement is declared effective under the Securities Act;
provided
,
however
, that RedBall will no longer have the right to terminate this Agreement pursuant to this section (d) following the receipt of the SeatGeek Stockholder Approval;

•
by written notice from SeatGeek to RedBall after the RedBall Board elects to withdraw, amend, qualify or modify its recommendation to the members of RedBall that they vote in favor of the Transaction Proposals as defined in the BCA (a “Modification in Recommendation”);

•
prior to the Closing, by written notice to SeatGeek from RedBall if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SeatGeek set forth in the BCA, such that the conditions specified in Section 9.2(a) of the BCA (accuracy of SeatGeek’s representation and warranties) and Section 9.2(b) of the BCA (performance of covenants by SeatGeek) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by SeatGeek through the exercise of their respective reasonable best efforts, then, for a period of up to twenty (20) days after receipt by SeatGeek of notice from RedBall of such breach (the “Company Cure Period”), such termination will not be effective, and such termination will become effective only if the Terminating Company Breach is not cured within the SeatGeek Cure Period, or (ii) the Closing has not occurred on or before April 13, 2022 (the “Agreement End Date”), unless RedBall is then in material breach of the BCA;

•
prior to the Closing, by written notice to RedBall from SeatGeek if (i) there is any breach of any representation, warranty, covenant or agreement on the part of RedBall set forth in the BCA, such that the conditions specified in Section 9.3(a) of the BCA (accuracy of RedBall’s representation and warranties) and Section 9.3(b) of the BCA (performance of covenants by RedBall) would not be satisfied at the Closing (a “Terminating Parent Breach”), except that, if any such Terminating Parent Breach is curable by RedBall through the exercise of its reasonable best efforts, then, for a period of up to twenty (20) days after receipt by RedBall of notice from SeatGeek of such breach (the “Parent Cure Period”), such termination will not be effective, and such termination will become effective only if the Terminating Parent Breach is not cured within the Parent Cure Period, or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is then in material breach of the BCA; and

•
if the BCA is terminated, the BCA will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of SeatGeek or RedBall, as the case may be, for any termination subsequent to a party’s knowing and intentional material breach of any of its representations or warranties or covenants included in the BCA, except that the provisions of this paragraph, Article 11 of the BCA and the Confidentiality Agreement will survive any termination of the BCA.

Waiver; Amendments
Any party to the BCA may, at any time prior to the Closing, by action taken by its board of directors or other persons thereunto duly authorized, (i) extend the time for the performance of the obligations or acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties (of another party hereto)

that are contained in the BCA, or (iii) waive compliance by the other parties thereto with any of the agreements or conditions contained in the BCA, but such extension or waiver will be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.
The BCA may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the BCA and which makes reference to the BCA.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.
Sponsor Support Agreement
In connection with the execution of the Business Combination Agreement, RedBall entered into a sponsor support agreement, with the Sponsor, each director of RedBall and SeatGeek, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor and each director of RedBall agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement.
Additionally, Sponsor and each director of RedBall has agreed that it will not, during a twelve (12) month lock-up period, unless earlier released, and subject to customary exceptions, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position any shares of New SeatGeek common stock held by it immediately after the Closing, any shares of New SeatGeek common stock issuable upon the exercise of options or warrants to purchase shares of New SeatGeek Common Stock held by it immediately after Closing or any securities convertible into or exercisable or exchangeable for New SeatGeek common stock held by it immediately after Closing (collectively, the “Sponsor Lock-Up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Notwithstanding the foregoing, if at any time before twelve (12) months after the Closing, (x) New SeatGeek consummates Subsequent Transaction which results in its stockholders having the right to exchange their shares of New SeatGeek common stock for cash, securities or other property having a value that equals or exceeds $12.00 per share, or (y) the closing price of the New SeatGeek common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred fifty (150) days after the Closing, then each party’s sponsor Lock-Up Shares will be automatically released from the lock-up restrictions. The lock-up restrictions contain customary exceptions, including, but not limited to, estate planning transfers, affiliate transfers, and transfers upon death or by will.
The Sponsor and SeatGeek agreed to mutually agree upon one director to be appointed to the New SeatGeek Board upon the First Effective Time. In addition, the Sponsor is entitled to designate one observer to the New SeatGeek Board for so long as Sponsor, together with its affiliates, collectively continue to hold at least 50% of the sum
of (i) 6,007,500 shares,
plus
(ii) Sponsor Earnout Shares,
plus
(iii) the shares purchased, if any, under the

Backstop Subscription Agreement; provided that, the foregoing observer designation right does not apply if the mutually agreed upon director is a partner of RedBird Series 2019 Holdings Carry Vehicle LP.
The Sponsor has also agreed to contribute to New SeatGeek for no consideration 1,000,000 shares of New SeatGeek common stock upon the Closing and, during the Sponsor Earnout Period, to subject 7,187,500 shares of issued and outstanding New SeatGeek common stock, referred to herein as the Sponsor Earnout Shares, which are comprised of two separate tranches of 3,593,750 shares per tranche, to potential forfeiture to New SeatGeek for no consideration until the occurrence of the respective Sponsor Earnout Triggering Events.
SeatGeek Holders Support Agreement
In connection with the execution of the Business Combination Agreement, RedBall, SeatGeek and certain stockholders of SeatGeek holding approximately 62.0% of SeatGeek’s shares of capital stock outstanding as of the date of the Business Combination Agreement entered into the SeatGeek Holders Support Agreement, pursuant to which, among other things and subject to the terms and conditions therein, such SeatGeek Stockholders agreed to (a) vote or provide their written consent for approval and adoption of the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, including the Business Combination, subject to certain customary exceptions, (b) not to transfer any of their shares of SeatGeek capital stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, (c) not to enter into any arrangement that is inconsistent with the SeatGeek Holders Support Agreement and (d) not to commence, join in, facilitate, assist or encourage and take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against RedBall, Merger Sub One, Merger Sub Two, SeatGeek or any of their respective successors or directors (x) challenging the validity of, or seeking to enjoin the operation of, any provision of the SeatGeek Holders Support Agreement, or (y) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.
The SeatGeek Holders Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earliest of (a) the earlier of (i) the First Effective Time or (ii) such date and time as the Business Combination Agreement is terminated in accordance with its terms (the earlier of (i) and (ii), the “Expiration Time”) and (b) as to each SeatGeek Stockholder party thereto, the written agreement of RedBall, SeatGeek and such stockholder. Upon such termination of the SeatGeek Holder Support Agreement, all obligations of the parties under the SeatGeek Holder Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated thereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the SeatGeek Holders Support Agreement will not relieve any party thereto from liability arising in respect of any breach of the SeatGeek Holders Support Agreement prior to such termination.
Amended and Restated Registration Rights Agreement
Pursuant to a registration rights and shareholder rights agreement signed August 12, 2020, the Sponsor is entitled to certain registration rights with respect to the private placement warrants, the warrants issuable upon conversion of working capital loans (if any) and the RedBall Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the founder shares, and, upon consummation of an initial business combination, to nominate three individuals for election to the RedBall Board, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement.
In connection with the consummation of the Business Combination, the registration rights agreement will be amended and restated, and accordingly, at the Closing, New SeatGeek, the Sponsor, RedBall’s directors and officers and certain SeatGeek Stockholders, will enter into an Amended and Restated Registration Rights Agreement, pursuant to which New SeatGeek will agree to register for resale, pursuant to Rule 415 under the

Securities Act, certain shares of New SeatGeek common stock and other equity securities of New SeatGeek that are held by the parties thereto from time to time.
Lock-Up Agreement
Pursuant to the terms of the lock-up agreement between SeatGeek, RedBall, Merger Sub One, Merger Sub Two and certain stockholders of SeatGeek (the “Lock-Up Agreement”), each party to the agreement has agreed that it will not, without the prior written consent of New SeatGeek during a six (6) month lock-up period, unless earlier released, and subject to customary exceptions, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position any shares of New SeatGeek common stock held by it immediately after the Closing, any shares of New SeatGeek common stock issuable upon the exercise of options or warrants to purchase shares of New SeatGeek common stock held by it immediately after Closing or any securities convertible into or exercisable or exchangeable for New SeatGeek common stock held by it immediately after Closing (collectively, the “SeatGeek Lock-Up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the SeatGeek Lock-Up Shares, (iii) grant any proxies or powers of attorney with respect to any or all shares of New SeatGeek common stock held by it immediately after the Closing; or (iv) take any action with the intent to prevent, impede, interfere with or adversely affect such Sponsor’s ability to perform its obligations under the Sponsor Support Agreement or (iv) publicly announce any intention to effect any transaction specified in foregoing clause (i) or (ii). Notwithstanding the foregoing, if at any time before six (6) months after the Closing, (x) New SeatGeek consummates Subsequent Transaction which results in its stockholders having the right to exchange their shares of New SeatGeek common stock for cash, securities or other property having a value that equals or exceeds $12.00 per share, or (y) the closing price of the New SeatGeek common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least ninety (90) days after the Closing, then each party’s SeatGeek Lock-Up Shares will be automatically released from the lock-up restrictions. The lock-up restrictions contain customary exceptions, including, but not limited to, estate planning transfers, affiliate transfers, and transfers upon death or by will.
Subscription Agreements
In connection with the execution of the Business Combination Agreement, RedBall entered into Subscription Agreements with the PIPE Investors pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 9,050,000 shares of the New SeatGeek common stock for an aggregate purchase price equal to $90.5 million. In addition, for each subscribed share of the New SeatGeek common stock purchased by the PIPE Investors, the PIPE Investors will receive from New SeatGeek one-third of one warrant to purchase one whole share of Common Stock at an exercise price of $11.50 per share (such warrants, together with similar warrants to be issued under the Warrant Subscription Agreement are referred to in this proxy statement/prospectus as the “New SeatGeek Incentive Warrants”) and with terms substantially similar to the RedBall public warrants. The obligation of the parties to consummate the purchase and sale of the shares of New SeatGeek common stock and the New SeatGeek Incentive Warrants covered by the Subscription Agreement is conditioned upon (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares covered by the Subscription Agreement, (ii) all conditions precedent to the consummation of the Business Combination set forth in the Business Combination Agreement, including the approval of the RedBall shareholders, are satisfied or waived, and the consummation of the Business Combination is scheduled to occur concurrently with or immediately following the purchase sale of shares covered by the Subscription Agreement, (iii) the shares covered by the Subscription Agreement have been approved for listing on the NYSE (or such other national securities exchange on which the New SeatGeek common stock is then listed) and (iv) there are no suspensions of the qualification of the shares covered by the Subscription Agreement for offering, sale or trading by the NYSE (or such other national securities exchange on which the New SeatGeek common stock is then listed) in effect. The closings under the Subscription Agreements will occur substantially concurrently with the Closing.

Backstop Subscription Agreement
In connection with the execution of the Business Combination Agreement, RedBall entered into a Backstop Subscription Agreement with the Backstop Subscriber, pursuant to which the Backstop Subscriber committed to purchase up to 6,500,000 of shares of New SeatGeek common stock for an aggregate amount of up to $65,000,000 (the amount for which the Backstop Subscriber actually subscribes, the “Backstop Amount”), to backstop the Available Cash.
Additionally, the Backstop Subscriber agreed that it will not, during a twelve (12) month lock-up period, unless earlier released, and subject to customary exceptions, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position any shares of New SeatGeek common stock held by it immediately after the Closing, any shares of New SeatGeek common stock issuable upon the exercise of options or warrants to purchase shares of New SeatGeek common stock held by it immediately after Closing or any securities convertible into or exercisable or exchangeable for New SeatGeek common stock held by it immediately after Closing (collectively, the “Backstop Subscriber Lock-Up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or (iii) publicly announce any intention to effect any transaction specified in foregoing clause (i) or (ii).
Notwithstanding the foregoing, if at any time prior to the expiration of such twelve (12) month lock-up period, (x) New SeatGeek consummates Subsequent Transaction which results in its stockholders having the right to exchange their shares of New SeatGeek common stock for cash, securities or other property having a value that equals or exceeds $12.00 per share, or (y) the closing price of the New SeatGeek common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred fifty (150) days after the Closing, then all of the Backstop Subscriber Lock-Up Shares will be automatically released from the lock-up restrictions. The lock-up restrictions contain customary exceptions, including for estate planning transfers, affiliate transfers and transfers upon death or by will.
In connection with the entry of Sponsor into the Backstop Subscription Agreement, the Sponsor received and accepted an executed commitment letter from RedBird Series 2019, LP, a Delaware limited partnership, and RedBird Series 2019 GP Co-Invest LP, a Delaware limited partnership pursuant to which such investors have committed severally and not jointly and subject to the terms and conditions set forth in such commitment letter to purchase equity interests of the Sponsor immediately prior to the Closing, in an aggregate amount up to the Backstop Amount, for the purposes of Sponsor funding, to the extent necessary, the Backstop Subscription as and when required under the Backstop Subscription Agreement.
Warrant Subscription Agreement
In connection with the execution of the Business Combination Agreement, SeatGeek entered into the Warrant Subscription Agreement with a certain investor for the purchase of the Designated SG Warrant for an aggregate purchase price of $9.5 million. The Designated SG Warrant provides for the purchase of an aggregate of 950,000 shares of SeatGeek common stock at an exercise price of $0.001 per share. The purchase of the Designated SG Warrant is conditioned upon (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the warrant under the Warrant Subscription Agreement, (ii) all conditions precedent to the Closing of the Business Combination, including the approval of the RedBall shareholders, are satisfied or waived, and the Closing of the Business Combination is scheduled to occur concurrently with or immediately following the sale of the Designated SG Warrant, and (iii) there are no suspensions of the qualification of the New SeatGeek common stock in effect. In addition, subject to and upon the assumption of the Designated SG Warrant by New SeatGeek, with respect to each exercisable share subject to such Designed SeatGeek Warrant, the holder will be entitled to receive from New SeatGeek on third of one warrant to purchase one whole share of New SeatGeek common stock at an exercise price of $11.50 per share with terms substantially similar to the RedBall public warrants. The closing of the Warrant Subscription Agreement will two business days prior to the Closing.

Background to the Business Combination
RedBall is a blank check company incorporated on June 10, 2020, as a Cayman Islands exempted company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The proposed Business Combination was the result of an extensive search for a potential business combination transaction using the network, investing and operating experience of our management team, our Sponsor, and the RedBall Board. The terms of the Business Combination Agreement were the result of extensive arms-length negotiations between RedBall and SeatGeek. The following is a brief description of the background of these negotiations, the proposed Business Combination and related transactions. The following chronology does not purport to catalogue every conversation among the parties to the BCA or their respective representatives.
On August 17, 2020, RedBall consummated its initial public offering as described in the section titled “Information About RedBall”. In connection with RedBall’s initial public offering, Goldman Sachs & Co. LLC (“Goldman Sachs”) acted as the representative of the underwriters and, and in return for those services, will be entitled to a deferred underwriting commission upon the consummation of RedBall’s initial business combination.
Prior to the consummation of the initial public offering, neither RedBall, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a business combination with RedBall.
As described in the prospectus for the initial public offering, RedBall’s business strategy was to identify and complete an initial business combination with a target in the sports, media and data analytics sectors, with a focus on professional sports franchises, which complement our management team’s expertise and will benefit from our strategic and hands-on operational leadership.
The prospectus for the initial public offering states that RedBall intended to use the following general criteria and guidelines that it believed were important in evaluating prospective target businesses:

•
Sports franchises, including European football clubs, with intrinsic brand value that could be enhanced by our management team through improvement of (a) on-field performance through an analytics-based approach, and (b) business and revenue operations;

•	Businesses that would benefit from our extensive networks and insights within the sector to drive new customer relationships and revenue growth;

•	Sports, media and data analytics businesses where we can further monetize intellectual property and real assets; and

•	Businesses that would benefit from an acquisition strategy and more efficient capital allocation.
Since the consummation of its initial public offering, RedBall considered numerous potential target businesses with the objective of consummating its initial business combination. Representatives of RedBall contacted and were contacted by numerous individuals and entities who presented ideas for business combination opportunities, including companies in the sports, media, data analytics and entertainment sectors. RedBall considered businesses located in the United States that it believed had attractive long-term growth potential, were well-positioned within their respective industries and would benefit from the substantial intellectual capital, operational experience, and network of RedBall’s management team in the sports, media, data analytics and entertainment ecosystems. In the process that led to identifying SeatGeek as an attractive investment opportunity, RedBall’s management team in consultation with its advisors evaluated, other than SeatGeek, over fifty potential business combination targets, made contact with representatives of more than ten such potential combination targets to discuss the potential for a business combination transaction, entered into confidentiality agreements with six such potential business combination targets, none of which contained a standstill provision, and entered into a non-binding letter of intent with one such potential business combination target other than SeatGeek. In connection with that process, RedBall engaged Goldman Sachs and Redbird BD, L-LC (“RedBird BD”), an affiliate of Sponsor and of RedBird Capital Partners LLC (“RedBird Capital”), to act as RedBall’s financial advisors. Before entering into a non-binding letter of intent with SeatGeek (as described below), RedBall’s management team actively pursued certain other potential business combination targets, including by means of meetings with management teams, comprehensive due diligence, and negotiation of terms of potential non-binding letters of intent, but after careful consideration, determined not to further pursue such targets. The RedBall Board ultimately determined for the reasons stated below, that SeatGeek was the most attractive business combination target, and for those reasons, decided not to continue to pursue other potential business combination targets.
On August 21, 2020, RedBall was approached by a representative of a U.S.-based company operating in the sports and media industries (“Company A”) regarding a possible business combination opportunity between Company A and RedBall.
On August 24, 2020 representatives of RedBall’s and Company A’s respective management teams attended an introductory management meeting.
On September 2, 2020, RedBall entered into a confidentiality agreement with Company A. Following the execution of such confidentiality agreement, Company A began providing preliminary confidential information to RedBall and RedBall’s advisors regarding Company A and its subsidiaries and their collective business operations.
On October 8, 2020, RedBall entered into a letter of intent with Company A. After RedBall entered into the letter of intent with Company A, RedBall and its advisors conducted legal, tax and financial due diligence review of Company A and Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), RedBall’s U.S. legal counsel, and counsel to Company A began negotiating a business combination agreement and other transaction documentation.
In November 2020, RedBall and Company A mutually decided to disengage based on a difference in valuation expectations and discussions between the parties were terminated.
Between December 2020 and April 2021, RedBall participated in introductory management meetings, entered into confidentiality agreements and engaged in material negotiations regarding non-binding letters of intent with three other potential business combination targets. RedBall ultimately determined not to pursue a business combination with these other potential targets and terminated discussions.
On February 16, 2021, as part of the search process, Alec Scheiner, chief executive officer and director of RedBall, who had longstanding relationships with certain members of the SeatGeek management team, contacted Russell D’Souza, co-founder of SeatGeek, via e-mail, to set up an introductory meeting to explore SeatGeek’s interest in a business combination transaction between RedBall and SeatGeek.
On February 24, 2021, Mr. Scheiner and representatives of RedBird BD, held an introductory meeting via video conference with Mr. D’Souza, Jack Groetzinger, co-founder and Chief Executive Officer of SeatGeek and Brad Tacy, Chief Financial Officer of SeatGeek. The attendees discussed SeatGeek’s business plan, including SeatGeek’s potential as a public company and significant growth potential, and SeatGeek’s interest in exploring a potential business combination with RedBall.
On March 1, 2021, an affiliate of RedBall and SeatGeek entered into a confidentiality agreement. Following execution of the confidentiality agreement, RedBall began preliminary business due diligence review of SeatGeek.

Between March 1, 2021 and April 7, 2021, RedBall conducted preliminary business due diligence review of SeatGeek.
On April 7, 2021, Mr. Groetzinger introduced, via e-mail, representatives of RedBall and RedBird BD to representatives of Credit Suisse Group (“Credit Suisse”), SeatGeek’s financial advisor, to discuss a potential business combination between SeatGeek and RedBall.
On April 22, 2021, Mr. Scheiner and Mr. Groetzinger held a call, during which, among other things, Mr. Scheiner indicated that RedBall was eager to pursue a potential business combination between SeatGeek and RedBall and was seeking an exclusivity period with SeatGeek of two weeks with a goal of negotiating a non-binding letter of intent during that time period.
On April 23, 2021, representatives of SeatGeek, RedBall and RedBird BD held a series of meetings via video conference to discuss, among other things, the business operations of SeatGeek, a potential business combination between SeatGeek and RedBall, the potential strategic areas where RedBall and the Sponsor could provide potential growth opportunities to SeatGeek, and the process for the due diligence review of SeatGeek. Later on the same day, representatives of RedBall shared a preliminary due diligence request list and a presentation on potential strategic areas where RedBall and the Sponsor could provide potential growth opportunities for SeatGeek. Later on the same day, RedBall and SeatGeek agreed to a negotiation period of ten days during which the parties would seek to enter into a non-binding letter of intent regarding a potential business combination, and SeatGeek would not enter into a definitive agreement with another party during such period.
On April 24, 2021, representatives of SeatGeek provided RedBall access to a virtual data room and RedBall, together with its advisors, commenced performing comprehensive business and financial due diligence review of SeatGeek.
Over the course of the week of April 26, 2021, representatives of RedBall, SeatGeek, RedBird BD, Goldman Sachs and Credit Suisse held via video conference diligence meetings on SeatGeek’s business operations, the historical operating results of SeatGeek’s business, comparable companies in analogous markets and other materials provide by SeatGeek’s management in the virtual data room.
From April 24, 2021 to May 2, 2021, representatives of SeatGeek continued to provide documents in the virtual data room in response to RedBall’s preliminary due diligence questions.
On May 2, 2021, representatives of Credit Suisse, on behalf of SeatGeek, sent Dan Swift, a partner at RedBird BD, via e-mail, a form of initial non-binding letter of intent regarding a potential business combination transaction involving RedBall and SeatGeek, which was in turn shared by representatives of RedBird BD with RedBall, Goldman Sachs and Fried Frank.
Between May 2, 2021 and May 5, 2021, RedBall and its advisors, including representatives of Goldman Sachs, Fried Frank and RedBird BD, corresponded via a series of e-mail exchanges and telephone conferences to prepare an initial term sheet to accompany the non-binding letter of intent to be provided to SeatGeek based on the preliminary business and financial due diligence that had been conducted to date.
On May 5, 2021, Isaac Halyard, a representative of RedBird BD, sent, on RedBall’s behalf, via e-mail, RedBall’s initial non-binding letter of intent and term sheet (the “Initial Term Sheet”) to, among others, Mr. Groetzinger, Mr. D’Souza and a representative of Credit Suisse. The Initial Term Sheet included, among other things, (i) an initial enterprise value of SeatGeek of $1,500 million, (ii) a proposed earnout for SeatGeek’s current shareholders, with triggers for issue based on closing stock prices per share of $12.50 and $15.00, (iii) a proposed earnout for the Sponsor, with triggers for issue based on closing stock prices per share of $12.50 and

$15.00, (iv) a minimum cash condition of $300 million, (v) a proposal that the number of Sponsor-designated board seats on the New SeatGeek Board would be commensurate with its ownership stake, and (vi) a sixty day exclusivity period.
On May 10, 2021, a representative of Credit Suisse, on behalf of SeatGeek, sent representatives of RedBall, via e-mail, certain feedback on RedBall’s Initial Term Sheet based on discussions between Credit Suisse, representatives of SeatGeek and SeatGeek’s board of directors. Among other things, the representative of Credit Suisse noted the following feedback from SeatGeek: (i) the initial enterprise value of $1,500 million was meaningfully below a competing proposal received by SeatGeek, (ii) the proposed earnout for SeatGeek’s current shareholders was meaningfully below a competing proposal received by SeatGeek, (iii) SeatGeek would prefer to have the proposed earnout for SeatGeek’s current shareholders trigger at lower thresholds than the proposed earnout for the Sponsor, (iv) additional detail was required concerning the terms of the proposed Sponsor backstop commitment, (v) that the proposed minimum cash condition was intended to be a closing condition of, and subject to waiver by, SeatGeek and not any other party, (vi) SeatGeek would prefer that Sponsor only be able to designate one member of the New SeatGeek Board and (vii) SeatGeek would prefer a forty day exclusivity period.
On May 11, 2021, representatives of RedBall submitted a revised draft of the Initial Term Sheet to representatives of Credit Suisse. RedBall’s revised draft of the Initial Term Sheet included, among other things, subject to further due diligence, (i) an initial enterprise value of the SeatGeek business of $1,600 million on a pre-transaction, debt-free, cash-free basis, (ii) an increase in the earnout for SeatGeek’s current shareholders, with triggers for issue based on closing stock prices per share of $12.00 and $14.50, (iii) confirmation regarding the terms of the proposed Sponsor backstop commitment of $250 million, (iv) confirmation that only SeatGeek would be able to waive the proposed minimum cash condition of $300 million, (v) a single board seat on the New SeatGeek Board to be designated by the Sponsor, and (vi) an exclusivity period of forty days.
Later on May 11, 2021, representatives of RedBall corresponded with representatives of Deloitte Touche Tohmatsu Limited (“Deloitte”) to explore its engagement as RedBall’s tax and quality of earnings advisor.
On May 14, 2021, a representative of Credit Suisse, on behalf of SeatGeek, sent representatives of RedBall and RedBird BD, via e-mail, a revised draft of the Initial Term Sheet. Such revised Initial Term Sheet included (i) an increase in the earnout for SeatGeek’s current shareholders, with triggers for issue based on closing stock prices per share of $12.00, $14.00, $16.00 and $18.00, (ii) details on a proposed post-closing equity incentive plan and (iii) a proposed sources and uses table for the potential Business Combination.
On May 15, 2021, representatives of RedBall and representatives of SeatGeek continued negotiating various business issues related to SeatGeek’s revised Initial Term Sheet.
On May 16, 2021, Fried Frank, on behalf of RedBall, sent Cooley LLP (“Cooley”), legal counsel to SeatGeek, via e-mail, a revised Initial Term Sheet, addressing, among other things, certain matters subject to continued due diligence, certain closing conditions, lock-up restrictions and the scope of certain registration rights.
On May 17, 2021, Mr. Scheiner held a call with Mr. Groetzinger to schedule an introductory meeting between SeatGeek’s board of directors and certain representatives of RedBall on May 18, 2021.
Also on May 17, 2021, Fried Frank and Cooley held a video conference to discuss RedBall’s revised Initial Term Sheet, during which certain matters were discussed, including the proposed transaction structure, certain considerations around the domestication of RedBall to Delaware in connection with the proposed Business Combination, merger consideration methodology and the lock-up that SeatGeek’s current shareholders and the Sponsor will be subject to after the closing of the proposed Business Combination.

On May 18, 2021, Cooley sent Fried Frank, via e-mail, a revised draft of the Initial Term Sheet, which provided for, among other things, certain changes to the proposed closing conditions, updated lock-up terms for SeatGeek’s current stockholders and revised terms regarding the equity incentive plan.
On May 18, 2021, RedBall and SeatGeek entered into the Initial Term Sheet.
On May 19, 2021, Mr. Scheiner, Mr. Swift, and other representatives of RedBall met with Mr. Groetzinger and other representatives of SeatGeek to discuss process considerations applicable to business combination transactions with special purpose acquisition companies including the due diligence process and investor outreach strategy, SeatGeek’s financial reporting process, SeatGeek’s financials, RedBall’s and SeatGeek’s public relations strategy, the legal documentation needed in connection with the proposed Business Combination and potential strategic growth opportunities that RedBall may offer SeatGeek.
On May 20, 2021, the SeatGeek board of directors held a special board meeting via video conference, with representatives of Credit Suisse and RedBall in attendance, to discuss the proposed Business Combination, the extensive business expertise of RedBall and the Sponsor, including RedBall’s management’s experience in the sports and entertainment markets, RedBall’s valuation of and valuation methodology with respect to the SeatGeek business and engaged in a general discussion with the SeatGeek board of directors regarding the potential Business Combination.
Also on May 20, 2021, RedBall engaged Crosslake Technologies (“Crosslake”), to provide technology consulting and due diligence services to RedBall in connection with the Business Combination.
On May 21, 2021, the RedBall Board held a special board meeting via video conference, with representatives of RedBall and RedBird BD in attendance. Representatives of RedBall and RedBird BD provided the RedBall Board with an update on the status of the potential Business Combination with SeatGeek, reviewed with the RedBall Board the Initial Term Sheet entered into with SeatGeek, and provided an overview of SeatGeek’s business and operations.
On May 24, 2021, representatives of RedBall, SeatGeek, Cooley, Fried Frank, Goldman Sachs, and Credit Suisse held a video conference to discuss transaction structure, timing and responsibilities, as well as the process for signing and announcing the Business Combination transaction. Beginning on May 24, 2021, representatives of SeatGeek, RedBird BD, Cooley, Fried Frank, Credit Suisse and White & Case LLP, counsel to Goldman Sachs, held regular telephone and video conferences to discuss various matters with respect to terms and conditions of the Business Combination and related business, financial and legal matters, including execution of and considerations for raising PIPE (private investment in public equity) financing through a private placement of RedBall common equity in support of the Business Combination.
On May 26, 2021, Deloitte, Crosslake and Fried Frank each began their respective due diligence processes. On June 2, 2021, RedBall’s advisors received data room access to the virtual data room. Between May 26, 2021 and October 12, 2021, RedBall’s advisors conducted due diligence review of SeatGeek, by means of written requests, telephonic conferences with representatives of SeatGeek and review of materials provided in the virtual data room. During this period, Fried Frank sent multiple diligence request lists to SeatGeek and SeatGeek’s counsel, Cooley. In addition, Fried Frank attended several diligence calls with Cooley to discuss and understand certain aspects of Fried Frank’s diligence findings. During this time, representatives of Fried Frank conducted a legal due diligence call with representatives of SeatGeek. Representatives from Cooley, Credit Suisse and White & Case were also present on the call. During the conference, representatives of Fried Frank inquired about, among other things, executive compensation, intellectual property, data security, international trade, litigation and general corporate matters.
On June 4, 2021, Fried Frank and Cooley held a video conference to discuss timing and process of preparing initial drafts of the transaction documentation.

On June 8, 2021, representatives of RedBall and Mr. Groetzinger and Mr. Tacy of SeatGeek met via video conference to discuss various work streams currently ongoing and an overall timetable to launch the outreach to possible investors in relation to the PIPE process.
Also on June 11, 2021, representatives of Credit Suisse sent representatives of RedBall and SeatGeek, via e-mail, a preliminary investor list for the PIPE financing.
On June 14, 2021, Cooley, on behalf of SeatGeek, sent Fried Frank, via e-mail, an initial draft of the Business Combination Agreement, based on the terms of the Initial Term Sheet, as updated by subsequent discussions, which contemplated, among other things, that RedBall would domesticate as a Delaware corporation in connection with and immediately prior to the consummation of the mergers. Certain matters, including with respect to transaction structure, restrictions on the conduct of the parties’ respective businesses between signing and closing, obligations of the parties with respect to delivery of required approvals and preparation and submission of required filings, certain conditions to closing and termination rights of the parties and certain other terms and conditions, the details of which were not fully addressed in the Initial Term Sheet, required additional negotiation by the parties, and such negotiations ensued in the following weeks.
Between June 14, 2021 and October 13, 2021, Cooley and Fried Frank exchanged drafts of the ancillary transaction documentation, including, but not limited to the Stockholder Support Agreement, the form of Lock-Up Agreement, the Backstop Subscription Agreement, the Sponsor Support Agreement, the form of Amended and Restated Registration Rights Agreement, the New SeatGeek Certificate of Incorporation, the New SeatGeek Bylaws, the New SeatGeek Equity Incentive Plan, the New SeatGeek Employee Stock Purchase Plan, the Surviving Company Operating Agreement, the form of Subscription Agreement and the form of Warrant Subscription Agreement.
On June 15 and 16, 2021, representatives of RedBall held various telephonic and video conferences with representatives of Cooley, Fried Frank and Credit Suisse regarding updates to the diligence process, transaction documentation and targeting of strategic investors.
On June 17, 2021, RedBall and SeatGeek entered into a letter agreement extending the exclusivity period through July 31, 2021.
Between June 17, 2021 and July 8, 2021, representatives of RedBall, SeatGeek and Credit Suisse had various discussions regarding the PIPE process and finalizing the presentation materials for the PIPE offering. On June 21, 2021, representatives of SeatGeek sent representatives of RedBall, via e-mail, updated financial projections to be included in the PIPE presentation. Thereafter, representatives of RedBall, SeatGeek, Credit Suisse, Goldman Sachs and RedBird BD continued discussions to finalize the PIPE presentation, including with respect to the enterprise value of SeatGeek taking into account research regarding recent transactions and comparable companies, and recent market conditions for special purpose acquisition company transactions, including the level of shareholder redemptions requests and challenges faced by SPACs raising PIPE financing.
On July 8, 2021, the RedBall Board held a special board meeting via video conference to discuss updates on the status of the potential Business Combination with SeatGeek, with representatives of Fried Frank in attendance. During the meeting, Mr. Scheiner updated the RedBall Board on the status of the proposed Business Combination with SeatGeek and advised the RedBall Board of the principal terms of the Business Combination, the proposed timing for the Business Combination and additional information about SeatGeek. A representative of Fried Frank then reviewed and discussed in detail the directors’ fiduciary duties in connection with their evaluation of the proposed Business Combination. Mr. Halyard then provided the RedBall Board with an update on various diligence work streams undertaken by RedBall. Mr. Swift discussed the valuation of SeatGeek and a recommendation by RedBall’s advisors to negotiate a reduced enterprise value for SeatGeek. Mr. Swift also provided an update on marketing strategy and potential growth opportunities for SeatGeek. Representatives of Fried Frank then presented the proposed terms of the Business Combination Agreement, the structure of the

Business Combination, the status of its legal due diligence review of SeatGeek, and the proposed advisory fees to be paid to each of Goldman Sachs and RedBird BD.
On July 12, 2021, representatives of RedBall, SeatGeek and RedBird BD held a video conference to discuss the PIPE presentation and the status of negotiations with potential PIPE investors. During this call, representatives of RedBall expressed that based on market conditions and valuation of SeatGeek to date, it would not be comfortable moving forward with the Business Combination and providing a backstop commitment without reducing the enterprise value of SeatGeek. In addition, representatives of RedBall expressed concern with proceeding with the Business Combination without securing PIPE financing. From July 13, 2021 to July 20, 2021, the parties held telephonic and video conferences pursuant to which the parties mutually agreed that it would be best to terminate exclusivity while continuing to discuss the possibility of a business combination with RedBall as well as discussions with potential PIPE investors.
On July 21, 2021, RedBall and SeatGeek entered into a letter agreement terminating the exclusivity period.
Also on July 21, 2021, representatives of RedBall and RedBird BD held an introductory call with a strategic investor (“Strategic Investor A”) to discuss its potential participation in the Business Combination.
Over the course of the weeks of July 25, 2021 and August 2, 2021, representatives of RedBall consulted with its advisors and potential PIPE investors, including Strategic Investor A, to discuss revised terms for the potential Business Combination with SeatGeek. RedBall, SeatGeek and Strategic Investor A held a series of telephonic and video conferences regarding a transaction involving Strategic Investor A.
On August 6, 2021, representatives of RedBall sent SeatGeek, via e-mail, a draft term sheet and letter of intent reflecting such revised transaction terms (the “Updated Term Sheet”) and participation in the Business Combination by Strategic Investor A. The proposal contemplated an investment from Strategic Investor A in connection with the potential Business Combination, structured as an acquisition by the Strategic Investor A of 10 million shares from existing SeatGeek equity holders concurrently with the consummation of the potential Business Combination, and subsequent investments of up to $500 million of shares of SeatGeek following the consummation of the Business Combination by exercise of warrants issued Strategic Investor A at the closing of such potential Business Combination, with an exercise price of $15.00 per share. In addition to the investment by the Strategic Investor, the proposed term sheet and letter of letter included a number of additional changes to those set forth on the Initial Term Sheet, including that (i) the post-money enterprise value of SeatGeek was adjusted to $1,250 million, (ii) the total consideration to SeatGeek’s shareholders in connection with the Business Combination was adjusted to $1,174.1 million, including a cash component of $100 million, (iii) PIPE financing would no longer be a required closing condition, (iv) the Sponsor backstop commitment was reduced to a maximum of $100 million and (v) the minimum cash condition was adjusted to $150 million.
On August 9, 2021, representatives of Credit Suisse informed RedBall that SeatGeek did not intend to proceed with the proposal from Strategic Investor A.
On August 11, 2021, representatives of SeatGeek and representatives of RedBall held a video conference to discuss the revised transaction terms and updated enterprise value. Representatives of SeatGeek indicated that SeatGeek would be willing to explore a Business Combination on the basis of a post-money enterprise value of SeatGeek of $1,350 million, provided that the Sponsor backstop commitment would be in an amount of at least $65 million.
On August 15, 2021, Cooley sent Fried Frank, via e-mail, a revised draft of the Updated Term Sheet, which provided for, among other things (i) a post-money enterprise value of SeatGeek of $1,350 million, (ii) total consideration to SeatGeek’s shareholders in connection with the Business Combination of $1,281.6 million, (iii) agreement that PIPE financing may be sought, but would not be a required closing condition, (iv) a Sponsor backstop commitment of up to a maximum of $65 million, (v) a minimum cash condition for SeatGeek of $200 million and a minimum cash condition for RedBall of $135 million, (vi) clarification that Sponsor’s board seat on the New SeatGeek Board would be subject to mutual approval between Sponsor and SeatGeek and (vii) an exclusivity period of twenty-eight days.
On August 22, 2021, Fried Frank sent Cooley, via e-mail, a revised draft of the Updated Term Sheet, which provided for, among other things, an exclusivity period of thirty days, changes to the mechanics and definition of available cash, including clarification that the calculation of available cash for purposes of determining the Sponsor backstop commitment would not take into account any PIPE financing, and a right of the Sponsor to a board observer seat on the New SeatGeek Board if a partner of RedBird Capital was not named to the New SeatGeek Board so long as Sponsor continues to hold an unspecified portion of the shares held by it immediately following the closing of the Business Combination.
On August 24, 2021, Cooley sent Fried Frank, via e-mail, a revised draft of the Updated Term Sheet, which provided for, among other things, that if a partner of RedBird Capital was not named to the New SeatGeek Board the Sponsor would be entitled to a board observer seat on the New SeatGeek Board so long as it holds at least 3% of New SeatGeek.
Later on August 24, 2021, the RedBall Board held a special board meeting via video conference to discuss updates on the status of the potential Business Combination with SeatGeek, with representatives of Goldman Sachs and Fried Frank in attendance. During the meeting, Mr. Scheiner provided a status update on RedBall’s proposed Business Combination with SeatGeek. Mr. Swift reviewed and discussed with the RedBall Board the negotiations between the parties including the terms of the Updated Term Sheet and revised enterprise valuation. Following that discussion, the RedBall Board unanimously resolved to approve the Updated Term Sheet.
On August 26, 2021, Fried Frank and Cooley each exchanged revised drafts of the Updated Term Sheet, which provided for, among other things, updated mechanics surrounding the Sponsor’s board observer seat on the New SeatGeek Board.
On August 27, 2021, RedBall and SeatGeek entered into the Updated Term Sheet, which included substantively the same terms as those set forth on the Initial Term Sheet, except it provided for (i) a post-money enterprise value of $1,350 million, (ii) total consideration to SeatGeek’s current shareholders in connection with the Business Combination of $1,281.6 million, including a cash component of up to $50 million, (iii) removal of PIPE financing as a required closing condition, (iv) a Sponsor backstop commitment of an aggregate amount of up to $65 million to backstop available cash, which would not take into account the PIPE financing, (v) a minimum cash condition for SeatGeek of $200 million and a minimum cash condition for RedBall of $135 million, which would take into account the Sponsor backstop commitment but not take into account any PIPE financing, (vi) a right of the Sponsor to designate a board observer on the New SeatGeek Board seat if a partner of RedBird Capital was not named to the New SeatGeek Board, and (vii) an exclusivity period of thirty days. On the same day, following the execution of the Updated Term Sheet, Fried Frank and Cooley held a telephonic conference to discuss the Updated Term Sheet and responsibility for drafting revised legal documentation reflecting the revised transaction terms.
Beginning on August 31, 2021, representatives of SeatGeek, RedBird BD, Cooley, Fried Frank, Credit Suisse and White & Case, resumed holding regular telephonic and video conferences to discuss various matters with respect to terms and conditions of the Business Combination and related business, financial and legal matters, including the related PIPE financing process.
On September 8, 2021, Fried Frank sent Cooley, via e-mail, a revised draft of the Business Combination Agreement reflecting the updated transaction terms set forth in the Updated Term Sheet. A number of discussions among the parties and their respective legal counsel followed, with Fried Frank and Cooley exchanging multiple drafts of the Business Combination Agreement and other ancillary transaction documentation throughout the period leading up to the parties’ entry into the Business Combination Agreement on October 13, 2021.
On September 28, 2021, RedBall and SeatGeek entered into a letter agreement extending the exclusivity period through October 15, 2021.
On October 4, 2021, the audit committee of the RedBall Board held a meeting to discuss a payment by RedBall to RedBird BD in exchange for arranging the backstop commitment to be provided by the Sponsor and for financial advisory, structuring and other services to be provided in connection with the Business Combination. The audit committee recommended that RedBall negotiate a lower payment amount than the $10 million amount previously requested by RedBird BD.
On October 6, 2021, the audit committee of the RedBall Board held an additional meeting to discuss the RedBird BD payment. Representatives of RedBird BD confirmed to the committee that RedBird BD had agreed to reduce such payment amount to $6 million, payable upon and subject to the consummation of the Business Combination. After deliberation and review of the revised proposal, including a determination that the RedBird BD engagement and related payment was compliant with RedBall’s related person transaction policy, the audit committee unanimously approved the RedBird BD engagement and related payment amount, and resolved to recommend that RedBall Board approve as well.
On October 8, 2021, RedBall issued a press release confirming that it was in exclusive discussions with SeatGeek in connection with a possible business combination.
On October 9, 2021, the RedBall Board held a special board meeting via video conference to discuss updates on the status of the potential Business Combination with SeatGeek, with representatives of RedBird BD, Goldman Sachs, Fried Frank and Maples Group, RedBall’s Cayman Islands counsel, in attendance. Mr. Swift reviewed the status of negotiations and legal documentation and the proposed schedule for announcement of the proposed Business Combination. Mr. Swift and representatives of Goldman Sachs then updated the RedBall Board on the status of the PIPE financing, including background on the committed and potential PIPE investors. A representative of Goldman Sachs reviewed and discussed with the RedBall Board current market conditions. A representative of Fried Frank then reviewed in detail the terms of the proposed Business Combination Agreement and the other legal documentation. Mr. Swift and Deborah Farrington, chair of the audit committee of the RedBall Board, updated the RedBall Board on the meetings held by the audit committee of the RedBall Board relating to the RedBird BD engagement and related payment in connection with the Business Combination, and that the audit committee unanimously approved and recommended that RedBall Board approve the arrangements. After review of the presentation and deliberation, the RedBall Board (other than Mr. Cardinale who abstained from the vote) agreed that such payment was reasonable and unanimously approved the RedBird BD engagement and related payment. Following further discussion, the RedBall Board resolved by a unanimous vote to approve the Business Combination Agreement, the ancillary transaction agreements, including the Stockholder Support Agreement, the form of Lock-Up Agreement, the Backstop Subscription Agreement, the Sponsor Support Agreement, the form of Amended and Restated Registration Rights Agreement, the New SeatGeek Certificate of Incorporation, the New SeatGeek Bylaws, the New SeatGeek Equity Incentive Plan, the New SeatGeek Employee Stock Purchase Plan, the Surviving Company Operating Agreement, the form of PIPE Subscription Agreement, and the form of Warrant Subscription Agreement, and the transactions contemplated thereby and determined that the Business Combination is advisable and fair to, and in the best interests of, RedBall and its shareholders, and further resolved to submit the Business Combination Agreement for adoption by RedBall’s shareholders at a meeting of RedBall’s shareholders and recommended that RedBall’s stockholders adopt the Business Combination Agreement at such meeting.
Between October 9, 2021 and October 13, 2021, representatives of RedBall, SeatGeek, Credit Suisse, Fried Frank and Cooley discussed and negotiated changes to the transaction terms following completion of the majority of meetings from the PIPE Financing marketing process, including the proposed issuance of certain warrants to potential PIPE investors in a private placement to be consummated substantially concurrently with the closing of the Business Combination and an investment by certain investors in SeatGeek immediately prior to the consummation of the Business Combination in the form of a warrant to be assumed by RedBall effective as of the closing of the Business Combination. During this period of time, representatives of RedBall, SeatGeek, Fried Frank and Cooley finalized the Business Combination Agreement, the subscription agreements with respect to the PIPE Financing and the other ancillary agreements contemplated thereby.
On October 12, 2021, RedBall Board held a special board meeting via video conference, with representatives of RedBird BD, Goldman Sachs and Fried Frank in attendance, to discuss, among other things, the status of the PIPE financing and the proposed issuance of certain warrants to potential PIPE investors in a private placement to be consummated substantially concurrently with the closing of the Business Combination. At the meeting, the RedBall Board approved, via unanimous written consent a revised form of Subscription Agreement, which contemplated, among other things, the issuance of PIPE warrants.
On October 13, 2021, the sole stockholder and board of directors of Showstop Merger Sub I Inc. and the sole member of Showstop Merger Sub II LLC each unanimously approved the transactions contemplated by the Business Combination Agreement, including the mergers.
Later on October 13, 2021, substantially concurrently, (i) SeatGeek and RedBall entered into the Business Combination Agreement, (ii) SeatGeek, RedBall and certain stockholders of SeatGeek entered into the SeatGeek Holders Support Agreement, (iii) RedBall and the Sponsor entered into the Backstop Subscription Agreement, (iv) RedBall, the Sponsor and SeatGeek entered into the Sponsor Support Agreement and (v) RedBird Series 2019, LP delivered an equity commitment letter to the Sponsor as contemplated by the Backstop Subscription Agreement.
Later on October 13, 2021, SeatGeek and RedBall issued a joint press release announcing the Business Combination, which RedBall filed with a Current Report on Form 8-K on the same day along with: (i) the Business Combination Agreement, (ii) the form of Subscription Agreement, (iii) the form of Warrant Subscription Agreement, (iv) the Backstop Subscription Agreement, (v) the Sponsor Support Agreement, (vi) the Form of Registration Rights Agreement, (vii) the form of Lock-Up Agreement, (viii) the press release issued by RedBall on October 8, 2021, (ix) the transcript of an investor conference call discussing the proposed Business Combination, and (x) the investor presentation prepared by members of SeatGeek and RedBall’s management teams and used in connection with meetings regarding the PIPE subscriptions and the announcement of the Business Combination.
RedBall’s Board of Directors’ Reasons for the Business Combination
On October 9, 2021, the RedBall Board, among other things, (i) determined that the Business Combination Agreement and the Business Combination, including the Domestication, the Proposed Charter, the Proposed Bylaws, the Mergers and the other agreements contemplated by the Business Combination Agreement are advisable, fair to and in the best interests of RedBall and its shareholders, (ii) approved and adopted in all respects (x) the Business Combination Agreement, (y) the Business Combination, including the Domestication and the Mergers, and the consummation thereof and (z) each other agreement contemplated by the Business Combination Agreement which RedBall is or may become a party thereto in connection with the Business Combination, and (iii) adopted a resolution recommending that the Business Combination Agreement, the Domestication (including the Proposed Charter) and the Mergers be submitted for consideration and approval by the RedBall shareholders. In evaluating the Business Combination and making these determinations and this recommendation, the RedBall Board consulted with RedBall’s senior management and considered a number of factors.
The RedBall Board also considered the general criteria and guidelines that RedBall believed would be important in evaluating prospective target businesses as described in the prospectus for RedBall’s initial public offering. The RedBall Board also considered that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, RedBall stated that it intended to focus primarily on acquiring a company or companies with the following criteria and guidelines in part:

•
sports franchises, including European football clubs, with intrinsic brand value that could be enhanced by our management team through improvement of (a) on-field performance through an analytics-based approach, and (b) business and revenue operations;

•	businesses that would benefit from our extensive networks and insights within the sector to drive new customer relationships and revenue growth;

•	sports, media and data analytics businesses where we can further monetize intellectual property and real assets; and

•	businesses that would benefit from an acquisition strategy and more efficient capital allocation.
In considering the Business Combination, the RedBall Board determined that the Business Combination was an attractive business opportunity that met the vast majority of the criteria and guidelines above, although not weighted or in any order of significance.
The RedBall Board considered a wide variety of factors in connection with their respective evaluations of the Business Combination. In light of the complexity of those factors, the RedBall Board as a whole did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching their respective decisions. Individual members of the RedBall Board may have given different weight to different factors. This explanation of RedBall’s reasons for the RedBall Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “
Cautionary Statement Regarding Forward-Looking Statements
.”
In particular, the RedBall Board considered the following factors:

•
SeatGeek’s Differentiated Strategy and Product Offering.
The RedBall Board believes that SeatGeek has taken a differentiated approach to ticketing by virtue of (i) its technology platform and (ii) its integration of primary and secondary ticketing services, providing solutions for both enterprises (e.g., venues, teams, and rightsholders) and consumers. The RedBall Board believes SeatGeek’s solutions provide superior features and customer satisfaction for both enterprises and end users, and that this success creates self-reinforcing network effects that will drive continued growth and profitability of the business.

•
Favorable Industry Outlook.
As live events rebound in 2021 - 2022, ticketing demand is expected to grow in line with pre-pandemic rates and continue to grow in the years to come. Additionally, SeatGeek has a higher percentage of “Gen Z” customers relative to industry peers, which represent an attractive demographic given the quick rebound of the music and concert business.

•
Benefit from Incremental Capital
. The proposed Business Combination will fully fund the forecasted capital required to fund the business to free-cash flow breakeven, and will provide additional capital to fund future growth initiatives and/or acquisitions.

•
Benefit from Listing on the Public Market.
The enhanced public profile of being a listed company, along with access to public equity capital markets will help SeatGeek more effectively reach its operational goals.

•
Experienced and Proven Management Team.
The RedBall Board believes that SeatGeek’s management team has extensive experience in key aspects of the technology, media, and entertainment sectors. The RedBall Board believes that under their leadership, SeatGeek has built a ticketing platform that offers customers improved sales experiences and has resulted in strong growth. The RedBall Board expects that SeatGeek’s executives will continue with New SeatGeek following the Business Combination and that they are aligned in their culture and goals of creating post-combination value. For further information see the section titled “
Management of New SeatGeek Following the Business Combination — Executive Officers
.”

•
Best Available Opportunity
. The RedBall Board determined, after a thorough review of other business combination opportunities reasonably available to RedBall, that the proposed Business Combination represents the best potential business combination for RedBall based upon the process utilized to evaluate and assess other potential acquisition targets, and the RedBall Board’s belief that such processes had not presented a better alternative.

•
Continued Ownership by SeatGeek’s Existing Equityholders.
The RedBall Board considered that the SeatGeek Securityholders would be receiving a significant amount of New SeatGeek’s common stock as its consideration and that 100% of the existing SeatGeek Securityholders are “rolling over” their existing equity interests into equity interests in New SeatGeek which would represent approximately 61.3% of the pro forma beneficial ownership of New SeatGeek following the consummation of the Business Combination, assuming (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) (a) the vesting and exercise of all New SeatGeek Assumed Options and New SeatGeek Assumed Warrants for shares of New SeatGeek common stock and (b) that New SeatGeek issues or reserves for issuance shares of New SeatGeek common stock as the Aggregate Transaction Consideration (and Aggregate Cash Consideration to SeatGeek Stockholders is zero) pursuant to the Business Combination Agreement, which in the aggregate equals 128,160,000 shares of New SeatGeek common stock, (iii) New SeatGeek issues 9,050,000 shares of New SeatGeek common stock to the PIPE Investors pursuant to the PIPE Investment, (iv) the holder of the Designated SG Warrant exercises the Designated SG Warrant in full at Closing and New SeatGeek issues 950,000 shares of New SeatGeek common stock to the holder of the Designated SG Warrant at Closing, (v) 1,000,000 shares of New SeatGeek common stock are contributed to New SeatGeek for no consideration by the Sponsor immediately prior to the First Effective Time, (vi) the Sponsor Earnout Shares are fully vested and outstanding, and (vii) excludes shares issuable upon exercise of New SeatGeek warrants and New SeatGeek Incentive Warrants. If the actual facts are different from these assumptions, the percentage ownership retained by the SeatGeek Securityholders in New SeatGeek will be different.

Further, all of the proceeds to be delivered to New SeatGeek in connection with the Business Combination (including from RedBall’s trust account, proceeds from the PIPE Investment and if applicable, the Backstop Subscription, and after the payment of the redemptions, Aggregate Cash Consideration, and any expenses relating to the Business Combination), are expected to remain on the balance sheet of New SeatGeek after Closing in order to fund SeatGeek’s existing operations and support new and existing growth initiatives, and are not anticipated to be used to effect any additional repurchase, redemption or other acquisition of outstanding shares of RedBall’s common stock for at least the first six months after Closing. The RedBall Board considered this as a strong sign of confidence in New SeatGeek following the Business Combination and the benefits to be realized as a result of the Business Combination.

•
Investment by Affiliates and Third Parties.
The RedBall Board considered that that certain third parties, including top-tier institutional investors, are also investing an additional $100 million in New SeatGeek, in each case, pursuant to their participation in the PIPE Investment and the Designated SG Warrant Investment, and that the Sponsor has committed to invest up to an additional $65,000,0000, in the aggregate, in New SeatGeek, pursuant to the Backstop Subscription Agreement. The RedBall Board considered this another strong sign of confidence in New SeatGeek following the Business Combination and the benefits to be realized as a result of the Business Combination.

•
Results of Due Diligence.
The RedBall Board considered the scope of the due diligence investigation conducted by RedBall’s senior management and outside advisors and evaluated the results thereof and information available to it related to SeatGeek, including:

•	extensive virtual meetings and calls with SeatGeek’s management team regarding its operations, projections and the proposed transaction;

•	reports from third-party experts Crosslake (technical due diligence) and Deloitte (tax and Quality of Earnings due diligence); and

•
review of materials related to SeatGeek and its business, made available by SeatGeek, including financial statements, material contracts, key metrics and performance indicators, benefit plans, employee compensation and labor matters, intellectual property matters, real property matters, information technology, privacy and personal data, litigation information, environmental matters and other regulatory and compliance matters and other legal and business diligence.

•
Terms of the Business Combination Agreement.
The RedBall Board reviewed and considered the terms of the Business Combination Agreement and the related agreements including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements. See “
BCA Proposal
” for detailed discussions of the terms and conditions of these agreements.

•
The Role of the Independent Directors
. In connection with the Business Combination, RedBall’s independent directors, Volkert Doeksen, Richard Scudamore, Richard H. Thaler, Lewis N. Wolff and Deborah A. Farrington, evaluated the proposed terms of the Business Combination, including the Business Combination Agreement and the related agreements, and unanimously approved, as members of the RedBall Board, the Business Combination Agreement and the related agreement and the transactions contemplated thereby, including the Business Combination.

The RedBall Board also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

•
Potential Inability to Complete the Business Combination
.
The RedBall Board considered the possibility that the Business Combination may not be completed and the potential adverse consequences to RedBall if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to the Closing, including due to closing conditions primarily outside of the control of the parties to the transaction (such as the need for shareholder and antitrust approval). The Business Combination Agreement and the Sponsor Support Agreement each also include exclusivity provisions that prohibit RedBall, the Sponsor and certain of their respective affiliates from soliciting other initial business combination proposals on behalf of RedBall, which restricts RedBall’s ability to consider other potential initial business combinations until the earlier of the termination of the Business Combination Agreement or the consummation of the Business Combination.

In addition, the RedBall Board considered the risk that the current public shareholders of RedBall would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to New SeatGeek following the consummation of the Business Combination. Further, the RedBall Board considered the risk that current public shareholders would exercise their redemption rights is mitigated because SeatGeek will be acquired at an attractive aggregate purchase price.

•
SeatGeek’s Business Risks
.
The RedBall Board considered that RedBall shareholders would be subject to the execution risks associated with New SeatGeek if they retained their public shares following the Closing, which were different from the risks related to holding public shares of RedBall prior to the Closing. In this regard, the RedBall Board considered that there were risks associated with successful implementation of New SeatGeek’s long term business plan and strategy and New SeatGeek realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control such as the potential negative impact, including the potential impact of the COVID-19 pandemic and related macroeconomic uncertainty. The RedBall Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that RedBall shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see “
Risk Factors
.”

•
Post-Business Combination Corporate Governance
.
The RedBall Board considered the corporate governance provisions of the Business Combination Agreement and the Proposed Organizational Documents and the effect of those provisions on the governance of RedBall following the Closing. In particular, they considered that the parties have not entered into any agreement in respect of the composition of the Board after the Closing, except for the parties’ respective rights to designate the initial director nominees. For detailed discussions of the terms and conditions of the Business Combination Agreement see the section titled “
Extraordinary General Meeting of RedBall –– BCA Proposal — Business Combination Agreement
” .

Given that the SeatGeek Securityholders will collectively control shares of New SeatGeek common stock representing a majority of New SeatGeek’s total outstanding shares of New SeatGeek common stock upon completion of the Business Combination, and that the Board will be classified following the Closing pursuant to the terms of the Proposed Organizational Documents, the SeatGeek Securityholders may be able to elect future directors and make other decisions (including approving certain transactions involving New SeatGeek and other corporate actions) without the consent or approval of any of RedBall’s current shareholders, directors or management team. For detailed discussions of the terms and conditions of the Proposed Organizational Documents see the section titled “
Organizational Documents Proposals
”.

•
Limitations of Review
.
The RedBall Board considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the price RedBall is paying to acquire SeatGeek is fair to RedBall or its shareholders from a financial point of view. In addition, the RedBall senior management and RedBall’s outside counsel reviewed only certain materials in connection with their due diligence review of SeatGeek. Accordingly, the RedBall Board considered that RedBall may not have properly valued such business.

•
No Survival of Remedies for Breach of Representations, Warranties or Covenants of SeatGeek
.
The RedBall Board considered that the terms of the Business Combination Agreement provide that RedBall will not have any surviving remedies against SeatGeek or its equityholders after the Closing to recover for losses as a result of any inaccuracies or breaches of the SeatGeek representations, warranties or covenants set forth in the Business Combination Agreement. As a result, RedBall shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of SeatGeek prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for the amount of any damages. The RedBall Board determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current equityholders of SeatGeek will be, collectively, the majority equityholders in New SeatGeek.

•
Litigation
. The RedBall Board considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

•	Fees and Expenses . The RedBall Board considered the fees and expenses associated with completing the Business Combination.

•
Diversion of Management
. The RedBall Board considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on SeatGeek’s business.

In addition to considering the factors described above, the RedBall Board also considered that:

•
Interests of RedBall’s Directors and Executive Officers
.
Sponsor and RedBall’s directors and executive officers may have interests in the Business Combination as individuals that are in addition to, and may be different from, the interests of RedBall’s shareholders, as described in the section titled “
Extraordinary General Meeting of RedBall –– BCA Proposal — Interests of RedBall’s Directors and Executive Officers in the Business Combination
.” However, the RedBall Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for RedBall’s initial public offering and are included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by RedBall with any other target business or businesses, and (iii) RedBall’s directors and executive officers hold equity interests in RedBall with value that, after the Closing, will be based on the future performance of New SeatGeek common stock. In addition, RedBall’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the RedBall Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

Based on its review of the forgoing considerations, the RedBall Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects RedBall shareholders will receive as a result of the Business Combination. The RedBall Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
The preceding discussion of the information and factors considered by the RedBall Board is not intended to be exhaustive but includes the material factors considered by the RedBall Board. In view of the complexity and wide variety of factors considered by the RedBall Board in connection with its evaluation of the Business Combination, the RedBall Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the RedBall Board may have given different weight to different factors. The RedBall Board considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.
This explanation of the RedBall Board’s reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section titled “
Cautionary Statement Regarding Forward-Looking Statements
.”
Projected Financial Information
Certain Forecasted Financial Information for SeatGeek
RedBall and SeatGeek do not as a matter of practice publicly disclose long-term forecasts or internal projections of future performance, revenue, earnings, financial condition or other results. However, in connection with the RedBall Board’s evaluation of the Business Combination, SeatGeek’s management prepared and provided to the RedBall Board and RedBall’s financial advisors certain non-public internal, unaudited prospective financial information of SeatGeek for fiscal 2021 through fiscal 2025. RedBall has included such prospective financial information in the tables below to give its shareholders access to certain previously non-public information because such information was considered by the RedBall Board for purposes of evaluating the Business Combination. Inclusion of information regarding the financial forecasts in this proxy statement/prospectus is not intended to influence your decision whether to vote for the Business Combination.

The unaudited prospective financial information of SeatGeek is subjective in many respects and is thus susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.
While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of SeatGeek’s management, including, among other things, the matters described in the sections entitled “
Cautionary Note Regarding Forward-Looking Statements
,” “
Risk Factors
” and “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of SeatGeek
.”
In developing the prospective financial information provided to RedBall, the management team of SeatGeek gave consideration to material assumptions with respect to SeatGeek’s business for the periods covered by the projections, including:

•	The timing and scope of the return of live events;

•	The size and growth of the live events market and continuation of pre-pandemic trends;

•	The continuing shift to digital ticketing of live events and the scope and speed of the shift;

•	SeatGeek’s ability to expand and add Enterprise Client deals in existing Designated Marketing Areas (“DMAs”) and new DMAs;

•	SeatGeek’s ability to add Enterprise Client deals in new verticals;

•	SeatGeek’s ability to add new products and services to attract and retain fans to its Marketplace;

•	SeatGeek’s ability to expand Rally and other event-day services;

•	SeatGeek’s ability to successfully implement its marketing initiatives;

•	The continued development and evolution of the SeatGeek Platform to build on SeatGeek’s unified layer, mobile expertise and APIs and build pricing and distribution tools for rightsholders;

•	Expected investment in product, engineering and data science teams and related expenses; and

•	Expected additional operating expenses, including increases to support projected levels of growth and to support becoming a public company.
The unaudited prospective financial information was not prepared with a view toward public disclosure or compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of financial forecasts. No independent auditors have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, none of RedBall, WithumSmith+Brown, PC, RedBall’s independent registered public accounting firm, and KPMG LLP, SeatGeek’s independent registered public accounting firm, express an opinion or any other form of assurance with respect thereto or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, NEITHER SEATGEEK NOR REDBALL INTENDS TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL

INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW AND NOT TO RELY ON SUCH FINANCIAL INFORMATION IN MAKING A DECISION REGARDING THE BUSINESS COMBINATION PROPOSAL, AS SUCH FINANCIAL INFORMATION MAY BE MATERIALLY DIFFERENT THAN ACTUAL RESULTS. NONE OF SEATGEEK, REDBALL NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SEATGEEK STOCKHOLDER, REDBALL SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION WILL BE ACHIEVED. REDBALL DOES NOT INTEND TO REFERENCE THESE FINANCIAL PROJECTIONS IN ITS FUTURE PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT.
The following table sets forth certain summarized unaudited prospective financial information regarding SeatGeek for 2021, 2022, 2023, 2024, and 2025:
SeatGeek’s Management Forecasted Financials

($ in millions)	2021E	2022E	2023E	2024E	2025E
Net revenue (1)	$132	$345	$558	$818	$1,199
YoY growth %	NM	161%	62%	47%	47%
Cost of revenue (1)	$46	$127	$174	$230	$305

Gross profit	$86	$218	$384	$588	$894
Gross margin %	65%	63%	69%	72%	75%
Operating expenses: (2)
Sales and marketing	$88	$180	$275	$409	$588
General and administrative	$24	$42	$46	$54	$61
Research and development	$37	$57	$68	$72	$85

Total operating expenses (2)	$149	$279	$389	$535	$734
Adjusted EBITDA (2)	$(63)	$(61)	$(5)	$53	$160
Adjusted EBITDA margin %	(48)%	(18)%	(1)%	6%	13%
Note: Growth and margin above 200% or below (200%) are considered not meaningful (“NM”).
(1)	Revenue represents earnings from the SeatGeek secondary market and from SeatGeek Enterprise partnerships.
(2)
The forecasted Adjusted EBITDA information excludes the impact of depreciation & amortization, equity-based compensation, non-recurring transaction and public readiness costs and other non-operating and non-recurring costs.

This summarized prospective financial information reflects a combination of (1) uncertainty around the timing and trajectory of the return of live events with fans in attendance and (2) a continuation of historical trends upon the return of normalized market activity.
This prospective financial information was prepared in the third quarter of 2021 when significant uncertainty surrounded the live event market and the scope of regulatory activity targeted to reduce transmission of COVID-19, but large events, particularly in professional sports, were increasingly being held.
The projected increase in revenue is based on a variety of operational assumptions, such as significant, sustained growth (i) in performance marketing spend from 2021 to 2025 (with efficiency of that spend to decline slightly at scale); (ii) in brand marketing spend from 2021 to 2025; and (iii) of the SeatGeek secondary marketplace in DMA’s, primarily driven by SeatGeek entering into Enterprise partnerships in DMA’s where no prior relationship exists, by adding additional Enterprise partnerships in DMA’s where SeatGeek already has such a partner and by increasing revenue related to enterprise pricing and distribution services for rightsholders as well as other inventory related programs. Future growth of SeatGeek Enterprise partnerships are forecasted to increase significantly between 2021 and 2025.
The projected increase in gross profit is driven primarily by SeatGeek’s ability to drive efficiencies in its support functions and enterprise product hosting environments through R&D investments. Factors that affect SeatGeek’s gross profit include the cost of its Marketplace and Enterprise support functions, hosting infrastructure, credit card processing rates, ticket shipping fees, and enterprise pricing and distribution services for rightsholders as well as other inventory related programs. Because the SeatGeek Marketplace and Enterprise Partnerships are operational at scale, SeatGeek does not expect its cost of revenue to increase at the same rate that it expects to grow revenue during the forecasted periods.
The projected improvement in Adjusted EBITDA is driven primarily by the increase in projected gross profit (as discussed above) at a rate higher than the increase in (i) the salary and related costs for SeatGeek’s research and development organization, (ii) research and development program expenses, (iii) sales and marketing expenses, and (iv) other general and administrative expenses.
Satisfaction of 80% Test
It is a requirement under the NYSE listing requirements and the Cayman Constitutional Documents that any business acquired by RedBall have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for an initial business combination. Based on the pre-money equity valuation of $1.2816 billion for SeatGeek compared to the $576.8 million in the trust account, the RedBall Board determined that this requirement was met. The board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, were fair to and in the best interests of RedBall and its shareholders and appropriately reflected SeatGeek’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as its potential for future growth in revenue and profits. RedBall’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition of SeatGeek met this requirement.
Interests of RedBall’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of RedBall’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and RedBall’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of RedBall shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•
If RedBall does not consummate a business combination by August 17, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 14,195,000 RedBall Class B ordinary shares owned by the Sponsor, the 150,000 RedBall Class B ordinary shares directly owned by RedBall’s independent directors, and the 30,000 RedBall Class B ordinary shares held by RHGM, in aggregate, would be worthless because following the redemption of the public shares, RedBall would likely have few, if any, net assets and because the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to the Sponsor if RedBall fails to complete a business combination within the required period. The Sponsor purchased the RedBall Class B ordinary shares prior to RedBall’s initial public offering for approximately $0.002 per share. The 13,345,000 shares of New SeatGeek common stock that the Sponsor (including the independent directors and excluding any shares that may be issued in the Backstop Subscription) will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[●] million based upon the closing price of $[●] per public share on the NYSE on [●], 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Given such shares of New SeatGeek common stock will be subject to certain restrictions, including those described above, RedBall believes such shares have less value.

•
The Sponsor (including its representatives and affiliates) and RedBall’s directors and officers, may in the future become, affiliated with entities that are engaged in a similar business to RedBall. The Sponsor and RedBall’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to RedBall completing its initial business combination (assuming RedBall has entered into the Business Combination Agreement). Moreover, certain of RedBall’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. RedBall’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to RedBall, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in RedBall’s favor and such potential business opportunities may be presented to other entities prior to their presentation to RedBall, subject to applicable fiduciary duties under Cayman Islands Companies Act and Cayman Islands common law. RedBall’s Cayman Constitutional Documents provide that RedBall renounces its interest in any corporate opportunity offered to any director or officer of RedBall which may be an opportunity for such director, on the one hand, or RedBall, on the other.

•
RedBall’s existing directors and officers will be eligible for continued indemnification and continued coverage under RedBall’s directors’ and officers’ liability insurance after the Mergers and pursuant to the Business Combination Agreement.

•
The Backstop Subscriber has committed to purchase up to an additional 6,500,000 shares of New SeatGeek common stock, or an aggregate of up to $65,000,000, to backstop the Available Cash. See “
BCA Proposal — Related Agreements — Backstop Subscription Agreement
” and “
Certain Relationships and Related Persons Transactions — RedBall’s Related Party Transactions —
Backstop Subscription Agreement
” for additional information.

•
In the event that RedBall fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, RedBall will be required to provide for payment of claims of creditors that were not waived that may be brought against RedBall within the ten years following such redemption. In order to protect the amounts held in RedBall’s trust account, the Sponsor has agreed that it will be liable to RedBall if and to the extent any claims by a third party (other than RedBall’s independent auditors) for services rendered or products sold to RedBall, or a prospective target business with which RedBall has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of RedBall’s IPO against certain liabilities, including liabilities under the Securities Act.

•
In order to finance transaction costs in connection with RedBall’s initial business combination (including any amounts which are currently outstanding), the Sponsor or an affiliate of the Sponsor, or certain of RedBall’s officers and directors may, but are not obligated to, loan funds to RedBall as may be required. To date, there were no amounts outstanding under any working capital loan.

•
Pursuant to the Amended and Restated Registration Rights Agreement, the Sponsor and RedBall’s directors and officers will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New SeatGeek common stock and warrants held by such parties following the consummation of the Business Combination.

The Sponsor and each director and officer of RedBall have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each director and officer of RedBall have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including RedBall’s directors and officers) owns 20.0% of the issued and outstanding ordinary shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or RedBall’s securities, the Sponsor, SeatGeek or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of RedBall’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, SeatGeek or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Charter Proposal, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) RedBall’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on the ordinary shares (
e.g.
, by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. RedBall will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of RedBall’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RedBall and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RedBall’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “
BCA Proposal — Interests of RedBall’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.
Expected Accounting Treatment of the Business Combination
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, RedBall is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New SeatGeek will represent a continuation of the financial statements of SeatGeek with the Business Combination treated as the equivalent of SeatGeek issuing stock for the net assets of RedBall, accompanied by a recapitalization. The net assets of RedBall will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of SeatGeek in future reports of the New SeatGeek.
SeatGeek has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:

•	SeatGeek Stockholders will have a relative majority of the voting power of New SeatGeek;

•	The board of directors of New SeatGeek will have seven members, and SeatGeek will have the ability to nominate the majority of the members of the board of directors;

•	SeatGeek’s senior management will comprise the senior management roles of New SeatGeek and be responsible for the day-to-day operations;

•	New SeatGeek will assume the SeatGeek name; and

•
The intended strategy and operations of New SeatGeek will continue SeatGeek’s current strategy and operations as a mobile-focused ticket platform that enables fans to buy and sell tickets for sports, concert, and theater events.

Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On October 26, 2021, RedBall and SeatGeek filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination.
At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. RedBall cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, RedBall cannot assure you as to its result.

None of RedBall nor SeatGeek are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Vote Required for Approval
The BCA Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The BCA Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Approvals is not obtained, the BCA Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as an ordinary resolution, that RedBall’s entry into the Business Combination Agreement, dated as of October 13, 2021, by and among RedBall Merger Sub One, Merger Sub Two and SeatGeek (in the form attached to the proxy statement/prospectus as Annex A), be and hereby are confirmed, ratified and approved in all respects and that the consummation of the transactions contemplated by the Business Combination Agreement be and hereby are authorized and approved in all respects.”
Recommendation of RedBall’s Board of Directors
THE REDBALL BOARD UNANIMOUSLY RECOMMENDS THAT THE REDBALL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BCA PROPOSAL.
The existence of financial and personal interests of one or more of RedBall’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RedBall and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RedBall’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “
BCA Proposal — Interests of RedBall Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, if the BCA Proposal is approved, then RedBall is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination. If, however, the Domestication Proposal is approved, but the BCA Proposal is not approved, then neither the Domestication nor the Business Combination will be consummated.
The board of directors of RedBall has unanimously approved a change of RedBall’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering RedBall by way of continuation as an exempted company in the Cayman Islands, under the Cayman Islands Companies Act, and domesticating as a corporation incorporated under the laws of the State of Delaware in accordance with Section 388 of the DGCL. To effect the Domestication, RedBall will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which RedBall will be domesticated and continue as a Delaware corporation.
As a result of and at the effective time of the Domestication, among other things, (i) each of the then issued and outstanding RedBall Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of New SeatGeek common stock, (ii) each of the then issued and outstanding RedBall Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of New SeatGeek common stock, (iii) each then issued and outstanding RedBall warrant to acquire RedBall Class A ordinary shares, will convert automatically into a New SeatGeek warrant, (iv) each then issued and outstanding RedBall unit will be separated and converted automatically into one share of New SeatGeek common stock and one-third of one New SeatGeek warrant to acquire one share of New SeatGeek common stock, and (v) RedBall will change its name to “SeatGeek, Inc.” The Domestication Proposal, if approved, will approve a change of RedBall’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while RedBall is currently governed by the Cayman Islands Companies Act, upon the Domestication, RedBall will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “
Comparison of Corporate Governance and Shareholder Rights
.” Additionally, we note that if the Domestication Proposal is approved, then RedBall will also ask its shareholders to approve the Charter Proposal (discussed below), which, if approved, will replace RedBall’s current memorandum and articles of association under the Cayman Islands Companies Act with a new certificate of incorporation and bylaws of New SeatGeek under the DGCL. The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and we encourage shareholders to carefully consult the information set out below under “
Organizational Documents Proposals
,” the Cayman Constitutional Documents of RedBall, attached hereto as Annex J and the Proposed Organizational Documents of New SeatGeek, attached hereto as Annex K and Annex L.
Reasons for the Domestication
The RedBall Board believes that it is in the best interests of RedBall, prior to the consummation of the Business Combination, to effect the Domestication. The primary reason for the Domestication is to enable RedBall to avoid certain taxes that would be imposed on RedBall if RedBall were to conduct an operating business in the United States as a foreign corporation following the Business Combination.
In addition, because RedBall will operate within the United States following the Business Combination, it was the view of the RedBall Board that RedBall should also be structured as a corporation organized in the United States. In addition, the RedBall Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by RedBall’s officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures RedBall is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its prevalence as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to RedBall’s corporate legal affairs.
Expected Accounting Treatment of the Domestication
The Domestication is being proposed solely for the purpose of changing the legal domicile of RedBall. There will be no accounting effect or change in the carrying amount of the assets and liabilities of RedBall as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New SeatGeek one business day following the Domestication will be the same as those immediately prior to the Domestication.
Vote Required for Approval
The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Approvals is not obtained, the Domestication Proposal will have no effect even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as a special resolution, that RedBall be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of RedBall (as amended) and be registered by way of continuation as a corporation in the State of Delaware.”
Recommendation of the RedBall Board
THE REDBALL BOARD UNANIMOUSLY RECOMMENDS THAT REDBALL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of RedBall’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RedBall and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RedBall’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “
BCA Proposal — Interests of RedBall’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

CHARTER PROPOSAL
Overview
If the Domestication Proposal is approved and the Business Combination is to be consummated, RedBall will replace the current amended and restated memorandum of association of RedBall under the Cayman Islands Companies Act (the “Existing Memorandum”) and the current amended and restated articles of association of RedBall (as may be amended from time to time) (the “Existing Articles” and, together with the Existing Memorandum, the “Cayman Constitutional Documents”), in each case, under the Cayman Islands Companies Act, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of New SeatGeek, in each case, under the DGCL.
Our shareholders are being asked to adopt the Proposed Certificate of Incorporation, to be effective at the Effective Time, in the form attached hereto as Annex K, which in the judgment of the RedBall board, is necessary to adequately address the needs of New SeatGeek.
Reasons for the Proposed Organizational Documents
The Proposed Organizational Documents were negotiated as part of the Business Combination. The RedBall Board’s specific reasons for each of the Organizational Documents Proposals (each of which are included in the Proposed Organizational Documents) are set forth in the section “
Organizational Documents Proposals
.”
For a summary of the key differences between the Cayman Constitutional Documents under Cayman Islands law and the Proposed Certificate of Incorporation under the DGCL, please see “
Organizational Documents Proposals
.” The summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation and the Proposed Bylaws, copies of which are included as Annex K and Annex L, respectively.
Vote Required for Approval
The approval of the Charter Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Charter Proposal is cross-conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Approvals is not obtained, the Charter Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as a special resolution, that, at the Effective Time, the Certificate of Incorporation that is in effect immediately prior to the Effective Time be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation (a copy of which is attached to the proxy statement/prospectus in respect of the Stockholders Meeting as Annex K).”
Recommendation of the RedBall Board
THE REDBALL BOARD UNANIMOUSLY RECOMMENDS THAT REDBALL SHAREHOLDERS VOTE “FOR” THE CHARTER PROPOSAL.

ORGANIZATIONAL DOCUMENTS PROPOSALS
Overview
RedBall shareholders are asked to consider and vote upon, by ordinary resolution on a non-binding advisory basis, three separate proposals, which we refer to as the Organizational Documents Proposals, in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. Because the votes on the Organizational Documents Proposals are advisory only, they will not be binding on RedBall or New SeatGeek.
In the judgment of the RedBall Board, these provisions are necessary to adequately address the needs of New SeatGeek and its stockholders following the consummation of the Domestication and the Business Combination. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, RedBall intends that the Proposed Certificate of Incorporation in the form set forth on Annex K will take effect at the consummation of the Business Combination, assuming adoption of the Charter Proposal.
The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal differences between the Cayman Constitutional Documents, on the one hand, and the Proposed Certificate of Incorporation and Proposed Bylaws, on the other hand. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of RedBall, copies of which are attached to this proxy statement/prospectus as Annex J, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex K and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex L. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Cayman Constitutional Documents are governed by the Cayman Islands Companies Act and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “
Comparison of Corporate Governance and Shareholder Rights
” section of this proxy statement/prospectus.

	The Cayman Constitutional Documents	The Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)	The Cayman Constitutional Documents authorize 441,000,000 shares, consisting of 400,000,000 RedBall Class A ordinary shares, par value $0.0001 per share, 40,000,000 RedBall Class B ordinary shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share.	The Proposed Organizational Documents authorize [●] shares, consisting of [●] shares of New SeatGeek common stock and [●] shares of New SeatGeek preferred stock.

	See paragraph 5 of the Cayman Constitutional Documents.	See Article IV, Section A of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)	The Cayman Constitutional Documents authorize the issuance of 1,000,000 preference shares with such designations, rights and preferences as may be determined from time to time by the RedBall Board. Accordingly, the RedBall Board is empowered under the	The Proposed Organizational Documents authorize the New SeatGeek board of directors to make issuances of all or any shares of Preferred Stock in one or more classes or series, with such terms and conditions and at such future dates as may be expressly

	The Cayman Constitutional Documents	The Proposed Organizational Documents
	Cayman Constitutional Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	determined by the board of directors and as may be permitted by the DGCL.

	See paragraph and Article 3 of the Cayman Constitutional Documents.	See Article IV, Section B of the Proposed Certificate of Incorporation.

Corporate Name (Organizational Documents Proposal C)	The Cayman Constitutional Documents provide that the name of the company is “RedBall Acquisition Corp.”	The Proposed Organizational Documents provide that the name of the corporation will be “SeatGeek, Inc.”

	See paragraph 1 of the Cayman Constitutional Documents.	See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence (Organizational Documents Proposal C)	The Cayman Constitutional Documents provide that if RedBall does not consummate a business combination (as defined in the Cayman Constitutional Documents) by August 17, 2022, RedBall will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate RedBall’s trust account.	The Proposed Organizational Documents do not include any provisions relating to New SeatGeek’s ongoing existence; the default under the DGCL will make New SeatGeek’s existence perpetual.

	See Article 49.7 of the Cayman Constitutional Documents.	.

Exclusive Forum (Organizational Documents Proposal C)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the U.S. federal district courts as the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

See Article VIII, Section B of the Proposed Certificate of Incorporation.

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal C)	The Cayman Constitutional Documents include various provisions related to RedBall’s status as a blank check company	The Proposed Organizational Documents do not include such provisions related to RedBall’s status as a blank check company, which no longer will apply upon

The Cayman Constitutional Documents	The Proposed Organizational Documents
prior to the consummation of a business combination.	consummation of the Business Combination, as RedBall will cease to be a blank check company at such time.

See Article 49.13 of the Cayman Constitutional Documents.

ORGANIZATIONAL DOCUMENTS PROPOSAL A — APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK
Overview
Organizational Documents Proposal A —
to authorize the change in the authorized capital stock of RedBall from (i) 400,000,000 RedBall Class A ordinary shares, 40,222,222 RedBall Class B ordinary shares and 1,000,000 preference shares, par value $0.0001 per share, of RedBall (the “RedBall Preferred Shares”) to (ii) [●] shares of New SeatGeek common stock and [●] shares of New SeatGeek preferred stock.
As of the date of this proxy statement/prospectus, there are (i) 57,500,000 RedBall Class A ordinary shares issued and outstanding, (ii) 14,375,000 RedBall Class B ordinary shares issued and outstanding and (iii) 0 RedBall Preferred Shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of (x) 19,166,667 public warrants and 9,566,667 private placement warrants of RedBall, in each case, issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, the RedBall warrants will be exercisable after giving effect to the Mergers for one share of New SeatGeek common stock at an exercise price of $11.50 per share. No RedBall warrants are exercisable until 30 days after the Closing.
Pursuant to the Business Combination Agreement, New SeatGeek will issue or, as applicable, reserve for issuance in respect of SeatGeek Awards outstanding as of immediately prior to the Closing that will be converted into awards based on New SeatGeek common stock, an aggregate of [●] shares of New SeatGeek common stock to SeatGeek Stockholders, pursuant to the PIPE Investment, New SeatGeek will issue 9,050,000 shares of New SeatGeek common stock to the PIPE Investors (assuming no redemptions of public shares) and New SeatGeek will issue 950,000 shares of New SeatGeek common stock to the holder of the Designated SG Warrant.
In order to ensure that New SeatGeek has sufficient authorized capital for future issuances, RedBall’s board of directors has approved, subject to shareholder approval, that the Proposed Organizational Documents of New SeatGeek change the authorized capital stock of RedBall from (i) 400,000,000 RedBall Class A ordinary shares, 40,222,222 RedBall Class B ordinary shares and 1,000,000 RedBall preference Shares to (ii) [●] shares of New SeatGeek common stock and [●] shares of New SeatGeek preferred stock.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New SeatGeek, copies of which are attached to this proxy statement/prospectus as Annex K and Annex L. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
The principal purpose of this proposal is to provide for an authorized capital structure of New SeatGeek that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs.
Vote Required for Approval
The approval of Organizational Documents Proposal A requires an ordinary resolution under Cayman Islands Companies Act, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Organizational Documents Proposal A is a
non-binding
advisory proposal and is not conditioned on any other approval.

Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as
a non-binding advisory
resolution, that the change in the authorized share capital of RedBall from (i) 400,000,000 RedBall Class A ordinary shares, 40,222,222 RedBall Class B ordinary shares and 1,000,000 RedBall preference Shares to (ii) [●] shares of New SeatGeek common stock and [●] shares of New SeatGeek preferred stock.”
Recommendation of the RedBall Board
THE REDBALL BOARD UNANIMOUSLY RECOMMENDS THAT REDBALL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL A.
The existence of financial and personal interests of one or more of RedBall’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RedBall and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RedBall’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “
BCA Proposal

—

Interests of RedBall’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL B — APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW SEATGEEK AT THE BOARD OF DIRECTORS’ SOLE DISCRETION
Overview
Organizational Documents Proposal B —
to authorize the Board to issue any or all shares of New SeatGeek preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by New SeatGeek’s board of directors and as may be permitted by the DGCL.
Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of New SeatGeek after the Business Combination.
If Organizational Documents Proposal A is approved, the number of authorized shares of preferred stock of New SeatGeek will be [●] shares. Approval of this Organizational Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an antitakeover defense.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New SeatGeek, copies of which are attached to this proxy statement/prospectus as Annex K and Annex L. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of New SeatGeek and thereby protect continuity of or entrench its management, which may adversely affect the market price of New SeatGeek and its securities. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of New SeatGeek, such preferred stock could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing New SeatGeek’s board of directors to issue the authorized preferred stock on its own volition will enable New SeatGeek to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New SeatGeek currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.
Vote Required for Approval
The approval of Organizational Documents Proposal B requires an ordinary resolution under Cayman Islands Companies Act, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Organizational Documents Proposal B is a
non-binding
advisory proposal and is not conditioned on any other approval.
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as
a non-binding advisory
resolution, that the authorization to the New SeatGeek board to issue any or all shares of New SeatGeek preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New SeatGeek and as may be permitted by the DGCL be approved.”
Recommendation of the RedBall Board
THE REDBALL BOARD UNANIMOUSLY RECOMMENDS THAT REDBALL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL B.
The existence of financial and personal interests of one or more of RedBall’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RedBall and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RedBall’s officers have interests in the business combination that may conflict with your interests as a shareholder. See the section titled “
BCA Proposal

—

Interests of RedBall’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL C — APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal C —
to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex K and Annex L, respectively), including (1) changing the corporate name from “RedBall Acquisition Corp.” to “SeatGeek, Inc.,” (2) making New SeatGeek’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) removing certain provisions related to RedBall’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which RedBall’s board of directors believes is necessary to adequately address the needs of New SeatGeek after the Business Combination.
Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of New SeatGeek after the Business Combination.
The Proposed Governing Documents will be further amended in connection with the Business Combination to provide that the name of the corporation will be “SeatGeek, Inc.” In addition, the Proposed Governing Documents will make New SeatGeek’s corporate existence perpetual.
The Proposed Organizational Documents stipulate that the Court of Chancery for the State of Delaware, which we refer to as the “Court of Chancery,” be the sole and exclusive forum (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) for any stockholder (including a beneficial owner) to bring (i) any derivative action, suit or proceeding brought on New SeatGeek’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of New SeatGeek to New SeatGeek or New SeatGeek’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery, or (v) any action, suit or proceeding asserting a claim against New SeatGeek or any current or former director, officer or stockholder governed by the internal affairs doctrine. Notwithstanding the foregoing, this choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. The Proposed Certificate of Incorporation further provides that, unless New SeatGeek consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of RedBall’s operations should RedBall not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the consummation of the Business Combination, New SeatGeek will not be a blank check company.
Approval of the Charter Proposal, assuming approval of each of the other Condition Precedent Proposals, will result, upon the Domestication, in the wholesale replacement of the Cayman Constitutional Documents with New SeatGeek’s Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Organizational Documents Proposal C, there are other differences between the Cayman Constitutional Documents and Proposed Organizational Documents

(arising from, among other things, differences between the Cayman Islands Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Organizational Documents Proposal C. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Organizational Documents of New SeatGeek, attached hereto as Annex K and Annex L as well as the information provided in the “
Comparison of Corporate Governance and Shareholder Rights
” section of this proxy statement/prospectus.
Reasons for the Amendments
Corporate Name
Our board of directors believes that changing the post-business combination corporate name from “RedBall Convergence Acquisition Corp.” to “SeatGeek, Inc.” is desirable to reflect the Business Combination with SeatGeek and to clearly identify New SeatGeek as the publicly traded entity.
Perpetual Existence
Our board of directors believes that making New SeatGeek’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for New SeatGeek following the Business Combination.
Exclusive Forum
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New SeatGeek in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, New SeatGeek will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided that these exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.
In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
Provisions Related to Status as Blank Check Company
The elimination of certain provisions related to RedBall’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve New SeatGeek and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and the RedBall Board believes it is the most appropriate period for New SeatGeek following the Business Combination. In addition, certain other provisions in RedBall’s current certificate require that proceeds from RedBall’s initial public offering be held in the trust account until a business combination or liquidation of RedBall has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.
Vote Required for Approval
The approval of Organizational Documents Proposal C requires an ordinary resolution under Cayman Islands Companies Act, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Organizational Documents Proposal C is a
non-binding
advisory proposal and is not conditioned on any other approval.
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as
a non-binding advisory
resolution, that the amendment and restatement of the Cayman Constitutional Documents be approved and that all other changes necessary or, as mutually agreed in good faith by RedBall and SeatGeek, desirable in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex K and Annex L, respectively) as part of the Domestication, including (1) changing the corporate name from “RedBall Acquisition Corp.” to “SeatGeek, Inc.,” (2) making New SeatGeek’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) removing certain provisions related to RedBall’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.”
Recommendation of the RedBall Board
THE REDBALL BOARD UNANIMOUSLY RECOMMENDS THAT REDBALL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL C.
The existence of financial and personal interests of one or more of RedBall’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RedBall and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RedBall’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “
BCA Proposal

—

Interests of RedBall’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

DIRECTOR ELECTION PROPOSAL
Overview
The Director Election Proposal
—to consider and vote upon a proposal to approve by ordinary resolution of the Class B ordinary shares, the election, effective immediately in connection with the consummation of the Business Combination, of [●] directors to serve until the 2022 annual meeting of stockholders, [●] directors to serve until the 2023 annual meeting of stockholders and [●] directors to serve until the 2024 annual meeting of stockholders, each until such director’s respective successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal.
Holders of our Class B ordinary shares are also being asked to approve the Director Election Proposal, which is, in the judgment of the RedBall Board, necessary to adequately address the needs of New SeatGeek after the Business Combination.
The RedBall Board currently consists of seven (7) directors. Pursuant to the Cayman Constitutional Documents, the members of the RedBall Board are divided into three classes, with only one class of directors being elected at each annual general meeting of our shareholders and each class of directors (except for those directors appointed prior to our first annual general meeting) serving a three-year term.
Following approval of the Director Election Proposal by the shareholders, and concurrently upon the Domestication, the RedBall Board will take appropriate actions to effect the shareholders resolution to approve the Director Election Proposal.
Following the consummation of the Business Combination, it is expected that the New SeatGeek board of directors will to consist of [●] directors, divided into three classes (Class I, II and III) with Class I consisting of [●] directors, Class II consisting of [●] directors and Class III consisting of [●] directors. The New SeatGeek board of directors is expected to consist of [●]. It is currently contemplated that [●] and [●] will be nominated to serve as Class I Directors, [●] and [●] will be nominated to serve as Class II Directors and [●] and [●] will be nominated to serve as Class III Directors. Information regarding each nominee is set forth in the section entitled “Management After the Business Combination.”
Vote Required for Approval
The approval of the Director Election Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the outstanding RedBall Class B ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The Director Election Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals, including the BCA Proposal, the Domestication Proposal and the Charter Proposal.
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as an ordinary resolution, the election, effective immediately following the consummation of the Business Combination, of [●], [●], and [●] as Class I directors to serve until the 2022 annual meeting of stockholders, [●], [●], and [●] as Class II directors to serve until the 2023 annual meeting of stockholders, and [●], [●], and [●] as Class III directors to serve until the 2024 annual meeting of stockholders, each until such director’s respective successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal, be approved.”

Recommendation of the RedBall Board
THE REDBALL BOARD UNANIMOUSLY RECOMMENDS THAT REDBALL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.
The existence of financial and personal interests of one or more of RedBall’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RedBall and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RedBall’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “
BCA Proposal

—

Interests of RedBall’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

STOCK ISSUANCE PROPOSAL
Overview
The Stock Issuance Proposal
 — to consider and vote upon a proposal to approve by ordinary resolution, assuming the BCA Proposal, the Domestication Proposal, the Charter Proposal, the Organizational Documents Proposals and the Director Election Proposal are approved, for the purposes of complying with the applicable provisions of Section 312.03(b)(i) and Section 312.03(c) of the NYSE Listed Company Manual, the issuance, or reservation for future issuance, (i) of up to 6,500,000 shares of New SeatGeek common stock pursuant to the Backstop Subscription Agreement and (ii) of up to 250,535,000 shares of New SeatGeek common stock pursuant to the Business Combination Agreement (the “Stock Issuance Proposal”).
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals and the Director Election Proposal are approved, RedBall shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal.
Reasons for the Shareholder Approval
Under Section 312.03(b)(i) of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to a director, officer or substantial security holder of a company if the number of shares of common stock to be issued or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance. The Backstop Subscriber (which is the Sponsor) owns 14,195,000 shares of RedBall Class B ordinary shares, and therefore the Backstop Subscriber is a substantial security holder of RedBall. Upon the Domestication, each of the Backstop Subscriber’s Class B ordinary shares will convert automatically, on a one-for-one
basis, into 14,195,000 shares of New SeatGeek common stock and the Backstop Subscriber will, therefore, be a substantial security holder of New SeatGeek. Under certain conditions, New SeatGeek will be obligated to issue, and the Backstop Subscriber will be obligated to purchase, up to 6,500,000 shares of New SeatGeek common stock pursuant to the Backstop Subscription Agreement representing over 1% of the number of outstanding shares of New SeatGeek prior to such issuance. Therefore, the Stock Issuance Proposal will require shareholder approval under Section 3.12.03(b)(i) of the NYSE Listed Company Manual.
Under Section 312.03(c) of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into or exercisable for common stock. New SeatGeek currently expects to issue shares representing 20% or more of the number of outstanding shares of New SeatGeek prior to the issuance, or 20% or more of its voting power prior to the issuance, in connection with the Business Combination. Therefore, the Stock Issuance Proposal will require shareholder approval under Section 312.03(c) of the NYSE Listed Company Manual.
Vote Required for Approval
The Stock Issuance Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Approvals is not obtained, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
“
RESOLVED
, that for purposes of complying with applicable provisions of Section 312.03(b)(i) and Section 312.03(c) of the NYSE Listed Company Manual, (i) the issuance of more than 20% of New SeatGeek common stock issued and outstanding immediately prior to such issuance and the issuance of more than 20% of the voting power of New SeatGeek outstanding immediately prior to such issuance to SeatGeek Stockholders in connection with the Business Combination and (ii) the issuance of more than 1% of New SeatGeek common stock issued and outstanding immediately prior to such issuance and the issuance of more than 1% of the voting power outstanding before the issuance, under certain circumstances, to the Backstop Subscriber, be approved in all respects.”
Recommendation of the RedBall Board
THE REDBALL BOARD UNANIMOUSLY RECOMMENDS THAT REDBALL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of RedBall’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RedBall and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RedBall’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “
BCA Proposal

—

Interests of RedBall’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

EQUITY INCENTIVE PLAN PROPOSAL
Overview
Equity Incentive Plan Proposal
— to consider and vote upon a proposal to approve by ordinary resolution the New SeatGeek 2021 Equity Incentive Plan, which we refer to herein as the “2021 Plan.” The RedBall Board approved the 2021 Plan on October 9, 2021, subject to shareholder approval at the special meeting of shareholders. If shareholders approve this proposal, the 2021 Plan will become effective on the consummation of the Business Combination. If the 2021 Plan is not approved by the shareholders, it will not become effective and no awards will be granted thereunder. The 2021 Plan is described in more detail below.
General Information
The purpose of the 2021 Plan is to provide a means whereby New SeatGeek can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of New SeatGeek and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of New SeatGeek common stock through the granting of awards under the 2021 Plan.
Approval of the 2021 Plan by our shareholders is required, among other things, in order to comply with stock exchange rules requiring shareholder approval of equity compensation plans and allow the grant of incentive stock options under the 2021 Plan. If this Equity Incentive Plan Proposal is approved by our shareholders, the 2021 Plan will become effective as of the date of the consummation of the Business Combination. In the event that our shareholders do not approve this proposal, the 2021 Plan will not become effective.
New SeatGeek’s equity compensation program, as implemented under the 2021 Plan, will allow New SeatGeek to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build shareholder value. It is critical to New SeatGeek’s long-term success that the interests of employees and other service providers are tied to its success as “owners” of the business. Approval of the 2021 Plan will allow New SeatGeek to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for New SeatGeek’s success and ultimately increase shareholder value. The 2021 Plan allows New SeatGeek to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for New SeatGeek.
If the request to approve the 2021 Plan is approved by our shareholders, there will be approximately an aggregate amount of [●] shares of New SeatGeek common stock, subject to adjustment for specified changes in New SeatGeek’s capitalization, available for grant under the 2021 Plan as of the effective time of the consummation of the Business Combination. In addition, as further described below under the section titled “
— Description of the 2021 Plan — Authorized Shares,
” the share reserve is subject to annual increases each January 1 of up to 5% of total number shares of New SeatGeek Capital Stock (as defined in the 2021 Plan) outstanding on a fully diluted basis on December 31 of the preceding year (or a lesser number determined by New SeatGeek Board). The RedBall Board believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.
An additional [●] shares of New SeatGeek common stock will be reserved under the 2021 Plan to be used exclusively for the grant of Earnout RSUs pursuant to the terms and conditions of the Business Combination

Agreement and may be used solely for such purpose. New SeatGeek common stock issuable pursuant to any Earnout RSUs that may be awarded under the 2021 Plan will be in addition to and will not reduce the share reserve set forth in the immediate preceding paragraph.
Description of the 2021 Plan
A summary description of the material features of the 2021 Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2021 Plan and is qualified by reference to the 2021 Plan, the form of which is attached to this proxy statement/prospectus as Annex H and incorporated by reference in its entirety. RedBall shareholders should refer to the 2021 Plan for more complete and detailed information about the terms and conditions of the 2021 Plan.
Eligibility
. Any individual who is an employee of New SeatGeek or any of its affiliates, or any person who provides services to New SeatGeek or its affiliates, including members of New SeatGeek Board, is eligible to receive awards under the 2021 Plan at the discretion of the plan administrator. If this proposal is approved by the shareholders, all of New SeatGeek’s employees, directors and consultants (as of [●]) will be eligible to receive awards following the consummation of the Business Combination.
Awards
. The 2021 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of New SeatGeek’s affiliates.
Authorized Shares
. Initially, the maximum number of shares of New SeatGeek common stock that may be issued under the 2021 Plan after it becomes effective will not exceed [●] shares of New SeatGeek common stock (the “Share Reserve”). In addition, the Share Reserve will automatically increase on January 1 of each year for a period of ten years, commencing on January 1, 2023 and ending on January 1, 2032, in an amount equal to (1) 5% of the total number of shares of New SeatGeek Capital Stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of New SeatGeek common stock determined by New SeatGeek Board prior to January 1 of a given year. The maximum number of shares of New SeatGeek common stock that may be issued on the exercise of ISOs under the 2021 Plan is [●] shares. As of [●], 2021, the record date, the closing price of RedBall Common Stock as reported on NYSE was $[●] per share.
Shares subject to stock awards granted under the 2021 Plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the Share Reserve. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the Share Reserve. If any shares of New SeatGeek common stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by New SeatGeek (1) because of the failure to meet a contingency or vest, (2) to satisfy the exercise, strike or purchase price of an award, or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert back to the Share Reserve and will again become available for issuance under the 2021 Plan.
Earnout RSU Share Reserve.
An additional [●] shares of New SeatGeek common stock will be reserved under the 2021 Plan to be used exclusively for the grant of Earnout RSUs pursuant to the terms and conditions of the Business Combination Agreement and may be used solely for such purpose (the “Earnout RSU Share Reserve”). New SeatGeek common stock issuable pursuant to any Earnout RSUs that may be awarded under the 2021 Plan will be in addition to and will not reduce the Share Reserve.
Non-Employee
Director Compensation Limit
. The aggregate value of all compensation granted or paid to any non-employee
director with respect to the period respect to any annual period commencing on the date of New SeatGeek’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of New SeatGeek’s Annual Meeting of Stockholders for the next subsequent year, including awards granted and cash fees paid to such non-employee

director, will not exceed (1) $[●] in total value or (2) if such non-employee
director is first appointed or elected to the New SeatGeek Board during such annual period, $[●] in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.
Plan Administration.
New SeatGeek Board, or a duly authorized committee thereof, will administer the 2021 Plan and is referred to as the “plan administrator” herein. The New SeatGeek Board may also delegate to one or more of New SeatGeek’s officers the authority to, among other things, (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2021 Plan, New SeatGeek Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value and exercise price, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.
Under the 2021 Plan, New SeatGeek Board also generally has the authority to effect, without the approval of shareholders but with the consent of any materially adversely affected participant, (1) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (2) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (3) any other action that is treated as a repricing under generally accepted accounting principles.
Stock Options
. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2021 Plan, provided that (i) the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of New SeatGeek common stock on the date of grant. Options granted under the 2021 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.
The plan administrator determines the term of stock options granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New SeatGeek or any of New SeatGeek’s affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New SeatGeek or any of New SeatGeek’s affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New SeatGeek or any of New SeatGeek’s affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of New SeatGeek common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of New SeatGeek common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.
Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.
Tax Limitations on ISOs
. The aggregate fair market value, determined at the time of grant, of New SeatGeek common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of New SeatGeek’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New SeatGeek’s total combined voting power or that of any of New SeatGeek’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Unit Awards
. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of New SeatGeek common stock, a combination of cash and shares of New SeatGeek common stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Restricted Stock Awards
. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with New SeatGeek ends for any reason, New SeatGeek may receive any or all of the shares of New SeatGeek common stock held by the participant that have not vested as of the date the participant terminates service with New SeatGeek through a forfeiture condition or a repurchase right.
Stock Appreciation Rights
. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of New SeatGeek common stock on the date of grant. A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of New SeatGeek common stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.
The plan administrator determines the term of stock appreciation rights granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New SeatGeek or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New SeatGeek or any of its affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Performance Awards
. The 2021 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established
performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, New SeatGeek common stock.

The performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the plan administrator when the performance award is granted, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any portion of New SeatGeek’s business which is divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of New SeatGeek common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off,
combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the New SeatGeek’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the award agreement at the time the award is granted or in such other document setting forth the performance goals at the time the performance goals are established.
Other Stock Awards
. The plan administrator may grant other awards based in whole or in part by reference to New SeatGeek common stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.
Changes to Capital Structure
. In the event there is a specified type of change in the capital structure of New SeatGeek, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2021 Plan, including the Earnout RSU Share Reserve (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.
Corporate Transactions
. The following applies to stock awards under the 2021 Plan in the event of a corporate transaction (as defined in the 2021 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with New SeatGeek or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.
In the event of a corporate transaction, any stock awards outstanding under the 2021 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by New SeatGeek with respect to the stock award may be assigned to New SeatGeek’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by New SeatGeek with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by New SeatGeek with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.
In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the value of the property the holder would have received upon the exercise of the award (including, at the discretion of the plan administrator, any unvested portion of such award), over (ii) any per share exercise price payable by such holder, if applicable.
Under the 2021 Plan, a corporate transaction is defined to include the consummation of: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of at least 50% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction, and (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding before such transaction are converted or exchanged into other property by virtue of the transaction, unless otherwise provided in an award agreement or other written agreement between us and the award holder.
Change in Control
. Awards granted under the 2021 Plan may be subject to acceleration of vesting and exercisability upon or after a change in control (as defined in the 2021 Plan) as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur.
Under the 2021 Plan, a change in control is defined to include (1) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock; (2) a consummated merger, consolidation or similar transaction in which our shareholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity); (3) the approval by the shareholders or the board of directors of a plan of complete dissolution or liquidation of the company, or the occurrence of a complete dissolution or liquidation of the company, except for a liquidation into a parent corporation; (4) a consummated sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our shareholders; and (5) an unapproved change in the majority of the board of directors.
Transferability
. A participant may not transfer stock awards under the 2021 Plan other than by will, the laws of descent and distribution, or as otherwise provided under the 2021 Plan.
Plan Amendment or Termination.
New SeatGeek Board has the authority to amend, suspend, or terminate the 2021 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of New SeatGeek’s Stockholders. No ISOs may be granted after the tenth anniversary of the date the RedBall Board adopts the 2021 Plan. No stock awards may be granted under the 2021 Plan while it is suspended or after it is terminated.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and New SeatGeek with respect to participation in the 2021 Plan, which will not become effective until the date of the consummation of the Business Combination. No awards will be issued under the 2021 Plan prior to the date of the consummation of the Business Combination. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2021 Plan. The 2021 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. New SeatGeek’s ability to realize the benefit of any tax deductions described below depends on New SeatGeek’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of New SeatGeek’s tax reporting obligations.
Nonstatutory Stock Options
. Generally, there is no taxation upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by New SeatGeek or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New SeatGeek will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.
Incentive Stock Option
s. The 2021 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. New SeatGeek is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, New SeatGeek will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or New SeatGeek timely satisfies its reporting requirements with respect to that amount.
Restricted Stock Awards
. Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New SeatGeek will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.
Restricted Stock Unit Awards
. Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New SeatGeek will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.
Stock Appreciation Rights
. Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New SeatGeek will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.
Tax Consequences to New SeatGeek
Compensation of Covered Employees
. The ability of New SeatGeek to obtain a deduction for amounts paid under the 2021 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits New SeatGeek’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.
Golden Parachute Payments
. The ability of New SeatGeek (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2021 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.
New Plan Benefits
The awards, if any, that will be made to eligible persons under the 2021 Plan are subject to the discretion of the board of directors and/or compensation committee of New SeatGeek Board. Therefore, RedBall cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided.
Equity Compensation Plan Information
As of [●], 2021, RedBall had no compensation plans (including individual compensation arrangements) under which equity securities of RedBall were authorized for issuance.

Registration with the SEC
If the 2021 Plan is approved by our shareholders and becomes effective, RedBall intends to file a registration statement on Form
S-8
registering the shares reserved for issuance under the 2021 Plan as soon as reasonably practicable after RedBall becomes eligible to use such form.
Interests of RedBall’s Directors and Executive Officers in the Equity Incentive Plan Proposal
When you consider the recommendation of RedBall’s board of directors in favor of approval of the 2021 Plan, you should keep in mind that certain of RedBall’s directors and officers have interests in the 2021 Plan that are different from, in addition to, or in conflict with your interests as a shareholder or warrantholder, including, among other things, the existence of financial and personal interests. See the section titled “
BCA Proposal

—

Interests of RedBall’s Directors and Executive Officers in the Business Combination
” for a further discussion.
Vote Required for Approval
The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued RedBall ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The Equity Incentive Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Approvals is not obtained, the Equity Incentive Plan Proposal will have no effect, even if approved by holders of ordinary shares.
The Closing is conditioned on the approval (or waiver, as applicable) of the BCA, the Charter Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Stock Issuance Proposals at the meeting;
provided
that, if the Equity Incentive Plan Proposal and/or the ESPP Proposal are not approved, then RedBall and SeatGeek may mutually agree to waive the closing condition in the Business Combination Agreement requiring the approval of the Equity Incentive Plan Proposal and/or ESPP Proposal and RedBall may still consummate the Business Combination.
The Sponsor has agreed to vote its shares of RedBall Capital Stock in favor of the Equity Incentive Plan Proposal. See the section titled “
The Business Combination Agreement— Related Agreements — Sponsor Support Agreement.
”
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, the New SeatGeek 2021 Equity Incentive Plan, is hereby approved and will become effective on the consummation of the Business Combination.”
Recommendation of RedBall’s Board
THE REDBALL BOARD UNANIMOUSLY RECOMMENDS THAT THE REDBALL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of RedBall’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RedBall and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RedBall’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “
BCA Proposal—

Interests of RedBall’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

ESPP PROPOSAL
Overview
ESPP Proposal —
to consider and vote upon a proposal to approve by ordinary resolution the New SeatGeek 2021 Employee Stock Purchase Plan, which we refer to herein as the “ESPP.” The RedBall Board approved the ESPP on October 9, 2021, subject to stockholder approval at the special meeting of stockholders. If stockholders approve this proposal, the ESPP will become effective on the consummation of the Business Combination. If the ESPP is not approved by the stockholders, it will not become effective. The ESPP is described in more detail below.
The purpose of the ESPP is to provide a means whereby New SeatGeek can align the long-term financial interests of its employees with the financial interests of its stockholders. In addition, the board of directors believes that the ability to allow its employees to purchase shares of New SeatGeek common stock will help New SeatGeek to attract, retain, and motivate employees and encourage employees to devote their best efforts to the New SeatGeek’s business and financial success. Approval of the ESPP by RedBall stockholders will allow New SeatGeek to provide its employees with the opportunity to acquire an ownership interest in New SeatGeek through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of New SeatGeek’s stockholders.
Description of the ESPP
The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex I. RedBall stockholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.
Purpose
. The purpose of the ESPP is to provide a means by which eligible employees of New SeatGeek and certain designated companies may be given an opportunity to purchase shares of New SeatGeek common stock following the consummation of the Business Combination, to assist New SeatGeek in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for New SeatGeek’s success.
The Plan includes two components: a 423 Component and a
Non-423
Component. New SeatGeek intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by New SeatGeek Board, the
Non-423
Component will operate and be administered in the same manner as the 423 Component.
Share Reserve
. The maximum number of shares of New SeatGeek common stock that may be issued under the ESPP is [●] shares. Additionally, the number of shares of New SeatGeek common stock reserved for issuance under the ESPP will automatically increase on January 1 of each year, beginning on January 1, 2023 and continuing through and including January 1, 2032, by the lesser of (1) 1.0% of the total number of shares of New SeatGeek Capital Stock (as defined in the ESPP) outstanding on a fully diluted basis on December 31 of the preceding calendar year, (2) [●] shares of New SeatGeek common stock, or (3) such lesser number of shares of New SeatGeek common stock as determined by the New SeatGeek Board. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP. As of [●], 2021, the record date, the closing price of RedBall common stock as reported on NYSE was $[●] per share.
Administration
. New SeatGeek Board, or a duly authorized committee thereof, will administer the ESPP.

Limitations
. New SeatGeek employees and the employees of any of its designated affiliates, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with New SeatGeek or one of its affiliates for more than 20 hours per week and more than five months per calendar year or (2) continuous employment with New SeatGeek or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, New SeatGeek Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the shareholders, all the [●] employees of New SeatGeek and its related corporations (as of [●]) will be eligible to participate in the ESPP following the consummation of the Business Combination. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of New SeatGeek stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of New SeatGeek stock for each calendar year that the rights remain outstanding.
The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of New SeatGeek common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of New SeatGeek common stock on any purchase date during the offering period is less than or equal to the fair market value of a share of New SeatGeek common stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.
A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.
Payroll Deductions
. The ESPP permits participants to purchase shares of New SeatGeek common stock through payroll deductions of up to 15% of their earnings. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lesser of the fair market value of New SeatGeek common stock on the first day of an offering or on the applicable date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon a participant’s termination of employment with New SeatGeek and its related corporations.
Withdrawal
. Participants may withdraw from an offering by delivering a withdrawal form to New SeatGeek and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the administrator. Upon such withdrawal, New SeatGeek will distribute to the employee such employee’s accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.
Termination of Employment
. A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by New SeatGeek or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, New SeatGeek will distribute to the participant such participant’s accumulated but unused contributions, without interest.
Corporate Transactions
. In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.
Amendment and Termination
. New SeatGeek Board has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of New SeatGeek Stockholders. Any benefits privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by New SeatGeek Board in accordance with the terms of the ESPP.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and New SeatGeek with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of New SeatGeek common stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Non-423
Component
A participant will be taxed on amounts withheld for the purchase of shares of New SeatGeek common stock as if such amounts were actually received. Under the
Non-423
Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by New SeatGeek or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.
There are no U.S. federal income tax consequences to New SeatGeek by reason of the grant or exercise of rights under the ESPP. New SeatGeek is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).
New Plan Benefits
Participation in the ESPP is voluntary and each eligible employee will make such employee’s own decision regarding whether and to what extent to participate in the ESPP. Therefore, RedBall cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.
Interests of RedBall Directors and Officers in the Employee Stock Purchase Plan Proposal
When you consider the recommendation of RedBall’s board of directors in favor of approval of the ESPP, you should keep in mind that certain of RedBall’s directors and officers have interests in the ESPP that are different from, in addition to, or in conflict with your interests as a shareholder or warrantholder, including, among other things, the existence of financial and personal interests. See the section titled “
BCA Proposal

—

Interests of RedBall’s Directors and Executive Officers in the Business Combination
” for a further discussion.
Vote Required for Approval
The approval of the ESPP Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued RedBall ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The ESPP Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Approvals is not obtained, the ESPP Proposal will have no effect, even if approved by holders of ordinary shares.
The Closing is conditioned on the approval (or waiver, as applicable) of the BCA Proposal, the Charter Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals at the meeting; provided that, if the Equity Incentive Plan Proposal and/or the ESPP Proposal are not approved, then RedBall and SeatGeek may mutually agree to waive the closing condition in the Business Combination Agreement requiring the approval of the Equity Incentive Plan Proposal and/or ESPP Proposal and RedBall may still consummate the Business Combination.
The Sponsor has agreed to vote its shares of RedBall Capital Stock in favor of the ESPP Proposal. For further information the section titled, “
Extraordinary General Meeting of RedBall — BCA Proposal — Related Agreements — Sponsor Support Agreement
.”
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, the New SeatGeek 2021 Employee Stock Purchase Plan, is hereby approved and will become effective on the consummation of the Business Combination.”
Recommendation of RedBall’s Board
THE REDBALL BOARD UNANIMOUSLY RECOMMENDS THAT THE REDBALL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.
The existence of financial and personal interests of one or more of RedBall’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RedBall and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RedBall’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “
BCA Proposal—

Interests of RedBall’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL
The Adjournment Proposal allows the RedBall Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor and New SeatGeek and their respective stockholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. For further information see the section titled “
Extraordinary General Meeting of RedBall –– BCA Proposal

—

Interests of RedBall’s Directors and Executive Officers in the Business Combination
.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by RedBall’s shareholders, the RedBall Board may not be able to adjourn the extraordinary general meeting to a later date if necessary, to permit further solicitation and vote of proxies if it is determined by RedBall that more time is necessary or appropriate to approve one or more of the Proposals at the extraordinary general meeting. It is important for you to note that in the event that the BCA Proposal, the Domestication Proposal, the Charter Proposal, the Director Election Proposal, the Stock Issuance Proposal and the Equity Incentive Plan Proposal and the ESPP Proposal do not receive the requisite vote for approval, then we may not be able to complete the Business Combination. If we do not complete the Business Combination and fail to complete an initial business combination by August 17, 2022, unless RedBall submits and its shareholders approve an extension of such date, we will be required to dissolve and liquidate the trust account by returning the then remaining funds in such account to the public shareholders.
Vote Required for Approval
The Adjournment Proposal, if presented, will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares that are present and vote on such proposal at the extraordinary general meeting.
The Adjournment Proposal is not conditioned upon any other proposal.
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED,
as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”
Recommendation of the RedBall Board
THE REDBALL BOARD UNANIMOUSLY RECOMMENDS THAT REDBALL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of RedBall’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RedBall and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RedBall’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. For further information see the section titled, “
Extraordinary General Meeting of RedBall –– BCA Proposal

—

Interests of RedBall’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of material U.S. federal income tax considerations generally applicable to holders of RedBall Class A ordinary shares or RedBall public warrants (other than our Sponsor or any of its affiliates) as a consequence of the (i) Domestication, (ii) exercise of redemption rights, and (iii) ownership and disposition of shares of New SeatGeek common stock and New SeatGeek warrants after the Domestication. This section applies only to holders that hold their RedBall Class A ordinary shares or RedBall public warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or status including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	S corporations;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•
persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares, except as specifically discussed under the “
Effects of Section
 367(b) on U.S. Holders
”;

•	persons that acquired our securities pursuant to an exercise of employee share options in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations;

•	persons who purchase stock in RedBall as part of the PIPE Financing;

•	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code; or

•	passive foreign investment companies.
This discussion is based on current U.S. federal income tax law, which is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address the alternative minimum tax or any aspect of U.S. federal non-income
tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or
non-U.S.
tax laws. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in SeatGeek prior to the Business Combination, including holders of RedBall Class A ordinary shares or RedBall public warrants that also hold, directly or indirectly, equity interests in SeatGeek. We have not sought, and will not seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consideration described herein. The IRS may take positions inconsistent with the discussion herein, and such positions may be sustained by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
This discussion does not consider the U.S. federal income tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of RedBall Class A ordinary shares or RedBall public warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding our RedBall Class A ordinary shares or RedBall public warrants, we urge you to consult your tax advisor.
THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION AND AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND
NON-U.S.
TAX LAWS AND OWNERSHIP AND DISPOSITION OF NEW SEATGEEK COMMON STOCK AND NEW SEATGEEK WARRANTS.
U.S. Holders
As used herein, a “U.S. Holder” is a beneficial owner of RedBall Class A ordinary shares or RedBall public warrants or, after the Domestication, shares of New SeatGeek common stock or New SeatGeek warrants, as applicable, and is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•
a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication on U.S. Holders
The discussion under this heading “—
Effects of the Domestication on U.S. Holders
” constitutes the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, United States tax counsel to RedBall, insofar as it discusses the material U.S. federal income tax considerations of the Domestication applicable to U.S. Holders of RedBall Class A ordinary shares or RedBall public warrants, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of RedBall.
The U.S. federal income tax consequences of the Domestication will depend upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.
Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, we will change our jurisdiction of incorporation from the Cayman Islands to Delaware, changing our name to “SeatGeek Inc.”.
The Domestication should qualify as an F Reorganization for U.S. federal income tax purposes. However, due to the absence of direct guidance on the statutory conversion of a corporation holding only investment assets such as RedBall, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If the Domestication fails to qualify as an F reorganization, subject to the PFIC rules described in further detail below, a U.S. Holder generally would recognize gain or loss with respect to RedBall Class A ordinary shares and RedBall public warrants in an amount equal to the difference, if any, between the fair market value of the corresponding shares of New SeatGeek common stock and New SeatGeek warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its RedBall Class A ordinary shares and RedBall public warrants surrendered in exchange therefor. In addition, if the Domestication fails to qualify as an F Reorganization, RedBall may be required to recognize gain on the deemed disposition of its assets, which may have consequences under the PFIC rules. The remainder of this discussion assumes that the Domestication qualifies as an F reorganization.
Except as provided below under “
– Effects of Section
 367(b) on U.S. Holders
” and “
– PFIC Considerations
”:

•
the Domestication should be treated for U.S. federal income tax purposes as if RedBall (the Cayman exempted company) transferred all of its assets and liabilities to New SeatGeek (a newly formed Delaware corporation) in exchange for all of the outstanding common stock and warrants of the Delaware corporation. and then distributed the common stock and warrants of the Delaware corporation to the shareholders and warrant holders of the Cayman exempted company in liquidation of the Cayman exempted company;

•	the taxable year of RedBall should be deemed to end on the date of the Domestication;

•	U.S. Holders generally should not recognize taxable gain or loss as a result the Domestication for U.S. federal income tax purposes;

•
the tax basis of a share of New SeatGeek common stock or a New SeatGeek warrant received by a U.S. Holder in the Domestication should equal the U.S. Holder’s tax basis in the RedBall Class A ordinary share or RedBall public warrant, as the case may be, surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367(b) of the Code (as discussed below); and

•
the holding period for a share of New SeatGeek common stock or a New SeatGeek warrant received by a U.S. Holder will include such holder’s holding period for the RedBall Class A ordinary share or RedBall public warrant surrendered in exchange therefor.

Basis and Holding Period Considerations
Assuming the Domestication qualifies as an F Reorganization: (i) the tax basis of a share of New SeatGeek common stock or warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the RedBall Class A ordinary share or warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of New SeatGeek common stock or warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the RedBall Class A ordinary share or warrant surrendered in exchange therefor.
Effects of Section 367(b) on U.S. Holders
Section 367(b) of the Code applies to certain transactions involving foreign corporations, including the domestication of a foreign corporation in an F Reorganization. Subject to the discussion below under the section entitled “
– PFIC Considerations
,” Section 367(b) of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax deferred. Section 367(b) of the Code will generally apply to U.S. Holders of RedBall Class A ordinary shares at the time of the Domestication. Because the

Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their RedBall Class A ordinary shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.
U.S. Holders That Hold 10 Percent or More of RedBall
Under Section 367(b) of the Code, a U.S. Holder that on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock (a “Ten Percent U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the RedBall Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367(b) of the Code, and must file a notice relating to the Domestication and such income inclusion with its U.S. federal income tax return. Complex attribution rules apply in determining whether a U.S. Holder is a Ten Percent U.S. Shareholder, including that a U.S. Holder’s ownership of RedBall warrants will be taken into account in determining whether such U.S. Holder is a Ten Percent U.S. Shareholder. All U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A Ten Percent U.S. Shareholder’s “all earnings and profits amount” with respect to its RedBall Class A ordinary shares is the net positive earnings and profits of RedBall (as determined under Treasury Regulations under Section 367 of the Code) attributable to such RedBall Class A ordinary shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such RedBall Class A ordinary shares. Treasury Regulations under Section 367 provide that all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code and the Treasury Regulations thereunder. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
RedBall does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication. If RedBall’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its RedBall Class A ordinary shares. If RedBall’s cumulative net earnings and profits are greater than zero through the date of the Domestication, a Ten Percent U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication.
U.S Holders That Own RedBall Class A Ordinary Shares Representing Less Than 10 Percent of RedBall But with a Fair Market Value of at Least $50,000
A U.S. Holder that, on the date of the Domestication, beneficially owns (actually and constructively) RedBall Class A ordinary shares with a fair market value of $50,000 or more, but is not a Ten Percent U.S. Shareholder, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to U.S. Holder as described below.
Unless a U.S. Holder makes the “all earnings and profits” election as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to shares of New SeatGeek common stock received in the Domestication in an amount equal to the excess of the fair market value of such shares of New SeatGeek common stock over the U.S. Holder’s adjusted tax basis in the RedBall Class A ordinary shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its RedBall Class A ordinary shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange;

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)
a statement that the U.S. Holder is making the election including (A) a copy of the information that the U.S. Holder received from New SeatGeek establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s RedBall Class A ordinary shares and (B) a representation that the U.S. Holder has notified New SeatGeek that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.
In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election New SeatGeek no later than the date such tax return is filed.
RedBall does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that RedBall had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its RedBall Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend as a result of the Domestication. In connection with this election, we intend to provide each U.S. Holder eligible to make such an election with information regarding RedBall’s earnings and profits upon written request.
EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.
U.S. Holders that Own RedBall Class A Ordinary Shares with a Fair Market Value of Less Than $50,000
A U.S. Holder that, on the date of the Domestication, beneficially owns (actually and constructively) RedBall Class A ordinary shares with a fair market value less than $50,000 and is not a Ten Percent U.S. Shareholder generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.
Tax Consequences for U.S. Holders of RedBall Public Warrants
Subject to the considerations described above relating to a U.S. Holder’s ownership of RedBall warrants being taken into account in determining whether such U.S. Holder is a Ten Percent U.S. Shareholder for purposes of Section 367(b) of the Code, below relating to potential taxation under the PFIC regime, a U.S. Holder of RedBall existing public warrants should not recognize gain or loss with respect to the exchange of RedBall existing public warrants for newly issued New SeatGeek warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
PFIC Considerations
In addition to the discussion under “—
Effects of Section
 367(b) on U.S. Holders
,” the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.
Definition of a PFIC
A foreign (i.e.,
non-U.S.)
corporation will be classified as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, which may apply to RedBall prior to the Domestication, interest income earned by RedBall would be considered passive income and cash held by RedBall would be considered a passive asset.
PFIC Status of RedBall
Because RedBall is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, RedBall believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2020 and will likely be considered a PFIC for its current taxable year (which, if the Domestication occurs in 2021, will end as a result of the Domestication and otherwise will end December 31, 2021) and, if the Domestication occurs in 2022, the taxable year that begins January 1, 2022 and ends as a result of the Domestication.
Effects of PFIC Rules on the Domestication
As discussed above, RedBall believes that it is likely classified as a PFIC for U.S. federal income tax purposes.
Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC (including for this purpose exchanging RedBall public warrants for New SeatGeek warrants in the Domestication) must recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of RedBall Class A ordinary shares upon the Domestication if (i) RedBall were classified as a PFIC at any time during such U.S. Holder’s holding period for such RedBall Class A ordinary shares and (ii) the U.S. Holder had not timely made a (a) QEF Election (as defined and described below) for the first taxable year in which the U.S. Holder owned such RedBall Class A ordinary shares or in which RedBall was a PFIC, or made a QEF Election with a purging election or
(b) mark-to-market
election (as described below). It is not entirely clear how various aspects of the PFIC rules apply to the RedBall public warrants. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the holder of an option is not entitled to make a QEF Election or mark-to-market
election with respect to that option. It is possible that the proposed Treasury Regulations under Section 1291(f) of the Code (if finalized in their current form) may apply to cause gain recognition under the PFIC rules on the exchange of RedBall public warrants for New SeatGeek warrants pursuant to the Domestication. The tax on any gain recognized under Section 1291(f) with respect to a U.S. Holder’s RedBall Class A ordinary shares or RedBall public warrants would be imposed based on a complex set of computational rules.
Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s RedBall Class A ordinary shares or RedBall public warrants;

•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which RedBall was a PFIC, will be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under the “
—Effects of Section
 367(b) on U.S. Holders
,” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, if RedBall is a PFIC, U.S. Holders of RedBall Class A ordinary shares that have not made a timely QEF Election (or a QEF election along with a purging election) or mark-to-market
election and U.S. Holders of RedBall public warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their RedBall Class A ordinary shares or RedBall public warrants have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its RedBall Class A ordinary shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of RedBall, whether or not such amounts are actually distributed to such shareholders in any taxable year.
Any gain recognized by a U.S. Holder of RedBall Class A ordinary shares or warrants as a result of the Domestication pursuant to the PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.
QEF Election and
Mark-to-Market
Election
The impact of the PFIC rules on a U.S. Holder of RedBall Class A ordinary shares would depend on whether the U.S. Holder makes a timely and effective election to treat RedBall as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of RedBall Class A ordinary shares during which RedBall qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s RedBall Class A ordinary shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any purging election, the U.S. Holder would have a new tax basis and holding period in its RedBall Class A ordinary shares. A QEF Election is made on a shareholder-by-shareholder
basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. If applicable, U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election (or a QEF Election along with a purging election) with respect to RedBall is contingent upon, among other things, the provision by RedBall of a “PFIC Annual Information Statement” to such U.S. Holder. Upon written request, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that we would timely provide such required information. A U.S. Holder that makes a QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder that does not make a QEF Election may be referred to as a
“Non-Electing
Shareholder.” As indicated above, a QEF Election is not available with respect to RedBall public warrants. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to its RedBall Class A ordinary shares. As a result, such an Electing Shareholder should not recognize gain or loss with respect to its RedBall Class A ordinary shares as a result of the Domestication except to the extent described under “—
Effects of Section
 367(b) on U.S. Holders
.”
The impact of the PFIC rules on a U.S. Holder of RedBall Class A ordinary shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a
“mark-to-market
election”). No assurance can be given that the RedBall Class A ordinary shares are considered to be regularly traded for purposes of the mark-to-market
election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market
election is made by a
Non-Electing
Shareholder after the beginning of its holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to RedBall Class A ordinary shares. A mark-to-market
election is not available with respect to RedBall public warrants.
THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION AND WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A
MARK-TO-MARKET
ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.
Effects to U.S. Holders of Exercising Redemption Rights
Subject to the PFIC rules under “—
PFIC Considerations
” above, the U.S. federal income tax consequences to a U.S. Holder of RedBall Class A ordinary shares (which will be exchanged for shares of New SeatGeek common stock in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its shares of New SeatGeek common stock will depend on whether the redemption qualifies as a sale of the redeemed shares of New SeatGeek common stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s redeemed shares of New SeatGeek common stock, such U.S. Holder will generally be treated in the same manner as described under “—
Sale, Exchange or Other Disposition of Shares of New SeatGeek Common Stock and New SeatGeek Warrants
” below.
The redemption of shares of New SeatGeek common stock generally will qualify as a sale of the redeemed shares of New SeatGeek common stock if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in New SeatGeek or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.
For purposes of such tests, a U.S. Holder takes into account not only shares of New SeatGeek common stock actually owned by such U.S. Holder, but also shares of New SeatGeek common stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to shares of New SeatGeek common stock owned directly, shares of New SeatGeek common stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares of New SeatGeek common stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include shares of New SeatGeek common stock which could be acquired pursuant to the exercise of the New SeatGeek warrants.
The redemption of shares of New SeatGeek common stock generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of New SeatGeek’s outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of New SeatGeek’s outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption, and such U.S. Holder immediately after the redemption actually and constructively owned less than 50 percent of the total combined voting power of New SeatGeek. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the shares of New SeatGeek common stock actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the shares of New SeatGeek common stock actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares of New SeatGeek common stock owned by certain family members and such U.S. Holder does not constructively own any other shares of New SeatGeek common stock. The redemption of shares of New SeatGeek common stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in New SeatGeek. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to the shares of New SeatGeek common stock, the U.S. federal income tax consequences of which are described above under “
— Distributions on Shares of New SeatGeek Common Stock
” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New SeatGeek common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its New SeatGeek warrants or possibly in other shares constructively owned by it.
Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication (discussed further above).

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR SHARES OF NEW SEATGEEK COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
Distributions on Shares of New SeatGeek Common Stock
A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to shares of New SeatGeek common stock, to the extent the distribution is paid out of New SeatGeek’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New SeatGeek common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of New SeatGeek common stock and will be treated as described under “
—Sale, Exchange or Other Disposition of Shares of New SeatGeek Common Stock and New SeatGeek Warrants
” below.
Dividends that New SeatGeek pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that New SeatGeek pays to a non-corporate
U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the shares of New SeatGeek common stock may have suspended the running of the applicable holding period for these purposes.
Sale, Exchange or Other Disposition of Shares of New SeatGeek Common Stock and New SeatGeek Warrants
Upon a sale or other taxable disposition of shares of New SeatGeek common stock or New SeatGeek warrants which, in general, would include a redemption of shares of New SeatGeek common stock or New SeatGeek warrants that is treated as a sale of such securities as described above and below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of New SeatGeek common stock or New SeatGeek warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights described herein with respect to the shares of New SeatGeek common stock may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate
U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of New SeatGeek common stock or New SeatGeek warrants so disposed of. For further information see the section titled, “
— Effects of the Domestication on U.S. Holders
” above for discussion of a U.S. Holder’s adjusted tax basis in its shares of New SeatGeek common stock and/or New SeatGeek warrants following the Domestication. For further information see the section titled, “
— Exercise, Lapse or Redemption of New SeatGeek Warrants
” below for a discussion regarding a U.S. Holder’s tax basis in New SeatGeek common stock acquired pursuant to the exercise of a New SeatGeek warrant.
Exercise, Lapse or Redemption of New SeatGeek Warrants
A U.S. Holder generally will not recognize taxable gain or loss as a result of the acquisition of shares of New SeatGeek common stock upon exercise of a New SeatGeek warrant for cash. The U.S. Holder’s tax basis in the share of New SeatGeek common stock received upon exercise of the New SeatGeek warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the New SeatGeek warrant, and the exercise price of such New SeatGeek warrant. It is unclear whether a U.S. Holder’s holding period for the shares of New

SeatGeek common stock received upon exercise of the New SeatGeek warrant will commence on the date of exercise of the New SeatGeek warrant or the day following the date of exercise of the New SeatGeek warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New SeatGeek warrant. If a New SeatGeek warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the New SeatGeek warrant. For further information see the section titled, “
— Effects of the Domestication on U.S. Holders
” above for a discussion of a U.S. Holder’s adjusted tax basis in its New SeatGeek warrants following the Domestication.
The tax consequences of a cashless exercise of a New SeatGeek warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the shares of New SeatGeek common stock received generally should equal the U.S. Holder’s tax basis in New SeatGeek warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the shares of New SeatGeek common stock would be treated as commencing on the date of exercise of the New SeatGeek warrant or the day following the date of exercise of the New SeatGeek warrant. If the cashless exercise were treated as a recapitalization, the holding period of the shares of New SeatGeek common stock received would include the holding period of the New SeatGeek warrants.
It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of New SeatGeek warrants having a value equal to the exercise price for the total number of New SeatGeek warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the New SeatGeek warrants deemed surrendered and the U.S. Holder’s tax basis in the New SeatGeek warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the shares of New SeatGeek common stock received would equal the sum of the U.S. Holder’s tax basis in the New SeatGeek warrants exercised, and the exercise price of such New SeatGeek warrants. It is unclear whether a U.S. Holder’s holding period for the shares of New SeatGeek common stock would commence on the date of exercise of the New SeatGeek warrant or the day following the date of exercise of the New SeatGeek warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New SeatGeek warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the SeatGeek public shares received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
If New SeatGeek redeems New SeatGeek warrants for cash or if New SeatGeek purchases New SeatGeek warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “—
Sale, Exchange or Other Disposition of Shares of New SeatGeek Common Stock and New SeatGeek Warrants
.”
Possible Constructive Distributions
The terms of each New SeatGeek warrant provide for an adjustment to the exercise price of the New SeatGeek warrant or an increase in the shares of New SeatGeek common stock issuable on exercise in certain circumstances discussed in “
Description of RedBall’s and New SeatGeek’s Securities — Description of New SeatGeek Capital Stock after the Business Combination — New SeatGeek Warrants.
” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the New SeatGeek warrants would, however, be treated as receiving a constructive distribution from New SeatGeek if, for example, the adjustment increases the U.S. Holder’s proportionate interest in New SeatGeek’s assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of shares of New SeatGeek common stock that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. Holders of shares of New SeatGeek common stock which is taxable to them as described under “
— Distributions on Shares of New SeatGeek Common Stock
” above. For example, U.S. Holders of New SeatGeek warrants would generally be treated as receiving a constructive distribution from New SeatGeek where the exercise price of the New SeatGeek warrants is reduced in connection with the payment of certain dividends as described in “
Description of RedBall’s and New SeatGeek’s Securities —
Description of New SeatGeek Capital Stock after the Business Combination — New SeatGeek Warrants.
” Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holder of the New SeatGeek warrant received a cash distribution from New SeatGeek equal to the fair market value of such increased interest, and the U.S. Holder’s tax basis in the warrant should increase by such amount. The rules governing constructive distributions as a result of certain adjustments with respect to a New SeatGeek warrant are complex, and U.S. Holders are urged to consult their tax advisors concerning the tax consequences of any such constructive distribution with respect to a New SeatGeek warrant.
NON-U.S.
HOLDERS
As used herein, a
“non-U.S.
Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of RedBall Class A ordinary shares or RedBall public warrants or New SeatGeek common stock or New SeatGeek warrants, as applicable, that is not a U.S. Holder.
The following describes U.S. federal income tax considerations relating to (i) the Domestication, (ii) exercise of redemption rights and (iii) ownership and disposition of shares of New SeatGeek common stock and New SeatGeek warrants by a
non-U.S.
Holder after the Domestication.
Effects of the Domestication to
Non-U.S.
Holders
RedBall does not expect the Domestication to result in any U.S. federal income tax consequences to
non-U.S.
Holders of RedBall existing public shares or RedBall existing public warrants.
Effects to
Non-U.S.
Holders of Exercising Redemption Rights
Because the Domestication will occur prior to the redemption of
non-U.S.
Holders that exercise redemption rights with respect to our RedBall Class A ordinary shares, the U.S. federal income tax consequences to a
non-U.S.
Holder of shares of New SeatGeek common stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its shares of New SeatGeek common stock will depend on whether the redemption qualifies as a sale of the shares of New SeatGeek common stock redeemed, as described above under “
— U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights
.” If such a redemption qualifies as a sale of shares of New SeatGeek common stock, the U.S. federal income tax consequences to the
non-U.S.
Holder will be as described below under “
— Sale, Exchange or Other Disposition of Shares of New SeatGeek Common Stock and New SeatGeek Warrants
.” If such a redemption does not qualify as a sale of shares of New SeatGeek common stock, the
non-U.S.
Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described below under “
— Distributions on Shares of New SeatGeek Common Stock
.”
Distributions on Shares of New SeatGeek Common Stock
In general, any distributions made to a
non-U.S.
Holder with respect to shares of New SeatGeek common stock, to the extent paid out of New SeatGeek’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such
non-U.S.
Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such
non-U.S.
Holder), will be subject to withholding tax from the

gross amount of the dividend at a rate of 30%, unless such
non-U.S.
Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form
W-8BEN
or
W-8BEN-E,
as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the
non-U.S.
Holder’s adjusted tax basis in its shares of New SeatGeek common stock and then, to the extent such distribution exceeds the
non-U.S.
Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such shares of New SeatGeek common stock, which will be treated as described under “—
Sale, Exchange or Other Disposition of Shares of New SeatGeek Common Stock and New SeatGeek Warrants
.”
Dividends paid by New SeatGeek to a
non-U.S.
Holder that are effectively connected with such
non-U.S.
Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by the
non-U.S.
Holder) will generally not be subject to U.S. withholding tax, provided such
non-U.S.
Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form
W-8ECI).
Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the
non-U.S.
Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Sale, Exchange or Other Disposition of Shares of New SeatGeek Common Stock and New SeatGeek Warrants
A
non-U.S.
Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of shares of New SeatGeek common stock or New SeatGeek warrants unless:

(i)
such
non-U.S.
Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition (subject to certain exceptions as a result of the COVID pandemic) and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)
the gain is effectively connected with a trade or business of such
non-U.S.
Holder in the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such
non-U.S.
Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the
non-U.S.
Holder is a corporation, an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) may also apply; or

(iii)
New SeatGeek is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such
non-U.S.
Holder’s holding period and either (A) the shares of New SeatGeek common stock have ceased to be regularly traded on an established securities market or (B) such
non-U.S.
Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such
non-U.S.
Holder’s holding period, more than 5% of outstanding shares of New SeatGeek common stock.

If paragraph (iii) above applies to a
non-U.S.
Holder, gain recognized by such
non-U.S.
Holder on the sale, exchange or other disposition of shares of New SeatGeek common stock or New SeatGeek warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such shares of New SeatGeek common stock or New SeatGeek warrants from a
non-U.S.
Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New SeatGeek will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect New SeatGeek to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether New SeatGeek will be a U.S. real property holding corporation with respect to a
non-U.S.
Holder following the Business Combination or at any future time.
Exercise, Lapse or Redemption of New SeatGeek Warrants
The U.S. federal income tax treatment of a
non-U.S.
Holder’s exercise of a New SeatGeek warrant, or the lapse of a New SeatGeek warrant held by a
non-U.S.
Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under “
— U.S. Holders — Exercise, Lapse or Redemption of New SeatGeek Warrants,
” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “
— Sale, Exchange or Other Disposition of Shares of New SeatGeek Common Stock and New SeatGeek Warrants
.” If New SeatGeek redeems New SeatGeek warrants for cash or if it purchases New SeatGeek warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition to the
non-U.S.
Holder, the consequences of which would be similar to those described above under “
— Sale, Exchange or Other Disposition of Shares of New SeatGeek Common Stock and New SeatGeek Warrants
.”
Possible Constructive Distributions.
The terms of each New SeatGeek warrant provide for an adjustment to the exercise price of the New SeatGeek warrant or an increase in the shares of New SeatGeek common stock issuable on exercise in certain circumstances discussed in “
Description of RedBall’s and New SeatGeek’s Securities —
Description of New SeatGeek Capital Stock after the Business Combination — New SeatGeek Warrants.
” As described above under “
— U.S. Holders — Possible Constructive Distributions
,” certain adjustments with respect to the New SeatGeek warrants can give rise to a constructive distribution. Any constructive distribution received by a
non-U.S.
Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such
non-U.S.
holder received a cash distribution from New SeatGeek equal to the fair market value of such increased interest, and the
non-U.S.
Holder’s tax basis in the warrant should increase by such amount. If withholding applies to any constructive distribution received by a
non-U.S.
Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the
non-U.S.
Holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to a New SeatGeek warrant are complex, and
non-U.S.
Holders are urged to consult their tax advisors concerning the tax consequences of any such constructive distribution with respect to a New SeatGeek warrant.
Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of shares of New SeatGeek common stock. A
non-U.S.
Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a
non-U.S.
Holder generally will be allowed as a credit against such
non-U.S.
Holder’s U.S. federal income tax liability and may entitle such
non-U.S.
Holder to a refund, provided that the required information is furnished by such
non-U.S.
Holder to the IRS in a timely manner.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including RedBall Class A ordinary shares or RedBall public warrants and shares of New SeatGeek common stock or New SeatGeek warrants) which are held by or through certain foreign financial institutions

(including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain
non-U.S.
entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which RedBall Class A ordinary shares or RedBall public warrants and shares of New SeatGeek common stock or New SeatGeek warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, RedBall existing public shares or RedBall existing public warrants and shares of New SeatGeek common stock or New SeatGeek warrants held by an investor that is a non-financial
non-U.S.
entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our securities. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including shares of New SeatGeek common stock or New SeatGeek warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in shares of New SeatGeek common stock or New SeatGeek warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, all references in this section to “New SeatGeek” refer to RedBall and its wholly owned subsidiaries after giving effect to the Domestication and the consummation of the Business Combination.
Introduction
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus/information statement. Unless the context otherwise requires, all references in this section to “SeatGeek, Inc.” refer to SeatGeek and its wholly-owned subsidiaries after giving effect to the Business Combination.
The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination and the PIPE Investment.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives pro forma effect to the Business Combination and the PIPE Investment as if they had been consummated as of that date. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 give pro forma effect to the Business Combination and the PIPE Investment as if they had occurred as of January 1, 2020 and December 31, 2020, respectively. This information should be read together with SeatGeek’s and RedBall’s respective audited and unaudited financial statements and related notes, “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of RedBall,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SeatGeek
” and other financial information included elsewhere in this proxy statement.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 has been prepared using the following:

•	SeatGeek’s unaudited historical condensed consolidated balance sheet as of June 30, 2021, as included elsewhere in this proxy statement; and

•	RedBall’s unaudited historical condensed balance sheet as of June 30, 2021, as included elsewhere in this proxy statement.
The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 has been prepared using the following:

•	SeatGeek’s unaudited historical condensed consolidated statement of operations for the six months ended June 30, 2021, as included elsewhere in this proxy statement; and

•	RedBall’s unaudited historical statement of operations for the six months ended June 30, 2021, as included elsewhere in this proxy statement.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using the following:

•	SeatGeek’s audited historical consolidated statement of operations for the year ended December 31, 2020, as included elsewhere in this proxy; and

•	RedBall’s audited historical statement of operations for the period from June 10, 2020 (inception) through December 31, 2020, as included elsewhere in this proxy statement.

Description of the Transactions
On October 13, 2021, RedBall entered into the Business Combination Agreement with SeatGeek, Merger Sub One and Merger Sub Two. Pursuant to the Business Combination Agreement, one business day following the Domestication, SeatGeek will merge into Merger Sub One, with SeatGeek as the surviving company and wholly-owned subsidiary of RedBall, and SeatGeek will merge into Merger Sub 2, with Merger Sub 2 as the surviving entity and wholly owned subsidiary of RedBall and SeatGeek no longer in existence. In addition, in connection with the domestication of RedBall into a Delaware corporation, RedBall will be renamed “SeatGeek, Inc.” Immediately prior to the domestication, SeatGeek will change its name to SeatGeek Operations LLC.
For further information about the Business Combination see the section titled “
Extraordinary General Meeting of RedBall –– BCA Proposal
” Copies of the Business Combination Agreement, are attached to the accompanying proxy statement as
 Annex
 A
.
Accounting for the Business Combination
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, RedBall, the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and SeatGeek will be treated as the accounting acquirer. This determination was primarily based on SeatGeek’s expectation of having a majority of the voting power of the post-combination company, SeatGeek’s senior management comprising substantially all of the senior management of the post-combination company, the relative size of SeatGeek compared to RedBall, and SeatGeek’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which SeatGeek is issuing stock for the net assets of RedBall. The net assets of RedBall will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of SeatGeek.
Basis of Pro Forma Presentation
The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the post-combination company upon consummation of the Business Combination.
The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the post-combination company will experience. SeatGeek and RedBall have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of RedBall’s shares of common stock:

•
Assuming no redemptions for cash:
This presentation assumes that no RedBall shareholders exercise redemption rights with respect to their shares of RedBall Class A ordinary shares upon consummation of the Business Combination; and

•
Assuming maximum redemptions for cash:
This presentation assumes that RedBall shareholders exercise their redemption rights with respect to a maximum of 40,548,056 and 40,555,517 shares of RedBall’s common stock upon consummation of the Business Combination at a redemption price of approximately $10.00 per share as of June 30, 2021 and December 31, 2020, respectively. The maximum redemption amount ensures a minimum cash proceeds of $200.0 million, excluding the proceeds of $100.0 million, consisting of $90.5 million in proceeds from the PIPE Investment and $9.5 million in proceeds from the Designated SG Warrant Investment, and after giving effect to payments to redeeming shareholders and the payment of RedBall transaction expenses. In addition, the maximum redemption scenario assumes the issuance of 6,500,000 shares of New SeatGeek common stock issued at $10.00 per share for proceeds of $65.0 million pursuant to the Backstop Subscription.

The foregoing scenarios are for illustrative purposes as RedBall does not have, as of the date of this proxy statement, a meaningful way of providing any certainty regarding the number of redemptions by RedBall’s public shareholders that may actually occur.
The following tables summarize the pro forma ownership of New SeatGeek common stock immediately after the Business Combination (based on SeatGeek and RedBall shares issued and outstanding as of June 30, 2021), under a no redemption and a maximum redemption scenario:

	Assuming No Redemption (1)		Assuming Maximum Redemption (1)(2)
	Shares	%	Shares	%
SeatGeek Stockholders (3)	110,493,081	57.8%	110,493,081	70.2%
Public shareholders	57,500,000	30.0%	16,951,944	10.8%
Sponsor and related parties (4)	13,375,000	7.0%	13,375,000	8.5%
Backstop Subscriber	—	—	6,500,000	4.1%
PIPE Investors and Designated SG Warrant holder (5)	10,000,000	5.2%	10,000,000	6.4%

Pro Forma New SeatGeek common stock	191,368,081	100.0%	157,320,025	100.0%

(1)	Excludes the impact of the exercise of New SeatGeek warrants and New SeatGeek Incentive Warrants.
(2)	Assumes that 40,548,056 public shares are redeemed in connection with a Business Combination based on a redemption price of $10.00.
(3)
Does not include 17,666,919 shares of New SeatGeek common stock reserved for issuance upon exercise of New SeatGeek Assumed Options and New SeekGeek Assumed Warrants (based on SeatGeek Options and SeatGeek Warrants outstanding as of June 30, 2021). Includes 544,338 shares of New SeatGeek common stock subject to forfeiture or repurchase. Excludes SeatGeek Earnout Securities (up to 35,000,000 shares of New SeatGeek common stock).

(4)	Includes Sponsor Earnout Shares (7,187,500 shares of New SeatGeek common stock) that are subject to vesting and forfeiture.
(5)	Assumes the holder of the Designated SG Warrant fully exercises the Designated SG Warrant at Closing.
The SeatGeek Stockholders, as a group, will collectively own more shares of New SeatGeek common stock than any single stockholder following consummation of the Business Combination with no current shareholders of RedBall owning more than 10% of the issued and outstanding capital stock of New SeatGeek. The maximum redemption scenario assumes minimum cash proceeds of $200.0 million, which excludes $100.0 million consisting of proceeds from the PIPE Investment and the sale of the Designated SG Warrant, and after giving effect to payments to redeeming stockholders and the payment of RedBall transaction expenses.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2021
(UNAUDITED)
(in thousands)

	RedBall	SeatGeek	Pro Forma Adjustments (Assuming No Redemptions)	Note	Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)	Note	Pro Forma Combined (Assuming Maximum Redemptions)
Assets
Cash and cash equivalents	$1,271	$136,847	$574,934	A	$673,475	$(406,630)	F	$331,845
			100,000	B		65,000	F
			(20,125)	C		—
			(53,953)	D		—
			(65,499)	K		—
Restricted cash	—	8,222	—		8,222	—		8,222
Trade accounts receivable	—	18,215	—		18,215	—		18,215
Prepaid expenses and other current assets	229	13,995	—		14,224	—		14,224

Total current assets	1,500	177,279	535,357		714,136	(341,630)		372,506

Property and equipment, net	—	14,586	—		14,586	—		14,586
Goodwill	—	28,195	—		28,195	—		28,195
Intangible assets, net	—	5,732	—		5,732	—		5,732
Investments held in Trust Account	575,359	—	(575,359)	A	—	—		—
Other assets and restricted cash	—	12,032	(1,047)	D	10,985	—		10,985

Total assets	$576,859	$237,824	$(41,049)		$773,634	$(341,630)		$432,004

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Trade accounts payable	$930	$6,505	$—		$7,435	$—		$7,435
Client accounts payable	—	11,619	—		11,619	—		11,619
Accrued expenses	451	121,172	—		121,623	—		121,623
Deferred revenues	—	3,234	—		3,234	—		3,234
Other current liabilities	—	1,836	—		1,836	—		1,836
Long-term debt, current portion	—	6,250	(6,250)	K	—	—		—
Due to related parties	425	—	(425)	A	—	—		—

Total current liabilities	1,806	150,616	(6,675)		145,747	—		145,747

Long-term debt	—	59,249	(59,249)	K	—	—		—
Deferred tax liabilities	—	425	—		425	—		425
Other long term liabilities	—	8,541	—		8,541	—		8,541
Derivative warrant liabilities	31,128	—	(20,700)	L	10,428	—		10,428
Deferred underwriting fees	20,125	—	(20,125)	C	—	—		—
Earnout liabilities	—	—	304,008	G	368,397	—		368,397
	—	—	64,389	O	—	—		—

Total liabilities	53,059	218,831	261,648		533,538	—		533,538

	RedBall	SeatGeek	Pro Forma Adjustments (Assuming No Redemptions)	Note	Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)	Note	Pro Forma Combined (Assuming Maximum Redemptions)
Convertible preferred stock, par value $0.001 per share; 135,622,253 shares authorized; 125,009,547 issued and outstanding as of June 30, 2021; none issued and outstanding as of June 30, 2021, pro forma	—	272,252	(272,252)	I	—	—		—
Preference shares, par value $0.0001 per share; 1,000,000 shares authorized; none issued and outstanding as of June 30, 2021	—	—	—		—	—		—
Class A ordinary shares, $0.0001 par value; 51,880,022 shares subject to possible redemption at $10.00 per share as of June 30, 2021; none issued and outstanding as of June 30, 2021, pro forma	518,800	—	(518,800)	E	—	—		—
Stockholders’ Equity (Deficit)
Common stock – par value $0.0001 per share; 190,000,000 shares authorized; 30,729,553 shares issued and outstanding as of June 30, 2021; none issued and outstanding as of June 30, 2021, pro forma	—	18	(18)	M	—	—		—
New SeatGeek common stock, par value $0.0001 per share; none issued and outstanding as of June 30, 2021; [●] shares authorized, 149,588,186 shares issued and outstanding (excluding 34,048,056 shares subject to possible redemption) as of June 30, 2021, pro forma	—	—	1	B	204	(4)	F	201
	—	—	5	E		1	F	—
	—	—	1	H		—		—
	—	—	13	I		—		—
	—	—	2	M		—		—
	—	—	1	N		—		—
	—	—	181	P		—		—

	RedBall	SeatGeek	Pro Forma Adjustments (Assuming No Redemptions)	Note	Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)	Note	Pro Forma Combined (Assuming Maximum Redemptions)
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 5,619,978 shares issued and outstanding (excluding 51,880,022 shares subject to possible redemption) as of June 30, 2021; none issued and outstanding as of June 30, 2021, pro forma	1	—	(1)	H	—	—		—
Class B ordinary shares, $0.0001 par value; 40,000,000 shares authorized; 14,375,000 shares issued and outstanding as of June 30, 2021; none issued and outstanding as of June 30, 2021, pro forma	1	—	(1)	N	—	—		—
			—	G
Additional paid-in capital	—	29,991	99,999	B	534,444	(406,626)	F	192,817
			(55,000)	D		64,999	F
			518,795	E		—
			(304,008)	G		—
			—	H		—
			272,239	I		—
			4,998	J		—
			20,700	L		—
			16	M		—
			—	N		—
			(64,389)	O		—
			11,103	P		—
Accumulated deficit	4,998	(285,573)	(4,998)	J	(296,857)	—		(296,857)
			(11,284)	P		—
Accumulated other comprehensive income	—	2,305	—		2,305	—		2,305

Total stockholders’ equity (deficit)	5,000	(253,259)	488,355		240,096	(341,630)		(101,534)

Total liabilities and stockholders’ equity (deficit)	$576,859	$237,824	$(41,049)		$773,634	$(341,630)		$432,004

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2021
(UNAUDITED)
(in thousands, except per share and per share amounts)

	RedBall	SeatGeek	Pro Forma Adjustments (Assuming No Redemptions)	Note	Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)	Note	Pro Forma Combined (Assuming Maximum Redemptions)
Net revenues	$—	$50,862	$—		$50,862	$—		$50,862
Cost of revenue	—	24,439	—		24,439	—		24,439

Gross profit	—	26,423	—		26,423	—		26,423

Operating expenses:
Selling and marketing	—	29,748	—		29,748	—		29,748
General and administrative	949	13,300	(900)	bb	24,633	—		24,633
			11,284	ee
Administrative expenses – related party	150	—	—		150	—		150
Research and development	—	18,050	—		18,050	—		18,050

Total operating expenses	1,099	61,098	10,384		72,581	—		72,581

Operating (loss) income	(1,099)	(34,675)	(10,384)		(46,158)	—		(46,158)
Other expense	—	340	—		340	—		340
Net interest expense	—	(3,467)	3,467	cc	—	—		—
Change in fair value of derivative liabilities	34,384	—	(22,808)	dd	11,576	—		11,576
Transaction costs - derivative warrant liabilities	—	—	—		—	—		—
Net gain from investments held in trust account	76	—	(76)	aa	—	—		—

Other (expense) income	34,460	(3,127)	(19,417)		11,916	—		11,196

Income (loss) before income taxes	33,361	(37,802)	(29,801)		(34,242)	—		(34,242)
Provision for income taxes	—	(99)	—		(99)	—		(99)

Net income (loss)	$33,361	$(37,901)	$(29,801)		$(34,341)	$—		$(34,341)

Net loss per share attributable to common stockholders, basic and diluted – New SeatGeek					$(0.19)			$(0.23)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted – New SeatGeek				ff	183,636,242		ff	149,588,186
Net loss per share attributable to common stockholders, basic and diluted		$(1.34)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted		28,364,024
Basic and diluted net income per ordinary share, Class A	$—
Basic and diluted weighted average shares outstanding of Class A ordinary shares	57,500,000
Basic and diluted net income per ordinary share, Class B	$2.32
Basic and diluted weighted average shares outstanding of Class B ordinary shares	14,375,000

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
TWELVE MONTHS ENDED DECEMBER 31, 2020
(UNAUDITED)
(in thousands, except per share and per share amounts)

	RedBall	SeatGeek	Pro Forma Adjustments (Assuming No Redemptions)	Note	Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)	Note	Pro Forma Combined (Assuming Maximum Redemptions)
Net revenues	$—	$33,233	$—		$33,233	$—		$33,233
Cost of revenue	—	37,651	—		37,651	—		37,651

Gross profit	—	(4,418)	—		(4,418)	—		(4,418)

Operating expenses:
Selling and marketing	—	41,796	—		41,796	—		41,796
General and administrative	1,218	14,706	11,284	jj	27,208	—		27,208
Administrative expenses – related party	111	—	—		111	—		111
Research and development	—	31,878	—		31,878	—		31,878

Total operating expenses	1,329	88,380	11,284		100,993	—		100,993

Operating loss	(1,329)	(92,798)	(11,284)		(105,411)	—		(105,411)
Nonoperating (expense) income:
Other expense	—	2,042	—		2,042	—		2,042
Net interest expense	—	(5,875)	5,875	hh	—	—		—
Change in fair value of derivative liabilities	(22,412)	—	14,758	ii	(7,654)	—		(7,654)
Transaction costs - derivative warrant liabilities	(1,636)	—	—		(1,636)	—		(1,636)
Net gain from investments held in trust account	283	—	(283)	gg	—	—		—

Other (expense) income	(23,765)	(3,833)	20,350		(7,248)	—		(7,248)

Loss before income taxes	(25,094)	(96,631)	9,066		(112,659)	—		(112,659)
Provision for income taxes	—	(297)	—		(297)	—		(297)

Net loss	$(25,094)	$(96,928)	$9,066		$(112,956)	$—		$(112,956)

Net loss per share attributable to common stockholders, basic and diluted – New SeatGeek, Inc.					$(0.60)			$(0.74)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted – New SeatGeek, Inc.				kk	187,022,690		kk	152,945,946
Net loss per share attributable to common stockholders, basic and diluted		$(3.64)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted		26,634,124
Basic and diluted net income per ordinary share, Class A	$—
Basic and diluted weighted average shares outstanding of Class A ordinary shares	57,500,000
Basic and diluted net income per ordinary share, Class B	$(1.85)
Basic and diluted weighted average shares outstanding of Class B ordinary shares	13,753,049

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Basis of Presentation
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, RedBall will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New SeatGeek will represent a continuation of the financial statements of SeatGeek with the Business Combination treated as the equivalent of SeatGeek issuing stock for the net assets of RedBall, accompanied by a recapitalization. The net assets of RedBall will be stated at historical cost and no goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be presented as those of SeatGeek in future reports of New SeatGeek.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical unaudited condensed balance sheet for RedBall as of June 30, 2021 with the historical unaudited condensed consolidated balance sheet of SeatGeek as of June 30, 2021, giving effect to the transaction as if the Business Combination had been consummated on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the historical unaudited condensed statement of operations of RedBall for the six months ended June 30, 2021 and the historical unaudited condensed consolidated statement of operations of SeatGeek for the six months ended June 30, 2021, giving effect to the transaction as if the Business Combination had been consummated on January 1, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical audited statement of operations of RedBall for the period from June 10, 2020 (inception) through December 31, 2020, as restated, with the historical audited consolidated statement of operations of SeatGeek for the year ended December 31, 2020, giving effect to the transaction as if the Business Combination had been consummated on January 1, 2020.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus/information statement:

•
the (a) historical audited financial statements of RedBall as of December 31, 2020 and for the period from June 10, 2020 (inception) through December 31, 2020, as restated, and (b) historical unaudited condensed financial statements of RedBall as of and for the six months ended June 30, 2021;

•
the (a) historical audited consolidated financial statements of SeatGeek as of and for the year ended December 31, 2020 and (b) historical unaudited condensed consolidated financial statements of SeatGeek as of and for the six months ended June 30, 2021; and

•
other information relating to RedBall and SeatGeek included in this proxy statement/prospectus/information statement, including the Business Combination Agreement and the description of certain terms thereof (see “Proposal”) and the financial and operational condition of RedBall and SeatGeek (see “
The BCA Proposal
,” “
RedBall Management’s Discussion and Analysis of Financial Condition and Results of Operations
,” and “
SeatGeek Management’s Discussion and Analysis of Financial Condition and Results of Operations
”).

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The pro forma adjustments reflecting the consummation of the Business Combination are based on certain current available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the SeatGeek, Inc.. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of RedBall and SeatGeek, which are included elsewhere in this proxy statement/prospectus.
2.
Estimated Consideration Payable
The estimated consideration payable to the SeatGeek equity holders is equal to the Equity Value of $1.2816 billion and settled by issuing shares in New SeatGeek.

3.	Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

(A)
Reflects the reclassification of $575.4 million of cash and marketable securities held in RedBall trust account that becomes available to fund the Business Combination and after repayment of RedBall’s related party loan.

(B)
Reflects the proceeds received from (x) the PIPE Investment with the corresponding issuance of 90,500,000 shares of New SeatGeek common stock at $10.00 per share and 30,166,667 New SeatGeek Incentive Warrants and (y) the sale of the Designated SG Warrant for $9.5 million. The New SeatGeek Incentive Warrants and the Designated SG Warrant issued are determined to be equity classified since they do not require New SeatGeek to repurchase the underlying common stock and do not require us to issue a variable amount of common stock. In addition, these New SeatGeek Incentive Warrants and the Designated SG Warrant are indexed to the New SeatGeek common stock, do not permit net settlement in cash and do not have any unusual antidilution rights.

(C)	Reflects the settlement of $20.1 million of deferred underwriters’ fees incurred during the IPO that are due upon consummation of the Business Combination.

(D)
Reflects the adjustment of $55.0 million to additional
paid-in
capital for transaction costs expected to be incurred in relation to the Business Combination (of which $1.0 million was already incurred by SeatGeek and capitalized as deferred financing costs). The direct, incremental costs of the Business Combination related to the legal, financial advisory, accounting and other professional fees is not shown as an adjustment to the pro forma condensed combined statement of operations since it is a nonrecurring charge resulting directly from the Business Combination.

(E)
In the no redemption scenario, reflects the reclassification of $518.8 million of RedBall Class A ordinary shares (51,880,022 shares at redemption value) subject to possible redemption to permanent equity.

(F)	In the maximum redemption scenario, which assumes the same facts as described in Items A through E above, but also assumes the following:

•
40,548,056 shares are redeemed for cash by the RedBall shareholders, $406.6 million would be paid to redeeming shareholders in cash, representing the maximum redemption amount to ensure a minimum cash proceeds of $200.0 million, excluding the proceeds of $100.0 million, consisting of $90.5 million in proceeds from the PIPE Investment and $9.5 million in proceeds from the sale of the Designated SG Warrant, and after giving effect to payments to redeeming shareholders and the payment of RedBall transaction expenses; and

•	6,500,000 shares of New SeatGeek common stock issued at $10.00 per share for proceeds of $65.0 million pursuant to Backstop Subscription as part of the maximum redemption scenario.

(G)
Reflects the preliminary estimated fair value of the SeatGeek Earnout Securities contingently issuable to the SeatGeek Securityholders as of the consummation of the Business Combination. The preliminary estimated fair values were determined by using a Monte Carlo simulation valuation model using a distribution of potential outcomes over the five-year Earnout Period. The actual fair values could change materially once the final valuation is determined at the consummation of the Business Combination.

(H)	Reflects the conversion of RedBall’s Class A ordinary shares to New SeatGeek common stock.

(I)	Reflects the conversion of SeatGeek preferred stock into New SeatGeek common stock.

(J)	Reflects the reclassification of RedBall’s historical accumulated deficit.

(K)	Reflects the repayment of all outstanding SeatGeek debt which is comprised of the Term Loan and full amount of the PPP Loan.

(L)
Reflects the adjustment for the reclassification of the RedBall public warrants from liability to equity classification upon the consummation of the Business Combination. Subsequent to the Business Combination, the RedBall public warrants are exercisable by paying cash or by cashless exercise for unregistered shares of the New SeatGeek common stock. The exercise price of the RedBall public warrants is subject to standard antidilutive provision adjustments for stock splits, stock combinations or similar events affecting the New SeatGeek common stock. It is determined that these warrants should be classified as equity instruments since they do not require New SeatGeek to repurchase the underlying common stock and do not require us to issue a variable amount of common stock. In addition, these RedBall public warrants are indexed to the New SeatGeek common stock, do not permit net settlement in cash and do not have any unusual antidilution rights.

(M)	Reflects the conversion of SeatGeek common stock into New SeatGeek common stock.

(N)	Reflects contribution for no consideration of 1,000,000 shares of New SeatGeek common stock and the conversion of 180,000 of RedBall Class B ordinary shares to New SeatGeek common stock.

(O)	Reflects the preliminary estimated fair value of the SeatGeek Earnout Securities contingently issuable to RedBall shareholders upon the consummation of the Business Combination.

(P)	Reflects the stock-based compensation expense associated with options that vest on the satisfaction of the closing of the Business Combination.

4.	Notes and Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The Business Combination accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 are as follows:
(aa) Reflects an adjustment to eliminate net gain from investments held in trust account.
(bb) Reflects elimination of transaction costs previously recorded by RedBall of $0.9 million related to the Business Combination.

(cc)	Reflects elimination of interest expense in relation to outstanding SeatGeek debt which is comprised of the Term Loan and full amount of the PPP Loan.
(dd) Reflects the elimination of the change in fair value of derivative warrant liabilities of $22.8 million.
(ee) Reflects the stock-based compensation expense associated with options that vest on the satisfaction of the closing of the Business Combination.

(ff) Represents the net (loss) income per share calculated using the weighted average shares outstanding and the issuance of additional shares of New SeatGeek common stock in connection with the Business Combination, assuming that the shares were outstanding since January 1, 2020. As the Business Combination is reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for net loss per share assumes that the shares issuable related to the Business Combination have been outstanding for the entire period presented. The combined financial information has been prepared assuming both a no redemption and maximum redemption scenario.
The Business Combination accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the period ended December 31, 2020 are as follows:

(gg)	Reflects an adjustment to eliminate net gain from investments held in Trust Account.

(hh)	Reflects elimination of interest expense in relation to outstanding SeatGeek debt which is comprised of the Term Loan and full amount of the PPP Loan.

(ii)	Reflects the elimination of the change in fair value of derivative warrant liabilities of $14.8 million.

(jj)	Reflects the stock-based compensation expense associated with options that vest on the satisfaction of the closing of the Business Combination.

(kk)
Represents the net (loss) income per share calculated using the weighted average shares outstanding and the issuance of additional shares of New SeatGeek common stock in connection with the Business Combination, assuming that the shares were outstanding since January 1, 2020. As the Business Combination is reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for net loss per share assumes that the shares issuable related to the Business Combination have been outstanding for the entire period presented. The combined financial information has been prepared assuming both a no redemption and maximum redemption scenario.

5.	Net Loss Per Share
The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that RedBall’s IPO occurred as of January 1, 2020. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combination for the entire period.
The unaudited pro forma condensed combined financial information has been prepared based on the following information for the year ended December 31, 2020 and for the six months ended June 30, 2021 (in thousands, except share and per share data):

	Six Months Ended June 30, 2021		Year Ended December 31, 2020
	Assuming No Redemption	Assuming Maximum Redemption	Assuming No Redemption	Assuming Maximum Redemption
Pro Forma Basic and Diluted Loss Per Share
Pro forma net loss attributable to common stockholders	$(34,341)	$(34,341)	$(112,956)	$(112,956)
Basic and diluted shares outstanding	183,636,242	149,588,186	187,022,690	152,945,946
Pro forma basic and diluted loss per share	$(0.19)	$(0.23)	$(0.60)	$(0.74)
Pro Forma Shares Outstanding – Basic and Diluted
RedBall merger consideration shares (1)
SeatGeek common stock outstanding	109,948,742	109,948,742	113,522,972	113,522,972
SPAC shareholders	57,500,000	16,951,944	57,312,219	16,756,702
Sponsor and related parties (2)	6,187,500	12,687,500	6,187,500	12,666,273
PIPE Investors (3)	10,000,000	10,000,000	10,000,000	10,000,000

Pro Forma Shares Outstanding – Basic and Diluted	183,636,242	149,588,186	187,022,691	152,945,947

(1)	The pro forma basic and diluted shares are calculated as the number of shares of New SeatGeek common stock (valued at $10.00 per share) having an aggregate value equal to $1.2816 billion.
(2)
The pro forma basic and diluted shares include 14,357,000 founder shares that vested and exclude 1,000,000 Founder Shares that were contributed to New SeatGeek for no consideration upon the consummation of the Business Combination and the 7,187,500 Sponsor Earnout Shares subjected to forfeitures.

(3)
The pro forma basic and diluted shares include the assumed immediate exercise of the Designed SG Warrant issued in connection with the Designated SG Warrant Investment for 950,000 shares of New SeatGeek common stock.

Upon the consummation of the Business Combination, the following outstanding shares were excluded from the computation of pro forma diluted net loss per share for the scenarios presented because including them would have had an anti-dilutive effect:

	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Public Warrants	19,166,667	19,166,667
Private Placement Warrants	9,566,667	9,566,667
SeatGeek common stock subject to forfeiture	419,268	549,685
SeatGeek warrants	2,351,954	1,555,510
SeatGeek common stock subject to repurchase	351,771	—
SeatGeek options outstanding	13,952,828	11,467,457

	45,809,155	42,305,986
Following the consummation of the Business Combination, the SeatGeek Earnout Securities of 42,187,500 are excluded from the pro forma net loss per share anti-dilutive table for all the periods and scenarios presented as such shares are contingently issuable until the triggering events have been achieved.

INFORMATION ABOUT REDBALL
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to RedBall prior to the consummation of the Business Combination.
General
RedBall is a blank check company incorporated on June 10, 2020 as a Cayman Islands exempted company whose objective is to acquire, through a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, one or more businesses or entities.
On June 10, 2020, an aggregate of 14,375,000 founder shares were sold to the Sponsor for an aggregate price of $25,000 (approximately $0.002 per share). In August 2020, the Sponsor transferred 30,000 founder shares (150,000 in the aggregate) to each of RedBall’s independent directors and another 30,000 founder shares to Rice, Hadley, Gates & Manuel LLC (“RHGM”), an advisor to RedBall, pursuant to RHGM’s retainer agreement with RedBall.
RedBall’s sponsor is RedBall SponsorCo LP, a Cayman Islands exempted limited partnership. The registration statement for RedBall’s Initial Public Offering was declared effective on August 12, 2020. On August 17, 2020, RedBall completed its IPO of 57,500,000 Units. Each Unit consists of one Class A ordinary share and one-third
of one warrant, with each warrant entitling the holder thereof to purchase one Class A ordinary share for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to RedBall of $575,000,000. In addition, RedBall completed the sale of the private placement warrants (9,566,667 warrants at a price of $1.50 per warrant) in a private placement to the Sponsor, generating gross proceeds of $14,350,000. A total of $575,000,000 of the net proceeds from the IPO and the private placement warrants were deposited in the trust account established for the benefit of the Public Shareholders and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.
Following the closing of the IPO, an amount equal to $575.0 million ($10.00 per unit) of the net proceeds from the IPO and the sale of the private placement warrants was placed in the trust account. As of June 30, 2021, funds in the trust account totaled $575,358,853 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under
Rule 2a-7
under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of the Business Combination (including the Closing), (ii) the redemption of any RedBall public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents (x) to modify the substance or timing of RedBall’s obligation to allow for redemption in connection with RedBall’s initial business combination or to redeem 100% of the RedBall public shares if it does not complete a business combination by August 17, 2022 or (y) with respect to any other provision relating to shareholders’ rights or pre-initial
business combination activity and (iii) the redemption of all of the RedBall public shares if RedBall is unable to complete a business combination by August 17, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.
RedBall is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”).
Additionally, RedBall is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation
S-K.
Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. RedBall will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates
exceeds $250 million as of the prior June 30th, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates
exceeds $700 million as of the prior June 30th.
Effecting RedBall’s Initial Business Combination
Fair Market Value of Target Business
Pursuant to NYSE listing rules and the Cayman Constitutional Documents, the target business or businesses that RedBall acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the execution of a definitive agreement for RedBall’s initial business combination. The RedBall Board determined that this test was met in connection with the proposed Business Combination.
Shareholder Approval of Business Combination
RedBall is seeking shareholder approval of the Business Combination at the extraordinary general meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the BCA Proposal, into their pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). RedBall will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation and the Condition Precedent Proposals are approved. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without the prior consent of RedBall. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares held by them, then any such shares in excess of that 15% limit would not be redeemed for cash without the prior consent of RedBall.
The Sponsor and each director of RedBall have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them, subject to the terms and conditions contemplated in the Insider Letter Agreement. The 14,195,000 RedBall Class B ordinary shares held by the Sponsor, the 150,000 RedBall Class B ordinary shares held by the RedBall’s independent directors, the 30,000 RedBall Class B ordinary shares held by RHGM and the Class A ordinary shares held by the Sponsor and the independent directors of RedBall will be excluded from the pro rata calculation used to determine the per-share
redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including RedBall’s directors) and RHGM collectively own 20.0% of the issued and outstanding ordinary shares. If RedBall is not able to complete the Business Combination with SeatGeek or another business combination by August 17, 2022, the 14,195,000 RedBall Class B ordinary shares owned by the Sponsor, the 150,000 RedBall Class B ordinary shares directly owned by RedBall’s independent directors, and the 30,000 RedBall Class B ordinary shares held by RHGM, in aggregate, would be worthless because following the redemption of the public shares, RedBall would likely have few, if any, net assets and because the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to the Sponsor if RedBall fails to complete a business combination within the required period.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or RedBall’s securities, the Sponsor, New SeatGeek or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of RedBall’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, New SeatGeek or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (i) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (ii) satisfaction of the requirement that holders of at least two-thirds
of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Charter Proposal, (iii) satisfaction of the requirement that the Available Cash condition is satisfied, (iv) otherwise limiting the number of public shares electing to redeem and (v) New SeatGeek’s net tangible assets (as determined in accordance with Rule 3a5 1(g)(1) of the Exchange Act) being at least $5,000,001.
Liquidation if No Business Combination
If RedBall has not completed the Business Combination with SeatGeek by August 17, 2022 and has not completed another business combination by such date, in each case, as such date may be extended pursuant to RedBall’s Cayman Constitutional Documents, RedBall will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem all of the public shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of RedBall’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Sponsor has entered into a letter agreement with RedBall, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their RedBall Class B ordinary shares if RedBall fails to complete its business combination within the required time period and, therefore, the 14,195,000 RedBall Class B ordinary shares owned by the Sponsor, the 150,000 RedBall Class B ordinary shares directly owned by RedBall’s independent directors, and the 30,000 RedBall Class B ordinary shares held by RHGM, in aggregate, would be worthless because following the redemption of the public shares, RedBall would likely have few, if any, net assets and because the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to the Sponsor if RedBall fails to complete a business combination within the required period. The Sponsor and RedBall’s directors and officers have agreed, pursuant to a written agreement with RedBall, that they will not propose any amendment to the Cayman Constitutional Documents (i) to modify the substance or timing of RedBall’s obligation to allow for redemption in connection with RedBall’s initial business combination or to redeem 100% of its public shares if it does not complete its business combination by August 17, 2022 or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial
business combination activity, unless RedBall provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding public shares. However, RedBall may not redeem its public shares in an amount that would cause our net tangible assets to be less than $5,000,001 following such redemptions.

RedBall expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the trust account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing RedBall’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, RedBall may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
The proceeds deposited in the trust account could, however, become subject to the claims of RedBall’s creditors which would have higher priority than the claims of RedBall’s public shareholders. RedBall cannot assure you that the actual per-share
redemption amount received by public shareholders will not be substantially less than $10.00. For further information see the section titled, “
Risk Factors

—

Risks Related to the Business Combination and RedBall
” and other risk factors contained herein. While RedBall intends to pay such amounts, if any, RedBall cannot assure you that RedBall will have funds sufficient to pay or provide for all creditors’ claims.
Although RedBall will seek to have all vendors, service providers (other than RedBall’s independent auditors), prospective target businesses and other entities with which RedBall does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of RedBall’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against RedBall’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, RedBall’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where RedBall may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where RedBall is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of RedBall’s public shares, if RedBall has not completed RedBall’s initial business combination within the required time period, or upon the exercise of a redemption right in connection with RedBall’s initial business combination, RedBall will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than RedBall’s independent auditors) for services rendered or products sold to us, or a prospective target business with which RedBall has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under RedBall’s indemnity of the underwriters of RedBall’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. RedBall has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and RedBall believes that the Sponsor’s only assets are securities of RedBall and, therefore, the Sponsor may not be able to satisfy those obligations. None of RedBall’s other directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, RedBall’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While RedBall currently expects that RedBall’s independent directors would take legal action on RedBall’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that RedBall’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, RedBall cannot assure you that due to claims of creditors the actual value of the per-share
redemption price will not be substantially less than $10.00 per share. For further information see the section titled, “
Risk Factors

—

Risks Related to the Business Combination and RedBall
” and other risk factors contained herein.
RedBall will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than RedBall’s independent auditors), prospective target businesses and other entities with which RedBall does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under RedBall’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.
If RedBall files a
winding-up
or bankruptcy petition or an involuntary
winding-up
or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in RedBall’s insolvency estate and subject to the claims of third parties with priority over the claims of RedBall’s shareholders. To the extent any insolvency claims deplete the trust account, RedBall cannot assure you RedBall will be able to return $10.00 per share to RedBall’s public shareholders. Additionally, if RedBall files a winding-up
or bankruptcy petition or an involuntary
winding-up
or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by RedBall’s shareholders. Furthermore, RedBall’s Board may be viewed as having breached its fiduciary duty to RedBall’s creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. RedBall cannot assure you that claims will not be brought against us for these reasons. For further information see the section titled, “
Risk Factors

—

Risks Related to the Business Combination and RedBall
”.
RedBall’s public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (i) RedBall’s completion of an initial business combination, and then only in connection with those RedBall Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (x) to modify the substance or timing of RedBall’s obligation to allow redemption in connection with RedBall’s initial business combination or to redeem 100% of the public shares if RedBall does not complete RedBall’s initial business combination by August 17, 2022 or (y) with respect to any other provision relating to shareholders’ rights or pre-initial
business combination activity; and (iii) the redemption of the public shares if RedBall has not completed an initial business combination by August 17, 2022, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of RedBall warrants will not have any right to the proceeds held in the trust account with respect to the RedBall warrants.
Facilities
RedBall currently maintains its executive offices at 667 Madison Avenue, 16th Floor, New York, New York, 10065. The cost for this space is included in the $25,000 per month fee that RedBall pays the Sponsor for office space, administrative and support services. RedBall considers its current office space, adequate for RedBall’s current operations.
Upon consummation of the Business Combination, the principal executive offices of New SeatGeek will be located at 902 Broadway, 10th Floor, New York, NY 10010.
Employees
RedBall currently has three executive officers. Members of RedBall’s management team are not obligated to devote any specific number of hours to RedBall’s matters but they intend to devote as much of their time as they deem necessary to RedBall’s affairs until RedBall has completed RedBall’s initial business combination. The amount of time that any members of RedBall’s management team will devote in any time period will vary based on whether a target business has been selected for RedBall’s business combination and the current stage of the business combination process.
Competition
If RedBall succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from their competitors. RedBall cannot assure you that, subsequent to the Business Combination, New SeatGeek will have the resources or ability to compete effectively. Information regarding New SeatGeek’s competition is set forth in the section entitled “
Information about SeatGeek
––
Competition
.”
Directors and Executive Officers
RedBall’s current directors and officers are as follows:

Name	Age	Position
Gerald J. Cardinale	53	Co-Chairman of the Board of Directors
Billy Beane	58	Co-Chairman of the Board of Directors
Alec Scheiner	51	Chief Executive Officer
David Grochow	41	Chief Financial Officer
Luke Bornn	35	Executive Vice President
Volkert Doeksen	58	Director
Deborah A. Farrington	70	Director
Richard C. Scudamore	61	Director
Richard H. Thaler	75	Director
Lewis N. Wolff	85	Director
Gerald J. Cardinale
, 53,
 has
been Co-Chairman of
the RedBall Board since June 10, 2020. Mr. Cardinale, the Founder and Managing Partner of RedBird, is a leader in the sports industry, with over 25 years of experience building a range of multi-billion-dollar platform companies. Prior to founding RedBird, Mr. Cardinale spent 20 years at Goldman Sachs where he was a Partner of the firm and a senior leader of the merchant banking division’s private equity investing business, managing over $100 billion of private capital across equity, debt, real estate and infrastructure investment strategies. In 2001, Mr. Cardinale partnered with the New York Yankees and the Steinbrenner family to create the Yankees Entertainment & Sports (“YES”) Network. The YES Network soon became the number one regional sports network in the United States by viewership and profitability and was acquired by Twenty-First Century Fox, Inc. in 2014. In 2007, Mr. Cardinale partnered with the Dallas Cowboys and the New York Yankees to create Legends Hospitality, one of the preeminent businesses in the sports ecosystem across premium sales, concessions, hospitality and merchandising.
At RedBird, Mr. Cardinale has continued his track record for building sports businesses in partnership with word class rights holders and helping them leverage their intellectual property to create business platforms with substantial terminal value. In 2015, RedBird partnered with the NFL and its 32 owners to create On Location Experiences, a global experiential entertainment business which grew to over 150 rights holder partnerships, including the NFL and the Super Bowl, NCAA Final Four, Ryder Cup and PGA Championships, 50+ college bowl games, music festivals and hundreds of global music tours. On Location Experiences was acquired by Endeavor in 2020.
In August 2019, RedBird partnered with the New York Yankees, Amazon and Sinclair Broadcasting to reacquire the YES Network as part of the larger acquisition of 21st Century Fox by the Walt Disney Company. YES continues its market leading position as the #1 Regional Sports Network in the United States, broadcasting the games of the New York Yankees, Brooklyn Nets and New York City Football Club and garnering a total of 118 Emmy Awards for its sports and entertainment programming.
In December 2019, RedBird partnered with the NFL Players’ Association (“NFLPA”) and MLB Players’ Association (“MLBPA”) to create OneTeam Partners, a first of its kind platform company which helps athletes maximize the value of their name, image and likeness rights, anchored by the NFLPA and MLBPA’s video game and trading cards rights.
In 2020, RedBird announced an investment in Skydance Media, a diversified entertainment platform in partnership with Larry and David Ellison, Tencent and CJ Entertainment that produces original content across four main verticals: (i) Feature Film (Top Gun, Mission Impossible, Star Trek); (ii) Subscription Video on Demand (SVOD) and Television (Jack Ryan, Jack Reacher Altered Carbon, Gracie & Frankie); (iii) Animation; and (iv) Interactive (Walking Dead VR game).
Mr. Cardinale currently sits on the boards of Yankee Global Enterprises (the corporate holding company of the New York Yankees), the YES Network, OneTeam Partners, Skydance Media and RedBird FC (Toulouse FC and Zelus Analytics), among others. Philanthropically, Mr. Cardinale is a Trustee of the Mount Sinai Health System in New York City and leads one of the multi-state Selection Committees that awards Rhodes Scholarships each year. Mr. Cardinale received an Honors B.A. from Harvard University where he graduated Magna Cum Laude and an M.Phil in Politics and Political Theory from Oxford University where he was a Rhodes Scholar. Based on Mr. Cardinale’s substantial experience in our target sectors, mergers and acquisitions, corporate finance and his track record at Goldman Sachs and RedBird and in advising and managing public and private companies, we believe he is qualified to serve on our board of directors.
Billy Beane
, 58, serves
as Co-Chairman of
the RedBall Board. Mr. Beane is considered one of the most progressive and iconic executives in professional sports and has been a leader in bringing analytics to the forefront of professional sports. He was promoted to his current position of Executive Vice President of Baseball Operations for the Oakland A’s in 2015 after 18 seasons as General Manager.
Few executives have replicated Mr. Beane’s return on investment in terms of spending relative to wins, which we believe has the most direct impact on creating enterprise value in sports. Despite having a payroll that has consistently ranked in the bottom quartile of Major League Baseball (“
MLB
”), the A’s have compiled the seventh most wins in the MLB under Mr. Beane’s tenure, and their eight postseason appearances since the 2000 season are tied for fifth among all MLB teams. Since Mr. Beane was promoted to General Manager following the 1997 season, the value of the Oakland A’s has increased from $118 million in 1998 to $1.1 billion today. Mr. Beane’s analytics-based approach has been adopted by many other major professional sports teams and leagues and has spawned a new industry around sports data analytics.
Mr. Beane has also been actively involved in European football and is a consultant to the Dutch football club AZ Alkmaar. Since Mr. Beane’s involvement, AZ Alkmaar has improved from 6th in the 2016-2017 season to 2nd in the 2019-2020 season of the Dutch Eredivisie league, has more than doubled its roster value and has increased its annual net transfer proceeds. Mr. Beane was a minority owner of England’s Barnsley Football Club, which was promoted from English 3rd division to the 2nd division during Mr. Beane’s involvement.

Mr. Beane’s leadership and the A’s innovative approach to measuring, acquiring, and managing talent were the subject of Michael Lewis’ best-selling book Moneyball: The Art of Winning an Unfair Game. The book has since been made into a full-length motion picture featuring Brad Pitt in the starring role, which premiered in 2011. Mr. Beane has worked with Fortune 500 companies, global sports leagues, and high-performing organizations to apply this methodology of identifying and using undervalued assets to create and sustain a competitive edge. In 2017, Mr. Beane was named one of the top hundred living business minds by Forbes magazine. He has served on the board of directors of several companies, including ProTrade and NetSuite, Inc. Based on Mr. Beane’s substantial experience in our target sectors and his leadership in advising and managing public and private companies and sports organizations, we believe he is qualified to serve on our board of directors.
Alec Scheiner
, 51, has been RedBall’s Chief Executive Officer since June 10, 2020. Mr. Scheiner is a well-respected operator and investor within the sports and media industry. He was one of the top executives with the Dallas Cowboys when the club designed and built the $1.2 billion AT&T Stadium.
While at the Dallas Cowboys, Mr. Scheiner helped transform the club’s sales and administrative organization, built its own merchandising company, formed Legends Hospitality (where he sat on the board and executive committee), and created in-house football
analytics functions. From 2012 to 2016, Mr. Scheiner served as President of the Cleveland Browns and oversaw an unprecedented business turnaround, including $150 million of facility renovations in two years and the creation of one of the largest football and business analytics departments in the NFL. Since joining RedBird in 2016, Mr. Scheiner has helped oversee investment opportunities and advisory efforts for RedBird Sports Group, a subsidiary of RedBird’s management company. Consistent with RedBird’s investment mandate and philosophy, RedBird Sports Group brings together in-house operating
capabilities, company building expertise and flexible long-term capital to enable more professionalized ownership of sports assets in partnership with rights holders. At RedBird, Mr. Scheiner helped create OneTeam Partners and is a lead director on its Board of Directors. Mr. Scheiner is also a director on the Board of Directors of Toulouse FC and Zelus Analytics. Mr. Scheiner attended Georgetown University, where he earned his degree in Economics and Latin American studies with honors and received his J.D. with honors from Georgetown Law School.
David Grochow
, 41, has been serving as RedBall’s Chief Financial Officer since June 10, 2020. Mr. Grochow is the Chief Financial Officer and Chief Compliance Officer of RedBird, which he joined in November 2018. From March 2010 to November 2018, Mr. Grochow served in various financial positions at Irving Place Capital, an investment firm, most recently as Chief Financial Officer. Prior to Irving Place Capital, David worked for six years in the Private Equity Group at The Blackstone Group. David Also spent time with Geller & Co. and Arthur Andersen. David received a B.B.A. degree from the Goizueta Business School at Emory University and is a Certified Public Accountant.
Luke Bornn
, 35, serves as Executive Vice President. Dr. Bornn is recognized as a world leader in sports analytics, having published dozens of peer-reviewed academic articles across multiple sports. His work has received numerous accolades, including six straight MIT Sloan research award finalist selections from 2014 through 2019. Dr. Bornn has led the analytics groups for the Sacramento Kings (where he served as Vice President, Strategy and Analytics from 2017 to July 2020) and AS Roma (where he served as Head of Analytics from 2016 to 2017, when the market value of the players signed during his tenure increased significantly). In both roles he worked closely with managers, coaches and sports scientists to measure and evaluate athletes and performance. In addition to his work with European football and North American basketball teams, the British Columbia native has held tenure-track professorships in Statistics at both Harvard University and Simon Fraser University where he served as Associate Professor of Statistics until August 2020. Dr. Bornn is Chief Scientist and Co-Founder of
Zelus Analytics, a sports analytics company providing a world-leading sports intelligence platform for professional sports teams in their exclusive partner network, where he has served since July 2020.
Volkert Doeksen
, 58, serves as a director. Mr. Doeksen is
the Co-Founder of
AlpInvest Partners, a private equity group launched in 2000. While at AlpInvest, Mr. Doeksen served as Chairman of the Board, Managing

Partner and Chief Executive Officer, where he scaled their business to become a world-class global private equity firm with over €45 billion of assets under management and over 155 employees across three continents. During his tenure, AlpInvest became a prominent Fund of
Fund co-investment, secondaries
and mezzanine investment firm. Prior to founding AlpInvest, Mr. Doeksen was a Director and Investment Partner at Kleinwort Benson Limited, where he was involved with the U.S. fund’s private equity and mezzanine transactions as well as with launching Dresdner Kleinwort Benson’s new private equity fund initiatives in Central and Eastern Europe and Mexico, where he was a member of the investment committee and partner in each of those funds. From 2015 until 2019, Mr. Doeksen served as a Senior Advisor to The Carlyle Group. He is currently a Member of the Board at Nouryon B.V., a specialty chemical producer in Amsterdam; a Member of the International Advisory Board at Van Lanschot Kempen, the oldest wealth management firm in the Netherlands; and a Member of the Board at Athora Holdings, Bermuda. He holds a Law degree from Leyden University, the Netherlands. Based on Mr. Doeksen’s substantial experience in financial services, capital markets, private equity and asset management, we believe he is qualified to serve on our board of directors.
Deborah A. Farrington
, 70, serves as a director. Ms. Farrington
is Co-Founder and
Managing Partner of StarVest Partners LP, a New York City based venture capital firm investing in technology-enabled business services with a focus on software-as-a-service, data &
analytics and internet marketing. It was founded in 1998 and is one of the largest women majority-owned venture capital firms in the US. She also serves as President of StarVest Management LLC, the firm’s management company. StarVest was an early investor in Software-as-Service (“SaaS”)
investing in NetSuite, the first SaaS ERP company, in 2000; Ms. Farrington served as Lead Director and Chair of NetSuite’s Compensation Committee from its 2007 IPO to its sale to Oracle for $9.2 billion in 2016. Ms. Farrington is an experienced public company director of technology, business services and Fortune 500 companies and has chaired or served on all major board committees over the past 20 years across multiple facets of technology and financial services. Ms. Farrington is a Director, Chair of the Corporate Governance and Nominating Committee and a member of the Audit Committee of Ceridian HCM Holdings Inc. (NYSE: CDAY); a Director, Chair of the Governance Committee and member of the Risk Committee of NCR, Inc. (NYSE: NCR); and previously served as a Director, Chair of the Compensation Committee and a member of the Audit Committee of Collectors Universe, Inc. (NASDAQ: CLCT). Prior to founding StarVest, Ms. Farrington was President & CEO of New York-based private equity firm Victory Ventures LLC; Managing Director of Asian Oceanic; and an investment banker and Division Director of Merrill Lynch International in New York, Hong Kong and Tokyo. She is a graduate and Trustee of Smith College where she serves as Chair of the Smith College Investment Committee with responsibility for overseeing Smith’s $2 billion endowment. She holds an MBA from the Harvard Business School, where she has endowed a Fellowship for Women Entrepreneurs and served on the Visiting Committee and as Vice President of the Alumni Board. Based on Ms. Farrington’s substantial experience as a public company director and committee member and experience in asset management and venture capital, and capital markets, private equity and asset management, we believe she is qualified to serve on our board of directors.
Richard Scudamore
, 61, serves as a director. From 1999 until the start of 2019, Richard Scudamore was the Chief Executive and then Executive Chairman of the Premier League, the most watched football league in the world. During this period, Mr. Scudamore was accountable to the club owners for all elements of the league’s operations including regulatory, legal and political matters, and the sale of broadcasting and central commercial rights across 225 international markets. Under his leadership, the organization used the strong platform provided by its 20 Member Clubs to successfully increase interest in the competition to become the most watched in the world, grow revenues significantly and invest in and support football development at all levels of the sport. During his time at the Premier League, Mr. Scudamore became Chairman of the World League’s Forum and co-chaired the
UK Government’s Sports Business Council. Mr. Scudamore was a Founding Trustee of the Football Foundation – a charity funded by the Premier League and the UK Government which has installed or improved over 3,000 community sports facilities across the UK since 2000. Before joining the Premier League, he was Chief Executive of the Football League. Prior to that, he was Senior Vice-President of the Thomson Corporation, responsible for their US newspaper publishing division. Mr. Scudamore currently sits on the advisory board of The Ryder Cup and provides strategic advice to Major League Baseball and Australian

Professional Football. Based on Mr. Scudamore’s substantial industry knowledge and significant management experience, we believe he is qualified to serve on our board of directors.
Richard H. Thaler
, 75, serves as a director. Professor Thaler is a Nobel Prize winner in Economic Sciences and is the Charles R Walgreen Distinguished Service Professor of Economics, and Behavioral Science at the University of Chicago’s Booth School of Business, where he has served since 1995. Prof. Thaler is also a Research Associate at the National Bureau of Economic Research. Prof. Thaler’s research lies in the gap between psychology and economics. Prof. Thaler is considered a pioneer in the fields of behavioral economics and finance, and is the author of numerous academic articles and the books including The Winner’s Curse, Nudge (with Cass Sunstein) and Misbehaving. Prof. Thaler is a regular contributor to the New York Times “Economic View” column. In 2015, Prof. Thaler served as President of the American Economic Association. Prof. Thaler is a distinguished fellow of the American Finance Association, a fellow of the Econometric Society, and a member of the American Academy of Arts and Sciences and the National Academy of Science. Prof. Thaler also serves as a principal of Fuller & Thaler Asset Management in San Mateo, CA, an asset management firm co-founded by
Prof. Thaler in 1999, which manages approximately $9 billion. Prof. Thaler has also served as a Senior Advisor to PIMCO since January 2019. We believe Prof. Thaler’s knowledge of economics and finance and his leadership experience in asset management will provide unique insight to our board and qualifies Prof. Thaler to serve on our board of directors.
Lewis N. Wolff
, 85, serves as a director. Mr. Wolff has served as Chairman and Chief Executive Officer of Wolff Urban Management, Inc., a real estate acquisition, investment, development and management firm, since 1994. Mr. Wolff acquired co-ownership of
Major League Baseball’s Oakland Athletics in April 2005 and also ownership of Major League Soccer’s San Jose Earthquakes in July 2007. Previously, he was an investor in the St. Louis Blues National Hockey League Team and the Golden State Warriors National Basketball Association team. Mr. Wolff is also Co-Founder and,
since 1994, has served
as Co-Chairman of
Maritz, Wolff & Co., a privately held hotel investment group that manages top-tier luxury
hotels. Mr. Wolff and his partner, Flip Maritz, most recently closed the sale of the Rosewood Hotel & Resort Management Company and Maritz, Wolff & Co. assets included The Carlyle Hotel, Little Dix Bay Resort, The Mansion at Turtle Creek and the Inn of the Anasazi – Santa Fe, New Mexico. Mr. Wolff has served on the Board of Directors of Sunstone Hotel Investors, Inc. (NYSE: SHO), the Board of Directors of First Century Bank, Vice Chairman of Rosewood Hotels & Resorts,
and co-Chairman of
Fairmont Hotels & Resorts, a hotel management company formed by Fairmont Hotel Management Company and Canadian Pacific Hotels & Resorts, Inc. from 1999 through summer 2004. Mr. Wolff currently serves on the Board of Directors of Bobrick Washroom Equipment and Santa Clara University Board of Regents. Mr. Wolff holds a Bachelor’s Degree in Business Administration from the University of Wisconsin, Madison. He received his MBA from Washington University in St. Louis. Based on Mr. Wolff’s substantial experience in acquiring and owning sports franchises and in managing public and private companies, we believe he is qualified to serve on our board of directors.
Number, Terms of Office and Appointment of Directors and Officers
The RedBall Board consists of seven members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first general meeting) serving a three-year term. In accordance with the NYSE corporate governance requirements, RedBall is not required to hold an annual general meeting until one year after our first fiscal year end following our listing on the NYSE. The term of office of the first class of directors, consisting of Richard H. Thaler and Lewis N. Wolff, will expire at RedBall’s first annual general meeting. The term of office of the second class of directors, consisting of Volkert Doeksen, Deborah A. Farrington and Richard Scudamore, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Billy Beane and Gerry Cardinale, will expire at the third annual general meeting.
RedBall’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint officers as it deems appropriate pursuant to our amended and restated memorandum and articles of association. Prior to the completion of an initial business combination, any vacancy on the RedBall Board may be filled by a nominee chosen by holders of a majority of founder shares. Pursuant to the Sponsor Support Agreement, the Sponsor and SeatGeek agreed to mutually agree upon one director to be appointed to the New SeatGeek Board upon the First Effective Time. In addition, the Sponsor is entitled to designate one observer to the New SeatGeek Board for so long as Sponsor, together with its affiliates, collectively continue to hold at least 50% of the sum
of (i) 6,007,500 shares,
plus
(ii) Sponsor Earnout Shares,
plus
(iii) the shares, if any, purchased under the Backstop Subscription Agreement; provided that, the foregoing observer designation right does not apply if the mutually agreed upon director is a partner of RedBird Series 2019 Holdings Carry Vehicle LP.
Director Independence
The rules of the NYSE require that a majority of the RedBall Board be independent within one year of our initial public offering. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The RedBall Board has determined that each of Volkert Doeksen, Richard Scudamore, Richard H. Thaler, Lewis N. Wolff and Deborah A. Farrington is an “independent director” as defined in the NYSE listing standards and applicable SEC rules. RedBall’s independent directors will have regularly scheduled meetings at which only independent directors are present.
Executive Officer and Director Compensation
None of RedBall’s officers or directors have received any cash compensation for services rendered to us. However, pursuant to the terms of RedBall’s agreement with Richard Scudamore for his service as a director, RedBall’s successful consummation of the Business Combination would result in our being obligated to pay Mr. Scudamore $100,000. Commencing on the date that RedBall securities were first listed on the NYSE through the earlier of consummation of RedBall’s initial business combination and RedBall’s liquidation, RedBall will pay the Sponsor or an affiliate of the Sponsor $25,000 per month for office space, utilities, secretarial and administrative support services provided to members of RedBall’s management team. In addition, the Sponsor, RedBall’s officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses
incurred in connection with activities on RedBall’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. RedBall’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, RedBall’s officers or directors, or RedBall’s or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, RedBall’s does not expect to have any additional controls in place governing its reimbursement payments to its directors and officers for their out-of-pocket expenses
incurred in connection with activities on its behalf in connection with identifying and consummating an initial business combination.
The existence or terms of any employment or consulting arrangements to retain their positions with us may influence RedBall’s management’s motivation in identifying or selecting a target business but RedBall does not believe that the ability of its management to remain with us after the consummation of RedBall’s initial business combination will be a determining factor in its decision to proceed with any potential business combination. RedBall is not party to any agreements with its officers and directors that provide for benefits upon termination of employment.
Legal Proceedings
There are no legal proceedings pending against RedBall.

Periodic Reporting and Audited Financial Statements
RedBall has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirement of the Exchange Act, RedBall’s annual reports contain financial statements audited and reported on by RedBall’s independent registered public accounting firm. RedBall has filed with SEC its Quarterly Report on Form
10-Q
covering the six months ended June 30, 2021.

REDBALL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to “we,” “us,” “our”, the “Company” or “RedBall” refer to RedBall prior to the consummation of the Business Combination. The following discussion and analysis of RedBall’s financial condition and results of operations should be read in conjunction with RedBall’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. RedBall’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. For further information see the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.
Overview
We are a blank check company incorporated on June 10, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination. The Business Combination aligns with our goal to pursue a company within the sports industry, which complements our management team’s expertise and will benefit from our strategic and hands-on
operational leadership. We intend to effectuate our initial business combination, including the Business Combination, using cash from the proceeds of our initial public offering and the private placement of the private placement warrants, the proceeds of the sale of our shares in connection with our initial business combination, including the Business Combination, (pursuant to the Subscription Agreements or Backstop Subscription Agreement), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.
Our registration statement for the initial public offering became effective on August 12, 2020. On August 17, 2020, we consummated the initial public offering of 57,500,000 units at a price of $10.00 per unit, including 7,500,000 units issued pursuant to the exercise in full of the underwriters’ exercise of their over-allotment option, generating gross proceeds of $575.0 million, and incurring offering costs of approximately $32.4 million, inclusive of approximately $20.1 million in deferred underwriting commissions.
Simultaneously with the closing of the initial public offering, we consummated the private placement of 9,566,667 private placement warrants at a price of $1.50 per private placement warrant (the “private placement”) with our Sponsor, generating gross proceeds of approximately $14.4 million.
Upon the closing of the initial public offering and the private placement, $575.0 million ($10.00 per unit) of the net proceeds of the initial public offering and certain of the proceeds of the private placement were placed in a trust account, located in the United States, with Continental acting as trustee, and will be invested by the trustee only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of one hundred eighty-five (185) days or less or in money market funds meeting certain conditions under Rule
2a-7
of the Investment Company Act, until the earlier of: (i) the completion of a business combination, including the Business Combination, and (ii) the distribution of the trust account as described below.
Our management has broad discretion with respect to the specific application of the net proceeds of the initial public offering and the sale of private placement warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination.
If we are unable to complete a business combination by August 17, 2022, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a
per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding RedBall public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Liquidity and Going Concern
As of June 30, 2021, we had approximately $1.3 million in cash and a working capital deficit of approximately $0.3 million. All remaining cash and securities were held in the trust account and is generally unavailable for our use, prior to an initial business combination, and is restricted for use either in a business combination, including the Business Combination, or to redeem ordinary shares.
Our liquidity needs up to June 30, 2021 had been satisfied through our Sponsor paying $25,000 to cover for certain of our offering costs in exchange for the issuance of the founder shares, a loan of approximately $236,000 pursuant to a non-interest
bearing promissory note issued to our Sponsor payable on the earlier of December 31, 2020 or the completion of the initial public offering (the “Note”), and the net proceeds from the consummation of the private placement not held in the trust account. We fully repaid the Note to our Sponsor on August 19, 2020. In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a business combination, our Sponsor may, but is not obligated to, provide us working capital loans. As of June 30, 2021, there were no amounts outstanding under any working capital loan.
In connection with our assessment of going concern considerations in accordance with FASB ASC Topic
205-40,
“Presentation of Financial Statements—Going Concern,” as of June 30, 2021, management has determined that the working capital deficit raises substantial doubt about our ability to continue as a going concern. We will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. Our officers, directors and Sponsor may, but are not obligated to, loan us funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. We cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about RedBall’s ability to continue as a going concern until the earlier of the consummation of our initial business combination, including the Business Combination or the date the RedBall is required to liquidate, August 17, 2022.
We continue to evaluate the impact of the
COVID-19
pandemic and has concluded that, while it is reasonably possible that the virus could have a negative effect on our financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of June 30, 2021.
Results of Operations
Our entire activity from June 10, 2020 (inception) through June 30, 2021, was in preparation for an initial public offering, and since our initial public offering, our activity has been limited to the search for a prospective initial business combination, and the negotiations of such potential combinations, including the Business Combination. We do not expect to generate any operating revenues until after the completion of the Business Combination. We generate non-operating
income in the form of interest income on marketable securities held in the trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a business combination, including the Business Combination.

For the three months ended June 30, 2021, we had net income of approximately $7.9 million, which consisted of a gain of approximately $8.4 million from the change in fair value of derivative warrant liabilities, which was partially offset by approximately $0.5 million in general and administrative expenses, approximately $75,000 of related party administrative fees and an approximately $8,000 net loss on investments held in trust account.
For the six months ended June 30, 2021, we had net income of approximately $33 million, which consisted of a gain of approximately $34 million from the change in fair value of derivative warrant liabilities and an approximately $76,000 net gain on investments held in trust account, which were partially offset by approximately $0.9 million in general and administrative expenses, and approximately $150,000 of related party administrative fees.
Contractual Obligations
Registration Rights
The holders of founder shares, private placement warrants, and warrants that may be issued upon conversion of working capital loans, if any, were entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements. The registration rights agreement will be amended and restated in connection with the closing of the Business Combination. For further information see the section titled, "
Extraordinary General Meeting of RedBall — BCA Proposal — Related Agreements — Amended and Restated Registration Rights Agreement
."
Underwriting Agreement
The underwriters were entitled to an underwriting discount of $0.20 per unit, or $11.5 million in the aggregate, paid upon the closing of the initial public offering. In addition, the underwriters were entitled to a deferred underwriting commission of $0.35 per unit, or approximately $20.1 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete a business combination, including the Business Combination, subject to the terms of the underwriting agreement.
Forward Purchase Agreements
We entered into forward purchase agreements pursuant to which the forward purchase parties, affiliates of our Sponsor, agreed to purchase an aggregate of $100.0 million of forward purchase shares for $10.00 per share in private placements in connection with an initial business combination, subject to a consent right. In connection with the Business Combination, elected to not purchase the forward purchase shares and therefore, no forward purchase shares will be issued and sold.
Critical Accounting Policies and Estimates
This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of the unaudited condensed financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our unaudited condensed financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as our critical accounting policies:
Investments Held in the Trust Account
Our portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of one hundred eighty-five (185) days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When our investments held in the trust account are comprised of U.S. government securities, the investments are classified as trading securities. When our investments held in the trust account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain/(loss) from investments held in trust account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the trust account are determined using available market information.
Derivative Warrant liabilities
RedBall does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. RedBall evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed
at the end of each reporting period.
The RedBall public warrants and the private placement warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, RedBall recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of warrants issued in connection with the initial public offering, exercise of the over-allotment option and private placement were initially and subsequently measured at fair value using a Monte Carlo simulation model for the RedBall public warrants and the Black-Scholes for the private placement warrants. Beginning as of December 31, 2020, the fair value of RedBall public warrants and private placement warrants have been measured based on the listed market price of such the RedBall public warrants.
Class A Ordinary Shares Subject to Possible Redemption
We account for the RedBall Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. RedBall Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable RedBall Class A ordinary shares (including RedBall Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, RedBall Class A ordinary shares are classified as shareholders’ equity. RedBall Class A ordinary shares features certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2021 and December 31, 2020, 51,880,022 and 48,543,944 RedBall Class A ordinary shares subject to possible redemption are presented as temporary equity, respectively, outside of the shareholders’ equity section of the accompanying condensed balance sheets.

Net Income (Loss) Per Share
Our unaudited condensed statements of operations include a presentation of income (loss) per RedBall Class A ordinary shares subject to redemption in a manner similar to the two (2)-class method of income (loss) per share. Net income per RedBall Class A ordinary share, basic and diluted, is calculated by dividing the investment income earned on the trust account by the weighted average number of RedBall Class A ordinary shares outstanding for the periods. Net loss per RedBall Class B ordinary share, basic and diluted, is calculated by dividing the net loss, less income attributable to RedBall Class A ordinary shares, by the weighted average number of RedBall Class B ordinary shares outstanding for the periods.
The calculation of diluted net income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the (i) IPO, (ii) exercise of over-allotment and (iii) private placement since the exercise price of the warrants is in excess of the average ordinary shares price for the period and therefore the inclusion of such warrants would be anti-dilutive.
Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standards Update
(“ASU”) No. 2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
 470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
 815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
(“ASU 2020-06”),
which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. We adopted
ASU 2020-06
on January 1, 2021. Adoption of the ASU did not impact our financial position, results of operations or cash flows.
Our management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed financial statements.
Off-Balance
Sheet Arrangements
As of June 30, 2021, we did not have
any off-balance sheet
arrangements as defined in Item 303(a)(4)(ii) of
Regulation S-K
and did not have any commitments or contractual obligations.
JOBS Act
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging
growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging
growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

BUSINESS OF SEATGEEK
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of SeatGeek prior to the Closing, which will be the business of New SeatGeek and its consolidated subsidiaries following the consummation of the Business Combination.
Our Vision and Mission
Our vision is to harness technology to create more dynamic, intuitive and delightful experiences to help the world experience more live.
We started SeatGeek because we believe in the power of live events. They are life-affirming and life-altering – often the highlight not just of a fan’s day or week, but of a fan’s entire year. As fans ourselves, we experienced first-hand that the process leading up to attending that world tour, playoff game or matinee show was broken: tickets were scattered across sites, fees were hidden, return policies were inflexible and gate entry was clumsy – so disappointingly far from the magic and delight of the event itself.
As we looked across the industry, we saw that fans were not the only ones who were frustrated. Teams, venues, promoters and other sellers were grappling with inflexible, legacy technology and rigid, confusing market dynamics.
At the same time, mobile phones began changing how people interact with and experience the world, both online and off. People expect their devices to support, enhance and make possible the most important moments in their lives. We built our platform to put the power of this technology into the hands of those who create and enjoy the magic of live events.
Overview
At its core, SeatGeek is a technology company. We use technology to provide mobile-centric services that are designed to improve and enhance all aspects of live events, from the creation and distribution of tickets, to the in-venue
fan experience.
Founded in 2009, SeatGeek has evolved from a price forecasting tool to metasearch engine to ticket aggregator, and finally to our current form – an innovative technology platform (the “SeatGeek Platform”) that combines a top-rated
marketplace (the “SeatGeek Marketplace” or “Marketplace”) that fans use to discover, buy and sell tickets, with superior end-to-end
primary ticketing technology that empowers rightsholders to issue, market and sell tickets to their events. But through all these evolutions, our underlying beliefs have remained the same:
(1) ticketing solutions have historically not always served the best interest of the teams, artists and fans; and
(2) technology has the power to change that.
As a result, we have become the ticketing marketplace most loved by fans based on our Net Promoter Score and the fastest growing ticketing company at scale based on management’s estimates of gross ticketing volume growth from 2017 to 2019 among our competitor ticketing marketplaces (Ticketmaster, Vivid Seats and StubHub).
Our vertically-integrated SeatGeek Platform delivers what we believe are mutually beneficial network effects to our stakeholders. SeatGeek Marketplace delights fans through Deal Score, our proprietary ticket rating technology, as well as innovative features like Rally, our event-day
experience, and SeatGeek Swaps, our hassle-free ticket return policy.
For sellers, the SeatGeek Marketplace provides access to a large base of potential buyers and a seamless listing experience. In parallel, our enterprise ticketing software (“SeatGeek Enterprise” or “Enterprise”) provides teams, venues and promoters with the tools to efficiently grow their businesses while delivering a delightful fan experience before, during and after the event.

Our Platform
The SeatGeek Platform is vertically integrated to serve the needs of key stakeholders in live event ticketing. We believe that each part of the SeatGeek Platform is potent on its own, and when combined, creates a powerful offering that enhances fan experiences, enables robust rightsholder solutions and provides attractive economics for both sellers and SeatGeek.
The SeatGeek Platform serves the needs of three major constituents:

•	Fans : Purchasers of tickets to attend live events

•	Rightsholders : Teams, venues and promoters that create, price and sell tickets to live events (primary ticketing inventory)

•	Sellers : Fans and professional sellers who buy tickets and then resell them on the secondary market (secondary ticketing inventory)
SeatGeek Marketplace
The SeatGeek Marketplace consists of our mobile-centric site and app (on both iOS and Android operating systems) that allows fans and sellers to seamlessly discover, buy and sell tickets to live events.
The guiding principle for everything we build is to improve the purchase experience for fans. Fans come to SeatGeek for an easy browsing and buying experience, expansive inventory, competitive prices, a brand they love in the ticketing space and innovations that exceed expectations of what a ticket can be. Our Marketplace has the leading Net Promoter Score among major ticketing competitors. SeatGeek’s Net Promoter Score was 45, compared to 12 for StubHub, 6 for Ticketmaster and
-5
for Vivid Seats.
Our mobile-first Marketplace product features beautiful, meticulous design that is regularly optimized based on user feedback and behavior. We offer a broad array of ticket inventory with listings from fans, professional sellers and rightsholders. Unlike many of our competitors that solely offer secondary (or re-sale)
ticketing inventory, we also offer primary inventory directly from rightsholders for events produced by our SeatGeek Enterprise clients. We continue to introduce innovative, fan-friendly
products such as Deal Score, SeatGeek Swaps and Rally that improve the purchasing experience and value of tickets. With our wide array of influencer partnerships, we have an opportunity to authentically connect with younger generations of fans, meeting them where they already are and speaking to them through the voices of their favorite creators.

SeatGeek Enterprise
SeatGeek Enterprise serves rightsholders by helping them efficiently run their end-to-end
ticketing operations, including managing ticket inventory, configuring ticket packages, improving pricing of tickets and obtaining insights into fan purchase activity. Rightsholders also select our enterprise solution in order to offer SeatGeek’s user-friendly features to their fans, giving them an innovative, easy-to-use
ticket buying and selling experience. We are official partners with the National Football League and Major League Soccer. We partner with some of the most recognized names in sports and live entertainment across the globe, such as the Dallas Cowboys, Brooklyn Nets, over half of the English Premier League, and many top Broadway and West End theaters.
Rightsholders face immense complexity in managing the sale, distribution and access control of thousands of tickets spanning multiple event types at different prices and sold in various packages and configurations. We offer a modern, technology-enabled and data-driven ticketing solution that spans back-end
box office technology, open ticket distribution, our
fan-facing
Marketplace and suite of
event-day
experiences. Our open distribution platform is designed to permit clients to make their tickets available across a number of platforms, with the aim of maximizing reach and connecting with fans where they are. Our cloud-based, Application Programming Interface (“API”)-driven box office technology is intended to provide nimble and worry-free event management. We also provide clients access to robust data and analytics, which can enable them to unlock insights that they can utilize to dynamically optimize marketing, pricing and inventory management.
Seller Services
Sellers include both fans and professional sellers seeking access to a large base of potential buyers in a purchase process that we have designed to minimize friction. As large professional sellers expand and grow their businesses, they tend to encounter an increasingly complex environment and challenges to optimizing their operations. We provide professional sellers with data-driven insights to enable them to make more informed pricing decisions, while our Seller Direct platform is designed to streamline listing, pricing and fulfillment and support complex fee structures. Similarly, for fans who wish to sell their tickets, our Marketplace provides a seamless ticket listing experience.
SeatGeek Platform Network Effects
We believe the combination of our Marketplace, enterprise software and seller services creates a powerful flywheel that is beneficial for our stakeholders. When we work with rightsholders, we offer a vertically-integrated solution where they can use SeatGeek Enterprise to power their ticketing operations and the SeatGeek Marketplace as their storefront. This permits us to control the end-to-end
ticketing experience for our clients, opening the door for product experiences that differentiate us in the industry like Rally, which is capable because of our vertical integration with rightsholders combined with our unified identity layer (whereby fans purchase and access all available types of tickets using a single SeatGeek account). Further, our ability to list primary ticketing inventory bolsters the supply side of our SeatGeek Marketplace and introduces new fans to the SeatGeek Marketplace. This inventory advantage yields meaningfully higher conversion rates for us – events for which rightsholder inventory is listed on the SeatGeek Marketplace have 50% higher conversion rates on average compared to other events listed on the SeatGeek Marketplace based on internal data analyzing conversion rates across events in 2019.
Overall, we believe that rightsholder partnerships bring more fans to our Marketplace, which in turn makes SeatGeek a more attractive place for sellers to list tickets, and consequently improves the scope of our inventory. With more fans and broader inventory offering, we can sell more tickets, driving higher economics that we can share with rightsholders. Additionally, we expect that fans will have better experiences by using the SeatGeek Marketplace with its high Net Promoter Scores and Rally event-day
experiences.

1. Based on comparing secondary sales through SeatGeek Marketplace in designated market areas in which SeatGeek has entered SeatGeek Enterprise partnerships on a before and after basis during 2015 - 2019.
2. Based on management’s estimates, SeatGeek estimates that Enterprise deals are a more efficient customer acquisition channel based on comparison between 2019 revenue (last year with full data pre-COVID)
attributable to the four most mature currently active Enterprise clients from U.S. Big 5 pro sports (NFL, NBA, NHL, MLB, MLS) as compared to search engine marketing in 2021.
Our Technology
Our DNA is that of a technology company. The seamless experience on SeatGeek is enabled by our modern, service-oriented architecture. We continually prioritize investing in technology, with nearly half of our personnel spend dedicated to product, engineering and data science roles.
SeatGeek Marketplace
Our mobile-centric site and app run on both the web and iOS and Android operating systems, respectively. We are continually evolving our technology to adapt to the changing demands of fans and rightsholders, developing features designed to delight users and drive conversion. These features include:

•	Data-powered event discovery to help fans find and track events they are interested in attending

•	Evolved event screens featuring custom, interactive maps to intricately capture every nook and cranny of venues and panoramic photography to provide View From Seat images

•	Proprietary, algorithm-driven Deal Score to help fans find tickets at the best value for their price

•	Seamless listing and selling experience for fans that choose not to use their tickets

•	Our recently introduced SeatGeek Swaps feature, which enables hassle-free ticket returns
SeatGeek Enterprise
The SeatGeek Platform is built to empower rightsholders with flexibility, transparency and monetization potential, while delivering a seamless experience to fans. Our modern technology stack uses a completely unified architecture allowing us to scalably serve clients across verticals and geographies.
Standing Room Only (“SRO”)
We acquired the technology underpinning SRO through our purchase of TopTix in 2017. At the time, we estimated that building out a comparable offering would take many years and believed SRO was the best box office technology available. Since then, we have continued to enhance the product, most recently with our roll-out
of a simplified, next generation of our event management portal.
SRO is a modern,
web-based,
API-driven
platform that rightsholders can use to manage the sale of tickets, subscriptions and memberships, and to control access to venues. Managing event ticketing is a massively complex operation with little margin for error. SRO’s flexibility is designed to help rightsholders nimbly manage their box offices while providing for worry-free on-sales
and event days.
SRO is built on an extensible cloud-based infrastructure to provide scalability and maximum uptime. It is highly customizable, which enables rightsholders to control and drive efficiencies across their respective organizations. The SRO rules-based engine allows for pre-set
logic around elements such as including pricing scenarios and dynamic business decisions for inventory availability, discounts, packages, access control, booking fees and commissions.
Amplify
Amplify is our rightsholder analytics platform, providing a single destination to monitor sales and extract real-time, actionable analytics and reporting to unlock the full revenue potential of events. It includes features such as an interactive heatmap, which is designed to permit rightsholders to intuitively visualize and slice inventory and sales data. Amplify provides a multitude of reports that can be configured at the user level. Reports are available in real-time, on mobile devices and can be scheduled for delivery to decision-makers and other key constituents overseeing revenue operations for our clients. We believe that this level of readily available data enables rightsholders to react quickly and update pricing configurations.
SeatGeek Open
Unlike other primary ticketing platforms that drive fans to a single point of sale, we believe the ticketing ecosystem is best served by allowing rightsholders the flexibility to find fans where they are – from ticketing marketplaces, to social networks, to travel sites – with the goal of maximizing reach and sales. SeatGeek Open provides modern and elegant APIs for partners to distribute tickets on behalf of rightsholders. With SeatGeek Open, distribution partners only have to integrate with our platform once to get access to inventory across all SeatGeek Enterprise clients.
Data, Marketing & Analytics
Rightsholders leverage SeatGeek’s data, marketing and analytics expertise through our dynamic, machine-learning pricing engine to help ensure rightsholders maximize monetization and sell each seat at the optimal price. Our detailed data and robust fan profiles permits our clients to enhance personalization and real-time calibration, as well as potentially tap into the next generation of fans. SeatGeek Enterprise marketing, part of our consumer-facing SeatGeek marketing team, focuses on leveraging digital and offline marketing best practices to drive value for clients.
Partner Services
We offer a comprehensive, client-first approach to ticketing, designed to help clients make fans and staff happy while maximizing revenue at every stage of the ticketing lifecycle. Our partner services team is an extension of our rightsholders’ teams, namely Business Intelligence, Marketing, Sales and Ticket Operations, augmenting them with strategic insights and recommendations that are designed to achieve their respective business objectives more efficiently.
Rally
Rally, available to fans of our Enterprise clients, is a suite of features that build event-day
experiences for fans. With Rally, fans can use the SeatGeek app to order food and drinks from their seats, purchase merchandise,

upgrade their experience, and order rides to and from the event – with further features in development. Rally is possible because of our deep vertical integration with rightsholders and unified identity layer, allowing for experiences that had previously been unavailable in a single ticketing application on a mobile device.

Third-Party Integrations
The SeatGeek Platform is integrated with various third parties ranging from payment gateways, to access control systems, to business intelligence tools. These integrations offer our clients seamless access to ancillary services that are necessary to run their business.
Pre-existing
integrations allow new clients to transition to SeatGeek from their previous ticketing platform with minimal disruption by maintaining existing partnerships and related business practices.
Seller Services
SeatGeek’s Seller Direct program is an
API-based
solution for listing and selling tickets in the secondary market. Seller Direct helps professional sellers by reducing manual processes and the risk of human error, supporting increased annual volume and facilitating the implementation of more complex fee structures.
Our Industry Opportunity
The live event ticketing market is large and growing. Live entertainment spending has increased at a faster rate than GDP every year from 2016 to 2019 which supports our belief that fans increasingly prioritize live events as a choice form of entertainment. We estimate that the U.S. secondary ticketing market has grown 8% year-over-year from 2016 to 2019, based on management estimates. We expect this trend to continue, particularly in light of pent-up
demand, event supply and spending power in the wake of the
COVID-19
pandemic.
We estimate the U.S. secondary live event ticketing market will reach approximately $12 billion in 2022, with the U.S. primary ticketing market increasing to approximately $46 billion in 2022. In addition, we estimate that the
non-U.S.
primary and secondary live event ticketing market will reach approximately $68 billion in 2022.
We believe that, moving forward, rightsholders will demand more from their primary ticketing partners, such as more seamless and flexible enterprise-grade software, more actionable data, greater control over where tickets are bought and sold, revenue-optimized pricing and enhanced in-venue
technology. We have already begun to address these trends.

In the wake of
COVID-19,
we expect that live events will further transition to mobile ticketing, with mobile user experience a major factor in our fans’ journeys. We also anticipate that fans will primarily use smartphones to enter events. We predict that this development, combined with the increasing quality of mobile network connections in venues and accelerated adoption of smartphone-oriented user experiences (e.g., menus via QR codes in restaurants), will lead to greater opportunities for in-venue
experiences. In addition, we believe that fans increasingly place importance on flexibility, and will seek the ability to change their plans in the lead-up
to an event. Our SeatGeek Swaps feature provides this flexibility to fans.
Fans, particularly younger “digital natives,” are accustomed to making purchases on demand from any device, and expect more from brands and the experiences they provide. We believe that this evolution of fan expectations is highly aligned with our mobile-first, fan-centric
approach to ticketing and our authentic, bold and distinct brand. We believe that consumers are increasingly overwhelmed with brands competing for their time and money, and will place a premium on brands that can authentically reach them where and when they choose to be reached.
Impacts of the
COVID-19
Pandemic
The unprecedented and rapid spread of
COVID-19
in the United States and Europe, and the related government restrictions and social distancing measures intended to reduce the spread of
COVID-19,
have significantly impacted our business, as well as the broader live events industry. Due to the
COVID-19
pandemic, beginning in
mid-March
2020, we experienced a steep decline in new orders and an unprecedented increase in event cancellations. In response, we took quick action to reduce operating expenses, increase liquidity and ensure we would be best positioned for the return of live events. We believe that our team’s experience and expertise gives us an advantage over our competitors. We prioritized retaining key talent so that we would be positioned to meet the pent-up
demand and grow rapidly when live events eventually returned following the
COVID-19
pandemic.
Further, while live events were postponed or canceled, we utilized the downtime to improve our products and innovate our offering for fans. For example, during late 2020, we developed and rolled out SeatGeek Swaps, our ticket return policy. We believe this approach has contributed to our success as live events have returned and has positioned us to continue to grow our business. See also, “SeatGeek Management’s Discussion and Analysis on Results of Operations” and note 1 to our audited financial statements included elsewhere in this proxy statement/prospectus for more information on the impact of
COVID-19
on our financial results.
Our Strengths
We have the leading technology platform in live event ticketing
Our Marketplace has the leading Net Promoter Score among major ticketing competitors. At our core, we are a technology company, and we are leveraging technology to reshape the experience of attending live events. We invest heavily in technology, with nearly half of personnel spend going to engineering, product, and data science. This investment is the foundation of our seamless user experience and modern, service-oriented SeatGeek Platform.
We have a long track-record of innovation, particularly in the mobile space, as the first mainstream U.S. ticketing company with a mobile iOS app in Apple’s App Store. We were also the first major ticketer to introduce a ticket rating by value feature and have led the industry by offering rich event-day
experiences with Rally and hassle-free ticket returns with SeatGeek Swaps. Our technology stack also boasts a modern, unified architecture. We believe that the SeatGeek Platform allows for nimble management of complex operations – while ensuring worry-free on-sales
and event days.
Our business model unlocks powerful network effects
SeatGeek’s vertically-integrated business model aligns our incentives with industry stakeholders. When rightsholders become SeatGeek Enterprise clients and switch to the SeatGeek Platform, they benefit from a modern, flexible box office software and useful data insights and can also offer fans the SeatGeek Marketplace with industry-leading Net Promoter Scores. In addition, our clients have access to the Rally suite of event-day
experiences, pathways to attract younger fans through our influencer partnerships and a strong potential revenue stream in the form of shared secondary ticketing revenues. Through this flywheel, SeatGeek is able to gain access to a new primary ticketing revenue stream that can help boost secondary ticketing revenues. Inside the venues where we are the primary ticketing provider, SeatGeek secondary sales have historically increased by 6x on average during the inaugural year of an Enterprise partnership (and increasingly so in subsequent years). Additionally, during this same period, we have seen secondary revenues increase at venues in the same DMA. With more fans buying tickets on SeatGeek, we believe that sellers would be more motivated to list their tickets on the SeatGeek Marketplace in order to tap into the growing buyer base.
This powerful virtuous cycle is possible because of our vertically-integrated business model, and unavailable to our competitors that solely operate ticketing marketplaces. We believe that it yields an efficient means of acquiring customers at scale, with healthy payback windows and robust long-term profit margins for our SeatGeek Enterprise partnerships. We estimate that our Enterprise deals are a
1.6-3.4x
more efficient acquisition channel for SeatGeek than search engine marketing. Our estimates are based on a comparison between 2019 revenue (last year with full data pre-COVID)
attributable to the four most mature currently active Enterprise clients from U.S. Big 5 pro sports (NFL, NBA, NHL, MLB, MLS) compared to revenues related to search engine marketing in 2021.

1.	Based on MMR Survey.
We are
fan-friendly
Since our founding in 2009 as a ticket listing aggregator, our mission has been to help improve the live event experience for fans. Our fan-friendly
ethos informs our product development, yielding seamless user experiences. We have spent years investing in user experience driven product development and building beautiful user experiences. Our deep understanding of fans’ needs is reflected in new product features by solving key pain points like Deal Score and SeatGeek Swaps. We believe that our fan-friendly
offerings and focus on seamless, intuitive experiences has led to SeatGeek having the highest Net Promoter Score among major ticketing competitors. Beyond simply attracting fans, we also believe that the popularity of our Marketplace with fans is a key reason for Enterprise clients to choose SeatGeek.
We are data-driven
Data is core to many of our offerings and to how we operate. We effectively productize data, making it a key reason why rightsholders choose to work with us and why fans use our Marketplace. We routinely leverage data to drive decision-making, both in terms of micro-level optimization and big-picture
direction.

Our dynamic, machine-learning pricing engine helps rightsholders maximize monetization by giving them the data necessary to sell each seat at the rightholders’ optimal price. Our clients also use Amplify to derive real time insights through our database which enables them to have a deeper understanding of fan personas. We believe that these fan profiles drive more efficient, personalized marketing tactics for existing fans and empower rightsholders to reach new ones, particularly younger generations where SeatGeek excels. Our Marketplace is built on a similar data-driven approach, reflected in our proprietary Deal Score and intuitive event discovery. We believe that our ability to effectively predict pricing dynamics has enabled us to offer SeatGeek Swaps. Additionally, our Marketplace product has been optimized by rigorous user experience testing and direct consumer feedback aimed at maximizing conversion and fan delight.
Beyond our product offerings, data guides our decision-making. Our approach to marketing is highly data-driven, as we take a disciplined approach to ensure efficient and incremental spend across channels. Our robust market insights and internal predictive models guide our go-to-market
approach as we evaluate deals and our strategic
trade-off
decisions, leading us to focus on what we believe are the most attractive opportunities.
We resonate with younger generations
SeatGeek has carved out a differentiated position with “Generation Z” ticket buyers (born 1997-2012). We estimate that this cohort makes up 36% of our user base, which we believe is a significantly higher proportion than that of our major ticketing competitors based on management’s estimates. We have built out this competitive advantage with our Generation Z audience through years of sustained investment and relationships with top influencers across YouTube, Instagram and audio podcasts. We have built strong partnerships with leading personalities and have established sponsorships with over 2,400 creators, finding ways to craft sponsorships that feel organic and authentic to each influencer’s brand. Our strategy has yielded over 2 billion impressions for our sponsored video and audio content, and amassed 1 million Instagram followers for our @TeamSeatGeek account. We have seen this new generation of consumers grow in spending power over time, as our average order value for users acquired via influencer marketing consistently increases each year.
We have a great team
We have an experienced, highly-motivated team. All three of our original founders who have been with SeatGeek since starting the company in 2009 remain active in leadership positions, including our Chief Executive Officer. Our executive team has a proven track record of working together with an average tenure at SeatGeek of 6.3 years. These executives have built an award-winning culture that attracts exceptional talent across the company, with SeatGeek was named one of GlassDoor’s Best Places to Work in 2017 and 2018 and 96% of employees polled approve of the Chief Executive Officer. We have continued to invest in our team during the
COVID-19
pandemic in order to retain key talent across the organization.
Our Growth Strategies
Leverage advantages of vertically integrated SeatGeek Platform
We intend to pursue more Enterprise client deals, winning additional clients in DMAs where we are established and expanding into new DMAs. In addition to pursuing major U.S. sports franchises and venues, we see opportunity for growth in new verticals, such as college sports and concert venues. We believe these additional clients will provide significant long term growth within a market at efficient spend levels and maximize ticketing inventory availability to fans. We also intend to shorten the time required for deals to break even by adding new revenue streams (such as pricing and distribution) and scaling our internal support.
Efficiently scale marketing
We believe we have an opportunity to efficiently scale performance marketing while also increasing brand awareness. We have 10% unaided brand awareness among ticket buyers in the United States based on the

Morning Consult Survey,
and believe that becoming more well-known presents a tremendous opportunity. To grow performance marketing, we intend to scale our search engine marketing program and expand into paid social and digital video, while applying proven discipline, performance focus and fluency with experimentation. To grow brand awareness, we will engage in
DMA-targeted
campaigns, investing in TV, OTT and digital video. We also plan to expand our influencer marketing approach to grow our own fan base as well as help rightsholder clients develop their next generation of fans.
Continue to develop innovations to lead the ticketing industry
We are proud of our history as innovators in the ticketing industry and we intend to continue to push the industry forward in ways that delight fans and rightsholders. While the ticketing offering for fans has largely been a commodity, with choices driven by price and inventory availability, we intend to reinvent what purchasing a ticket can be. We have an opportunity to build on our unified identity layer, mobile expertise and APIs to expand Rally, our event-day
experience suite. We can also leverage data from our Marketplace to build powerful pricing and distribution tools for rightsholders and to continually diversify our fan-facing
product offerings.
Extend our product advantage
We plan to continue investing aggressively extensively in our product, engineering and data science teams, with the aim of significantly enhancing the end-to-end
experiences of rightsholders and fans. We will build upon years of success in creating seamless, beautiful user experiences, maintaining a laser focus on optimizing all parts of our product and continuing to innovate into new ones. Currently, nearly half of our personnel spend is on technical roles, and we intend to more than double our level of R&D spend between the end of 2021 and 2025.
Our People and Values
Our employees and the culture that we have created are the backbone of our success. Since our founding in 2009, we have been driven by the mission of helping the world experience more live events and focusing on improving the experience of attending live events via technology. This mission and focus remain central to our culture and values. We operate in an open and transparent environment, which we believe helps attract and retain the strongest talent, while also keeping our team engaged and inspired to do great work.
Our employees share a passion for innovation and improving the experience of live events. We regularly conduct hackathons where all employees are invited to form teams to develop new and novel ideas, many of which are integrated into our product roadmap. Recent hackathon winners include the now-implemented
custom venue maps and a platform for turning event tickets into commemorative NFTs.
As of June 30, 2021, we had 411 employees operating across 6 countries. None of our employees are represented by a labor union with respect to their employment.
Competition
Our business faces significant competition in both the primary and secondary ticketing markets. In the primary ticketing market, our SeatGeek Enterprise division often competes with Ticketmaster, a division of Live Nation Entertainment, Inc., when pursuing partnerships with major sports teams and venues in the United States. In the United States, other competitors in primary ticketing include AXS, a wholly-owned subsidiary of Anschutz Entertainment Group; Paciolan LLC, which focuses on providing primary ticketing services to colleges and universities; and Tickets.com, which is wholly-owned by Major League Baseball Advanced Media LP and provides primary ticketing services to a majority of the teams in Major League Baseball. In Europe, our main competitors in primary ticketing include Ticketmaster, CTS Eventim and SecuTix SA, a wholly-owned subsidiary of ELCA Holding SA.

When competing for primary ticketing partnerships outside of major sports teams and venues, we compete with a broad range of primary ticketing service providers, many of which focus on specific segments of the ticketing market. Most ticketing agreements are multi-year and exclusive. As a result, we may have a limited number of new opportunities to win major sports teams and venues in the United States in any given year. When assessing a primary ticketing partner, teams and venues typically consider numerous factors, including: the quality of the consumer experience; the quality of the underlying product and technology; the ability to innovate over the course of a multi-year partnership; as well as the economic terms.
Our business in the secondary ticketing market faces competition in the resale of tickets from other resale marketplaces and ticket resellers. Our key competitors in the secondary ticketing market include StubHub, Ticketmaster, VividSeats, GameTime, TickPick and TicketNetwork. Professional resellers will often list tickets for resale simultaneously across multiple secondary markets. Fans, however, will typically list tickets for resale with only one marketplace and we compete with other secondary marketplaces for this inventory. We also compete with these marketplaces to attract buyers to our platform and to create brand awareness to ensure that buyers return to our Marketplace for future purchases.
Seasonality
Our business is impacted by seasonality. We typically see increased activity in the fourth quarter, driven by all major sports leagues being in season and an increase in orders for live events during the holiday season. In addition to seasonality, our results may be impacted by the length of certain playoff series (e.g., a best of 7 game series may only last 4 games) and the relative market demand for teams based on their performance throughout any given year.
Intellectual Property
Intellectual property rights are important to our success. We rely on a combination of copyright, trademark, and trade secret laws in the United States and other jurisdictions, as well as license agreements, confidentiality procedures, non-disclosure
agreements with third parties and other contractual protections, to protect our intellectual property rights, including our proprietary technology, software, know-how
and brand. We use open source software in our services. As of June 30, 2021, we have 38 trademarks and 99 domain names registered worldwide.
We control access to and use of our proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, customers and partners. We require our employees, consultants and other third parties to enter into confidentiality and proprietary information and invention assignment agreements, and we control and monitor access to our software, documentation, proprietary technology and other confidential information. Our policy is to require all employees and independent contractors to sign agreements assigning to us any inventions, trade secrets, works of authorship, developments, processes and other intellectual property generated by them on our behalf and under which they agree to protect our confidential information. In addition, we generally enter into confidentiality agreements with our customers and partners. See the section titled “Risk Factors” for a description of the risks related to our intellectual property.
Our Facilities
We do not own any real property. We currently lease our headquarters at 902 Broadway, New York, NY 10010, pursuant to a lease agreement that expires in 2029. We also lease our existing office locations in (a) Israel (Building #1, Bar Lev High Tech Park, Misgav 20156); (b) the United Kingdom (Unit 8 Merchant Court, Monkton Business Park South, Tyne & Wear, NE31 2EX); (c) Denmark (Univate SC3 bu Symbion, Njalsgade 76, 4.sal 2300 Kobenhavn S); and (d) Italy (Via Ribes 9,
I-
10015 Ivrea). We consider our current office space sufficient to meet our current needs and that suitable additional space will be available as and when needed.

Our Government Regulations
The industry in which we operate is and will continue to be subject to extensive U.S. federal, state and local laws and regulations, as well as international laws in the jurisdictions in which we operate. These laws and regulations involve privacy, data protection and security, intellectual property, competition, consumer protection, ticketing, payments, taxation and other matters.
For example, because we may process personal data in the ordinary course of business, we are or may become subject to numerous federal, state and international laws regarding privacy, information security, and the storing, sharing, use, disclosure, processing and protection of personally identifiable information and user data (including but not limited to the General Data Protection Regulation and the California Consumer Privacy Act), an area that has been and will likely continue to be subject to new laws and regulations in numerous jurisdictions.
Additionally, some jurisdictions prohibit the resale of event tickets at prices above the face value of the tickets while others prohibit them entirely, or highly regulate the resale of tickets. New laws and regulations or changes to existing laws and regulations imposing these or other restrictions could limit or inhibit our ability to operate. Similarly, certain jurisdictions may require that consumers receive a refund rather than a credit if an event is canceled or postponed for greater than a defined period of time. These laws may limit the ways in which we respond to the cancellation or postponement of live events due to
COVID-19
or more generally.
Further, we are subject to laws and regulations that affect companies conducting business on the Internet in many jurisdictions in which we operate. With the continued state adoption of Internet sales tax laws and marketplace facilitator laws, more buyers across the United States will encounter sales tax for the first time on our platform. Tax collection responsibility and the additional costs associated with complex sales and use tax collection, remittance and audit requirements could create additional burdens for buyers and sellers transacting on our platform.
Many of the laws and regulations to which we are subject are still evolving and being tested in courts and could be interpreted in ways that could harm our business. In addition, the application and interpretation of these laws and regulations often are uncertain, particularly in the rapidly evolving industry in which we operate. Compliance with these laws and regulations may be onerous and expensive, and variances and inconsistencies from jurisdiction to jurisdiction may further increase the cost of compliance and doing business.
For a discussion of various risks we face from regulation and compliance matters, see the section titled, “
Risk Factors
”.
Legal Proceedings
From time to time we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. Other than with respect to the matter described below, we are not presently subject to any pending or threatened litigation that we believe, if determined adversely to us, would individually, or taken together, would reasonably be expected to have a material adverse effect on our business or financial results.
William Trader v. SeatGeek, Inc.
SeatGeek is defending a putative class action pending in the United States District Court for the Southern District of New York, captioned
William Trader v. SeatGeek, Inc.
, Case No.
1:20-CV-3248
(S.D. NY.) (“Trader”). The action was filed on April 24, 2020 and an Amended Complaint was filed on May 18, 2020. The Amended Complaint alleges claims on behalf of the named plaintiff and individuals who used the Company’s marketplace to purchase tickets from third-party sellers to any event which was subsequently cancelled, postponed, and/or rescheduled. The complaint asserts claims for breach of contract, breach of implied contract, conversion, unjust enrichment, violation of NY General Business Law regarding unfair business practices and breach of express warranty. Plaintiffs seek actual damages and equitable monetary relief, punitive damages, statutory damages, declaratory judgment, costs and attorneys’ fees.
Prior to the Company answering the Amended Complaint, the parties agreed to engage in mediation in an attempt to resolve this matter. The parties engaged in mediation on October 23, 2020 with the Honorable James C. Francis IV (Ret.) and engaged in further mediation sessions through February 19, 2021. The Company believes it has an agreement in principle and has submitted a Settlement Agreement to plaintiffs’ counsel for its review. The Court has issued a stay in the litigation until November 22, 2021 while the parties attempt to finalize the terms of the Settlement Agreement. Should a settlement agreement not be reached and approved by the Court, SeatGeek is prepared to vigorously defend against the case.
Please also see note 16 to our audited financial statements included elsewhere in this proxy statement/prospectus.

SEATGEEK’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of SeatGeek (collectively, “SeatGeek”) prior to the Closing.
You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Historical and Pro Forma Financial Information of SeatGeek” section and our audited consolidated financial statements, unaudited interim condensed consolidated financial statements and related notes to both included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors” or in other parts of this proxy statement/prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. Except as otherwise noted, all references to 2018 refer to the year ended December 31, 2018, all references to 2019 refer to the year ended December 31, 2019 and all references to 2020 refer to the year ended December 31, 2020.
Overview
At its core, SeatGeek is a technology company. We use technology to provide mobile-centric services that are designed to improve and enhance all aspects of live events, from the creation and distribution of tickets, to the in-venue
fan experience.
Founded in 2009, SeatGeek has evolved from a price forecasting tool to metasearch engine to ticket aggregator, and finally to our current form – an innovative technology platform (the “SeatGeek Platform”) that combines a top-rated
marketplace (the “SeatGeek Marketplace” or “Marketplace”) that fans use to discover, buy and sell tickets, with superior end-to-end
primary ticketing technology that empowers rightsholders to issue, market and sell tickets to their events. But through all these evolutions, our underlying beliefs have remained the same:
(1) ticketing solutions have historically not always served the best interest of the teams, artists and fans; and
(2) technology has the power to change that.
As a result, we have become the ticketing marketplace most loved by fans based on our Net Promoter Score and the fastest growing ticketing company at scale based on management’s estimates of gross ticketing volume growth from 2017 to 2019 among our competitor ticketing marketplaces (Ticketmaster, Vivid Seats and StubHub).
Our vertically-integrated SeatGeek Platform delivers what we believe are mutually beneficial network effects to our stakeholders. SeatGeek Marketplace delights fans through Deal Score, our proprietary ticket rating technology, as well as innovative features like Rally, our event-day
experience, and SeatGeek Swaps, our hassle-free ticket return policy.
For sellers, the SeatGeek Marketplace provides access to a large base of potential buyers and a seamless listing experience. In parallel, our enterprise ticketing software (“SeatGeek Enterprise” or “Enterprise”) provides teams, venues and promoters with the tools to efficiently grow their businesses while delivering a delightful fan experience before, during and after the event.
Impact of
COVID-19
On March 11, 2020, the World Health Organization declared the
COVID-19
outbreak a pandemic. Almost immediately, mitigation measures implemented or recommended by governmental authorities and private organizations restricted attendance at live events. Through the second quarter of 2021, we have seen a gradual recovery as mitigation measures slowly ease. Ticket orders, however, remain below pre-pandemic
levels.

Reduced ticket sales resulting from the pandemic had a significant adverse impact on our business and operating results during 2020 through the second quarter of 2021. The unprecedented restrictions on live events in 2020 and 2021 resulted in large-scale event cancellations and reduced activity on our platform. The resulting decline in revenue and broader economic impact of the pandemic led us to determine that a triggering event existed during the second quarter of 2020 and we performed a goodwill impairment test as of June 30, 2020, resulting in no impairment charges recorded. During 2020, actual customer refunds and estimates for future customer refunds were significantly higher than previous periods as a result of event cancellations due to the
COVID-19
pandemic.
In response to the pandemic and the decreased demand for live entertainment, we took several key actions, including:

•
Conducting several financing activities such as drawing down the remaining available balance of $37.0 million under the Term Loan (as defined below), raising $103.6 million from the issuance of Series
D-1
convertible preferred stock and obtaining a PPP loan (as defined below) of $6.3 million;

•	Reducing discretionary and variable spending, including marketing expenses, payment processing fees and shipping costs, reducing overall expenses by 64% in 2020 as compared to 2019;

•	Reducing headcount and salary on a limited basis by 15% as we are focused on continued investment in our team to ensure we retained key talent; and

•	Reducing office expenses as we shifted to a remote work environment in March 2020.
While some of these cost reductions will be permanent, certain costs will increase as the live entertainment market’s supply and demand recovers. A large portion of our employee headcount reductions were in functions that scale with order volume. We anticipate these functions growing more rapidly as volume increases.
The
COVID-19
pandemic continues to evolve and the ultimate pace of recovery is uncertain. The recovery of live entertainment to pre-pandemic levels is dependent on future developments, such as restrictions limiting attendance at live events, rates of vaccination against
COVID-19
and consumer willingness to attend live events. Our year-over-year variances for the first half of 2021 against the first half of 2020 are almost entirely due to
COVID-19’s
impact on our business. Although the effects of the pandemic are still impacting our operations, we are beginning to see the path towards recovery in the first half of 2021. For instance, our revenue recognized for the first half of 2021 was more than the full year 2020. If these trends continue, we anticipate favorable year-over-year results in the second half of this year.
Key Factors Affecting Our Performance
Availability of Live Events and Seasonality
Our ability to sell tickets, generate revenue and achieve growth is dependent on the scheduling of live events and the amount of event cancellations in a given period. Fans must be willing and able to attend live events. If live events are cancelled, reduced, or restricted, like during the recent COVID-19 pandemic,
our ability to generate revenue and cash will be hindered. If the cessation and large-scale cancellations of events were to occur again in the future, it may affect our operational and financial outlook. During the height of the
COVID-19
pandemic, we prioritized the retention of key talent in order to be positioned to meet the pent-up
demand for live events and grow rapidly when live events eventually returned.
Our business is impacted by seasonality. We typically see increased activity in the fourth quarter, driven by all major sports leagues being in season and an increase in orders for live events during the holiday season. In addition to seasonality, our results may be impacted by the length of certain playoff series (e.g., a best of 7 game series may only last 4 games) and the relative market demand for teams based on their performance throughout any given year. Due to our
DMA-focused
approach, our overall results are sensitive to how teams in a particular DMA perform and whether such teams are engaged in playoffs.

Our Ability to Add Enterprise Client Deals
Our ability to enter into new Enterprise client deals, including with additional clients in DMAs where we are established and expanding into new DMAs is a key factor in our revenue growth. In addition to pursuing major U.S. sports franchises and venues, our ability to expand into new verticals, such as college sports and concert venues, has an impact on our revenue. Our ability to add new revenue streams (such as pricing and distribution) and scale our internal support has an impact on the time required for the Enterprise client deals to break even.
Success of Marketing Initiatives
We believe we have an opportunity to efficiently scale performance marketing while also increasing brand awareness. To grow performance marketing, we intend to scale our search engine marketing program and expand into paid social and digital video. To grow brand awareness, we will engage in
DMA-targeted
campaigns, investing in TV, OTT and digital video. We also plan to expand our influencer marketing approach to grow our own fan base as well as help rightsholder clients develop their next generation of fans. Our ability to successfully implement these marketing initiatives has an impact on revenue.
Continued Innovation and R&D Investment
We are proud of our history as innovators in the ticketing industry and we intend to continue to push the industry forward in ways that delight fans and rightsholders. We intend to build on our unified identity layer, mobile expertise and APIs to expand Rally, our event-day
experience suite. We also plan to leverage data from our Marketplace to build powerful pricing and distribution tools for rightsholders and to continually diversify our fan-facing
product offerings. In addition, we plan to continue to invest aggressively in our product, engineering and data science teams, with the aim of significantly enhancing the end-to-end
experiences of rightsholders and fans. The degree to which these initiatives and investments are successful has an impact on our sales volume which impact our revenue.
Components of Operating Results
Net Revenue
We generate net revenue principally from our marketplace platform that connects ticket sellers and ticket buyers to facilitate transactions. Our net revenue consists of consumer and enterprise revenue.
Consumer Revenue
We generate a majority of our net revenue from orders completed through the SeatGeek marketplace platform and the related commissions charged to ticket sellers. Commissions from ticket sellers and ticket buyers are based on a percentage of the ticket price in exchange for using our platform to transact on the secondary market. We typically recognize ticketing revenue on a net basis as we are an agent for the ticket seller and we recognize net revenue at the point in time when the sale is processed. Revenue is presented net of indirect taxes, value-added taxes, reserves for customer refunds, payment chargebacks and estimated uncollectible amounts.
Enterprise Revenue
We also generate revenue from cloud-based license subscriptions and associated support for the use of our ticketing platform to facilitate ticket management and fees related to the sale of tickets on our marketplace. The commission earned on ticket sales in the primary market is recognized at the point in time when the sale is processed. Revenue generated from our cloud-based software licensing subscriptions, including maintenance, is recognized on a ratable basis over the contractual period. Training and professional services are recognized as services are delivered. We also provide licenses for on-premise
software in either perpetual or term licenses agreements which provide our clients with a right to use the software. Revenue related to our on-premise

software is recognized at a point in time when the platform is first made available to the client, or the beginning of the subscription term, if later. We may also enter into sponsorship arrangements with our enterprise customers to promote SeatGeek’s brand. From time to time, we will also issue equity-based instruments to these customers as part of these arrangements.
We expect net revenue to increase as further restrictions under
COVID-19
eases and live events continue to resume.
Cost of Revenue
Cost of revenue primarily consists of third-party payment processing fees, compensation costs of employees involved in fulfillment, hosting fees, shipping costs, amortization of capitalized internal-use
software and acquired technology and allocations of various overhead and occupancy costs. Compensation costs include salaries, payroll taxes, benefits, bonuses and stock-based compensation.
We expect that cost of revenue will increase on an absolute dollar basis for the foreseeable future as we continue to grow and decrease as a percentage of revenue as we achieve economies of scale.
Gross Profit and Gross Margin
Gross profit represents net revenues less cost of revenue. Gross margin is gross profit expressed as a percentage of net revenues. Our gross margin may in the future fluctuate from period to period based on a number of factors, including our investments in infrastructures, compensation costs and certain marketing campaigns.
Operating Expenses
Our operating expenses consist of sales and marketing, general and administrative and research and development expenses. Included in operating expenses are compensation costs, which consist of salaries, payroll taxes, benefits, bonuses and stock-based compensation expense, as well as the related overhead costs to support our staff.
As our total net revenue increases or decreases and to the extent our operating expenses are not equally affected, our operating expenses as a percentage of net revenue will similarly fluctuate. The effect of the
COVID-19
pandemic and its impact on our operating expenses, along with the related decrease in net revenue, resulted in a significant increase in our operating expenses as a percentage of our net revenue in 2020.
Sales and Marketing
Sales and marketing expense primarily consists of advertising, including sponsorship expenses, compensation costs, amortization of acquired customer relationships and allocations of various overhead and occupancy costs.
We plan to continue to invest in sales and marketing to attract and increase the engagement of constituents on the platform and increase our brand awareness. We expect that sales and marketing expense will increase on an absolute dollar basis and vary from period to period as a percentage of revenue for the foreseeable future. The trend and timing of our brand marketing expenses will depend on the timing and magnitude of our marketing campaigns.
General and Administrative
General and administrative expense primarily consists of compensation costs for executive management and administrative employees, including finance and accounting, human resources, and legal and allocations of various overhead and occupancy costs.

Following the completion of this transaction, we expect to incur additional general and administrative expenses as a result of operating as a public company, including increased expenses for insurance, costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, investor relations and professional services expenses and increased stock-based compensation expense.
Research and Development
Research and development expense primarily consists of compensation costs for employees in product & engineering, third-party consulting fees and allocations of various overhead and occupancy costs. Expenses also include costs associated with design, development, testing and maintenance of existing technology that are not eligible for capitalization.
We plan to continue to invest in building employee and system infrastructure to enhance and support development of new technologies. We expect that technology expenses will increase as a percentage of our revenue over the long term, though the expense may fluctuate as a percentage of our revenue from period to period because of the timing and extent of these expenses.
Other Income (Expense)
Other expense primarily consists of the net exchange gains or losses on foreign currency transactions.
Interest (Expense) Income, Net
Interest expense consists primarily of interest payments on outstanding borrowings under the Term Loan (as defined below).
(Provision for) Benefit from Income Tax
(Provision for) benefit from income tax consists primarily of income taxes related to U.S. federal and state income taxes and income taxes in foreign jurisdictions in which we conduct business.
Results of Operations
The following table summarizes our results of operations for the periods presented.

	Years Ended December 31,			Six Months Ended June 30,
	2020	2019	2018	2021	2020
	(in thousands)
Net revenue	$33,233	$142,170	$106,423	$50,862	$26,061
Cost of revenue	37,651	56,988	41,681	24,439	22,714

Gross profit	(4,418)	85,182	64,742	26,423	3,347
Operating expenses:
Sales and marketing	41,796	75,601	60,795	29,748	27,627
General and administrative	14,706	21,576	15,918	13,300	6,997
Research and development	31,878	33,769	23,185	18,050	15,541

Total operating expenses	88,380	130,946	99,898	61,098	50,165

Loss from operations	(92,798)	(45,764)	(35,156)	(34,675)	(46,818)
Other income (expense)	2,042	1,950	(333)	340	(74)
Interest (expense) income, net	(5,875)	(884)	182	(3,467)	(2,402)

Other income (expense)	(3,833)	1,066	(151)	(3,127)	(2,476)

Loss before income taxes	(96,631)	(44,698)	(35,307)	(37,802)	(49,294)
(Provision for) benefit from income tax	(297)	(343)	5,134	(99)	(292)

Net loss	$(96,928)	$(45,041)	$(30,173)	$(37,901)	$(49,586)

The following table sets forth the components of our statements of operations data, for each of the periods presented, as a percentage of revenue.

	Years Ended December 31,			Six Months Ended June 30,
	2020	2019	2018	2021	2020
Net revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenue	113.3	40.1	39.2	48.0	87.2

Gross profit	(13.3)	59.9	60.8	52.0	12.8
Operating expenses:
Sales and marketing	125.8	53.2	57.1	58.5	106.0
General and administrative	44.2	15.1	14.9	26.1	26.9
Research and development	95.9	23.8	21.8	35.5	59.6

Total operating expenses	265.9	92.1	93.8	120.1	192.5

Loss from operations	(279.2)	(32.2)	(33.0)	(68.1)	(179.7)
Other income (expense)	6.1	1.4	(0.3)	0.7	(0.3)
Interest (expense) income, net	(17.7)	(0.6)	0.2	(6.8)	(9.2)

Other income (expense)	(11.6)	0.8	(0.1)	(6.1)	(9.5)

Loss before income taxes	(290.8)	(31.4)	(33.1)	(74.2)	(189.2)
(Provision for) benefit from income tax	(0.9)	(0.2)	4.8	(0.2)	(1.1)

Net loss	(291.7)%	(31.6)%	(28.3)%	(74.4)%	(190.3)%

Comparison of the Six Months Ended June 30, 2021 and 2020
Net Revenue

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Net revenue	$50,862	$26,061	$24,801	95.2%

Net revenue increased by $24.8 million, or 95.2%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase was primarily due to an increase in transaction-based revenue driven by the easing of restrictions on fan attendance at live events in connection with the
COVID-19
pandemic. See Note 4 to our unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for more information on breakdown of net revenue.
Cost of Revenue, Gross Profit and Gross Margin

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Cost of revenue	$24,439	$22,714	$1,725	7.6%
Gross profit	$26,423	$3,347	$23,076	689.5%
Gross margin	52.0%	12.8%		39.2%
Cost of revenue increased by $1.7 million, or 7.6%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase was primarily due to the increase in net revenue and was primarily due to the additional activities on our platform driven by the easing of restrictions on fan attendance at live events in connection with the
COVID-19
pandemic.
Gross profit increased by $23.1 million, or 689.5%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase was primarily due to higher net revenue related to the easing of restrictions on fan attendance at live events in connection with the
COVID-19
pandemic. Gross margin for the six months ended June 30, 2021 was 52.0% as compared to gross margin of 12.8% for the six months ended June 30, 2020. Gross profit and gross margin in 2020 were not meaningful due to certain infrastructure costs, including amortization of capitalized internal-use
software and acquired technology, which did not vary directly with net revenue.
Operating Expenses

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Operating expenses:
Sales and marketing	$29,748	$27,627	$2,121	7.7%
General and administrative	13,300	6,997	6,303	90.1
Research and development	18,050	15,541	2,509	16.1

Total operating expenses	$61,098	$50,165	$10,933	21.8%

Sales and Marketing
Sales and marketing expenses increased by $2.1 million, or 7.7%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase was primarily due to a $1.6 million increase in compensation and personnel-related costs as a result of the significant scaling of headcount and other discretionary spending as net revenue started to increase with the ease of restrictions related to the
COVID-19
pandemic.
General and Administrative
General and administrative expenses increased by $6.3 million, or 90.1%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. This increase was primarily due to a $3.5 million increase in compensation and personnel-related costs due to an increase in headcount and other discretionary spending primarily related to our public company readiness initiative. In addition, there was an increase of $2.3 million for potential certain tax reserves.
Research and Development
Research and development expenses increased by $2.5 million, or 16.1%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase was mainly attributable to an increase of $2.0 million in compensation and personnel-related costs as a result of additional headcount to support further development and growth of our platform.
Other Income (Expense)

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Other income (expense)	$340	$(74)	$414	(559.5)%
Interest (expense) income, net	(3,467)	(2,402)	(1,065)	44.3

Other income (expense)	$(3,127)	$(2,476)	$(651)	26.3%

Other Income (Expense)
Other income (expense) changed by an immaterial amount during the six months ended June 30, 2021.

Interest (Expense) Income, Net
Interest (expense) income, net increased by $1.1 million, or 44.3%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase was attributable to the timing of drawdowns in 2020, resulting in a higher overall balance outstanding in 2021 and an increase in interest expense.
(Provision for) Benefit from Income Tax

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
(Provision for) benefit from income tax	$(99)	$(292)	$193	(66.1)%

The change in (provision for) benefit from income tax for the six months ended June 30, 2021 was immaterial.
Comparison of the Year Ended December 31, 2020 and 2019
Net Revenue

	Years Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Net revenue	$33,233	$142,170	$(108,937)	(76.6)%

Net revenue decreased by $108.9 million, or 76.6%, in 2020 compared to 2019. The decrease was primarily due to a decrease in transaction-based revenue driven by the
COVID-19
pandemic as many live events were cancelled. In addition to lower order volume on our platform, the
COVID-19
pandemic caused significantly more cancellations of events in 2020 compared to 2019, resulting in a reduction of revenue. See Note 4 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information on breakdown of net revenue.
Cost of Revenue, Gross Profit and Gross Margin

	Years Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Cost of revenue	$37,651	$56,988	$(19,337)	(33.9)%
Gross profit	$(4,418)	$85,182	$(89,600)	(105.2)
Gross margin	(13.3)%	59.9%		(73.2)%
Cost of revenue decreased by $19.3 million, or 33.9%, in 2020 compared to 2019. The decrease was primarily due to a $12.5 million decrease in credit card fees, a $1.9 million decrease in hosting fees and a $1.3 million decrease in ticket shipping driven by the decline in the secondary ticket market resulting from the effects of the
COVID-19
pandemic. Compensation, personnel-related costs and outsourced consulting decreased by $3.0 million as a result of cost reduction measures implemented during 2020, including salary reductions, hiring freezes and reduction of other discretionary spending in response to the
COVID-19
pandemic.
Gross profit decreased by $89.6 million, or 105.2%, in 2020 compared to 2019. The decrease was primarily due to the reduction in net revenue driven by the cancellation of live events during the
COVID-19
pandemic. There is a certain level of fixed costs within cost of revenue, such as depreciation and amortization of long-lived assets, which does not decrease in line with revenue. Gross margin in 2020 was (13.3)% as compared to gross margin in 2019 of 59.9%. Gross margin in 2020 was not meaningful due to the unusual decline in revenue as a result of the
COVID-19
pandemic.
Operating Expenses

	Years Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Operating expenses:
Sales and marketing	$41,796	$75,601	$(33,805)	(44.7)%
General and administrative	14,706	21,576	(6,870)	(31.8)
Research and development	31,878	33,769	(1,891)	(5.6)

Total operating expenses	$88,380	$130,946	$(42,566)	(32.5)%

Sales and Marketing
Sales and marketing expenses decreased by $33.8 million, or 44.7%, in 2020 compared to 2019. The decrease was primarily due to a $32.0 million decrease in discretionary advertising expenses in response to the cancellation of live events due to the
COVID-19
pandemic and a decrease of $1.3 million in overhead expenses.
General and Administrative
General and administrative expenses decreased by $6.9 million, or 31.8%, in 2020 compared to 2019. Compensation expenses and miscellaneous office expenses decreased by $4.3 million due to salary reductions, reduction in travel and other discretionary spending in response to the decrease in net revenue from the
COVID-19
pandemic. In addition, there was a decrease of $1.3 million in certain tax reserves due to due to the decrease in net revenue and a decrease of $1.2 million in overhead expense.
Research and Development
Research and development expenses decreased by $1.9 million, or 5.6%, in 2020 compared to 2019. Compensation and outsourced consulting decreased by $1.8 million due to a reduction in headcount and cost reduction measures implemented during 2020 in response to the
COVID-19
pandemic. In addition, there was a decrease in overhead allocation of $1.0 million. Research and development expenses decreased at a lower rate than the other operating expenses as we implemented less cost reduction measures in this area to support continued innovation on our platform.
Other Income (Expense)

	Years Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Other income (expense)	$2,042	$1,950	$92	4.7%
Interest (expense) income, net	(5,875)	(884)	(4,991)	564.6

Other income (expense)	$(3,833)	$1,066	$(4,899)	(459.6)%

Other Income (Expense)
Other income (expense) changed by an immaterial amount during 2020.
Interest (Expense) Income, Net
Interest (expense) income, net increased by $5.0 million, or 564.6%, in 2020 compared to 2019. The increase in expense was due to an overall higher principal balance on the Term Loan (as defined below) during the year 2020.

(Provision for) Benefit from Income Tax

	Years Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
(Provision for) benefit from income tax	$(297)	$(343)	$46	(13.4)%

The change in (provision for) benefit from income tax for 2020 was immaterial.
Comparison of the Year Ended December 31, 2019 and 2018
Revenue

	Years Ended December 31,
	2019	2018	$ Change	% Change
	(in thousands, except percentages)
Net revenue	$142,170	$106,423	$35,747	33.6%

Revenue increased by $35.7 million, or 33.6%, in 2019 compared to 2018. The increase was primarily driven by a 25.0% increase in transaction-based revenue from higher ticket sales volume. See Note 4 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information on breakdown of net revenue.
Cost of Revenue, Gross Profit and Gross Margin

	Years Ended December 31,
	2019	2018	$ Change	% Change
	(in thousands, except percentages)
Cost of revenue	$56,988	$41,681	$15,307	36.7%
Gross profit	$85,182	$64,742	$20,440	31.6
Gross margin	59.9%	60.8%		(0.9)%
Cost of revenue increased by $15.3 million, or 36.7%, in 2019 compared to 2018. The increase was primarily due to the growth of activity on our platform consistent with the increase in revenue. Compensation costs increased by $3.0 million as a result of additional headcount, credit card processing fees increased by $5.6 million due to the increase in the number and overall value of orders transacted on our platform and hosting costs increased by $4.6 million to support the continued growth of our platform activity.
Gross profit increased by $20.4 million, or 31.6%, in 2019 compared to 2018. The increase was primarily due to the increase in revenue. Gross margin in 2019 was 59.9% as compared to gross margin in 2018 of 60.8%. Gross margin decreased by 0.9% in 2019 primarily due to investments in our infrastructure, including the expansion of our web and cloud-based platforms to support future growth and leasing of additional office spaces.
Operating Expenses

	Years Ended December 31,
	2019	2018	$ Change	% Change
	(in thousands, except percentages)
Operating expenses:
Sales and marketing	$75,601	$60,795	$14,806	24.4%
General and administrative	21,576	15,918	5,658	35.5
Research and development	33,769	23,185	10,584	45.7

Total operating expenses	$130,946	$99,898	$31,048	31.1%

Sales and Marketing
Sales and marketing expenses increased by $14.8 million, or 24.4%, in 2019 compared to 2018. The increase in sales and marketing expense was primarily due to an increase of $10.8 million in costs related to advertising and marketing programs to drive revenue growth, an increase of $1.8 million in overhead expenses and an increase of $1.6 million in compensation and personnel-related costs as a result of increased headcount in our sales and marketing organization.
General and Administrative
General and administrative expenses increased by $5.7 million, or 35.5%, in 2019 compared to 2018. The increase in general and administrative expense was primarily due to an increase of $2.1 million in certain tax reserves, an increase of $1.3 million in compensation and personnel-related costs as a result of additional headcount and an increase of $0.8 million in overhead expenses.
Research and Development
Research and development expenses increased by $10.6 million, or 45.7%, in 2019 compared to 2018. The increase was mainly attributable to an increase of $7.1 million in compensation and personnel-related costs as a result of additional headcount to support continued innovation on our platform and an increase of $1.6 million in overhead expenses.
Other Income (Expense)

	Years Ended December 31,
	2019	2018	$ Change	% Change
	(in thousands, except percentages)
Other income (expense)	$1,950	$(333)	$2,283	(685.6)%
Interest (expense) income, net	(884)	182	(1,066)	(585.7)

Other income (expense)	$1,066	$(151)	$1,217	(806.0)%

Other Income (Expense)
Other income (expense) increased by $2.3 million, or 685.6%, in 2019 compared to 2018. The increase in income was mainly attributable to foreign exchange gains.
Interest (Expense) Income, Net
Interest (expense) income, net increased by $1.1 million, or 585.7%, in 2019 compared to 2018. The increase in expense was attributable to the Term Loan (as defined below) entered into during the year ended December 31, 2019.
(Provision for) Benefit from Income Tax

	Years Ended December 31,
	2019	2018	$ Change	% Change
	(in thousands, except percentages)
(Provision for) benefit from income tax	$(343)	$5,134	$(5,477)	(106.7)%

We incurred an immaterial amount of income tax expense for 2019.
We recognized a benefit from income tax of $5.1 million during 2018 primarily due to foreign tax benefits recognized in connection with our acquisition of a company based in Israel during 2017.

Liquidity and Capital Resources
As of June 30, 2021, we had cash and cash equivalents of $136.8 million. Since our inception, we have funded our operations primarily through the net proceeds we have received from the issuances of equity securities, cash flows generated by operations and borrowings of debt. Through June 30, 2021, we have raised a total of $272.3 million from the sale of redeemable convertible preferred stock, net of costs associated with such financings.
During February and March 2020, we drew down the remaining available balance of $37.0 million under the Term Loan (as defined below) for working capital purposes, as well as to strengthen our cash position and maintain flexibility given the uncertainty in the global economy as a result of the
COVID-19
pandemic. Since inception, we have generated losses from our operations as reflected in our accumulated deficit of $285.5 million as of June 30, 2021. We expect to continue to incur operating losses and generate negative cash flows from operations for the foreseeable future due to the investments we will continue to make in research and development and sales and marketing and due to additional general and administrative costs we expect to incur as a public company. As a result, we may require additional capital resources to execute strategic initiatives to grow our business.
Description of Indebtedness
Term Loan Facility
On June 12, 2019, we entered into the Loan and Security Agreement with the several banks and other financial institutions parties thereto, and Hercules Capital, Inc. as administrative and collateral agent (the “Term Loan”) for a total principal amount of up to $60.0 million. The Term Loan has a maturity date of July 1, 2023. Borrowings under the Term Loan bear interest at a rate equal to the greater of either (i) 10.5% plus the Prime Rate as reported in The Wall Street Journal minus 5.5%, or (ii) 10.5%.
The Term Loan contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants include restrictions on, among other things, indebtedness, liens, investments, mergers, dispositions, transactions with affiliates and dividends and other distributions.
As of June 30, 2021, we had a $60.0 million principal balance outstanding under the Term Loan.
Paycheck Protection Program Loan
On April 16, 2020, we received a loan in the aggregate amount of $6.3 million, pursuant to the Paycheck Protection Program (the “PPP Loan”), established pursuant to the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) administered by the Small Business Association (“SBA”). The PPP Loan has a maturity of two years from the disbursement of the funds and an annual interest rate of 1.0%. We used the funds from these loans only for the purposes included in the Paycheck Protection Program, including payroll, employee benefits and rent.
Under the terms of the CARES Act, we have applied for forgiveness of a portion of the PPP Loan, but forgiveness has not yet been granted. As of the date of this proxy statement/prospectus, we expect $6.1 million of the loan balance to be forgiven however, no assurance can be provided that we will obtain forgiveness of the loan in whole or in part. Any unforgiven portion of the loan is payable over two years at an interest rate of 1.0%, with a deferral of payments until the date the lender receives the applicable forgiven amount from the SBA.
As of June 30, 2021, we had a $6.3 million principal balance outstanding under our PPP Loan.

Cash Flows

	Years Ended December 31,			Six Months Ended June 30,
	2020	2019	2018	2021	2020
	(in thousands)
Cash (used in) provided by operating activities	$(46,060)	$(10,926)	$(18,826)	$17,431	$(10,574)
Cash used in investing activities	(3,974)	(11,825)	(1,762)	(2,384)	(1,882)
Cash provided by financing activities	148,001	23,503	11,034	3,246	118,509
Cash (Used in) Provided by Operating Activities
Cash provided by operating activities for the six months ended June 30, 2021 was $17.4 million, which consisted of a net loss of $37.9 million, offset by $9.3 million in non-cash
charges and a net change of $46.0 million in our net operating assets and liabilities. The non-cash
charges primarily consisted of $6.0 million of depreciation and amortization expenses and $2.9 million of stock-based compensation. The net cash inflow from changes in operating assets and liabilities was primarily driven by a net increase in trade and client accounts payable and accrued expenses of $65.8 million, largely driven by the accrual for ticket costs in alignment with timing and the increased ticket sales and net revenue, partially offset by an increase in trade accounts receivable of $12.0 million driven by the increase in net revenue, an increase in prepaid expenses and other current assets of $8.3 million primarily due to the timing of payments and an increase in ticket-related expenses.
Cash used in operating activities for the six months ended June 30, 2020 was $10.6 million, which consisted of a net loss of $49.6 million, partially offset by $7.1 million in non-cash
charges and a net change of $32.0 million in our net operating assets and liabilities. The non-cash
charges primarily consisted of $5.2 million of depreciation and amortization expenses and $1.0 million of stock-based compensation. The net cash inflow from changes in operating assets and liabilities was primarily driven by a net increase in trade and client accounts payable and accrued expenses of $68.5 million, largely driven by additional accruals for refunds required due to the restrictions on live events related to the
COVID-19
pandemic. This increase was partially offset by an increase in trade accounts receivable of $32.3 million driven by expected recoupments of ticket costs for events that were cancelled. In addition, there was an increase in prepaid expenses and other current assets of $4.9 million, largely due to timing of payments.
Cash used in operating activities for 2020 was $46.1 million, which consisted of a net loss of $96.9 million, partially offset by $15.0 million in non-cash
charges and a net change of $35.9 million in our net operating assets and liabilities. The non-cash
charges primarily consisted of $11.1 million of depreciation and amortization expenses, $2.8 million of stock-based compensation and $1.1 million in other non-cash
charges. The net cash inflow from changes in operating assets and liabilities was primarily driven by a net increase in trade and client accounts payable and accrued expenses of $22.0 million largely driven by the accrual for refunds, a decrease in trade accounts receivable of $7.4 million driven by the decrease in net revenue and a decrease in prepaid expenses and other current assets of $5.5 million primarily due to the re-negotiation
of certain contracts due to the
COVID-19
pandemic.
Cash used in operating activities for 2019 was $10.9 million, which consisted of a net loss of $45.0 million, partially offset by $13.0 million in non-cash
charges and a net change of $21.1 million in our net operating assets and liabilities. The non-cash
charges primarily consisted of $9.0 million of depreciation and amortization expenses, $2.0 million of stock-based compensation and $1.3 million of non-cash
marketing expenses related to issuance of common stock. The net cash inflow from changes in operating assets and liabilities was primarily driven by a net increase in trade and client accounts payable and accrued expenses of $16.8 million largely driven by the growth of our business, an increase in other long-term liabilities of $7.5 million mainly consisting of deferred rent for new office space and a decrease in prepaid expenses and other current assets of $1.1 million primarily due to timing of payments. The cash inflows were partially offset by an increase in trade accounts receivable of $3.0 million due driven by the increase in revenue.

Cash used in operating activities for 2018 was $18.8 million, which consisted of a net loss of $30.2 million, partially offset by $6.4 million in non-cash
charges and a net change of $4.9 million in our net operating assets and liabilities. The non-cash
charges consisted of $8.3 million of depreciation and amortization expenses, $2.2 million of stock-based compensation and $1.1 million of non-cash
marketing expenses related to issuance of common stock, partially offset by a decrease in deferred tax benefit of $5.2 million. The net cash inflow from changes in operating assets and liabilities was primarily driven by a net increase in trade and client accounts payable and accrued expenses of $16.8 million due to the overall growth of our operations and sales, partially offset by an increase in trade accounts receivable of $5.7 million in alignment with our net revenue growth and an increase in prepaid expenses and other current assets of $6.9 million primarily due to the timing of payments and an increase in operating expenses to support our growth.
Cash Used in Investing Activities
Cash used in investing activities for the six months ended June 30, 2021 was $2.4 million, which consisted of the capitalization of internal use software of $1.4 million and purchases of property and equipment of $1.0 million.
Cash used in investing activities for the six months ended June 30, 2020 was $1.9 million, which primarily consisted of purchases of property and equipment of $1.4 million.
Cash used in investing activities for 2020 was $4.0 million, which consisted of purchases of property and equipment of $2.4 million and the capitalization of $1.6 million of internal use software.
Cash used in investing activities for 2019 was $11.8 million, which primarily consisted of purchases of property and equipment of $10.9 million, which includes leasehold improvements for our new office space.
Cash used in investing activities for 2018 was $1.8 million, which primarily consisted of purchases of property and equipment of $1.6 million.
Cash Provided by Financing Activities
Cash provided by financing activities for the six months ended June 30, 2021 was $3.2 million, which consisted of proceeds from exercises of stock options and warrants.
Cash provided by financing activities for the six months ended June 30, 2020 was $118.5 million, which primarily consisted of $74.6 million in net proceeds from issuance of preferred stock, $37.0 million in borrowings on our Term Loan and $6.3 million of borrowing on our PPP loan.
Cash provided by financing activities for 2020 was $148.0 million, which primarily consisted of $103.6 million in net proceeds from issuance of preferred stock, $37.0 million in borrowings on our Term Loan, $6.3 million of borrowing on our PPP loan and $1.2 million in proceeds from exercises of stock options and warrants.
Cash provided by financing activities for 2019 was $23.5 million, which primarily consisted of $23.0 million in borrowings on our Term Loan.
Cash provided by financing activities for 2018 was $11.0 million, which primarily consisted of $10.0 million in proceeds from issuance of preferred stock and $1.0 million in proceeds from exercises of stock options and warrants.
Non-GAAP
Financial Measures – Adjusted EBITDA
Adjusted EBITDA is a supplemental measure of operating performance monitored by management that is not defined under GAAP and that does not represent, and should not be considered as, an alternative to net loss, as determined by GAAP. We define Adjusted EBITDA as loss from operations, adjusted for depreciation and amortization, equity-based compensation expense and transaction and public readiness costs. We use Adjusted EBITDA to understand and evaluate our core operating performance and trends.
We use Adjusted EBITDA in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our financial performance. We believe Adjusted EBITDA is also helpful to investors, analysts and other interested parties because it can assist in providing a more consistent and comparable overview of our operations across our historical financial periods. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net loss and our other GAAP results. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by the types of items excluded from the calculation of Adjusted EBITDA. Adjusted EBITDA is not a presentation made in accordance with GAAP and the use of the term varies from others in our industry.
A reconciliation of Adjusted EBITDA to loss from operations, the most directly comparable GAAP measure, is as follows:

	Years Ended December 31,			Six Months Ended June 30,
	2020	2019	2018	2021	2020
	(in thousands)
Loss from operations	$(92,798)	$(45,764)	$(35,156)	$(34,675)	$(46,818)
Depreciation and amortization	11,115	8,976	8,294	5,968	5,242
Equity-based compensation (1)	2,956	1,784	2,254	3,114	1,094
Transaction and public readiness costs (2)	—	—	—	1,095	—

Adjusted EBITDA	$(78,727)	$(35,004)	$(24,608)	$(24,498)	$(40,482)

(1)	We incur equity-based compensation expenses, which we do not consider to be indicative of our core operating performance.
(2)	Transaction and public readiness costs include non-capitalizable costs related to the Business Combination and non-recurring expenses related to our public company readiness initiative.
Contractual Obligations and Other Commitments
Our principal commitments consist of obligations under the Term Loan, PPP Loan, operating leases for office space as well as non-cancellable purchase commitments. See Note 14 to our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.
Off-Balance Sheet
Arrangements
Since our inception, we have not engaged in
any off-balance sheet
arrangements, as defined in the rules and regulations of the SEC.
Critical Accounting Polices and Estimates
Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements included elsewhere in this proxy statement/prospectus. The preparation of our consolidated financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances and we evaluate these estimates on an ongoing basis. Actual results may differ from those estimates.

Our critical accounting policies are those that materially affect our consolidated financial statements and involve difficult, subjective or complex judgments by management. A thorough understanding of these critical accounting policies is essential when reviewing our consolidated financial statements.
Revenue Recognition
We generate net revenue principally from our marketplace platform that connects ticket sellers and ticket buyers to facilitate transactions. Our net revenue consists of consumer and enterprise revenue and is recognized in accordance with ASC 606,
Revenue from Contracts with Customers
.
Consumer Revenue
We derive our net revenues primarily from service fees charged at the time a ticket for an event is processed. We connect ticket sellers, who use our platform to sell tickets, to ticket buyers. We provide the platform for ticket sales but the ticket seller is responsible for order fulfillment. We are responsible for processing the transaction and collecting the face value of the ticket and all associated fees at the time the ticket is sold. We are also responsible for remitting these amounts collected, less our fees, to the ticket seller.
We evaluate whether we are the principal or agent for the services provided to end users in a transaction based upon our evaluation of whether we obtain control of the specified goods or services provided to the end user and are the principal (gross), or if we arrange for other parties to provide the goods or service to the end user and are an agent (net). To determine whether we control the goods or services, we consider factors such as whether we are primarily responsible for fulfillment of the promise, have inventory risk and have the latitude in establishing pricing. Our service provides a marketplace platform for the ticket seller and ticket buyer to transact and our performance obligation is to facilitate and process that transaction. We determined that we are the agent in sales related to our marketplace as we do not determine the sales price of the ticket, pre-purchase
or otherwise obtain control of the tickets and we only benefit from the fee for arranging for the sale of tickets by the seller to the ticket buyer. As such, based on our assessment, we generally record revenue on a net basis related to our ticketing service. As a result, costs incurred for processing the transactions are included in cost of revenue in the consolidated statements of operations. Revenue is presented net of indirect taxes, value-added taxes, reserves for customer refunds, payment chargebacks and estimated uncollectible amounts.
Enterprise Revenue
Our enterprise revenue is derived from the licensing of cloud-based subscription software and professional services, including training and consulting services. Our subscriptions primarily include access to our hosted platform, which provides the client the right to receive when-and-if-available
unspecified future updates, upgrades and enhancements and technical product support. When there is more than one distinct performance obligation in a contract, we allocate the transaction price to the performance obligations on a relative standalone selling price basis. We estimate the amount of consideration expected to be received in exchange for transferring services if the consideration promised in a contract includes a variable amount.
Refunds Reserve
Our standard terms of service with ticket buyers are to reimburse them on behalf of ticket sellers for events that are cancelled, or when tickets are not provided timely, are invalid or not honored by the applicable venue/event. Refunds and chargebacks, including commissions earned from ticket sellers, are estimated based on historical trends, adjusted for current information, to determine the accrual required for orders to events that were scheduled to occur after period-end
and are expected to be refunded. When orders are expected to be refunded, we also recognize a recoupment for the ticket cost from ticket sellers in accordance with applicable terms and conditions if ticket sellers were paid in advance of the occurrence of an event. We record a recoupment reserve for the ticket cost, against the estimate of expected refunds based on historical trends, adjusted for current information. This reserve is reduced when we recoup the cost paid for the ticket sold on our platform. We are recording estimated and actual credits and refunds as contra-revenue, net of any recoupments from ticket sellers.

During the year ended December 31, 2020, we also began offering ticket buyers the choice to receive a credit for future use on our platform in lieu of a cash refund, often at a higher amount than the original ticket purchase. For buyers that opted to receive the credit for future use, their non-refundable
cash payment is recorded as a liability until the buyer purchases a future ticket or their rights expire. We recognize breakage as revenue only when unclaimed property rules do not apply. Any amounts we pay to ticket sellers in excess of the buyer’s cash payment are recorded as contra-revenue at the time of the future purchase.
Stock-Based Compensation
We measure compensation expense for all stock-based payment awards, including stock options granted to employees, directors and nonemployees based on the estimated fair value of the awards on the date of grant. Stock-based compensation expense is recognized ratably over the period during which an employee is required to provide service. The service-based condition for the majority of these awards is satisfied over four years.
We estimate the fair value of stock options granted to employees using the Black-Scholes option-pricing model, which requires the input of subjective assumptions, including the following:

•
Fair value of common stock
. Because our common stock is not yet publicly traded, we are required to estimate the fair value of our common stock, as discussed in the section titled “Common Stock Valuations” below.

•
Expected volatility
. As a result of the lack of historical and implied volatility data of our common stock, the expected stock price volatility has been estimated based on the historical volatilities of selected companies with comparable characteristics to us, including enterprise value, risk profiles and position within the industry and with historical share price information sufficient to meet the expected term of the stock options. The historical volatility data has been computed using the daily closing prices for the selected companies.

•
Expected term
. The expected term is determined based on the average period the stock options are expected to remain outstanding using the simplified method, generally calculated as the midpoint of the stock options’ vesting term and contractual expiration period, as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

•	Risk-free interest rate . The expected risk-free rate assumption is based on the U.S. Treasury instruments whose term is consistent with the expected term of the stock options.

•	Forfeiture rate. The forfeiture rate is estimated based on our historical experience with employee forfeitures on options.

•	Expected dividend yield . The expected dividend assumption is based on our history and expectation of dividend payouts. We have not paid dividends and do not expect to do so in the foreseeable future.
We will continue to use judgment in evaluating the assumptions related to our stock-based compensation on a prospective basis. As we continue to accumulate additional data related to our common stock, we may refine our estimation process, which could materially impact our future stock-based compensation expense.

The fair value of each stock option grant is estimated on the date of grant using the Black Scholes option pricing model with the following assumptions:

	Years Ended December 31,			Six Months Ended June 30,
	2020	2019	2018	2021	2020
Expected dividend yield	—%	—%	—%	—%	—%
Expected volatility	46.31 – 54.94%	46.71 – 47.28%	42.88 – 46.35%	54.03 – 54.25%	46.31 – 46.79%
Expected term (years)	5.29 – 6.07	5.58 – 6.06	5.42 – 6.05	5.02 – 5.99	5.42 – 6.07
Risk-free interest rate	0.44 – 1.46%	1.88 – 2.56%	2.32 – 3.10%	0.86 – 1.11%	1.43 – 1.46%
Forfeiture rate	22.10%	20.14%	15.01%	21.57%	22.10%
Fair value of common stock	$0.90 – 1.52	$1.34 – 1.52	$1.28 – 1.34	$1.46 – 5.02	$0.90 - 1.52
Common Stock Valuations
The fair value of the shares of common stock underlying stock options has historically been determined by the board of directors as the board has the relevant experience and expertise to determine the fair value of our common stock. Given the absence of a public trading market of our common stock, and in accordance with the American Institute of Certified Public Accounting and Valuation Guide,
Valuation of Privately-Held Company Equity Securities Issued as Compensation
, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock at each option grant date, including:

•	independent third-party valuations of our common stock;

•	the prices of common or redeemable convertible preferred stock sold to third party investors by us and in secondary transactions;

•	our actual operating and financial performance;

•	current business conditions and projections;

•	hiring of key personnel and the experience of our management;

•	our history and the introduction of new services;

•	our stage of development;

•	likelihood of achieving a liquidity event, such as an initial public offering, or IPO, direct listing, or a merger or acquisition given prevailing market conditions;

•	the market performance of comparable publicly traded companies; and

•	the U.S. and global capital market conditions.
Our board of directors determined the fair value of our common stock by first determining the enterprise value of our business, and then allocating the value among the various classes of our equity securities to derive a per share value of our common stock.
In valuing our common stock, the board of directors determined the value using both the income approach and the market approach valuation methods. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar business operations as of each valuation date and is adjusted to reflect the risks inherent in our cash flows. The market approach measures the value of a business through an analysis of recent sales or offerings of comparable investments or assets. In applying this method, valuation multiples are derived from historical operating data of a peer company group. We then apply multiples to our operating data to arrive at a range of indicated values of the company. In allocating the enterprise value of our business among the various classes of stock, we used the option pricing method, or OPM, which models each class of stock as a call option with a unique claim on our assets.
The OPM method allows for the allocation of a company’s equity value among the various equity capital owners. The OPM uses the preferred stockholders’ liquidation preferences, participation rights, dividend policy and conversion rights to determine how proceeds from a liquidity event will be distributed among the various ownership classes at a future date. After the allocation to the various classes of stock, a discount for lack of marketability, or DLOM, is applied to arrive at a fair value of the common stock. A DLOM is meant to account for the lack of marketability of a stock that is not traded on public exchanges. In making the final determination of common stock value, consideration is also given to the recent sales of common stock.
Application of these approaches involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable companies and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.
For the six months ended June 30, 2021, we estimated fair value of ordinary shares to be $1.46 to $5.02 per share for grants issued during that period. The change represents an increase in value due to an increase in probability of a Business Combination. While the June 30, 2021 valuation incorporated equity values based upon the income approach consisting of the discounted cash flow method, the valuation also incorporated the equity value implied by the planned Business Combination, which we continue taking the necessary steps to progress towards the completion of the transaction. Based upon management’s determination that there was a high probability that the Business Combination would occur, a higher weighting was assigned to the implied value of the negotiated Business Combination transaction.
As of December 31, 2020, we estimated fair value of ordinary shares to be $1.52 per share. The December 31, 2020 valuation incorporated equity values based upon the income approach consisting of the discounted cash flow method and allocation of the enterprise value of our business among the various classes of stock using the OPM as there were no indication of an exit event in the near term.
For valuations after the completion of this listing, the board of directors will determine the fair value of each share of underlying common stock based on the closing price of our common stock as reported on the date of grant. Future expense amounts for any particular period could be affected by changes in our assumptions or market conditions.
Goodwill and Long-Lived Assets
When we acquire businesses, we allocate the purchase price to the fair value of the assets acquired and liabilities assumed, including identifiable intangible assets. Any residual purchase price is recorded as goodwill.
An impairment of goodwill is recognized when the carrying amount of assets exceeds their implied fair value. The process of evaluating the potential impairment is highly subjective and requires the application of significant judgment.
We evaluate goodwill for impairment annually in the fourth quarter or whenever a triggering event occurs that would cause us to revise our estimates and assumptions used in analyzing the value of our goodwill. Such evaluation could result in a non-cash
impairment charge that could have a material impact on our financial results. For purposes of the annual impairment test, we assess qualitative factors to determine if it is more likely than not that goodwill might be impaired and whether it is necessary to perform the quantitative impairment test which considers the fair value of the reporting unit compared with the carrying value on the date of the test.

We evaluate long-lived assets, including finite-lived intangible assets and other assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Events or changes in circumstances that could result in an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for our overall business and significant negative industry or economic trends. If an event occurs that would cause us to revise our estimates and assumptions used in analyzing the value of our property and equipment or our finite-lived intangibles and other assets, that revision could result in a non-cash
impairment charge that could have a material impact on our financial results.
As a result of the impact of
COVID-19
pandemic in early March 2020, we concluded that there was a triggering event requiring a quantitative impairment assessment of goodwill as of June 30, 2020. Based on our assessment, which includes significant estimates related our future cash flows and market assumptions, we determined that our goodwill was not impaired. We performed a qualitative impairment assessment of our goodwill in the fourth quarter of 2020 and concluded that there was no impairment.
There is significant uncertainty regarding the economic disruption caused by the
COVID-19
health crisis, its impacts on the global growth forecast and our ability to recover in line with those considerations. In addition, there is significant uncertainty regarding the timing of the reopening of global economies and the impacts from government and central bank actions. Notwithstanding these uncertainties, the above represents our best assessment of our current position. We will continue to monitor developments including updates to our forecasted revenues, expenses and cash flow and an update of our assessment and related estimates may be required in the future as the situation evolves. If the extent and duration of the economic disruption caused by the pandemic is longer or more severe there could be a material impact to our revenue and expected cash flows and in turn the recoverability of our goodwill balance.
Recent Accounting Pronouncements
See Note 2 to our audited consolidated financial statements and interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for more information.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate sensitivities and foreign exchange risks.
Interest Rate Risk
Interest expense related to our outstanding debt as of June 30, 2021 and December 31, 2020 is related to fixed rate debt. Cash and cash equivalents consist of bank deposits. Such interest earning instruments carry a degree of interest rate risk. To date, fluctuations in interest income have not been significant. A hypothetical 10% change in interest rates would not have had a material impact on our consolidated financial statements.
Foreign Currency Risk
Transaction Exposure
We transact business outside the United States and therefore we have ticket sales denominated in foreign currencies, primarily the British Pound and Euro. This exposes us to the risk of fluctuations in foreign currency exchange rates. Accordingly, changes in exchange rates are reflected in reported income and loss from our international businesses included in our consolidated statements of operations. A continued strengthening of the U.S. dollar would therefore reduce reported revenue and expenses from our international businesses included in our consolidated statements of operations.

Translation Exposure
We are also exposed to foreign exchange rate fluctuations as we translate the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the translation adjustments resulting from the conversion of the financial statements of our foreign subsidiaries into U.S. dollars would result in a gain or loss recorded as a component of accumulated other comprehensive income which is part of stockholders’ equity (deficit).
Inflation Risk
We do not believe that inflation has had a material effect on our business, financial condition, or results of operations, other than its impact on the general economy. Nonetheless, if our costs were to become subject to inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

MANAGEMENT OF NEW SEATGEEK FOLLOWING THE BUSINESS COMBINATION
The following sets forth certain information, as [●], 2021, concerning the persons who are expected to serve as directors and executive officers of New SeatGeek following the consummation of the Business Combination and assuming the election of the nominees at the extraordinary general meeting as set forth in “
Director Election Proposal
” as well as certain key employees of SeatGeek.

Name	Age	Position
Executive Officers:
Jon Groetzinger	37	Chief Executive Officer and Director nominee
John Bradford Tacy	41	Chief Financial Officer
Brian Murphy	43	Chief Technology Officer
Paulo Alberto Marques Ferreira e Vieira da Cunha	45	President, Consumer
Danielle du Toit	43	President, SeatGeek Enterprise
Adam Lichstein	53	General Counsel
Carolyn Patterson	57	Chief People Officer
Directors:
Russell D’Souza	36	Director nominee
		Director nominee
		Director nominee
		Director nominee
		Director nominee
		Director nominee
		Director nominee

Executive Officers
Jon Groetzinger.
Upon the
completion of the Business Combination, Mr. Groetzinger is expected to serve as New SeatGeek’s Chief Executive Officer and Chair of its board of directors. Mr. Groetzinger co-founded
SeatGeek in December 2009 and has been its Chief Executive Officer and a member of its board of directors since its inception. Mr. Groetzinger oversees the company’s strategy and operations, while also driving funding and partnerships. Mr. Groetzinger attended Dartmouth College, where he received his B.A. in Economics. We believe Mr. Groetzinger is qualified to serve on the board of directors of New SeatGeek due, among other things, to the perspective and experience he brings as our Chief Executive Officer and as a co-founder
and current member of SeatGeek’s board of directors.
John Bradford Tacy (Brad Tacy).
Upon the
completion of the Business Combination, Mr. Tacy is expected to serve as New SeatGeek’s Chief Financial Officer. Mr. Tacy joined SeatGeek in September 2015 and is responsible for the financial operations of the company. Mr. Tacy was appointed as Chief Financial Officer of the company in February 2017 and previously served as Vice President of Finance from September 2015 to February 2017. Prior to joining SeatGeek, Mr. Tacy worked at Spotify in the finance and operations division, and before Spotify, as director of business operations for Westwood One. Mr. Tacy earned his B.A. in Finance from James Madison University.
Brian Murphy.
Upon the
completion of the Business Combination, Mr. Murphy is expected to serve as New SeatGeek’s Chief Technology Officer. Mr. Murphy joined SeatGeek in April 2019 and is responsible for overseeing the development and enhancement of the company’s products and technology across all platforms. Mr. Murphy leads the product and engineering teams across the company’s domestic and international offices. Prior to joining SeatGeek, Mr. Murphy served as the chief technology officer at Tumblr from February 2016 to February 2019, where he oversaw product, data science and security functions. Mr. Murphy has also served as the vice president of engineering at The New York Times and spent nearly a decade as the senior director of technology at Condé Nast. Mr. Murphy received his B.S. in Computer Science from Rutgers University.

Paulo Alberto Marques Ferreira e Vieira da Cunha (Paulo Cunha).
Upon the
completion of the Business Combination, Mr. Cunha is expected to serve as New SeatGeek’s President of Consumer. Mr. Cunha joined SeatGeek in January 2020 and is responsible for overseeing all operations centered on the company’s marketplace. Mr. Cunha is also responsible for directing the marketing, customer experience and marketplace teams. Prior to joining SeatGeek, Mr. Cunha served as a vice president at Expedia Group from September 2016 to December 2019. Prior to Expedia, Mr. Cunha worked in companies within the education, management consulting, private equity and financial services industries in Portugal, the Netherlands and the United Kingdom. Mr. Cunha received his PhD in Business Administration from Tilburg University and his bachelor’s degree in Business Administration from the Universidade Catolica Portuguesa.
Danielle du Toit.
Upon the
completion of the Business Combination, Ms. du Toit is expected to serve as New SeatGeek’s President of SeatGeek Enterprise. Ms. du Toit joined SeatGeek in February 2019, and is responsible for overseeing all SeatGeek Enterprise business operations. Ms. du Toit directs product sales, implementation, support and success for all our ticketing partners. Prior to joining SeatGeek, Ms. du Toit spent two years as executive vice president of global services strategy and operations at Cheetah Digital, from April 2017 to February 2019. From April 2015 to April 2017, Ms. du Toit served as senior vice president of global customer success at Bullhorn. Ms. du Toit was also named a Game Changer by Sports Business Journal in 2020, as well as a Top Woman Leader by The Software Report in 2018. Ms. du Toit earned both her Higher Diploma in Education and her B.S. in Computer Science and Physics from Rhodes University.
Adam Lichstein.
Upon the
completion of the Business Combination, Mr. Lichstein is expected to serve as New SeatGeek’s General Counsel. Mr. Lichstein has served as General Counsel since joining SeatGeek in June 2018 and is responsible for overseeing the legal affairs of the company. Prior to joining SeatGeek, Mr. Lichstein served as the chief operations officer and general counsel of Tremor Video from 2012 to 2015 and its president from 2015 to 2017. Prior to Tremor Video, Mr. Lichstein worked at companies in the advertising technology industry. Mr. Lichstein also served as the vice president of business affairs and general manager at Razorfish. Mr. Lichstein received his J.D. from New York University School of Law and his B.A. in History from Dartmouth College.
Carolyn Patterson.
Upon the
completion of the Business Combination, Ms. Patterson is expected to serve as New SeatGeek’s Chief People Officer. Ms. Patterson joined SeatGeek in July 2021. Prior to joining SeatGeek, Ms. Patterson held various roles at Yelp, Inc., including chief people officer from January 2021 to June 2021, senior vice president, people operations from October 2018 to December 2020 and senior vice president, revenue operations from October 2017 to October 2018. Ms. Patterson joined Yelp in 2012, prior to which she held senior operational roles at Facebook, Inc., eBay Inc. and Yahoo! Inc. Ms. Patterson holds a B.S. in Decision Science from Rider University and an M.B.A. from Monmouth University.
Directors
Russell D’Souza.
Upon the
completion of the Business Combination, Mr. D’Souza is expected to serve as a member of New SeatGeek’s board of directors. Mr. D’Souza co-founded
SeatGeek in December 2009 and has served as a member of SeatGeek’s board of directors since its inception. He has been employed by SeatGeek since 2009 and in his current role drives the company’s strategic partnerships. He was included on the Sports Business Journal’s Forty Under 40 in 2015 and 2016. Mr. D’Souza attended Dartmouth College, where he received his B.A. in History. We believe Mr. D’Souza is qualified to serve on the board of directors of New SeatGeek due, among other things, to the perspective and experience he brings as our co-founder,
current employee and current member of SeatGeek’s board of directors.
Family Relationships
There are no family relationships among any of New SeatGeek’s directors or executive officers.

Corporate Governance
Composition of the Board of Directors
New SeatGeek’s business and affairs will be organized under the direction of its board of directors. Jon Groetzinger is expected to serve as Chair of the board of directors. The primary responsibilities of the board of directors will be to provide oversight, strategic guidance, counseling and direction to New SeatGeek’s management. The board of directors will meet on a regular basis and additionally as required.
In accordance with the terms of the Proposed Bylaws, which will be effective upon the consummation of the Business Combination, the board of directors may establish the authorized number of directors from time to time by resolution. The board of directors will consist of [●] members upon the consummation of the Business Combination. In accordance with the Proposed Certificate of Incorporation, which will be effective upon the consummation of the Business Combination, New SeatGeek’s board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. New SeatGeek’s directors will be divided among the three classes as follows:

•	the Class I directors will be [●] and [●] and their terms will expire at the annual meeting of stockholders to be held in 2022;

•	the Class II directors will be [●] and [●] and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•	the Class III directors will be [●] and [●] and their terms will expire at the annual meeting of stockholders to be held in 2024.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third
of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Director Independence
As a result of New SeatGeek’s common stock being listed on NYSE following the consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of this Business Combination, the parties undertook a review of the independence of the individuals named above and have determined that each of [●] and [●] qualifies as “independent” as defined under the applicable NYSE listing rules.
Role of the Board of Directors in Risk Oversight
Upon the consummation of the Business Combination, one of the key functions of the board of directors will be informed oversight of New SeatGeek’s risk management process. The board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, the board of directors will be responsible for monitoring and assessing strategic risk exposure and New SeatGeek’s audit committee will have the responsibility to consider and discuss New SeatGeek’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. New SeatGeek’s compensation committee will also assess and monitor whether New SeatGeek’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Committees of the Board of Directors
Upon the consummation of the Business Combination, the board of directors will have an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by the board of directors. The board of directors may establish other committees as it deems necessary or appropriate from time to time.
Audit Committee
Upon the consummation of the Business Combination, the New SeatGeek audit committee is expected to consist of [●] and [●]. The board of directors has determined each proposed member satisfies the independence requirements under NYSE listing standards and
Rule 10A-3(b)(1)
of the Exchange Act. The chairperson of the audit committee is expected to be [●], and the board of directors has determined that [●] is an “audit committee financial expert” within the meaning of SEC regulations. The board of directors has also determined that each member of the proposed audit committee has the requisite financial expertise required under the applicable NYSE listing requirements. In arriving at this determination, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The primary purpose of the audit committee will be to discharge the responsibilities of the board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee New SeatGeek’s independent registered public accounting firm. Specific responsibilities of our audit committee include:

•	helping the board of directors oversee corporate accounting and financial reporting processes;

•
managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit New SeatGeek’s consolidated financial statements;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, New SeatGeek’s interim and year-end
operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related person transactions;

•
obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes New SeatGeek’s internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.
Compensation Committee
Upon the consummation of the Business Combination, New SeatGeek’s compensation committee is expected to consist of [●] and [●].The board of directors has determined each proposed member is independent under the NYSE listing standards and a
“non-employee
director” as defined in
Rule 16b-3
promulgated under the Exchange Act. The chairperson of the compensation committee is expected to be [●].
The primary purpose of the compensation committee will be to discharge the responsibilities of the board of directors in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee will include:

•	reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;

•	reviewing and recommending to the board of directors the compensation of directors;

•	administering the equity incentive plans and other benefit programs;

•
reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control
protections and any other compensatory arrangements for the executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.
Nominating and Corporate Governance Committee
Upon the consummation of the Business Combination, New SeatGeek’s nominating and corporate governance committee is expected to consist of [●], [●] and [●]. The board of directors has determined each proposed member is independent under the NYSE listing standards. The chairperson of the nominating and corporate governance committee is expected to be                         .
Specific responsibilities of the nominating and corporate governance committee will include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for re-election and nominees recommended by stockholders, to serve on the board of directors;

•	considering and making recommendations to the board of directors regarding the composition and chairmanship of the committees of the board of directors;

•	reviewing succession planning for our executive officers and evaluating potential successors;

•	developing and making recommendations to the board of directors regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and

•	overseeing periodic evaluations of the performance of the board of directors, including its individual directors and committees.
Code of Ethics
Following the consummation of the Business Combination, New SeatGeek will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on New SeatGeek’s website, www.[●].com. In addition, New SeatGeek intends to post on its website all disclosures that are required by law or the listing standards of NYSE concerning any amendments to, or waivers from, any provision of the code. The reference to the New SeatGeek website address does not constitute incorporation by reference of the information contained at or available through New SeatGeek’s website, and you should not consider it to be a part of this proxy statement/prospectus.
Compensation Committee Interlocks and Insider Participation
None of the proposed members of New SeatGeek’s compensation committee has ever been an executive officer or employee of SeatGeek or RedBall, and no current or former officer or employee of either SeatGeek or RedBall has been a member of the board of directors of either SeatGeek or RedBall and participated in deliberations concerning executive officer compensation. None of New SeatGeek’s proposed executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the New SeatGeek board of directors or compensation committee.
Non-Employee
Director Compensation
During 2020, other than option awards received by Mr. Hafner and Ms. Richie as described below, no director received cash, equity or other non-equity
compensation for service on SeatGeek’s board of directors. SeatGeek currently has no formal arrangements under which directors receive compensation for their service on SeatGeek’s board of directors or its committees. SeatGeek’s policy is to reimburse directors for reasonable and necessary out-of-pocket
expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors. Mr. Groetzinger and Mr. D’Souza do not receive additional compensation for their respective services as a director.
New SeatGeek’s board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that New SeatGeek is able to recruit and retain qualified directors. Upon the consummation of the Business Combination, New SeatGeek will adopt a director compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling New SeatGeek to attract, retain, incentivize and reward directors who contribute to the long-term success of New SeatGeek.
Limitation on Liability and Indemnification of Directors and Officers
New SeatGeek’s Proposed Certificate of Incorporation, which will be effective upon consummation of the Business Combination, will limit a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and the amended and restated bylaws provide that New SeatGeek will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, New SeatGeek will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, require New SeatGeek to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.
New SeatGeek plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in New SeatGeek’s certificate of incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION
RedBall
Unless the context otherwise requires, all references in this section to the “we,” “us,” “our”, the “Company” or “RedBall” refer to RedBall prior to the consummation of the Business Combination. The following disclosure concerns the compensation of Red Ball’s officers and directors for the fiscal year ended December 31, 2020 (i.e., pre-business
combination).
None of our executive officers or directors have received any cash compensation for services rendered to us. However, under the terms of our agreement with Richard Scudamore for his service as a director, our successful consummation of a business combination would result in our being obligated to pay Mr. Scudamore $100,000. Commencing on the date that our securities were first listed on the NYSE through the earlier of the consummation of our initial business combination or our liquidation, we will pay our sponsor or an affiliate of our sponsor $25,000 per month for office space, utilities and secretarial and administrative support services provided to members of our management team. In addition, our sponsor, officers and directors, or any of their respective affiliates are reimbursed for any out-of-pocket
expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company.
SeatGeek
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of SeatGeek, Inc. and its subsidiaries prior to the consummation of the Business Combination and to New SeatGeek and its subsidiaries after the Business Combination. This discussion may contain forward-looking statements that are based on SeatGeek’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that it adopts following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion. All unit counts in this section are shown on a pre-Business
Combination basis.
SeatGeek’s named executive officers, including its principal executive officer and the next two most highly compensated executive officers, as of December 31, 2020, were:

•	Jon Groetzinger, SeatGeek’s Chief Executive Officer;

•	John Bradford Tacy, SeatGeek’s Chief Financial Officer; and

•	Paulo Alberto Marques Ferreira e Vieira da Cunha, SeatGeek’s President, Consumer.
2020 Summary Compensation Table
The following table provides information regarding the compensation earned by or paid to SeatGeek’s named executive officers with respect to December 31, 2020.

Name, Principal Position	Salary (1)	Bonus (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation	All Other Compensation ($) (4)	Total ($)
Jon Groetzinger Chief Executive Officer and Director	$269,129	$100,000	—	—	$300	$369,429
John Bradford Tacy Chief Financial Officer	$327,472	$75,000	$127,082	—	$300	$529,854
Paulo Alberto Marques Ferreira e Vieira da Cunha President, Consumer	$310,458	$75,000	$409,700	—	$300	$795,458

(1)
Amounts reflect the actual base salaries earned by each named executive officer in 2020, which reflect the salary decreases in effect for each named executive officer during 2020. For additional information, see “Base Salaries” below.

(2)
The amounts reported for 2020 represent the amounts earned by our named executive officers under a bonus program approved by the board of directors in December 2020 in lieu of performance-based bonus program. Please see the description of the cash bonus program under “—Bonuses and
Non-Equity
Incentive Plan Compensation” below. Amount reported for Mr. Cunha includes a one-time
signing bonus of $40,000 paid to Mr. Cunha in 2020 in connection with his commencement of service with us in January 2020.

(3)
In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2020 and the incremental fair value of the option awards modified during 2020, in each case, computed in accordance with ASC 718 for stock-based compensation transactions. The amounts reported include the effect of a repricing in October 2020 of stock options held by current employees, including Mr. Tacy and Mr. Cunha, whereby the exercise price per share of each stock option was lowered to $0.90 (our fair market value per share on the date of the repricing). Please see the description of such repricing under “Equity-Based Incentive Awards” below. The incremental grant date fair value of such repricing was $43,438 and $61,850 for Messrs. Tacy and Cunha, respectively. See Note 15 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the assumptions used in the calculation of the value of these option awards.

(4)	The amounts represent life insurance premiums paid by SeatGeek for the benefit of each such named executive officer.
Narrative Disclosure to Summary Compensation Table
For 2020, the compensation for our named executive officers consisted of a base salary, cash bonuses and equity awards. These elements (and the amounts of compensation and benefits under each element) were selected because we believe they are necessary to help us attract and retain executive talent which is fundamental to our success.
Below is a more detailed summary of the current executive compensation program as it relates to our named executive officers.
Base Salaries
Our named executive officers receive a base salary to compensate them for the services they provide to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.
Each of our named executive officers had an initial base salary for 2020 of $350,000. In response to the
COVID-19
pandemic, the base salaries for our named executive officers were reduced from April 8, 2020 to June 30, 2020. Mr. Groetzinger’s base salary was reduced by 100% and the base salaries for Mr. Tacy and Mr. Cunha were each reduced by 28%.
The actual salaries earned by each named executive officer for 2020 are set forth in the “Summary Compensation Table” above in the column titled “Salary.”
In October 2021, the board of directors of SeatGeek approved new employment offer letters with each of the named executive officers pursuant to which each named executive officer’s base salary will continue to be $350,000.
Bonus and
Non-Equity
Incentive Plan Compensation
Performance-Based Bonuses
. Our named executive officers participate in the SeatGeek executive bonus program pursuant to which executive officers are eligible to receive performance bonuses on a semi-annual basis based on SeatGeek’s financial performance. For 2020, the performance bonus target for each of Mr. Groetzinger, Mr. Tacy and Mr. Cunha was $200,000, $150,000 and $70,000, respectively. In 2020, no cash bonuses were awarded to the named executive officers for the first half of 2020 due to the
COVID-19
pandemic. Given the impact of
COVID-19
pandemic on the business, the board of directors of SeatGeek suspended the executive bonus program for the second half of 2020.
Discretionary Bonuses
. The SeatGeek board of directors awarded the following discretionary cash bonuses to the named executive officer for the second half of 2020: $100,000 to Mr. Groetzinger, $75,000 to Mr. Tacy and $35,000 to Mr. Cunha.
Mr. Cunha Signing Bonus
. In 2020, Mr. Cunha received a sign-on bonus in an aggregate amount of $40,000 as an incentive for him to join the company. In the event that, Mr. Cunha resigns from his employment with us or is terminated for cause within one year of his start date, he will be required to repay the full amount of his sign-on
bonus to the company.
Equity-Based Incentive Awards
SeatGeek’s equity award program is the primary vehicle for offering long-term incentives to its executives. SeatGeek believes that equity awards provide its executive officers with a strong link to long-term performance, create an ownership culture and help to align the interests of SeatGeek’s executive officers and stockholders. To date, SeatGeek has historically granted stock options, both incentive stock options and nonstatutory stock options, to its executive officers. SeatGeek believes that its equity awards are an important retention tool for its executive officers, as well as for its other employees. SeatGeek grants equity awards broadly to its employees, including to its non-executive
employees. The board of directors is responsible for approving equity grants.
Prior to the Business Combination, all of the equity awards that SeatGeek has granted were made pursuant to the SeatGeek, Inc. Amended and Restated 2009 Equity Incentive Plan (the “2009 Plan”) and SeatGeek, Inc. 2017 Equity Incentive Plan (the “2017 Plan”). The 2009 Plan was frozen as to new grants upon the effectiveness of the 2017 Plan, though any shares underlying outstanding awards granted pursuant to the 2009 Plan remain outstanding and eligible to vest in accordance with their terms, as applicable. Following the Business Combination, SeatGeek will grant equity incentive awards under the terms of the 2021 Plan. The terms of SeatGeek’s equity plans are described under the section titled “—Equity Incentive Plans” below.
All options are granted with an exercise price per share that is no less than the fair market value of SeatGeek’s common stock on the date of grant of such award. Stock option awards generally vest over a four-year period with a one-year
cliff and may be subject to acceleration of vesting and exercisability under certain termination and change in control events. See “—
Outstanding Equity Awards at December 31, 2020
”.
On January 29, 2020, in connection with the commencement of his service with SeatGeek, Mr. Cunha was granted an option to purchase 500,000 shares of SeatGeek common stock at an exercise price of $1.52 per share. On December 7, 2020, Mr. Tacy was granted an option to purchase 93,750 shares of SeatGeek common stock at an exercise price of $0.90 per share and which vest as described below in “—
Outstanding Equity Awards at December 31, 2020
”.
Effective as of October 2, 2020, we amended certain outstanding options held by our employees, including our named executive officers (other than Mr. Groetzinger who did not hold any options as of such date), which had option exercise prices above the current fair market value of our common stock (the “Repricing”). Under the Repricing, subject to certain exceptions, eligible options with an exercise price above $0.90 per share were amended to reduce such exercise price to $0.90 per share, which was the fair market value of our common stock as determined by our board of directors on the date of the Repricing. We believe that the Repricing was important for the growth and development of our business in order to provide appropriate retention and incentives for our employee optionholders.

On March 18, 2021, Mr. Tacy was granted 60,000 options and Mr. Cunha was granted 100,000 options, in each case under the 2017 Plan. These options have an exercise price of $0.90 and 1/24 of the total number of shares underlying the options vest on the last day of each month measured from January 15, 2021, the vesting commencement date, subject to the executive’s continued service on the vesting date. The option is eligible for acceleration in the event of a change of control.
On April 2, 2021, Mr. Groetzinger was granted an option to purchase 3,615,004 shares of SeatGeek common stock at an exercise price of $0.90 per share, with 1/48 of the total number of shares underlying this option vesting on the last day of each month measured from March 18, 2021, the vesting commencement date, subject to the executive’s continued service on the vesting date. Mr. Groetzinger was also granted an option to purchase 1,807,502 shares of SeatGeek common stock at an exercise price of $0.90 per share, with vesting subject to the achievement of certain performance conditions. In October 2021, the performance condition was amended to provide that 100% of the shares underlying the option award will vest upon (x) SeatGeek achieving an enterprise value of $1.4 billion, based on the implied value in connection with a bona fide financing event or a change of control transaction, or (y) the closing of SeatGeek’s initial public offering, de-SPAC
process or other “go public” transaction. Vested options are exercisable until the earlier of the (i) date that is two years after the termination of the executive’s employment for any reason other than cause and (ii) the original expiration date for such option. In addition, the options are eligible for early exercise under the 2017 Plan and accelerated vesting in certain circumstances in connection with a change of control.
Benefits and Perquisites
SeatGeek provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; disability insurance; and a tax-qualified
Section 401(k) plan. SeatGeek does not maintain any executive-specific benefit or executive perquisite programs.
Retirement Plans
SeatGeek maintains a
tax-qualified
retirement plan that provides its employees, including its named executive officers, who satisfy certain eligibility requirements with an opportunity to save for retirement on a tax-advantaged
basis. Eligible employees are able to participate in the SeatGeek 401(k) plan as of the first day of the month next following employment commencement date with SeatGeek. Once eligible, participants are able to defer, either on a pre-tax
basis or on an
after-tax
(Roth) basis through contributions to the 401(k) plan, up to 90% of their eligible compensation and up to 100% of any bonus, but within the limits prescribed by the Code. All participants’ interests in their deferrals are 100% vested when contributed.
Executive Employment Arrangements
Each of SeatGeek’s named executive officers is an
at-will
employee with certain rights to advance notice prior to termination. Each officer is currently party to an offer letter setting forth their terms of employment as of the date of the offer letter, including title, salary, initial equity grant and severance provisions, as set forth below.
Jon Groetzinger
We originally entered into an offer letter with Mr. Groetzinger in 2009. SeatGeek entered into a new offer letter with Mr. Groetzinger effective October 4, 2021. Under his new offer letter, Mr. Groetzinger’s current annual base salary is $350,000, with an annual bonus target of 57% of his base salary. Mr. Groetzinger is entitled to certain severance benefits as described below in “—Potential Payments Upon Termination or Change in Control.” Mr. Groetzinger also is eligible to participate in the employee benefit plans generally available to SeatGeek’s employees and maintained by SeatGeek.

John Bradford Tacy
We originally entered into an offer letter with Mr. Tacy, date July 31, 2015. Pursuant to this offer letter, Mr. Tacy was granted options to purchase 80,575 shares of SeatGeek common stock. SeatGeek entered into a new offer letter effective on March 8, 2021, which was subsequently updated by a new offer letter, effective October 4, 2021. Under his new offer letter, Mr. Tacy’s current annual base salary is $350,000, with an annual bonus target of 50% of his base salary. Mr. Tacy also received a one-time
retention bonus of $150,000 on May 14, 2021 that is not considered “earned” until January 15, 2022. Under the offer letter, in the event that either Mr. Tacy resigns from SeatGeek without Good Reason (as defined below) or SeatGeek terminates Mr. Tacy’s employment for Cause (as defined below) prior to January 15, 2022, Mr. Tacy shall be required to repay the retention bonus, in full, to SeatGeek within ten business days after the termination of his employment. Mr. Tacy is entitled to certain severance benefits as described below in “—Potential Payments Upon Termination or Change in Control.” Mr. Tacy also is eligible to participate in the employee benefit plans generally available to SeatGeek’s employees and maintained by SeatGeek.
Paulo Cunha
We originally entered into an offer letter with Mr. Cunha, effective January 18, 2020, pursuant to which Mr. Cunha was entitled to an annual base salary of $350,000 with an annual bonus target of $70,000 and a one-time
signing bonus of $40,000. The signing bonus is not considered “earned” until completion of one year of employment. SeatGeek entered into a new offer letter with Mr. Cunha effective on March 8, 2021, which was subsequently updated by a new offer letter effective October 4, 2021. Mr. Cunha’s current annual base salary is $350,000, with an annual bonus target of 50% of his base salary. Mr. Cunha is entitled to certain severance benefits as described below in “—Potential Payments Upon Termination or Change in Control.” Mr. Cunha also is eligible to participate in the employee benefit plans generally available to SeatGeek’s employees and maintained by SeatGeek.
Potential Payments Upon Termination or Change in Control
Each of SeatGeek’s named executive officers is entitled to severance benefits pursuant to his amended and restated offer letter if (x) SeatGeek terminates the executive officer’s employment for any reason other than for cause (as defined in the applicable amended and restated offer letter), death or disability (as defined in the applicable amended and restated offer letter), or (y) the executive officer resigns from his employment with SeatGeek for Good Reason (as defined in the applicable amended and restated offer letter) (each such event, a “Qualified Separation”), subject to the terms of their respective amended and restated offer letters and the executive officer’s continued compliance in all material respects with his respective non-disclosure
and
non-compete
agreement, then SeatGeek will pay or provide to the executive officer with the following benefits: (i) severance payments in the form of a continuation of the respective executive officer’s base salary, at the rate in effect at the time of the executive officer’s separation date (and prior to any reduction that would constitute Good Reason), for the Severance Period (as defined below); (ii) a pro-rata
portion (based upon the number of days the executive officer was employed in the applicable year) of the executive officer’s annual bonus target for the year in which the termination occurs; (iii) subject to the named executive officer’s timely election for continued coverage under COBRA, or state continuation coverage, the full COBRA, or state continuation coverage, premiums (or, cash payment therefor) to continue the executive officer’s (and such officer’s covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) the last day of the final full month of the Severance Period; (2) the date when the executive officer becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date the executive officer ceases to be eligible for COBRA or state law continuation coverage for any reason, including plan termination; and (iv) unless an option award provides for a more favorable post-termination exercise period, with respect to any options granted to the executive officer, such options (to the extent that the executive officer is entitled to exercise such options as of the date of termination of continuous service) shall be exercisable until the date that is six months after the termination of the executive officer’s employment with SeatGeek (whether voluntary or involuntary), subject to earlier termination in accordance with the 2017 Plan, and in no event will the options be exercisable beyond the original expiration date of such options. In addition, SeatGeek will pay or provide the executive officer with the following: (i) other than a termination for Cause or a resignation without Good Reason, any unpaid accrued bonus for the immediately prior year (payable when bonuses are paid to other executives of the Company), (ii) any unpaid accrued vacation in accordance with SeatGeek’s paid time off policies, (iii) unreimbursed expenses (paid pursuant to SeatGeek’s expense reimbursement policy), and (iv) all accrued vested benefits provided pursuant to the terms of SeatGeek’s benefit plans.
In addition, if a change in control (as defined in the 2017 Plan) is consummated and a Qualified Separation occurs within the Change in Control Period (as defined below); then (i) 100% of the then-unvested portion of the stock options issued to the executive officer by SeatGeek will vest, (ii) unless an option award provides for a more favorable post- termination exercise period, with respect to any options granted to the executive officer, such options will be exercisable until the date that is eighteen (18) months after the termination of the executive officer’s employment with SeatGeek (whether voluntary or involuntary), subject to earlier termination in accordance with the 2017 Plan, and in no event will the options be exercisable beyond the original expiration date of such options and (iii) the cash severance payments described in clause (i) of the preceding paragraph will be paid in a single lump sum on the first payroll date that follows the Release Effective Date (as defined in the applicable amended and restated offer letter).
None of the named executive officers will be entitled to any of the benefits described above unless such executive officer executes a general release in favor of SeatGeek and related parties.
Each named executive officer under his respective offer letter agrees at all times in the future to be bound by his respective non-disclosure
and
non-compete
agreement with SeatGeek. With respect to Mr. Tacy, the period of time for his non-compete
is 18 months and, with respect to Mr. Groetzinger and Mr. Cunha, the period of time for the non-compete
is two years.
“
Change in Control Period
” means the time period beginning on the date that is two (2) months prior to the change in control and ending on the date that is twelve (12) months following the change in control.
“
Severance Period
” means (i) if a Qualified Separation occurs but not within the Change in Control Period of a Change in Control that is actually consummated, for, with respect to Mr. Groetzinger, twelve (12) months, and, with respect to Mr. Tacy and Mr. Cunha, six (6) months, or (ii) if a Qualified Separation occurs within the Change in Control Period of a Change in Control that is actually consummated, with respect to Mr. Groetzinger, eighteen (18) months, and with respect to Mr. Tacy and Mr. Cunha, twelve (12) months.
Acceleration of Option Awards
With respect to Mr. Tacy’s option awards granted in 2015 pursuant to the 2009 Plan, all unvested shares underlying the option awards will automatically become vested and exercisable upon the executive officer’s termination without Cause (as defined in the 2009 Plan), occurring 30 days prior to or at any time after the consummation of a Change in Control (as defined in the 2009 Plan). With respect to Mr. Tacy’s option awards granted in 2018 and 2020 pursuant to the 2017 Plan, all unvested shares underlying the option will automatically become vested and exercisable upon the executive officer’s termination without Cause (as defined in the 2017 Incentive Plan), occurring 30 days prior to or at any time after the consummation of a Change in Control (as defined in the 2017 Incentive Plan). With respect to Mr. Cunha’s option awards granted in 2020 pursuant to the
2017 Plan, the shares become vested as follows if the executive officer’s employment is terminated one month prior or within twelve months following a change of control event: 25% acceleration if the executive officer has been employed for fewer than 12 months; 50% acceleration if the executive officer has been employed for 12 to 24 months; and 100% acceleration if the executive officer has been employed for more than 24 months.
Outstanding Equity Awards at December 31, 2020
The following table presents estimated information regarding outstanding equity awards held by SeatGeek’s named executive officers as of December 31, 2020. As noted below, awards were granted either made pursuant to the 2009 Plan or 2017 Plan. See the sections titled “—Equity Incentive Plans—2009 Incentive Plan” and “—Equity Incentive Plans—2017 Incentive Plan” below for additional information.

Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date
Jon Groetzinger	—		—	—		—	—
John Bradford Tacy	10/29/2015	(1)	327,230	—		$1.19	10/28/2025
	10/29/2015	(1)	75,645	—		$1.19	10/28/2025
	1/12/2018	(2)	325,833	14,167	(3)	$0.90	1/11/2028
	10/2/2018	(2)	72,916	52,084	(4)	$0.90	10/4/2028
	12/7/2020	(2)	19,531	74,219	(5)	$0.90	12/6/2030
Paulo Cunha	1/29/2020	(2)	—	500,000	(6)	$0.90	1/28/2030

(1)	Awards granted under our 2009 Incentive Plan the terms of which are described below under “—Equity Incentive Plans—2009 Incentive Plan.”
(2)	Awards granted under our 2017 Incentive Plan the terms of which are described below under “—Equity Incentive Plans—2017 Incentive Plan.”
(3)
1/48th of the total number of shares subject to this option shall vest and become exercisable on the last day of each month for four years, such that the option shall vest with respect to 100% of the shares underlying such option on the fourth anniversary of the February 15, 2017, the vesting commencement date, subject to the executive officer’s continued service on each such date.

(4)
1/48th of the total number of shares subject to this option shall vest and become exercisable on the last day of each month for four years, such that the option shall vest with respect to 100% of the shares underlying such option on the fourth anniversary of the August 1, 2018, the vesting commencement date, subject to the executive officer’s continued service on each such date.

(5)
1/36th of the total number of shares subject to the option shall vest and become exercisable on the last day of each month for three years, such that the option shall vest with respect to 100% of the shares underlying such option on the three anniversary of the February 1, 2020, the vesting commencement date, subject to the executive officer’s continued service on each such date.

(6)
25% vest on
one-year
anniversary of January 6, 2020, and 1/36th vest in equal monthly installments thereafter, such that the option shall vest with respect to 100% of the shares underlying such option on the fourth anniversary of the January 6, 2020.

Equity Incentive Plans
2009 Plan
Our board of directors adopted and our stockholders approved the 2009 Plan in December 2009. The 2009 Plan was frozen as to new grants upon the effectiveness of the 2017 Plan, though any shares underlying outstanding awards granted pursuant to the 2009 Plan remain outstanding and eligible to vest in accordance with their terms, as applicable. As of [●], 2021, options to purchase an aggregate of [●] shares of our common stock remained outstanding with a weighted-average exercise price of $[●] per share.
Our board of directors, or a committee thereof appointed by our board of directors, administers our 2009 Plan and the stock awards granted under it. Our administrator has the authority to modify outstanding stock awards under our 2009 Plan.
Our 2009 Plan provides that in the event of certain specified significant corporate transactions, generally including: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of at least 90% of our outstanding securities, (3) the consummation of a merger or consolidation where we do not survive the transaction, and (4) the consummation of a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding before such transaction are converted or exchanged into other cash or property by virtue of the transaction, unless otherwise provided in an award agreement or other written agreement between us and the award holder, the administrator may (i) arrange for the assumption, continuation, or substitution of a stock award by a successor corporation; (ii) arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation; (iii) accelerate the vesting of a stock award (and, if applicable, the time at which the stock award may be exercised) to a date prior to the effective time of such corporate transaction as the board will determine, with such stock award terminating if not exercised (if applicable) at or prior to the effective time of such corporate transaction; (iv) arrange for the lapse of any reacquisition or repurchase rights held by us with respect to the stock award; (v) terminate or cancel, or arrange for the termination or cancellation, of the stock award, to the extent not vested or not exercised prior to the effective time of such corporate transaction; and (vi) make a payment, in such form as may be determined by the board equal to the excess, if any, of (A) the value of the property the holder of the stock award would have received upon the exercise of the stock award, over (B) any exercise price payable by such holder in connection with such exercise. A stock award may be subject to additional acceleration of vesting and exercisability upon or after a “change in control” (as defined in the 2009 Plan) as may be provided in the stock award agreement or as may be provided in any other written agreement between us and the participant, but in absence of such provision, no such acceleration shall occur.
2017 Plan
Our board of directors adopted and our stockholders approved our 2017 Plan on August 17, 2017 and on August 22, 2017, respectively. Our 2017 Plan has been periodically amended, most recently on August 30, 2021. Our 2017 Plan permits the grant of ISOs, NSOs, stock appreciation rights, restricted or unrestricted stock awards, phantom stock, restricted stock units, performance awards, and other stock-based awards. ISOs may be granted only to our employees and to any of the employees of our subsidiary corporations’ employees. All other awards may be granted to employees, directors and consultants of ours and to any of our parent or subsidiary corporation’s employees or consultants. The 2017 Plan will be frozen as to new grants upon the consummation of the Business Combination, though any shares underlying outstanding awards granted pursuant to the 2017 Plan remain outstanding and eligible to vest in accordance with their terms, as applicable.
As of [●], 2021, stock options covering [●] shares of our common stock with a weighted-average exercise price of $[●] per share were outstanding, and [●] shares of our common stock remained available for the future grant of awards under our 2017 Plan. Any shares of our common stock remaining available for issuance under our 2017 Plan when our 2021 Plan becomes effective will become available for issuance under our 2021 Plan. In addition, any shares subject to awards that expire or terminate prior to exercise or settlement or are withheld to satisfy tax withholding obligations will be added to the number of shares then available for issuance under our 2021 Plan.
Administration
. Our board of directors or a committee delegated by our board of directors administers our 2017 Plan. Subject to the terms of our 2017 Plan, the administrator has the power to, among other things, determine the eligible persons to whom, and the times at which, awards will be granted, to determine the terms and conditions of each award (including the number of shares subject to or the cash value of an award, the exercise price of the award, if any, and when the award will vest and, as applicable, become exercisable), to modify or amend outstanding awards, or accept the surrender of outstanding awards and substitute new awards, to accelerate the time(s) at which an award may vest or be exercised, and to construe and interpret the terms of our 2017 Plan and awards granted thereunder.
Options
. The exercise price per share of ISOs granted under our 2017 Plan must be at least 100% of the fair market value per share of our common stock on the grant date. NSOs may not be granted with a per share exercise price that is less than 100% of the per share fair market value of our common stock. Subject to the provisions of our 2017 Plan, the administrator determines the other terms of options, including any vesting and exercisability requirements, the method of payment of the option exercise price, the option expiration date, and the period following termination of service during which options may remain exercisable.

Restricted Stock Awards
. Restricted stock awards are evidenced by restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) cash, check, bank draft or money order, (2) services rendered to us or our affiliates, or (3) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule as determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.
Restricted Stock Unit Awards
. Restricted stock unit awards are evidenced by restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration or for no consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Rights under a restricted stock unit award may be transferred only upon such terms and conditions as set by the plan administrator. Restricted stock unit awards may be subject to vesting as determined by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.
Changes to Capital Structure
. In the event there is a specified type of change in our capital structure, such as any merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, stock split, reverse stock split, liquidating dividend, exchange of shares, change in corporate structure or any other such equity restructuring transaction, appropriate adjustments will be made to our board of directors will make final, binding and conclusive adjustments to (i) the classes and maximum number of shares subject to the 2017 Plan, (ii) the classes and maximum number of shares that may be issued upon the exercise of incentive stock options, and (iii) the classes, number of shares and price per share of stock subject to outstanding stock awards.
Transactions
. In the event of certain specified significant transactions, our administrator generally may take one or more of the following actions with respect to outstanding awards:

•	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

•	accelerate the vesting, in whole or in part, of the stock award and provide for its termination if not exercised at or prior to the effective time of the transaction;

•	arrange for the lapse, in whole or in part, of any reacquisition or repurchase right held by us;

•
cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the transaction, in exchange for such cash consideration, if any, in the sole discretion of the board of directors, or for no consideration;

•
make a payment, in a form as determined by the board of directors, equal to the excess of (1) the value of the property the participant would have received upon exercise of the stock award immediately prior to the effective time of such corporate transaction over (2) the exercise price or strike price otherwise payable in connection with the stock award;

•
suspend the exercise of the stock award prior to the effective time of such corporate transaction for such period as our board of directors determines is necessary to facilitate the negotiation and consummation of such corporate transaction; and

•
if a stock award is eligible for “early exercise,” cancel or arrange for the cancellation of any such “early exercise” rights upon such corporate transaction, such that following such transaction such stock award may only be exercised to the extent vested.

Our board of directors is not obligated to treat all awards in the same manner. Under the 2017 Plan, a significant transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of our consolidated assets, (2) a sale or other disposition of at least 50% of our outstanding securities, (3) a merger, consolidation or similar transaction following which we are not the surviving corporation, (4) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction, or (5) a change in control. Under the 2017 Plan, a change in control is generally (1) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction, (2) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity, or (3) a consummated sale, lease or exclusive license or other disposition of all or substantially all of our consolidated assets. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control.
Dissolution and Liquidation
.    In the event of a dissolution or liquidation, except as otherwise provided in the stock award agreement, all outstanding stock awards not subject to a forfeiture condition or our right of repurchase will terminate immediately prior to such dissolution or liquidation. Shares subject to a forfeiture condition or our right of repurchase may be repurchased or reacquired by us. Our board of directors, in its sole discretion, may cause all or some of the outstanding stock awards to fully vest and no longer be subject to any forfeiture condition or our right of repurchase prior to, and contingent upon, any dissolution or liquidation.
Plan Amendment or Termination
. Our board of directors may amend, modify or terminate our 2017 Plan at any time provided that such action does not materially impair the existing economic rights of any participant without such participant’s written consent and provided further that certain types of amendments will require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board of directors adopts our 2017 Plan. We will terminate our 2017 Plan prior to the completion of the Business Combination and no new awards will be granted thereunder following such termination.
Transferability
.    Unless the plan administrator provides otherwise, options granted under the 2017 Plan are generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An option holder may designate a beneficiary, however, who may exercise the option following the option holder’s death. Rights to acquire shares of common stock under any restricted stock award may only be transferred as set forth in the applicable restricted stock award agreement.
Upon the Closing, outstanding stock options under the 2017 Plan and the 2009 Plan will be assumed by New SeatGeek and converted into options to purchase New SeatGeek common stock and awards with respect to New SeatGeek common stock. Such stock options will continue to be governed by the terms of the 2017 Plan or the 2009 Plan, as applicable, and the award agreements thereunder. No further awards shall be made under the 2017 Plan following the date the 2021 Plan becomes effective in connection with the Business Combination.
2021 Equity Incentive Plan
Prior to the consummation of the Business Combination, we expect that the RedBall Board will approve and adopt, subject to shareholder approval, the New SeatGeek 2021 Equity Incentive Plan (the “2021 Plan”), under which we would be authorized to grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. A copy of the 2021 Plan is attached to this proxy statement as Annex H. For a summary of the material terms of the Plan, see “The Incentive Plan Proposal” section of this proxy statement. A description of the New SeatGeek 2021 Equity Incentive Plan is included in “Equity Incentive Plan Proposal.”

Director Compensation
The following table sets forth information for individuals who served on our board of directors during 2020 and who earned compensation for their service in respect of such year. Mr. Groetzinger, our Chief Executive Officer and Chairperson, did not receive additional compensation for his service as a director in 2020, and therefore is not included in the Director Compensation table below. All compensation paid to Mr. Groetzinger is reported above in the “2020 Summary Compensation Table.” Russell D’Souza, a
co-founder
and director of SeatGeek, was also compensated as an employee of SeatGeek in 2020 but did not receive additional compensation for his service as a director in 2020, and therefore is not reported in the Director Compensation table below. See “Certain Relationships and Related Party Transactions—SeatGeek’s Related Party Transactions—Employment of Director” for more information.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Steve Hafner	—	50,590	50,590
Laurel Richie	—	189,445	189,445

(1)	None of the non-employee directors received cash compensation for their service as a director during 2020.
(2)
Amount reported for Ms. Richie reflects the grant date fair value of an option to purchase 211,600 shares of SeatGeek common stock granted to Ms. Richie during 2020, computed in accordance with ASC 718. The amount reported for Mr. Hafner reflects the effect of the Repricing of stock options held by Mr. Hafner whereby the exercise price per share of the stock option was lowered to $0.90 (our fair market value per share on the date of the Repricing). Please see the description of such Repricing under “Equity-Based Incentive Awards” above. The incremental grant date fair value computed in accordance with ASC 718 of such repricing was $50,590 for Mr. Hafner. See Note 15 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the assumptions used in the calculation of the value of these option awards.

SeatGeek’s policy is to reimburse directors for reasonable and necessary out-of-pocket
expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors.
The table below shows for
each non-employee director
who was serving, and held outstanding equity awards, as of December 31, 2020, the aggregate number of option awards (vested and unvested) held by each such non-employee director
as of such date.

Name	Shares Underlying Options Outstanding (Vested) at Fiscal Year End	Shares Underlying Options Outstanding (Unvested) at Fiscal Year End
Steve Hafner	251,835	—
Laurel Richie	5,877	205,723
Historically, we have not had a
formalized non-employee director
compensation program; however, we have granted certain of
our non-employee directors
equity awards upon commencement of service in the form of stock options. Our stock options awarded to directors generally vest over three years, subject to continued service, and accelerated vesting upon a change of control. During 2020, we granted Ms. Richie an option to purchase 211,600 shares of SeatGeek common stock at an exercise price of $0.90 per share. The shares underlying the option vest in equal monthly installments over 36 months of continuous service as a member of the SeatGeek board of directors with full acceleration upon Change of Control (as defined in the 2017 Plan).
New SeatGeek Executive Officer and Director Compensation Following the Business Combination
Following the consummation of the business combination, New SeatGeek intends to develop an executive compensation program that is designed to align compensation with New SeatGeek’s business objectives and the creation of stockholder value, while enabling New SeatGeek to attract, retain, incentivize and reward individuals who contribute to the long-term success of New SeatGeek. Decisions on the executive compensation program will be made by the board of directors of New SeatGeek and specifically through a Compensation Committee that the board of directors of New SeatGeek will establish.
Executive Compensation
The policies of New SeatGeek with respect to the compensation of its executive officers and following the Business Combination will be administered by the board of directors of New SeatGeek in consultation with the Compensation Committee that the board of directors of New SeatGeek expects to establish. We expect that the compensation policies followed by New SeatGeek will be designed to provide for compensation that is sufficient to attract, motivate and retain executives of New SeatGeek and to establish an appropriate relationship between executive compensation and the creation of stockholder value.
In addition to the guidance provided by its Compensation Committee, the board of directors of New SeatGeek may utilize the services of third parties from time to time in connection with the recruiting, hiring and determination of compensation awarded to executive employees.
Director Compensation
It is anticipated that the Compensation Committee of the board of directors of New SeatGeek will determine the annual compensation to be paid to the members of the board of directors of New SeatGeek upon completion of the Business Combination. In connection with the consummation of the Business Combination, the board of directors of New SeatGeek intends to adopt a non-employee director
compensation policy that will be applicable to each of its
non-employee directors.
Emerging Growth Company Status
As an emerging growth company, New SeatGeek will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation or golden parachute payments, and to provide information relating to the ratio of total compensation of New SeatGeek’s chief executive officer to the median of the annual total compensation of all of New SeatGeek’s employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding (i) the beneficial ownership of RedBall ordinary shares as of [●], 2021 and (ii) the expected beneficial ownership of shares of New SeatGeek common stock immediately following consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “redemption” scenario as described below) by:

•
each person who is known to be the beneficial owner of more than 5% of RedBall ordinary shares and is expected to be the beneficial owner of more than 5% of shares of New SeatGeek common stock post-Business Combination;

•	each of RedBall’s current executive officers and directors;

•	each person who will become an executive officer or director of New SeatGeek post-Business Combination; and

•	all executive officers and directors of RedBall as a group pre-Business Combination, and all executive officers and directors of New SeatGeek post-Business Combination.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of RedBall shares
pre-Business
Combination is based on 71,875,000 RedBall ordinary shares issued and outstanding as of [●], 2021, which includes an aggregate of 14,375,000 RedBall Class B ordinary shares outstanding as of such date.
The expected beneficial ownership of shares of New SeatGeek common stock post-Business Combination assumes two scenarios:

(i)
a “no redemption” scenario where (i) no public shareholders exercise their redemption rights in connection with the Business Combination and (ii) New SeatGeek issues [●] shares of New SeatGeek common stock to existing stockholders of SeatGeek as part of the Aggregate Transaction Consideration pursuant to the Business Combination Agreement; and

(ii)
a “redemption” scenario where (i) [●] RedBall public shares (RedBall’s estimate of a number of RedBall public shares that could be redeemed in connection with the Business Combination, in the aggregate, in order to satisfy the closing conditions contained in the Business Combination Agreement, assuming the full Backstop Subscription, are redeemed in connection with the Business Combination, in the aggregate), (ii) New SeatGeek issues [●] shares of New SeatGeek common stock to existing stockholders of SeatGeek as part of the Aggregate Transaction Consideration pursuant to the Business Combination Agreement and (iii) the Sponsor purchases [●] shares of New SeatGeek common stock in the Backstop Subscription.

Based on the foregoing assumptions, we estimate that there would be [●] shares of New SeatGeek common stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and [●] shares of New SeatGeek common stock issued and outstanding immediately following the consummation of the Business Combination in the “redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in New SeatGeek and the columns under Post-Business Combination in the table that follows will be different.
The following table does not reflect record of beneficial ownership of any shares of New SeatGeek common stock issuable upon exercise of public warrants or private placement warrants, as such securities are not exercisable or convertible within 60 days of [●], 2021.

Unless otherwise indicated, RedBall believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name and Address of Beneficial Owner (1)	Pre-Business Combination				Post-Business Combination
	Number of Ordinary Shares (2)	% of Class A Ordinary Shares	% of Class B Ordinary Shares	% of RedBall Ordinary Shares (3)	Assuming No Redemptions		Assuming Maximum Redemptions and Backstop Subscription
					Number of Shares	%	Number of Shares	%
RedBall Five Percent Holders Pre-Business Combination:
RedBall SponsorCo LP (2)(3)
The Baupost Group, L.L.C. and related entities (4)
Millennium and related entities (5)
D1 Capital Partners L.P. and related entities (6)
D. E. Shaw & Co., L.L.C. and related entities (7)

Directors and Executive Officers Pre-Business Combination
Billy Beane
Alec Scheiner
David Grochow
Luke Bornn
Volkert Doeksen (2)
Deborah A. Farrington (2)
Richard C. Scudamore (2)
Richard H. Thaler (2)
Lewis N. Wolff (2)
All RedBall directors and executive officers as a group (nine individuals)

New SeatGeek Directors and Executive Officers Post-Business Combination
Jon Groetzinger
John Bradford Tacy
Brian Murphy
Paulo Cunha
Danielle du Toit
Adam Lichstein
Carolyn Patterson
Russell D’Souza
All New SeatGeek directors and executive officers as a group ([●] individuals)

New SeekGeek Five Percent Holders Post-Business Combination:

*	Less than one percent
(1)	Unless otherwise noted, the business address of each of our shareholders listed is 667 Madison Avenue, 16th Floor, New York, New York 10065.
(2)
Interests shown consist solely of founder shares, classified as Class B ordinary shares. Such shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of our initial business combination, or earlier at the option of the holder thereof, on a one-for-one
basis, subject to adjustment. Interests shown do not reflect any founder shares in which any individual has an indirect economic interest in by reason of the individual’s indirect interests in RedBall SponsorCo LP.
(3)
RedBall SponsorCo LP, a Cayman Islands exempted limited partnership, our sponsor, is the record holder of the shares reported herein. RedBall SponsorCo GP LLC is the general partner of RedBall SponsorCo LP and has voting and investment discretion with respect to the Class B Ordinary Shares held of record by RedBall SponsorCo LP. RedBird Series 2019 GenPar LLC is the sole member of RedBall SponsorCo GP LLC. S2019 RedBall LP is a limited partner of RedBall SponsorCo LP. RedBird Series 2019, LP is a limited partner of S2019 RedBall LP. RedBird Series 2019 GP
Co-Invest,
LP is a limited partner of S2019 RedBall LP. RedBird Series 2019 GP
Co-Invest
GenPar LLC is the general partner of RedBird Series 2019 GP
Co-Invest,
LP. RedBird Series 2019 Carry Vehicle LLC is the sole member of RedBird Series 2019 GenPar LLC. RedBird Capital Partners Holdings LLC is the sole member of RedBird Series 2019 Carry Vehicle LLC. RedBird Capital Partners LLC is the manager of RedBird Capital Partners Holdings LLC. RedBird Holdings Carry Vehicle LP is a member of RedBird Capital Partners LLC. RedBird Series 2019 Holdings Carry Vehicle LP is a limited partner of RedBird Holdings Carry Vehicle LP. Gerald J. Cardinale is a limited partner of RedBird Series 2019 Holdings Carry Vehicle LP and the managing member of RedBird Capital Partners LLC. As a result of the aforementioned relationships, Mr. Cardinale and each of the foregoing entities may be deemed to share beneficial ownership of the Class A Ordinary Shares of which RedBall SponsorCo LP is the beneficial owner. Mr. Cardinale and each of the foregoing entities disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he or it may have therein, directly or indirectly, and the filing of this Schedule 13G should not be construed as an admission that any of the foregoing is, for purposes of Section 13 of the Exchange Act, the beneficial owner of the Class A Ordinary Shares reported herein.

(4)
Beneficial ownership is based on ownership as set forth in the Schedule 13G filed by The Baupost Group, L.L.C., Baupost Group GP, L.L.C., and Mr. Seth A. Klarman on February 12, 2021. The address for the foregoing reporting persons is 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02116.

(5)
Beneficial ownership is based on ownership as set forth in the Schedule 13G filed by Integrated Core Strategies (US) LLC, Riverview Group LLC, ICS Opportunities, Ltd., Integrated Assets, Ltd., Millennium International Management LP, Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander on February 12, 2021. The address for the foregoing reporting persons is 666 Fifth Avenue, New York, New York 10103.

(6)
Beneficial ownership is based on ownership as set forth in the Schedule 13G filed by D1 Capital Partners L.P. and Daniel Sundheim on February 16, 2021. The address for the foregoing reporting persons is 9 West 57th Street, 36th Floor, New York, New York 10019.

(7)
Beneficial ownership is based on ownership as set forth in the Schedule 13G filed by D. E. Shaw & Co., L.L.C., D. E. Shaw & Co., L.P., and Mr. David E. Shaw on June 28, 2021. The address for the foregoing reporting persons is 1166 Avenue of the Americas, 9th Floor New York, NY 10036.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
RedBall Acquisition Corp.
Founder Shares
On June 10, 2020, Sponsor paid $25,000, or approximately $0.002 per share, to cover certain of our offering costs in exchange for 14,375,000 founder shares. In August 2020, our sponsor transferred 30,000 founder shares (150,000 in the aggregate) to each of our independent director nominees and another 30,000 founder shares to RHGM pursuant to its retainer agreement. The 180,000 founder shares held by our independent director nominees and RHGM will not be subject to forfeiture. The number of founder shares issued and outstanding was determined based on the expectation that the total size of RedBall’s IPO would be a maximum of 57,500,000 units if the underwriters’ over-allotment option is exercised in full, and therefore that such founder shares would represent 20% of the issued and outstanding shares after RedBall’s IPO.
Private Placement Warrants
Simultaneously with the consummation of the IPO of RedBall, the Sponsor purchased an aggregate of 8,566,667 private placement warrants (or 9,566,667 warrants if the underwriters’ over-allotment option is exercised in full), each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.50 per warrant, or $12,850,000 in the aggregate (or $14,350,000 if the underwriters’ over-allotment option is exercised in full), in a private placement that will close simultaneously with the closing of this offering. The private placement warrants are identical to the warrants sold in RedBall’s IPO except that the private placement warrants, so long as they are held by Sponsor or its permitted transferees, (i) will not be redeemable by us, (ii) may not (including the RedBall Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. The private placement warrants (including the RedBall Class A ordinary shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.
Forward Purchase Agreements
We have entered into forward purchase agreements pursuant to which the forward purchase parties agreed to purchase an aggregate of $100 million of forward purchase shares for $10.00 per share, in private placements that will close simultaneously with the closing of our initial business combination. Each forward purchase party’s obligation to purchase the forward purchase shares will, among other things, be conditioned on each forward purchase party giving us its irrevocable written consent confirming its commitment purchase the forward purchase shares no later than five days after we notify it of the RedBall Board’s intention to meet to consider entering into a definitive agreement for a proposed business combination and on a requirement that such initial business combination is approved by a majority of the RedBall Board and a majority of the independent directors of the RedBall Board. Each forward purchase party may grant or withhold this consent entirely within its sole discretion. Accordingly, if each forward purchase party does not consent, it will not be obligated to purchase the forward purchase shares. In addition, we have the right, in our sole discretion, to reduce the amount of forward purchase shares that each forward purchase party may purchase pursuant to the forward purchase agreements.
The forward purchase shares will be identical to the RedBall Class A ordinary shares included in the RedBall units sold in RedBall’s IPO, except the forward purchase shares will be subject to transfer restrictions and certain registration rights.
In connection with the Business Combination, the forward purchase parties have elected to not purchase the forward purchase shares.

Registration and Shareholder Rights
Pursuant to a registration rights and shareholder rights agreement signed August 12, 2020, the Sponsor is entitled to certain registration rights with respect to the private placement warrants, the warrants issuable upon conversion of working capital loans (if any) and the Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the founder shares, and, upon consummation of an initial business combination, to nominate three individuals for election to the RedBall Board, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement.
In connection with the Business Combination, the registration rights agreement will be amended and restated. The Business Combination Agreement contemplates that, at the Closing, New SeatGeek, the Sponsor, RedBall’s directors and officers and the SeatGeek Holders, will enter into the Amended and Restated Registration Rights Agreement, pursuant to which New SeatGeek will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New SeatGeek common stock and other equity securities of New SeatGeek that are held by the parties thereto from time to time. For further information see the section titled, “
Extraordinary General Meeting of RedBall
—
BCA Proposal
—
Related Agreements
—
Amended and Restated Registration Rights Agreement
.”
Backstop Subscription Agreement
In connection with the execution of the Business Combination Agreement, RedBall entered into a Backstop Subscription Agreement with the Backstop Subscriber, pursuant to which the Backstop Subscriber committed to purchase up to 6,500,000 of shares of New SeatGeek common stock for an aggregate amount of up to $65,000,000 (the amount for which the Backstop Subscriber actually subscribes, the “Backstop Amount”), to backstop the Available Cash.
Additionally, the Backstop Subscriber agreed that it will not, during a twelve (12) month lock-up
period, unless earlier released, and subject to customary exceptions, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position any shares of New SeatGeek common stock held by it immediately after the Closing, any shares of New SeatGeek common stock issuable upon the exercise of options or warrants to purchase shares of New SeatGeek common stock held by it immediately after Closing or any securities convertible into or exercisable or exchangeable for New SeatGeek common stock held by it immediately after Closing (collectively, the “Backstop Subscriber
Lock-Up
Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the
Lock-Up
Shares or (iii) publicly announce any intention to effect any transaction specified in foregoing clause (i) or (ii).
Notwithstanding the foregoing, if at any time prior to the expiration of such twelve (12) month lock-up
period, (x) New SeatGeek consummates Subsequent Transaction which results in its stockholders having the right to exchange their shares of New SeatGeek common stock for cash, securities or other property having a value that equals or exceeds $12.00 per share, or (y) the closing price of the New SeatGeek common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred fifty (150) days after the Closing, then all of the Backstop Subscriber
Lock-Up
Shares will be automatically released from the
lock-up
restrictions. The
lock-up
restrictions contain customary exceptions, including for estate planning transfers, affiliate transfers and transfers upon death or by will.
In connection with the entry of Sponsor into the Backstop Subscription Agreement, the Sponsor received and accepted an executed commitment letter from RedBird Series 2019, LP, a Delaware limited partnership, and RedBird Series 2019 GP Co-Invest LP, a Delaware limited partnership pursuant to which such investors have committed severally and not jointly and subject to the terms and conditions set forth in such commitment letter to purchase equity interests of the Sponsor immediately prior to the Closing, in an aggregate amount up to the

Backstop Amount, for the purposes of Sponsor funding, to the extent necessary, the Backstop Subscription as and when required under the Backstop Subscription Agreement. For further information see the section titled, “
Extraordinary General Meeting of RedBall — BCA Proposal
—
Related Agreements
—
Backstop Subscription Agreement.
”
Working Capital Loans
In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required on a non-interest
basis. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into private placement warrants of the post business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.
Any of the foregoing payments to the Sponsor, repayments of loans from the Sponsor or repayments of working capital loans prior to our initial business combination will be made using funds held outside the trust account.
Administrative Services Agreement
RedBall entered into an agreement whereby, commencing on August 12, 2020 through the earlier of the consummation of a business combination or RedBall’s liquidation, RedBall pays an affiliate of the Sponsor $25,000 per month for office space, utilities, secretarial and administrative support services provided to members of our management team.
Sponsor Support Agreement
In connection with the execution of the Business Combination Agreement, RedBall entered into a sponsor support agreement, with the Sponsor, each director of RedBall and SeatGeek, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor and each director of RedBall agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement.
Additionally, Sponsor and each director of RedBall has agreed that it will not, during a twelve (12) month lock-up
period, unless earlier released, and subject to customary exceptions, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position any shares of New SeatGeek common stock held by it immediately after the Closing, any shares of New SeatGeek common stock issuable upon the exercise of options or warrants to purchase shares of New SeatGeek common stock held by it immediately after Closing or any securities convertible into or exercisable or exchangeable for New SeatGeek common stock held by it immediately after Closing (collectively, the “Sponsor
Lock-Up
Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the
Lock-Up
Shares or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Notwithstanding the foregoing, if at any time before twelve (12) months after the Closing, (x) New SeatGeek consummates Subsequent Transaction which results in its stockholders having the right to exchange their shares of New SeatGeek common stock for cash, securities or other property having a value that equals or exceeds $12.00 per share, or (y) the closing price of the New SeatGeek common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred fifty (150) days after the Closing, then each party’s sponsor
Lock-Up
Shares will be automatically released from the
lock-up
restrictions. The
lock-up
restrictions contain customary exceptions, including, but not limited to, estate planning transfers, affiliate transfers, and transfers upon death or by will.
The Sponsor and SeatGeek agreed to mutually agree upon one director to be appointed to the New SeatGeek Board upon the First Effective Time. In addition, the Sponsor is entitled to designate one observer to the New SeatGeek Board for so long as Sponsor, together with its affiliates, collectively continue to hold at least 50% of the sum
of (i) 6,007,500 shares,
plus
(ii) Sponsor Earnout Shares,
plus
(iii) the shares, if any, purchased under the Backstop Subscription Agreement; provided that, the foregoing observer designation right does not apply if the mutually agreed upon director is a partner of RedBird Series 2019 Holdings Carry Vehicle LP.
The Sponsor has also agreed to contribute to New SeatGeek for no consideration 1,000,000 shares of New SeatGeek common stock upon the Closing and, during the Sponsor Earnout Period, to subject 7,187,500 shares issued and outstanding of New SeatGeek common stock, referred to herein as the Sponsor Earnout Shares, which are comprised of two separate tranches of 3,593,750 shares per tranche, to potential forfeiture to New SeatGeek for no consideration until the occurrence of the respective Sponsor Earnout Triggering Events. For further information see the section titled, “
Extraordinary General Meeting of RedBall — BCA Proposal
—
Related Agreements
—
Sponsor Support Agreement.
”
Lock-Up
Agreement
Pursuant to the terms of the
lock-up
agreement between SeatGeek, RedBall, Merger Sub One, Merger Sub Two and certain stockholders of SeatGeek (the
“Lock-Up
Agreement”) each party to the agreement has agreed that it will not, without the prior written consent of New SeatGeek during a six (6) month lock-up
period, unless earlier released, and subject to customary exceptions, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position any shares of New SeatGeek common stock held by it immediately after the Closing, any shares of New SeatGeek common stock issuable upon the exercise of options or warrants to purchase shares of New SeatGeek common stock held by it immediately after Closing or any securities convertible into or exercisable or exchangeable for New SeatGeek common stock held by it immediately after Closing (collectively, the “SeatGeek
Lock-Up
Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the
Lock-Up
Shares, (iii) grant any proxies or powers of attorney with respect to any or all shares of New SeatGeek Common Stock held by it immediately after the Closing; or (iv) take any action with the intent to prevent, impede, interfere with or adversely affect such Sponsor’s ability to perform its obligations under the Sponsor Support Agreement or (iv) publicly announce any intention to effect any transaction specified in foregoing clause (i) or (ii). Notwithstanding the foregoing, if at any time before six (6) months after the Closing, (x) New SeatGeek consummates Subsequent Transaction which results in its stockholders having the right to exchange their shares of New SeatGeek common stock for cash, securities or other property having a value that equals or exceeds $12.00 per share, or (y) the closing price of the New SeatGeek common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least ninety (90) days after the Closing, then each party’s SeatGeek
Lock-Up
Shares will be automatically released from the
lock-up
restrictions. The
lock-up
restrictions contain customary exceptions, including, but not limited to, estate planning transfers, affiliate transfers, and transfers upon death or by will. For further information see the section titled, “
Extraordinary General Meeting of RedBall — BCA Proposal
—
Related Agreements
—
Lock-Up
Agreement
.”

Business Combination Success Fee
Pursuant to the terms of RedBall’s agreement with Richard Scudamore for his service as a director, RedBall’s successful consummation of the Business Combination would result in RedBall being obligated to pay Mr. Scudamore $100,000.
RedBird BD Payment
RedBall has engaged RedBird BD, an affiliate of Sponsor and RedBird Capital Partners LLC, to act as RedBall’s financial advisor in connection with the Business Combination. Pursuant to the engagement, RedBird BD arranged the Backstop Subscription and provided financial advisory, structuring and other services to RedBall. RedBall will pay RedBird BD $6.0 million for these services, which shall be earned and paid upon the consummation of the Business Combination. Therefore, RedBird Capital Partners LLC, Sponsor and RedBird BD have financial interests in the consummation of the Business Combination in addition to the financial interest of Sponsor (with whom RedBird Capital Partners LLC and RedBird BD are affiliated). RedBird’s engagement is an incremental related party transaction to the related party transactions discussed in the prospectus for RedBall’s initial public offering. The RedBird BD engagement and the related payment has been approved by RedBall’s audit committee and the RedBall Board in accordance with RedBall’s related persons transaction policy.
SeatGeek’s Related Party Transactions
Other than compensation arrangements for SeatGeek’s directors and executive officers, which are described in this prospectus/proxy statement, below is a description of transactions since January 1, 2018, to which SeatGeek was a party or will be a party, in which:

•	The amounts involved exceeded or will exceed $120,000; and

•
Any of SeatGeek’s directors, executive officers or holders of more than 5% of SeatGeek’s capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Series D Extension Stock Financing
In March 2020, with subsequent closings through May 2020, SeatGeek entered into a Stock Purchase Agreement with a group of investors (the “2020 Series D Extension SPA”) pursuant to which it issued and sold an aggregate of 5,124,437 shares of its Series D Preferred Stock (“Series D Extension Stock”) to investors at a purchase price of $3.19287 per share, for aggregate gross proceeds of $16.36 million.
Pursuant to the 2020 Series D Extension SPA, SeatGeek issued and sold 1,240,693 shares of Series D Extension Stock to Mousserena, L.P., one of SeatGeek’s principal stockholders, and 325,295 shares of Series D Extension Stock to Moussefixe L.P., an affiliate of Mousserena, L.P., resulting in aggregate proceeds of $4.99 million to SeatGeek.
Series
D-1
Preferred Stock Financing
In June 2020, with subsequent closings through August 2020, SeatGeek entered into a Stock Purchase Agreement (the “Series
D-1
SPA”) pursuant to which it issued and sold an aggregate of 27,397,500 shares of its Series
D-1
Preferred Stock (“Series
D-1
Stock”) to investors at a purchase price of $3.19287 per share, for aggregate gross proceeds of $87.5 million.
Pursuant to the Series
D-1
SPA, SeatGeek issued and sold shares to various entities associated with Accel Partners (“Accel”), one of SeatGeek’s principal stockholders, including 562,565 shares of Series
D-1
Stock to Accel Growth Fund III L.P., 26,559 shares of Series
D-1
Stock to Accel Growth Fund III Strategic Partners L.P. and 37,371 shares of Series
D-1
Stock to Accel Growth Fund Investors 2014 L.L.C., resulting in aggregate proceeds of $1.99 million to SeatGeek. John Locke, a member of SeatGeek’s board of directors, is a partner at Accel.
Pursuant to the Series
D-1
SPA, SeatGeek issued and sold 5,387,002 shares of Series
D-1
Stock to Founder Collective SG SPV, L.P., an affiliate of one SeatGeek’s principal stockholders Founder Collective, L.P.

(“Founder Collective”), resulting in aggregate proceeds to SeatGeek of $17.19 million. Jon Groetzinger, SeatGeek’s Chief Executive Officer and member of the board of directors, is a limited partner and a founder partner of Founder Collective. David Frankel, a member of SeatGeek’s board of directors, is a managing member of Founder Collective GP, LLC, which is the general partner of Founder Collective.
Pursuant to the Series
D-1
SPA, SeatGeek issued and sold 572,519 shares of Series
D-1
Stock to Moussefixe L.P. and 2,183,620 shares of Series
D-1
Stock to Mousserena, L.P., resulting in aggregate proceeds to SeatGeek of $3.79 million, with the balance paid through conversion of Series D Extension Stock into
Series D-1
Stock.
SeatGeek Holders Support Agreement
In connection with the execution of the Business Combination Agreement, RedBall, SeatGeek and certain stockholders of SeatGeek holding approximately 62.0% of SeatGeek’s shares of capital stock outstanding as of the date of the Business Combination Agreement entered into the SeatGeek Holders Support Agreement, pursuant to which, among other things and subject to the terms and conditions therein, such SeatGeek Stockholders agreed to (a) vote or provide their written consent for approval and adoption of the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, including the Business Combination, subject to certain customary exceptions, (b) not to transfer any of their shares of SeatGeek capital stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, (c) not to enter into any arrangement that is inconsistent with the SeatGeek Holders Support Agreement and (d) not to commence, join in, facilitate, assist or encourage and take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against RedBall, Merger Sub One, Merger Sub Two, SeatGeek or any of their respective successors or directors (x) challenging the validity of, or seeking to enjoin the operation of, any provision of the SeatGeek Holders Support Agreement, or (y) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.
The SeatGeek Holders Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earliest of (a) the earlier of (i) the First Effective Time or (ii) such date and time as the Business Combination Agreement is terminated in accordance with its terms (the earlier of (i) and (ii), the “Expiration Time”) and (b) as to each SeatGeek Stockholder party thereto, the written agreement of RedBall, SeatGeek and such stockholder. Upon such termination of the SeatGeek Holder Support Agreement, all obligations of the parties under the SeatGeek Holder Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated thereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the SeatGeek Holders Support Agreement will not relieve any party thereto from liability arising in respect of any breach of the SeatGeek Holders Support Agreement prior to such termination. For further information, see the section titled, “
Extraordinary General Meeting of RedBall — BCA Proposal
—
Related Agreements
—
SeatGeek Holders Support Agreement
.”
Indemnification Agreements
SeatGeek has entered into indemnification agreements with its executive officers and directors. The indemnification agreements require SeatGeek to indemnify its executive officers and directors to the fullest extent permitted by Delaware law.
Employment of Director
Russell D’Souza, a
co-founder
of SeatGeek, current member of SeatGeek’s board of directors and a director nominee to the New SeatGeek board of directors, is employed by SeatGeek to drive the company’s strategic partnerships. For the years ended December 31, 2018, 2019 and 2020, Mr. D’Souza earned $382,500, $420,000 and $352,500.10, respectively, in base salary and bonus. For the year ended December 31, 2021, Mr. D’Souza’s base salary is $350,000. Mr. D’Souza will be eligible to receive a bonus, equity awards and benefits on the same general terms and conditions as applicable to employees in similar positions.
Related Person Transactions Policy Following the Business Combination
Upon the consummation of the Business Combination, New SeatGeek’s board of directors will adopt a written related person transactions policy that sets forth New SeatGeek’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of New SeatGeek’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which New SeatGeek or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.
Transactions involving compensation for services provided to New SeatGeek as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of New SeatGeek’s voting securities (including New SeatGeek common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of New SeatGeek’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to New SeatGeek’s audit committee (or, where review by New SeatGeek’s audit committee would be inappropriate, to another independent body of New SeatGeek’s board of directors) for review. To identify related person transactions in advance, New SeatGeek will rely on information supplied by New SeatGeek’s executive officers, directors and certain significant stockholders. In considering related person transactions, New SeatGeek’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	The risks, costs, and benefits to New SeatGeek;

•	The impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	The terms of the transaction;

•	The availability of other sources for comparable services or products; and

•	The terms available to or from, as the case may be, unrelated third parties.
New SeatGeek’s audit committee will approve only those transactions that it determines are fair to us and in New SeatGeek’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
RedBall is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and the Cayman Constitutional Documents govern the rights of RedBall’s shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Cayman Constitutional Documents will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of New SeatGeek, your rights will differ in some regards as compared to when you were a shareholder of RedBall.
Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of RedBall and New SeatGeek according to applicable law or the organizational documents of RedBall and New SeatGeek, respectively. For specific material amendments to the provisions of the Cayman Constitutional Documents, as are proposed to be adopted via the Proposed Organizational Documents see the sections titled “
Extraordinary General Meeting of RedBall — Charter Proposal
” and “
Extraordinary General Meeting of RedBall — Organizational Documents Proposals
.”
This summary is qualified by reference to the Cayman Islands Companies Act and the DGCL and to complete text of the Cayman Constitutional Documents, attached to this proxy statement/prospectus as Annex J, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex K and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex L. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to New SeatGeek and RedBall, respectively.

	Delaware	Cayman Islands

Stockholder/Shareholder Approval of Business Combinations
Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval -there is no exception for smaller mergers.

Where a bidder, through a tender offer has received acceptance, of at least 90% or more of the shares in a Cayman Islands company to which the offer relates, it can compulsorily acquire the shares of the remaining shareholders and thereby become the sole shareholder.

	Delaware	Cayman Islands

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

The Cayman Constitutional Documents require an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a majority of the issued and outstanding ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting to approve the BCA Proposal

Stockholder/Shareholder Votes for Routine Matters
Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

The Proposed Organizational Documents are consistent with the DGCL and do not modify DGCL voting requirements.

Under Cayman Islands law and the Cayman Constitutional Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so, attend and vote at a meeting).

The Cayman Constitutional Documents are consistent with this requirement.

Appraisal Rights
Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.

The Proposed Organizational Documents do not expand upon or otherwise limit statutorily provided appraisal rights.

Under the Cayman Islands Companies Act, minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

The Cayman Constitutional Documents do not expand upon or otherwise limit statutorily provided appraisal rights.

There are no appraisal rights of shareholders in connection with

	Delaware	Cayman Islands
the proposed Business Combination.

Inspection of Books and Records
Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business, as limited by Section 220 of the DGCL.

The Proposed Organizational Documents do not expand upon or otherwise limit statutorily provided rights.

Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

The Cayman Constitutional Documents do not provide inspection rights.

Stockholder/Shareholder Lawsuits
A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal C).

The Proposed Organizational Documents do not expand upon or otherwise limit statutorily provided rights.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

The Cayman Constitutional Documents do not expand upon or otherwise limit statutorily provided rights.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.
A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.
A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

The Cayman Constitutional Documents provide that our current and former officers and directors will be indemnified by us

	Delaware	Cayman Islands
	The Proposed Organizational Documents will provide for the indemnification of current and former officers and directors of New SeatGeek to the fullest extent permitted by Delaware law.	for any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

Limited Liability of Directors
Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The Proposed Organizational Documents will limit the liability of current and former officers and directors of New SeatGeek to the fullest extent permitted by Delaware law.

Liability of directors may be unlimited, except with regard to their own fraud or willful default.

The Cayman Constitutional Documents provide that our current and former officers and directors will not be liable to RedBall for any loss or damage incurred by RedBall as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such officer or director.

Corporate Opportunity	The Proposed Certificate of Incorporation will be silent on the issue of the application of the doctrine of corporate opportunity.	The Cayman Constitutional Documents provide that RedBall renounces its interest in any corporate opportunity offered to any director or officer of RedBall which may be an opportunity for such director, on the one hand, or RedBall, on the other.

DESCRIPTION OF REDBALL’S AND NEW SEATGEEK SECURITIES
The following summary of certain provisions of RedBall securities does not purport to be complete and is subject to the Cayman Constitutional Documents and the provisions of applicable.
Description of RedBall Capital Stock prior to the Business Combination
General
RedBall is authorized to issue 441,000,000 shares, consisting of 400,000,000 RedBall Class A ordinary shares, par value $0.0001 per share, 40,000,000 RedBall Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share. As of the record date, 57,500,000 Class A ordinary shares are outstanding, held by shareholders of record and 14,375,000 Class B ordinary shares are outstanding, held by shareholders of record, and no preference shares are outstanding.
Units
Each RedBall Unit consists of one RedBall Class A ordinary share and one-third
of one warrant. Each warrant entitles the holder to purchase one RedBall Class A ordinary share at a price of $11.50 per share, subject to adjustment as described in this proxy statement/prospectus.
Ordinary Shares
RedBall’s shareholders of record are entitled to one vote for each RedBall ordinary share held on all matters to be voted on by shareholders, except only holders of RedBall Class B ordinary shares are eligible to vote for the election of directors in any election held prior to or in connection with RedBall’s initial business combination. Directors may be elected by an ordinary resolution of the holders a majority of the Class B ordinary shares that are present and vote at a meeting.
In connection with any vote held to approve an initial business combination, the Sponsor, as well as RedBall’s directors and officers, have agreed to vote their respective founder shares and any other ordinary shares held by them in favor of the business combination.
RedBall will proceed with a business combination only if RedBall has net tangible assets of at least $5,000,001 upon the completion of such business combination and a majority of the RedBall ordinary shares voted are voted in favor of the business combination. At least five days’ notice must be given for each general meeting, including the extraordinary general meeting (although RedBall will provide whatever minimum number of days are required under Federal securities laws). Shareholders may vote at meetings in person or by proxy.
Pursuant to the Cayman Constitutional Documents, if RedBall does not complete a business combination by August 17, 2022, it will trigger RedBall’s automatic winding up, dissolution and liquidation. The Sponsor and RedBall’s directors and officers have agreed to waive their rights to share in any distribution from the trust account with respect to their founder shares upon RedBall’s winding up, dissolution and liquidation in the event that RedBall does not complete a business combination by August 17, 2022. RedBall’s underwriters in the initial public offering have agreed to waive their rights to their deferred underwriting commission held in the trust account in the event that RedBall does not complete a business combination by August 17, 2022.
RedBall’s shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares, except that public shareholders have the right to have their shares redeemed for cash if they vote on the Business Combination, properly demand redemption of their shares as described in this proxy statement/prospectus and the Business Combination is completed. Public shareholders who redeem their shares still have the right to exercise the RedBall public warrants that they received as part of the RedBall units.

Preference Shares
The Cayman Constitutional Documents authorize the issuance of 1,000,000 preference shares in one or more series, with such voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof as may be determined from time to time by the RedBall Board. Accordingly, the RedBall Board is empowered, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of shares and could have anti-takeover effects. RedBall may issue some or all of the preference shares to effect a business combination, but is not issuing any preference shares in connection with the Business Combination with SeatGeek. In addition, the preference shares could be utilized as a method of discouraging, delaying or preventing a change in control of RedBall or the removal of existing management. Although RedBall does not currently intend to issue any preference shares, RedBall cannot assure you that it will not do so in the future.
Warrants
As of the record date, 28,733,334 warrants were outstanding, including 19,166,667 RedBall public warrants and 9,566,667 private placement warrants. Each warrant entitles the registered holder to purchase one RedBall Class A ordinary share at a price of $11.50 per full share, subject to adjustment as discussed below, at any time commencing upon the later of twelve (12) months from the closing of the initial public offering or thirty (30) days after the completion of RedBall’s initial business combination, provided in each case that RedBall has an effective registration statement under the Securities Act covering the RedBall Class A ordinary shares issuable upon exercise of the warrant and a current prospectus relating to them is available (or RedBall permits holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a holder of RedBall public warrants may exercise its warrants only for a whole number of shares. This means that only a whole warrant may be exercised at any given time by a holder of RedBall public warrants. However, in no event RedBall will be required to net cash settle any warrant. Notwithstanding the foregoing, if a registration statement covering the RedBall Class A ordinary shares issuable upon exercise of the RedBall public warrants is not effective within 60 business days from the completion of the initial business combination, holders of RedBall public warrants may, until such time as there is an effective registration statement and during any period when RedBall will have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The RedBall public warrants will expire at 5:00 p.m., New York City time on the earlier to occur of: (i) five (5) years from the completion of RedBall’s initial business combination, (ii) the liquidation of RedBall, or (iii) RedBall’s redemption of the RedBall public warrants.
The private public warrants are identical to the RedBall public warrants except that the private placement warrants (including the ordinary shares issuable upon exercise of the private placement warrants) will (i) not be transferable, assignable or salable until thirty (30) days after the completion of RedBall’s initial business combination except to RedBall’s officers and directors and other persons or entities affiliated with the Sponsor, (ii) be exercisable on a cashless basis if held by the Sponsor or the Sponsor’s permitted transferees, at the holder’s option and (iii) not be redeemable by RedBall, in each case so long as they are still held by the Sponsor, members of the Sponsor or their permitted transferees.
RedBall may call the warrants for redemption (excluding the private placement warrants if held by the Sponsor, members of the Sponsor or their permitted transferees), in whole and not in part, at a price of $0.01 per warrant:

•	upon not less than thirty (30) days’ prior written notice of redemption to each warrant holder,

•	if and only if, the reported last sale price of the shares of the RedBall’s Class A ordinary shares equals or exceeds $18.00 per share, for any twenty (20) trading days within a thirty

(30)-day trading period ending on the third business day prior to the notice of redemption to Public Warrant Holders.
The right to exercise will be forfeited unless the warrants are exercised prior to the scheduled redemption date. However, the price of the RedBall Class A ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.
RedBall has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise.
If RedBall (or after the business combination, New SeatGeek) calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of RedBall Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of RedBall Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of the RedBall Class A ordinary shares (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the RedBall Class A ordinary shares for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether RedBall will exercise its option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the RedBall’s cash position, the number of outstanding warrants and the dilutive effect on RedBall’s shareholders of issuing the maximum number of RedBall Class A ordinary shares issuable upon the exercise of the warrants.
The warrants are issued under a Warrant Agreement, dated as of August 12, 2020, between Continental, as warrant agent and RedBall. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval of at least 50% of the then outstanding RedBall public warrants in order to make any change that adversely affects the interests of the registered holders.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the RedBall Class A ordinary shares issued and outstanding immediately after giving effect to such exercise.
If the number of issued and outstanding RedBall Class A ordinary shares is increased by a share capitalization payable in Class A ordinary shares, or by a split-up
of ordinary shares or other similar event, then, on the effective date of such share capitalization, split-up
or similar event, the number of RedBall Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding ordinary shares. A rights offering to holders of ordinary shares entitling holders to purchase RedBall Class A ordinary shares at a price less than the fair market value will be deemed a share capitalization of a number of RedBall Class A ordinary shares equal to the product of (i) the number of RedBall Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for RedBall Class A ordinary shares) and (ii) the quotient of (x) the price per RedBall Class A ordinary share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for RedBall Class A ordinary shares, in determining the price payable for RedBall Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of RedBall Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the RedBall Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if RedBall, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of RedBall Class A ordinary shares on account of such RedBall Class A ordinary shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a proposed initial business combination, or (d) in connection with the redemption of RedBall public shares upon RedBall’s failure to complete its initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each RedBall Class A ordinary share in respect of such event.
If the number of issued and outstanding RedBall Class A ordinary shares is decreased by a consolidation, combination, reverse share split or reclassification of RedBall Class A ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of RedBall Class A ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding RedBall Class A ordinary shares.
Whenever the number of RedBall Class A ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of RedBall Class A ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of RedBall Class A ordinary shares so purchasable immediately thereafter.
In addition, if (x) RedBall issues additional RedBall Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of RedBall’s initial business combination at a newly issued price of less than $9.20 per RedBall Class A ordinary share, (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of RedBall’s initial business combination on the date of the consummation of RedBall’s initial business combination (net of redemptions), and (z) the market value of RedBall Class A ordinary shares is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the market value and the newly issued price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the market value and the newly issued price.
In case of any reclassification or reorganization of the issued outstanding RedBall Class A ordinary shares (other than those described above or that solely affects the par value of such RedBall Class A ordinary shares), or in the case of any merger or consolidation of RedBall with or into another corporation (other than a consolidation or merger in which RedBall is the continuing corporation and that does not result in any reclassification or reorganization of RedBall’s issued and outstanding RedBall Class A ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which RedBall is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the RedBall Class A ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of RedBall Class A ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of RedBall Class A ordinary shares in such a transaction is payable in the form of RedBall Class A ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established
over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
Contractual Arrangements with respect to Certain Warrants
RedBall has agreed that so long as the private placement warrants are still held by the Sponsor, members of the Sponsor or their permitted transferees, RedBall will not redeem such warrants, RedBall will allow the holders to exercise such warrants on a cashless basis and such warrants may be exercisable for cash.
Dividends
RedBall has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the Business Combination. The payment of cash dividends in the future, including after the Business Combination with SeatGeek, will be dependent upon New SeatGeek’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of the Board. It is the present intention of the RedBall Board to retain all earnings, if any, for use in RedBall’s business operations and, accordingly, the RedBall Board does not anticipate declaring any dividends in the foreseeable future.
Transfer Agent, Rights Agent and Warrant Agent
The transfer agent for RedBall Class A ordinary shares and warrant agent for the warrants is Continental Stock Transfer & Trust Company, One State Street, 30
th
 Floor, New York, NY 10004. RedBall has agreed to indemnify Continental in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity. Continental has agreed that it has no right of set-off
or any right, title, interest or claim of any kind to, or to any monies in, the trust account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the trust account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against RedBall and RedBall’s assets outside the trust account and not against the any monies in the trust account or interest earned thereon.
Listing of RedBall’s Securities
The RedBall, Class A ordinary shares, RedBall public warrants and RedBall units are listed on NYSE under the symbols “RBAC”, “RBAC WS” and “RBAC.U”, respectively. Upon the Domestication, the Red Ball Class A ordinary shares will be automatically converted law into New SeatGeek common stock, the RedBall public warrants will be automatically converted into New SeatGeek warrants, and each RedBall unit that had not been previously separated into the underlying RedBall Class A ordinary shares and underlying RedBall public warrant upon the request of the holder thereof will be cancelled and will entitle the holder thereof to one share of New SeatGeek common stock and one-third
of one New SeatGeek warrant so that the RedBall units, RedBall Class A ordinary shares and RedBall public warrants will no longer trade under “RBAC.U”, “RBAC” and “RBAC WS”, respectively. RedBall cannot assure you that New SeatGeek’s securities will continue to be listed on NYSE as New SeatGeek might not in the future meet certain continued listing standards.

Action by Written Consent
The Cayman Constitutional Documents provides that certain action are permitted to be taken by the RedBall’s shareholder may via an ordinary or special written resolution in lieu of a meeting.
Anti-Takeover Provisions
As RedBall is a Cayman Islands exempted company, RedBall is not subject to DGCL Section 203.
Limitations on Liability and Indemnification of Officers and Directors
The Cayman Islands Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The Cayman Constitutional Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. RedBall has purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures RedBall against its obligations to indemnify its officers and directors.
RedBall’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to RedBall and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by RedBall if (i) RedBall has sufficient funds outside of the trust account or (ii) RedBall consummate an initial business combination.
RedBall’s indemnification obligations may discourage shareholders from bringing a lawsuit against RedBall’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against RedBall’s officers and directors, even though such an action, if successful, might otherwise benefit RedBall and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent RedBall pays the costs of settlement and damage awards against RedBall’s officers and directors pursuant to these indemnification provisions.
Exclusive Jurisdiction of Certain Actions
The Cayman Constitutional Documents do not provide for the courts of a particular jurisdiction to be the exclusive forum for proceedings.
Description of New SeatGeek Capital Stock after the Business Combination.
The following summary of certain provisions of New SeatGeek securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex K and Annex L, respectively.
General
The total amount of New SeatGeek’s authorized capital stock consists of [●] shares of New SeatGeek common stock, par value $0.0001 per share, and [●] shares of New SeatGeek preferred stock, par value $0.0001 per share. New SeatGeek expects to have [●] shares of New SeatGeek common stock outstanding immediately after the consummation of the Business Combination, excluding contingent shares and assuming no public shareholders exercise their redemption rights in connection with the Business Combination.

Preferred Stock
The board of directors of New SeatGeek has authority to issue shares of New SeatGeek’s preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of New SeatGeek’s preferred stock could have the effect of decreasing the trading price of New SeatGeek’s common stock, restricting dividends on New SeatGeek’s capital stock, diluting the voting power of New SeatGeek’s common stock, impairing the liquidation rights of New SeatGeek’s capital stock, or delaying or preventing a change in control of New SeatGeek.
Common Stock
New SeatGeek common stock is not entitled to preemptive or other similar subscription rights to purchase any of New SeatGeek’s securities. New SeatGeek common stock is neither convertible nor redeemable. Unless New SeatGeek’s board of directors determines otherwise, New SeatGeek will issue all of New SeatGeek’s capital stock in uncertificated form.
Voting Rights
Each holder of New SeatGeek common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under the Proposed Certificate of Incorporation, New SeatGeek Stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election.
Dividend Rights
Each holder of shares of New SeatGeek’s common stock is entitled to the payment of dividends and other distributions as may be declared by the board of directors from time to time out of New SeatGeek’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of New SeatGeek’s Preferred Stock, if any, and any contractual limitations on New SeatGeek’s ability to declare and pay dividends.
Other Rights
Each holder of New SeatGeek common stock is subject to, and may be adversely affected by, the rights of the holders of any series of New SeatGeek preferred stock that New SeatGeek may designate and issue in the future.
Liquidation Rights
If New SeatGeek is involved in voluntary or involuntary liquidation, dissolution or winding up of New SeatGeek’s affairs, or a similar event, each holder of New SeatGeek common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of New SeatGeek preferred stock, if any, then outstanding.
Bylaws
The Proposed Bylaws set forth the restrictions on the SeatGeek
Lock-Up
Shares on the same terms as set forth in the
Lock-Up
Agreements.

Transfer Agent
The transfer agent for New SeatGeek common stock will be [●].
Action by Written Consent
The Proposed Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders and may not be taken by written consent in lieu of a meeting.
Anti-Takeover Provisions
Section 203 of the Delaware General Corporation Law
New SeatGeek is subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.
In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. New SeatGeek has not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of New SeatGeek may be discouraged or prevented.
Proposed Certificate of Incorporation and Proposed Bylaws
Among other things, the Proposed Certificate of Incorporation and Proposed Bylaws:

•
permit New SeatGeek’s board of directors to issue up to [•] shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that New SeatGeek’s board of directors will be classified into three classes of directors;

•
provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 66 2/3% of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•
provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•
require that any action to be taken by New SeatGeek Stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•
provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•
provide that special meetings of our stockholders may be called only by the chairman of the board of directors, its chief executive officer or by its board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•
not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66
2
⁄
3
% of the voting power of all of the New SeatGeek then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. The board of directors may also act without stockholder action to amend, adopt or repeal the Proposed Bylaws.
The combination of these provisions will make it more difficult for New SeatGeek’s existing stockholders to replace New SeatGeek’s board of directors as well as for another party to obtain control of New SeatGeek by replacing its board of directors. Since New SeatGeek’s board of directors has the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for New SeatGeek’s board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.
These provisions are intended to enhance the likelihood of continued stability in the composition of New SeatGeek’s board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce New SeatGeek’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for New SeatGeek’s capital stock and may have the effect of delaying changes in New SeatGeek’s control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of New SeatGeek’s common stock.
Limitations on Liability and Indemnification of Officers and Directors
The Proposed Certificate of Incorporation contains provisions that limit the liability of New SeatGeek’s directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

•	Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
The Proposed Certificate of Incorporation authorizes New SeatGeek to indemnify its directors, officers, employees and other agents to the fullest extent permitted by Delaware law. The Proposed Bylaws provides that New SeatGeek is required to indemnify its directors and officers to the fullest extent permitted by Delaware law and may indemnify its other employees and agents. The Proposed bylaws also provide that, on satisfaction of certain conditions, New SeatGeek will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit New SeatGeek to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of such person’s actions in that capacity regardless of whether New SeatGeek would otherwise be permitted to indemnify him or her under the provisions of Delaware law. New SeatGeek expects to enter into agreements to indemnify its directors and executive officers in connection with the Business Combination. With certain exceptions, these agreements provide for indemnification for related expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in connection with any action, proceeding or investigation. New SeatGeek believes that Proposed Certificate of Incorporation and Proposed Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. New SeatGeek will also maintain customary directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in the Proposed Certificate of Incorporation and Proposed Bylaws may discourage stockholders from bringing a lawsuit against New SeatGeek’s directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against New SeatGeek’s directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that New SeatGeek pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Exclusive Jurisdiction of Certain Actions
The Proposed Certificate of Incorporation provides that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on New SeatGeek’s behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of New SeatGeek’s directors, officers, or other employees to us or our stockholders; (iii) any action or proceeding asserting a claim against New SeatGeek or any of New SeatGeek’s directors, officers or other employees arising out of or pursuant to any provision of the Delaware General Corporation Law, the Proposed Certificate of Incorporation or the Proposed Bylaws; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action or proceeding asserting a claim against New SeatGeek or any of New SeatGeek’s directors, officers, or other employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. The Proposed Certificate of Incorporation further provides that, unless New SeatGeek consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Proposed Certificate of Incorporation provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. Additionally, the Proposed Certificate of Incorporation provides that any person or entity holding, owning or otherwise acquiring any interest in any of New SeatGeek’s securities will be deemed to have notice of and consented to these provisions. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW SEATGEEK SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New SeatGeek common stock or New SeatGeek warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New SeatGeek at the time of, or at any time during the three months preceding, a sale and (ii) New SeatGeek is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as New SeatGeek was required to file reports) preceding the sale.
Persons who have beneficially owned restricted New SeatGeek common stock shares or New SeatGeek warrants for at least six months but who are affiliates of New SeatGeek at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of New SeatGeek common stock then outstanding; or

•	the average weekly reported trading volume of New SeatGeek’s common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of New SeatGeek under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New SeatGeek.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form
8-K
reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, the Sponsor will be able to sell its founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after RedBall has completed the Business Combination.
RedBall anticipates that following the consummation of the Business Combination, New SeatGeek will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
New SeatGeek’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New SeatGeek’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of New SeatGeek’s board of directors, (ii) otherwise properly brought before such meeting by or at the direction of New SeatGeek’s board of directors or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (x) (1) was a record owner of shares of New SeatGeek both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in New SeatGeek’s Proposed Bylaws in all applicable respects or (y) properly made such proposal in accordance with Rule
14a-8
under the Exchange Act. To be timely for New SeatGeek’s annual meeting of stockholders, New SeatGeek’s secretary must receive the written notice at New SeatGeek’s principal executive offices:

•	not earlier than the 90th day; and

•	not later than the 120th day,

•	before the one-year anniversary of the preceding year’s annual meeting.
In the event that no annual meeting was held in the previous year or New SeatGeek holds its annual meeting of stockholders more than more than 30 days before or more than 60 days after the one-year
anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.
Accordingly, for New SeatGeek’s

annual meeting, assuming the meeting is held on

,

, notice of a nomination or proposal must be delivered to New SeatGeek no later than

,

and no earlier than

. Nominations and proposals also must satisfy other requirements set forth in the bylaws.
Under Rule
14a-8
of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the annual general meeting pursuant to Rule
14a-8,
assuming the meeting is held on

, must be received at New SeatGeek’s principal office on or before [●],             and must comply with Rule
14a-8.
Stockholder Director Nominees
New SeatGeek’s Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of New SeatGeek’s Proposed Certificate of Incorporation. To nominate a director, the stockholder must provide the information required by New SeatGeek’s Proposed Bylaws. In addition, the stockholder must give timely notice to New SeatGeek’s secretary in accordance with New SeatGeek’s Proposed Bylaws, which, in general, require that the notice be received by New SeatGeek’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

APPRAISAL RIGHTS
Neither RedBall’s shareholders nor RedBall’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with RedBall’s board of directors, any committee chairperson or the non-management
directors as a group by writing to the board or committee chairperson in care of RedBall Acquisition Corp., 667 Madison Avenue, 16 th
Floor, New York, NY 10065. Following the Business Combination, such communications should be sent in care of SeatGeek, Inc., 902 Broadway, 10th Floor, New York, NY 10010. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management
directors.

LEGAL MATTERS
Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York has passed upon the validity of the securities of New SeatGeek offered by this proxy statement/prospectus.

EXPERTS
The financial statements of RedBall Acquisition Corp. as of December 31, 2020, and for the period from June 10, 2020 (inception) through December 31, 2020, included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of SeatGeek, Inc., as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, RedBall and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of RedBall’s annual report to shareholders and RedBall’s proxy statement. Upon written or oral request, RedBall will deliver a separate copy of the annual report to shareholders or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that RedBall deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that RedBall deliver single copies of such documents in the future. Shareholders may notify RedBall of their requests by calling or writing RedBall at its principal executive offices at 667 Madison Avenue, 17 th
Floor New York, NY 10065.

ENFORCEABILITY OF CIVIL LIABILITY
RedBall is a Cayman Islands exempted company. If RedBall does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon RedBall. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against RedBall in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, RedBall may be served with process in the United States with respect to actions against RedBall arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of RedBall’s securities by serving RedBall’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
RedBall has filed a registration statement on Form
S-4
to register the issuance of securities described in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
RedBall files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on RedBall at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, RedBall’s corporate website under the heading “Corporate Governance,” at https://www.redballac.com/#governance. RedBall’s website and the information contained on, or that can be accessed through, the website are not deemed to be incorporated by reference in, and are not considered part of, this proxy statement/prospectus.
Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.
All information contained in this proxy statement/prospectus relating to RedBall has been supplied by RedBall, and all such information relating to SeatGeek has been supplied by SeatGeek, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.
Incorporation by Reference of Certain of RedBall’s Filings with the SEC
The SEC allows RedBall to “incorporate by reference” certain information filed with the SEC into this proxy statement/prospectus. If you have questions about the Business Combination or would like to request a copy of any documents incorporated by reference into this proxy statement/prospectus, you should contact via phone or in writing:
[●]
Individuals call toll-free: [●]
Banks and Brokerage Firms, please call: [●]
Email:
[
●
]

INDEX TO FINANCIAL STATEMENTS
REDBALL ACQUISITION CORP.

Page
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of December 31, 2020 (as restated)	F-3
Statement of Operations for the period from June 10, 2020 (inception) through December 31, 2020 (as restated)	F-4
Statement of Changes in Shareholders’ Equity for the period from June 10, 2020 (inception) through December 31, 2020 (as restated)	F-5
Statement of Cash Flows for the period from June 10, 2020 (inception) through December 31, 2020 (as restated)	F-6
Notes to Financial Statements (as restated)	F-7
Unaudited Condensed Financial Statements
Condensed Balance Sheets as of June 30, 2021 (unaudited) and December 31, 2020	F-25
Unaudited Condensed Statements of Operations for the three and six months ended June 30, 2021, and for the period from June 10, 2020 (inception) through June 30, 2020	F-26
Unaudited Condensed Statements of Changes in Shareholders’ Equity for the three and six months ended June 30, 2021 and for the period from June 10, 2020 (inception) through June 30, 2020	F-27
Unaudited Condensed Statements of Cash Flows for the six months ended June 30, 2021, and for the period from June 10, 2020 (inception) through June 30, 2020	F-28
Notes to Unaudited Condensed Financial Statements	F-29
SEATGEEK, INC.

Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-44
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-45
Consolidated Statements of Operations and Comprehensive Loss for the Years ended December 31, 2020, 2019 and 2018	F-46
Consolidated Statement of Convertible Preferred Stock and Stockholders’ Equity (Deficit) for the Years ended December 31, 2020, 2019 and 2018	F-47
Consolidated Statements of Cash Flows for the years ended December 31, 2020, 2019 and 2018	F-48
Notes to the Consolidated Financial Statements	F-49
Unaudited Interim Condensed Financial Statements
Unaudited Condensed Consolidated Balance Sheets as of June 30, 2021 and December 31, 2020	F-83
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the six months ended June 30, 2021 and 2020	F-84
Unaudited Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit) for the six months ended June 30, 2021 and 2020	F-85
Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2021 and 2020	F-86
Notes to the Unaudited Condensed Consolidated Financial Statements	F-87

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of
RedBall Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of RedBall Acquisition Corp. (the “Company”), as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from June 10, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from June 10, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Restatement of Financial Statements
As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled
Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)
(the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
May 21, 2021

RedBall Acquisition Corp.
BALANCE SHEET
December 31, 2020
As Restated
-
See Note 2

Assets
Current assets:
Cash	$1,601,324
Prepaid expenses	308,554

Total current assets	1,909,878
Investments held in Trust Account	575,282,641

Total Assets	$577,192,519

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued expenses	$105,454
Accounts payable	726,316
Due to related party	284,646

Total current liabilities	1,116,416
Derivative warrant liabilities	65,511,660
Deferred underwriting commissions	20,125,000

Total liabilities	86,753,076

Commitments and Contingencies (Note 6)

Class A ordinary shares, $0.0001 par value; 48,543,944 shares subject to possible redemption at $10.00 per share	485,439,440

Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 8,956,056 shares issued and outstanding (excluding 48,543,944 shares subject to possible redemption)	896
Class B ordinary shares, $0.0001 par value; 40,000,000 shares authorized; 14,375,000 shares issued and outstanding	1,438
Additional paid-in capital	30,092,651
Accumulated deficit	(25,094,982)

Total shareholders’ equity	5,000,003

Total Liabilities and Shareholders’ Equity	$577,192,519

The accompanying notes are an integral part of these financial statements.

REDBALL ACQUISITION CORP.
STATEMENT OF OPERATIONS
For the Period from June 10, 2020 (inception) through December 31, 2020
As Restated – See Note 2

Operating expenses
General and administrative expenses	$1,218,472
Administrative expenses - related party	111,291

Loss from operations	(1,329,763)
Change in fair value of derivative warrant liabilities	(22,411,660)
Transaction costs - derivative warrant liabilities	(1,636,200)
Net gain from investments held in Trust Account	282,641

Net loss	$(25,094,982)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	57,500,000

Basic and diluted net income per ordinary share, Class A	$0.00

Basic and diluted weighted average shares outstanding of Class B ordinary shares	13,753,049

Basic and diluted net loss per ordinary share, Class B	$(1.85)

The accompanying notes are an integral part of these financial statements.

REDBALL ACQUISITION CORP.
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
For the Period from June 10, 2020 (inception) through December 31, 2020
As Restated – See Note 2

	Ordinary Shares						Total Shareholders’ Equity
	Class A		Class B		Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance - June 10, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	14,375,000	1,438	23,562	—	25,000
Sale of units in initial public offering, less fair value of public warrants	57,500,000	5,750	—	—	546,244,250	—	546,250,000
Offering costs	—	—	—	—	(30,740,575)	—	(30,740,575)
Class A ordinary shares subject to possible redemption	(48,543,944)	(4,854)	—	—	(485,434,586)	—	(485,439,440)
Net loss	—	—	—	—	—	(25,094,982)	(25,094,982)

Balance - December 31, 2020	8,956,056	$896	14,375,000	$1,438	$30,092,651	$(25,094,982)	$5,000,003

The accompanying notes are an integral part of these financial statements.

REDBALL ACQUISITION CORP.
STATEMENT OF CASH FLOWS
For the Period from June 10, 2020 (inception) through December 31, 2020
As Restated – See Note 2

Cash Flows from Operating Activities:
Net loss	$(25,094,982)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid through note payable related party	37,791
Net gain from investments held in Trust Account	(282,641)
Change in fair value of derivative warrant liabilities	22,411,660
Transaction costs - derivative warrant liabilities	1,636,200
Changes in operating assets and liabilities:
Prepaid expenses	(308,554)
Accounts payable	726,316
Accrued expenses	20,454
Due to related party	284,646

Net cash used in operating activities	(569,110)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(575,000,000)

Net cash used in investing activities	(575,000,000)

Cash Flows from Financing Activities:
Repayment of note payable to related party	(235,986)
Proceeds received from initial public offering, gross	575,000,000
Proceeds received from private placement	14,350,000
Offering costs paid	(11,943,580)

Net cash provided by financing activities	577,170,434

Net increase in cash	1,601,324

Cash - beginning of the period	—

Cash - ending of the period	$1,601,324

Supplemental disclosure of noncash investing and financing activities:
Offering costs paid in exchange for issuance of Class B ordinary shares to Sponsor	$25,000
Offering costs included in accrued expenses	$85,000
Offering costs paid through note payable - related party	$198,195
Deferred underwriting commissions	$20,125,000
Initial value of Class A ordinary shares subject to possible redemption	$508,843,200
Change in initial value of Class A ordinary shares subject to possible redemption	$(23,403,760)
The accompanying notes are an integral part of these financial statements.

REDBALL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS - AS RESTATED
NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS
Organization and General
RedBall Acquisition Corp. (the “Company”) is a newly incorporated blank check company incorporated in the Cayman Islands on June 10, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”).
At December 31, 2020, the Company had not yet commenced operations. All activity for the period from June 10, 2020 (inception) through December 31, 2020 relates to the Company’s formation and its preparation for the initial public offering (“Initial Public Offering”), which is described below, and since the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenue until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating
income in the form of income earned on investments held in the Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is RedBall SponsorCo LP, a Cayman Islands exempted limited partnership (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 12, 2020. On August 17, 2020, the Company consummated its Initial Public Offering of 57,500,000 units (“Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including the 7,500,000 Units as a result of the underwriters’ full exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $575.0 million, and incurring offering costs of approximately $32.4 million, inclusive of approximately $20.1 million in deferred underwriting commissions (Note 6).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 9,566,667 warrants at a price of $1.50 per warrant (“Private Placement Warrants”) to the Sponsor, generating gross proceeds of approximately $14.4 million (Note 5).
Upon the closing of the Initial Public Offering and the Private Placement, $575.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction
company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

REDBALL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS - AS RESTATED

The Company will provide its holders of its ordinary shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share
amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which will be adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.
Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, executive officers, directors and director nominees have agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the

REDBALL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS - AS RESTATED

aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses).
The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per Public Share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Capital Resources
As of December 31, 2020, the Company had approximately $1.6 million in its operating bank account and working capital of approximately $0.8 million.
The Company’s liquidity needs up to December 31, 2020 had been satisfied through the payment of $25,000 from the Sponsor to cover for certain offering costs on behalf of the Company in exchange for the issuance of the Founder Shares, the loan of approximately $236,000 from the Sponsor pursuant to the Note (see Note 5), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully

REDBALL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS - AS RESTATED

repaid the Note on August 19, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loan.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
In April 2021, the Audit Committee of the Company, in consultation with management, concluded that, because of a misapplication of the accounting guidance related to its public and private placement warrants to purchase ordinary shares that the Company issued in August 2020 (the “Warrants”), the Company’s previously issued financial statements for the Affected Periods should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Periods included in this Annual Report.
On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance in August 2020, the Company’s warrants were accounted for as equity within the Company’s previously reported balance sheets. After discussion and evaluation, including with the Company’s independent registered public accounting firm and the Company’s audit committee, management concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement.
Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash
changes in estimated fair value of the Warrants, based on our application of FASB ASC Topic
815-40,
Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC
815-40).
The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC
815-40
to the warrant agreement. The Company reassessed its accounting for Warrants issued in August, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company Statement of Operations each reporting period.
Therefore, the Company, in consultation with its Audit Committee, concluded that its previously issued Financial Statements for the Affected Periods should be restated because of a misapplication in the guidance around accounting for certain of our outstanding warrants to purchase ordinary shares (the “Warrants”) and should no longer be relied upon.
Impact of the Restatement
The impact of the restatement on the balance sheets, statements of operations and statements of cash flows for the Affected Periods is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

REDBALL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS - AS RESTATED

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated

Balance Sheet
Total assets	$577,192,519	$—	$577,192,519

Liabilities and Shareholders’ equity
Total current liabilities	$1,116,416	$—	$1,116,416
Deferred underwriting commissions	20,125,000	—	20,125,000
Derivative warrant liabilities	—	65.511,660	65,511,660

Total liabilities	21,241,416	65,511,660	86,753,076
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	550,951,100	(65,511,660)	485,439,440
Shareholders’ equity
Preference shares - $0.0001 par value	—	—	—
Class A ordinary shares - $0.0001 par value	240	656	896
Class B ordinary shares - $0.0001 par value	1,438	—	1,438
Additional paid-in-capital	6,045,447	24,047,204	30,092,651
Accumulated deficit	(1,047,122)	(24,047,860)	(25,094,982)

Total shareholders’ equity	5,000,003	—	5,000,003

Total liabilities and shareholders’ equity	$577,192,519	$—	$577,192,519

	Period From June 10, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated

Statement of Operations
Loss from operations	$(1,329,763)	$—	$(1,329,763)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	(22,411,660)	(22,411,660)
Transaction costs - derivative warrant liabilities	—	(1,636,200)	(1,636,200)
Net gain from investments held in Trust Account	282,641	—	282,641

Total other (expense) income	282,641	(24,047,860)	(23,765,219)

Net loss	$(1,047,122)	$(24,047,860)	$(25,094,982)

Basic and Diluted weighted-average Class A ordinary shares outstanding	57,500,000	—	57,500,000
Basic and Diluted net loss per Class A share	$0.00	—	$0.00
Basic and Diluted weighted-average Class B ordinary shares outstanding	13,753,049	—	13,753,049
Basic and Diluted net loss per Class B share	$(0.10)	$(1.75)	$(1.85)

REDBALL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS - AS RESTATED

	Period From June 10, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated

Statement of Cash Flows
Net loss	$(1,047,122)	$(24,047,860)	$(25,094,982)
Change in fair value of derivative warrant liabilities	$—	22,411,660	22,411,660
Transaction costs - derivative warrant liabilities	$—	$1,636,200	$1,636,200
Initial value of Class A common stock subject to possible redemption	$551,943,200	(43,100,000)	508,843,200
Change in fair value of Class A common stock subject to possible redemption	$(992,100)	$(22,411,660)	$(23,403,760)
In addition, the impact to the balance sheet dated August 17, 2020, filed on Form
8-K
on August 21, 2020 related to the impact of accounting for the public and private warrants as liabilities at fair value resulted in a $43.1 million increase to the derivative warrant liabilities line item at August 17, 2020 and offsetting decrease to the Class A ordinary shares subject to possible redemption mezzanine equity line item. There is no change to total shareholders’ equity at the reported balance sheet date.
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.
As described in Note 2—Restatement of Previously Issued Financial Statements, the Company’s financial statements for the period as of December 31, 2020, and the period from June 10, 2020 (inception) through December 31, 2020, and the unaudited interim financial statements as of, and for the quarterly period ended September 30, 2020 (collectively, the “Affected Periods”), are restated in this Annual Report on Form
10-K/A
(Amendment No. 1) (this “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited and unaudited financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited financial statements and accompanying notes, as applicable. See Note 2—Restatement of Previously Issued Financial Statements for further discussion.
Emerging growth company
As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

REDBALL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS - AS RESTATED

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at December 31, 2020.
Concentration of credit risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000, and investments held in Trust Account. At December 31, 2020, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Investments Held in the Trust Account
The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2 (a)(16) of the Investment Company Act, with a maturity of 185 days or less. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value. Gains and losses resulting from the change in fair value of these securities is included in net gain from investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

REDBALL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS - AS RESTATED

Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
As of December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, and due to related party approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less. The fair value of investments held in Trust Account is determined using quoted prices in active markets.
The fair value of warrants issued in connection with the Initial Public Offering and Private Placement were initially and subsequently measured at fair value using a Monte Carlo simulation model for the Public Warrants and the Black-Scholes for the Private Placement Warrants. Beginning as of December 31, 2020, the fair value of Public Warrants and Private Placement Warrants have been measured based on the listed market price of such the Public Warrants.
Offering costs associated with Initial Public Offering
The Company complied with the requirements of the ASC
340-10-S99-1.
Offering costs consist of legal, accounting, underwriting fees and other incremental costs directly attributable to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating
expenses in the statement of operations. Offering costs associated with the Public Shares were charged to shareholders’ equity upon the completion of the Initial Public Offering.
Class A Ordinary Shares subject to possible redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain

REDBALL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS - AS RESTATED

events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 48,543,944 shares of Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
Net income (loss) per ordinary share
The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 28,733,334 shares of Class A ordinary shares in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the periods presented.
The Company’s statement of operations includes a presentation of income per share for ordinary share subject to redemption in a manner similar to the two-class
method of income per share. Net income per share, basic and diluted for Class A ordinary shares is calculated by dividing the investment income earned on the Trust Account of approximately $283,000 for the period from June 10, 2020 (inception) to December 31, 2020, by the weighted average number of shares of Class A ordinary shares outstanding since original issuance. Net loss per share, basic and diluted for Class B ordinary shares is calculated by dividing the net loss of approximately $25.1, less income attributable to Class A ordinary shares, by the weighted average number of shares of Class B ordinary shares outstanding for the period.
Derivative Warrant liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC
815-15.
The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed
at the end of each reporting period.
The 19,166,667 issued in connection with the Initial Public Offering (the “Public Warrants”) and the 9,566,667 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC
815-40.
Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of warrants issued in connection with the Initial Public Offering, exercise of the over-allotment option and Private Placement were initially and subsequently measured at fair value using a Monte Carlo simulation model for the Public Warrants and the Black-Scholes for the Private Placement Warrants. Beginning as of December 31, 2020, the fair value of Public Warrants and Private Placement Warrants have been measured based on the listed market price of such the Public Warrants.
Income taxes
ASC Topic 740, “Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing

REDBALL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS - AS RESTATED

authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recent accounting pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 4. INITIAL PUBLIC OFFERING
On August 17, 2020, the Company consummated its Initial Public Offering of 57,500,000 Units, including the 7,500,000 Units as a result of the underwriters’ full exercise of their over-allotment
option, at $10.00 per Unit, generating gross proceeds of $575.0 million, and incurring offering costs of approximately $32.4 million, inclusive of approximately $20.1 million in deferred underwriting commissions.
Each Unit consists of one Class A ordinary share, and
one-third
of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On June 10, 2020, the Company issued 14,375,000 Class B ordinary shares to the Sponsor (the “Founder Shares”) in exchange for a payment of $25,000 by the Sponsor to cover for certain offering costs on behalf of the Company. In July 2020, the Sponsor transferred 30,000 founder shares to each of the Company’s independent directors at cost. In addition, in August 2020, the Sponsor transferred 30,000 founder shares to Rice, Hadley, Gates & Manuel LLC pursuant to its retainer agreement, resulting in the Sponsor holding 14,175,000 Founder Shares. The holders of the Founder Shares agreed to forfeit up to an aggregate of 1,875,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the initial public offering. The underwriters fully exercised the over-allotment option on August 17, 2020; thus, these founder shares were no longer subject to forfeiture.
The Initial Shareholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the initial shareholders with respect to any Founder Shares. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lock-up.

REDBALL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS - AS RESTATED

Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 9,566,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating gross proceeds of approximately $14.4 million.
Each whole Private Placement Warrant is exercisable for one whole ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable
and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Related Party Loans
On June 10, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest
bearing, unsecured and due on the earlier of December 31, 2020 or the closing of the Initial Public Offering. The Company intends to repay the Note from the proceeds of the Initial Public Offering not being placed in the Trust Account. As of August 17, 2020, the Company had borrowed approximately $236,000 under the Note. The Company fully repaid the Note on August 19, 2020.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.
The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.50 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. To date, the Company had no borrowings under the Working Capital Loans.
Administrative Support Agreement
The Company agreed to pay the Sponsor a total of $25,000 per month, commencing on the date that the Company’s securities were first listed on the New York Stock Exchange, for office space, utilities, secretarial and administrative support services provided to members of the management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred approximately $111,000 for expenses in connection with the Administrative Support Agreement from the listing date through December 31, 2020. As of December 31, 2020, $50,000 is payable for these services and is included in the due to related party on the balance sheet.

REDBALL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS - AS RESTATED

Due to Related Party
During the period ended December 31, 2020, the Sponsor paid approximately $285,000 of expenses on behalf of the Company. The amount is presented as Due to related party in current liabilities as of December 31, 2020 on the balance sheet.
Executive Compensation
None of the Company’s officers or directors receive cash compensation for services rendered. However, under the terms of the Company’s agreement with Richard Scudamore for his service as a director, our successful consummation of a business combination would result in the Company obliged to pay $100,000 to him. This amount has not been reflected in the balance sheet as it is contingent upon the success of a business combination.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Registration and Shareholder Rights
The holders of Founder Shares, Private Placement Warrants, Forward Purchase Securities and warrants that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up
period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a
45-day
option from the date of its prospectus to purchase up to 7,500,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters fully exercised the over-allotment option on August 17, 2020.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or $11.5 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriters were entitled to a deferred underwriting commission of $0.35 per unit, or approximately $20.1 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Forward Purchase Agreements
The Company has entered into forward purchase agreements (the “Forward Purchase Agreements”), pursuant to which RedBird Series 2019, LP and RedBird Series 2019 GP
Co-Invest,
LP (each, a “Forward Purchase Party”), affiliates of the Sponsor, agreed to purchase an aggregate of $100.0 million of Class A ordinary shares (the “Forward Purchase Shares”) for $10.00 per share in private placements that will close simultaneously with the closing of the initial Business Combination. The Forward Purchase Shares will be identical to the Class A ordinary shares included in the Units sold in the Initial Public Offering, except the Forward Purchase Shares will be subject to transfer restrictions and certain registration rights. The funds from the sale of the Forward Purchase Shares may be used for expenses in connection with the initial Business Combination or as part of the consideration to the sellers in the initial Business Combination, and any excess funds may be used for the working capital needs of the post-transaction
company. The Forward Purchase Agreements are subject to conditions, including each Forward Purchase Party giving the Company its written consent confirming its commitment to purchase the Forward Purchase Shares no later than five days after the Company notifies it of the

REDBALL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS - AS RESTATED

board of directors’ intention to meet to consider entering into a definitive agreement for a proposed Business Combination. Each Forward Purchase Party may grant or withhold this consent entirely within its sole discretion. Accordingly, if each Forward Purchase Party does not consent, it will not be obligated to purchase the Forward Purchase Shares. In addition, the Company has the right, in its sole discretion, to reduce the amount of Forward Purchase Shares that each Forward Purchase Party may purchase pursuant to the Forward Purchase Agreements.
Risks and Uncertainties
Management continues to

evaluate the impact of the
COVID-19
pandemic and has concluded that, while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statement. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE
7- DERIVATIVE
WARRANT LIABILITES
As of December 31, 2020, the Company had 19,166,667 and 9,566,667 Public Warrants and Private Placement Warrants, respectively, outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable
so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

REDBALL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS - AS RESTATED

The warrant has an exercise price of $11.50 per share and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any Founder Shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sales price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption as described above, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.
The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share capitalization, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
NOTE 8. SHAREHOLDERS’ EQUITY
Preference Shares —
The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no preference shares issued or outstanding.

REDBALL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS - AS RESTATED

Class
 A Ordinary Shares —
The Company is authorized to issue 400,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2020, there were 57,500,000 Class A ordinary shares issued or outstanding, including 48,543,944 Class A ordinary shares subject to possible redemption.
Class
 B Ordinary Shares —
The Company is authorized to issue 40,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. As of December 31, 2020, there were 14,375,000 Class B ordinary shares issued and outstanding.
Holders of the Company’s Class B ordinary shares are entitled to one vote for each share. The Class B ordinary shares and will automatically convert into Class A ordinary shares on the first business day following the consummation of the initial Business Combination, or earlier at the option of the holder thereof, on a one-for-one
basis, subject to adjustment for share splits, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination (including the Forward Purchase Shares), the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares issued and outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including the Forward Purchase Shares), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one
basis.
NOTE 9. FAIR VALUE MEASURMENTS
The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)		Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury bills	$575,282,641	(1)	$—	$—
Liabilities:
Derivative warrant liabilities	$43,508,330		$—	$22,003,330

(1)	Includes $667 in cash.
Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement as of December 31, 2020, as the Public Warrants were separately listed and traded in October 2020.
The fair value of the Public Warrants issued in connection with the Public Offering were initially measured at fair value using a Monte Carlo simulation model and subsequently through September 30, 2020. The fair value of the Private Placement Warrants have been estimated using the Black-Scholes model initially and through December 31, 2020 measurement dates. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement.

REDBALL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS - AS RESTATED

For the period ended December 31, 2020, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of approximately $22.4 million presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations. The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, was determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon
yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs for the Company’s warrants at their measurement dates:

	As of August 17, 2020	As of December 31, 2020
Volatility	10% - 25%	10% - 25.5%
Stock price	$9.89 - $10.12	$10.89
Time to M&A	1	1
Risk-free rate	0.39%	0.48%
Dividend yield	0.0%	0.0%
The change in the fair value of the derivative warrant liabilities measured with Level 3 inputs for the period from July 20, 2020 (inception) through December 31, 2020 is summarized as follows:

Derivative warrant liabilities at June 10, 2020 (inception)	$—
Issuance of Public and Private Warrants - Level 3	43,100,000
Change in fair value of derivative warrant liabilities	7,270,000
Transfers of Public Warrants to Level 1 measurement	(28,366,670)

Derivative warrant liabilities - Level 3, at December 31, 2020	$22,003,330

NOTE 10. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
NOTE 11. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
The following tables contain unaudited quarterly financial information for the quarterly period ended September 30, 2020 that has been updated to reflect the restatement and revision of the Company’s financial statements as described in Note 2—Restatement of Previously Issued Financial Statements. The Company has not amended its previously filed Quarterly Report on Form
10-Q
for the Affected Period. The financial

REDBALL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS - AS RESTATED

information that has been previously filed or otherwise reported for the Affected Period is superseded by the information in this Annual Report, and the financial statements and related financial information for the Affected Period contained in such previously filed report should no longer be relied upon.

	As of September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$577,160,703	$—	$577,160,703

Liabilities and Shareholders’ equity
Total current liabilities	$507,793	$—	$507,793
Deferred underwriting commissions	20,125,000	—	20,125,000
Derivative warrant liabilities	—	42,525,340	42,525,340

Total liabilities	20,632,793	42,525,340	63,158,133
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	551,527,900	(42,525,340)	509,002,560
Shareholders’ equity
Preference shares - $0.0001 par value	—	—	—
Class A ordinary shares - $0.0001 par value	235	425	660
Class B ordinary shares - $0.0001 par value	1,438	—	1,438
Additional paid-in-capital	5,468,653	1,061,115	6,529,768
Accumulated deficit	(470,316)	(1,061,540)	(1,531,856)

Total Shareholders’ equity	5,000,010	—	5,000,010

Total liabilities and Shareholders’ equity	$577,160,703	$—	577,160,703

	Three Months Ended September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Statement of Operations
Loss from operations	$(550,943)	$—	$(550,943)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	574,660	574,660
Transaction costs - derivative warrant liabilities	—	(1,636,200)	(1,636,200)
Interest earned on investments held in Trust Account	104,289	—	104,289

Total other (expense) income	104,289	(1,061,540)	(957,251)

Net loss	$(446,654)	(1,061,540)	(1,508,194)

Basic and Diluted weighted-average Class A ordinary shares outstanding	57,500,000		57,500,000
Basic and Diluted net loss per Class A share	$—		$0.00
Basic and Diluted weighted-average Class B ordinary shares outstanding	14,375,000		14,375,000
Basic and Diluted net loss per Class B share	$(0.04)	$(0.07)	$(0.11)

REDBALL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS - AS RESTATED

	For the Period From June 10, 2020 (Inception) Through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Statement of Operations
Loss from operations	$(574,605)	$—	$(574,605)
Other (expense) income:
Change in fair value of warrant liabilities	—	574,660	574,660
Transaction costs - derivative warrant liabilities	—	(1,636,200)	(1,636,200)
Interest earned on investments held in Trust Account	104,289	—	104,289

Total other (expense) income	104,289	(1,061,540)	(957,251)

Net loss	$(470,316)	$(1,061,540)	$(1,531,856)

Basic and Diluted weighted-average Class A ordinary shares outstanding	57,500,000	—	57,500,000
Basic and Diluted net loss per Class A share	$0.00	—	$0.00
Basic and Diluted weighted-average Class B ordinary shares outstanding	14,375,000	—	14,375,000
Basic and Diluted net loss per Class B share	$(0.04)	$(0.07)	$(0.11)

	For the Period From June 10, 2020 (Inception) Through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Statement of Cash Flows
Net loss	$(470,316)	$(1,061,540)	$(1,531,856)
Change in fair value of derivative warrant liabilities	$—	(574,660)	(574,660)
Transaction costs - derivative warrant liabilities	$—	$1,636,200	$1,636,200
Initial value of Class A common stock subject to possible redemption	$551,943,200	(43,100,000)	508,843,200
Change in fair value of Class A common stock subject to possible redemption	$(415,300)	$574,660	$159,360

REDBALL ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash	$1,271,186	$1,601,324
Prepaid expenses	228,726	308,554

Total current assets	1,499,912	1,909,878
Investments held in Trust Account	575,358,853	575,282,641

Total Assets	$576,858,765	$577,192,519

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued expenses	$451,433	$105,454
Accounts payable	929,901	726,316
Due to related party	424,531	284,646

Total current liabilities	1,805,865	1,116,416
Derivative warrant liabilities	31,127,670	65,511,660
Deferred underwriting commissions	20,125,000	20,125,000

Total liabilities	53,058,535	86,753,076
Commitments and Contingencies (Note 5)
Class A ordinary shares, $0.0001 par value; 51,880,022 and 48,543,944 shares subject to possible redemption at $10.00 per share as of June 30, 2021 and December 31, 2020, respectively	518,800,220	485,439,440
Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	—	—
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 5,619,978 and 8,956,056 shares issued and outstanding (excluding 51,880,022 and 48,543,944 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	562	896
Class B ordinary shares, $0.0001 par value; 40,000,000 shares authorized; 14,375,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020	1,438	1,438
Additional paid-in capital	—	30,092,651
Retained earnings (accumulated deficit)	4,998,010	(25,094,982)

Total shareholders’ equity	5,000,010	5,000,003

Total Liabilities and Shareholders’ Equity	$576,858,765	$577,192,519

The accompanying notes are an integral part of these unaudited condensed financial statements.

REDBALL ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021	For the Period from June 10, 2020 (inception) through June 30, 2020
Operating expenses

General and administrative expenses	$451,664	$949,415	$23,662
Administrative expenses—related party	75,000	150,000	—

Loss from operations	(526,664)	(1,099,415)	(23,662)
Change in fair value of derivative warrant liabilities	8,428,000	34,383,990	—
Net gain (loss) from investments held in Trust Account	(7,749)	76,212	—

Net income (loss)	$7,893,587	$33,360,787	$(23,662)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	57,500,000	57,500,000	—

Basic and diluted net income (loss) per ordinary share, Class A	$(0.00)	$0.00	$—

Basic and diluted weighted average shares outstanding of Class B ordinary shares	14,375,000	14,375,000	12,500,000

Basic and diluted net income per ordinary share, Class B	$0.55	$2.32	$(0.00)

The accompanying notes are an integral part of these unaudited condensed financial statements.

REDBALL ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	For the Three and Six Months Ended June 30, 2021
	Ordinary Shares				Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 31, 2020	8,956,056	$896	14,375,000	$1,438	$30,092,651	$(25,094,982)	$5,000,003
Shares subject to possible redemption	(2,546,720)	(255)	—	—	(25,466,945)	—	(25,467,200)
Net income	—	—	—	—	—	25,467,200	25,467,200

Balance—March 31, 2021 (Unaudited)	6,409,336	641	14,375,000	1,438	4,625,706	372,218	5,000,003
Shares subject to possible redemption	(789,358)	(79)	—	—	(4,625,706)	(3,267,795)	(7,893,580)
Net income	—	—	—	—	—	7,893,587	7,893,587

Balance—June 30, 2021 (Unaudited)	5,619,978	$562	14,375,000	$1,438	$—	$4,998,010	$5,000,010

	For the period from June 10, 2020 (inception) through June 30, 2020
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Equity
	Class A		Class B
	Shares	Amount	Shares	Amount

Balance— June 10, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	14,375,000	1,438	23,562	—	25,000
Net loss	—	—	—	—	—	(23,662)	(23,662)

Balance— June 30, 2020 (unaudited)	—	$—	14,375,000	$1,438	$23,562	$(23,662)	$1,338

The accompanying notes are an integral part of these unaudited condensed financial statements.

REDBALL ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30, 2021	For the Period from June 10, 2020 (inception) Through June 30, 2020
Cash Flows from Operating Activities:

Net income (loss)	$33,360,787	$(23,662)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
General and administrative expenses paid by related party	—	10,000
Net gain from investments held in Trust Account	(76,212)	—
Change in fair value of derivative warrant liabilities	(34,383,990)	—
Changes in operating assets and liabilities:
Prepaid expenses	79,828	—
Accounts payable	203,585	—
Accrued expenses	345,979	13,662
Due to related party	139,885	—

Net cash used in operating activities	(330,138)	—

Net decrease in cash	(330,138)	—
Cash—beginning of the period	1,601,324	—

Cash—end of the period	$1,271,186	$—

Supplemental disclosure of noncash investing and financing activities:
Deferred offering costs included in accrued expenses	$—	$375,000
Deferred offering costs included in accounts payable	$—	$25,510
Deferred offering costs included in note payable	$—	$86,750
Deferred offering costs paid in exchange for issuance of Class B ordinary shares to Sponsor	$—	$25,000
Change in value of Class A ordinary shares subject to possible redemption	$33,360,780	$—
The accompanying notes are an integral part of these unaudited condensed financial statements.

REDBALL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF

PRESENTATION
RedBall Acquisition Corp. (the “Company”) is a blank check company incorporated in the Cayman Islands on June 10, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses in the sports, media and data analytics sectors, with a focus on professional sports franchises. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”).
At June 30, 2021, the Company had not yet commenced operations. All activity for the period from June 10, 2020 (inception) through June 30, 2021 relates to the Company’s formation and its preparation for the initial public offering (“Initial Public Offering”), which is described below, and since the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenue until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating
income in the form of income earned on investments on cash and cash equivalents in the Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is RedBall SponsorCo LP, a Cayman Islands exempted limited partnership (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 12, 2020. On August 17, 2020, the Company consummated its Initial Public Offering of

57,500,000
units (“Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including the
7,500,000
Units as a result of the underwriters’ full exercise of their over-allotment option, at $
10.00
per Unit, generating gross proceeds of $
575.0
 million, and incurring offering costs of approximately $
32.4
 million, inclusive of approximately $
20.1
 million in deferred underwriting commissions (Note
5)
.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 9,566,667 warrants at a price of $1.50 per warrant (“Private Placement Warrants”) to the Sponsor, generating gross proceeds of approximately $14.4 million (Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, $575.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to the Company’s management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50%
or more of the outstanding voting securities of the target or otherwise

REDBALL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act.
The Company will provide its holders of its ordinary shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be
$10.00
per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share
amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which will be adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.
Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, executive officers, directors and director nominees have agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

REDBALL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses)
.
The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only
$10.00

per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust

Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per Public Share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account
.
Liquidity and Going Concern
As of June 30, 2021,
 the Company had approximately $
1.3
 million in its operating bank account and a working capital deficit of approximately $
0.3

million.

REDBALL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
The Company’s liquidity needs up to June 30, 2021 had been satisfied through the payment of $25,000 from the Sponsor to cover for certain offering costs on behalf of the Company in exchange for the issuance of the Founder Shares (see Note 4), the loan of approximately
$236,000
from the Sponsor pursuant to the Note, and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on August 19, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of June 30, 2021, there were no amounts outstanding under any Working Capital Loan.
In connection with management’s assessment of going concern considerations in accordance with FASB ASC Topic
205-40,
“Presentation of Financial Statements—Going Concern,” as of June 30, 2021, management has determined that the working capital deficit raises substantial doubt about the Company’s ability to continue as a going concern. The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate, August 17, 2022. These unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form
10-Q
and Article 8 of Regulation
S-X
of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report as amended on Form
10-K/A
for the year ended December 31, 2020 as filed with the SEC on May 21, 2021, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2020 is derived from the audited financial statements presented in the Company’s Annual Report as amended on Form
10-K/A
for the year ended December 31, 2020 as filed with the SEC on May 21, 2021. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.
Emerging growth company
As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies

REDBALL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of June 30, 2021 and December 31, 2020.
Concentration of credit risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000, and investments held in Trust Account. The Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Investments Held in the Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair

REDBALL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain/(loss) from investments held in Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held
in the Trust Account are determined using available market information.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable
.

In some circumstances, the input
s
 used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Offering costs associated with Initial Public

Offering
Offering costs consist of legal, accounting, underwriting fees and other incremental costs directly attributable to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating
expenses in the condensed statements of operations. Offering costs associated with the Public Shares were charged to shareholders’ equity upon the completion of the Initial Public Offering.
Derivative Warrant liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed
at the end of each reporting period.
The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the

REDBALL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of warrants issued in connection with the Initial Public Offering, exercise of the over-allotment option, and Private Placement were initially and subsequently measured at fair value using a Monte Carlo simulation model for the Public Warrants and the Black-Scholes for the Private Placement Warrants. Beginning as of October 2020, the fair value of Public Warrants has been measured based on the listed market price of such the Public Warrants.
Class A Ordinary Shares subject to possible redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2021 and December 31, 2020, an aggregate of 51,880,022 and 48,543,944 shares of Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets, respectively.
Net income (loss) per ordinary
s
hare
The Company’s unaudited condensed statements of operations includes a presentation of income (loss) per Class A ordinary shares subject to redemption in a manner similar to the two-class
method of income (loss) per share. Net income per Class A ordinary share, basic and diluted, is calculated by dividing the investment income earned on the Trust Account by the weighted average number of Class A ordinary shares outstanding for the periods. Net loss per Class B ordinary share, basic and diluted, is calculated by dividing the net loss, less income attributable to Class A ordinary shares, by the weighted average number of Class B ordinary shares outstanding for the periods.
The calculation of diluted net income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the (i) IPO, (ii) exercise of over-allotment and (iii) Private Placement since the exercise price of the warrants is in excess of the average ordinary shares price for the period and therefore the inclusion of such warrants would be anti-dilutive.
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share:

	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021	For the Period from June 10, 2020 (inception) through June 30, 2020
Class A ordinary shares
Numerator: Income allocable to Class A ordinary shares
Income (loss) from investments held in Trust Account	$(7,749)	$76,212	$—
Less: Company’s portion available to be withdrawn to pay taxes	—	—	—

Net income (loss) attributable	$(7,749)	$76,212	$—

REDBALL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

	For the Three Months Ended June 30, 2021	For the Six Months Ended J une 30, 2021	For the Period from June 10, 2020 (inception) through June 30, 2020
Denominator: Weighted average Class A ordinary shares
Basic and diluted weighted average shares outstanding Class A ordinary shares	57,500,000	57,500,000	—

Basic and diluted net income per share, Class A ordinary shares	$(0.00)	$0.00	$—

Class B ordinary shares
Numerator: Net income (loss) minus net income allocable to Class A ordinary shares
Net income (loss)	$7,893,587	$33,360,787	$(23,662)
Net (income)/loss allocable to Class A ordinary shares	7,749	(76,212)	—

Net income (loss) attributable	$7,901,336	$33,284,575	(23,662)

Denominator: weighted average Class B ordinary shares
Basic and diluted weighted average shares outstanding Class B ordinary shares	14,375,000	14,375,000	12,500,000

Basic and diluted net income per share, Class B ordinary shares	$0.55	$2.32	$(0.00)

Income taxes
FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not
to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s unaudited condensed financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recent accounting pronouncements
In August 2020, the FASB issued Accounting Standards Update (“ASU”)
No. 2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
(“ASU
2020-06”),
which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU
2020-06
on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

F-
36

REDBALL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed financial statements
.
NOTE 3. INITIAL PUBLIC OFFERING
On August 17, 2020, the Company consummated its Initial Public Offering of 57,500,000 Units, including the 7,500,000 Units as a result of the underwriters’ full exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $575.0 million, and incurring offering costs of approximately $32.4 million, inclusive of approximately $20.1 million in deferred underwriting commissions.
Each Unit consists of one Class A ordinary share, and
one-third
of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).
NOTE 4. RELATED PARTY TRANSACTIONS
Founder Shares
On June 10, 2020, the Company issued 14,375,000 Class B ordinary shares to the Sponsor (the “Founder Shares”) in exchange for a payment of $25,000 by the Sponsor to cover for certain offering costs on behalf of the Company. The holders of the Founder Shares agreed to forfeit up to an aggregate of 1,875,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters fully exercised the over-allotment option on August 17, 2020; thus, these Founder Shares were no longer subject to forfeiture.
The Initial Shareholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the initial shareholders with respect to any Founder Shares. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lock-up.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 9,566,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating gross proceeds of approximately $14.4 million.
Each whole Private Placement Warrant is exercisable for one whole ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial

REDBALL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable
and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Related Party Loans
On June 10, 2020, our sponsor agreed to loan us up to $
300,000
to be used for the payment of costs related to the initial public offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and payable on the earlier of December 31, 2020 or the completion of the initial public offering. We borrowed approximately $
236,000
under the Note, and then fully repaid the Note on August 19, 2020.
In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a business combination, our sponsor or an affiliate of our sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). If we complete a business combination, we would repay the Working Capital Loans out of the proceeds of the trust account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that a business combination does not close, we may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans.
The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $
1.5

million of such Working Capital Loans may be convertible into warrants of the post business combination entity at a price of
$
1.50
per warrant. The warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.
Executive Compensation
None of the Company’s officers or directors receive cash compensation for services rendered. However, under the terms of the Company’s agreement with Richard Scudamore for his service as a director, our successful consummation of a Business Combination would result in the Company becoming obliged to pay

$
100,000
to him. This amount has not been reflected in the condensed balance sheets as it is contingent upon the success of a Business Combination.
NOTE 5. COMMITMENTS AND CONTINGENCIES
Registration and Shareholder Rights
The holders of Founder Shares, Private Placement Warrants, Forward Purchase Securities and warrants that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

REDBALL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Underwriting Agreement
The Company granted the underwriters a
45-day

option from the date of its prospectus to purchase up to 7,500,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters fully exercised the over-allotment option on August 17, 2020.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or $11.5 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriters were entitled to a deferred underwriting commission of $0.35 per unit, or approximately $20.1 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreements
The Company has entered into forward purchase

agreements (the “Forward Purchase Agreements”), pursuant to

which RedBird Series 2019, LP and RedBird Series 2019 GP
Co-Invest,
LP (each, a “Forward Purchase Party”), affiliates of the Sponsor, agreed to purchase an aggregate of $100.0 million of Class A ordinary shares (the “Forward Purchase Shares”) for $10.00 per share in private placements that will close simultaneously with the closing of the initial Business Combination. The Forward Purchase Shares will be identical to the Class A ordinary shares included in the Units sold in the Initial Public Offering, except the Forward Purchase Shares will be subject to transfer restrictions and certain registration rights. The funds from the sale of the Forward Purchase Shares may be used for expenses in connection with the initial Business Combination or as part of the consideration to the sellers in the initial Business Combination, and any excess funds may be used for the working capital needs of the post-transaction company. The Forward Purchase Agreements are subject to conditions, including each Forward Purchase Party giving the Company its written consent confirming its commitment to purchase the Forward Purchase Shares no later than five days after the Company notifies it of the board of directors’ intention to meet to consider entering into a definitive agreement for a proposed Business Combination. Each Forward Purchase Party may grant or withhold this consent entirely within its sole discretion. Accordingly, if each Forward Purchase Party does not consent, it will not be obligated to purchase the Forward Purchase Shares. In addition, the Company has the right, in its sole discretion, to reduce the amount of Forward Purchase Shares that each Forward Purchase Party may purchase pursuant to the Forward Purchase Agreements.
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic and has concluded that, while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Initial Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 6. DERIVATIVE WARRANT LIABILITIES
As of June 30, 2021, the Company had 19,166,667 and 9,566,667 Public Warrants and Private Placement Warrants, respectively, outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such

REDBALL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable
so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
The warrant has an exercise price of $11.50 per share and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any Founder Shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except with respect to the Private Placement
Warrants
):

•	in whole and not in part;

REDBALL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sales price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption as described above, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.
The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share capitalization, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
NOTE 7. SHAREHOLDERS’ EQUITY
Preference Shares —
The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.
Class
 A Ordinary Shares —
The Company is authorized to issue 400,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were 57,500,000 Class A ordinary shares issued or outstanding, including 51,880,022 and 48,543,944 Class A ordinary shares subject to possible redemption, respectively.
Class
 B Ordinary Shares —
The Company is authorized to issue 40,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. As of June 30, 2021 and December 31, 2020, there were 14,375,000 Class B ordinary shares issued and outstanding.
Holders of the Company’s Class B ordinary shares are entitled to one vote for each share. The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of the initial Business Combination, or earlier at the option of the holder thereof, on a one-for-one
basis, subject to adjustment for share splits, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination (including the Forward Purchase Shares), the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares issued and outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including the Forward

REDBALL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Purchase Shares), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one
basis.
NOTE 8. FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2021 and December 31, 2020 by level within the fair value hierarchy:

	Fair Value Measured as of June 30, 2021
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury bills (1)	$575,358,853	$—	$—
Liabilities:
Derivative warrant liabilities—Public warrants	$20,700,000	$—	$—
Derivative warrant liabilities—Private warrants	$—	$—	$10,427,670

	Fair Value Measured as of December 31, 2020
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:

U.S. Treasury bills (2)	$575,282,641	$—	$—
Liabilities:
Derivative warrant liabilities—Public warrants	$43,508,330	$—	$—
Derivative warrant liabilities—Private warrants	$—	$—	$22,003,330

(1)	Includes $1,376 in cash
(2)	Includes $667 in cash
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in October 2020, as the Public Warrants were separately listed and traded in October 2020. There were no transfers between levels in the three and six months ended June 30, 2021.
The Company utilizes a Black-Scholes model to estimate the fair value of the Private Placement Warrants at each reporting period, with changes in fair value recognized in the condensed statement of operations. Inherent in a Black-Scholes model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility

REDBALL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero. For the three and six months ended June 30, 2021, the Company recognized income from the change in the fair value of derivative warrant liabilities of approximately $8.4 million and $34.4 million, respectively, as presented on the accompanying unaudited condensed statements of operations.
The change in the fair value of the derivative warrant liabilities, measured using level 3 inputs, for the three and
six months ended June 30, 2021 is summarized as follows:

Derivative warrant liabilities—Level 3, at December 31, 2020	$22,003,330
Change in fair value of derivative warrant liabilities	(8,514,330)

Derivative warrant liabilities—Level 3, at March 31, 2021	$13,489,000
Change in fair value of derivative warrant liabilities	(3,061,330)

Derivative warrant liabilities—Level 3, at June 30, 2021	$10,427,670

The following table provides qua
n
titative information regarding Level 3 fair value measurements inputs for the Company’s Private Placement Warrants at their measurement dates:

	As of June 30, 2021	As of December 31, 2020
Volatility	10% -17.2%	10% - 25.5%
Stock price	$9.77	$10.54
Time to M&A	0.57	1
Risk-free rate	0.97%	0.48%
Dividend yield	0.0%	0.0%
NOTE 9. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the unaudited condensed balance sheet date up to the date the unaudited condensed financial statements were available to be issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements which have not previously been disclosed within the unaudited condensed financial statements.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
SeatGeek, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of SeatGeek, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year
period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year
period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2014.
New York, New York
September 14, 2021

SEATGEEK, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$122,858	$27,227
Restricted cash	3,985	2,540
Trade accounts receivable, net	6,199	13,759
Prepaid expenses and other current assets	3,574	9,034

Total current assets	136,616	52,560
Property and equipment, net	14,585	14,451
Goodwill	28,563	26,619
Intangible assets, net	9,678	16,234
Other assets and restricted cash	8,346	9,789

Total assets	$197,788	$119,653

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Trade accounts payable	$5,593	$4,710
Client accounts payable	1,518	1,744
Accrued expenses	65,717	44,656
Deferred revenue	2,293	2,050
Other current liabilities	1,660	932

Total current liabilities	76,781	54,092
Long-term debt	65,317	22,376
Deferred tax liabilities, net	350	276
Other long-term liabilities	9,161	9,543

Total liabilities	151,609	86,287
Commitment and contingencies (Note 16)
Convertible preferred stock – par value $0.001 per share; 135,622,253 and 92,503,495 shares authorized as of December 31, 2020 and 2019, respectively; 125,009,547 and 92,487,610 issued and outstanding as of December 31, 2020 and 2019	272,252	168,646
Stockholders’ equity (deficit):
Common stock – par value $0.001 per share; 190,000,000 and 142,500,000 shares authorized as of December 31, 2020 and 2019, respectively; 27,376,059 and 26,057,244 shares issued and outstanding at December 31, 2020 and 2019; respectively	15	14
Additional paid-in capital	18,878	13,556
Accumulated deficit	(247,672)	(150,744)
Accumulated other comprehensive income	2,706	1,894

Total stockholders’ equity (deficit)	(226,073)	(135,280)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$197,788	$119,653

The accompanying notes are an integral part of these consolidated financial statements.

SEATGEEK, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)

	Years Ended December 31,
	2020	2019	2018
Net revenue	$33,233	$142,170	$106,423
Cost of revenue	37,651	56,988	41,681

Gross profit	(4,418)	85,182	64,742
Operating expenses:
Sales and marketing	41,796	75,601	60,795
General and administrative	14,706	21,576	15,918
Research and development	31,878	33,769	23,185

Total operating expenses	88,380	130,946	99,898

Loss from operations	(92,798)	(45,764)	(35,156)

Other income (expense)	2,042	1,950	(333)
Interest (expense) income, net	(5,875)	(884)	182

Other (expense) income	(3,833)	1,066	(151)

Loss before income taxes	(96,631)	(44,698)	(35,307)
(Provision for) benefit from income tax	(297)	(343)	5,134

Net loss	(96,928)	(45,041)	(30,173)

Other comprehensive income (loss), net of tax:
Cumulative translation adjustment	812	2,817	(3,152)

Total other comprehensive income (loss)	812	2,817	(3,152)

Total comprehensive loss	$(96,116)	$(42,224)	$(33,325)

Net loss attributable to common stockholders	$(96,928)	$(45,041)	$(30,173)

Net loss per share attributable to common stockholders, basic and diluted	$(3.64)	$(1.80)	$(1.32)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	26,634,124	25,033,014	22,842,493

The accompanying notes are an integral part of these consolidated financial statements.

SEATGEEK, INC. AND SUBSIDIARIES
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit)
(In thousands, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at December 31, 2017	89,355,635	158,658	22,521,825	$5	$4,182	$(76,350)	$2,229	$(69,934)
Issuance of Series D convertible preferred stock, net of issuance costs	3,131,975	9,988	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	2,236	—	—	2,236
Shares issued in connection with:
Noncash issuance of common stock pursuant to subscription agreement	—	—	817,710	—	1,089	—	—	1,089
Vesting of warrants	—	—	—	—	19	—	—	19
Exercise of stock options	—	—	897,315	—	1,046	—	—	1,046
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	(3,152)	(3,152)
Net loss	—	—	—	—	—	(30,173)	—	(30,173)

Balance at December 31, 2018	92,487,610	$168,646	24,236,850	$5	$8,572	$(106,523)	$(923)	$(98,869)
Cumulative effect of change in accounting principles	—	—	—	—	—	820	—	820
Stock-based compensation expense	—	—	—	—	2,273	—	—	2,273
Shares issued in connection with:
Noncash issuance of common stock pursuant to subscription agreement	—	—	876,832	—	1,305	—	—	1,305
Vesting of warrants	—	—	—	—	681	—	—	681
Exercise of stock options	—	—	943,562	9	725	—	—	734
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	2,817	2,817
Net loss	—	—	—	—	—	(45,041)	—	(45,041)

Balance at December 31, 2019	92,487,610	$168,646	26,057,244	$14	$13,556	$(150,744)	$1,894	$(135,280)
Issuance of Series D-1 convertible preferred stock, net of issuance costs	32,521,937	103,606	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	3,191	—	—	3,191
Shares issued in connection with:
Non-cash issuance of common stock pursuant to subscription agreement	—	—	327,913	—	291	—	—	291
Vesting of warrants	—	—	—	—	688	—	—	688
Exercise of stock options	—	—	990,902	1	1,152	—	—	1,153
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	812	812
Net loss	—	—	—	—	—	(96,928)	—	(96,928)

Balance at December 31, 2020	125,009,547	$272,252	27,376,059	$15	$18,878	$(247,672)	$2,706	$(226,073)

The accompanying notes are an integral part of these consolidated financial statements.

SEATGEEK, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Years Ended December 31,
	2020	2019	2018
OPERATING ACTIVITIES
Net loss	$(96,928)	$(45,041)	$(30,173)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,115	8,976	8,294
Provision for bad debt	215	338	—
Stock-based compensation	2,763	2,033	2,209
Noncash marketing expense (noncash issuance of common stock)	291	1,305	1,089
Deferred tax benefit	(46)	140	(5,162)
Other noncash charges	609	212	—
Changes in operating assets and liabilities:
Trade accounts receivable	7,387	(3,036)	(5,658)
Prepaid expenses and other current assets	5,537	1,056	(6,945)
Other assets	676	(840)	(462)
Trade accounts payable	1,663	419	4,024
Client accounts payable	(226)	(4,962)	6,256
Accrued expenses	20,510	21,309	6,514
Deferred revenue	146	233	20
Other current liabilities	706	(529)	738
Other long-term liabilities	(478)	7,461	430

Net cash used in operating activities	(46,060)	(10,926)	(18,826)

INVESTING ACTIVITIES
Purchases of property and equipment	(2,352)	(10,944)	(1,594)
Capitalized internal-use software costs	(1,622)	(881)	(473)
Cash received (paid) for acquisition, net of cash acquired of $246 in 2018	—	—	305

Net cash used in investing activities	(3,974)	(11,825)	(1,762)

FINANCING ACTIVITIES
Borrowing of Term Loan, net of fees	36,992	22,981	—
Borrowing of PPP Loan, net of fees	6,250	—	—
Borrowing under other loans	128	—	—
Proceeds from issuance of preferred stock, net of issuance costs	103,606	—	9,988
Repayment of long-term debt	(128)	(212)	—
Proceeds from exercises of stock options and warrants	1,153	734	1,046

Net cash provided by financing activities	148,001	23,503	11,034
Effect of exchange rate changes on cash and cash equivalents	(1,586)	(1,094)	470

Net increase (decrease) in cash, cash equivalents and restricted cash	96,381	(342)	(9,084)
Cash, cash equivalents and restricted cash, beginning of year	36,301	36,643	45,727

Cash, cash equivalents and restricted cash, end of year	$132,682	$36,301	$36,643

Reconciliation to the consolidated balance sheet:
Cash and cash equivalents	$122,858	$27,227	$25,695
Restricted cash	3,985	2,540	3,366
Restricted cash included in other assets and restricted cash	5,839	6,534	7,582

Total cash, cash equivalents, and restricted cash	$132,682	$36,301	$36,643

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes	$560	$—	$16
Cash paid for interest expense	$5,393	$994	$12

NON-CASH INVESTING AND FINANCING ACTIVITIES
Stock-based compensation capitalized as internal-use software	$428	$240	$27
Accrued property and equipment purchases	$480	$785	$—
The accompanying notes are an integral part of these consolidated financial statements.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

(1)	Organization and Business Presentation
Description of Business
SeatGeek, Inc. and subsidiaries (the “Company” or “SeatGeek”) is a technology company focused on the live entertainment market. The Company was founded and commenced operations in 2009 in New York, NY.
The Company operates a marketplace where fans, resellers and rightsholders provide tickets for sale for fans to purchase tickets to sports, concerts and theater events through its platform. The Company also provides global ticketing services for rightsholders including leading arenas, stadiums, and professional sports franchises and leagues to sell their tickets on SeatGeek’s marketplace.
Impact of the coronavirus
(“COVID-19”)
pandemic
The unprecedented and rapid spread of
COVID-19
and the related government restrictions and social distancing measures implemented throughout the world have significantly impacted the Company’s business. Beginning in March 2020, large public events were cancelled, governmental authorities began imposing restrictions on non-essential
activities, and businesses suspended activities around the world.
As of December 31, 2020, the impact of the
COVID-19
pandemic continues to unfold. As a result, many of the Company’s estimates and assumptions, especially the refund accruals, have required increased judgement and carry a higher degree of variability and uncertainty. Previously recognized service charges are reversed from revenue due to actual and expected refunds for cancelled and rescheduled events. The revenue reversal is reflected as accrued expenses on our consolidated balance sheets where not already refunded. The timing of event cancellations and rescheduling of postponed events versus new events available for sale can result in refunds of service charges exceeding current quarter sales resulting in negative revenue for that period.
Although live events, with varying degrees of allowable attendance, have started to resume at the end of 2020, the duration of the pandemic, the resulting stay-at-home
orders, and any long-term impacts on consumer behavior are unknown, and the amount of demand which will persist after the reversal of the stay-at-home
orders is unknown. Additionally, the pandemic’s impacts on the overall economy and credit markets could significantly impact the Company’s estimates of fair value, which could affect the carrying amount of certain assets and liabilities. As events continue to evolve and additional information becomes available, the Company’s estimates may change materially in the future.
The Company is continuously evaluating financing strategies and options to be used to expand the Company’s business and fund future growth. The Company has been able to raise funds in the past as necessary and, if needed, expects to be able to obtain additional funding or decrease discretional spending to allow continuing its current business. In February 2020, the Company drew an additional $7.0 million on its loan facility (see Note 11). In March 2020, the Company received $16.4 million in gross proceeds for the issuance of 5,122,476 shares of Series
D-1
Preferred Stock. In April 2020, the Company received $6.3 million pursuant to loans under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) administered by the Small Business Association (“SBA”). In June 2020, the Company received $58.3 million in gross proceeds for the issuance of 18,275,216 shares of Series
D-1
Preferred Stock. In July 2020, the Company received $29.0 million in gross proceeds for the issuance of 9,124,245 shares of Series
D-1
Preferred Stock. Although the Company has been able to raise additional financing previously, the Company makes no assurance that it will be able to raise more funds in the future. The extent to which the
COVID-19
pandemic and the related economic impact may affect our financial condition or results of operations is uncertain. The extent of the impact on our operational and financial performance will depend

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

on various factors, including the duration and spread of the outbreak and its impact on ticket sales, advertising and consumer spending.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements include the accounts of SeatGeek, Inc. and its wholly-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany transactions and balances have been eliminated in consolidation.

(b)	Foreign Currency Translation and Foreign Assets
The Company’s functional currency is the U.S. dollar. The Company determines the functional currency for each of its foreign subsidiaries by reviewing their operations and currencies used in their primary economic environments. Assets and liabilities for foreign subsidiaries with functional currency other than U.S. dollar are translated into U.S. dollars at the rate of exchange existing at the balance sheet date. Statements of operations amounts are translated at average exchange rates for the period. Translation gains and losses are recorded in accumulated other comprehensive income as a component of stockholders’ equity (deficit).
Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in other income (expense) in the accompanying consolidated statements of operations and comprehensive loss when realized. The Company recognized other income of $2.0 million and $1.3 million and other expense of $0.5 million for foreign currency transaction activities in the years ended December 31, 2020, 2019 and 2018, respectively.

(c)	Use of Estimates
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant items subject to such estimates and assumptions include (i) determining the fair value of sponsorship right and benefits, (ii) impairment of goodwill and long-lived
assets, (iii) refund accruals, and (iv) fair value of our common stock for the purpose of determining share-based
compensation. The Company believes that estimates used in the preparation of these consolidated financial statements are reasonable; however, actual results could differ materially from these estimates.

(d)	Segment Information
An operating segment is defined as a component of an enterprise for which discrete financial information is evaluated regularly by the chief operating decision maker (“CODM”). The Company’s Chief Executive Officer (“CEO”) is the CODM. The Company’s CEO reviews financial information on a consolidated basis for purposes of allocating resources and evaluating the Company’s financial performance. Accordingly, the Company has determined that it operates as a single operating segment.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

(e)	Cash and Cash Equivalents
The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

(f)	Restricted Cash
Restricted cash consists of deposits in an escrow account for marketplace sales, collateral for debt, and letters of credit related to security deposits on certain operating leases. The Company maintains cash balances held in custody by the bank issuing the letters of credit, which are restricted from withdrawal or use. The Company has classified these amounts as restricted cash, current or noncurrent, on the consolidated balance sheets based on the underlying maturity date of the restriction.

(g)	Trade Accounts Receivable, Net
Trade accounts receivable are primarily comprised of credit card and commission receivables that are collected in a short period of time and client receivables which are collected over the length of a contract. Trade accounts receivables are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and payment patterns.
Past due balances over 90 days are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company has a balance of $0.4 million and $0.2 million in its allowance for doubtful accounts at December 31, 2020 and 2019, respectively. The Company does not have any off-balance
sheet credit exposure related to its customers.

(h)	Concentration of Credit Risk
The Company’s cash and cash equivalents and accounts receivable are potentially subject to concentration of credit risk. Although the Company deposits its cash with multiple financial institutions, the deposits, at times, may exceed federally insured limits. Management believes that the institutions are financially stable and, accordingly, minimal credit risk exists.
As of December 31, 2020 and 2019, no customer accounted for more than 10% of trade accounts receivable, net. During the years ended December 31, 2020, 2019 and 2018, the Company did not have any customers that account for 10% or more of total net revenue.

(i)	Property and Equipment, Net
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation on property and equipment is calculated on a straight-line
basis over the estimated useful lives of the assets. The Company reviews the useful lives on an annual basis to determine if the period of economic benefit has changed. The Company determines depreciation for financial reporting purposes using the straight-line
method over the following estimated useful lives:

Category	Estimated Useful Life (Years)
Computer equipment and software	2-3
Capitalized internal-use software	3
Furniture and fixtures	3-5
Leasehold improvements	Shorter of estimated useful life or lease term

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

Costs associated with repairs and maintenance are expensed as incurred.

(j)	Capitalized Internal-Use Software
Certain costs of platform and other software applications developed for internal use are capitalized. The Company capitalizes qualifying internal-use
software development costs that are incurred during the application development stage. Capitalization of costs begins when two criteria are met: (i) the preliminary project stage is completed and (ii) it is probable that the software will be completed and used for its intended function. Capitalization ceases when the software is substantially complete and ready for its intended use, including the completion of all significant testing. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality and will expense costs incurred for maintenance and minor upgrades and enhancements. Capitalized costs are amortized using the straight-line method over the estimated useful life of the software once it is ready for its intended use. Costs related to preliminary project activities and post-implementation operating activities are expensed as incurred.
In January 2018, the Company stopped developing new
on-premises
software and enhancements to existing
on-premises
software, and accordingly, no internally generated software development costs were incurred during the year ended December 31, 2018.

(k)	Long-Lived Assets, including Goodwill and Acquired Intangibles
The Company evaluates the recoverability of long-lived assets, including property and equipment and finite lived intangible assets, for impairment whenever events or circumstances indicate that the carrying amounts of such assets or asset groups may not be recoverable. Recoverability is measured by comparing the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary.
Acquired intangibles consist of acquired technology and customer relationships associated with various acquisitions and are measured at their fair value on the acquisition date. Acquired technology is amortized over its estimated useful life on a straight-line basis within cost of revenue. Customer relationships acquired are amortized on a straight-line basis over their estimated useful lives within sales and marketing expense. The Company evaluates the remaining estimated useful life of its intangible assets being amortized on an ongoing basis to determine whether events and circumstances warrant a revision to the remaining period of amortization.
Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired in a business combination. The Company performs a goodwill impairment test annually in the fourth quarter of each year and more frequently if events and circumstances indicate that the asset might be impaired. The Company elected to change its annual goodwill impairment testing date from December 31 to October 1 to align how the Company assesses its financial performance with its forecasting cycle.
An impairment loss is recognized to the extent that the carrying amount exceeds the reporting unit’s fair value. The Company has concluded that its business operations as a whole comprise one reporting unit. The Company has the option to first assess qualitative factors to determine whether events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

carrying amount and determine whether further action is needed. If, after assessing the totality of events or circumstances, the Company determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step
impairment test is unnecessary.
During the year ended December 31, 2020, the Company determined that the conditions resulting from the
COVID-19
pandemic and the decline in the fair value of the Company’s common stock constituted a triggering event and warranted an assessment of its goodwill carrying amount. On June 30, 2020, the Company performed an analysis by comparing the estimated fair value of the reporting unit to the carrying amount, including goodwill. The Company’s analysis indicated that its estimated fair value exceeded its carrying amount and concluded no impairment of the carrying value was required as of the triggering event date. The Company also performed its annual goodwill impairment test and concluded that no impairment was required. For all periods presented, the Company recorded no impairment charges.

(l)	Client Accounts Payable
Client accounts payable consists of contractual amounts due to our ticketing clients which includes the face value of tickets sold and the clients’ share of service charges.

(m)	Leases
The Company categorizes leases at their inception as either operating or capital leases. In the ordinary course of business, the Company enters into non-cancelable
operating leases, principally for office space. Some of the Company’s leases include provisions under which the landlord will reimburse the Company for certain costs related to the preparation and fit-out
of the property. The Company records these reimbursements as a reduction to lease expense and amortizes the incentive over the lease term. The difference between cash payments and rent expense is recorded as a deferred rent liability in accrued expenses and other long-term liabilities on the consolidated balance sheets.

(n)	Revenue Recognition
On January 1, 2019, the Company adopted the Financial Accounting Standards Board (“FASB”)
ASC 2014-09,
Revenue from Contracts with Customers
(Topic 606) using the modified retrospective method and applied ASC Topic 605,
Revenue Recognition
(“ASC 605”), in the prior years. Under this method of transition, the Company applied ASC 606 to all new contracts entered into on or after January 1, 2019 and all existing contracts for which all (or substantially all) of the revenue attributable to a contract had not been recognized under legacy revenue guidance (ASC 605, Revenue Recognition), as of January 1, 2019. See Note 3 for the impact of adopting Topic 606 to our consolidated balance sheet as of January 1, 2019.
The Company determines revenue recognition through the following steps:

•	Identification of the contract, or contracts, with a customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when, or as, a performance obligation is satisfied

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

Revenue is recognized upon transfer of control of promised services or goods to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services or goods. The Company identifies the performance obligations in a contract with a customer and determines whether they are distinct or distinct within the context of the contract. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. When there is more than one distinct performance obligation in a contract, the Company allocates the transaction price to the performance obligations on a relative standalone selling price basis. The Company estimates the amount of consideration expected to be received in exchange for transferring services if the consideration promised in a contract includes a variable amount. Taxes collected on behalf of governmental authorities are recorded on a net basis and excluded from revenue.

(i)	Consumer Revenue
The Company generates revenue from the sale of tickets in either the primary or secondary markets by earning a contractual commission on the sale. The Company identified one performance obligation to sellers on the SeatGeek marketplace platform, which is to connect buyers and sellers on our secure and trusted marketplace platforms. The Company provides the platform for ticket sales but the ticket seller is responsible for order fulfillment. Each performance obligation is satisfied at a point in time, when the sale of the ticket is processed.
As multiple parties are involved in a transaction between ticket sellers and ticket buyers, judgment is required in determining whether the Company is the principal or agent for the services provided to end users in a transaction. The Company presents revenue on a gross or net basis based on whether it controls the goods or services provided to the end user and is the principal (gross), or the Company arranges for other parties to provide the goods or service to the end user and is an agent (net). The Company acts as an agent of the ticket seller to the ticket buyer as the Company does not control the tickets at any time before they are transferred to the end user. The Company does not pre-purchase
or otherwise obtain control of the tickets and only benefits from its fee for arranging for the sale of tickets by the seller to the ticket buyer. The Company also does not take inventory risk and does not have discretion over pricing of the tickets.
As an agent, the Company recognizes as revenue the net amount it retains from both the ticket buyer and the ticket seller from a transaction after remitting the purchase value of the tickets to the ticket buyer. Ticketing revenue is typically based on a percentage of the ticket price, and is recognized when control of a ticket transfers to the ticket buyer on the platform which is upon processing of the ticket sale. Any shipping and handling activities that are performed by the Company are considered activities to fulfill the Company’s obligation to transfer the ticket and are recorded as incurred within cost of revenue.
SeatGeek offers various promotional discounts and rebates which are recognized as a reduction of revenue. Promotions and rebates on the marketplace platform when the Company has no performance obligation, are recognized as sales and marketing expense.
The terms of the Company’s agreements with ticket buyers are to reimburse them on behalf of ticket sellers for events that are cancelled, or when tickets are not provided timely, are invalid or not honored by the applicable venue/event. Refunds and chargebacks, including commissions earned from ticket sellers, are estimated based on historical trends, adjusted for current information, to determine the accrual required for orders to events that were scheduled to occur

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

after
period-end
and are expected to be refunded. Estimated refunds and chargebacks are reflected in the refunds and credits reserve within accrued expenses on the consolidated balance sheets. When orders are expected to be refunded, the Company also recognizes a recoupment for the ticket cost from ticket sellers in accordance with applicable terms and conditions if ticket sellers were paid in advance of the occurrence of an event. SeatGeek records a recoupment reserve for the ticket cost, against the estimate of expected refunds based on historical trends, adjusted for current information. This reserve is reduced when the Company recoups the cost paid for the ticket sold on its platform. The Company is recording estimated and actual credits and refunds as contra-revenue, net of any recoupments from ticket sellers. The recoupment reserve was nil as of December 31, 2020 as the Company was able to recoup all of the amounts due from ticket sellers, and the Company changed its policy during 2020 to stop paying ticket sellers in advance of the occurrence of an event.
During the year ended December 31, 2020, the Company also offered ticket buyers the choice to receive a credit for future use at the Company’s platform in lieu of a cash refund, often at a higher amount than the original ticket purchase. For buyers that opted to receive the credit for future use, their non-refundable
cash payment is recorded as a liability until the buyer purchases a future ticket or their rights expire. This liability is included in refunds and credits as part of accrued expenses. The Company recognizes breakage as revenue only when unclaimed property rules do not apply. Any amounts the Company pays to ticket sellers in excess of the buyer’s cash payment are recorded as contra-revenue at the time of the future purchase.

(ii)	Enterprise Revenue
The Company also derives revenue for its license subscriptions and associated support for the use of SeatGeek’s ticketing platform to facilitate ticket management and for the sale of tickets on SeatGeek’s marketplace. The Company’s customers are sports teams, theaters, museums and other venues who are selling tickets for events using the Company’s platform. SeatGeek may also enter into sponsorship arrangements with these customers in order to promote the Company’s brand. From time to time, SeatGeek will also issue equity-based
instruments to these customers as part of these arrangements.
The Company’s
cloud-based
subscriptions do not provide customers with the right to take possession of the software supporting the applications and, as a result, are accounted for as service contracts. The Company also provides licenses for on-premise
software in either perpetual or term licenses agreements which provide the customer with a right to use the software. Revenue related to our on-premise
software is recognized at a point in time when the platform is first made available to the customer, or the beginning of the subscription term, if later. Software license revenue for our cloud-based
subscriptions is generally recognized ratably over the contract term beginning on the commencement date of each contract, which is the date the Company’s platform is made available to customers and stands ready to provide continuous access. The Company recognizes revenue from maintenance contracts ratably over the service period. Training and professional services are provided either on a time and material basis or for a fixed fee, and revenues are recognized as services are delivered.
Typically, the Company’s software licensing arrangements include a fixed fee component for the cloud services or on-premise
software licenses along with a variable fee component based on the number of tickets sold by the customer during the period. Software licensing revenue is reported net of consideration payable to our customers and issuance of equity-based
instruments. In

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

addition, consideration payable to our customers are recorded as a reduction of revenue if the Company does not receive a distinct good or service or cannot reasonably estimate the fair value of the good or service received in exchange for the coupon or incentive. When consideration payable to a customer equals the fair value of distinct services received, such payments are recognized in sales and marketing in the consolidated statements of operations and comprehensive loss.

(iii)	Contract Assets and Liabilities
A contract asset is defined as an entity’s right to consideration for goods or services that the entity has transferred to a customer. Generally, the Company will have transferred goods and will have an unconditional right to consideration, thereby resulting in the Company recording a trade accounts receivable.
Timing of revenue recognition may differ from the timing of invoicing to customers. Deferred revenue represents software licensing revenue billed and collected in advance of the service date. Deferred revenue is generally amortized ratably over the service period, which is generally one year, as revenue recognition criteria are met. When the service period has not begun and the client has not paid or the contract has not been renewed, deferred revenue and trade accounts receivable are not recognized. Outstanding amounts of deferred revenue are expected to be recognized within a year. For the years ended December 31, 2020 and 2019, the Company recognized revenue for entire deferred revenue balance as of December 31, 2019 and 2018, respectively.

(iv)	Practical Expedients
The Company applies a practical expedient to costs to obtain contracts and expense them as incurred as the amortization period would have been one year or less.
The Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which the Company recognizes revenue at the amount to which it has the right to invoice when that amount corresponds directly with the value of services performed.

(o)	Cost of Revenue
Cost of revenue primarily consists of third-party payment processing fees, compensation costs of employees involved in customer support and fulfillment, hosting fees, shipping costs, amortization of capitalized internal-use
software and acquired technology and allocations of various overhead and occupancy costs.
Compensation costs for the Company include salaries, payroll taxes, benefits, bonuses and stock-based compensation.

(p)	Sales and Marketing
Sales and marketing expense primarily consists of advertising and sponsorship expenses, compensation costs, amortization of acquired customer relationships and allocations of various overhead and occupancy costs. Advertising expenses primarily include marketing activities such as online advertising, which are expensed as incurred. Advertising costs of $26.1 million, $58.7 million and $48.0 million in 2020, 2019 and 2018, respectively, are included in sales and marketing expense in the consolidated statements of operations and comprehensive loss.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

Compensation costs for the Company include salaries, payroll taxes, benefits, bonuses, and stock-based compensation.
The Company paid $5.9 million and $12.9 million for sponsorship assets during 2020 and 2019, respectively, and recorded $13.0 million and $15.1 million, respectively in sales and marketing expenses on the consolidated statements of operations and comprehensive loss.

(q)	General and Administrative
General and administrative expense primarily consists of compensation costs for executive management and administrative employees, including finance and accounting, human resources, , and legal, and allocations of various overhead and occupancy costs.
Compensation costs for the Company include salaries, payroll taxes, benefits, bonuses, and stock-based compensation.

(r)	Research and Development
Research and development expense primarily consists of compensation costs for employees in engineering, third-party consulting fees, and allocations of various overhead and occupancy costs. Expenses also include costs associated with design, development, testing and maintenance of existing technology that are not eligible for capitalization.
Compensation costs for the Company include salaries, payroll taxes, benefits, bonuses, and stock-based compensation.

(s)	Stock-Based Compensation
The Company estimates the fair value of stock options granted to employees and directors using the Black-Scholes option-pricing model. The fair value of stock options is recognized as compensation expense, net of forfeitures, on a straight-line basis over the requisite service period, which is typically four years.
The Black-Scholes model considers several variables and assumptions in estimating the fair value of stock-based awards. These variables include:

•	fair value of the underlying common stock;

•	exercise price;

•	expected term;

•	risk-free interest rate;

•	expected stock price volatility over the expected term; and

•	and expected annual dividend yield.
The fair value of the shares of common stock underlying the stock options has historically been determined by the Company’s Board of Directors as there is no public market for the underlying common stock. The Company’s Board of Directors determines the fair value of the Company’s common stock by considering a number of objective and subjective factors including: contemporaneous third-party valuations of its common stock, the valuation of comparable companies, sales of the Company’s common and convertible preferred stock to outside investors in arms-length transactions, the Company’s operating and financial performance, the lack of marketability, and general and industry specific economic outlook, amongst other factors.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

For all stock options granted, the Company calculated the expected term using the simplified method for “plain vanilla” stock option awards. The risk-free interest rate is based on the yield available on
U.S. Treasury zero-coupon issues
similar in duration to the expected term of the stock-based award. The Company’s common stock is not publicly traded, and therefore, the Company used the historical volatility of the stock price of similar publicly traded peer companies. The Company utilized a dividend yield of zero, as it had no history or foreseeable plan of declaring dividends on its common stock.

(t)	Income Taxes
The Company accounts for income taxes using the liability method which results in deferred tax assets and liabilities based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion of or the entire asset will not be realized. As almost all earnings from our continuing foreign operations are permanently reinvested and not distributed, the income tax provision does not include additional United States state and foreign withholding or transaction taxes on those foreign earnings that would be incurred if they were distributed. It is not practicable to determine the amount of state and foreign income taxes, if any, that might become due in the event that any remaining available cash associated with these earnings were distributed.
The FASB guidance for income taxes prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is more likely than not to be realized upon ultimate settlement.
The Company has established a policy of including interest related to tax loss contingencies in the (provision for) benefit from income tax in the consolidated statements of operations and comprehensive loss.
The Tax Cuts and Jobs Act (the “Tax Act”) enacted in December 2017 subjects a United States corporation to tax on its Global Intangible
Low-Taxed
Income. The Company completed its analysis of the Tax Act which resulted in a reduction in the value of certain deferred tax assets and liabilities using the new statutory U.S. federal corporate income tax rate of 21%. The effective tax rate for 2017 and 2018 included no rate impact due to the remeasurement or other provisions because the Company has a full valuation allowance against its net deferred tax assets in the United States. Future tax expenses are expected to be lower.
The Company recognizes interest and penalties related to income tax matters in the (provision for) benefit from income tax.

(u)	Fair Value Measurement
The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines the fair value of financial instruments based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:
Level I – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;
Level II – Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and
Level III – Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.
The carrying amounts of the Company’s cash and cash equivalents, trade accounts receivable, trade accounts payable and accrued expenses approximate their fair values due to the short-term
nature of these instruments. The carrying amount of the term loan approximates fair value as it is based upon rates available for obligations of similar terms and maturities.

(v)	Net Loss Per Share Attributable to Common Stockholders
Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common stock and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, the convertible preferred stock, common stock subject to forfeiture, warrants, and stock options are considered potentially dilutive securities. Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class
method required for participating securities as the convertible preferred stock is considered a participating security. The two-class
method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class
method requires income (loss) available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to share in undistributed earnings as if all income (loss) for the period had been distributed. The Company’s participating securities do not have a contractual obligation to share in the Company’s losses. Accordingly, the Company’s net loss is attributed entirely to common stockholders. Since the Company has reported a net loss for all periods presented, diluted net loss per common share is the same as basic net loss per common share for those periods.

(3)	Recent Accounting Standards

(a)	Newly Adopted Accounting Standards
In August 2016, the FASB issued
ASU No. 2016-15,
Statements of Cash Flows (Topic
 230): Classification of Certain Cash Receipts and Cash Payments
, which provides clarification on how companies present and classify certain cash receipts and cash payments in the Statements of cash flows.
ASU 2016-15
will be effective for the Company for its fiscal years beginning January 1, 2019. An entity that elects early adoption must adopt all of the amendments in the same period. The Company adopted this guidance for fiscal year 2019 and noted no material impact to the current period financial statements.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

In May 2014, the FASB issued
ASU 2014-09,
Revenue from Contracts with Customers
. This ASU is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. This ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The Company adopted Topic 606 on January 1, 2019 using the modified retrospective method. The cumulative effect of applying the new guidance to all contracts with customers that were not completed as of January 1, 2019, was recorded as an adjustment to accumulated deficit as of the adoption date. For contracts that were modified before the adoption date, the Company considered the aggregate effect of all modifications when identifying the satisfied and unsatisfied performance obligations, determining the transaction price, and allocating the transaction price pursuant to the practical expedient available under Topic 606, as this did not have a material effect on the adjustment to accumulated deficit. Under this method, the Company applied the revised guidance for the year of adoption and applied ASC 605, in the prior years.
As a result of applying the modified retrospective method to adopt the new revenue guidance, the following adjustments were made to the select consolidated balance sheet line items as of January 1, 2019:

	Balance at January 1, 2019	Adjustments due to ASU 2014-09	Balance at December 31, 2018
Assets:
Other assets and restricted cash	$8,995	$227	$9,222
Liabilities:
Deferred revenue	2,988	(593)	2,395
Equity:
Accumulated deficit	$(105,703)	$(820)	(106,523)
Select consolidated statement of operations and comprehensive loss line items, which reflect the adoption of Topic 606 are as follows:

	For the year ended December 31, 2019
	As Reported	Impact of adopting ASU 2014-09	Without adoption of ASU 2014-09
Net revenue	$142,170	$(366)	$141,804
Operating expenses:
Sales and marketing	$75,601	$(1,186)	$74,415
Total operating expenses	130,946	(1,186)	129,760
Loss from operations	(45,764)	820	(44,944)
Net loss	$(45,041)	$820	$(44,221)
Total comprehensive loss	$(42,224)	$820	$(41,404)

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

Select consolidated statement of cash flows items, which reflect the adoption of Topic 606 are as follows:

	As Reported	Impact of adopting ASU 2014-09	Without adoption of ASU 2014-09
Cash flows used in operating activities:
Net loss	$(45,041)	$820	$(44,221)
Changes in operating assets and liabilities:
Other assets	(840)	(227)	(1,067)
Deferred revenue	233	(593)	(360)
Net cash used in operating activities	$(10,926)	$—	(10,926)
In June 2018, the FASB issued ASU
No. 2018-07,
 Compensation – Stock Compensation (Topic
 718), Improvements to Nonemployee Share
-Based
Payment
 Accounting
, which intends to simplify aspects of
share-based
compensation issued to
non-employees
by making the guidance consistent with the accounting for employee share-based
compensation. For
non-public
entities and emerging growth companies that choose to take advantage of the extended transition period, this ASU is effective for annual periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities but no earlier than the Company’s adoption of ASC 606. The Company early adopted this guidance for fiscal year 2019 and noted no material impact to the current period financial statements.
In November 2019, the FASB issued ASU
No. 2019-08,
Compensation – Stock Compensation (Topic
 718) and Revenue from Contracts with Customers: Codification Improvements – Share
-Based
Consideration Payable to a Customer
. This ASU requires that
share-based
payment awards issued to a customer in connection with a revenue arrangement be recorded as a reduction of the transaction price in revenue. The amount recorded as a reduction of the transaction price is measured using the grant-date
fair value of the award and is classified in accordance with ASC Topic 718. Changes in the measurement of the share-based
payments after the grant date that are due to the form of the consideration are not included in the transaction price and are recorded elsewhere in the statement of operations and comprehensive loss. The award is measured and classified under ASC Topic 718 for its entire life, unless the award is modified after it vests and the grantee is no longer a customer. The new guidance is effective for the Company in the first quarter of fiscal year 2021, with early adoption permitted. The Company early adopted this guidance for fiscal year 2019 and noted no material impact to the current period financial statements.

(b)	Recently Issued Accounting Standards
In February 2016, the FASB issued
ASU No. 2016-02,
Leases (Topic
 842)
, which amends the existing standards for lease accounting. This new standard requires the recognition of lease assets and lease liabilities on the balance sheet and the disclosure of key information about leasing arrangements including the amounts, timing, and uncertainty of cash flows arising from leases. In July 2018, the FASB issued ASU
2018-11,
Leases (Topic 842): Targeted Improvements
and ASU
2018-10,
Codification Improvements to Topic 842, Leases
and in March 2019, the FASB issued ASU
No. 2019-01,
Leases (Topic 842): Codification Improvements
, to clarify certain application and transitional disclosure aspects of the leases standard. The amendments address the determination of the fair value of the underlying asset by lessors that are not manufacturers or dealers and clarify interim period transition disclosure requirements, among other issues. In June 2020, the FASB issued ASU
No. 2020-05,
Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

Dates for Certain Entities
, which delays the effective date of ASU
No. 2014-09,
which requires nonpublic companies to adopt the provisions of ASU
2016-02
for fiscal years beginning after December 15, 2021, and for interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The impact of the Company’s adoption of Topic 842 to the Company’s consolidated financial statements will be to recognize the majority of the Company’s operating lease commitments as operating lease liabilities and right-of-use
assets upon adoption, which could result in an increase in the assets and liabilities recorded on the Company’s consolidated balance sheet. The Company is currently evaluating the impact to its consolidated financial statements.
In June 2016, the FASB issued ASU
No. 2016-13,
Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
to require the measurement of expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The guidance also amends the impairment model for available-for-sale
debt securities and requires entities to determine whether all or a portion of the unrealized loss on such debt security is a credit loss. In April 2019, the FASB issued ASU No,
2019-04,
which, among other amendments, allows for certain policy elections and practical expedients related to accrued interest on financial instruments. In May 2019, the FASB also issued ASU
No. 2019-05,
which granted targeted transition relief by allowing entities to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost. In November 2019, the FASB issued ASU
No. 2019-10
and ASU
No. 2019-11,
which addressed certain aspects of the guidance related to effective dates, expected recoveries, troubled debt restructurings, accrued interest receivables, and financial assets secured by collateral. In February and March 2020, the FASB also issued ASU
No. 2020-02
and ASU
2020-03,
respectively, which provide certain amendments and improvements to sections of ASU
2016-13.
ASU
No. 2016-13
is effective for public companies beginning after December 15, 2019, including interim periods within those fiscal years. The standard update is effective for annual periods and interim periods within those fiscal years beginning after December 15, 2022 for nonpublic entities. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of the new guidance on its consolidated financial statements.
In August 2018, the FASB issued
ASU 2018-15,
Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract
, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use
software. ASU
No. 2018-15
is effective for public companies beginning after December 15, 2019, including interim periods within that fiscal year. The standard update is effective for annual periods beginning after December 15, 2020, and interim reporting periods within annual reporting periods beginning after December 15, 2021 for nonpublic entities. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of the new guidance on its consolidated financial statements.
In December 2019, the FASB issued ASU
No. 2019-12,
Income Taxes (Topic 740):
Simplifying the Accounting for Income Taxes
, which is intended to improve consistency and simplify several areas of existing guidance. ASU
2019-12
removes certain exceptions to the general principles related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also clarifies the accounting for transactions that result in a step-up
in the tax basis of goodwill. ASU
2019-12
is effective for annual reporting periods beginning after December 15, 2020 for public entities, including interim periods within those fiscal years. Early adoption is permitted. This guidance is effective for the annual periods beginning after December 15, 2021 and interim periods within fiscal

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

years beginning after December 15, 2022, for
non-public
companies, with early adoption permitted. The Company is currently evaluating the effect that this guidance will have on its consolidated financial statements.

(4)	Revenue Recognition
Disaggregation of Revenue
The following table depicts the disaggregation of revenue by transaction type and depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

	Years Ended December 31,
	2020	2019	2018
Consumer (point-in-time revenue recognition)	$21,176	$122,665	$91,386
Enterprise (point-in-time revenue recognition)	6,000	15,733	10,228
Enterprise (over-time revenue recognition)	6,057	3,772	4,809

Total net revenue	$33,233	$142,170	$106,423

	Years Ended December 31,
	2020	2019	2018
United States	$25,324	$134,820	$99,231
United Kingdom	5,030	7,307	6,179
Other	2,879	43	1,013

Total net revenue	$33,233	$142,170	$106,423

Consumer revenue is recognized at a point in time, when the sale of the ticket is processed by the Company. Enterprise revenue recognized at a point in time consists primarily of the variable amounts recognized based on tickets sold during the period, professional services and on-premises
software licenses. Enterprise revenue recognized related to cloud-based license subscriptions and maintenance services is recognized ratably over the subscription term. Revenue by location is determined by the billing address for the customer. The United States and the United Kingdom accounted for 10% or more of total revenue in the year ended December 31, 2020. Other than the United States, no other individual country accounted for 10% or more of total revenue for the years ended December 31, 2019 and 2018.
See Note 2, “Summary of Significant Accounting Policies” for further details of the revenue by transaction type.
Accounts Receivable, net and Contract Liability Balances
When consideration is received, or such consideration is unconditionally due, from a customer prior to transferring goods or services to the customer under the terms of a contract, a contract liability is recorded. Contract liabilities are recognized as revenue when, or as, control of the products or services are transferred to the customer and all revenue recognition criteria have been met.
The following table provides information about accounts receivable, net and contract liabilities from contracts with customers.

	December 31, 2020	December 31, 2019	Increase (decrease)
Trade accounts receivable, net	$6,199	$13,759	$(7,560)
Refunds and credits (included in accrued expenses)	37,038	2,158	34,880
Deferred revenue	2,293	2,050	243

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

The increase in contract liabilities as of December 31, 2020 was primarily driven by refunds and credits expected to be issued in 2021. Refer to Note 2 “Significant Accounting Policies” for more information regarding the refunds reserve.
Remaining Performance Obligations included in Contract Liability
As of December 31, 2020, the aggregate amount of the transaction price allocated to the remaining performance obligations is approximately $39.3 million. The Company expects this amount will be recognized in the next twelve months.
Equity Agreements with Customers
From time to time, the Company may enter into equity agreements, including agreements to issue warrants or restricted stock, with customers.
Warrants with time-based vesting conditions are measured at their then current fair value at each reporting period until the measurement date is reached. On January 1, 2019, the Company adopted ASU
No. 2019-08.
Accordingly, any new share-based awards to customers will be measured on the grant date of the equity awards. On the adoption date, all equity awards outstanding as of January 1, 2019 were remeasured using fair value on the adoption date.
These agreements are generally executed at or near the time of execution of partnership contracts (marketing, ticketing and software licensing agreements for the Company’s services). The Company entered into warrant agreements with customers to issue warrants to purchase an immaterial amount of common stock. The amounts representing the excess of the fair value of the warrant provided to the customer over benefits received are recognized as a reduction of revenue. During all the years ended December 31, 2020, 2019, and 2018, net adjustments to revenue related to this warrant were immaterial. The warrants have been treated as equity as they are indexed to the company’s own stock and are not intended to be settled in cash. As of December 31, 2020 and 2019, these warrants were still outstanding.

(5)	Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets at December 31, 2020 and 2019 consist of the following :

	December 31,
	2020	2019
Sponsorship fees	$665	$3,853
Web services and software	1,240	2,097
Prepaid and purchased ticket inventory	92	770
VAT and other taxes	998	606
Marketing	73	512
Facilities-related	—	641
Insurance	472	319
Other prepaid expenses	34	236

Total prepaid expense and other current assets	$3,574	$9,034

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

(6)	Property and Equipment, Net
Property and equipment, net at December 31, 2020 and 2019 consists of the following:

	December 31,
	2020	2019
Leasehold improvements	$12,611	$11,127
Computer equipment and software	9,198	6,731
Furniture and other	2,489	2,359

Property and equipment	24,298	20,217
Less: accumulated depreciation and amortization	(9,713)	(5,766)

Property and equipment, net	$14,585	$14,451

Depreciation expense is allocated as overhead and recognized within cost of revenue and operating expenses and costs for website development and internal use software is amortized within cost of revenue in the consolidated statements of operations. Depreciation expense relating to property and equipment was $3.8 million, $2.0 million and $1.4 million for the years ended December 31, 2020, 2019 and 2018, respectively.
The Company capitalized $2.0 million, and $1.1 million of
internal-use
software costs during the years ended December 31, 2020 and 2019, respectively. Amortization expense related to internal-use
software costs was $0.7 million, $0.1 million and $0.1 million for the years ended December 31, 2020, 2019 and 2018, respectively.
Geographic Information
The Company’s property and equipment, net of accumulated depreciation and amortization, by geographic area are as follows:

	As of December 31,
	2020	2019
United States	$11,946	$13,153
International	2,639	1,298

Total long-lived assets, net	$14,585	$14,451

Long-lived assets consist of property and equipment, net. Long-lived assets are based upon the country in which the asset is located.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

(7)	Goodwill and Intangible Assets, Net
Goodwill at December 31, 2020 and 2019 consists of the following:

	Balance December 31, 2019	Currency Exchange Impact	Balance December 31, 2020
Goodwill	$26,619	$1,944	$28,563

	Balance December 31, 2018	Currency Exchange Impact	Balance December 31, 2019
Goodwill	$24,589	$2,030	$26,619

Acquired intangible assets, net as of December 31, 2020 and 2019 consist of the following:

	Weighted- Average Remaining Useful Life (in years)	Balance December 31, 2019	Amortization	Currency Exchange Impact	Balance December 31, 2020
Technology	1.3	$30,651	$—	$2,239	$32,890
Customer relationship	1.3	5,424	—	397	5,821

		36,075	—	2,636	38,711
Accumulated amortization:
Technology		(16,858)	(6,181)	(1,629)	(24,668)
Customer relationship		(2,983)	(1,094)	(288)	(4,365)

		(19,841)	(7,275)	(1,917)	(29,033)

Net		$16,234	$(7,275)	$719	$9,678

	Weighted- Average Remaining Useful Life (in years)	Balance December 31, 2018	Amortization	Currency Exchange Impact	Balance December 31, 2019
Technology	2.3	$28,314	$—	$2,337	$30,651
Customer relationship	2.3	5,011	—	413	5,424

		33,325	—	2,750	36,075
Accumulated amortization:
Technology		(9,910)	(5,953)	(995)	(16,858)
Customer relationship		(1,754)	(1,054)	(175)	(2,983)

		(11,664)	(7,007)	(1,170)	(19,841)

Net		$21,661	$(7,007)	$1,580	$16,234

Amortization expense of intangible assets was $7.3 million, $7.0 million and $6.9 million for the years ended December 31, 2020, 2019 and 2018, respectively. Acquired technology is amortized within cost of revenue and customer relationships is amortized within sales and marketing in the consolidated statements of operations.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

The estimated future amortization expense of intangible assets for the remaining years of their useful lives is as follows:

Amounts
2021	$7,445
2022	2,233

Total	$9,678

(8)	Other Assets and Restricted Cash
Other assets and restricted cash at December 31, 2020 and 2019 consist of the following:

	December 31,
	2020	2019
Security deposits (long-term restricted cash)	$5,839	$6,534
Sponsorship equity and other	2,507	3,255

	$8,346	$9,789

(9)	Accrued Expenses
Accrued expenses at December 31, 2020 and 2019 consists of the following:

	December 31,
	2020	2019
Ticket costs	$14,597	$25,690
Sales taxes	3,056	2,198
Marketing expenses	2,113	5,806
Refunds and credits	37,038	2,158
Employee costs	843	1,524
Leasehold improvements	304	1,342
Royalties	142	1,016
Other taxes	3,314	1,174
Professional services	1,212	923
Web hosting	674	868
Other	2,424	1,957

	$65,717	$44,656

Refunds and credits include an estimate of amounts recorded as commission revenue and related ticket costs, for orders to events that are expected to be refunded in the future of $9.6 million, based on the limited amount of data available on refunds resulting from the global shutdown of live events. This estimate mostly impacts our financial position as a reclassification from accrued ticket costs to accrued refunds and credits, as most future event sales had no longer been prepaid to the ticket sellers. We expect that the majority of live events postponed due to the pandemic will be rescheduled.
The length and severity of the impact to live events is still uncertain. We expect a return to pre-pandemic
levels of sales. We still expect elevated levels of refunds on orders, however based on significant

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

improvements seen in the market during 2021, also a gradual return to pre-COVID
level of refunds during 2022. However, we have never previously experienced such large-scale reduction in the number of events selling tickets, and as a consequence, our ability to be predictive regarding the impact of these circumstances is uncertain. As a result, the underlying assumptions used in our assessment could change resulting in future charges.

(10)	Other Long-Term Liabilities
Other long-term liabilities at December 31, 2020 and 2019 consist of the following:

	December 31,
	2020	2019
Deferred rent	$8,471	$8,847
Other	690	696

	$9,161	$9,543

(11)	Long-Term Debt
Term Loan
On June 12, 2019, the Company executed a Loan and Security Agreement for a total principal amount of up to $60.0 million (“Term Loan”). The Term Loan has a maturity date of July 1, 2023, providing that upon achievement of either a performance or equity milestone, as defined in the loan agreement, the maturity date will be July 1, 2022. The equity milestone was achieved as of the issuance date of these consolidated financial statements and the maturity date of the Term Loan as agreed by the Company and the lender is July 1, 2023. Borrowings under the Term Loan bear interest at a rate equal to the greater of either (i) 10.5% plus the Prime Rate as reported in The Wall Street Journal minus 5.5%, or (ii) 10.5%. During 2020, the effective interest rate was 10.5%. The Term Loan is available in the following tranches at an aggregate maximum of $60.0 million:

•	Tranche 1 Advance: $10.0 million—Available on the agreement closing date (June 12, 2019).

•	Tranche 1 Commitment (Including Tranche 1 Advance): $30.0 million—Available to be drawn through June 15, 2020.

•	Tranche 2 Commitment: $30.0 million—Available to be drawn on through June 30, 2020.
On the closing date of the Term Loan, the Company received the first advance of $15.0 million consisting of $10.0 million from the Tranche 1 Advance and $5.0 million from the Tranche 1 Commitment. The Company also incurred $0.6 million debt issuance costs, which were recorded as a direct reduction of the liability balance. In September 2019, the Company received an additional $8.0 million from the Tranche 1 Commitment, net of issuance costs.
In February 2020, the Company drew down the remaining $8.0 million available under the Tranche 1 Commitment of the Loan and Security Agreement, net of issuance costs. In addition, in March 2020, the Company drew down on the remaining $29.0 million available under the Tranche 2 Commitment of the Loan and Security Agreement, net of issuance costs. The Company incurred an immaterial amount of additional debt issuance costs in 2020 as a result of the draws on the Loan and Security Agreement.
The Term Loan contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants include restrictions on, among other things, indebtedness, liens,

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

investments, mergers, dispositions, transactions with affiliates and dividends and other distributions. The Company has complied with all covenants and financial reporting requirements.
In June 2019, in connection with the execution of the Term Loan, the Company issued warrants to purchase 689,880 shares of the Company’s common stock at an exercise price of $1.52. The warrants are exercisable upon issuance and expire in 2029. The warrants have been treated as equity as they are indexed to the company’s own stock and are not intended to be settled in cash. The Company determined the fair value of the warrant on the issuance date by using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of 2.01%, no dividends, expected volatility of 52.4% and an expected term of 10.0 years. Upon issuance, the fair value allocated to the warrants of $0.6 million was recognized in additional paid in capital and treated as discount to the Term Loan.
In February and March 2020 when the Company drew down the remaining amounts under the facility, the Company issued warrants to purchase 689,880 shares of the Company’s common stock at an exercise price of $1.52. The warrants are exercisable upon issuance and expire in 2029. The warrants have been treated as equity as they are indexed to the Company’s own stock and are not intended to be settled in cash. The Company determined the fair value of the warrant on the issuance date by using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of 2.01%, no dividends, expected volatility of 52.4% and an expected term of 9.2 years. Upon issuance, the fair value allocated to the warrants of $0.6 million was recognized in additional paid in capital and treated as an additional discount to the Term Loan.
As of December 31, 2020 and 2019, these warrants were still outstanding.
Direct and incremental costs associated with the issuance of the Term Loan were approximately $0.6 million and were capitalized as debt issuance costs. The debt issuance cost and fair value of the warrants are recognized as interest expense using the effective interest method over the duration of the Term Loan and are recorded within interest expense, net on the consolidated statements of operations and comprehensive loss. As of December 31, 2020 and 2019 the remaining recognition period is approximately 2.5 and 3.5 years, respectively.
Paycheck Protection Program (“PPP”) Loan
On March 27, 2020, the CARES Act was signed into law in the United States. The CARES Act provides a substantial stimulus and assistance package intended to address the impact of the COVID 19 pandemic. It includes provisions for the deferral of certain taxes and the acceleration of income tax deductions for certain expenses. The Company continues to monitor and record any effects that may result from the CARES Act as well as ongoing government guidance related to COVID 19 that may be issued.
In April 2020, the Company received $6.3 million pursuant to loans under the PPP CARES Act. The loans have a maturity of two years from the disbursement of the funds and an annual interest rate of 1.0%. The Company used the funds from these loans only for the purposes included in the PPP, including payroll, employee benefits and rent, and also intends to apply for forgiveness of a portion of the loans in compliance with the CARES Act. Interest expense on the PPP notes payable in 2020 was immaterial. As of December 31, 2020, the $6.3 million principal balance, due in 2022, was recorded in long-term debt. The Company applied for PPP loan forgiveness for a portion of the PPP notes payable but no forgiveness has been granted as of December 31, 2020. As of the issuance date of these consolidated financial statements, the Company has not learned the extent to which the PPP loans will be forgiven. Any unforgiven portion of the loan is payable over two years at an interest rate of 1%, with a deferral of payments until the date the lender receives the applicable forgiven amount from the SBA. No assurance is provided that the Company will obtain forgiveness of the loan in whole or in part.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

Summary
As of December 31, 2020, the Company’s long-term debt is comprised of the following:

	December 31,
	2020	2019
Long-term debt	$66,250	$23,000
Less: Unamortized debt issuance costs and warrants	(933)	(624)

Total long-term debt	$65,317	$22,376

In addition to the Term Loan, the Company assumed debt from a prior year acquisition. As of December 31, 2019, the remaining balance from this debt was $0.1 million, due in 2020, and is included in other current liabilities on the consolidated balance sheet. This balance was repaid during 2020.

(12)	Income Taxes
Loss before the provision for income taxes for the years ended December 31 was as follows:

	Year Ended December 31,
	2020	2019	2018
Domestic	$(83,464)	$(39,096)	$(2,456)
International	(13,163)	(5,602)	(32,851)

Loss before income taxes	(96,627)	(44,698)	(35,307)
Total income taxes for the years ended December 31 was as follows:

	Years Ended December 31,
	2020	2019	2018
Current:
Federal	$—	$—	$—
State	(74)	(145)	(57)
Foreign	(149)	(58)	27

Total current	(223)	(203)	(30)

Deferred:
Federal	(1)	(71)	(71)
State	(71)	(67)	(65)
Foreign	(2)	(2)	5,300

Total deferred	(74)	(140)	5,164

(Provision for) benefit from income tax	$(297)	$(343)	$5,134

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

A reconciliation of the (provision for) benefit from income tax at the U.S. federal statutory income tax rate of 21% in 2020, 2019 and 2018, to the Company’s total income tax benefit is as follows:

	Years Ended December 31,
	2020	2019	2018
At statutory rate	$20,292	$9,387	$7,414
Foreign branch	2,617	2,508	6,268
Foreign tax differential	257	245	791
Valuation allowance	(25,572)	(7,096)	(8,790)
Previously unrecognized deferred tax (assets) liabilities, net	—	—	999
State taxes	3,177	1,494	285
Prior period transfer pricing	—	(5,834)	—
Other permanent differences	(1,068)	(1,047)	(1,833)

(Provision for) benefit from income tax	$(297)	$(343)	$5,134

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as at December 31 are presented below:

	December 31,
	2020	2019
Deferred tax assets:
Federal, state and foreign NOL carryforward	$47,400	$34,161
Intangible assets	3,712	2,410
Reserves and accruals	13,650	4,663
Section 163(j) interest limitation	1,728	—
Stock-based compensation	91	189
Fixed assets	2	—

Total deferred tax assets	66,583	41,423
Less valuation allowance	(60,864)	(34,416)

Total deferred tax assets	5,719	7,007

Deferred tax liabilities:
Intangible assets	(1,769)	(3,442)
Goodwill	(1,300)	(858)
Fixed assets	(3,000)	(2,983)

Total deferred tax liabilities	(6,069)	(7,283)

Net deferred taxes	$(350)	$(276)

The Company accounts for income taxes using an asset and liability method and deferred income tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets and liabilities are expected to be realized or settled. The Company’s deferred tax assets and liabilities are comprised primarily of federal and state net operating loss carryforwards and basis differences for financial reporting and tax purposes of certain assets and liabilities. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

temporary differences become deductible. Based upon the weight of all available evidence, which includes the historical operating performance and the recorded cumulative losses in prior fiscal periods, management does not believe as of December 31, 2020 or 2019 that it is more likely than not that the Company will realize its deferred tax assets. As a result, a valuation allowance of $60.8 million and $34.4 million has been provided at December 31, 2020 and 2019, respectively.
At December 31, 2020 and 2019, the Company has net operating loss carryforwards for federal income tax purposes of $163.5 million and $116.8 million, respectively, which are available to offset future federal taxable income. Also, at December 31, 2020 and 2019, the Company has net operating loss carryforwards for state and local tax purposes of $98.5 million and $69.2 million, respectively, which are available to offset future state and local taxable income. A portion of the federal net operating loss carryforwards were generated before the enactment of the Tax Cuts and Jobs Act on December 22, 2017
(“pre-Tax
Reform”). This
pre-Tax
Reform portion and all of the state and local net operating loss carryforwards will begin to expire in 2027 if not utilized. As of December 31, 2020 and 2019, the Company has federal carryforwards related to interest deductions limited under Section 163(j) of the Internal Revenue Code of $6.7 million and $0.8 million which never expire. The Company has, at December 31, 2020, 2019 and 2018, foreign net operating losses of $23.9 million, $17.8 million and $12.0 million, respectively, with no expiration dates.
The Internal Revenue Code contains provisions that limit the yearly utilization of net operating loss carryforwards if there has been an ownership change, as defined. Such an ownership change, as described in Section 382 of the Internal Revenue Code, may limit the Company’s ability to utilize its net operating loss carryforwards on a yearly basis. As a result, to the extent that any single-year
limitation is not utilized to the full amount of the limitation, such unused amounts are carried over to subsequent years until the earlier of its utilization or the expiration of the relevant carryforward period. The Company has not yet determined the potential impact thereof.
Consistent with the provisions of FASB ASC Topic 740,
Income Taxes
, the Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company has not taken any tax position for which the associated benefit has not been recorded in the consolidated financial statements.
The Company files income tax returns in the U.S. federal jurisdiction, and various state and local jurisdictions. Tax years 2010 and later are open for examination for federal, state, and local tax purposes. The Company is currently under examination in the U.S. for the 2017 federal tax year. To the extent utilized in future years’ tax returns, net operating loss carryforwards at December 31, 2020 will remain subject to examination until the respective tax year is closed. Tax years 2012 and later generally remain open for examination in the foreign jurisdictions.

(13)	Convertible Preferred Stock
In March 2020, the Company received $16.4 million in proceeds, net of an immaterial amount of issuance costs, from the issuance of 5,122,476 shares of Series
D-1
Convertible Preferred Stock.
In June 2020, the Company received $58.3 million in proceeds, net of issuance costs of $0.1 million, for the issuance of 18,275,216 shares of Series
D-1
Convertible Preferred Stock.
In July 2020, the Company received $29.0 million in proceeds, net of issuance costs of $0.1 million, for the issuance of 9,124,245 shares of Series
D-1
Convertible Preferred Stock.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

In November 2018, the Company received $10.0 million proceeds, net of an immaterial amount of issuance costs, from a customer for the issuance of 3,131,975 shares of Series D Convertible Preferred Stock. These shares were issued at fair value consistent with the purchase price offered to other investors of the Series D Convertible Preferred Stock.
The liquidation preference provisions of the convertible preferred stock are considered contingent redemption provisions because there are certain elements that are not solely within the control of the Company, such as a change in control of the Company. Accordingly, the Company has presented the convertible preferred stock within the mezzanine portion of the consolidated balance sheet.
The following tables summarize the Company’s convertible preferred stock (thousands, except for share and per share data):

	As of December 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Per Share Issuance Price	Conversion Price	Carrying Value, Net of Issuance Costs	Liquidation Value
Series A	7,675,410	7,675,410	$0.10276	$0.10276	$789	$789
Series A-1	9,148,940	9,148,940	0.11914	0.11914	1,090	1,090
Series A-2	3,060,560	3,060,560	0.52044	0.52044	1,539	1,593
Series B	27,812,260	27,812,260	1.34745	1.34745	36,745	37,476
Series C	23,822,065	23,822,065	2.60086	2.60086	61,668	61,958
Series D	26,092,812	20,968,375	3.19287	3.19287	66,815	66,949
Series D-1	38,010,206	32,521,937	3.19287	3.19287	103,606	103,838

Total	135,622,253	125,009,547			$272,252	$273,693

	As of December 31, 2019
	Shares Authorized	Shares Issued and Outstanding	Per Share Issuance Price	Conversion Price	Carrying Value, Net of Issuance Costs	Liquidation Value
Series A	7,675,410	7,675,410	$0.10276	$0.10276	$789	$789
Series A-1	9,148,940	9,148,940	0.11914	0.11914	1,090	1,090
Series A-2	3,060,560	3,060,560	0.52044	0.52044	1,539	1,593
Series B	27,812,260	27,812,260	1.34745	1.34745	36,745	37,476
Series C	23,822,065	23,822,065	2.60086	2.60086	61,668	61,958
Series D	20,984,260	20,968,375	3.19287	3.19287	66,815	66,949

Total	92,503,495	92,487,610			$168,646	$169,854

Series A,
A-1,
A-2,
B, C, D and
D-1
preferred stock have the following characteristics:

(a)	Dividends
The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock payable in shares of common stock) unless the holders of shares of preferred stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of preferred stock. The holders of Series
D-1
are entitled to receive dividends prior to any payment of any dividend on shares of Series A, Series

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

A-1,
Series
A-2,
Series B, Series, C, and Series D preferred stock (collectively, the “Non
D-1”
convertible preferred stock).

(i)
In the case of a dividend on common stock or series that is convertible into common stock, preferred stock dividends are paid in an amount at least equal to the product of (A) the dividend payable on each share of Series A,
A-1,
A-2,
B, C, D, and
D-1
preferred stock as if all shares had been converted into common stock, and (B) the number of shares of common stock issuable upon conversion of a share of preferred stock.

(ii)
In the case of a dividend on preferred stock that is not convertible into common stock, preferred stock dividends are paid in an amount determined by dividing (A) the amount of the dividend payable per share by the original issuance price of $0.10276, $0.11914 and $0.52044 per share of Series A,
A-1
and
A-2
preferred stock, respectively, $1.34745 per share of Series B preferred stock, $2.60086 per share of Series C preferred stock, $3.19287 per share of Series D preferred stock, $3.19287 per share of
Series D-1
preferred stock and (B) multiplying such fraction by an amount equal to the applicable original issue price.

Such dividends shall not be cumulative and shall be paid as declared by the Board of Directors of the Company. No dividends have been declared or paid by the Company.

(b)	Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series
D-1
preferred stock then outstanding shall be entitled to be paid on a pari passu basis out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of all other series of preferred stock or common stock by reason of their ownership thereof, an amount per share equal to the applicable original issue price, plus any dividends declared but unpaid thereon. Upon any such liquidation, dissolution or winding up of the Company, if the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series
D-1
preferred stock the full amount to which they shall be entitled, the holders of shares of Series
D-1
preferred stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c)	Conversion
At any time, each share of each series of preferred stock may be converted into common stock at the holder’s discretion. The conversion rate is the original issue price divided by conversion price of effect at the time. Each series of preferred stock has anti-dilution
provisions, which call for the conversion ratio to be adjusted upon the issuance of additional share or convertible securities at a per share price that is less than the original issue price of such series of preferred stock.

(d)	Voting
Each series of preferred stock shall be entitled to the number of votes equal to the number of whole shares of common stock into which such preferred stock could be converted. Preferred stockholders also have certain rights to elect persons to serve on the Company’s Board of Directors and certain additional protective provision rights.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

(e)	Priority
As noted above, Series
D-1
preferred stock has certain rights that are priority to those of the Non
D-1
convertible preferred stock. Except as disclosed otherwise, the Non
D-1
convertible preferred stock are pari passu with one another.

(14)	Common Stock
Stock Split
On October 28, 2019, the Company effected a 5 for 1 forward stock split of its issued and outstanding common and preferred stock. All common and preferred share amounts for all periods presented in the financial statements and notes thereto have been adjusted retrospectively, where applicable, to reflect the forward stock split.
Common Stock Outstanding
The Company’s Amended Certificate of Incorporation authorizes the issuance of 190,000,000 shares of common stock with a par value of $0.001. Holders of common stock are entitled to one vote per share. The holders have no preemptive or other subscription rights and there are no redemption or sinking fund provisions with respect to such shares. Common stock is subordinate to the preferred stock with respect to dividend rights and rights upon liquidation, winding up, and dissolution of the Company. As of December 31, 2020 and 2019, 27,376,059 and 26,057,244 shares, respectively, were issued and outstanding.
As of December 31, 2020 and 2019, the Company had reserved shares of common stock for future issuance as follows:

	December 31,
	2020	2019
Convertible preferred stock	125,009,547	92,487,610
Common stock warrants	1,801,635	1,111,755
Common stock issuable pursuable to a subscription agreement	4,171,320	3,833,415
Stock options issued and outstanding under the 2009 and 2017 Equity Incentive Plan	17,296,443	14,963,792
Shares available for future grant under the 2017 Equity Incentive Plan	1,114,343	4,440,396

Total	149,393,288	116,836,698

In January 2019, the Company facilitated the exercise and immediate sale of 105,000 common options and 232,500 common shares held by a former employee for $2.22 per share. In connection with the sale, we recorded stock-based compensation expense of $0.2 million, which represents the difference between the price paid and the exercise price of the shares sold. The expense is included in general and administrative expense in the statements of operations and comprehensive loss.
From time to time, the Company may also issue common stock in connection with sponsorship or marketing agreements. In 2016, the Company issued 2,809,665 common shares as partial consideration for marketing services to a professional sports league. 20% of the shares issuable pursuant to the subscription agreement vested at issuance and the remaining 80% vested ratably through November 2019. The contract specifies that additional shares will be granted by the Company to the league for every team affiliate that executes a ticketing agreement with the Company prior to December 31, 2022. Upon the execution of the team affiliate ticketing agreement, 20% of the shares vest immediately and the remaining shares vest monthly on a

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

straight-line
basis over the shorter of (i) four years from execution date or (ii) December 31, 2022. The fair value of the common stock subscription does not exceed the fair value of services received from the league and are recognized as sales and marketing expenses. The shares issued and vested as of December 31, 2019 and 2020, respectively, and the sales and marketing expense during the years ended December 31, 2018, 2019 and 2020 are as follows:

	Number of Shares Issued	Number of Shares Vested	Sales and Marketing
Balance at December 31, 2017	3,014,415	1,599,180
Issued for new contracts	409,500	—	$635
Vested on existing contracts	—	817,710

Balance at December 31, 2018	3,423,915	2,416,890
Issued for new contracts	409,500	—	$831
Vested on existing contracts	—	876,832

Balance at December 31, 2019	3,833,415	3,293,722
Issued for new contracts	409,500	—	$861
Vested on existing contracts	—	327,913
Cancelled on terminated contract	(71,595)	—

Balance at December 31, 2020	4,171,320	3,621,635

The fair value of common stock as of December 31, 2020 and 2019 was $1.46 and $1.52, respectively. The fair value of common stock issuable pursuant to a subscription agreement is determined by management, who considers the results of independent valuations of the Company’s common stock. The weighted-average remaining contractual term as of December 31, 2020 and 2019 was 2.0 and 2.7, respectively. The aggregate intrinsic value of shares vested as of December 31, 2020 and December 31, 2019 was $5.3 million and $5.0 million, respectively.

(15)	Stock Compensation Plan
In 2009, the Company adopted an equity incentive plan (the “2009 Plan”) pursuant to which the Company’s Board of Directors may grant stock options or nonvested shares to officers and key employees. The exercise price of each option will not be less than one hundred percent (100%) of the fair market value of the common stock subject to the option on the date the option is granted. However, an option may be granted with an exercise price lower than one hundred percent (100%) of the fair market value of the common stock subject to the option if such option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Internal Revenue Code of 1986.
In 2017, the Company amended and restated the 2009 Plan, replacing it with the 2017 Equity Incentive Plan (the “2017 Plan”) pursuant to which the Company’s Board of Directors may grant stock options or nonvested shares to employees, directors and consultants. The 2017 Plan authorized grants to purchase up to 17,628,710 shares of authorized but unissued common stock, including 8,204,505 shares rolled over from the 2009 Plan. Stock options can be granted with an exercise price equal to or greater than the stock’s fair value at the date of grant. Awards typically have
10-year
terms. These awards typically have a vesting cliff of one year from the grant date, at which 25% of the award vests. The remaining 75% of the award vests in monthly installments over the next three years, contingent on continued employment with the Company on the vesting date.
At December 31, 2020, there were 1,114,343 additional shares available for the Company to grant under the 2017 Plan.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

The following tables represent employee stock options granted, exercised, and forfeited during 2018, 2019 and 2020:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2017	6,070,455	$1.02	7.52	$1,575
Granted	10,783,885	1.30
Exercised	(897,315)	1.17
Forfeited	(2,173,910)	1.27
Expired	(202,230)	1.23

Outstanding at December 31, 2018	13,580,885	$1.18	8.30	$2,084
Granted	4,557,950	1.44
Exercised	(943,562)	0.88
Forfeited	(1,895,732)	1.32
Expired	(493,249)	1.24
Change in employment status	(251,835)	1.19

Outstanding at December 31, 2019	14,554,457	1.26	7.69	$3,770

Granted	7,223,219	0.98
Exercised	(987,361)	1.09
Forfeited	(2,554,956)	1.40
Expired	(1,238,251)	1.30

Outstanding at December 31, 2020	16,997,108	0.90	7.67	$9,514

Exercisable at December 31, 2020	9,372,106	$0.90	6.44	$5,253
Weighted average fair value per option granted in 2020		$0.80
As of December 31, 2020, the compensation expense related to the unvested portion of stock options outstanding that were issued to employees and directors totaled $4.0 million. The compensation expense on the unvested portion of stock options will be amortized on a straight-line
basis. The
weighted-average
remaining recognition period is approximately 1.01 years. The weighted-average grant date fair value of options granted for the years ended December 31, 2020, 2019, and 2018 was $0.80, $0.68 and $0.58 per share, respectively. The aggregate intrinsic value of options exercised for the years ended December 31, 2020, 2019, and 2018 was $0.4 million, $0.6 million and $0.2 million, respectively. The total grant date fair value of options vested for the years ended December 31, 2020, 2019, and 2018 was $2.2 million, $1.9 million and $1.8 million, respectively.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

The following table represents nonemployee employee stock options granted, exercised, and forfeited during 2018, 2019 and 2020:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)
Outstanding at December 31, 2017	75,000	$0.22	3.48
Granted	37,500	1.34
Exercised	—	—
Forfeited	—	—
Expired	—	—

Outstanding at December 31, 2018	112,500	$0.60	4.91
Granted	45,000	1.40
Exercised	—	—
Forfeited	—	—
Expired	—	—
Change in employment status	251,835	1.19

Outstanding at December 31, 2019	409,335	$1.05	5.51

Granted	—	—
Exercised	(3,541)	1.52
Forfeited	(68,959)	0.17
Expired	(37,500)	1.33

Outstanding at December 31, 2020	299,335	0.93	4.98

Exercisable at December 31, 2020	311,599	$0.93	4.87
The aggregate intrinsic value of options outstanding for all periods presented are immaterial. As of December 31, 2020, the compensation expense related to the unvested portion of stock options outstanding that were issued to nonemployees totaled $0.2 million. The weighted-average
remaining recognition period is approximately 0.97 years. No stock options were granted to non-employees
during the year ended December 31, 2020. The weighted-average grant date fair value of options granted for the years ended December 31, 2019, and 2018 was $0.91 and $.89 per share, respectively. The total grant date fair value of options vested for the years ended December 31, 2020, 2019, and 2018 was immaterial in each year.
Modification
In October and December 2020, the Company amended the exercise price of 10,474,872 stock options held by employees with an exercise price greater than $0.90 per share that remained outstanding and unexercised on such date to reprice their respective exercise prices to $0.90 per share, the fair market value of the Company’s common stock as of June 30, 2020, as determined by the Board of Directors. The Company determined the total incremental compensation expense related to the repriced awards was $0.9 million, net of forfeitures, of which $0.6 million was recognized during the year ended December 31, 2020. As of December 31, 2020, there was $0.3 million of unrecognized stock-based compensation expense relating to these options which is expected to be recognized over the next 0.4 years.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

Valuation Assumptions
The assumptions for 2020, 2019 and 2018 employee grants are provided in the following table:

Years Ended December 31,
	2020	2019	2018
Expected dividend yield	— %	— %	— %
Expected volatility	46.31 – 54.94%	46.71 – 47.28%	42.88 – 46.35%
Expected term (years)	5.29 – 6.07	5.58 – 6.06	5.42 – 6.05
Risk-free interest rate	0.44 – 1.46%	1.88 – 2.56%	2.32 – 3.10%
Forfeiture rate	22.10%	20.14%	15.01%
Fair value of common stock	$0.90 – 1.52	$1.34 – 1.52	$1.28 – 1.34
The classification of stock-based compensation by line item within the consolidated statement of operations and comprehensive loss is as follows:

	Years Ended December 31,
	2020	2019	2018
Cost of revenue	$242	$206	$327
Sales and marketing	862	570	491
General and administrative	467	622	465
Research and development	1,192	635	926

Total stock-based compensation	$2,763	$2,033	$2,209

During the years ended December 31, 2020 and 2019 the Company capitalized $0.4 million and $0.2 million of stock-based compensation as internal-use
software costs. The Company capitalized an immaterial amount of stock-based compensation costs as internal-use
software costs during the year ended December 31, 2018.
During 2019, an option holder’s status changed from employee to non-employee.
There was no modification of the options as the options were fully vested in a prior year and no incremental expense was recorded as a result.

(16)	Commitments and Contingencies
Legal Matters
From time to time, the Company may be a party to litigation and subject to claims incidental to its business. Although the results of litigation and claims cannot be predicted with certainty, the Company currently believes that the final outcome of these matters will not have a material adverse effect on its business. Regardless of the outcome, litigation can have an adverse impact on the Company because of judgment, defense and settlement costs, diversion of management resources, and other factors. At each reporting period, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable, requiring recognition of a loss accrual, or whether the potential loss is reasonably possible, requiring potential disclosure. Legal fees are expensed as incurred.
In April 2020, the Company was named in a class action lawsuit related to its refund policy. The complaints allege that the Company unilaterally changed its policy in order to issue vouchers for a future purpose. As a result of this litigation, the Company has established a reserve for the potential settlement of the refunds of $1.8 million and legal accruals of $0.8 million, as of December 31, 2020. This settlement reserve is based on the best estimate of probable losses and the ultimate resolution of these contingencies may be greater or less

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

than the liabilities recorded. An estimate for a reasonably possible loss or range of loss in excess of the amount reserved cannot be made. Changes to the settlement reserve are included in general and administrative expenses in the consolidated statements of operations and comprehensive loss.
Tax Matters
The Company is currently under audit in certain jurisdictions with regard to indirect tax matters. The Company establishes reserves for indirect tax matters at the Company’s best estimate of the liability if it is more likely than not that an obligating event has occurred. If it is not more likely than not that such obligating event has occurred, the Company assesses whether the likelihood of a loss is probable, and if the loss is reasonably estimable. Accordingly, the Company has established a reserve for the potential settlement of issues related to sales and other indirect taxes in the amount of $3.1 million and $2.2 million as of December 31, 2020 and 2019, respectively. These amounts are included in accrued expenses in the consolidated balance sheet due to the nature of the contingencies. However, they have not been settled as of the date of issuance of these financial statements.
The Company does not believe that any ultimate liability resulting from any of these matters will have a material adverse effect on its business, consolidated financial position, results of operations or liquidity. However, the outcome of these matters is inherently uncertain. Therefore, if one or more of these matters were resolved against the Company for amounts in excess of management’s expectations, the Company’s financial statements, including in a particular reporting period in which any such outcome becomes probable and estimable, could be materially adversely affected.
Leases
The Company leases operating facilities and equipment under arrangements expiring on various dates through 2029. Some of these lease agreements have renewal options. Certain operating leases also provide for periodic rent increases and payments for maintenance, real estate taxes and insurance. Total rent expense for operating leases was approximately $7.5 million, $8.4 million and $2.6 million in the years ended December 31, 2020, 2019 and 2018, respectively.
In response to the
COVID-19
pandemic, the Company negotiated the deferral of certain existing rent payments until future periods on certain leased properties. The Company has elected to account for lease concessions and deferrals resulting directly from
COVID-19
as though the enforceable rights and obligations to the deferrals existed in the respective contracts at lease inception and will not account for the concessions as lease modifications as no other terms of the agreements changed.
2019
Sub-Lease
In 2019, the Company signed
sub-leases
for both its corporate headquarters spaces, under which minimal rental payments will be recognized as a reduction to rent expense on a straight-line
basis over the term of the
sub-leases
expiring on various dates through 2022. During 2020 and 2019, the Company recorded a reduction to rent expense of $3.7 million and $1.2 million, respectively.
Other
The Company entered into an exclusive sponsorship agreements in exchange for cash consideration.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

The following summarizes the Company’s principal contractual commitments as of December 31, 2020.

	Payments by Year
	Total	2021	2022	2023	2024	2025	Thereafter
Term Loan repayments	$60,000	$—	$—	$60,000	$—	$—	$—
Operating lease payments	55,133	7,715	7,697	5,453	5,548	5,645	23,075
Sublease income	(4,866)	(2,875)	(1,991)	—	—	—	—
Purchase commitments	176,865	35,898	17,300	14,688	14,803	14,745	79,431

Total	$287,132	$40,738	$23,006	$80,141	$20,351	$20,390	$102,506

(17)	Net Loss Per Share Attributable to Common Stockholders
The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:

	Years Ended December 31,
	2020	2019	2018
Numerator:
Net loss	$(96,928)	$(45,041)	$(30,173)

Net loss attributable to common stockholders, basic and diluted	$(96,928)	$(45,041)	$(30,173)

Denominator:
Weighted-average shares used in computing net loss per share, basic and diluted	26,634,124	25,033,014	22,842,493

Net loss per share attributable to common stockholders, basic and diluted	$(3.64)	$(1.80)	$(1.32)

The following outstanding potentially dilutive shares have been excluded from the calculation of diluted net loss per share attributable to common stockholders because their effect would have been anti-dilutive.

	December 31,
	2020	2019	2018
Convertible preferred stock on an as-if-converted basis	125,009,547	92,487,610	92,487,610
Outstanding common stock subject to forfeiture	549,685	539,693	1,007,025
Outstanding common stock warrants	1,801,635	1,111,755	421,875
Outstanding common stock options	17,296,443	14,554,457	13,693,385

Total	144,657,310	108,693,515	107,609,896

(18)	Subsequent Events
The Company has evaluated subsequent events from the balance sheet date through the date at which the consolidated financial statements were available to be issued on September 14, 2021, and determined to disclose the following:
On August 27, 2021, the Company entered into a
non-binding
letter of intent with a special purpose acquisition company which contemplates the acquisition of the Company.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts)

During the six months ended June 30, 2021, the Company entered into certain subscription agreements to provide access to SeatGeek’s ticketing platform. As part of these arrangements, the Company issued warrants to purchase 2.3 million of the Company’s common stock for $0.01. The warrants vest over the underlying contracts and the unvested portion would be forfeited if the underlying contract is terminated. If the Company’s common stock are not publicly listed prior to the specified date in the contracts, the warrants can be exercised into a new series of convertible preferred stock. The initial accounting, including the valuation of the warrants issued, is not complete given the proximity of the warrants to the issuance date of these consolidated financial statements.

SEATGEEK, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$136,847	$122,858
Restricted cash	8,222	3,985
Trade accounts receivable, net	18,215	6,199
Prepaid expenses and other current assets	13,995	3,574

Total current assets	177,279	136,616
Property and equipment, net	14,586	14,585
Goodwill	28,195	28,563
Intangible assets, net	5,732	9,678
Other assets and restricted cash	12,032	8,346

Total assets	$237,824	$197,788

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Trade accounts payable	$6,505	$5,593
Client accounts payable	11,619	1,518
Accrued expenses	121,172	65,717
Deferred revenue	3,234	2,293
Other current liabilities	1,836	1,660
Long-term debt, current portion	6,250	—

Total current liabilities	150,616	76,781
Long-term debt	59,249	65,317
Deferred tax liabilities, net	425	350
Other long-term liabilities	8,541	9,161

Total liabilities	218,831	151,609
Commitment and contingencies (Note 14)
Convertible preferred stock – par value $0.001 per share; 135,622,253 shares authorized as of June 30, 2021 and December 31, 2020; 125,009,547 shares issued and outstanding as of June 30, 2021 and December 31, 2020	272,252	272,252
Stockholders’ equity (deficit):
Common stock – par value $0.001 per share; 190,000,000 shares authorized as of June 30, 2021 and December 31, 2020; 30,729,553 and 27,376,059 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	18	15
Additional paid-in capital	29,991	18,878
Accumulated deficit	(285,573)	(247,672)
Accumulated other comprehensive income	2,305	2,706

Total stockholders’ equity (deficit)	(253,259)	(226,073)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$237,824	$197,788

The accompanying notes are an integral part of these condensed consolidated financial statements.

SEATGEEK, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)
(Unaudited)

	Six Months Ended June 30,
	2021	2020
Net revenue	$50,862	$26,061
Cost of revenue	24,439	22,714

Gross profit	26,423	3,347
Operating expenses:
Sales and marketing	29,748	27,627
General and administrative	13,300	6,997
Research and development	18,050	15,541

Total operating expenses	61,098	50,165

Loss from operations	(34,675)	(46,818)

Other income (expense)	340	(74)
Interest expense, net	(3,467)	(2,402)

Other expense	(3,127)	(2,476)

Loss before income taxes	(37,802)	(49,294)
Provision for income tax	(99)	(292)

Net loss	(37,901)	(49,586)

Other comprehensive loss, net of tax:
Cumulative translation adjustment	(401)	(201)

Total other comprehensive loss	(401)	(201)

Total comprehensive loss	$(38,302)	$(49,787)

Net loss attributable to common stockholders	$(37,901)	$(49,586)

Net loss per share attributable to common stockholders, basic and diluted	$(1.34)	$(1.87)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	28,364,024	26,511,753

The accompanying notes are an integral part of these condensed consolidated financial statements.

SEATGEEK, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit)
(In thousands, except share amounts)
(Unaudited)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	92,487,610	$168,646	26,057,244	$14	$13,556	$(150,744)	$1,894	$(135,280)
Issuance of Series D-1 convertible preferred stock, net of issuance costs	23,397,692	74,642	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	1,119	—	—	1,119
Shares issued in connection with:
Noncash issuance of common stock pursuant to subscription agreement	—	—	106,515	—	253	—	—	253
Vesting of warrants	—	—	—	—	660	—	—	660
Exercise of stock options	—	—	498,622	1	687	—	—	688
Other comprehensive loss, net of tax	—	—	—	—	—	—	(201)	(201)
Net loss	—	—	—	—	—	(49,586)	—	(49,586)

Balance at June 30, 2020	115,885,302	$243,288	26,662,381	$15	$16,275	$(200,330)	$1,693	$(182,347)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at December 31, 2020	125,009,547	$272,252	27,376,059	$15	$18,878	$(247,672)	$2,706	$(226,073)
Vesting of common stock related to early exercise of stock options	—	—	52,813	—	47	—	—	47
Stock-based compensation expense	—	—	—	—	3,059	—	—	3,059
Shares issued in connection with:
Noncash issuance of common stock pursuant to subscription agreement	—	—	130,417	—	24	—	—	24
Issuance of convertible preferred stock warrants	—	—	—	—	5,076	—	—	5,076
Vesting of warrants	—	—	—	—	28	—	—	28
Exercise of stock options	—	—	3,170,264	3	2,879	—	—	2,882
Other comprehensive loss, net of tax	—	—	—	—	—	—	(401)	(401)
Net loss	—	—	—	—	—	(37,901)	—	(37,901)

Balance at June 30, 2021	125,009,547	$272,252	30,729,553	$18	$29,991	$(285,573)	$2,305	$(253,259)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SEATGEEK, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2021	2020
OPERATING ACTIVITIES
Net loss	$(37,901)	$(49,586)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,968	5,242
Stock-based compensation	2,932	1,017
Noncash marketing expense (noncash issuance of common stock)	24	253
Deferred tax benefit	76	250
Other noncash charges	285	291
Changes in operating assets and liabilities:
Trade accounts receivable	(12,026)	(32,343)
Prepaid expenses and other current assets	(8,293)	(4,858)
Other assets	434	211
Trade accounts payable	3,813	13,412
Client accounts payable	10,101	1,617
Accrued expenses	51,836	53,456
Deferred revenue	925	827
Other current liabilities	(132)	175
Other long-term liabilities	(611)	(538)

Net cash provided by (used in) operating activities	17,431	(10,574)
INVESTING ACTIVITIES
Purchases of property and equipment	(980)	(1,382)
Capitalized internal-use software costs	(1,404)	(500)

Net cash used in investing activities	(2,384)	(1,882)
FINANCING ACTIVITIES
Borrowing of Term Loan, net of fees	—	36,992
Borrowing of PPP Loan, net of fees	—	6,250
Proceeds from issuance of preferred stock, net of issuance costs	—	74,642
Repayment of long-term debt	—	(63)
Proceeds from exercises of stock options and warrants	3,246	688

Net cash provided by financing activities	3,246	118,509
Effect of exchange rate changes on cash and cash equivalents	(195)	(128)

Net increase in cash, cash equivalents and restricted cash	18,098	105,925
Cash, cash equivalents and restricted cash, beginning of year	132,682	36,301

Cash, cash equivalents and restricted cash, end of year	$150,780	$142,226

Reconciliation to the condensed consolidated balance sheets:
Cash and cash equivalents	$136,847	$131,773
Restricted cash	8,222	3,913
Restricted cash included in other assets and restricted cash	5,711	6,540

Total cash, cash equivalents, and restricted cash	$150,780	$142,226

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes	$50	$46
Cash paid for interest expense	$3,185	$2,190
Stock-based compensation capitalized as internal-use software	$127	$102
Accrued property and equipment purchases	$304	$785
Noncash issuance of convertible preferred stock warrants	$5,076	$—
Deferred transaction costs in accounts payable and accrued liabilities	$1,047	$—
The accompanying notes are an integral part of these condensed consolidated financial statements.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands, except share and per share amounts)
(Unaudited)

(1)	Organization and Business Presentation
Description of Business
SeatGeek, Inc. and subsidiaries (the “Company” or “SeatGeek”) is a technology company focused on the live entertainment market. The Company was founded and commenced operations in 2009 in New York, NY.
The Company operates a marketplace where fans, resellers and rightsholder provide tickets to live events (sports, concerts, theater, etc.) for fans to purchase through its platform. The Company also provides global ticketing services for rightsholders including leading arenas, stadiums, and professional sports franchises and leagues to sell their tickets on SeatGeek’s marketplace.
Impact of the coronavirus (“COVID-19”) pandemic
The unprecedented and rapid spread of
COVID-19
and the related government restrictions and social distancing measures implemented throughout the world have significantly impacted the Company’s business. Beginning in March 2020, large public events were cancelled, governmental authorities began imposing restrictions on non-essential
activities, and businesses suspended activities around the world.
As of June 30, 2021, the impact of the
COVID-19
pandemic continues to unfold. As a result, many of the Company’s estimates and assumptions, especially the refund accruals, have required increased judgement and carry a higher degree of variability and uncertainty. Previously recognized service charges are reversed from revenue due to actual and expected refunds for cancelled and rescheduled events. The revenue reversal is reflected as accrued expenses on our condensed consolidated balance sheets where not already refunded to the ticket buyer. The timing of event cancellations and rescheduling of postponed events versus new events available for sale can cause refunds of service charges to exceed current quarter sales resulting in negative revenue for that period.
Although live events, with varying degrees of allowable attendance, started to resume at the end of 2020 and during the six months ended June 30, 2021, the duration of the pandemic, the resulting stay-at-home
orders, and any long-term impacts on consumer behavior are unknown, and the amount of demand which may persist after the reversal of the stay-at-home
orders is unknown. Additionally, the pandemic’s impact on the overall economy and credit markets could significantly impact the Company’s estimates of fair value, which could affect the carrying amount of certain assets and liabilities. As events continue to evolve and additional information becomes available, the Company’s estimates may change materially in the future.

(2)	Summary of Significant Accounting Policies
The Company’s significant accounting policies are discussed in Note 2, Summary of Significant Accounting Policies, in the notes to our audited consolidated financial statements for the year ended December 31, 2020. There have been no significant changes to these policies that would have a material impact on the Company’s reported results and financial position.

(a)	Basis of Presentation and Principles of Consolidation
The accompanying condensed consolidated financial statements include the accounts of SeatGeek, Inc. and its wholly-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany transactions and balances have been eliminated in consolidation.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands, except share and per share amounts)
(Unaudited)

Unaudited Interim Condensed Consolidated Financial Statements
The accompanying interim condensed consolidated balance sheet as of June 30, 2021, the interim condensed consolidated statements of operations and comprehensive loss, condensed consolidated statements of convertible preferred stock and stockholders’ equity (deficit) and condensed consolidated statements of cash flows for the six months ended June 30, 2021 and 2020, and amounts relating to the interim periods included in the accompanying notes to the interim condensed consolidated financial statements are unaudited. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements, and in management’s opinion, includes all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the Company’s condensed consolidated financial statements. Operating results for the interim periods presented are not necessarily indicative of results to be expected for the full year or for any other interim period. These interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes for the years ended December 31, 2020 and 2019.

(b)	Use of Estimates
The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant items subject to such estimates and assumptions include (i) determining the fair value of sponsorship right and benefits, (ii) impairment of goodwill and long-lived
assets, (iii) refund accruals, (iv) fair value of the Company’s common stock for the purpose of determining share-based
compensation and (v) fair value of our convertible preferred stock warrants. The Company believes that estimates used in the preparation of these condensed consolidated financial statements are reasonable; however, actual results could differ materially from these estimates.

(c)	Deferred Transaction Costs
Deferred transaction costs consist of legal, accounting, underwriting fees and other costs incurred that are directly related to the Company’s Planned Business Combination (See Note 16). These costs will be charged to stockholders’ equity (deficit) upon the completion of the Planned Business Combination. As of June 30, 2021, $1.0 million of deferred transaction costs were capitalized in other assets on the condensed consolidated balance sheet. No deferred transaction costs were capitalized as of December 31, 2020.

(3)	Recent Accounting Standards

(a)	Newly Adopted Accounting Standards
In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update
(“ASU”) 2018-15,
Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract
, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use
software. ASU

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands, except share and per share amounts)
(Unaudited)

No. 2018-15
is effective for public companies beginning after December 15, 2019, including interim periods within that fiscal year. The Company adopted this standard as of January 1, 2021 with no material impact.

(b)	Recently Issued Accounting Standards
In February 2016, the FASB issued
ASU No. 2016-02,
Leases (Topic
 842)
, which amends the existing standards for lease accounting. This new standard requires the recognition of lease assets and lease liabilities on the balance sheet and the disclosure of key information about leasing arrangements including the amounts, timing, and uncertainty of cash flows arising from leases. In July 2018, the FASB issued ASU
2018-11,
Leases (Topic 842): Targeted Improvements
and ASU
2018-10,
Codification Improvements to Topic 842, Leases
and in March 2019, the FASB issued ASU
No. 2019-01,
Leases (Topic 842): Codification Improvements
, to clarify certain application and transitional disclosure aspects of the leases standard. The amendments address the determination of the fair value of the underlying asset by lessors that are not manufacturers or dealers and clarify interim period transition disclosure requirements, among other issues. In June 2020, the FASB issued ASU
No. 2020-05,
Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities
, which delays the effective date of ASU
No. 2014-09,
which requires nonpublic companies to adopt the provisions of ASU
2016-02
for fiscal years beginning after December 15, 2021, and for interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The impact of the Company’s adoption of Topic 842 to the Company’s consolidated financial statements will be to recognize the majority of the Company’s operating lease commitments as operating lease liabilities and right-of-use
assets upon adoption, which could result in an increase in the assets and liabilities recorded on the Company’s consolidated balance sheet. The Company is currently evaluating the impact to its consolidated financial statements.
In June 2016, the FASB issued ASU
No. 2016-13,
Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
to require the measurement of expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The guidance also amends the impairment model for available-for-sale
debt securities and requires entities to determine whether all or a portion of the unrealized loss on such debt security is a credit loss. In April 2019, the FASB issued ASU No,
2019-04,
which, among other amendments, allows for certain policy elections and practical expedients related to accrued interest on financial instruments. In May 2019, the FASB also issued ASU
No. 2019-05,
which granted targeted transition relief by allowing entities to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost. In November 2019, the FASB issued ASU
No. 2019-10
and ASU
No. 2019-11,
which addressed certain aspects of the guidance related to effective dates, expected recoveries, troubled debt restructurings, accrued interest receivables, and financial assets secured by collateral. In February and March 2020, the FASB also issued ASU
No. 2020-02
and ASU
2020-03,
respectively, which provide certain amendments and improvements to sections of ASU
2016-13.
ASU
No. 2016-13
is effective for public companies beginning after December 15, 2019, including interim periods within those fiscal years. The standard update is effective for annual periods and interim periods within those fiscal years beginning after December 15, 2022 for nonpublic entities. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of the new guidance on its consolidated financial statements.
In December 2019, the FASB issued ASU
No. 2019-12,
Income Taxes (Topic 740):
Simplifying the Accounting for Income Taxes
, which is intended to improve consistency and simplify several areas of

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands, except share and per share amounts)
(Unaudited)

existing guidance. ASU
2019-12
removes certain exceptions to the general principles related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also clarifies the accounting for transactions that result in a step-up
in the tax basis of goodwill. ASU
2019-12
is effective for annual reporting periods beginning after December 15, 2020 for public entities, including interim periods within those fiscal years. Early adoption is permitted. This guidance is effective for the annual periods beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, for non-public
companies, with early adoption permitted. The Company is currently evaluating the effect that this guidance will have on its consolidated financial statements.

(4)	Revenue Recognition
Disaggregation of Revenue
The following tables depict the disaggregation of revenue by transaction type and depict how the nature, amount and uncertainty of revenue and cash flows are affected by economic factors.

	Six Months Ended June 30,
	2021	2020
Consumer	$43,683	$18,807
Enterprise	7,179	7,254

Total net revenue	$50,862	$26,061

	Six Months Ended June 30,
	2021	2020
United States	$46,961	$22,095
Other	3,901	3,966

Total net revenue	$50,862	$26,061

Consumer revenue is recognized at a
point-in-time,
when the sale of the ticket is processed by the Company. Revenue recognized on a gross basis when the Company takes on inventory risk related to the tickets has been immaterial to date. A majority of Enterprise revenue is recognized at a point-in-time
and consists primarily of the variable amounts recognized based on tickets sold during the period, professional services rendered and on-premises
software licenses. Enterprise revenue recognized related to cloud-based license subscriptions and maintenance services is recognized ratably over the subscription term.
Revenue by location is determined by the billing address for the customer. The United States accounted for 10% or more of total net revenue in the six months ended June 30, 2021 and 2020. Other than the United States, no other individual country accounted for 10% or more of total net revenue during the six months ended June 30, 2021 and 2020.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands, except share and per share amounts)
(Unaudited)

Trade Accounts Receivable, Net and Contract Liabilities
The following table provides information about trade accounts receivable, net and contract liabilities from contracts with customers.

	June 30, 2021	December 31, 2020	Increase (decrease)
Trade accounts receivable, net	$18,215	$6,199	$12,016
Refunds and credits (included in accrued expenses)	33,640	37,038	(3,398)
Deferred revenue	3,234	2,293	941
Remaining Performance Obligations included in Contract Liabilities
As of June 30, 2021, the aggregate amount of the transaction price allocated to the remaining performance obligations is approximately $36.9 million. The Company expects this amount will be recognized in the next twelve months.
For the six months ended June 30, 2021 and 2020, the Company recognized $1.4 million and $1.5 million of net revenue from the deferred revenue balances as of December 31, 2020 and 2019, respectively.
Equity Agreements with Customers
From time to time, the Company may enter into equity agreements, including agreements to issue warrants or restricted stock with customers.
Warrants with time-based vesting conditions are measured at their then current fair value at each reporting period until the measurement date is reached. On January 1, 2019, the Company adopted ASU
No. 2019-08.
Accordingly, any new share-based awards to customers will be measured on the grant date of the equity awards. On the adoption date, all equity awards outstanding as of January 1, 2019 were remeasured using fair value on the adoption date.
These agreements are generally executed at or near the time of execution of partnership contracts (marketing, ticketing and software licensing agreements for the Company’s services). When the Company enters into warrant agreements with customers to issue warrants to purchase common stock, the amounts representing the excess of the fair value of the warrant provided to the customer over benefits received are recognized as a reduction of revenue. The warrants issued are treated as equity when they are indexed to the Company’s own stock and are not intended to be settled in cash.
During the six months ended June 30, 2021, the Company entered into certain subscription agreements to provide access to SeatGeek’s ticketing platform. As part of these arrangements, the Company issued warrants to purchase 2.3 million shares of the Company’s common stock for $0.01.
One-third
of the warrants vest immediately, with the remaining portion vesting annually over two years. The unvested portion would be forfeited if the underlying contract is terminated. If the Company’s common stock are not publicly listed prior to the specified date in the contracts, the warrants can be exercised into a new series of convertible preferred stock. Similar to the existing series of convertible preferred stock, the new series of convertible preferred stock has deemed liquidation provisions which require the shares to be redeemed upon a change in control or other deemed liquidation events. Although the convertible preferred stock is not mandatorily or currently redeemable, a deemed liquidation event would constitute a redemption event

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands, except share and per share amounts)
(Unaudited)

outside the Company’s control. At issuance, since the warrants issued under these agreements are exercisable into common stock, they have been classified as permanent equity on the condensed consolidated balance sheets. The Company valued the warrants based on assumptions related to the valuation, timing and probability of a qualifying event. The warrants are measured on the grant date and approximately $15.2 million is estimated to be recognized as a reduction of revenue over seven years. During the six months ended June 30, 2021 and 2020, net adjustments to revenue related to warrants were immaterial.
As of June 30, 2021, 2,684,668 warrants were outstanding and 978,725 were exercisable with a weighted-average remaining contractual term of 5.13 years. As of December 31, 2020, warrants outstanding were immaterial. The aggregate intrinsic values as of June 30, 2021 of the warrants outstanding and warrants exercisable were $12.9 million and $4.0 million, respectively. The aggregate intrinsic values as of December 31, 2020 of the warrants outstanding and warrants exercisable was immaterial.

(5)	Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets at June 30, 2021 and December 31, 2020 consist of the following:

	June 30, 2021	December 31, 2020
Sponsorship fees	$6,394	$665
Customer incentives	2,133	—
Web services and software	1,599	1,240
Prepaid and purchased ticket inventory	2,575	92
VAT and other taxes	679	998
Marketing	37	73
Insurance	295	472
Other prepaid expenses	283	34

Total prepaid expenses and other current assets	$13,995	$3,574

(6)	Goodwill and Intangible Assets, Net
Goodwill at June 30, 2021 and December 31, 2020 consists of the following:

	Balance December 31, 2020	Currency Exchange Impact	Balance June 30, 2021
Goodwill	$28,563	$(368)	$28,195

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands, except share and per share amounts)
(Unaudited)

Intangible assets, net as of June 30, 2021 and December 31, 2020 consist of the following:

	Weighted- Average Remaining Useful Life (in years)	Balance December 31, 2020	Amortization	Currency Exchange Impact	Balance June 30, 2021
Gross carrying value:
Technology	0.8	$32,890	$—	$(418)	$32,472
Customer relationship	0.8	5,821	—	(74)	5,747

		38,711	—	(492)	38,219
Accumulated amortization:
Technology		(24,668)	(3,237)	303	(27,602)
Customer relationship		(4,365)	(573)	53	(4,885)

		(29,033)	(3,810)	356	(32,487)

Total intangible assets, net		$9,678	$(3,810)	$(136)	$5,732

Amortization expense of intangible assets was $3.8 million and $3.6 million for the six months ended June 30, 2021 and 2020, respectively. Acquired technology is amortized within cost of revenue and customer relationships is amortized within sales and marketing in the condensed consolidated statements of operations and comprehensive loss.
The estimated future amortization expense of intangible assets for the remaining years of their useful lives is as follows:

Amounts
Remainder of 2021	$3,583
2022	2,149

Total	$5,732

(7)	Other Assets and Restricted Cash
Other assets and restricted cash at June 30, 2021 and December 31, 2020 consist of the following:

	June 30, 2021	December 31, 2020
Security deposits (long-term restricted cash)	$5,712	$5,839
Customer incentives	2,943	—
Sponsorship equity and other	2,331	2,507
Deferred offering costs	1,046	—

Total other assets and restricted cash	$12,032	$8,346

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands, except share and per share amounts)
(Unaudited)

(8)	Accrued Expenses
Accrued expenses at June 30, 2021 and December 31, 2020 consists of the following:

	June 30, 2021	December 31, 2020
Ticket costs	$60,911	$14,597
Sales taxes	6,132	3,056
Marketing expenses	9,041	2,113
Refunds and credits	33,640	37,038
Employee costs	2,072	843
Leasehold improvements	—	304
Royalties	56	142
Other taxes	2,965	3,314
Professional services	2,990	1,212
Web hosting	372	674
Other	2,993	2,424

Total accrued expenses	$121,172	$65,717

Accruals for ticket costs increased from year end primarily driven by timing of sales during the six months ended June 30, 2021. Refunds and credits include an estimate of amounts recorded as commission revenue and related ticket costs, for orders to events that are expected to be refunded in the future of $10.2 million as of June 30, 2021, based on the limited amount of data available on refunds resulting from the global shutdown of live events.

(9)	Long-Term Debt
Term Loan
On June 12, 2019, the Company executed a Loan and Security Agreement for a total principal amount of up to $60.0 million (“Term Loan”). The Term Loan has a maturity date of July 1, 2023, providing that upon achievement of either a performance or equity milestone, as defined in the loan agreement, the maturity date will be July 1, 2022. The equity milestone was achieved in a prior period and the maturity date of the Term Loan as agreed by the Company and the lender is July 1, 2023. Borrowings under the Term Loan bear interest at a rate equal to the greater of either (i) 10.5% plus the Prime Rate as reported in The Wall Street Journal minus 5.5%, or (ii) 10.5%. During the six months ended June 30, 2021 and 2020, the effective interest rate was 10.5%. The Term Loan is available in the following tranches at an aggregate maximum of $60.0 million:

•	Tranche 1 Advance: $10.0 million – Available on the agreement closing date (June 12, 2019).

•	Tranche 1 Commitment (Including Tranche 1 Advance): $30.0 million – Available to be drawn through June 15, 2020.

•	Tranche 2 Commitment: $30.0 million – Available to be drawn on through June 30, 2020.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands, except share and per share amounts)
(Unaudited)

Paycheck Protection Program (“PPP”) Loan
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law in the United States. The CARES Act provides a substantial stimulus and assistance package intended to address the impact of the
COVID-19
pandemic. It includes provisions for the deferral of certain taxes and the acceleration of income tax deductions for certain expenses. The Company continues to monitor and record any effects that may result from the CARES Act as well as ongoing government guidance related to COVID-19 that may be issued.
In April 2020, the Company received $6.3 million pursuant to loans under the PPP CARES Act. The loans have a maturity of two years from the disbursement of the funds and an annual interest rate of 1.0%. The Company used the funds from these loans only for the purposes included in the PPP, including payroll, employee benefits and rent. Interest expense on the PPP notes payable for the periods ended June 30, 2021 and June 30, 2020 was immaterial. As of June 30, 2021, the $6.3 million principal balance, due in April 2022, was recorded in long-term debt, current portion. The Company applied for PPP loan forgiveness in accordance with provisions of the CARES Act for the majority of the PPP note payable, but no forgiveness has been granted as of June 30, 2021. As of the issuance date of these condensed consolidated financial statements, the Company expects $6.1 million of the loan balance to be forgiven, however no assurance is provided that the Company will obtain forgiveness of the loan in whole or in part. Any unforgiven portion of the loan is payable over two years at an interest rate of 1.0%, with a deferral of payments until the date the lender receives the applicable forgiven amount from the Small Business Administration.
Summary
As of June 30, 2021 and December 31, 2020, the Company’s long-term debt is comprised of the following:

	June 30, 2021	December 31, 2020
Long-term debt	$66,250	$66,250
Less: Long-term debt, current portion	(6,250)	—
Less: Unamortized debt issuance costs and warrants	(751)	(933)

Total long-term debt	$59,249	$65,317

(10)	Income Taxes
On a quarterly basis, the Company estimates its effective tax rate for the full fiscal year and records a quarterly income tax provision based on the anticipated annual effective tax rate and the recognition of any discrete items within the quarter.
Realization of the net deferred tax assets is dependent on future taxable income. As of June 30, 2021 and 2020, the Company’s net deferred tax assets are offset by a valuation allowance as the Company could not conclude that it is more likely than not that these future benefits will be realized.
The Company recorded an income tax provision of $0.1 million in relation to a pretax loss of $37.8 million for the six months ended June 30, 2021. The current period tax expense is primarily attributable to certain state and foreign taxes and tax amortization of indefinite-lived intangible assets that are not considered an

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands, except share and per share amounts)
(Unaudited)

available source of future income in assessing the realizability of the net deferred tax assets. The Company’s effective income tax rate of (0.3%) is different from the federal statutory rate of 21% as the Company did not provide a tax benefit on its current year pre-tax
losses given its deferred tax assets are not expected to be realized.
The Company recorded an income tax provision of $0.3 million in relation to a pretax loss of $49.3 million for the six months ended June 30, 2020. The prior period tax expense is primarily attributable to certain state and foreign taxes and tax amortization of indefinite-lived intangible assets that are not considered an available source of future income in assessing the realizability of the net deferred tax assets. The Company’s effective income tax rate of (0.6%) is different from the federal statutory rate of 21% as the Company did not provide a tax benefit on its prior year pre-tax
losses given its deferred tax assets were not expected to be realized.
On March 11, 2021, the American Rescue Plan Act (“ARPA”) was signed into law. The ARPA strengthens and extends certain federal programs enacted through the CARES Act and other
COVID-19
relief measures, and establishes new federal programs, including provisions on taxes, healthcare and unemployment benefits. The ARPA did not have a material impact on the condensed consolidated financial statements as of and for the six months ended June 30, 2021.
On March 27, 2020, the CARES Act was enacted in response to the
COVID-19
pandemic. The CARES Act, among other things, permits net operating loss (“NOL”) carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The Company has evaluated the impact of the CARES Act and does not expect that the NOL carryback provision of the CARES Act would result in a material cash benefit since the Company has had taxable losses since inception. Other relevant income tax benefits include a favorable increase in the interest expense limitation under IRC section 163(j) for tax years 2019 and 2020. The effect of the favorable section 163(j) CARES Act change will not have a significant impact to the Company.

(11)	Convertible Preferred Stock
The liquidation preference provisions of the convertible preferred stock are considered contingent redemption provisions because there are certain elements that are not solely within the control of the Company, such as a change in control of the Company. Accordingly, the Company has presented the convertible preferred stock within the mezzanine portion of the condensed consolidated balance sheet.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands, except share and per share amounts)
(Unaudited)

The following tables summarize the Company’s convertible preferred stock:

	As of June 30, 2021 and December 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Per Share Issuance Price	Conversion Price	Carrying Value, Net of Issuance Costs	Liquidation Value
Series A	7,675,410	7,675,410	$0.10276	$0.10276	$789	$789
Series A-1	9,148,940	9,148,940	0.11914	0.11914	1,090	1,090
Series A-2	3,060,560	3,060,560	0.52044	0.52044	1,539	1,593
Series B	27,812,260	27,812,260	1.34745	1.34745	36,745	37,476
Series C	23,822,065	23,822,065	2.60086	2.60086	61,668	61,958
Series D	26,092,812	20,968,375	3.19287	3.19287	66,815	66,949
Series D-1	38,010,206	32,521,937	3.19287	3.19287	103,606	103,838

Total	135,622,253	125,009,547			$272,252	$273,693

Series A,
A-1,
A-2,
B, C, D and
D-1
preferred stock have the following characteristics:

(a)	Dividends
The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock payable in shares of common stock) unless the holders of shares of preferred stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of preferred stock. The holders of Series
D-1
are entitled to receive dividends prior to any payment of any dividend on shares of Series A, Series
A-1,
Series
A-2,
Series B, Series, C, and Series D preferred stock (collectively, the “Non
D-1”
convertible preferred stock).

(i)
In the case of a dividend on common stock or series that is convertible into common stock, preferred stock dividends are paid in an amount at least equal to the product of (A) the dividend payable on each share of Series A,
A-1,
A-2,
B, C, D, and
D-1
preferred stock as if all shares had been converted into common stock, and (B) the number of shares of common stock issuable upon conversion of a share of preferred stock.

(ii)
In the case of a dividend on preferred stock that is not convertible into common stock, preferred stock dividends are paid in an amount determined by dividing (A) the amount of the dividend payable per share by the original issuance price of $0.10276, $0.11914 and $0.52044 per share of Series A,
A-1
and
A-2
preferred stock, respectively, $1.34745 per share of Series B preferred stock, $2.60086 per share of Series C preferred stock, $3.19287 per share of Series D preferred stock, $3.19287 per share of
Series D-1
preferred stock and (B) multiplying such fraction by an amount equal to the applicable original issue price.

Such dividends shall not be cumulative and shall be paid as declared by the Board of Directors of the Company. No dividends have been declared or paid by the Company to date.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands, except share and per share amounts)
(Unaudited)

(b)	Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series
D-1
preferred stock then outstanding shall be entitled to be paid on a pari passu basis out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of all other series of preferred stock or common stock by reason of their ownership thereof, an amount per share equal to the applicable original issue price, plus any dividends declared but unpaid thereon. Upon any such liquidation, dissolution or winding up of the Company, if the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series
D-1
preferred stock the full amount to which they shall be entitled, the holders of shares of Series
D-1
preferred stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c)	Conversion
At any time, each share of each series of preferred stock may be converted into common stock at the holder’s discretion. The conversion rate is the original issue price divided by conversion price if effect at the time. Each series of preferred stock has anti-dilution
provisions, which call for the conversion ratio to be adjusted upon the issuance of additional share or convertible securities at a per share price that is less than the original issue price of such series of preferred stock.

(d)	Voting
Each series of preferred stock shall be entitled to the number of votes equal to the number of whole shares of common stock into which such preferred stock could be converted. Preferred stockholders also have certain rights to elect persons to serve on the Company’s Board of Directors and certain additional protective provision rights.

(e)	Priority
As noted above, Series
D-1
preferred stock has certain rights that are priority to those of the Non
D-1
convertible preferred stock. Except as disclosed otherwise, the Non
D-1
convertible preferred stock are pari passu with one another.

(12)	Common Stock
Common Stock Outstanding
The Company’s Amended Certificate of Incorporation authorizes the issuance of 190,000,000 shares of common stock with a par value of $0.001. Holders of common stock are entitled to one vote per share. The holders have no preemptive or other subscription rights and there are no redemption or sinking fund provisions with respect to such shares. Common stock is subordinate to the preferred stock with respect to dividend rights and rights upon liquidation, winding up, and dissolution of the Company. As of June 30, 2021 and December 31, 2020, 30,729,553 and 27,376,059 shares were issued and outstanding, respectively.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands, except share and per share amounts)
(Unaudited)

As of June 30, 2021 and December 31, 2020, the Company had reserved shares of common stock for future issuance as follows:

	June 30, 2021	December 31, 2020
Convertible preferred stock	125,009,547	125,009,547
Common stock warrants	4,064,428	1,801,635
Common stock issuable pursuable to a subscription agreement	4,171,320	4,171,320
Stock options issued and outstanding under the 2009 and 2017 Equity Incentive Plan	20,960,234	17,296,443
Shares available for future grant under the 2017 Equity Incentive Plan	1,475,704	1,114,343

Total	155,681,233	149,393,288

From time to time, the Company may also issue common stock in connection with sponsorship or marketing agreements. In 2016, the Company issued 2,809,665 common shares as partial consideration for marketing services to a professional sports league. 20% of the shares issuable pursuant to the subscription agreement vested at issuance and the remaining 80% vested ratably through November 2019. The contract specifies that additional shares will be granted by the Company to the league for every team affiliate that executes a ticketing agreement with the Company prior to December 31, 2022. Upon the execution of the team affiliate ticketing agreement, 20% of the shares vest immediately and the remaining shares vest monthly on a straight-line
basis over the shorter of (i) four years from execution date or (ii) December 31, 2022. The fair value of the common stock subscription does not exceed the fair value of services received from the league and are recognized as sales and marketing expenses. The shares issued and vested as of June 30, 2021 and December 31, 2020, and the sales and marketing expense during the six months ended June 30, 2021 are as follows:

	Number of Shares Issued	Number of Shares Vested	Sales and Marketing Expense
Balance at December 31, 2020	4,171,320	3,621,635
Issued for new contracts	—	—	$355
Vested on existing contracts	—	130,417
Cancelled on terminated contract	—	—

Balance at June 30, 2021	4,171,320	3,752,052

Sales and marketing expense during the six months ended June 30, 2020 was $0.4 million. The fair value per share of common stock as of June 30, 2021 and December 31, 2020 was $5.02 and $1.46, respectively. The fair value of common stock issuable pursuant to a subscription agreement is determined by management who considers the results of independent valuations of the Company’s common stock. The weighted-average remaining contractual term as of June 30, 2021 and December 31, 2020 was 1.5 and 2.0 years, respectively. The aggregate intrinsic value of shares vested as of June 30, 2021 and December 31, 2020 was $18.8 million and $5.3 million, respectively.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands, except share and per share amounts)
(Unaudited)

(13)	Stock Compensation Plan
In 2009, the Company adopted an equity incentive plan (the “2009 Plan”) pursuant to which the Company’s Board of Directors may grant stock options or nonvested shares to officers and key employees. The exercise price of each option will not be less than one hundred percent (100%) of the fair market value of the common stock subject to the option on the date the option is granted. However, an option may be granted with an exercise price lower than one hundred percent (100%) of the fair market value of the common stock subject to the option if such option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Internal Revenue Code of 1986.
In 2017, the Company amended and restated the 2009 Plan, replacing it with the 2017 Equity Incentive Plan (the “2017 Plan”) pursuant to which the Company’s Board of Directors may grant stock options or nonvested shares to employees, directors and consultants. The 2017 Plan authorized grants to purchase up to 17,628,710 shares of authorized but unissued common stock, including 8,204,505 shares rolled over from the 2009 Plan. Stock options can be granted with an exercise price equal to or greater than the stock’s fair value at the date of grant. Awards typically have
10-year
terms. These awards typically have a vesting cliff of one year from the grant date, at which 25% of the award vests. The remaining 75% of the award vests in monthly installments over the next three years, contingent on continued employment with the Company on the vesting date.
At June 30, 2021, there were 1,475,704 shares available for the Company to grant under the 2017 Plan.
The following table represents employee stock options granted, exercised, forfeited, and expired during the periods:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2020	16,997,108	$0.90	7.67	$9,514
Granted	7,713,881	0.90
Exercised	(3,574,848)	0.90
Forfeited	(368,118)	0.92
Expired	(107,124)	1.21

Outstanding at June 30, 2021	20,660,899	0.90	8.26	85,160

Exercisable at June 30, 2021	11,852,711	$0.90	7.57	48,871
Weighted-average fair value per option granted during the six months ended June 30, 2021		$3.77
As of June 30, 2021, the compensation expense related to the unvested portion of stock options outstanding that were issued to employees and directors totaled $15.8 million. The compensation expense on the unvested portion of stock options will be amortized on a straight-line
basis. The
weighted-average
remaining recognition period is approximately 1.24 years. The weighted-average grant date fair value of options granted for the six months ended June 30, 2021 and 2020 was $3.77 and $0.69 per share, respectively. The aggregate intrinsic value of options exercised for the six months ended June 30, 2021 and 2020 was $11.9 million and immaterial, respectively. The total grant date fair value of options vested for the six months ended June 30, 2021 and 2020 was $2.7 million and $1.1 million, respectively.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands, except share and per share amounts)
(Unaudited)

At June 30, 2021, there were 299,335 options outstanding to nonemployees and 292,615 options exercisable with a weighted-average exercise price of $0.93. The weighted-average remaining life of options outstanding to nonemployees is approximately 4.49 years.
As of June 30, 2021, the compensation expense related to the unvested portion of stock options outstanding that were issued to nonemployees totaled $0.7 million. The weighted-average
remaining recognition period is approximately 0.77 years. No stock options were granted to non-employees
during the six months ended June 30, 2021. The total grant date fair value of options vested for the six months ended June 30, 2021 and 2020 was immaterial in each period.
Performance Based Awards
In April 2021, the Company granted an executive with share option awards that included both performance conditions and market conditions under the 2017 Plan. These options vest upon the occurrence of a liquidation event over certain valuation thresholds. During the six months June 30, 2021, no stock compensation expense related to these awards was recognized as the liquidation event had not occurred. As of June 30, 2021, 1,807,502 of these performance condition awards were outstanding. These options were valued at approximately $11.3 million. The Company valued the awards using a Monte Carlo valuation model which incorporates various assumptions including the expected capital raise amount and expected date of a qualifying event. The Company modified these awards in October 2021 to remove the capital raise threshold amount for the awards to vest. The modification did not result in a material change in the value of these awards.
Modification
In February 2021, the Company amended the exercise price of 1,154,920 stock options held by employees with an exercise price greater than $0.90 per share that remained outstanding and unexercised on such date to reprice their respective exercise prices to $0.90 per share. The Company determined the total incremental compensation expense related to the repriced awards was $0.3 million, net of forfeitures, of which $0.3 million was recognized during the six months ended June 30, 2021. As of June 30, 2021, there was an immaterial amount of unrecognized stock-based compensation expense relating to these options which is expected to be recognized over the next 0.1 years.
Early Exercise Liability
The 2017 Plan allows for the granting of options that may be exercised before the options have vested. Shares issued as a result of early exercise that have not vested are subject to repurchase by the Company upon termination of the purchaser’s employment or services, at the price paid by the purchaser, and are not deemed to be issued for accounting purposes until those related shares vest. The amounts received in exchange for these shares have been recorded as a liability on the accompanying condensed consolidated balance sheets within other current liabilities and will be reclassified into common stock and additional paid-in-capital
as the shares vest. The Company’s right to repurchase these shares generally lapses ratably over 48 months with a one-year
cliff or ratably over 24 months.
As of June 30, 2021 there were 351,771 shares of common stock outstanding, subject to the Company’s right of repurchase at $0.90 per share. As of June 30, 2021, a $0.3 million liability associated with shares issued with repurchase rights is included in other current liabilities on the accompanying condensed consolidated balance sheets. No shares were early exercised during the year ended December 31, 2020.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands, except share and per share amounts)
(Unaudited)

Valuation Assumptions
The assumptions for the six months ended June 30, 2021 and 2020 employee grants are provided in the following table:

Six Months Ended June 30,
	2021	2020
Expected dividend yield	—%	—%
Expected volatility	54.03 – 54.25%	46.31 – 46.79%
Expected term (years)	5.02 – 5.99	5.42 – 6.07
Risk-free interest rate	0.86 – 1.11%	1.43 – 1.46%
Forfeiture rate	21.57%	22.10%
Fair value of common stock	$1.46 – 5.02	$0.90 – 1.52
The classification of stock-based compensation by line item within the condensed consolidated statement of operations and comprehensive loss is as follows:

	Six Months Ended June 30,
	2021	2020
Cost of revenue	$87	$81
Sales and marketing	465	312
General and administrative	1,361	153
Research and development	1,019	471

Total stock-based compensation	$2,932	$1,017

During the six months ended June 30, 2021 and 2020 the Company capitalized $0.1 million and $0.1 million of stock-based compensation as internal-use
software, respectively.

(14)	Commitments and Contingencies
Legal Matters
From time to time, the Company may be a party to litigation and subject to claims incidental to its business. Although the results of litigation and claims cannot be predicted with certainty, the Company currently believes that the final outcome of these matters will not have a material adverse effect on its business. Regardless of the outcome, litigation can have an adverse impact on the Company because of judgment, defense and settlement costs, diversion of management resources, and other factors. At each reporting period, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable, requiring recognition of a loss accrual, or whether the potential loss is reasonably possible, requiring potential disclosure. Legal fees are expensed as incurred.
In April 2020, the Company was named in complaints in a class action lawsuit related to its refund policy. The complaints allege that the Company unilaterally changed its policy in order to issue vouchers for a future purpose. As a result of this litigation, the Company has established a reserve for the potential settlement of the refunds of $1.8 million and legal accruals of $0.8 million as of June 30, 2021. This settlement reserve is based on the best estimate of probable losses and the ultimate resolution of these

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands, except share and per share amounts)
(Unaudited)

contingencies may be greater or less than the liabilities recorded. An estimate for a reasonably possible loss or range of loss in excess of the amount reserved cannot be made. Changes to the settlement reserve are included general and administrative expenses in the condensed consolidated statements of operations and comprehensive loss.
Tax Matters
The Company is currently under audit in certain jurisdictions with regard to indirect tax matters. The Company establishes reserves for indirect tax matters when it determines that the likelihood of a loss is probable, and the loss is reasonably estimable. Accordingly, the Company has established a reserve for the potential settlement of issues related to sales and other indirect taxes in the amount of $6.1 million and $3.1 million as of June 30, 2021 and December 31, 2020, respectively. These amounts are included in accrued expenses in the condensed consolidated balance sheets due to the nature of the contingencies. However, they have not been settled as of the date of issuance of these condensed consolidated financial statements.
The Company does not believe that any ultimate liability resulting from any of these matters will have a material adverse effect on its business, financial position, results of operations or liquidity. However, the outcome of these matters is inherently uncertain. Therefore, if one or more of these matters were resolved against the Company for amounts in excess of management’s expectations, the Company’s condensed consolidated financial statements, including in a particular reporting period in which any such outcome becomes probable and estimable, could be materially adversely affected.
The following summarizes the Company’s principal contractual commitments as of June 30, 2021.

	Payments by Year
	Total	2021	2022	2023	2024	2025	Thereafter
Term Loan repayments	$60,000	$—	$—	$60,000	$—	$—	$—
Operating lease payments	51,147	3,729	7,697	5,453	5,548	5,645	23,075
Sublease income	(4,165)	(1,628)	(2,537)	—	—	—	—
Purchase commitments	221,190	20,760	29,558	24,319	24,110	24,380	98,063

Total	$328,172	$22,861	$34,718	$89,772	$29,658	$30,025	$121,138

As discussed in Note 9, in April 2020, the Company received $6.3 million pursuant to loans under the PPP CARES Act. The commitments table above excludes this loan, as the Company applied for PPP loan forgiveness and expects $6.1 million of the loan balance to be forgiven. However, no assurance is provided that the Company will obtain forgiveness of the loan in whole or in part. Any unforgiven portion of the loan is payable in April 2022 including interest of 1.0%.

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands, except share and per share amounts)
(Unaudited)

(15)	Net Loss Per Share Attributable to Common Stockholders
The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:

	Six Months Ended June 30,
	2021	2020
Numerator:
Net loss	$(37,901)	$(49,586)

Net loss per share attributable to common stockholders, basic and diluted	$(37,901)	$(49,586)

Denominator:
Weighted-average shares used in computing net loss per share, basic and diluted	28,364,024	26,511,753

Net loss per share attributable to common stockholders, basic and diluted	$(1.34)	$(1.87)

The following outstanding potentially dilutive shares have been excluded from the calculation of diluted net loss per share attributable to common stockholders because their effect would have been anti-dilutive.

	June 30, 2021	June 30, 2020
Convertible preferred stock on an as-if-converted basis	125,009,547	115,885,471
Outstanding common stock subject to forfeiture	419,268	433,178
Outstanding stock warrants	1,801,635	1,801,635
Outstanding unvested stock warrants—nominal exercise consideration	1,508,529	—
Outstanding common stock subject to repurchase	351,771	—
Outstanding stock options	19,152,732	15,673,685

Total	148,243,482	133,793,969

For the six months ended June 30, 2021, stock options to be settled in 1,807,502 shares of common stock were excluded from the table above because they are subject to performance-based and market-based vesting conditions that were not probable of being achieved. For the six months ended June 30, 2020, no amounts were excluded from the table above.

(16)	Subsequent Events
The Company has evaluated subsequent events from the balance sheet date through the date at which the condensed consolidated financial statements were available to be issued on October 29, 2021, and determined to disclose the following:
On August 27, 2021, the Company entered into a
non-binding
letter of intent with RedBall Acquisition Corp. (“RedBall”), a special purpose acquisition company, which contemplates the acquisition of the Company (“Planned Business Combination”).

SEATGEEK, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(In thousands, except share and per share amounts)
(Unaudited)

On October 13, 2021, the Company entered into a Business Combination Agreement and Plan of Reorganization (the “Business Combination Agreement”) with RedBall, Showstop Merger Sub I Inc. and a wholly-owned subsidiary of RedBall (“Merger Sub One”), and Showstop Merger Sub II LLC, a wholly-owned subsidiary of RedBall (“Merger Sub Two”) to merge the entities through a reverse capitalization transaction (“Merger”). The Merger transaction is expected to close during the first quarter of 2022.
Pursuant to the Business Combination Agreement, at the closing of the Merger, SeatGeek will merge into Merger Sub One, with SeatGeek as the surviving company and wholly-owned subsidiary of RedBall. SeatGeek will then merge into Merger Sub Two, with Merger Sub Two as the surviving entity and wholly owned subsidiary of RedBall. In addition, in connection with the domestication of Redball into a Delaware corporation, RedBall will be renamed “SeatGeek, Inc.” Immediately prior to the domestication, SeatGeek will change its name to SeatGeek Operations, Inc.
Concurrently with the execution of the Business Combination Agreement, the Company also entered into a subscription agreement with certain investors (collectively, the “PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 9,050,000 shares of common stock of the combined company post-Merger (“New SeatGeek”) and certain warrants to purchase shares of New SeatGeek Common Stock for an aggregate purchase price equal of $99.0 million. In addition, each subscriber to the PIPE will receive with each share of common stock purchased or issuable upon exercise of the New SeatGeek direct investment warrant, one-third
of a warrant to purchase shares of New SeatGeek common stock at an exercise price of $11.50 per one whole share and with terms substantially similar to the warrants included as part of RedBall’s units issued in its IPO. In addition, certain investors purchased warrants to purchase up to 950,000 shares of SeatGeek for $1.0 million.

Annex A
EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION
by and among
REDBALL ACQUISITION CORP.,
SHOWSTOP MERGER SUB I INC.,
SHOWSTOP MERGER SUB II LLC
AND
SEATGEEK, INC.
dated as of October 13, 2021

1

A-ii

A-iii

A-iv

Exhibit A	Form of Charter of Parent Upon Domestication
Exhibit B	Form of Bylaws of Parent Upon Domestication
Exhibit C	Form of PIPE Subscription Agreement
Exhibit D	Form of Company Stockholders Support Agreement
Exhibit E	Form of Sponsor Support Agreement
Exhibit F	Form of Amended and Restated Registration Rights Agreement
Exhibit G	Form of Lock-Up Agreement
Exhibit H	Form of Surviving Entity Operating Agreement
Exhibit I	Form of Equity Incentive Plan
Exhibit J	Form of Employee Stock Purchase Plan

A-v

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION
T
HIS
B
USINESS
C
OMBINATION
A
GREEMENT
AND
P
LAN
OF
R
EORGANIZATION
, dated as of October 13, 2021 (this
“Agreement”
), is made and entered into by and among
R
ED
B
ALL
A
CQUISITION
C
ORP
.
, a Cayman Islands exempted company, which shall domesticate as a Delaware corporation in accordance herewith (such entity, including after its continuation as a Delaware corporation,
“Parent”
),
S
HOWSTOP
M
ERGER
S
UB
I I
NC
.
, a Delaware corporation and a wholly owned subsidiary of Parent (
“First Merger Sub”)
,
S
HOWSTOP
M
ERGER
S
UB
II LLC
, a Delaware limited liability company and a wholly owned subsidiary of Parent (
“Second Merger Sub”
and together with Parent and First Merger Sub, the
“Parent Entities”
), and
S
EAT
G
EEK
, I
NC
.
, a Delaware corporation (the
“Company”
). Parent, First Merger Sub, Second Merger Sub and the Company are collectively referred to herein as the “
Parties
” and individually as a “
Party
.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.1.
R
ECITALS
W
HEREAS
, Parent is a blank check company incorporated as a Cayman Islands exempted company on June 10, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;
W
HEREAS
, on the Business Day immediately prior to the Closing Date and subject to the conditions of this Agreement, Parent shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the
“DGCL”
), and the Cayman Islands Companies Act (As Revised) (the
“Domestication”
);
W
HEREAS
, concurrently with the Domestication, Parent shall file a certificate of incorporation with the Secretary of State of the State of Delaware and adopt bylaws, each substantially in the forms attached as
 Exhibit A
 and
 Exhibit B
 hereto, respectively, with such changes as may be agreed in writing by Parent and the Company (the
“Domestication Governing Documents”
), pursuant to which Parent will change its name to “SeatGeek, Inc.”;
W
HEREAS
, in connection with the Domestication, (a) each then issued and outstanding Parent Class A Ordinary Share shall convert automatically, on a one-for-one basis,
into one share of common stock, par value $0.0001 per share, of Parent (upon its domestication as a corporation incorporated in the State of Delaware) (the
“
Parent Common Stock
”
); (b) each then issued and outstanding Parent Class B Ordinary Share shall convert automatically, on a one-for-one
basis, into one share of Parent Common Stock; (c) each then issued and outstanding warrant to acquire a Parent Class A Ordinary Share shall convert automatically into a redeemable warrant to acquire one share of Parent Common Stock pursuant to the Parent Warrant Agreement and (d) each then issued and outstanding unit of Parent shall separate and convert automatically into one share of Parent Common Stock and one-third of
one redeemable warrant to acquire one share of Parent Common Stock;
W
HEREAS
, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, the Delaware Limited Liability Company Act (the “
DLLCA
”) and other applicable Laws, on the Business Day immediately following the Domestication, the Parties will enter into a business combination transaction pursuant to which (a) First Merger Sub will merge with and into the Company (the
“First Merger”
), with the Company being the surviving corporation of the First Merger and a wholly owned subsidiary of Parent (hereinafter referred to for the periods at and after the First Effective Time as the
“Surviving Corporation”
), (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “
Second Merger
” and, together with the First Merger, the “
Mergers
”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to herein as the “
Surviving Entity
”), and (c) the Surviving Entity will change its name to “SeatGeek Operations, LLC”;

W
HEREAS
, for U.S. federal (and applicable state and local) income Tax purposes, each of the Parties intends that (a) the Domestication qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (b) consistent with IRS Rev. Rul.
2001-46,
2001-2
C.B. 321, the First Merger and the Second Merger, taken together, constitute a single integrated transaction that qualifies as a
“
reorganization
”
within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which Parent and the Company are parties under Section 368(b) of the Code and (c) this Agreement constitutes a
“
plan of reorganization,
”
with respect to the Domestication and the Mergers, within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (clauses (i) through (iii), the “
Intended Tax Treatment
”);
W
HEREAS
, concurrently with the execution and delivery of this Agreement, Parent has entered into subscription agreements with the PIPE Investors, each substantially in the forms attached hereto as
Exhibit C
(the “
PIPE
Subscription Agreements
”), pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and Parent has agreed to issue and sell to the PIPE Investors, an aggregate number of shares of Parent Common Stock as set forth in the PIPE Subscription Agreements, at $10.00 per share (the “
Parent Share Price
”) and issue certain warrants to purchase shares of Parent Common Stock (the “
Parent
Incentive Warrants
”) in exchange for an aggregate purchase price of approximately $100 million (the “
PIPE Commitment Amount
”) in a private placement or placements to be consummated substantially concurrently with the Closing, on the terms and subject to the conditions set forth in such Subscription Agreements (such issuance and sale, the “
PIPE Subscriptions
”);
W
HEREAS
,
as a condition and inducement to Parent’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Parent, the Company and the Requisite Company Stockholders have each executed the Company Holders Support Agreement, a copy of which is attached hereto as
Exhibit D
, pursuant to which the Requisite Company Stockholders have irrevocably agreed to, among other things, vote all of their shares of Company Capital Stock, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to the Company Stockholders, to (a) adopt and approve this Agreement, and the other documents contemplated hereby and the transactions contemplated hereby and thereby and (b) adopt and approve, in accordance with the terms and subject to the conditions of the Company’s Governing Documents, the Company Preferred Stock Conversion and effect the Company Preferred Stock Conversion on the Closing Date, immediately prior to the First Effective Time, subject to and contingent upon the consummation of the First Merger;
W
HEREAS
, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsor, the members of the board of directors of Parent and Parent have entered into the Sponsor Support Agreement, a copy of which is attached hereto as
Exhibit E
, pursuant to which, such parties have agreed, among other things, that (i) Sponsor and each of the members of the board of directors of Sponsor shall (a) vote all of their respective shares of Parent Common Stock in favor of the approval and adoption of this Agreement and the Mergers and any other matters required to be approved or adopted in order to effect the Mergers and the Transactions immediately prior to, and conditioned upon, the consummation of the Mergers, (b) waive any anti-dilution rights in Parent’s Governing Documents with respect to the Parent Class B Ordinary Shares, and (c) not directly or indirectly trade or transfer their respective shares of Parent Common Stock or Parent Warrants for a specified period of time, as set forth therein, and (ii) Sponsor shall (x) contribute to the capital of Parent 1,000,000 shares of Parent Common Stock without any consideration (the
“
Sponsor Promote Adjustment
”
), (y) deposit 7,187,500 shares of Parent Common Stock (the
“
Sponsor Vesting Shares
”
) into escrow, to be released to Parent in accordance with, and subject to the terms set forth therein and (z) discharge any Excess Parent Transaction Expenses by payment in cash or elect, at the option of Sponsor, to have Parent discharge any Excess Parent Transaction Expenses by payment in cash against a corresponding cancellation of shares of Parent Common Stock held by Sponsor (or any combination thereof), in each case, on the terms and subject to the conditions set forth therein;
W
HEREAS
, concurrently with the execution and delivery of this Agreement, Parent has entered into a backstop subscription agreement with Sponsor (the “
Backstop
Subscription Agreement
” and together with the

PIPE Subscription Agreements, the “
Subscription Agreements
”), pursuant to which Sponsor has committed to, unless otherwise agreed by the Company and Parent, purchase up to $65,000,000 (“
Backstop Commitment Amount
”) of Parent Common Stock at a price per share equal to the Parent Share Price, immediately prior to the Closing, on the terms and subject to the conditions set forth therein (such issuance and sale, the “
Backstop Subscription
”);
W
HEREAS
, simultaneously with the Closing, (a) Parent, Sponsor and certain Company Stockholders will enter into an Amended and Restated Registration Rights Agreement substantially in the form attached hereto as
Exhibit F
(the “
Amended Registration Rights Agreement
”) and (b) the Company, Parent, First Merger Sub, Second Merger Sub and certain Company Stockholders will enter into a
Lock-Up
Agreement, substantially in the form attached hereto as
Exhibit G
(the “
Lock-Up
Agreement
”);
W
HEREAS
, the board of directors of the Company has (a) determined that it is advisable for and in the best interests of the Company and its stockholders to enter into this Agreement and the Transactions, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the Transactions and (c) adopted a resolution recommending that this Agreement and the Transactions, including the Mergers, be adopted by the Company Stockholders;
W
HEREAS
, the board of directors of Parent has (a) determined that it is advisable for and in the best interests of Parent and its stockholders to enter into this Agreement and the Transactions, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the Transactions and (c) adopted a resolution recommending that this Agreement and the Transactions, including the Mergers, be adopted by the Parent Stockholders;
W
HEREAS
, the sole member of Second Merger Sub has unanimously (a) determined that it is in the best interests of Second Merger Sub, and declared it advisable, to enter into this Agreement providing for the Second Merger and (b) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement;
W
HEREAS
, Parent, as sole shareholder of First Merger Sub, immediately following the execution and delivery of this Agreement, will approve and adopt this Agreement and the transactions contemplated hereby; and
W
HEREAS
, the board of directors of First Merger Sub has unanimously (a) determined that it is advisable for and in the best interests of First Merger Sub and its sole stockholder to enter into this Agreement and the Transactions, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the Transactions, and (c) adopted a resolution recommending that this Agreement and the Transactions, including the Mergers, be adopted by Parent in its capacity as the sole stockholder of First Merger Sub.
N
OW
,
T
HEREFORE
, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
Section
 1.1
Definitions
. As used herein, the following terms shall have the following meanings:
“
Acquisition Proposal
”
means, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of the Company and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries;
provided
, that, for the avoidance of doubt, no financing permitted to be issued or incurred by the Company during the Interim Period in accordance with and subject to Section 6.1(b) shall constitute an Acquisition Proposal.
“Action”
means any claim, action, suit, charge, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.
“
Additional Interim Financial Statements
”
has the meaning specified in Section 6.3(a).
“Affiliate”
means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Aggregate Cash Election Amount”
has the meaning specified in Section 3.1(c)(i)(1).
“Aggregate Dissenting Share Amount”
means an amount in cash equal to the number of Dissenting Shares multiplied by
the Per Share Merger Consideration Value.
“Agreement”
has the meaning specified in the Preamble.
“Agreement End Date”
has the meaning specified in Section 10.1(f).
“
Amended Registration Rights Agreement”
has the meaning specified in the Recitals.
“Ancillary Agreements”
has the meaning specified in Section 11.10.
“Anti-Bribery Laws”
means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, and all other applicable anti-corruption and bribery Laws (including Title 5 of Chapter 9 of the Israeli Penal Law, 5737-1977, the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).
“Antitrust Laws”
means the United States Sherman Antitrust Act of 1890, the United States Clayton Act of 1914, the HSR Act, the United States Federal Trade Commission Act of 1914, and all other domestic, foreign and multinational Laws, including merger control and other antitrust or competition Laws, issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Audited Financial Statements”
has the meaning specified in Section 4.8(a).

“Available Parent Cash”
means an amount equal to (i) all amounts in the Trust Account, plus
(ii) the aggregate amount of cash that has been funded to and remains with Parent pursuant to the Backstop Subscription Agreement as of immediately prior to the Closing, plus
(iii) any other cash then held by Parent as of immediately prior to the Closing (excluding, for the avoidance of doubt, the proceeds of any PIPE Subscriptions), minus
(iv) the aggregate Parent Share Redemption Amount,
minus
(v) all indebtedness for borrowed money of Parent as of immediately prior to the Closing, minus
(vi) all Excluded Parent Transaction Expenses,
minus
(vii) without duplication of amounts taken into account in clause (vi), any Excess Parent Transaction Expenses to be paid by Parent against a corresponding cancellation of shares of Parent Common Stock held by Sponsor.
“
Available Parent Cash Shortfall
”
has the meaning specified in Section 7.1(a).
“
Backstop Commitment Amount
”
has the meaning specified in the Recitals.
“Backstop
Subscription
”
has the meaning specified in the Recitals.
“Backstop
Subscription Agreement
”
has the meaning specified in the Recitals.
“Business Combination”
has the meaning set forth in the Parent Governing Documents as in effect on the date hereof.
“Business Combination Proposal”
means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding,
and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.
“Business Day”
means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or the Cayman Islands are authorized or required by Law to close.
“Cancelled Shares”
has the meaning specified in Section 3.1(b).
“
CARES Act
”
means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority, or any other Law or executive order or executive memorandum intended to address the consequences of
COVID-19
(in each case, including any comparable provisions of state, local or
non-U.S.
Law and including any related or similar orders or declarations from any Governmental Authority) and (ii) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act, the Families First Coronavirus Response Act of 2020 (H.R. 6201), and “Division N—Additional Coronavirus Response and Relief” of the Consolidated Appropriations Act, 2021 (H.E. 133) contained in the Consolidated Appropriations Act, 2021, H.R. 133.
“Cash Consideration Cap”
means the lesser of (a) the sum of (i) the aggregate amount of Available Parent Cash plus
(ii) the aggregate amount of cash that has been funded to and remains with Parent pursuant to the PIPE Subscription Agreements, if any, and the aggregate amount of cash that has been funded to and remains with the Company pursuant to the Designated Company Warrants, in each case as of immediately prior to the Closing, minus
(iii) the Company Transaction Expenses
minus
(iv) the aggregate amount of Parent Transaction Expenses that were not included in the calculation of the Available Parent Cash, it being understood and agreed that the Available Parent Cash takes into account any Excess Parent Transaction Expenses that are paid in cash and all Excluded Parent Transaction Expenses, minus
(v) the Primary Cash Amount and (b) $50,000,000;
provided
that the Cash Consideration Cap shall not be less than zero, provided
,
further
, that if all or any portion of the Backstop Subscription is funded, the Cash Consideration Cap shall be zero.
“Cash Electing Share”
has the meaning specified in Section 3.1(c)(i).
“Cash Election”
has the meaning specified in Section 3.1(c)(i).

“Cash Fraction”
has the meaning specified in Section 3.1(c)(i)(1).
“Cayman Registrar”
means the Cayman Registrar under the Companies Law (2018 Revision).
“CBA”
has the meaning specified in Section 4.12(a)(i).
“Certificates”
has the meaning specified in Section 3.3(b).
“Closing”
has the meaning specified in Section 2.6(a).
“Closing Date”
has the meaning specified in Section 2.6(a).
“
Closing Price
” means, for each Trading Day, the closing price (based on such Trading Day) of shares of Parent Common Stock on the Trading Market, as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., in another authoritative source mutually selected by Parent and the Company.
“Code”
means the Internal Revenue Code of 1986.
“
Commitment Letter
” has the meaning specified in Section 5.20(a).
“Company Benefit Plan”
has the meaning specified in Section 4.13(a).
“Company Capital Stock”
means the authorized capital stock of the Company, comprised of Company Common Stock and Company Preferred Stock.
“Company Charter”
means the Company’s Eighth Amended and Restated Certificate of Incorporation as in effect as of the date of this Agreement.
“
Company Closing Schedule
” has the meaning specified in Section 3.3(j).
“Company Common Stock”
means the Company’s Common Stock, with a par value of $0.001 per share (including, for the avoidance of doubt, the Company Restricted Stock).
“Company Cure Period”
has the meaning specified in Section 10.1(f).
“Company Designated Directors”
has the meaning specified in Section 8.5.
“Company Disclosure Letter”
has the meaning specified in the introduction to Article 4.
“Company Group”
means the Company and each of its Subsidiaries.
“
Company Group Member
” means the Company or one of its Subsidiaries.
“Company Holders Support Agreement”
means that certain Company Holders Support Agreement, dated as of the date hereof, by and among Parent, the Company, the Requisite Company Stockholders and certain other Company Stockholders, as amended or modified from time to time.
“Company Incentive Plans”
means the SeatGeek, Inc. 2009 Equity Incentive Plan and the SeatGeek, Inc. 2017 Equity Incentive Plan as amended from time to time.
“Company Intellectual Property”
means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.

“Company Interests”
means all of the outstanding equity interests of the Company and its Subsidiaries.
“
Company Material Adverse Effect
”
means any event, series of events, condition, state of facts, development, change, circumstance, occurrence or effect (collectively,
“
Events
”
) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the Transactions;
provided
,
however
, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a
“
Company Material Adverse Effect
”
: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required by or, with respect to Section 8.1, Section 8.2 or Section 8.4, permitted to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including
COVID-19,
or any
COVID-19
Measures or any change in such
COVID-19
Measures or interpretations following the date of this Agreement), acts of nature or change in climate, or any declaration of a national emergency by any Governmental Authority, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) any failure in and of itself of the Company to meet any projections or forecasts, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate, and (h) any action taken by, or at the request of, or with the express consent of Parent;
provided,
that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Company relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.
“Company
Non-Recourse
Party”
has the meaning specified in Section 11.16(b).
“Company Optionholder”
means a holder of Company Options.
“
Company Options
”
means all outstanding options to purchase Company Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Company Incentive Plans or otherwise.
“Company Outstanding Shares”
means the aggregate number of shares of Company Common Stock on a fully diluted basis as of immediately prior to the First Effective Time, including, without duplication, (a) the number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the First Effective Time, (ii) issuable upon the Company Preferred Stock Conversion with respect to shares of Company Preferred Stock issued and outstanding immediately prior to the First Effective Time, (iii) issuable upon the exercise of all Company Options issued and outstanding immediately prior to the First Effective Time, calculated using the treasury method of accounting, or (iv) issuable upon the exercise of all Company Warrants issued and outstanding immediately prior to the First Effective Time (but excluding the Designated Company Warrants), calculated using the treasury method of accounting, minus
(b) the number of shares of Company Capital Stock that are Cancelled Shares.
“Company Preferred Stock”
means the Company Series A Preferred Stock, the Company Series
A-1
Preferred Stock, the Company Series
A-2
Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, the Company Series D Preferred Stock and the Company Series
D-1
Preferred Stock.
“Company Preferred Stock Conversion”
has the meaning specified in Section 2.1(b).
“Company Registered Intellectual Property”
has the meaning specified in Section 4.18(a).

“
Company Related Group
” has the meaning specified in Section 11.18(a).
“
Company Representations
” means the representations and warranties of the Company expressly and specifically set forth in Article 4 of this Agreement or in any certificate delivered hereunder, as qualified by the Company Disclosure Letter.
“Company Restricted Stock”
means any Company Common Stock that is unvested or is subject to repurchase option, risk of forfeiture or other condition on title or ownership under any applicable restricted stock purchase agreement or other Contract with the Company.
“Company Securities”
means the Company Common Stock, the Company Preferred Stock, the Company Options, and the Company Warrants.
“Company Securityholder”
means a holder of Company Securities.
“Company Series A Preferred Stock”
means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series A Preferred Stock in the Company Charter.
“Company Series
A-1
Preferred Stock”
means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series
A-1
Preferred Stock in the Company Charter.
“Company Series
A-2
Preferred Stock”
means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series
A-2
Preferred Stock in the Company Charter.
“Company Series B Preferred Stock”
means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series B Preferred Stock in the Company Charter.
“Company Series C Preferred Stock”
means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series C Preferred Stock in the Company Charter.
“Company Series D Preferred Stock”
means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series D Preferred Stock in the Company Charter.
“Company Series
D-1
Preferred Stock”
means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series
D-1
Preferred Stock in the Company Charter.
“Company Stockholder”
means a holder of a share of Company Capital Stock.
“
Company Stockholder Approval
” means the approval of this Agreement and the Transactions, including the Mergers and the Company Preferred Stock Conversion (such Company Preferred Stock Conversion to be effected on the Closing Date, immediately prior to the First Effective Time, subject to and contingent upon the consummation of the First Merger), by the affirmative vote or written consent of (a) the holders of at least a majority of the voting power of the outstanding Company Common Stock and outstanding Company Preferred Stock, voting together as a single class and on an as-converted
basis, (b) the holders of at least a majority of the voting power of the outstanding Company Preferred Stock, voting as a single class, (c) the holders of at least a majority of the voting power of the outstanding Company Series A Preferred Stock, outstanding Company Series
A-1
Preferred Stock and outstanding Company Series
A-2
Preferred Stock, voting together as a single class, (d) the holders of at least a majority of the voting power of the outstanding Company Series B Preferred Stock, voting as a single class, (e) the holders of at least a majority of the voting power of the outstanding Company Series C Preferred Stock, voting as a single class, (f) the holders of at least a majority of the voting power of the outstanding Company Series D Preferred Stock, voting as a single class, and (g) the holders of at least a majority of the voting power of the outstanding Company Series

Preferred Stock, voting as a single class, in each case in accordance with the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“
Company Subsidiaries
” has the meaning specified in Section 4.2.
“
Company Transaction Expenses
”
means any
out-of-pocket
fees and expenses paid or payable by the Company or any of its Subsidiaries or any of their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers,
(b) change-in-control
payments, transaction bonuses, retention payments, single-trigger severance or similar compensatory payments pursuant to any written arrangements entered into prior to the date of this Agreement, payable by the Company or any of its Subsidiaries to any current or former employee, independent contractor, officer, director or other individual service provider of the Company or any of its Subsidiaries as a direct result of the Transactions, including the employer portion of any payroll, employment, social insurance or similar Taxes (and not tied to any subsequent event or condition, such as a termination of employment and excluding, for the avoidance of doubt, any such payments that arise from actions taken by the Surviving Corporation or the Surviving Entity following the Closing or double-trigger arrangements) and
(c) one-half
of the filing fees for any Regulatory Approvals;
provided
,
however
, that Company Transaction Expenses shall not include Taxes except as set forth in clause (b) above.
“Company Warrants”
means all outstanding warrants issued by the Company to acquire shares of Company Capital Stock.
“Confidentiality Agreement”
has the meaning specified in Section 11.10.
“
Consent Solicitation Statement
” means the consent solicitation statement included as part of the Registration Statement with respect to the solicitation by the Company of the Company Stockholder Approval.
“
Contingent Worker
” has the meaning set forth in Section 4.14(b).
“
Continuing Employees
”
has the meaning specified in Section 7.10(a).
“
Contracts
”
means any contracts, agreements, subcontracts, leases, commitments, undertakings and purchase orders, whether written or oral.
“Cooley
” has the meaning specified in Section 11.18(a).
“COVID-19”
means the novel coronavirus,
SARS-CoV-2
or
COVID-19
(and all related strains and sequences), including any resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.
“COVID-19
Measures”
means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to
COVID-19,
including the CARES Act and Families First Act.
“D&O Indemnified Parties”
has the meaning specified in Section 8.6(a).
“Data Room”
means the virtual data room titled
“Showstop”
hosted by Datasite.
“
Designated Company Warrants
” means the Company Warrants designated on Section 4.6(b) of the Company Disclosure Letter as the “Designated Company Warrants”.

“Designated Jurisdiction”
means any country or territory to the extent that such country or territory is the subject of any Sanction.
“DGCL”
has the meaning specified in the Recitals.
“Disclosure Letter”
means, as applicable, the Company Disclosure Letter or the Parent Disclosure Letter.
“Dissenting Shares”
has the meaning specified in Section 3.5(a).
“DLLCA
”
has the meaning specified in the Recitals.
“Dollars”
or
“$”
means lawful money of the United States.
“Domestication”
has the meaning specified in the Recitals.
“Domestication Governing Documents”
has the meaning specified in the Recitals.
“Earnout Period”
means the period commencing on the Closing and ending on the first to occur of (a) the fifth (5 th
) anniversary of the Closing and (b) the closing of a Subsequent Transaction.
“Earnout Pro Rata Portion”
means, with respect to, (a) each holder of outstanding shares of Company Common Stock as of immediately prior to the First Effective Time (after giving effect to the Company Preferred Stock Conversion), a fraction expressed as a percentage equal to (i) the number of shares of Parent Common Stock into which such holder’s shares of Company Common Stock are converted into in accordance with Section 3.1(c) divided by (ii) the sum of (x) the total number of shares of Parent Common Stock into which all outstanding shares of Company Common Stock are converted into in accordance with Section 3.1(c), plus (y) the total number of shares of Parent Common Stock issued or issuable upon the exercise of the Exchanged Warrants (but excluding the Designated Company Warrants), Exchanged Options and issued under Exchanged Restricted Stock Awards, and excluding any shares of Parent Common Stock issued or issuable upon the exercise of Exchanged Options or Exchanged Restricted Stock Awards that have been forfeited or cancelled in accordance with their respective terms; (b) each holder of outstanding Company Warrants as of immediately prior to the First Effective Time (but excluding the Designated Company Warrants), a fraction expressed as a percentage equal to (i) the number of shares of Parent Common Stock issued or issuable upon the exercise of such holder’s Exchanged Warrants, divided by (ii) the sum of (x) the total number of shares of Parent Common Stock into which all outstanding shares of Company Common Stock are converted into in accordance with Section 3.1(c), plus (y) the total number of shares of Parent Common Stock issued or issuable upon the exercise of the Exchanged Warrants (but excluding the Designated Company Warrants), Exchanged Options and issued under Exchanged Restricted Stock Awards, and excluding any shares of Parent Common Stock issued or issuable upon the exercise of any Exchanged Options or Exchanged Restricted Stock Awards that have been forfeited or cancelled in accordance with their respective terms; and (c) each holder of outstanding Company Options as of immediately prior to the First Effective Time, a fraction expressed as a percentage equal to (i) the number of shares of Parent Common Stock issued or issuable upon the exercise of such holder’s Exchanged Options, divided by (ii) the sum of (x) the total number of shares of Parent Common Stock into which all outstanding shares of Company Common Stock are converted into in accordance with Section 3.1(c), plus (y) the total number of shares of Parent Common Stock issued or issuable upon the exercise of the Exchanged Warrants (but excluding the Designated Company Warrants), Exchanged Options and issued under Exchanged Restricted Stock Awards, and excluding any shares of Parent Common Stock issued or issuable upon the exercise of any Exchanged Options or Exchanged Restricted Stock Awards that have been forfeited or cancelled in accordance with their respective terms. In no event shall the aggregate Earnout Pro Rata Portion exceed 100%.
“Earnout RSUs”
means an award of restricted stock units issued under and pursuant to the Equity Incentive Plan to a Company Optionholder who holds an Unvested Exchanged Option, such issuance being in lieu of issuing to such Company Optionholder the Earnout Pro Rata Portion of the Earnout Shares in accordance with Section 3.6(c).

“Earnout Securities”
means the Earnout RSUs and the Earnout Shares.
“
Earnout Shares
” has the meaning specified in Section 3.6(a)(iv).
“Earnouts
” has the meaning specified in Section 3.6(a)(iv).
“Election Date”
has the meaning specified in Section 3.2(c).
“
Enforceability Exceptions
” has the meaning specified in Section 4.3.
“Environmental Laws”
means any and all Laws relating to the protection of the environment or natural resources, pollution or worker health or safety, or human health or safety (to the extent relating to exposure to Hazardous Materials), including Laws relating to the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Material.
“Equity Incentive Plan”
has the meaning specified in Section 7.10(b).
“Equity Proposals”
has the meaning specified in Section 7.10(b).
“Equity Securities”
means, with respect to any Person, any share, share capital, capital stock, partnership, membership, joint venture ownership, equity, profits or similar interest in such Person (including any stock appreciation, phantom stock, profit participation or similar rights), any right to acquire any of the foregoing, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
“Equity Value”
means $1,281,600,000.
“ERISA”
has the meaning specified in Section 4.13(a).
“
ERISA Affiliate
”
means any corporation or trade or business, whether or not incorporated, that together with any of the Company Group Members company would, at any relevant time, be deemed to be a single employer pursuant to Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.
“ESPP”
has the meaning specified in Section 7.10(b).
“Event”
has the meaning specified in the definition of Company Material Adverse Effect.
“
Excess Parent Transaction Expenses
”
means the amount, if any, by which the sum of the Parent Transaction Expenses and the Excluded Parent Transaction Expenses that are outstanding as of immediately prior to the Closing exceed $35,000,000.
“
Exchange Act
”
means the Securities Exchange Act of 1934.
“Exchange Agent”
has the meaning specified in Section 3.3(a).
“Exchange Agreement”
means an exchange agreement to be entered into between Parent and the Exchange Agent.
“Exchange Fund”
has the meaning specified in Section 3.3(a).
“Exchange Ratio”
means the quotient obtained by dividing (a) the Per Share Merger Consideration Value by (b) the Parent Share Price, expressed as a ratio in which the antecedent is rounded to four decimal places and the consequent is “1.0”.

“
Exchanged Option
”
has the meaning specified in Section 3.1(e).
“
Exchanged Restricted Stock Award
”
has the meaning specified in Section 3.1(f).
“
Exchanged Warrant
”
has the meaning specified in Section 3.1(d).
“
Excluded Parent Transaction Expenses
”
means, without duplication, the sum of (i) any
out-of-pocket
fees and expenses paid or payable by Parent or any of its Subsidiaries or any of their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of any Business
Combination Proposal or any transaction other than Transactions, to the extent not paid in full prior to the Closing or (ii) any deferred underwriting expenses, commissions or amounts payable with respect to the initial public offering of Parent.
“Financial Statements”
has the meaning specified in Section 4.8(a).
“First Certificate of Merger”
has the meaning specified in Section 2.2(a).
“
First Earnout
”
has the meaning specified in Section 3.6(a)(i).
“
First Earnout Shares
”
has the meaning specified in Section 3.6(a)(i).
“First Effective Time”
has the meaning specified in Section 2.2(a).
“First Merger”
has the meaning specified in the Recitals.
“First Merger Sub”
has the meaning specified in the Preamble.
“Form of Election”
has the meaning specified in Section 3.2(b).
“
Fourth Earnout
”
has the meaning specified in Section 3.6(a)(iv).
“
Fourth Earnout Shares
”
has the meaning specified in Section 3.6(a)(iv).
“
Fraud
” means actual common law “fraud” under Delaware law committed by a Party with a specific intent to deceive another Party with respect to any Parent Representations or Company Representations, and to induce such Party to enter into this Agreement and requires (i) an intentional false representation of material fact expressly set forth in the representations and warranties set forth in this Agreement; (ii) actual knowledge that such representation is false (as opposed to any fraud claim based on constructive, knowledge, negligent or reckless misinterpretation or a similar theory); (iii) a specific intention to induce the Party to whom such representation was made to act or refrain from acting in reliance upon it; (iv) causing that Party, in justifiable reliance upon such false representation, to take or refrain from taking action; and (v) causing such Party to suffer damage by reason of such reliance. For clarity, a claim for Fraud may only be made against the Party committing such Fraud.
“
Fried Frank
”
has the meaning specified in Section 11.18(b).
“
FY 2021 Financial Statements
”
has the meaning specified in Section 6.3(b).
“GAAP”
means generally accepted accounting principles in the United States as in effect from time to time.
“Governing Documents”
means the legal agreements and instruments by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing

Documents” of a United States corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.
“Governmental Authority”
means any federal, national, state, provincial or municipal government, or any political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, arbitral body (public or private), tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or municipal government, or any political subdivision thereof, including any authority having governmental or quasi-governmental powers, domestic or foreign.
“Governmental Authorization”
has the meaning specified in Section 4.5.
“Governmental Order”
means any order, judgment, injunction, decision, decree, writ, stipulation, determination, directive or award, in each case, entered or issued by or with any Governmental Authority.
“Governmental Permit”
means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law.
“Hazardous Materials”
means any material, substance, chemical, contaminant, pollutant or waste for which liability or standards of conduct may be imposed, or that is listed, classified or regulated pursuant to Environmental Laws, including petroleum or petroleum products, asbestos or asbestos-containing materials, mold, lead, radioactive materials, polychlorinated biphenyls, or per-
or polyfluoroalkyl substances.
“HSR Act”
means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“
Indebtedness
”
means, with respect to any Person, (a) all indebtedness for borrowed money, including accrued interest, (b) capitalized lease obligations under GAAP, (c) letters of credit, bank guarantees, bankers’ acceptances and other similar instruments, (d) obligations evidenced by bonds, debentures, notes and similar instruments, (e) interest rate protection agreements and currency obligation swaps, hedges or similar arrangements, (f) all obligations to pay the deferred and unpaid purchase price of property, goods, services and equipment which have been delivered, including “earn outs” and “seller notes” and (g) all breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally, by such Person.
“
Intellectual Property
”
means: (i) patents, patent applications and continuations,
continuations-in-part,
extensions, divisions, reissues, reexaminations thereof, and patent disclosures, industrial designs, and other intellectual property rights in inventions (whether or not patentable or reduced to practice); (ii) trademarks, service marks, trade dress, trade names, logos, internet domain names, social media handles, and other indicia of source of origin, together with the goodwill associated with any of the foregoing; (iii) intellectual property rights in works of authorship, data and databases, as well as copyrights and mask works; (iv) intellectual property rights in or to software and other technology (including source code and object code); (v) trade secrets and other intellectual property rights in Proprietary Information; (vi) registrations, issuances, and applications for any of the foregoing; and (vii) all other intellectual property rights in any jurisdiction throughout the world.
“Intended Tax Treatment”
has the meaning specified in the Recitals.
“
Interim Financial Statements
”
has the meaning specified in Section 4.8(a).

“Interim Period”
has the meaning specified in Section 6.1(a).
“Investment Company Act”
means the Investment Company Act of 1940.
“IRS”
means the Internal Revenue Service.
“IT Systems”
means computers, software, hardware, servers, websites, workstations, routers, hubs, switches, data communications lines, firmware, networks and all other information technology equipment owned, leased or licensed by the Company Group Members and used in their business.
“JOBS Act”
has the meaning specified in Section 5.6(a).
“Law”
means any statute, law (including common law), ordinance, rule, regulation, code or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property”
means all real property leased, licensed, subleased or otherwise used or occupied by any of the Company Group Members.
“Legal Proceedings”
has the meaning specified in Section 4.10.
“Letter of Transmittal”
has the meaning specified in Section 3.3(b).
“Licensed Intellectual Property”
means Intellectual Property owned by a third party that any of the Company Group Members license from such third party or otherwise have the right to use.
“Lien”
means all liens, judgments, charges, easements, servitudes, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, licenses, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).
“Lock-Up
Agreement”
has the meaning specified in the Recitals.
“
made available
”
means that documents were posted in the Data Room at or prior to 5:00 p.m., New York time, on the date that is one (1) day prior to the date of this Agreement and were not removed from the Data Room without Parent’s consent.
“
Material Contracts
” has the meaning specified in Section 4.12(a).
“Mergers”
has the meaning specified in the Recitals.
“Modification in Recommendation”
has the meaning specified in Section 8.2(b).
“Multiemployer Plan”
has the meaning specified in Section 4.13(e).
“NYSE”
has the meaning specified in Section 4.5.
“
NYSE Listing Rules
” means the listing rules of the NYSE.

“OFAC”
means the U.S. Office of Foreign Assets Control.
“Open Source Software”
means any software that is distributed as “free software,” “open source software,” “shareware” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license for software that meets the “Open Source Definition” promulgated by the Open Source Initiative.
“Owned Intellectual Property”
means all Intellectual Property owned or purported to be owned by the Company Group Members.
“Parent”
has the meaning specified in the Preamble.
“Parent Class
 A Ordinary Share”
means Class A ordinary shares of Parent, par value $0.0001 per share, prior to the Domestication.
“Parent Class
 B Ordinary Share”
means Class B ordinary shares of Parent, par value $0.0001 per share, prior to the Domestication.
“Parent Closing Schedule”
has the meaning specified in Section 3.3(i).
“Parent Common Stock”
has the meaning specified in the Recitals.
“Parent Common Warrants”
means the redeemable public warrants of Parent which were issued and sold as part of Parent’s initial public offering.
“Parent Cure Period”
has the meaning specified in Section 10.1(g).
“Parent Disclosure Letter”
has the meaning specified in the introduction to Article 5.
“Parent Entities”
has the meaning specified in the Preamble.
“Parent Financial Statements”
has the meaning specified in Section 5.6(d).
“Parent Governing Documents”
means the amended and restated memorandum and articles of association of Parent.
“
Parent
Incentive Warrants
” has the meaning specified in the Recitals.
“
Parent Material Adverse Effect
”
means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or financial condition of the Parent Entities, taken as a whole or (ii) the ability of the Parent Entities to consummate the Transactions;
provided
,
however
, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a
“
Parent Material Adverse Effect
”
: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including
COVID-19,
or any
COVID-19
Measures or any change in such
COVID-19
Measures or interpretations following the date of this Agreement), acts of nature or change in climate, or any declaration of a national emergency by any Governmental Authority, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) the consummation, amount and effects of any Parent Share Redemptions, (g) any Events generally applicable to the industries or markets in which the Parent Entities operate, (h) any action taken by, or at the request of, or with the express consent of the Company;
provided
, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Parent Entities relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect. Notwithstanding the foregoing, with respect to Parent, the failure to obtain the Parent Stockholder Approval shall not be deemed to be a Parent Material Adverse Effect.
“Parent
Non-Recourse
Party”
has the meaning specified in Section 11.16(b).
“Parent Ordinary Shares”
means the Parent Class A Ordinary Shares and Parent Class B Ordinary Shares.
“Parent Preference Shares”
means
preference shares of Parent, par value of US$0.0001 per share.
“Parent Private Placement Warrants”
means the redeemable private placement warrants of Parent which were issued and sold to Sponsor or its Affiliates as part of Parent’s private placement units.
“
Parent Related Group
”
has the meaning specified in Section 11.18(b).
“
Parent Representations
” means the representations and warranties of the Parent Entities expressly and specifically set forth in Article 5 of this Agreement or in any certificate delivered hereunder, as qualified by the Parent Disclosure Letter.
“Parent SEC Filings”
has the meaning specified in Section 5.10.
“Parent Securities”
has the meaning specified in Section 5.5(a).
“Parent Share Price”
has the meaning specified in the Recitals.
“Parent Share Redemption”
means the election of an eligible (as determined in accordance with the Parent Governing Documents) holder of Parent Ordinary Shares to have Parent repurchase the Parent Ordinary Shares held by such holder at a per-share
price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable) (as determined in accordance with the Parent Governing Documents) in connection with the Transaction Proposals.
“Parent Share Redemption Amount”
means the aggregate amount payable from the Trust Account with respect to all Parent Share Redemptions.
“
Parent Stockholder Approval
”
means the approval of those Transaction Proposals identified in clauses (A)-(G) of Section 8.2(b), (i) in the case of clauses (A)-(C) thereof, by an affirmative vote of the holders of at least two-thirds
of the outstanding Parent Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with applicable Law and the Parent Governing Documents) at a Parent Stockholders’ Meeting duly called by the board of directors of Parent and held for such purpose, and (ii) in the case of clauses (D)-(G) thereof, by an affirmative vote of the holders of at least a majority of the outstanding Parent Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with applicable Law and the Parent Governing Documents) at a Parent Stockholders’ Meeting duly called by the board of directors of Parent and held for such purpose.
“Parent Stockholders”
means holders of Parent Securities, and following the Domestication, holders of Parent Common Stock.
“Parent Stockholders’ Meeting”
has the meaning specified in Section 8.2(b).

“
Parent Transaction Expenses
”
means any
out-of-pocket
fees and expenses paid or payable by Parent or any of its Subsidiaries or any of their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (including deferred underwriting expenses), and (b) any and all filing fees, administrative fees, costs and expenses payable by Parent or any of its Subsidiaries, or the Company or any of its Subsidiaries, to the Governmental Authorities in connection with the Transactions;
provided
,
however
, that Parent Transaction Expenses shall only include
one-half
of the filing fees for any Regulatory Approvals.
“Parent Warrant Agreement”
means the Warrant Agreement, dated as of August 12, 2020, by and between Parent and Continental Stock Transfer and Trust Company, a New York corporation, as warrant agent.
“Parent Warrants”
means the Parent Common Warrants and the Parent Private Placement Warrants.
“Party(ies)”
has the meaning specified in Recitals.
“Payoff Indebtedness”
has the meaning specified in Section 2.7(d).
“Per Share Cash Consideration”
has the meaning specified in Section 3.1(c)(i).
“Per Share Earnout Consideration”
means a number of shares of Parent Common Stock equal to: (a) the aggregate number of Earnout Shares distributable to the Company Securityholders upon achievement of the Earnouts during the Earnout Period multiplied by (b) the applicable Earnout Pro Rata Portion.
“Per Share Merger Consideration Value”
means the quotient of (a) the Equity Value
divided by
(b) the Company Outstanding Shares.
“Per Share Stock Consideration”
means a number of shares of Parent Common Stock equal to the Exchange Ratio.
“
Permitted Liens
”
means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and delinquent or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way,
conditions, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property to which they apply, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens, and (B) any Liens encumbering the fee interest of the real property of which the Leased Real Property is a part, in each case which do not materially affect the present use of the Leased Real Property, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property,
(vi) non-exclusive
licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable and (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security.
“Person”
means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, bank, trust company, trust or other entity, whether or not a legal entity, Governmental Authority or any department, agency or political subdivision thereof.

“Personal Data”
means any information which identifies or could reasonable be used to identify, whether alone or in combination with other information, a natural Person, or other information that constitutes “personal information” or “personal data” under applicable Privacy Laws.
“
PIPE Commitment Amount
” has the meaning specified in the Recitals.
“PIPE Investors”
means each of the Persons (other than Parent) that is party to a PIPE Subscription Agreement.
“PIPE Subscription Agreements”
has the meaning specified in the Recitals.
“PIPE Subscriptions”
has the meaning specified in the Recitals.
“Primary Cash Amount”
means an amount equal to $458,000,000 or such greater amount determined by the Company, in good faith, at least two (2) Business Days prior to the Closing Date as set forth on the Company Closing Schedule.
“Privacy Agreements”
means all data and privacy related policies (e.g., Privacy and Data Security Policies, acceptable use policies, terms of service, etc.) and other Contracts to which any Company Group Member is a party whereby such Company Group Member makes commitments to a third party regarding the processing of Personal Data.
“Privacy Laws”
means all Laws concerning or otherwise applicable to data security, data privacy, cyber security and
e-commerce,
including Federal Trade Commission Act; the Controlling the Assault of
Non-Solicited
Pornography and Marketing Act of 2003; the Children’s Online Privacy Protection Act; the California Consumer Privacy Act of 2018; the Computer Fraud and Abuse Act; the Electronic Communications Privacy Act; the Family Educational Rights and Privacy Act; the Israeli Privacy Protection Law, 5741-1981; and all other similar international, federal, state, provincial, and local Laws, and in each case, the rules implemented thereunder.
“Private Placement Investors
” means Sponsor, in its capacity as subscriber under the Backstop Subscription Agreement, together with the PIPE Investors.
“Proprietary Information”
means all trade secrets and all other confidential or proprietary information, including confidential or proprietary know-how,
inventions, methodologies, processes, techniques, research and development information, specifications, algorithms, financial, technical, marketing and business data, sales, pricing and cost information, customer information and supplier lists.
“Prospectus”
has the meaning specified in Section 11.1.
“Proxy Statement”
has the meaning specified in Section 8.2(a)(i).
“Proxy Statement/Registration Statement”
has the meaning specified in Section 8.2(a)(i).
“Real Property Leases”
has the meaning specified in Section 4.16(a)(i).
“Registration Statement”
has the meaning specified in Section 8.2(a)(i).
“Regulatory Approvals”
has the meaning specified in Section 9.1(c).
“Related Party”
means any of the current or former directors, officers, employees, members, or equityholders (or any child, spouse, sibling, parent or grandparent of any such Person) of any Company Group Member or any Affiliate of the foregoing.

“
Related Party Transaction
”
means all agreements or contracts between any Company Group Member and/or any of their Subsidiaries, on the one hand, and any Related Party, on the other hand, or any payment between or among such parties other than (i) loans and other extensions of credit to officers and employees of the Company Group Members and their Subsidiaries for travel, business or relocation expenses or other employment-related purposes made in the ordinary course of business (ii) the Company Benefit Plans and (iii) commercial transactions entered into in the ordinary course of business on arms’ length terms for the use of services provided by the Company Group Members.
“Representatives”
has the meaning specified in Section 6.7.
“
Requisite Company Stockholders
” means those stockholders listed on Section 1.1(a) of the Company Disclosure Letter.
“Sanctions”
means any sanction administered or enforced by the United States government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the State of Israel or other relevant sanctions authority.
“Sarbanes-Oxley Act”
means the Sarbanes-Oxley Act of 2002.
“SEC”
means the United States Securities and Exchange Commission.
“Second Certificate of Merger”
has the meaning specified in Section 2.2(b).
“
Second Earnout
” has the meaning specified in Section 3.6(a)(ii).
“
Second Earnout Shares
” has the meaning specified in Section 3.6(a)(ii).
“Second Effective Time”
has the meaning specified in Section 2.2(b).
“Second Merger”
has the meaning specified in the Recitals.
“Second Merger Sub”
has the meaning specified in the Preamble.
“Securities Act”
means the Securities Act of 1933.
“Security Plan”
has the meaning specified in Section 4.18(g).
“Solicitation Documents”
has the meaning specified in Section 8.2(a)(i).
“Sponsor”
means RedBall SponsorCo LP, a Cayman Islands exempted limited partnership.
“Sponsor Promote Adjustment”
has the meaning specified in the Recitals.
“Sponsor Support Agreement”
means that certain Sponsor Support Agreement, dated as of the date hereof, by and among Sponsor, Parent and the Company, as amended or modified from time to time.
“Sponsor Vesting Shares”
has the meaning specified in the Recitals.
“Statement”
has the meaning specified in Section 5.6(d).
“Stock Consideration”
means a number of shares of Parent Common Stock equal to the quotient of (i) the Equity Value minus
the aggregate amount of cash payable by Parent, if any, pursuant to Section 3.1(c)
divided by
(ii) the Parent Share Price.

“Stock Election”
has the meaning specified in Section 3.1(c)(ii).
“Subscription Agreement(s)
” has the meaning specified in the Recitals.
“
Subsequent Transaction
” means any transaction or series of related transactions, including any sale, merger, liquidation, exchange offer or other similar transaction, that is consummated after the First Effective Time that results (a) in any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring beneficial ownership of 50% or more of the outstanding voting securities of Parent (or any successor to Parent), directly or indirectly, immediately following such transaction, provided that any transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding shares of Parent Common Stock (or at least 50% of the combined voting power of the then outstanding shares of any successor to Parent or any parent company of Parent issued in exchange for Parent Common Stock) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities who were the beneficial owners of at least 50% of the shares of Parent Common Stock outstanding immediately prior to such transaction (or series of related transactions), shall not be deemed a “Subsequent Transaction” or (b) a sale or disposition of all or substantially all of the assets of the Parent Entities on a consolidated basis.
“Subsidiary”
means, with respect to a Person, a corporation, general or limited partnership, limited liability company, joint venture, partnership or other entity of which a majority of the economic interests or the voting interests is owned, directly or indirectly, by such Person.
“Surviving Corporation”
has the meaning specified in the Recitals.
“Surviving Entity”
has the meaning specified in the Recitals.
“Tax Return”
means any return, form, election, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.
“Taxes”
means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income (net, gross, or adjusted gross), gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on
minimum, or estimated taxes or other taxes of any kind, and including any interest, penalty, or addition thereto.
“
Terminating Company Breach
”
has the meaning specified in Section 10.1(f).
“
Terminating Parent Breach
”
has the meaning specified in Section 10.1(g).
“
Third Earnout
”
has the meaning specified in Section 3.6(a)(iii).
“
Third Earnout Shares
”
has the meaning specified in Section 3.6(a)(iii).
“Title IV Plan”
has the meaning specified in Section 4.13(e).
“Top Customers”
has the meaning specified in Section 4.25(a).
“Top Suppliers”
has the meaning specified in Section 4.25(c).

“
Trading Day
” means any day on which shares of Parent Common Stock are actually traded on the Trading Market.
“
Trading Market
” means the NYSE or such other stock market on which shares of Parent Common Stock shall be trading at the time of determination of the Closing Price.
“Transaction Proposals”
has the meaning specified in Section 8.2(b).
“Transactions”
means, collectively, the Mergers, the PIPE Subscriptions, if any, and each of the other transactions contemplated by this Agreement (including, for the avoidance of doubt, the Domestication) and the Ancillary Agreements.
“Trust Account”
has the meaning specified in Section 11.1.
“Trust Agreement”
has the meaning specified in Section 5.11.
“Trustee”
has the meaning specified in Section 5.11.
“
Unvested Exchanged Option
”
has the meaning specified in Section 3.6(c).
“Unvested Exchanged Restricted Stock Award”
has the meaning specified in Section 3.6(b).
“Updated Company Closing Schedule”
has the meaning specified in Section 3.3(j).
“Updated Parent Closing Schedule”
has the meaning specified in Section 3.3(i).
“WARN Act”
has the meaning specified in Section 4.14(b).
“
Willful Breach
”
means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.
Section
 1.2
Construction
.
(a)
Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms
“
hereof,
”
“
herein,
”
“
hereby,
”
“
hereto
”
and derivative or similar words refer to this entire Agreement; (iv) the terms
“
Article
”
or
“
Section
”
refer to the specified Article or Section of this Agreement; (v) the word
“
including
”
shall mean
“
including, without limitation
”
; and (vi) the word
“
or
”
shall be disjunctive but not exclusive.
(b)
Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, extending, amending, supplementing, correcting or otherwise revising or replacing the statute or regulation.
(c)
Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(d)
All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)
Except with respect to Article 5 or as the context of this Agreement otherwise requires, references to “NYSE” in this Agreement shall refer to the New York Stock Exchange or such other nationally recognized securities exchange mutually agreed by the parties.
Section
 1.3
Knowledge
. As used herein, (a) the phrase
“
to the knowledge
”
of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (b) the phrase
“
to the knowledge
”
of Parent shall mean the knowledge of the individuals identified on Section 1.3 of the Parent Disclosure Letter, in each case of clauses (a) and (b), as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.
ARTICLE 2
AGREEMENT AND PLAN OF MERGERS
Section
 2.1
The Transactions
.
(a) Domestication.
Subject to receipt of the Parent Stockholder Approval, on the Business Day immediately prior to the Closing Date, all conditions set forth in Article 9 having been satisfied or waived (other than Section 9.3(d) and those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those other conditions), Parent shall cause the Domestication to become effective in accordance with Section 7.9.
(b) Company Preferred Stock Conversion
. On the Closing Date, immediately prior to the First Effective Time, subject to and contingent upon the consummation of the First Merger, each share of Company Preferred Stock that is issued and outstanding immediately prior to the First Effective Time shall be automatically converted immediately prior to the First Effective Time into (i) a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to the Company Charter in accordance with the terms of the Company Charter and (ii) a number of shares of Company Common Stock issuable with respect to any accrued dividends in accordance with the terms of the Company Charter ((i) and (ii) collectively, the
“Company Preferred Stock Conversion”
). All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall be canceled, shall no longer be outstanding and shall cease to exist and no payment or distribution shall be made with respect thereto, and each holder of shares of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.
(c) PIPE Closing
. On the Closing Date, immediately prior to or substantially concurrently with the First Effective Time, the PIPE Subscriptions and the issuance of the shares of Parent Common Stock and the Parent Incentive Warrants contemplated thereby shall be consummated pursuant to, and in the amounts set forth in, the PIPE Subscription Agreements.
(d) Backstop Closing
. On the Closing Date, immediately prior to or substantially concurrently with the First Effective Time, to the extent required pursuant to the terms set forth in the Backstop Subscription Agreement and Section 7.1(a) of this Agreement, the Backstop Subscription and the issue of shares of Parent Common Stock contemplated thereby shall be consummated pursuant to, and in the amounts determined in accordance with, the Backstop Subscription Agreement and Section 7.1(a) of this Agreement.
(e) Sponsor Promote Adjustment and Sponsor Promote Escrow
. On the Closing Date, immediately prior to or substantially concurrently with the First Effective Time, Parent shall cause Sponsor to effect the Sponsor Promote Adjustment and the deposit of the Sponsor Vesting Shares into escrow, in each case, in accordance with the terms of the Sponsor Support Agreement.
(f) First Merger
. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, on the Closing Date, at the First Effective Time, First Merger Sub and the Company shall consummate the First Merger, pursuant to which First Merger Sub shall be merged with and into the Company, following which the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the First Merger and as a direct, wholly owned subsidiary of Parent (provided that references to the Company for periods after the First Effective Time until the Second Effective Time shall include the Surviving Corporation).
(g) Second Merger
. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL and the DLLCA, on the Closing Date, at the Second Effective Time, the Surviving Corporation shall be merged with and into Second Merger Sub, following which the separate corporate existence of the Surviving Corporation shall cease and Second Merger Sub shall continue as the Surviving Entity after the Second Merger and as a direct, wholly owned subsidiary of Parent (provided that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).
Section
 2.2
Effective Times
.
(a)
On the terms and subject to the conditions set forth herein, the Company and First Merger Sub shall cause the First Merger to be consummated on the Closing Date by filing a certificate of merger (the “
First Certificate of Merger
”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time specified in such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger, being the “
First Effective Time
”).
(b)
On the terms and subject to the conditions set forth herein, the Surviving Corporation and Second Merger Sub shall cause the Second Merger to be consummated as soon as practicable following the First Effective Time and in any case on the same day as the First Effective Time, by filing a certificate of merger (the “
Second Certificate of Merger
”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and DLLCA (the time specified in such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Second Certificate of Merger, being the “
Second Effective Time
”).
Section
 2.3
Effects of the Mergers
.
(a)
At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at and after the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of First Merger Sub and the Company set forth in this Agreement to be performed after the First Effective Time. For the avoidance of doubt, at and after the First Effective Time, by virtue of the First Merger, the Surviving Corporation shall succeed to all of the rights and obligations of the Company set forth in this Agreement and the Ancillary Agreements to which the Company is party.
(b)
At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Second Merger Sub and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time. For the avoidance of doubt, at and after the Second Effective Time, by virtue of the Second Merger, the Surviving Entity shall succeed to all of the rights and obligations of Second Merger Sub and Company set forth in this Agreement and the Ancillary Agreements to which the Company is party.

Section
 2.4
Governing Documents
.
(a)
On the Business Day immediately prior to the Closing Date, in connection with the Domestication, Parent shall amend and restate the certificate of incorporation and bylaws of Parent to be in the forms attached as
Exhibit A
 and
Exhibit B
 hereto, respectively (with such changes as may be agreed in writing by Parent and the Company), effective upon effectiveness of the Domestication, and as so amended, shall be the certificate of incorporation and bylaws of Parent from and after such time until thereafter amended as provided therein and under the DGCL, subject to Section 8.6, except that the name of the corporation set forth therein shall be changed to “SeatGeek, Inc.”.
(b)
At the First Effective Time, (i) the certificate of incorporation of the Company as in effect immediately prior to the First Effective Time shall be amended and restated in its entirety in the form of the certificate of incorporation of First Merger Sub, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter supplemented or amended as provided by the DGCL, subject to Section 8.6 and (ii) the bylaws of the Company as in effect immediately prior to the First Effective Time shall be amended and restated in its entirety in the form of the bylaws of First Merger Sub, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter supplemented or amended as provided by the DGCL, subject to Section 8.6.
(c)
At the Second Effective Time, (i) the certificate of formation of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be amended to change the name of the Surviving Entity to such name as is determined by the Company no later than five Business Days prior to the Closing Date, but shall otherwise remain the same, and (ii) the operating agreement of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be amended and restated in its entirety to read as set forth on
Exhibit H
attached hereto and, as so amended and restated, shall be the operating agreement of the Surviving Entity until thereafter amended as provided by the DLLCA and such operating agreement, subject to Section 8.6.
Section
 2.5
Directors and Officers
.
(a)
The parties will take all requisite actions such that (i) the initial directors of the Surviving Corporation immediately after the First Effective Time shall be the individuals that served as directors of First Merger Sub immediately prior to the First Effective Time and (ii) the initial officers of the Surviving Corporation immediately after the First Effective Time shall be the individuals that served as officers of the Company in such capacities immediately prior to the First Effective Time, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.
(b)
The parties will take all requisite actions such that Parent shall be the sole member and manager of the Surviving Entity and the initial officers of the Surviving Entity immediately after the Second Effective Time shall be the individuals that served as officers of the Company in such capacities immediately prior to the First Effective Time, each to hold office in accordance with the provisions of the DLLCA and the operating agreement of the Surviving Entity and until their respective successors are, in the case of the initial managers, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.
(c)
The Parties shall take all actions necessary to ensure that, from and after the First Effective Time, the Persons identified as the initial post-Closing directors of Parent in accordance with the provisions of Section 8.5, including the Company Designated Directors, shall be the directors of Parent, each to hold office in accordance with the DGCL, Parent’s certificate of incorporation and bylaws and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed.

Section
 2.6
Closing; Effective Time
.
(a)
In accordance with the terms and subject to the conditions of this Agreement, the closing of the Transactions (the
“
Closing
”
) shall take place electronically through the exchange of documents via email (i) on the date which is three (3) Business Days after the first date on which all conditions set forth in Article 9 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless such third Business Day falls on a day that is not immediately preceded by a Business Day, in which case the Closing shall take place on the following Business Day, or (ii) such other time and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the
“Closing Date”
.
(b)
For the avoidance of doubt, the Closing and the First Effective Time shall occur on the Business Day immediately following the completion of the Domestication.
Section
 2.7
Closing Deliverables
.
(a)
At the Closing, the Company will deliver or cause to be delivered to Parent:
(i)
a certificate signed by an officer of the Company, in his or her capacity as such, dated the Closing Date, certifying that, the conditions specified in Section 9.2(a), Section 9.2(b), and Section 9.2(c) have been fulfilled;
(ii)
the Amended Registration Rights Agreement, duly executed by the Requisite Company Stockholders;
(iii)
the
Lock-Up
Agreement, duly executed by the Company and the Requisite Company Stockholders; and
(iv)
payoff letters, substantially final drafts of which shall be delivered to Parent at least five (5) Business Days prior to the Closing Date and the executed copies of which shall be delivered at least two (2) Business Days prior to the Closing Date, in each case, in form and substance reasonably satisfactory to Parent with respect to the Payoff Indebtedness, (A) setting forth the amount required to repay in full all such Indebtedness, (B) providing for a release of all security interests granted by the Company and its Subsidiaries to the holders of such Indebtedness upon satisfaction of the conditions set forth therein and (C) including a customary commitment by the holders of such Indebtedness (or such agent or trustee on behalf thereof) to execute and provide documentation and filings reasonably necessary to evidence the release or termination of such security interests;
provided
that Parent and the Company may agree prior to Closing to permit any or all Indebtedness of the Company and its Subsidiaries to remain outstanding, in which case no payoff letters with respect thereto shall be required.
(b)
At the Closing, Parent will deliver or cause to be delivered to the Company:
(i)
a certificate signed by an officer of Parent, in his or her capacity as such, dated the Closing Date, certifying that, the conditions specified in Section 9.3(a), Section 9.3(b), Section 9.3(c) and Section 9.3(f) have been fulfilled;
(ii)
the written resignations of all of the directors and officers of Parent designated by the Company in writing (email sufficient), effective as of the First Effective Time;
(iii)
the Amended Registration Rights Agreement, duly executed by Parent and Sponsor; and
(iv)
the
Lock-Up
Agreement, duly executed by Parent, First Merger Sub and Second Merger Sub.
(c)
On the Closing Date, Parent shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued and unpaid Parent Transaction Expenses and any Excluded Parent Transaction Expenses

(other than any Excess Parent Transaction Expenses which Sponsor elected to discharge by payment in cash) as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, and (ii) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to Parent not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof; provided that any Company Transaction Expenses due to current or former employees of the Company or any of its Subsidiaries shall be paid to the Company or its applicable Subsidiary for further payment to such employees through payroll.
(d)
On the Closing Date, immediately following the consummation of the First Merger, receipt of the proceeds of the PIPE Subscriptions, and payment of the Company Transaction Expenses, the Parent Transaction Expenses and the Excluded Parent Transaction Expenses in accordance with Section 2.7(c), Parent shall use any remaining cash proceeds from the Transaction (which such cash proceeds shall consist solely of cash and cash equivalents of Parent immediately prior to the First Merger, the balance of Parent’s Trust Account after giving effect to the Parent Share Redemptions and the net proceeds of the PIPE Subscriptions, if any, and the Company’s net proceeds pursuant to the Designated Company Warrants, as well as, if applicable, proceeds of the Backstop Subscription) to repay or cause to be repaid by wire transfer of immediately available funds, the accrued and unpaid Indebtedness of the Company Group (the “
Payoff Indebtedness
”);
provided
that Parent and the Company may agree prior to Closing to permit any or all Indebtedness of the Company and its Subsidiaries to remain outstanding, and;
provided,
further, that if the aggregate amount of Payoff Indebtedness exceeds the Primary Cash Amount, the amount of Indebtedness of the Company Group that is paid off at the Closing shall be reduced to an amount that does not exceed the portion of the Primary Cash Amount that is available for the repayment of such Indebtedness. For the avoidance of doubt, this Section 2.7(d) shall not require that cash and cash equivalents held by the Company Group immediately prior to the First Effective Time be used to repay Indebtedness of the Company Group.
ARTICLE 3
CONVERSION OF SECURITIES
Section
 3.1
Conversion of Securities
.
(a)
First Merger Sub Common Stock
. At the First Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of common stock of First Merger Sub that is issued and outstanding immediately prior to the First Effective Time shall no longer be outstanding and shall automatically be cancelled by virtue of the First Merger and shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
(b)
Cancelled Shares
. At the First Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of Company Capital Stock held in the treasury of the Company or by any Parent Entity or any of their respective Subsidiaries shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto (such shares, the
“
Cancelled Shares
”
).
(c)
Company Common Stock
. At the First Effective Time, by virtue of the First Merger and without any action on the part of any Parent Entity, the Company or the Company Stockholders, each share of Company Common Stock (including Company Common Stock resulting from the Company Preferred Stock Conversion) that is issued and outstanding immediately prior to the First Effective Time (other than the Dissenting Shares and the Cancelled Shares and any Company Restricted Stock) shall no longer be outstanding and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive: (x) subject to the provisions of Section 3.6, the applicable Earnout Pro Rata Portion of any Earnout Shares following the Closing in accordance with Section 3.6 and (y) the following:

(i)
if the holder of such share of Company Common Stock makes a proper and timely election in accordance with Section 3.2 to receive cash (a
“
Cash Election
”
) with respect to such share of Company Common Stock, which election has not been revoked pursuant to Section 3.2 (each such share, a
“
Cash Electing Share
”
), an amount in cash for such Cash Electing Share, without interest, equal to the Per Share Merger Consideration Value (the
“
Per Share Cash Consideration
”
), except that
(1)
if (x) the sum of the aggregate number of Dissenting Shares and the aggregate number of Cash Electing Shares, multiplied by
 (y) the Per Share Merger Consideration Value (such product, the
“
Aggregate Cash Election Amount
”
) exceeds the Cash Consideration Cap, then each Cash Electing Share shall be converted into the right to receive (A) an amount in cash, without interest, equal to the product of (1) the Per Share Merger Consideration Value and (2) a fraction, the numerator of which shall be the Cash Consideration Cap and the denominator of which shall be the Aggregate Cash Election Amount minus
the Aggregate Dissenting Share Amount (such fraction, the
“
Cash Fraction
”
) and (B) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the product of (1) the Per Share Stock Consideration and (2) one minus the Cash Fraction, and
(2)
if the Sponsor is required to consummate all or any portion of the Backstop Subscription pursuant to the terms set forth in the Backstop Subscription Agreement and Section 7.1(a) of this Agreement, then, notwithstanding any Cash Election, each Cash Electing Share shall be converted into the right to receive the Per Share Stock Consideration;
(ii)
if the holder of such share makes a proper election to receive shares of Parent Common Stock (a
“
Stock Election
”
) with respect to such share of Company Common Stock, which election has not been revoked pursuant to Section 3.2, or the holder of such share fails to make a Cash Election or Stock Election with respect to such share in accordance with the procedures set forth in Section 3.2, the Per Share Stock Consideration.
(d)
Company Warrants
. At the First Effective Time, each Company Warrant that remains outstanding and unexercised as of immediately prior to the First Effective Time (and which is not automatically and fully exercised in accordance with its terms prior to the First Effective Time) (each, an “
Exchanged Warrant
”) shall automatically, without any action on the part of the holder thereof, be assumed by Parent in accordance with the terms of such Exchanged Warrant (including as to vesting and exercisability), except that (i) such Exchanged Warrant shall relate to that whole number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Warrant as of immediately prior to the First Effective Time, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Exchanged Warrant shall be equal to the exercise price per share of such Company Warrant in effect immediately prior to the First Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent);
provided
, that, notwithstanding the foregoing, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to each Exchanged Warrant issued with respect to a Designated Company Warrant shall be determined in accordance with the terms of such Designated Company Warrant and concurrently with the assumption of the Designated Company Warrant, Parent shall issue the Parent Incentive Warrants contemplated by such Designated Company Warrant.
(e)
Company Options
. As of the First Effective Time, each Company Option that is then outstanding and unexercised shall be converted into the right to receive (i) an option to acquire a number of shares of Parent Common Stock upon substantially the same terms and conditions as are in effect with respect to such option as of immediately prior to the First Effective Time, including with respect to vesting, exercisability, and termination-related provisions (each, a “
Exchanged Option
”). Each Exchanged Option will represent the right to acquire a number of shares of Parent Common Stock equal to the product of (x) the whole number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the First Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share for each such Exchanged Option equal to the quotient of (A) the exercise price per share of such Company Option in effect immediately prior to the First Effective Time, divided by (B) the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent);
provided,
however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulations
Section 1.424-1,
such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or, for Company Options that are intended to be incentive stock options within the meaning of Section 422 of the Code or Section 424 of the Code, and (ii) the contingent right to receive a number of Earnout Securities following the Closing (without interest and subject to Tax withholding) in accordance with Section 3.6.
(f)
Company Restricted Stock Awards
. As of the First Effective Time, each Company Restricted Stock award that is outstanding immediately prior to the First Effective Time shall be converted into the right to receive (i) restricted shares of Parent Common Stock (each, an “
Exchanged Restricted Stock Award
”) with substantially the same terms and conditions as were applicable to such Company Restricted Stock award immediately prior to the First Effective Time (including with respect to vesting and termination-related provisions), except that such Exchanged Restricted Stock Award shall relate to such number of shares of Parent Common Stock as is equal to the product of (A) the number of shares of Company Restricted Stock subject to such Company Restricted Stock award immediately prior to the First Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share and (ii) the contingent right to receive a number of Earnout Securities following the Closing in accordance with Section 3.6.
(g) Surviving Corporation Common Stock
. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any holder thereof, all of the shares of common stock of the Surviving Corporation that are issued and outstanding immediately prior to the Second Effective Time shall no longer be outstanding and shall automatically be cancelled by virtue of the Second Merger.
(h) Second Merger Sub Common Stock
. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any holder thereof, each membership interest of the Second Merger Sub issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as membership interest of the Surviving Entity and shall not be affected by the Second Merger.
(i) Additional Actions.
The Company shall take all reasonably necessary actions to effect the treatment of (i) the Company Warrants pursuant to Section 3.1(d) in accordance with the applicable Company Warrants and (ii) the Company Options and the Company Restricted Stock pursuant to Section 3.1(e) and Section 3.1(f) in accordance with the Company Incentive Plans and the applicable award agreements.
Section
 3.2
Consideration Election Procedures
.
(a)
On or prior to the Election Date, each Company Stockholder (i) entitled to receive consideration pursuant to Section 3.1(c) and (ii) who was a Company Stockholder on the date of the delivery of the Consent Solicitation Statement, shall be entitled to specify the number of such holder’s shares of Company Capital Stock with respect to which such holder makes a Cash Election or a Stock Election by complying with the procedures set forth in this Section 3.2. For the avoidance of doubt and notwithstanding anything else to the contrary set forth herein, each Cash Election or Stock Election made pursuant to this Section 3.2 shall be deemed to be made with respect to each applicable Company Stockholder on an
“as-converted”
to Company Common Stock basis.
(b)
Parent shall prepare and file as an exhibit to the Registration Statement, a form of election (the
“
Form of Election
”
) in form and substance reasonably acceptable to the Company. Not less than twenty (20) days prior to the Election Date, the Company shall mail or otherwise deliver the Form of Election to each holder of record (as of such mailing) of Company Common Stock and Company Preferred Stock. Each Company Stockholder entitled to receive consideration pursuant to Section 3.1(c) shall use the Form of Election to make a Cash Election or a Stock Election. In the event that any such Company Stockholder fails to make a Cash Election or a Stock Election with respect to any or all shares of Company Capital Stock held or beneficially owned by such holder, then such holder shall be automatically deemed to have made a Stock Election with respect to those shares.

(c)
Any applicable Company Stockholder’s election pursuant to the Form of Election will be deemed properly made only if the Company has received at its designated office, by 5:00 p.m. (New York time) on the Business Day that is five (5) Business Days prior to the Closing Date or such other date as Parent and the Company will, prior to the Closing, mutually agree (the
“
Election Date
”
), a Form of Election duly, completely and validly executed and accompanied by any additional documents required by the procedures set forth in the Form of Election. Parent and the Company shall publicly announce the anticipated Election Date at least ten (10) Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Date shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Date;
provided
,
that such subsequent announcement may be made five (5) Business Days prior to the Closing Date and the Election Date may be four (4) Business Days prior to the Closing Date.
(d)
Any election made pursuant to this Section 3.2 will have been properly made only if the Company will have actually received a properly completed Form of Election prior to the Election Date (and the Company shall reasonably promptly provide copies of such to Parent). Any Form of Election may be revoked or changed by the person submitting it, by written notice received by the Company prior to the Election Date. In the event a Form of Election is validly revoked prior to the Election Date, the holders of the shares of Company Common Stock and Company Preferred Stock represented by such Form of Election shall be deemed to have made a Stock Election with respect to those shares, except to the extent a subsequent election is properly made prior to the Election Date. Any Cash Election or Stock Election as of the Election Date is final and irrevocable, unless (i) otherwise consented to in writing by the Company (which such consent may, in the Company’s sole discretion, be provided or denied), or (ii) this Agreement is validly terminated in accordance with Article 10, in which case all Cash Elections and Stock Elections shall automatically be revoked concurrently with the termination of this Agreement. Without limiting the application of any other transfer restrictions that may otherwise exist, after a Cash Election or a Stock Election is validly made or deemed to be made with respect to any shares of Company Common Stock (or Company Preferred Stock on an
“as-converted”
to Company Common Stock basis), no further registration of transfers of such shares shall be made on the stock transfer books of the Company until the Closing, unless and until such Cash Election or Stock Election is validly revoked in accordance with this Section 3.2.
(e)
The determination of the Company shall be final, conclusive and binding in the event of ambiguity or uncertainty as to whether or not a Cash Election or a Stock Election has been properly made or revoked pursuant to this Section 3.2. None of Parent, First Merger Sub, Second Merger Sub, the Company or the Exchange Agent shall be under any obligation to notify any person of any defect in a Form of Election. Notwithstanding anything herein to the contrary, the Company shall be permitted, in its reasonable discretion, to reduce the Cash Consideration Cap and/or reject Cash Elections proportionately or in the entirety.
Section 3.3 Exchange of Company Securities.
(a)
Exchange Agent.
On the Closing Date, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Parent and is reasonably satisfactory to the Company (the
“
Exchange Agent
”
), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 3.3, an amount in cash payable by Parent pursuant to Section 3.1(c) and Section 3.3(h) (in any event, not to exceed the Cash Consideration Cap) and the number of shares of Parent Common Stock sufficient to deliver the Stock Consideration payable by Parent pursuant to this Agreement, in each case, as set forth in the Company Closing Schedule (such amount of cash and such shares of Parent Common Stock being hereinafter referred to as the
“
Exchange Fund
”
). Upon the completion of such deposit, Parent shall have no liability with respect to the amount in cash payable by Parent pursuant to Section 3.1(c) and Section 3.3(h) or the Stock Consideration. Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the amount in cash payable by Parent pursuant to Section 3.1(c) and Section 3.3(h) or the Per Share Stock Consideration, as applicable, out of the Exchange Fund in accordance with the Company Closing Schedule and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent;
provided
that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or
better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. To the extent such fund increases for any reason above the level required to make prompt payment of any outstanding Per Share Cash Consideration to be paid in pursuant to Section 3.1(c)(i), Parent shall, following such prompt payment, be the sole owner of any amounts left over in such Exchange Fund.
(b)
Exchange Procedures.
Concurrently with the mailing of the Consent Solicitation Statement, Parent shall direct the Exchange Agent to mail to each holder of Company Common Stock or Company Preferred Stock evidenced by certificates (the
“
Certificates
”
) entitled to receive the Per Share Stock Consideration or Per Share Cash Consideration, as applicable, pursuant to Section 3.1(c), or consideration pursuant to Section 3.1(f): a letter of transmittal, which shall be in a form reasonably acceptable to Parent and the Company (the
“
Letter of Transmittal
”
). Within two (2) Business Days (but in no event prior to the First Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (to the extent such shares of Company Common Stock or Company Preferred Stock are or were certificated) via a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and Parent shall direct the Exchange Agent to deliver the Per Share Stock Consideration, the Per Share Cash Consideration or consideration pursuant to Section 3.1(f), as applicable, in accordance with the provisions of Section 3.1 and Section 3.2, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.3, each Certificate entitled to receive the Per Share Stock Consideration, the Per Share Cash Consideration or consideration pursuant to Section 3.1(f), as applicable, in accordance with Section 3.1 shall be deemed at all times after the First Effective Time to represent only the right to receive upon such surrender the Per Share Stock Consideration, the Per Share Cash Consideration or the consideration pursuant to Section 3.1(f), as applicable, that such holder is entitled to receive in accordance with the provisions of Section 3.1.
(c)
No Further Rights in Company Capital Stock.
The Per Share Stock Consideration and the Per Share Cash Consideration, as applicable, payable upon conversion of the outstanding shares of Company Capital Stock (including shares of Company Common Stock resulting from the conversion of the Company Preferred Stock and the exercise of Company Warrants or Company Options) in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock.
(d)
Adjustments to Per Share Consideration.
The Per Share Stock Consideration and the Per Share Cash Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Securities or Parent Common Stock occurring on or after the date hereof and prior to the First Effective Time.
(e)
Termination of Exchange Fund.
Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one-year
after the First Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Company Capital Stock who have not theretofore complied with this Section 3.3 shall thereafter look only to Parent for the Per Share Stock Consideration or the Per Share Cash Consideration, as applicable. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Capital Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(f)
No Liability.
None of the Exchange Agent, Parent, the Surviving Corporation or the Surviving Entity shall be liable to any holder of shares of Company Capital Stock (including shares of Company Common Stock resulting from the conversion of the Company Preferred Stock and the exchange of the Company Options and the Company Warrants) for any such shares of Company Capital Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.3.
(g)
Withholding Rights.
Each of the Company, the Surviving Corporation, the Surviving Entity, the Parent Entities and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under the Code or any provision of applicable state, local or non U.S. Tax Law. The Parties shall cooperate reasonably and in good faith to eliminate or reduce any such deduction or withholding to the extent permitted by applicable Law (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
(h)
Fractional Shares.
No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the exchange of shares of Company Capital Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Each holder of shares of Company Capital Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates surrendered by such holder and after aggregating all fractional shares that would otherwise be received by such holders into whole shares) shall receive, in lieu thereof, cash in an amount equal to such fractional amount multiplied by the average weighted price per share of Parent Common Stock on the NYSE (as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., in another authoritative source mutually selected by Parent and the Company) on each of the five (5) consecutive trading days ending with the last complete trading day prior to the Closing Date.
(i)
Parent Closing Schedule.
At least two (2) Business Days prior to the Closing Date, Parent shall deliver to the Company a schedule (the
“
Parent Closing Schedule
”
) that is true, correct and consistent with the terms of this Agreement showing Parent’s estimate of (a) the aggregate amount of cash to be funded pursuant to PIPE Subscriptions with respect to PIPE Subscription Agreements remaining in effect and not terminated or repudiated (or threatened to be terminated or repudiated), and (b) the Available Parent Cash, including Parent’s good faith estimate of (i) the balance of the Trust Account, (ii) the aggregate amount of cash to be funded pursuant to Backstop Subscriptions with respect to Backstop Subscription Agreements remaining in effect and not terminated or repudiated (or threatened to be terminated or repudiated), (iii) any other cash held by Parent as of immediately prior to the Closing, (iv) the Parent Share Redemption Amount, (v) all indebtedness for borrowed money of Parent as of immediately prior to the Closing, including the amount and holder of such Indebtedness, (vi) all Excluded Parent Transaction Expenses, and (vii) any Excess Parent Transaction Expenses that Sponsor elected to be discharged by cash payment by Parent against a corresponding cancellation of shares of Parent Common Stock held by Sponsor, as well as a schedule setting forth each expected payee of Parent Transaction Expenses and Excluded Parent Transaction Expenses as of the Closing, together with an estimate of the amount of such expenses. From and after delivery of the Parent Closing Schedule and through the Closing Date, (x) Parent shall, one (1) day prior to the Closing Date, provide to the Company any changes to the Parent Closing Schedule (including any component thereof) (the “
Updated Parent Closing Schedule
”), and (y) the Company shall have the right to review and comment on such calculations and estimates, Parent shall consider in good faith any such comments made by the Company, and the Company and Parent shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Parent Closing Schedule (and any updates or revisions as may be agreed to by the Company and Parent shall be included in the Updated Parent Closing Schedule, with such Updated Parent

Closing Schedule and all items and amounts set forth therein being final, conclusive, and binding upon, and non-appealable
by, the parties hereto). Parent shall, and shall cause its Representatives to, (i) reasonably cooperate with the Company and its Representatives to the extent related to the Company’s review of the Parent Closing Schedule and Updated Parent Closing Schedule and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (ii) provide reasonable access to personnel, books, records and other information during normal business hours and upon reasonable notice to the extent related to the preparation of the Parent Closing Schedule and Updated Parent Closing Schedule and reasonably requested by the Company or its Representatives in connection with such review; provided that, the Company shall not, and shall cause its Representatives to not, and Parent shall not be required to take any action that would, unreasonably interfere with the business of Parent Entities in connection with any such access.
(j)
Company Closing Schedule.
At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent and the Exchange Agent a schedule (the
“
Company Closing Schedule
”
) that is true, correct and consistent with the Forms of Election received by the Company pursuant to Section 3.2 showing (i) the percentage allocation of the Stock Consideration to each of the holders of Company Securities at the Closing as well as the corresponding number (and class) of shares of Parent Common Stock to be issued to such holders of Company Common Stock in accordance with Section 3.1(c) and the Company Charter, (ii) the Per Share Cash Consideration, if any, to be paid to each of the holders of Company Common Stock in accordance with Section 3.1(c) and the Company Charter and (iii) with respect to each Company Securityholder, the Earnout Pro Rata Portion in respect of such holder’s Company Common Stock and the Earnout Pro Rata Portion in respect of such holder’s Company Options and Company Warrants
.
The Company Closing Schedule shall also include (A) the name of each Company Securityholder, (B) the number and type of shares of Company Capital Stock, Company Restricted Stock awards, Company Options and Company Warrants held by each holder thereof, and (C) the Company’s good faith estimate of (x) each item of Indebtedness, including in each case, the amount and holder of such Indebtedness, of the Company Group Members or their respective Subsidiaries that will be outstanding as of the Closing, (y) the aggregate amount of cash and cash equivalents held by the Company Group Members and their respective Subsidiaries as of the Closing and (z) each expected payee of Company Transaction Expenses as of the Closing, together with an estimate of the amount of such expenses. For the avoidance of doubt, Parent and the Company agree that (1) if no Company Stockholder makes a Cash Election or receives cash pursuant to Section 3.1(c)(i), the aggregate number of shares of Parent Common Stock to be issued in respect of shares of Company Capital Stock and issuable in respect of converted Company Options and Company Warrants as of the First Effective Time pursuant to the terms of this Agreement shall be 128,160,000 and the Company Closing Schedule shall reflect the same, and (2) in no event shall the cash payable by Parent or any other person in respect of shares of Company Capital Stock pursuant to the terms of this Agreement exceed the Cash Consideration Cap and the Company Closing Schedule shall reflect the same. The Company Closing Schedule shall also include the Primary Cash Amount. Following Parent’s receipt of the Company Closing Schedule and through the Closing Date, (A) the Company shall, one (1) day prior to the Closing Date, provide to Parent any changes to the Company Closing Schedule (including any component thereof) (the “
Updated Company Closing Schedule
”), and (B) Parent shall have the right to review and comment on such calculations and estimates, the Company shall consider in good faith any such comments made by Parent, and the Company and Parent shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Company Closing Schedule (and any updates or revisions as may be agreed to by the Company and Parent shall be included in the Updated Company Closing Schedule, with such Updated Company Closing Schedule and all items and amounts set forth therein being final, conclusive, and binding upon, and non-appealable
by, the parties hereto). The Company shall, and shall cause its Representatives to, (1) reasonably cooperate with Parent and its Representatives to the extent related to Parent’s review of the Company Closing Schedule and Updated Company Closing Schedule and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (2) provide reasonable access to personnel, books, records and other information during normal business hours and upon reasonable notice to the extent related to the preparation of the Company Closing Schedule and the Updated Company Closing Schedule and reasonably requested by Parent or its Representatives in connection with such review; provided that, Parent shall not, and shall cause its

Representatives to not, and the Company shall not be required to take any action that would, unreasonably interfere with the business of the Company Group in connection with any such access.
Section
 3.4
Stock Transfer Books
. At the First Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. From and after the First Effective Time, the holders of Certificates representing shares of Company Capital Stock outstanding immediately prior to the First Effective Time shall cease to have any rights with respect to such Company Capital Stock, except as otherwise provided in this Agreement or by Law. On or after the First Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Per Share Stock Consideration or Per Share Cash Consideration, as applicable, in accordance with the provisions of Section 3.1.
Section
 3.5
Appraisal Rights
.
(a)
Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Capital Stock that are outstanding immediately prior to the First Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the Mergers nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares of Company Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such shares of Company Capital Stock, the
“
Dissenting Shares
”
) shall not be converted into, and such stockholders shall have no right to receive, the Per Share Stock Consideration or Per Share Cash Consideration, as applicable, unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. If any Company Stockholder who fails to perfect or who effectively withdraws or otherwise loses the rights to appraisal of any Dissenting Shares held by such Company Stockholder under Section 262 of the DGCL, then such shares of Company Capital Stock shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the First Effective Time, the right to receive the Per Share Stock Consideration or Per Share Cash Consideration, as applicable, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.3(b), of the Certificate or Certificates that formerly evidenced such shares of Company Capital Stock.
(b)
Prior to the Closing, the Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
Section
 3.6
Earnout Securities
.
(a)
Following the Closing, in addition to the consideration to be received pursuant to Section 3.1, the Company Securityholders as of the First Effective Time shall be issued up to an additional 35,000,000 shares of Parent Common Stock, as follows:
(i)
8,750,000 shares of Parent Common Stock, in the aggregate, if at any time during the Earnout Period, (x) the Closing Price is greater than or equal to $12.00 over any 20 Trading Days within any period of thirty (30) consecutive Trading Days or (y) Parent consummates a Subsequent Transaction, which results in the holders of shares of Parent Common Stock having the right to exchange their shares of Parent Common Stock for cash, securities or other property having a value equaling or exceeding $12.00 per share (the “
First Earnout
”) (such 8,750,000 shares of Parent Common Stock, the “
First Earnout Shares
”);
(ii)
8,750,000 shares of Parent Common Stock, in the aggregate, if at any time during the Earnout Period, (x) the Closing Price is greater than or equal to $14.00 over any 20 Trading Days within any period of thirty (30) consecutive Trading Days or (y) Parent consummates a Subsequent Transaction, which results in the holders of shares of Parent Common Stock having the right to exchange their shares of Parent Common Stock for cash, securities or other property having a value equaling or exceeding $14.00 per share (the “
Second Earnout
”) (such 8,750,000 shares of Parent Common Stock, the “
Second Earnout Shares
”);
(iii)
8,750,000 shares of Parent Common Stock, in the aggregate, if at any time during the Earnout Period, (x) the Closing Price is greater than or equal to $16.00 over any 20 Trading Days within any period of thirty (30) consecutive Trading Days or (y) Parent consummates a Subsequent Transaction, which results in the holders of shares of Parent Common Stock having the right to exchange their shares of Parent Common Stock for cash, securities or other property having a value equaling or exceeding $16.00 per share (the “
Third Earnout
”) (such 8,750,000 shares of Parent Common Stock, the “
Third Earnout Shares
”); and
(iv)
8,750,000 shares of Parent Common Stock, in the aggregate, if at any time during the Earnout Period, (x) the Closing Price is greater than or equal to $18.00 over any 20 Trading Days within any period of thirty (30) consecutive Trading Days or (y) Parent consummates a Subsequent Transaction, which results in the holders of shares of Parent Common Stock having the right to exchange their shares of Parent Common Stock for cash, securities or other property having a value equaling or exceeding $18.00 per share (the “
Fourth Earnout
” and together with the First Earnout, the Second Earnout and the Third Earnout, the “
Earnouts
”) (such 8,750,000 shares of Parent Common Stock, the “
Fourth Earnout Shares
” and together with the First Earnout Shares, the Second Earnout Shares and the Third Earnout Shares, the “
Earnout Shares
”).
(b)
If any of the Earnouts shall have been achieved prior to the conclusion of the Earnout Period, within five (5) Business Days following the achievement of the applicable Earnout, Parent shall, or shall cause the Exchange Agent or any replacement transfer agent engaged by Parent to, issue each Company Securityholder’s Earnout Pro Rata Portion of the Earnout Shares issuable in connection with such Earnout. If any of the Earnouts shall not have been achieved on or prior to the conclusion of the Earnout Period, the Company Securityholders shall have no further right to receive the applicable Earnout Shares. To the extent that any portion of the Earnout Shares issued relates to an Exchanged Restricted Stock Award that remains unvested as of such Earnout (each such Exchanged Restricted Stock Award, an “
Unvested Exchanged Restricted Stock Award
”), then such Earnout Shares shall be subject to the same vesting conditions as applied to the applicable Unvested Exchanged Restricted Stock Award over the remaining vesting schedule of the applicable Unvested Exchanged Restricted Stock Award.
(c)
Notwithstanding anything in Section 3.3(b) to the contrary, to the extent that any portion of the Earnout Shares that would otherwise be issued to a Company Optionholder hereunder relates to a Company Option exchanged for an Exchanged Option that remains unvested as of the date on which such Earnout is achieved (each such Exchanged Option, an “
Unvested Exchanged Option
”), then in lieu of issuing the Company Optionholder’s Earnout Pro Rata Portion of the Earnout Shares to such Company Optionholder, Parent shall instead issue, as soon as practicable following the later of (i) the occurrence of such Earnout and (ii) Parent’s filing of a Form
S-8
Registration Statement, to each holder of an Unvested Exchanged Option, an award of Earnout RSUs for a number of shares of Parent Common Stock equal to the Earnout Pro Rata Portion of the Earnout Shares issuable with respect to the Unvested Exchanged Option. A holder of an Unvested Exchanged Option shall only be granted Earnout RSUs if such holder remains in continuous service to Parent, the Company Group or one of their respective Subsidiaries as of the date on which the applicable Earnout is achieved and the applicable grant date of the Earnout RSUs. Such Earnout RSUs shall vest in equal amounts (or as close as possible, with any excess shares vesting on the last vesting date) over the remaining vesting schedule of the applicable Unvested Exchanged Option and shall be subject to the same vesting conditions as applied to the applicable Unvested Exchanged Option. All Earnout RSUs to be issued hereunder shall be issued under and pursuant to the terms of the Equity Incentive Plan and shall cover a number of shares in addition to, and will not otherwise reduce or decrease, the share reserve approved for all other awards under Section 7.10 under such Equity Incentive Plan.

(d)
The Closing Price targets and any determination with respect to the achievement of the Earnouts and the amount of Earnout Securities shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock), reorganization, recapitalization, reclassification, combination, merger, sale or exchange of shares or other like change with respect to shares of Parent Common Stock, occurring on or after the date hereof and prior to the time any such Earnout Securities are delivered to the Company Securityholders, if any.
(e)
The right of a Company Securityholder to receive the Per Share Earnout Consideration pursuant to this Section 3.6 (or Earnout RSUs, if applicable) shall not be transferrable or assignable to any other person except by will or intestacy upon the death of a Company Stockholder or Company Optionholder that is a natural person and any shares of Parent Common Stock issuable under this Section 3.6 shall be issued solely in the name of, or for the benefit of, such Company Stockholder or Company Optionholder or its permitted transferee in accordance with this Section 3.6(e).
(f)
For the avoidance of doubt, if the condition for more than one Earnout is achieved, the Earnout Shares to be earned in connection with such Earnout shall be cumulative with any Earnout earned prior to such time in connection with the achievement of any other Earnout; provided that, for avoidance of doubt, Earnout Shares in respect of each Earnout will be issued and earned only once and the aggregate Earnout Shares issued shall in no event exceed 35,000,000 shares of Parent Common Stock.
(g)
Notwithstanding the foregoing, the issuance of the Earnout Securities shall be subject to Tax withholding pursuant to Section 3.3(g).
(h)
Notwithstanding the foregoing, if any issuance of Earnout Securities requires a filing under the HSR Act, such issuance shall not be made until the applicable waiting period under the HSR Act applicable to the acquisition of such securities has expired or been terminated.
(i)
Any Earnout Shares payable hereunder in Parent Common Stock shall be treated as comprised of two components, respectively a principal component and an interest component, the amounts of which shall be determined as provided in Treasury Regulations
Section 1.483-4(b),
Example 2 using the
3-month
test rate of interest provided for in Treasury Regulations
Section 1.1274-4(a)(1)(ii)
employing the semi-annual compounding period. As to any such payment of Earnout Shares payable hereunder in Parent Common Stock to each Company Stockholder pursuant to Section 3.6(a), Parent Common Stock representing the principal component (with a value equal to the principal component) and Parent Common Stock representing the interest component (with a value equal to the interest component) shall be represented by separate share certificates.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered to Parent by the Company on the date of this Agreement (the
“Company Disclosure Letter”
) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article 4), the Company represents and warrants to Parent as follows:
Section
 4.1
Company Organization
. The Company is duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware, except as would not be material to the Company. The copies of the certificate of incorporation of the Company certified by the Secretary of the State of Delaware and the bylaws, as in effect on the date hereof, previously made available by the Company to Parent are true, correct and complete. The Company has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to have such corporate power and authority to own, operate and lease and to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section
 4.2
Subsidiaries
. A complete list, as of the date hereof, of each Subsidiary of the Company, its jurisdiction of incorporation, formation or organization, as applicable, and the percentage of the equity interest of each Subsidiary owned by the Company and each other Company Group Member is set forth on Section 4.2 of the Company Disclosure Letter. Other than with respect to the Subsidiaries identified on Section 4.2 of the Company Disclosure Letter (the “
Company Subsidiaries
”), the Company does not directly or indirectly own, and has never owned, any Equity Securities in, any other corporation, partnership, joint venture or business association or other entity. True and complete copies of the Governing Documents of each Subsidiary have been made available to Parent prior to the date of this Agreement.
Section
 4.3
Due Authorization
. The Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Company is or will be a party and (subject to the approvals described in Section 4.5) and, subject only to obtaining the Company Stockholder Approval, to consummate the Transactions and to perform all of its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is or will be a party and the consummation of the Transactions have been duly and validly authorized and approved by the board of directors of the Company, and other than the execution and delivery of the Company Stockholder Approval, no other company or corporate proceeding on the part of the Company Group Members is or will be necessary to authorize this Agreement and the Ancillary Agreements to which the Company is or will be a party contemplated hereby, in each case, as applicable. This Agreement has been, and on or prior to the Closing, the Ancillary Agreements to which the Company is or will be a party will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, such Ancillary Agreements to which the Company is or will be a party will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company, in each case, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (the “
Enforceability Exceptions
”). At a meeting duly called and held, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Mergers, (ii) approved this Agreement and the Transactions, including the Mergers and the Company Preferred Stock Conversion (such Company Preferred Stock Conversion to be effected on the Closing Date, immediately prior to the First Effective Time, subject to and contingent upon the consummation of the First Merger), on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Mergers and the Company Preferred Stock Conversion (such Company Preferred Stock Conversion to be effected on the Closing Date, immediately prior to the First Effective Time, subject to and contingent upon the consummation of the First Merger), be adopted by the Company Stockholders. The Company Stockholder Approval is the only vote or consent of holders of any class of Equity Securities of the Company that is required to adopt this Agreement and approve the Transactions.
Section
 4.4
No Violation
. Subject to the receipt of the Company Stockholder Approval and the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is or will be a party and the consummation of the Transactions do not and will not (a) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) the Governing Documents of the Company, (b) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) any Law or Governmental Order applicable to any Company Group Member, (c) violate any provision of, or result in the breach of, result in (in each case, with or without notice or lapse of time, or both) the loss of any right or benefit, require any consent, waiver, approval, authorization, notice or other action by any Person (other than the Company Group Members), or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Governmental Permit or Material Contract, or terminate or result in the termination of any such Governmental Permit or Material Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Company Group Member except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section
 4.5
Governmental Authorizations
. Assuming the truth and completeness of the representations and warranties of Parent contained in this Agreement, no consent, waiver, approval, expiration or termination of waiting periods or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a
“
Governmental Authorization
”
) is required on the part of any of the Company Group Members with respect to the Company’s execution, delivery or performance of this Agreement or the Ancillary Agreements to which the Company is or will be a party or consummation by the Company of the Transactions, except for (i) any consents, approvals, authorizations, designations, declarations, waivers, notices or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings related to the SEC, NASDAQ or the New York Stock Exchange (the
“
NYSE
”
) or in connection with the First Certificate of Merger or the Second Certificate of Merger and (iii) as may be required pursuant to the HSR Act.
Section
 4.6
Capitalization of the Company
.
(a)
As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 190,000,000 shares of Company Common Stock (including Company Restricted Stock), of which 32,095,913 shares are outstanding and (ii) 135,622,253 shares of Preferred Stock, of which (A) 7,675,410 shares have been designated Company Series A Preferred Stock, of which 7,675,410 shares are outstanding, (B) 9,148,940 shares have been designated Company Series
A-1
Preferred Stock, of which 9,148,940 shares are outstanding, (C) 3,060,560 shares have been designated Company Series
A-2
Preferred Stock, of which 3,060,560 shares are outstanding, (D) 27,812,260 shares have been designated Company Series B Preferred Stock, of which 27,812,260 shares are outstanding, (E) 23,822,065 shares have been designated Company Series C Preferred Stock, of which 23,822,065 shares are outstanding, (F) 26,092,812 shares have been designated Company Series D Preferred Stock, of which 20,968,375 shares are outstanding, and (G) 38,010,206 shares have been designated Company Series
D-1
Preferred Stock, of which 32,521,937 shares are outstanding. The outstanding shares of capital stock contemplated by the immediately preceding sentence (A) constitute all of the outstanding shares of capital stock of the Company and (B) when combined with Interim Period issuances of shares of Company Common Stock pursuant to Company Options, will constitute, as of the Closing, all of the outstanding shares of capital stock of the Company. All of the outstanding shares of capital stock or other equity interests of the Company (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) have been offered, sold and issued in compliance, in all material respects, with applicable Law, including federal and state securities Laws, and all requirements set forth in the Company Governing Documents and any other applicable Contracts governing the issuance of such securities, (3) are not subject to, and have not been issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, including federal and state securities Laws, or the Company Governing Documents or any Contract to which any Company Group Member is a party or otherwise is bound and (4) are free and clear of any Liens (other than the restrictions under applicable securities Laws and restrictions existing under the terms of the Governing Documents of the Company).
(b)
As of the date of this Agreement, 20,141,684 shares of Company Common Stock are issuable pursuant to outstanding Company Options and 795,144 shares of Company Restricted Stock are outstanding, in each case granted prior to the date of this Agreement. Section 4.6(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of the last Business Day prior to the date of this Agreement, (i) all of the holders of capital stock (including the number of shares owned by such person), warrants (including the number of shares of Company Common Stock underlying such warrants and the exercise price thereof) and equity awards of the Company and (ii) all of the holders of outstanding Company equity awards (including Company Options and Company Restricted Stock), including, on an award-by-award
basis, the type of award, the name of the holder, the number of shares of Company Common Stock underlying the award, including the cumulative number of shares underlying vested awards, the vesting schedule, where applicable, and the exercise price, where applicable.
(c)
Other than as set forth in this Section 4.6 or on Section 4.6 of the Company Disclosure Letter, there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Capital Stock, or other equity interests in the Company, or any other Contracts to which the Company is a party or by which the Company or any of its assets or properties are bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company, (iii) (A) no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company and (B) no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote, (iv) no shareholders agreements, voting agreements, proxies, registration rights agreements or other similar agreements relating to the Company’s equity interests to which the Company is a party or by which the Company is bound and (v) no shares of common stock, preferred stock or other equity interests of the Company issued and outstanding.
Section
 4.7
Capitalization of the Company Subsidiaries
.
(a)
The outstanding Equity Securities of each of the Company Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) have been offered, sold and issued in compliance, in all material respects, with applicable Law, including federal and state securities Laws, and all requirements set forth in the Company Governing Documents and any other applicable Contracts governing the issuance of such securities, (iii) are not subject to, and have not been issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, including federal and state securities Laws, or the Company Governing Documents or any Contract to which any Company Group Member is a party or otherwise is bound and (iv) are free and clear of any Liens (other than the restrictions under applicable securities Laws and restrictions existing under the terms of the Governing Documents of such Subsidiary, and Permitted Liens). The Company does not own any Equity Securities other than as set forth on Section 4.7(a) of the Company Disclosure Letter.
(b)
Other than as set forth in this Section 4.7 or on Section 4.7 of the Company Disclosure Letter, there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Equity Securities of any Company Subsidiaries, or any other Contracts to which any Company Group Member is a party or by which any Company Group Member or any of its assets or properties are bound obligating any Company Group Member to issue or sell any Equity Securities of, other equity interests in or debt securities of, any Company Subsidiary, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any Company Subsidiary, (iii) (A) no outstanding contractual obligations of any Company Group Member to repurchase, redeem or otherwise acquire any securities or equity interests of any Company Subsidiary and (B) no outstanding bonds, debentures, notes or other indebtedness of any Company Group Member having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the holders of the Equity Securities of any Company Subsidiary may vote, (iv) no shareholders agreements, voting agreements, proxies, registration rights agreements or other similar agreements relating to the Equity Securities of any Company Subsidiary to which any Company Group Member is a party or by which any Company Group Member is bound and (v) no Equity Securities of any Company Subsidiary issued and outstanding, other than Equity Securities owned, directly or indirectly, by the Company.
Section
 4.8
Financial Statements
.
(a)
Attached as Section 4.8(a) of the Company Disclosure Letter are true and complete copies of (i) the audited consolidated balance sheet of the Company Group as of December 31, 2020 and December 31, 2019, and the audited consolidated statements of operations, cash flows and changes in stockholders’ equity for the years ended December 31, 2020, December 31, 2019 and December 31, 2018, together with the auditor’s report thereon (the
“
Audited Financial Statements
”), (ii) the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of the Company Group as of and for the six-month
period ended June 30, 2021 and (iii) the unaudited condensed consolidated balance sheet of the Company Group as of August 31, 2021 ((ii) and (iii) collectively, the “
Interim Financial Statements
” and, together with the Audited Financial Statements, the “
Financial Statements
”
).
(b)
Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company Group, as at the respective dates thereof, and the consolidated results of their operations, their consolidated losses, their consolidated changes in stockholders’ deficit and their consolidated cash flows for the respective periods then ended, but subject, in the case of the Interim Financial Statements, to normal and recurring year-end
adjustments, (ii) were prepared in conformity, and in accordance, with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), but subject, in the case of the Interim Financial Statements, to normal and recurring year-end
adjustments, (iii) were prepared from, are in accordance with and accurately reflect in all material respects, the books and records of the Company Group and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.
(c)
The Company Group has in place systems and processes that are customary for companies at the same stage of development as the Company Group which are designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements. Neither the Company Group nor, to the knowledge of the Company Group Members, any representative of the Company Group has received or otherwise had or obtained knowledge of the Company Group Members of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company Group or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company Group has engaged in incorrect accounting or auditing practices and, to the knowledge of the Company Group Members, there have been no instances of fraud that occurred during any period covered by the Financial Statements.
(d)
Since August 31, 2021 until the date of this Agreement, the Company Group Members have not incurred any material Indebtedness for borrowed money.
Section
 4.9
Undisclosed Liabilities
. Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no liability, debt (including Indebtedness) or obligation of, or claim or judgment of any kind against, any Company Group Member (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, due or to become due or otherwise) that would be required to be set forth on a balance sheet of the Company Group prepared in accordance with GAAP, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business consistent with past practice (none of which relates to breach of contract, breach of warranty, tort, infringement, any lawsuit, a violation of law), (c) that will be discharged or paid off prior to or at the Closing, (d) arising under this Agreement and/or the performance by the Company Group Members of their obligations hereunder, or (e) that would not reasonably be expected to, individually or in the aggregate, result in material liability to the Company Group Members, taken as a whole.
Section
 4.10
Litigation and Proceedings
. Except as set forth on Section 4.10 of the Company Disclosure Letter, (a) there are no lawsuits, actions, suits, charges, mediations, complaints, investigations, audits, arbitrations, judgments, claims or other proceedings (whether federal, state, local or foreign), at law or in equity, pending or threatened in writing to any Company Group Member (collectively,
“
Legal Proceedings
”
) against or by any Company Group Member or their respective properties, assets or business; (b) no investigations, audits or other inquiries are pending or threatened in writing to any Member of the Company Group by any Governmental Authority, against any Company Group Member or their respective properties, assets or business; and (c) there is no outstanding Governmental Order imposed upon any Company Group Member, nor are any properties or assets of any Company Group Member bound by or subject to any Governmental Order, except, in the case of each of clauses (a) – (c), as has not, and would not reasonably be expected to, individually or in the aggregate, result in material non-monetary
liability or amounts in excess of $250,000.
Section
 4.11
Legal Compliance
.
(a)
Each Company Group Member is, and for the past three (3) years has been, in compliance with all applicable Laws of applicable Governmental Authorities that are applicable to such Company Group Member or by which any property or asset of such Company Group Member is bound, except where such non-compliance
would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company Group Members, taken as a whole. In the past three (3) years, the Company Group Members have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, or would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company Group Members, taken as a whole.
(b)
Each Company Group Member holds, and is in compliance with, all Governmental Permits necessary for the lawful conduct of its respective businesses or ownership of its respective assets and properties, except where such failure to hold or non-compliance
has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such Governmental Permits are in full force and effect and are being complied with, except where the failure of such Governmental Permits to be in full force and effect has not been, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There has been no decision by any Company Group Member not to renew any Governmental Permit in the ordinary course of business. No Legal Proceeding is pending or, to the knowledge of the Company Group Members, threatened, by any Governmental Authority seeking the revocation, limitation, suspension, withdrawal, modification or nonrenewal of any such Governmental Permit, except such Legal Proceedings that have not been, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section
 4.12
Contracts; No Defaults
.
(a)
Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts (other than any Company Benefit Plan) described in clauses (i) through (xvii) below to which, as of the date of this Agreement, any Company Group Member is a party or by which they are bound (such contracts listed on Section 4.12(a) of the Company Disclosure Letter, the “
Material Contracts
”). True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have been delivered to or made available to Parent or its agents or representatives prior to the date of this Agreement.
(i)
any collective bargaining agreement, works council, or other Contract with any labor union, labor organization, works council or other employee representative (each a
“
CBA
”
);
(ii)
any Contract for the settlement or compromise of any Legal Proceeding under which any of the Company Group Members will have any material outstanding obligation after the date of this Agreement;

(iii)
any Contract relating to Indebtedness by a Company Group Member or any guarantee or loan by any Company Group Member, in each case, representing obligations in excess of $500,000;
(iv)
any Contracts involving any joint venture, partnership, joint development, revenue sharing or similar agreement, in each case, of a material nature;
(v)
Contracts under which any Company Group Member (x) is a licensee of any Intellectual Property owned by any third party (other than non-exclusive
licenses received in the ordinary course of business), which Intellectual Property is material to the operation of the business of the Company or any of its Subsidiaries, (y) is a licensor of or otherwise grants to a third party any rights to use any item of Owned Intellectual Property, other than non-exclusive
licenses granted in the ordinary course of business, or (z) is a party and that restricts or otherwise adversely affects, in any material respect, a Company Group Member’s ownership of or ability to use, register, license or enforce any of its material Owned Intellectual Property (including concurrent use agreements, settlement agreements and coexistence agreements);
(vi)
any Contract with any Governmental Authority;
(vii)
any Contract (A) limiting or restricting the ability of a Company Group Member, in any material respect, to enter into or engage in any market or line of business or to compete with any Person or in any geographic area and (B) limiting or restricting the ability of any Company Group Member to otherwise conduct business as presently conducted in any material manner or place;
(viii)
any revocable or irrevocable power of attorney granted by any Company Group Member to any Person for any purpose whatsoever;
(ix)
any agreement with respect to the acquisition or disposition of any business, material assets or securities, or any equity or debt investment in any Person other than in the ordinary course of business and under which there is any surviving obligation of any Company Group Member;
(x)
any agreements or series of related agreements with suppliers and vendors to which any Company Group Member is a party for the purchase of goods or services involving aggregate payments in excess of $400,000 during the year ended December 31, 2020 or expected to involve aggregate payments in excess of $400,000 during the year ended December 31, 2021, in each case, which cannot be cancelled by the Company Group Member or any of its Subsidiaries without payment or penalty upon notice of thirty (30) days or less, and whose unexpired term as of the Closing Date exceeds one year;
(xi)
any agreements relating to any Related Party Transaction;
(xii)
Contracts which involve commitments to make capital expenditures by any Company Group Member in excess of $250,000;
(xiii)
the Company Group Members’ top ten (10) sponsorship agreements by expenditure during the twelve month period ending on December 31, 2020;
(xiv)
each lease, rental or occupancy agreement, license, installment and conditional sale agreement or similar agreement under which any Company Group Member is a lessor, sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by any Company Group Member, in any case which has future required scheduled payments in excess of $250,000 per annum and is not terminable by it upon notice of sixty (60) calendar days or less for a cost of less than $250,000;
(xv)
Contracts for the employment or engagement of any individual service provider of any of the Company Group Members (A) that provide for annual base salary compensation greater than $300,000 or (B) that provide for the payment and/or accelerated vesting of any compensation or benefits upon the consummation of the Transactions;

(xvi)
all Real Property Leases; and
(xvii)
any Contract with any of the Top Customers or the Top Suppliers.
(b)
With such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all of the Contracts to which any Company Group Member is a party or by which they are bound are in full force and effect and represent the legal, valid and binding obligations of the Company Group Member party thereto, subject to the Enforceability Exceptions and, to the knowledge of the Company Group Members, represent the legal, valid and binding obligations of the counterparties thereto, subject to the Enforceability Exceptions; and (ii) (x) the Company Group Members have performed all respective obligations required to be performed by them to date under the Contracts to which any Company Group Member is a party or by which they are bound, and neither the Company Group Members nor, to the knowledge of the Company Group Members, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, none of the Company Group Members has received any written claim or notice of termination or breach of or default under any such Contract or, except in response to
COVID-19,
waived any rights under any such Contract, and (z) no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company Group Members or, to the knowledge of the Company Group Members, any other party thereto (in each case, with or without notice or lapse of time or both). The Company has made available to Parent true and complete copies of all Contracts (or have provided written summaries of oral Contracts) set forth on Section 4.12(a) of the Company Disclosure Letter.
Section
 4.13
Company Benefit Plans
.
(a)
Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan. For purposes of this Agreement, a
“
Company
Benefit Plan
”
means any
“
employee benefit plan
”
as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, (
“
ERISA
”
) (whether or not subject to ERISA) and any other plan, policy, program, practice, contract, or agreement (including any employment, consulting, service, bonus, performance awards, profit sharing, incentive or deferred compensation, profit sharing, equity or equity-based compensation, severance, retention, pension retirement, savings, supplemental retirement, change in control, vacation, paid time off, health, dental, life insurance, disability, fringe benefit or similar plan, policy, program, practice, contract or agreement), written or unwritten, funded or unfunded, providing compensation or other benefits to any current or former director, officer, individual consultant, or employee or individual service provider which are maintained, sponsored or contributed to (or required to be contributed to) by any Company Group Member or otherwise with respect to which any Company Group Member has any current or contingent liability, in each case whether or not subject to the Laws of the United States or funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority.
(b)
With respect to each material Company Benefit Plan, the Company has made available to Parent prior to the date hereof (i) the most recent determination letter or opinion letter, if any, from the IRS for any such Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; (ii) the plan documents and summary plan descriptions, or a written description of the terms of any material Company Benefit Plan, (iii) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (iv) the most recent annual report on Form 5500 required to have been filed with the U.S. Department of Labor, including all schedules thereto; and (v) any material notices, records filings, or correspondence to or from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the U.S. Securities and Exchange Commission, or any other Governmental Authority relating to the operation, administration, or any compliance issues in respect of any such Company Benefit Plan.
(c)
Except as has not had, or would not reasonably be expected to result in Company Material Adverse Effect, (i) each Company Benefit Plan has been established, maintained, funded, operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) all contributions, premiums and other payments that are due in respect of a Company Benefit Plan have been paid on or before their respective due dates, and any such amounts not yet due have been paid or properly accrued, and (iii) there have been no
“
prohibited transactions
”
within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and, to the knowledge of the Company Group Members, not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan.
(d)
Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon a determination or advisory letter or opinion letter for a prototype plan and, to the knowledge of the Company Group Members, no fact or event has occurred that would reasonably be expected to cause the loss of qualification of any such Company Benefit Plan.
(e)
No Company Benefit Plan (i) is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a
“
Multiemployer Plan
”
), (ii) is a
“
defined benefit
”
plan (as defined in Section 3(35) of ERISA) or any other plan that is subject to Title IV of ERISA (
“
Title IV Plan
”
), (iii) is a plan maintained in connection with a trust described in Section 501(c)(9) of the Code, or (iv) is a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). Neither the Company Group Members nor any of their ERISA Affiliates have sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. None of the Company Group Members has any material liability by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.
(f)
Except as would not reasonably be expected to result in a Company Material Adverse Effect, with respect to the Company Benefit Plans, no Legal Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company Group Members, threatened in writing.
(g)
No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company Group Members for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law. Except as would not reasonably be expected to result in a Company Material Adverse Effect, no Company Group Member has incurred (whether or not assessed) any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.
(h)
Except as set forth on Section 4.13(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) entitle any current or former director, employee, officer or other service provider of the Company Group Members to any severance pay (or an enhanced level or accelerated payment schedule of severance pay) or any other compensation payable by the Company Group Members upon a termination of employment or service after the date of this Agreement or any increase in the amount thereof, except as expressly provided in this Agreement, (ii) accelerate the time of payment, funding (through a grantor trust or otherwise), or vesting (or the waiver of the vesting conditions related to), or increase the amount of compensation or benefits due any such director, employee, officer or other individual service provider by the Company Group Members, or (iii) result in the payment of any
“
excess parachute payment
”
to any
“
disqualified individual
”
(each, within the meaning of Section 280G of the Code).
(i)
No Company Group Member has any obligation (whether actual or contingent) to gross-up
or reimburse any individual for any Taxes incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.
(j)
Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409(A) of the Code and applicable guidance thereunder, in each case, in all material respects.
Section
 4.14
Labor Relations; Employees
.
(a)
Except as set forth on Section 4.14(a) of the Company Disclosure Letter, none of the Company Group Members is a party to or bound by any CBA, works council agreement, or any similar Contract or any bargaining relationship with any labor union, works council, labor organization or other employee representative; no such agreement is being negotiated by any Company Group Member; no labor union, works council, labor organization or any other employee representative body has requested or, to the knowledge of the Company Group Members, has sought to represent any of the employees of the Company Group Members; and none of the employees of any of the Company Group Members is represented by a labor union, works council, labor organization or employee representative with respect to their employment with any Company Group Member. To the knowledge of the Company, there has been no labor organizing activity involving any employees of the Company Group Members. In the past three (3) years, there has been no actual or, to the knowledge of the Company Group Members, threatened unfair labor practice charge, strike, work stoppage, lockout, picketing, hand billing, or other material labor dispute against the Company Group Members.
(b)
The Company Group Members are, and have been for the past one (1) year, in compliance in all material respects with all applicable Laws respecting labor and employment, including all Laws respecting terms and conditions of employment, employment standards, health and safety, wages and hours, working time, employee and worker classification (including correct classification of independent contractors and of employees as exempt and non-exempt),
child labor, immigration (including with respect to the completion of Forms
I-9
and visa requirements), employment harassment, discrimination and retaliation, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, or any similar Laws (
“WARN Act”
)), workers’ compensation, paid time off, and unemployment insurance. The Company Group Members do not have and do not reasonably expect to have any liability with respect to any misclassification of any Person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by the Company (each, a “
Contingent Worker
”) and no Contingent Worker has been improperly excluded from any Company Benefit Plan. To the knowledge of the Company Group Members, there are no material Legal Proceedings pending or threatened, relating to current or former employees of any Company Group Member.
(c)
Except as would not result in material liability for any Company Group Member, in the past one (1) year, each Company Group Member has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to its current and former employees under applicable Law, Contract or company policy.
Section
 4.15
Taxes
.
(a)
All material Tax Returns required by Law to be filed by the Company Group Members have been filed, and all such Tax Returns are true, complete and accurate in all material respects.
(b)
All material Taxes due and owing by the Company Group Members (whether or not reflected on any Tax Return) have been duly paid in full.
(c)
The Company Group Members have withheld and remitted to the appropriate Governmental Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, other service provider, equity interest holder or other third-party.
(d)
None of the Company Group Members are currently the subject of or otherwise engaged in any material Tax audit, examination, investigation or other proceeding (judicial or administrative) with a Governmental Authority, nor has any Company Group Member received written notice from any Governmental Authority indicating that any such Tax audit, examination, investigation, or other proceeding is forthcoming.

(e)
None of the Company Group Members have received any written claimed, proposed, asserted, or threatened deficiency, assessment, or adjustment with respect to a material amount of Taxes that has not been resolved in full. None of the Company Group Members have waived or extended the statute of limitations with respect to any assessment or collection of a material amount of Taxes which waiver or extension is still in effect, nor is any request from any Governmental Authority for any such waiver or extension outstanding.
(f)
There are no Liens with respect to material Taxes on any of the assets of the Company Group Members, other than Permitted Liens.
(g)
No
“
closing agreement
”
as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or
non-U.S.
Law), private letter ruling, or technical advice memorandum concerning Taxes has been entered into, or issued by, or requested from any Governmental Authority with respect to a Company Group Member that would be effective after the Closing Date.
(h)
No Company Group Member is or has ever been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations
Section 1.6011-4.
(i)
No Company Group Member has been a distributing corporation or a controlled corporation in a transaction purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).
(j)
No Company Group Member (i) has been a member of an “affiliated group” (within the meaning of Section 1504 of the Code or any corresponding or similar provision of state, local, or
non-U.S.
Law) other than a group the common parent of which was the Company, (ii) has any liability for the Taxes of any Person (other than another Company Group Member) under
Section 1.1502-6
of the Treasury Regulations (or any corresponding or similar provision of state, local, or
non-U.S.
Law), as a transferee or successor, by operation of Law, or by Contract (other than any customary provisions contained in a commercial Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), or (iii) is a party to any Tax allocation, Tax sharing, Tax indemnity, or other similar Contract (other than any (x) Contract solely between or among the Company Group Members and (y) any customary provisions contained in a commercial Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).
(k)
No Company Group Member will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for a taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local, or
non-U.S.
Law) by reason of a change in or use of an improper method of accounting for a taxable period (or portion thereof) ending on or before to the Closing Date, (ii) installment sale or open transaction disposition transaction made on or prior to the Closing Date outside the ordinary course of business, (iii) prepaid amount, advanced amount, or deferred revenue received on or prior to the Closing Date outside the ordinary course of business, or (iv) by reason of an election pursuant to Section 965(h) of the Code.
(l)
The Company is not (nor, at any point during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, has been) a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(m)
No written claims have been made in the last six (6) years by any Governmental Authority in a jurisdiction where a Company Group Member does not file Tax Returns that such Company Group Member is or may be subject to Tax by, or required to file any Tax Return in, that jurisdiction.
(n)
No Company Group Member has taken any action (or permitted any action to be taken), nor is aware of any fact or circumstance, that could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

Section
 4.16
Property
.
(a)
Section 4.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases pertaining to such Leased Real Property (including the date and name of the parties to each lease document).
(i)
All of the leases, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to any Company Group Member, including all amendments and modifications thereof (collectively, and together with any guarantees and other material related documentation, the
“Real Property Leases”
) are in full force and effect and represent the legal, valid and binding obligations of the Company Group Member party thereto and, to the knowledge of the Company Group Members, represent the legal, valid and binding obligations of the counterparties thereto, in each case enforceable against each such party in accordance with its terms, subject to the Enforceability Exceptions; and
(ii)
 (x) the Company Group Members have performed in all material respects all respective obligations required to be performed by them under the Real Property Leases to which any Company Group Member is a party or by which they are bound, and neither the Company Group Members nor, to the knowledge of the Company Group Members, any other party thereto is in material breach of or material default under any such Real Property Lease, (y) during the last twelve (12) months, none of the Company Group Members has given or received any written claim or notice of termination or breach of or default under any such Real Property Lease, which has not been fully cured or waived, and (z) no event has occurred which, with the delivery of notice, the passage of time or both, individually or together with other events, would reasonably be expected to result in a material breach of or a material default, or would permit the acceleration of rent under any such Real Property Lease by the Company Group Members or, to the knowledge of the Company Group Members, any other party thereto. The Leased Real Property is in good condition and repair in all material respects, normal wear and tear excepted. The Company Group Members have delivered a true and complete copy of each Real Property Lease prior to the date of this Agreement.
(b)
None of the Company Group Members has any ownership in any real property.
(c)
Each of the Company Group Members have good title to or valid leasehold or license interests in all of the material assets and personal property that they purport to own, lease or license (including those assets reflected on the Financial Statements), free and clear of any and all Liens other than Permitted Liens. Such assets and properties constitute all of the assets and personal properties which are owned, used or held for use in the conduct by the Company Group Members of their businesses as they are currently conducted or contemplated to be conducted.
Section
 4.17
Environmental, Health and Safety
.
(a)
The Company Group Members are, and for the past three (3) years have been, in compliance in all material respects with Environmental Laws, which compliance includes obtaining, maintaining, and complying in all material respects with all permits required under Environmental Laws.
(b)
The Company Group Members have not received in the past three (3) years any written claims, notices or other information, and there are no Legal Proceedings pending or, to knowledge of the Company Group Members, threatened against any Company Group Member, in each case, alleging material violations of or material liability under any Environmental Law.
(c)
None of the Company Group Members have treated, stored, disposed of, arranged for the disposal of, transported, handled, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Materials, in each case so as to give rise to material liability (contingent or otherwise) under Environmental Laws.

(d)
None of the Company Group Members have assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liability of any other Person under any Environmental Laws or with respect to Hazardous Materials.
(e)
The Company Group Members have made available to Parent copies of all material environmental, health or safety assessments, audits and reports or other documents relating to the current or former properties, facilities or operations of any Company Group Member in the possession or under the reasonable control of any Company Group Member.
Section
 4.18
Intellectual Property; Data Privacy
.
(a)
Section 4.18(a) of the Company Disclosure Letter lists all (a) patents and pending patent applications, (b) registered trademarks and pending trademark applications, (c) registered copyrights, and (d) domain name registrations, in each case that constitute Owned Intellectual Property as of the date of this Agreement (
“
Company Registered Intellectual Property
”
), in each case, listing, as may be applicable, the filing/application/registration number, title, registrar, jurisdiction, date of filing/issuance and current applicant(s)/registered owners(s). Each item of the foregoing Company Registered Intellectual Property is (i) duly registered in the name of a Company Group Member, and (ii) subsisting, and has not been cancelled or abandoned. To the knowledge of the Company, all Company Registered Intellectual Property is valid and enforceable. No action is pending against any Company Group Member, or to the Company Group Members’ knowledge is threatened against any Company Group Member, challenging the validity, enforceability, registration, ownership or scope of any Owned Intellectual Property or any other Intellectual Property used by any of the Company Group Members. The Company Group Members have sufficient rights to use all material Intellectual Property currently used in the operation of their respective businesses, and, except (x) as would not reasonably be expected to be, individually or in the aggregate, material to the operation of the businesses of the Company Group Members and (y) for the effects of any actions taken by Parent or any of its Subsidiaries, all of those rights will survive the consummation of the Transactions and be held by the Surviving Entity or a Company Group Member, subject to any filings required to evidence the Surviving Entity’s rights therein.
(b)
One or more of the Company Group Members exclusively own all Owned Intellectual Property free and clear of all Liens (other than Permitted Liens). All former and current officers, directors, employees, consultants, agents, and independent contractors of the Company Group Members who have contributed to or participated in the conception and development of material Owned Intellectual Property for any of the Company Group Members have entered into proprietary rights agreements with the relevant Company Group Member assigning ownership of such Owned Intellectual Property in such Company Group Member, except where such ownership of such Owned Intellectual Property is vested in the applicable Company Group Member by operation of law, and except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the operation of the businesses of the Company Group Members. Without limiting the foregoing, a Company Group Member has all right, title and interest in and to all material Intellectual Property developed, acquired or created by any officers, directors, employees, consultants, agents, and independent contractors for a Company Group Member in the course of his or her engagement by the Company Group. The Company Group Members have taken commercially reasonable steps to maintain the confidentiality of all trade secrets (including all source code for the products and services of the Company Group) and other material confidential Proprietary Information (including any disclosed to a Company Group Member by another Person) in accordance with industry practice. To the Company Group Members’ knowledge, (a) there has been no unauthorized access, use or disclosure of any trade secrets or other material confidential Proprietary Information of the Company Group Members, and (b) no officers, directors, employees, consultants, agents, and independent contractors of any Company Group Member is in default or breach of any employment agreement, non-disclosure
agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Owned Intellectual Property or any other Intellectual Property. Since June 30, 2018, no Company Group Member has transferred to any Person full or partial ownership of, granted any exclusive license with respect to, or abandoned or dedicated to the public (including as Open Source Software) any Intellectual Property that is or, as of the time of such transfer, license, abandonment or dedication, was material to the businesses of the Company Group Members, as conducted at the time of such transfer or as of the Closing Date.
(c)
To the Company Group Members’ knowledge, (i) the operation of the Company Group Members’ business has not, since June 30, 2018, infringed, misappropriated, diluted or otherwise violated, and is not infringing, misappropriating, diluting or otherwise violating the Intellectual Property rights of any Person and (ii) no Person (including any current or former employee or consultant of the Company Group Members) has, since June 30, 2018, infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property, in each case, in any material respect. No Legal Proceeding is pending or, to the Company Group Members’ knowledge, threatened against the Company Group Members or made by the Company Group Members against a third party, alleging any infringement, misappropriation, dilution or other violation of any Intellectual Property rights, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company Group Members.
(d)
The IT Systems (i) are sufficient in all material respects for the current operations of the Company Group Members, (ii) have not malfunctioned or failed since June 30, 2018, in any material respect, and (iii) do not contain, to the Company Group Members’ knowledge, any (x) bugs that would reasonably be expected to be material to the operation of the businesses of the Company Group Members, or (y) virus, malware, Trojan horse, worm, back door, time bomb, drop dead device or other program, routine, instruction, device, code, contaminant, logic or effect designed or intended to disable, disrupt, erase, enable any Person to access without authorization, or otherwise adversely affect the functionality of, any software or other IT Systems, or (z) spyware or adware. The Company Group Members have implemented and maintain commercially reasonable measures designed to protect the integrity and security of the IT Systems under their control, as well as commercially reasonable data backup and continuity, system redundancy and disaster avoidance and recovery procedures. To the knowledge of the Company Group Members, there has been, since June 30, 2018, no breach of the IT Systems under their control resulting in the unauthorized access, use, disclosure, modification, destruction or encryption of any Personal Data or Proprietary Information contained therein in any material respect (including, but not limited to, any event that would give rise to a breach or incident for which notification by the Company Group Members to individuals and/or Governmental Authorities is required under any applicable Law, code of conduct or Privacy Agreement to which any Company Group Member is a party).
(e)
The Company Group Members have complied in all material respects with the terms of all Contracts governing the use or distribution of Open Source Software, and none of the Company Group Members have (i) incorporated any Open Source Software into, or combined Open Source Software with, any software included in the Owned Intellectual Property, or (ii) distributed Open Source Software in conjunction with any software included in the Owned Intellectual Property, in each case, in a manner that has required that any software included in the Owned Intellectual Property be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge. No source code of any material software included in the Owned Intellectual Property has been disclosed, licensed, escrowed or delivered to any Person (other than contractors engaged by a Company Group Member who are subject to confidentiality obligations with respect thereto), including an escrow agent, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or the occurrence of any condition) would reasonably be expected to result in a requirement that the source code of any software included in the Owned Intellectual Property be disclosed or delivered to any Person.
(f)
One of the Company Group Members possesses the source code, object code, and internal technical documentation (including complete source code files) for the material software included in the Owned Intellectual Property. To the Company Group Members’ knowledge, and except as would not reasonably be expected to be, individually or in the aggregate, material to the operation of the businesses of the Company Group Members, all source code and other documentation concerning the Company’s products and services is correct, accurate, complete and sufficiently documented to enable a software developer of reasonable skill to understand, modify, debug, enhance, compile, support and otherwise utilize the software to which it pertains.

(g)
The Company Group Members have implemented and maintain a comprehensive information security plan (the “
Security Plan
”), which implements commercially reasonable administrative, technical, and physical safeguards designed to protect the integrity, availability, and security of the IT Systems under their control, and the information stored therein (including, but not limited to, Personal Data, Proprietary Information and other confidential data in the possession or under the control of the Company Group Members) against loss, theft, damage, misuse, or unauthorized use, disclosure, access or modification. The Company Group Members are, and since June 30, 2018, have been, in compliance in all material respects with the Security Plan, all Privacy Laws, and all Privacy Agreements. To the knowledge of the Company Group Members, no complaint relating to an improper use or disclosure of, or a breach in the security of, any Personal Data under their control is pending, or since June 30, 2018, has been made or threatened, against the Company Group Members. To the knowledge of the Company Group Members, no claim, audit or investigation is pending, or since June 30, 2018, has been made or threatened against the Company Group Members alleging that any use, disclosure, or processing of Personal Data by the Company Group Members: (i) is in violation of any applicable Privacy Laws, or (ii) is in violation of any Privacy Agreements. The consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Privacy Laws or Privacy Agreements or require the consent, waiver or authorization of, or declaration, filing or notification to, any Person under any such Privacy Laws or Privacy Agreements.
(h)
Except as set forth in Section 4.18(h) of the Company Disclosure Letter, none of the Owned Intellectual Property was, in whole or in part: (i) developed by, or on behalf of, or using funding, grants, or subsidies or any resources of, any Governmental Authority or any university, educational institution, research center or any entity affiliated with such university, educational institution or research center, (ii) developed utilizing any facilities of any Governmental Authority or any university, educational institution, research center or any entity affiliated with such university, educational institution or research center, (iii) developed by any employee, faculty or students of a governmental authority, university, college, other educational institution or research center, or (iv) to the knowledge of the Company Group Members, developed by any independent contractor who was concurrently working for a Governmental Authority, university, college, other educational institution or research center. In the event that any such funds, grants, subsidies, facilities, employees, faculty or students were used, such use does not and will not preclude or restrict the sale, transfer, alienation and/or license of any such Owned Intellectual Property.
Section
 4.19
Absence of Changes
.
(a)
From December 31, 2020 until the date of this Agreement, there has not been any Company Material Adverse Effect.
(b)
Since December 31, 2020 until the date of this Agreement, except as set forth in Section 4.19 of the Company Disclosure Letter, the Company Group Members have, in all material respects, conducted their business and operated their properties in the ordinary course of business.
(c)
Since August 31, 2021 until the date of this Agreement, the Company Group Members and their Subsidiaries have not taken any action or omitted to take any action, which, if taken or omitted to be taken after the date of this Agreement, would require the consent of Parent in accordance with Section 6.1, excluding the actions referenced in Section 6.1(b)(i), Section 6.1(b)(ii), Section 6.1(b)(iii), Section 6.1(b)(ix), Section 6.1(b)(x), Section 6.1(b)(xvi) or Section 6.1(b)(xix).
Section
 4.20
Anti-Corruption Compliance; Sanctions; PATRIOT ACT
.
(a)
For the past three (3) years, none of the Company Group Members, nor, to the knowledge of the Company Group Members, any director, officer, employee, member, equityholder, manager, representative or agent acting on behalf of any Company Group Member, has, directly or indirectly (i) made or attempted to make or promised to pay, any contribution, gift, bribe, rebate, payoff, influence payment or kickback or promised to give or authorized such a promise or gift, of any money or anything of value or other payment, to (A) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (B) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office for the purpose of influencing any official act or decision of such official or inducing him, her or it to use his, her or its influence: (1) to obtain favorable treatment for business or contracts secured, (2) to pay for favorable treatment for business or contracts secured, (3) to obtain special concessions or for special concessions already obtained or (4) in violation of any requirement of applicable Anti-Bribery Laws in each jurisdiction where the Company Group Member is conducting or has conducted business, or (ii) established or maintained any unlawful fund or asset that has not been recorded in the Company Group Member’s books and records, except, in each case, to the extent any payments or failure to so record would not have, individually or in the aggregate, a Company Material Adverse Effect.
(b)
Each of the Company Group Members, have instituted and maintain policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.
(c)
To the knowledge of the Company Group Members, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to any Company Group Member.
(d)
None of the Company Group Members or any of their respective directors or officers, nor, to the knowledge of the Company Group Members, any employee, agent, Affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.
(e)
The Company Group Members are, and for the last five (5) years have been, in compliance in all material respects with (i) Sanctions and (ii) the PATRIOT Act.
(f)
No Company Group Member has received any claims, complaints, charges, investigations, voluntary disclosures, or proceedings under economic sanctions or import or export laws and regulations involving any Company Group Member, and, to the knowledge of the Company Group Members, there are no pending or threatened claims or investigations involving suspect or confirmed violations thereof.
Section
 4.21
Insurance
. Each Company Group Member currently maintains, and has for the past three (3) years maintained insurance required by Law or any Contract to which any of them is party or by which any of them is bound. All such insurance policies are in full force and effect, all premiums due have been paid in full, no Company Group Member is in default with respect to its payment obligations under any such policies, and no notice of cancellation or termination has been received by any Company Group Member with respect to any such policy. No Company Group Member nor any of its Subsidiaries has any self-insurance or co-insurance
programs. No insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.
Section
 4.22
Information Supplied
. None of the information supplied or to be supplied by any Company Group Member specifically for inclusion in the Proxy Statement/Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Parent Stockholders or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company Group Members make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Registration Statement or (b) any projections or forecasts included in the Proxy Statement/Registration Statement.
Section
 4.23
Brokers
’
Fees
. Except as set forth on Section 4.23 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by any Company Group Member, any of their Subsidiaries’ or any of their Affiliates for which Parent, any Company Group Member or any of the Company Group Members’ Subsidiaries has any obligation.
Section
 4.24
No Outside Reliance
. Notwithstanding anything contained in this Article 4 or any other provision hereof, each of the Company Group Members, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that the Company Group Members has made its own investigation of Parent and that neither Parent nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by Parent in Article 5 or in any Ancillary Agreement, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Parent or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any management presentations that have been or shall hereafter be provided to the Company Group Members or any of their Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of Parent, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article 5 of this Agreement or in any Ancillary Agreement. Except as otherwise expressly set forth in this Agreement or in any Ancillary Agreement, each of the Company Group Members understands and agrees that any assets, properties and business of the Parent Entities are furnished
“
as is
”
,
“
where is
”
and subject to and except as otherwise provided in the representations and warranties contained in Article 5 or in any Ancillary Agreement, with all faults and without any other representation or warranty of any nature whatsoever.
Section 4.25 Customers / Suppliers.
(a)
Section 4.25(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top twenty (20) customers based on the aggregate revenue from such counterparty during the twelve month period ending December 31, 2020 (the “
Top Customers
”
).
(b)
Except as set forth on Section 4.25(b) of the Company Disclosure Letter and for concessions, amendments and changes made in response to
COVID-19,
as of the date of this Agreement, none of the Top Customers (i) has informed any of the Company Group Members in writing that such Top Customer will or intends to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with any of the Company Group Members (other than due to the expiration of an existing contractual arrangement), or (ii) is otherwise involved in a material dispute against any of the Company Group Members or their respective businesses.
(c)
Section 4.25(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) suppliers based on the aggregate amount paid by the Company Group to such counterparty during the twelve month period ending December 31, 2020 (the
“
Top
Suppliers
”
).
(d)
Except as set forth on Section 4.25(d) of the Company Disclosure Letter and for changes to accounts and users in the ordinary course of business, as of the date of this Agreement, none of the Top Suppliers has, (i) informed in writing any of the Company Group Members that it will or intends to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with any of the Company Group Members (other than due to the expiration of an existing contractual arrangement), or (ii) is otherwise involved in a material dispute against any of the Company Group Members or their respective businesses.

Section
 4.26
No Additional Representation or Warranties
. Except as provided in this Article 4 or in any Ancillary Agreement, neither the Company Group Members nor any of their Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any express or implied representation or warranty whatsoever to Parent or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or its Affiliates. Without limiting the foregoing, the Company Group Members acknowledge that the Company Group Members, together with their respective advisors, have made their own investigation of the Parent Entities and, except as provided in Article 5 or in any Ancillary Agreement, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Parent Entities, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Parent Entities as conducted after the Closing, as contained in any materials provided by Parent or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT ENTITIES
Except as set forth in (i) any Parent SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Parent SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.9 and Section 5.11), or (ii) in the disclosure letter delivered by Parent to the Company (the
“
Parent Disclosure Letter
”
) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article 5), each Parent Entity represents and warrants to the Company (provided that no representation or warranty by the Company shall apply to any statement or information in the Parent SEC Filings that relates to the Statement) as follows:
Section
 5.1
Company Organization
. Each Parent Entity has been duly incorporated, organized or formed and is validly existing as a corporation and in good standing or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Each Parent Entity is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the conduct of business as now conducted requires it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. True and complete copies of the Governing Documents of each Parent Entity have been made available to the Company prior to the date of this Agreement.
Section
 5.2
Due Authorization
.
(a)
Each Parent Entity has all requisite corporate power and authority to (a) execute, deliver and perform under this Agreement and the Ancillary Agreements to which it is or will be a party contemplated hereby and (b) consummate the Transactions and perform all obligations to be performed by it hereunder and thereunder, subject to obtaining the Parent Stockholder Approval. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party contemplated hereby and the consummation of the Transactions and thereby have been (i) duly and validly authorized and approved by the board of directors or equivalent governing body of each Parent Entity and (ii) determined by the board of directors of Parent as advisable to Parent and the Parent Stockholders and recommended for approval by the Parent Stockholders. No other company or equivalent proceeding on the part of any Parent Entity is or will be necessary to authorize this Agreement and the Ancillary Agreements to which any Parent Entity is or will be a party contemplated hereby (other than the Parent Stockholder Approval). This Agreement has been, and at or prior to the Closing, the Ancillary Agreements to which it is or will be a party contemplated hereby will be, duly and validly executed and delivered by each applicable Parent Entity, and this Agreement constitutes, and at or prior to the Closing, the Ancillary Agreements to which any Parent Entity is or will be a party contemplated hereby will constitute, a legal, valid and binding obligation of each such Parent Entity, enforceable against each such Parent Entity in accordance with its terms, subject to the Enforceability Exceptions.
(b)
Assuming that a quorum (as determined pursuant to the Parent Governing Documents) is present:
(i)
each of the Transaction Proposals set forth in clauses (A)-(C) of Section 8.2(b), in each case, shall require approval by an affirmative vote of the holders of at least two-thirds
of the outstanding Parent Class A Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Parent Governing Documents) at a Parent Stockholders’ Meeting duly called by the board of directors of Parent and held for such purpose; and
(ii)
each of the Transaction Proposals set forth in clauses (D)-(G) of Section 8.2(b), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Parent Class A Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Parent Governing Documents) at a Parent Stockholders’ Meeting duly called by the board of directors of Parent and held for such purpose.
(c)
The foregoing vote is the only votes of any of Parent’s share capital necessary in connection with entry into this Agreement by Parent and the consummation of the Transactions, including the Domestication and the Closing.
(d)
At a meeting duly called and held, the board of directors of Parent has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Parent Stockholders, (ii) determined that the fair market value of the Company is equal to at least 80% of the assets held in the Trust Account (less any deferred underwriting discounts and commissions and taxes payable on interest earned on the Trust Account) as of the date hereof, (iii) approved the Transactions as a Business Combination and (iv) resolved to recommend to Parent Stockholders approval of each of the Transaction Proposals.
(e)
The board of directors of First Merger Sub has approved and declared advisable, this Agreement and the Transactions, and Parent, in its capacity as the sole stockholder of First Merger Sub shall approve and adopt this Agreement by written consent immediately following its execution. Parent, in its capacity as the sole member of Second Merger Sub, has approved and adopted this Agreement and the Transactions by written consent.
Section
 5.3
No Violation
. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.4 and to receipt of the Parent Stockholder Approval, the execution, delivery and performance by the Parent Entities of this Agreement and the Ancillary Agreements to which any such Parent Entity is or will be a party contemplated hereby and the consummation of the Transactions do not and will not (a) violate any provision of, or result in the breach of or default under (in each case, with or without notice or lapse of time, or both) the Governing Documents of any Parent Entity, (b) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) any Law or Governmental Order applicable to any Parent Entity, (c) violate any provision of, or result in (in each case, with or without notice or lapse of time, or both) the breach of, result in the loss of any right or benefit (including any forfeiture or reduction in carried interest), require any consent, waiver, approval, authorization, notice or other action by any Person (other than Parent Entities), or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract or Governmental Permit to which any Parent Entity is a party or by which any Parent Entity may be bound, or terminate or result in the termination of any such Contract or Governmental Permit or (d) result in the creation of any Lien upon any of the properties or assets of any Parent Entity, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section
 5.4
Governmental Authorizations
. Assuming the truth and completeness of the representations and warranties of the Company Group Members contained in this Agreement, no Governmental Authorization is required on the part of any Parent Entity with respect to any Parent Entity’s execution, delivery or performance of this Agreement or the Ancillary Agreements or the consummation by any Parent Entity of the Transactions, except for (i) any consents, approvals, authorizations, designations, declarations, waivers, notices or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings related to the SEC, NASDAQ or the NYSE or in connection with the First Certificate of Merger or the Second Certificate of Merger and (iii) as may be required pursuant to the HSR Act.
Section
 5.5
Capitalization of Parent
.
(a)
As of the date hereof, the authorized share capital of Parent is 441,000.00 divided into (i) 400,000,000 Parent Class A Ordinary Shares of which 57,500,000 shares are issued and outstanding as of the date of this Agreement, (ii) 40,000,000 Parent Class B Ordinary Shares, of which 14,375,000 shares are issued and outstanding as of the date of this Agreement and (iii) 1,000,000 Parent Preference Shares, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the
“
Parent Securities
”
). The foregoing represent all of the issued and outstanding Parent Securities. All issued and outstanding Parent Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable;
(ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Parent Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Parent Governing Documents or any Contract to which Parent is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.
(b)
Subject to the terms of conditions of the relevant Parent Warrant Agreement, the Parent Warrants will be exercisable after giving effect to the Transactions for one share of Parent Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) per share. As of the date hereof, 14,225,000 Parent Common Warrants and 9,566,667 Parent Private Placement Warrants are issued and outstanding. No Parent Warrants are exercisable until thirty (30) days after the Closing. All outstanding Parent Common Warrants and Parent Private Placement Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in the Parent Governing Documents; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Parent Governing Documents or any Contract to which Parent is a party or otherwise bound. Except for the Parent Governing Documents and this Agreement, there are no outstanding Contracts of Parent to repurchase, redeem or otherwise acquire any Parent Securities.
(c)
Except as set forth in this Section 5.5 of the Parent Disclosure Letter, Parent has not granted any outstanding subscriptions, options, stock appreciation rights,
“
phantom stock
”
, warrants, commitments, calls, rights of first refusal, deferred compensation rights, rights or other securities (including debt securities or voting securities) convertible into or exchangeable or exercisable for Parent Securities, any other commitments, calls, conversion rights, rights of exchange of privilege (whether pre-emptive,
contractual or by matter of Law), plans or other arrangements or commitments of any character providing for the issuance of additional shares or any other equity securities of Parent the sale of treasury shares or other equity interests of Parent or the value of which is determined by reference to the Parent Securities, and there are no voting trusts, proxies or agreements of any kind which may obligate Parent to issue, purchase, register for sale, redeem or otherwise acquire any Parent Securities.
(d)
The Parent Ordinary Shares are duly authorized and validly issued, fully paid and non-assessable
and issued in compliance with applicable Law and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law or the Parent Governing Documents.
(e)
The outstanding Equity Securities of each of First Merger Sub and Second Merger Sub have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Section 5.5(e) of the Parent Disclosure Letter, all of the outstanding Equity Securities of each of First Merger Sub and Second Merger Sub are owned by Parent, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable securities Laws, transfer restrictions existing under the terms of the Governing Documents of such Subsidiary, and Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights.
(f)
Other than as set forth in this Section 5.5 or on Section 5.5 of the Parent Disclosure Letter, there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Equity Securities of First Merger Sub or Second Merger Sub, or any other Contracts to which any Parent Entity is a party or by which First Merger Sub or Second Merger Sub or any of its assets or properties are bound obligating any Parent Entity to issue or sell any Equity Securities of, other equity interests in or debt securities of, any Company Subsidiary, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in First Merger Sub or Second Merger Sub, (iii) (A) no outstanding contractual obligations of any Parent Entity to repurchase, redeem or otherwise acquire any securities or equity interests of First Merger Sub or Second Merger Sub and (B) no outstanding bonds, debentures, notes or other indebtedness of any Parent Entity having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the holders of the Equity Securities of First Merger Sub or Second Merger Sub may vote, (iv) no shareholders agreements, voting agreements, proxies, registration rights agreements or other similar agreements relating to the Equity Securities of any Company Subsidiary to which any Parent Entity is a party or by which any Parent Entity is bound and (v) no Equity Securities of First Merger Sub or Second Merger Sub is issued and outstanding, other than Equity Securities owned by Parent.
(g)
Parent has no Subsidiaries other than First Merger Sub and Second Merger Sub and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any other Person, whether incorporated or unincorporated. No Parent Entity is party to any Contract that obligates any Parent Entity to invest money in, loan money to or make any capital contribution to any other Person.
Section
 5.6
Internal Controls; Listing; Financial Statements
.
(a)
Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (
“
JOBS Act
”
), Parent has established and maintains disclosure controls and procedures (as defined in Rule
13a-15
under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, if any, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities. Except as disclosed in Parent SEC Filings, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Except as disclosed in Parent SEC Filings, Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule
13a-15
under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.
(b)
Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(c)
Except as set forth in Section 5.6(c) of the Parent Disclosure Letter, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.
(d)
The Parent SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2020, and statement of operations, cash flow and stockholders’ equity of Parent for the year ended December 31, 2020, together with the auditor’s reports thereon (the
“
Parent Financial Statements
”
). Except as disclosed in the Parent SEC Filings, the Parent Financial Statements present (i) fairly present in all material respects the financial position of Parent, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form
10-Q
of the SEC), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The Company acknowledges that (i) the Staff of the SEC issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the
“
Statement
”
), (ii) Parent continues to review the Statement and its implications, including on the financial statements and other information included in the Parent SEC Filings and (iii) any restatement, revision or other modification of the Parent SEC Filings in connection with such review of the Statement or any subsequent related agreements, statements, interpretations or other guidance from the Staff of the SEC shall be deemed not material for purposes of this Agreement, including for purposes of this Section 5.6(d) and Section 5.9(f) below. The books and records of Parent have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
(e)
There are no outstanding loans or other extensions of credit made by any Parent Entity to any executive officer (as defined in Rule
3b-7
under the Exchange Act) or director of any Parent Entity. No Parent Entity has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(f)
No Parent Entity (including any employee thereof) or the independent auditors of Parent has identified or been made aware of (i) except as disclosed in Parent SEC Filings, any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.
Section
 5.7
No Undisclosed Liabilities
. Except as set forth on Section 5.7 of the Parent Disclosure Letter, there is no liability, debt (including Indebtedness) or obligation of, or claim or judgment of any kind, against, any Parent Entity (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, due or to become due or otherwise) that would be required to be set forth on a balance sheet of Parent or any of its Subsidiaries prepared in accordance with GAAP, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto included in Parent SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Parent SEC Filings in the ordinary course of business consistent with past practice (none of which relates to breach of contract, breach of warranty, tort, infringement, any lawsuit, a violation of law), (c) that will be discharged or paid off prior to or at the Closing, (d) arising under this Agreement and/or the performance by the Parent Entities of their obligations hereunder, or (e) that would not, reasonably be expected to, individually or in the aggregate, result in material liability to the Parent Entities, taken as a whole.
Section
 5.8
Litigation and Proceedings
. Except as set forth on Section 5.8 of the Parent Disclosure Letter, (a) there are no Legal Proceedings pending or threatened in writing to Parent against or by any Parent Entity or its properties, assets or business; (b) no investigations, audits or other inquiries are pending or threatened in writing to Parent by any Governmental Authority, against any Parent Entity or its properties, assets or business; and (c) there is no outstanding Governmental Order imposed upon any Parent, nor are any properties or assets of any Parent Entity bound by or subject to any Governmental Order, except in the case of each of clauses (a) – (c), as would not reasonably be expected to, individually or in the aggregate, be materially adverse to the Parent Entities, taken as a whole.
Section
 5.9
Taxes
.
(a)
All material Tax Returns required by Law to be filed by the Parent Entities have been filed, and all such Tax Returns are true, complete and accurate in all material respects.
(b)
All material Taxes due and owing by the Parent Entities (whether or not reflected on any Tax Return) have been duly paid in full.
(c)
The Parent Entities have withheld and remitted to the appropriate Governmental Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, other service provider, equity interest holder or other third-party.
(d)
None of the Parent Entities are currently the subject of or otherwise engaged in any material Tax audit, examination, investigation or other proceeding (judicial or administrative) with a Governmental Authority, nor has any Parent Entity received written notice from any Governmental Authority indicating that any such Tax audit, examination, investigation, or other proceeding is forthcoming.
(e)
None of the Parent Entities have received any written claimed, proposed, asserted, or threatened deficiency, assessment, or adjustment with respect to a material amount of Taxes that has not been resolved in full. None of the Parent Entities have waived or extended the statute of limitations with respect to any assessment or collection of a material amount of Taxes which waiver or extension is still in effect, nor is any request from any Governmental Authority for any such waiver or extension outstanding.
(f)
There are no Liens with respect to material Taxes on any of the assets of the Parent Entities, other than Permitted Liens.
(g)
No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or
non-U.S.
Law), private letter ruling, or technical advice memorandum concerning Taxes has been entered into, or issued by, or requested from any Governmental Authority with respect to a Parent Entity that would be effective after the Closing Date.
(h)
No Parent Entity is or has ever been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations
Section 1.6011-4.
(i)
No Parent Entity has been a distributing corporation or a controlled corporation in a transaction purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).
(j)
No Parent Entity (i) has been a member of an “affiliated group” (within the meaning of Section 1504 of the Code or any corresponding or similar provision of state, local, or
non-U.S.
Law) other than a

group the common parent of which was Parent, (ii) has any liability for the Taxes of any Person (other than a Parent Entity) under
Section 1.1502-6
of the Treasury Regulations (or any corresponding or similar provision of state, local, or
non-U.S.
Law), as a transferee or successor, by operation of Law, or by Contract (other than any customary provisions contained in a commercial Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), or (iii) is a party to any Tax allocation, Tax sharing, Tax indemnity, or other similar Contract (other than any (x) Contract solely between or among the Parent Entities and (y) any customary provisions contained in a commercial Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).
(k)
No Parent Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for a taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local, or
non-U.S.
Law) by reason of a change in or use of an improper method of accounting for a taxable period (or portion thereof) ending on or before to the Closing Date, (ii) installment sale or open transaction disposition transaction made on or prior to the Closing Date outside the ordinary course of business, (iii) prepaid amount, advanced amount, or deferred revenue received on or prior to the Closing Date outside the ordinary course of business, or (iv) by reason of an election pursuant to Section 965(h) of the Code.
(l)
Parent is not (nor, at any point during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, has been) a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(m)
No written claims have been made in the last six (6) years by any Governmental Authority in a jurisdiction where a Parent Entity does not file Tax Returns that such Parent Entity is or may be subject to Tax by, or required to file any Tax Return in, that jurisdiction.
(n)
No Parent Entity has taken any action (or permitted any action to be taken), nor is aware of any fact or circumstance, that could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.
(o)
For U.S. federal income tax purposes, each of Parent and First Merger Sub is, and has been since its formation, classified as a corporation, and Second Merger Sub is, and has been since its formation, classified as an entity disregarded as separate from Parent.
(p)
The Transactions shall not be the direct or indirect cause of any amount paid or payable by Parent or any of its Affiliates being classified as an “excess parachute payment” under Section 280G of the Code.
Section
 5.10
SEC Filings
. Except as set forth in Section 5.10 of the Parent Disclosure Letter, Parent has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by Parent with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the
“
Parent SEC Filings
”
). Each of the Parent SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Parent SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Parent SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Filings. To the knowledge of Parent, none of the Parent SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section
 5.11
Trust Account
. As of the date of this Agreement, Parent has at least $575,000,000 in the Trust Account (including, if applicable, an aggregate of approximately $20,125,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, effective as of August 12, 2020, between Parent and Continental Stock Transfer and Trust Company, a New York corporation, as trustee (the
“
Trustee
”
) (the
“
Trust Agreement
”
). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than holders of Parent Class A Ordinary Shares (prior to the Domestication) sold in Parent’s initial public offering who shall have elected to redeem their Parent Class A Ordinary Shares (prior to the Domestication) pursuant to the Parent Governing Documents and the underwriters of Parent’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Parent Share Redemptions. There are no proceedings pending or, to the knowledge of Parent, threatened with respect to the Trust Account. Parent has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Parent to dissolve or liquidate pursuant to the Parent Governing Documents shall terminate, and as of the Closing, Parent shall have no obligation whatsoever pursuant to the Parent Governing Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the Transactions. To Parent’s knowledge, as of the date hereof, following the Closing, no Parent Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Parent Stockholder is exercising a Parent Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company Group Members contained herein and the compliance by the Company Group Members with their respective obligations hereunder, Parent has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent on the Closing Date.
Section
 5.12
Investment Company Act; JOBS Act
. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section
 5.13
Absence of Changes
.
(a)
Since December 31, 2020 through the date of this Agreement, there has not been any Parent Material Adverse Effect.
(b)
Since December 31, 2020, except as set forth in Section 5.13(b) of the Parent Disclosure Letter, Parent has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.
Section
 5.14
Business Activities
.
(a)
Since its organization, Parent has not conducted any business activities other than activities related to Parent’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in the Parent Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which Parent is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted as of the Closing, other than such effects which have not had, and would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of Parent to enter into and perform their obligations under this Agreement.
(b)
Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
(c)
As of the date hereof and except for this Agreement and as set forth in Section 5.14(c) of the Parent Disclosure Letter, the Ancillary Agreements and Transactions (including with respect to Parent Transaction Expenses), no Parent Entity is a party to any Contract with any other Person that would require payments by Parent or any of its Subsidiaries after the date hereof in excess of $75,000 in the aggregate with respect to any individual Contract.
Section
 5.15 Employees
. Other than any officers as described in the Parent SEC Filings, Parent, First Merger Sub and Second Merger Sub have never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket
expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied material liability with respect to any employee, officer or director. Parent, First Merger Sub and Second Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct or material liability under any employee benefit plan.
Section
 5.16
NYSE Stock Market Quotation
. The Parent Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE under the symbol “RBAC”. The Parent Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “RBAC.WS”. Except as set forth on Section 5.16 of the Parent Disclosure Letter, Parent is in compliance with the rules of the NYSE and there is no Action or proceeding pending or, to the knowledge of Parent, threatened against Parent by the NYSE or the SEC with respect to any intention by such entity to deregister the Parent Class A Ordinary Shares or Parent Common Warrants or terminate the listing of Parent Class A Ordinary Shares or Parent Common Warrants on the NYSE. Neither Parent nor any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Class A Ordinary Shares or Parent Common Warrants under the Exchange Act except as contemplated by this Agreement. Parent has not received any written or, to the knowledge of Parent, oral deficiency notice from the NYSE relating to the continued listing requirements of the Parent Class A Ordinary Shares or Parent Common Warrants.
Section
 5.17
Registration Statement, Proxy Statement and Proxy Statement/Registration Statement
. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) under the Securities Act and/or filed pursuant to Section 14(a) of the Exchange Act, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. On the date of any filing pursuant to Rule 424(b) under the Securities Act and/or Section 14(a) of the Exchange Act, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Parent Stockholders, and at the time of the Parent Stockholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Company Group Members for inclusion or incorporation by reference in the Proxy Statement/Registration Statement or (b) any projections or forecasts included in the Proxy Statement/Registration Statement.

Section
 5.18
Takeover Statutes and Charter Provisions
. The board of directors of Parent has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to Parent or any of its Subsidiaries in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Parent or any of its Subsidiaries is subject, party or otherwise bound.
Section
 5.19
Brokers
’
Fees
. Except fees described on Section 5.19 of the Parent Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Parent or any of its Affiliates or for which the Company Group Members may become liable.
Section
 5.20
Subscription Agreements
.
(a)
Prior to the execution and delivery of this Agreement, Parent has delivered to the Company true, correct and complete copies of each of the Subscription Agreements pursuant to which the Private Placement Investors party thereto have agreed, on the terms and subject only to the conditions set forth therein (other than the conditions contained in this Agreement), to purchase shares of Parent Common Stock at the Parent Share Price and the Parent Incentive Warrants, in an aggregate amount equal to the PIPE Commitment Amount with respect to the PIPE Subscription Agreements, and up to the Backstop Commitment Amount with respect to the Backstop Subscription Agreement. As of the date hereof, each of the Subscription Agreements is in full force and effect and is legal, valid and binding upon Parent and, to the knowledge of Parent, each of the Private Placement Investors party to such Subscription Agreements, in each case, assuming the due authorization, execution and delivery by the other parties thereto, enforceable in accordance with their terms, except as may be limited by the Enforceability Exceptions. As of the date hereof, none of the Subscription Agreements have been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the knowledge of Parent, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Subscription Agreements have not been withdrawn, terminated or rescinded by the Private Placement Investors party thereto in any respect. There are no Contracts, side letters or other understandings between Parent or any of its Affiliates and any Private Placement Investor or any of its Affiliates relating to any such Subscription Agreement that would adversely affect the obligation of such Private Placement Investor to purchase from Parent the applicable portion of the PIPE Subscription set forth in such PIPE Subscription Agreement of such PIPE Investor on the terms set forth in such PIPE Subscription Agreement. Except for the equity commitment letter delivered by the investors specified therein to Sponsor with respect to the Backstop Subscription, in the form delivered to the Company (the “
Commitment Letter
”), there are no Contracts, side letters or other understandings between Parent or any of its Affiliates and Sponsor or any of its Affiliates relating to the Backstop Subscription Agreement that would adversely affect the obligation of Sponsor to purchase from Parent the applicable portion of the Backstop Subscription set forth in the Backstop Subscription Agreement on the terms set forth in the Backstop Subscription Agreement. Parent has fully paid any and all commitment fees or other fees to any Private Placement Investor required in connection with the Subscription Agreements that are payable on or prior to the date hereof pursuant to the Subscription Agreements and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Subscription Agreements.
(b)
As of the date hereof, assuming the conditions set forth in Section 9.1, Section 9.2 and Section 9.3 will be satisfied, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement, and, as of the date hereof, to the actual knowledge of Parent, there is not any fact or event that would or would reasonably be expected to cause any of the conditions set forth in any such Subscription Agreement not to be satisfied.

Section
 5.21
No Outside Reliance
. Notwithstanding anything contained in this Article 5 or any other provision hereof, each of the Parent Entities, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that the Parent Entities have made their own investigation of the Company Group Members and that neither the Company Group Members nor any of their Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company Group Members in Article 4 or in any Ancillary Agreement, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company Group Members or their Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Parent or its representatives) or reviewed by Parent pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Parent or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article 4 of this Agreement or in any Ancillary Agreement. Except as otherwise expressly set forth in this Agreement or in any Ancillary Agreement, Parent understands and agrees that any assets, properties and business of the Company Group Members are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties of the Company contained in Article 4 or in any Ancillary Agreement, with all faults and without any other representation or warranty of any nature whatsoever.
Section
 5.22
No Additional Representation or Warranties
. Except as provided in this Article 5 or in any Ancillary Agreement, none of the Parent Entities nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any express or implied representation or warranty whatsoever to the Company Group Members or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company Group Members or their Affiliates. Without limiting the foregoing, Parent acknowledges that Parent, together with its advisors, has made its own investigation of the Company Group Members and their respective Subsidiaries and, except for the representations of the Company as provided in Article 4 or in any Ancillary Agreement, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company Group Members or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company Group Members and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Parent or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.
ARTICLE 6
COVENANTS OF THE COMPANY
Section
 6.1
Conduct of Business
.
(a)
Except (i) as expressly contemplated or permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law (including for this purpose any
COVID-19
Measures), (iii) as set forth on Section 6.1 of the Company Disclosure Letter or (iv) as consented to by Parent in writing (which consent shall not be unreasonably conditioned, withheld or delayed), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article 10 (the
“Interim Period”
), the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) operate the business of the Company Group in the ordinary course consistent with past practice, including with respect to the making of capital expenditures included in the 2021 budget of the Company and its Subsidiaries previously made available to Parent, and (y) preserve intact the current business organization and ongoing businesses of the Company

Group and maintain the existing relations and goodwill of the Company Group with customers, suppliers, partners, distributors and creditors of the Company Group.
(b)
Without limiting the generality of the foregoing, except (A) as expressly contemplated or permitted by this Agreement or the Ancillary Agreements, (B) as required by applicable Law (including for this purpose any
COVID-19
Measures), (C) as set forth on Section 6.1 of the Company Disclosure Letter or (D) as consented to by Parent in writing (which consent shall not be unreasonably conditioned, withheld or delayed), the Company shall not, and the Company shall cause its Subsidiaries not to:
(i)
change or amend the Governing Documents of the Company or any of its Subsidiaries, except as otherwise required by Law or to effect the Company Preferred Stock Conversion;
(ii)
make or declare any dividend or distribution to the stockholders of any Company Group Member or make any other distributions in respect of any of the Company Interests, except for dividends and distributions by a Subsidiary of the Company to the Company or another Subsidiary of the Company;
(iii)
split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the capital stock or equity interests of any Company Group Member, except for the Company Preferred Stock Conversion and any such transaction by the Company or any of its Subsidiaries that remains a Subsidiary of the Company after consummation of such transaction;
(iv)
purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or any of its Subsidiaries, except for (A) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or any of its Subsidiaries in connection with the forfeiture or cancellation of such interests or the repurchase of outstanding shares of Company Capital Stock of any current or former employees of any Company Group Member pursuant to the terms of the Governing Documents of the Company or the terms set forth in the underlying agreements governing such equity securities, (B) pursuant to the exercise of Company Options or withholding of taxes with respect to equity awards of the Company and (C) transactions between the Company and a Subsidiary of the Company, or among Subsidiaries of the Company;
(v)
sell, assign, transfer, convey, lease, license, sublease, abandon, permit to lapse, mortgage, pledge, encumber or otherwise dispose of any material tangible or intangible assets or properties of the Company or any of its Subsidiaries except for (A) dispositions of obsolete or worthless equipment in the ordinary course of business, (B) transactions between the Company and a Subsidiary of the Company, or among Subsidiaries of the Company and
(C) non-exclusive
licenses of the Company Intellectual Property in the ordinary course of business and consistent with past practice;
(vi)
acquire any ownership or leasehold interest in any real property or materially amend any existing Real Property Lease;
(vii)
make an acquisition of (whether by merger, stock or asset purchase or otherwise), capital investment in, or any loan to (or series of acquisitions, capital investments or loans), any other Person, other than advances to the directors, officers or employees of any Company Group Member in the ordinary course of business;
(viii)
liquidate, dissolve, reorganize or otherwise wind up the business or operations of any Company Group Member;
(ix)
 (A) make or change any material method of accounting for Tax purposes, (B) make, change or revoke any material Tax election that is inconsistent with past practices (except as required by the Code or applicable law) if such Tax election is reasonably expected to materially increase any Tax liability of the Company or any of its Subsidiaries in a post-Closing Tax period, (C) enter into any closing agreement relating to material Taxes, (D) settle, concede, compromise or abandon any material Tax claim or assessment, (E) affirmatively surrender any right to claim a material refund of Taxes, (F) consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment (other than extensions of time to file Tax Returns obtained in the ordinary course of business), (G) file any amended income or other material Tax Return, except as required by applicable Law, or (H) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Mergers from qualifying for the Intended Tax Treatment;
(x)
 (A) authorize or issue any additional Company Interests or securities exercisable for or convertible into Company Interests or (B) grant any options, warrants or other equity-based awards that relate to the equity of the Company or any of its Subsidiaries, provided,
that the consent of Parent shall not be required with respect to (1) the grant of any Company Options or Company Restricted Stock awards to eligible recipients in accordance with the Company Incentive Plans in the ordinary course of business, (2) the issuance of Company Capital Stock upon the exercise of any Company Options or Company Warrants or settlement of any Company Restricted Stock awards, or the issuance of the Designated Company Warrants pursuant to the applicable warrant subscription agreements, (3) the issuance of shares of Company Common Stock pursuant to the terms of the Company Preferred Stock or any Company Options or Company Warrants, (4) the issue of Company Capital Stock required pursuant to the terms of any Material Contract, (5) issuances of Equity Securities by any other Company Group Member to the Company or any other Company Group Member or (6) the matters set forth on Section 6.1(b)(x) of the Company Disclosure Letter;
(xi)
adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization, equity split, redemption, purchase of its or any of its Subsidiaries’ equity interests or other reorganization of any Company Group Member;
(xii)
commence, waive, release, settle, compromise or otherwise resolve any investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages (A) in an amount less than $2,000,000 in the aggregate (excluding any amounts paid or payable by an insurance provider) or (B) that imposed any material non-monetary
obligation on Parent;
(xiii)
make or commit to make capital expenditures (other than capital expenditures made in the ordinary course of business consistent with past practices) in excess of $250,000, except for such capital expenditures included in the 2021 budget of the Company and its Subsidiaries previously made available to Parent;
(xiv)
except for the matters set forth on Section 6.1(b)(xiv) of the Company Disclosure Letter, incur, assume or guarantee any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any the Company Group Member or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee incurred in the ordinary course of business consistent with past practices and in an aggregate principal amount not to exceed $5,000,000;
(xv)
except as otherwise required by applicable Law or the terms of any Company Benefit Plan as in effect on the date hereof, (A) adopt, establish, enter into, terminate, modify or amend in any material respect any Company Benefit Plan or any benefit or compensation plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if in effect as of the date hereof, other than in the ordinary course of business consistent with past practice, (B) accelerate the vesting or payment of (or waive the vesting requirements with respect to) any compensation or benefits under any Company Benefit Plan, or (C) recognize any union or employee representative body for purposes of collective bargaining or negotiate or enter into any CBA, works council agreement or other similar Contract or understanding with any union, works council or other labor organization;
(xvi)
materially increase the compensation or benefits (excluding any equity-based awards) of any current director, officer, employee or other individual service provider of the Company or any of its Subsidiaries, except for increases in salary or hourly wage rates made in the ordinary course of business to any such Persons with annual base salary less than $350,000 or for ordinary course annual salary increases (and corresponding bonus opportunity increases) that do not exceed, in the aggregate, 20% of the aggregate salary paid by the Company and its Subsidiaries in calendar year 2020;
(xvii)
implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that trigger notice or other requirements under the WARN Act;
(xviii)
enter into any Related Party Transaction;
(xix)
change an annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method unless required by GAAP;
(xx)
incur any Liens, other than Permitted Liens; or
(xxi)
enter into any Contract to do any action prohibited under this Section 6.1.
(c)
Notwithstanding anything to the contrary, nothing in this Agreement is intended to or shall cause Parent to directly or indirectly control the Company or any of its Subsidiaries before Closing in violation of Antitrust Laws.
Section
 6.2
Inspection
.
Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the possession of the Company or any of its Subsidiaries from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation) or matters related to any Acquisition Proposal or discussions related thereto prior to May 18, 2021, to the extent permitted by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to Parent and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or any of its Subsidiaries as such representatives may reasonably request;
provided,
that such access shall not include any Phase II invasive or intrusive investigations, testing, sampling or analysis of any properties, facilities or equipment of the Company or any of its Subsidiaries without the prior written consent of the Company. All information obtained by Parent and its representatives shall be subject to the Confidentiality Agreement.
Section 6.3 Preparation and Delivery of Additional Interim Financial Statements and FY 2021 Financial Statements.
(a)
If the Effective Time has not occurred prior to November 12, 2021, as soon as reasonably practicable following November 12, 2021, the Company shall deliver to Parent the auditor reviewed condensed consolidated balance sheets and statements of operations and comprehensive loss, changes in stockholders’

equity (deficit), and cash flows of the Company and its Subsidiaries (including all notes thereto) as of and for the nine-month period ended September 30, 2021, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “
Additional Interim Financial Statements
”);
 provided,
that upon delivery of such Additional Interim Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Additional Interim Financial Statements in the same manner as the Interim Financial Statements.
(b)
If the Effective Time has not occurred prior to March 31, 2022, as soon as reasonably practicable following March 31, 2022, the Company shall deliver to Parent the audited consolidated balance sheets and statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows of the Company and its Subsidiaries (including all notes thereto) as of and for the year ended December 31, 2021, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “
FY 2021 Financial Statements
”);
 provided,
that upon delivery of such FY 2021 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the FY 2021 Financial Statements in the same manner as the Audited Financial Statements.
Section
 6.4
Acquisition Proposals
. During the Interim Period, the Company and its Subsidiaries shall not, and the Company shall instruct and use its respective reasonable best efforts to cause its representatives not to (i) initiate any negotiations with any Person with respect to, or provide any non-public
information or data concerning the Company or any of its Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state with respect to an Acquisition Proposal, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal.
Section
 6.5
Support of Transaction
. Without limiting any covenant contained in Article 6 or Article 8, the Company shall, and shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that the Company or any of its Subsidiaries or Affiliates are required to obtain in order to consummate the Transactions and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article 8 or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.
Section
 6.6
Company Stockholder Approval
.
(a)
The Company shall (i) obtain and deliver to Parent the Company Stockholder Approval in the form of a written consent executed by each of the Requisite Company Stockholders (pursuant to the Company Holders Support Agreement), as soon as reasonably practicable (and in any event within three (3) Business Days) after the Registration Statement is declared effective under the Securities Act, and (ii) take all other action necessary or advisable to secure the Company Stockholder Approval and, if applicable, any additional consents or approvals of its stockholders related thereto.
(b)
Without limiting the generality of subsection (a) above, the Company shall use its reasonable best efforts to obtain and deliver to Parent, prior to the Closing, the approval of this Agreement and the Transactions, including the Mergers, and, the Company Preferred Stock Conversion (such Company Preferred Stock Conversion to be effected on the Closing Date, immediately prior to the First Effective Time, subject to and contingent upon the consummation of the First Merger), and the making of any filings, notices or information statements in connection with the foregoing, from all of the holders of Company Capital Stock (including those that did not execute the Company Holders Support Agreement), in the same manner contemplated by subsection (a) above (without regard to the three (3) Business Day deadline specified therein).
Section
 6.7
Confidentiality
. All
non-public
information of Parent provided to the Company pursuant to this Agreement shall be treated as confidential pursuant to the terms of this Section 6.7. Except as otherwise provided herein, the Company shall, and shall cause each of its Subsidiaries to, hold in confidence, and the Company shall not, and shall cause its Subsidiaries not to, disclose any non-public
information of Parent provided hereunder, including exercising the same degree of care as the Company exercises with its own confidential or proprietary information of a similar nature. The Company and its Subsidiaries acknowledge and agree that some of the information provided to the Company and its Subsidiaries pursuant to this Section 6.7 may be considered “material non-public
information” for purposes of securities Laws, and the Company shall, and shall cause its Subsidiaries to, abide by all securities Laws relating to the handling of and acting upon material non-public
information of or regarding Parent. The Company shall, and shall cause its Subsidiaries to, only use any such non-public
information for purposes of consummating the transactions contemplated by this Agreement. The Company shall not, and shall cause its Subsidiaries not to, disclose any portion of such non-public
information to any person other than its or their and their respective Affiliates’ managers, members, stockholders, officers, directors, partners, employees, legal counsel, accountants, advisors, agents and consultants (collectively,
“
Representatives
”
) and who “need to know” such
non-public
information in order to consummate the transactions contemplated by this Agreement. The Company and its Subsidiaries shall be responsible for any breach of this Section 6.7 by any of its Representatives, and agrees, at its sole expense, to take commercially reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of such non-public
information. Notwithstanding anything contained herein to the contrary, this Section 6.7 shall not (i) prohibit the Company and its Subsidiaries from disclosing any such non-public
information (x) to the extent required in order for the Company and its Subsidiaries to comply with applicable Law, provided that the Company and its Subsidiaries, to the extent permitted by applicable Law, provide prior written notice of such required disclosure to Parent and use commercially reasonable efforts to avoid or minimize the extent of such disclosure, at Parent’s sole expense or (y) if such non-public
information becomes generally available to the public other than as a result of disclosure by the Company or its Subsidiaries or their respective Representatives in breach of this or (ii) prohibit or limit the Company, its Subsidiaries and their Affiliates from disclosing customary or any other reasonable information concerning the transactions contemplated hereby to the Company’s and its Subsidiaries’ investors, prospective investors and advisors bound by customary confidentiality provisions. Notwithstanding the foregoing, any non-public
information of Parent provided to the Company and its Subsidiaries pursuant to this Agreement may be disclosed, and no notice as referenced above is required to be provided, pursuant to requests or demands by any Governmental Authority with jurisdiction over the Company, its Subsidiaries or their Representatives and not directed at Parent or the transactions contemplated by this Agreement;
provided
that the Company, its Subsidiaries or their Representatives, as applicable, inform any such authority of the confidential nature of the information disclosed to them and request they keep such information confidential in accordance with such Governmental Authority’s policies and procedures.
Section
 6.8
Name Change
. At least two (2) Business Days prior to the Closing Date, the certificate of incorporation of the Company shall be amended to change the name of the Company to “SeatGeek Operations, Inc.”, or another name as may be determined by the Company in its sole discretion;
provided
, that the filing of such amendment shall be subject to all of the conditions set forth in Article 9 having been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing).
ARTICLE 7
COVENANTS OF PARENT
Section
 7.1
Trust Account Proceeds and Related Available Equity
.
(a)
If Available Parent Cash (prior to adding the amount of the Backstop Subscription actually consummated, if any, to the definition and amount of Available Parent Cash), as estimated in the Parent Closing

Schedule, is less than Two Hundred Million Dollars ($200,000,000) (such shortfall, the “
Available Parent Cash Shortfall
”), then in accordance with and subject to the conditions set forth in the Backstop Subscription Agreement, Parent shall issue to Sponsor and Sponsor shall purchase, a number of shares of Parent Common Stock in an aggregate amount equal to the Available Parent Cash Shortfall a price per share equal to the Parent Share Price, provided
, that in no event shall the aggregate amount required to be funded pursuant to the Backstop Subscription Agreement exceed the
Backstop Subscription Amount, and the amount of the Backstop Subscription actually consummated shall be added to the definition and amount of Available Parent Cash, including for purposes of Section 9.3(f) and Section 9.2(d). Parent shall reasonably cooperate with and shall take all actions reasonably required to consummate the Backstop Subscription in accordance with the Backstop Subscription Agreement, including, without limitation, by issuing to Sponsor shares of Parent Common Stock equal to the amount of the Backstop Subscription funded by Sponsor divided by the Parent Share Price. For the avoidance of doubt, in no event shall Sponsor or its Affiliates be required to fund (x) all or any portion of the Backstop Subscription to the extent that, after giving effect to the funding in full of the Backstop Subscription, the condition set forth in Section 9.2(d) would not be satisfied or (y) any amount in excess of the Backstop Subscription Amount.
(b)
Upon satisfaction or waiver of the conditions set forth in Article 9 and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Parent Stockholders pursuant to the Parent Share Redemptions, and (2) immediately thereafter, pay all remaining amounts then available in the Trust Account to or at the direction of Parent for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section
 7.2
NYSE Listing
. From the date hereof through the Closing, Parent shall use its reasonable best efforts to ensure that Parent remains listed as a public company on the NYSE and complies with the NYSE continued listing requirements. Prior to the Closing, Parent shall prepare, in consultation with the Company, and submit to the NYSE a listing application covering the Parent Common Stock issuable in the Domestication, the Mergers and the PIPE Subscriptions and the Parent Incentive Warrants, and shall use its reasonable best efforts to obtain approval for the listing of such Parent Common Stock and the parties hereto shall reasonably cooperate with respect to such listing.
Section
 7.3
No Solicitation by Parent
. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article 10, Parent shall not, and shall cause its Subsidiaries not to, and Parent shall instruct its and their representatives not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company, its Subsidiaries and their respective representatives. From and after the date hereof, Parent shall, and shall instruct its officers and directors to, and Parent shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company, its Subsidiaries and their respective representatives).
Section
 7.4
Parent Conduct of Business
.
(a)
During the Interim Period, each Parent Entity shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement, as required by applicable Law (including for this purpose any
COVID-19
Measures) or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice.

(b)
Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), no Parent Entity shall not, and each Parent Entity shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by Law:
(i)
seek any approval from the Parent Stockholders to change, modify or amend the Trust Agreement or the Governing Documents of any Parent Entity, except as contemplated by the Transaction Proposals;
(ii)
 (A) make or declare any dividend or distribution to the stockholders of Parent or make any other distributions in respect of any of Parent’s or any of its Subsidiary’s capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Parent’s or any of its Subsidiary’s capital stock or equity interests or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Parent or any of its Subsidiaries, other than a Parent Share Redemption (prior to the First Effective Time) pursuant to the Parent Governing Documents;
(iii)
 (A) make or change any material method of accounting for Tax purposes, (B) make, change or revoke any material Tax election that is inconsistent with past practices (except as required by the Code or applicable law), (C) enter into any closing agreement relating to material Taxes, (D) settle, concede, compromise or abandon any material Tax claim or assessment, (E) affirmatively surrender any right to claim a material refund of Taxes, (F) consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment (other than extensions of time to file Tax Returns obtained in the ordinary course of business), (G) file any amended income or other material Tax Return, except as required by applicable Law, or (H) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Mergers from qualifying for the Intended Tax Treatment;
(iv)
other than as expressly contemplated by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Parent or any of its Subsidiaries (including, for the avoidance of doubt, (x) Sponsor and (y) any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(v)
incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Parent or any of its Subsidiaries or guaranty any debt securities of another Person, other than any Indebtedness (i) in respect of working capital loans as described in the Prospectus or (ii) for borrowed money or guarantee incurred in the ordinary course of business necessary to finance its ordinary course administrative costs and expenses and transaction expenses incurred in connection with the transactions contemplated by this Agreement in an aggregate principal amount not to exceed $5,000,000;
(vi)
incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than Indebtedness permitted to be incurred under Section 7.4(b)(v) and other fees and expenses for professional services incurred in the ordinary course in support of the transactions contemplated by this Agreement;
(vii)
 (A) issue any Parent Securities or securities exercisable for or convertible into Parent Securities, other than the issuance of the Parent Common Stock pursuant to this Agreement, (B) grant any options, warrants or other equity-based awards with respect to Parent Securities not outstanding on the date hereof or (C) except to the extent necessary to add the Parent Incentive Warrants to the Parent Warrant Agreement, amend, modify or waive any of the material terms or rights set forth in any Parent Common Warrant, Parent Private Placement Warrant or Parent Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii)
change an annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method unless required by GAAP;
(ix)
acquire any ownership interest in any real property;
(x)
acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(xi)
 (A) enter into, materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Contracts to which any Parent Entity is party (including engagement letters with financial advisors) that is not necessary to consummate the Transactions or in a manner that would materially and adversely affect any Parent Entity after the Closing or impose material liabilities on any Parent Entity after the Closing or (B) enter into any Contract that would entitle any third party to any bonuses, payments or other fees upon or conditioned upon the consummation of the Closing, except as necessary to consummate the Transactions and so long as the amounts payable with respect to all such Contracts entered into after the date hereof do not result in any Excess Parent Transaction Expenses; provided, that such limitation shall not apply to fees payable to or Contracts with services providers engaged by Parent prior to the Closing for printing, mailing and solicitation services with respect to the Proxy Statement/Registration Statement; or
(xii)
enter into any Contract to do any action prohibited under this Section 7.4.
(c)
Notwithstanding anything to the contrary, nothing in this Agreement is intended to or shall cause the Company to directly or indirectly control Parent before Closing in violation of Antitrust Laws.
Section
 7.5
Parent Public Filings
. From the date hereof through the Closing, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.
Section
 7.6
PIPE Subscriptions
and Backstop Subscription
.
(a)
During the Interim Period, Parent shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements, including maintaining in effect such Subscription Agreements on the terms and conditions described therein and shall: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in such Subscription Agreements and otherwise comply with its obligations thereunder, and (ii) in the event that all conditions in such Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, enforce the rights of Parent under the Subscription Agreements to cause the applicable Private Placement Investors to pay to (or as directed by) Parent the applicable purchase price under each Private Placement Investor’s applicable Subscription Agreement in accordance with its terms and consummate the transactions contemplated by such Subscription Agreements at or prior to Closing and the Company shall cooperate with Parent in such efforts.
(b)
Parent acknowledges and agrees that, the Company shall be entitled to cause Parent to specifically enforce the obligations of the Private Placement Investors to fund the subscription amounts set forth in the Subscription Agreements executed by such Private Placement Investors and the provisions of each such Subscription Agreement of which the Company is an express third party beneficiary, in each case, subject to the terms and conditions set forth in each such Subscription Agreement. Parent shall not, without the prior written consent of the Company, increase, decrease or otherwise modify the PIPE Subscription or Backstop Subscription (including by entry into any additional subscription agreements with respect to any PIPE Subscription or Backstop Subscription or modification of the terms of any Parent Incentive Warrant) or the subscription amount under any Subscription Agreement or reduce the rights of Parent under any Subscription Agreement, permit or consent to any material amendment, supplement or modification to any Subscription Agreement (including (i) the price, terms, timing and conditions of the funding of the PIPE Subscription or Backstop Subscription, (ii) the identity of any Private Placement Investor (other than assignments to permitted assignees), the representations of the Private Placement Investors and/or of Parent, (iii) the covenants of the Private Placement Investors that apply prior to the consummation of the PIPE Subscription, the Backstop Subscription or the termination of the Subscription Agreements, (iv) the registration rights of any Private Placement Investor, (v) the indemnification obligations of any Party or pursuant to any Ancillary Agreement, (vi) the termination provisions of the Subscription Agreements, (vii) any covenants, obligations or liabilities set forth in the Subscription Agreements that survive the consummation of the Closing and (viii) any amendments, side letters or other Contracts related to the foregoing matters), any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any material provision or remedy under, or any replacements of, any of the Subscription Agreements, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision);
provided
, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Parent Common Stock contemplated thereby.
(c)
Without limiting the generality of the foregoing, Parent shall give the Company, prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to such Party, (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement (other than written notices or other written communication from such other Party) with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement of any provisions of any Subscription Agreement, (iii) of any amendment to any Subscription Agreement entered into by Parent that Parent was permitted to make without the prior written consent of the Company or (iv) if any portion of the PIPE Subscription pursuant to the Subscription Agreements will not be funded in accordance with the terms of the applicable Subscription Agreement. Parent shall confer with the Company regarding timing of the expected Closing Date (as defined in the Subscription Agreements) and deliver all notices it is required to deliver under each Subscription Agreements on a timely basis in order to cause the applicable Private Placement Investors to fund their respective obligations as far in advance of the Closing as permitted by such Subscription Agreements and consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing. Parent may enter into any PIPE Subscription Agreements prior to Closing, with the prior written consent of the Company.
Section
 7.7
Support of Transaction
. Without limiting any covenant contained in Article 7 or Article 8, Parent shall, and shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Parent or its Affiliates are required to obtain in order to consummate the Transactions and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article 9 or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.
Section
 7.8
Treatment of Warrants
. Prior to Closing, Parent shall use commercially reasonable efforts to revise the terms of the Parent Warrants such that the Parent Warrants are treated as equity under the rules and guidelines of the SEC at and after the Closing, including using commercially reasonable efforts to obtain any shareholder or warrantholder approvals if necessary to accomplish the foregoing. For the avoidance of doubt, the Sponsor shall support Parent in taking the foregoing actions, including voting its Parent Securities and Parent Warrants in favor of any such changes if such a vote is required.
Section
 7.9
Domestication
. Subject to receipt of the Parent Stockholder Approval, on the Business Day prior to the Closing Date, Parent shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Parent and the Company, together with the Certificate of Incorporation of Parent substantially in the form attached as
Exhibit A
 hereto (with such changes as may be agreed in writing by Parent and the Company), in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from
the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Parent Stockholder, (i) each then issued and outstanding Parent Class A Ordinary Share shall convert automatically, on a one-for-one basis,
into one share of Parent Common Stock; (ii) each then issued and outstanding Parent Class B Ordinary Share shall convert automatically, on a one-for-one basis,
into one share of Parent Common Stock; (iii) each then issued and outstanding warrant to acquire a Parent Class A Ordinary Share shall convert automatically into a redeemable warrant to acquire one share of Parent Common Stock, pursuant to the Parent Warrant Agreement; and (iv) each then issued and outstanding unit of Parent shall separate and convert automatically into one share of Parent Common Stock and one-third of
one redeemable Parent Warrant.
Section
 7.10
Employment Matters; Equity Incentive Plan and ESPP
.
(a)
Parent shall, or shall cause the Surviving Entity and each of its Subsidiaries, as applicable, to provide the employees of the Company and any of its Subsidiaries who remain employed immediately after the Closing Date (the “
Continuing Employees
”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Entity or any of its Subsidiaries (excluding any retiree health plans or programs, or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Closing Date with the Company and any of its Subsidiaries;
provided
,
however
, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, Parent shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing
condition limitations under each of the employee benefit plans established or maintained by the Surviving Entity or any of its Subsidiaries that cover the Continuing Employees or their eligible dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket
requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Parent and the Surviving Entity will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing Date with respect to the calendar year in which the Closing occurs.
(b)
Prior to the Closing Date, Parent shall approve and adopt and submit for stockholder approval (i) the SeatGeek, Inc. 2021 Equity Incentive Plan in substantially the form attached hereto as
Exhibit I
(the “
Equity Incentive Plan
”) (with such changes as may be agreed to in writing by Parent and the Company), which provides for the grant of awards to employees and other service providers of the Surviving Entity and its Subsidiaries in the form of options, restricted stock, restricted stock units or other equity-based awards based on Parent Common Stock with a total pool of awards of Parent Common Stock (excluding shares reserved for the issuance of Earnout RSUs) of ten percent (10%) of the aggregate number of the sum of (x) shares of Parent Common Stock outstanding at the Closing and (y) securities convertible into Parent Common Stock, with an annual “evergreen” increase of five percent (5%) of the shares of Parent Common Stock outstanding as of the day prior to such increase, and (ii) the SeatGeek, Inc. 2021 Employee Stock Purchase Plan (the “
ESPP
”) in substantially the form attached hereto as
Exhibit J
, that provides for the grant of purchase rights with respect to Parent Common Stock to employees of the Surviving Entity and its Subsidiaries with a total pool of shares of Parent Common Stock of two percent (2%) of the aggregate number of the sum of (x) shares of Parent Common

Stock outstanding at the Closing and (y) securities convertible into Parent Common Stock, with an annual “evergreen” increase of one percent (1%) of the shares of Parent Common Stock outstanding as of the day prior to such increase (the proposals in clauses (i) and (ii) the “
Equity Proposals
”). Subject to applicable Law, as promptly as reasonably practicable following the Closing Date (and, in any event, within ten (10) Business Days following the Closing Date), the Surviving Entity shall file an effective registration statement on Form
S-8
(or other applicable form) with respect to the Parent Common Stock issuable under the Equity Incentive Plan and the ESPP, and the Surviving Entity shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Equity Incentive Plan and ESPP remain outstanding.
(c) No Third-Party Beneficiaries.
Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.10 are included for the sole benefit of Parent and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Parent, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any express or implied third-party beneficiary or other right of any kind or nature whatsoever.
ARTICLE 8
JOINT COVENANTS
Section
 8.1
Regulatory Approvals; Other Filings
.
(a)
Parent shall cooperate in good faith with the Company Group Members and any Governmental Authority and undertakes to use reasonable best efforts to take (and not waive its rights under any Subscription Agreement with respect to any Private Placement Investor’s obligations with respect to Regulatory Approvals) such action required to satisfy the Regulatory Approvals and complete lawfully the Transactions as soon as practicable (but in any event prior to the Agreement End Date) and use reasonable best efforts to take such action necessary or advisable to (x) consummate the Transactions as contemplated hereby and (y) avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions.
(b)
With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, Parent shall (and, to the extent required, shall not waive its rights under any Subscription Agreement with respect to any Private Placement Investor’s obligations with respect to Regulatory Approvals) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. The Company Group Members and Parent shall (and shall cause their respective Affiliates to) respond promptly to any request for information or documentary material from any Governmental Authority with respect to the Transactions. To the extent not prohibited by Law, the Company Group Members shall promptly furnish to Parent, and Parent shall promptly furnish to the Company Group Members, copies of any notices or substantive written communications received by such party or any of its

Affiliates from any Governmental Authority, or sent to any Governmental Authority, with respect to the Transactions, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed oral or written communications by such party and/or its Affiliates to any Governmental Authority concerning the Transactions;
provided,
that none of the parties shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval without the prior written consent of the other parties. To the extent not prohibited by Law, the Company Group Members agree to provide Parent and its counsel, and Parent agrees to provide the Company Group Members and their counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person, by telephone or video conference, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company Group Members and Parent agree to make all filings required or advisable under Antitrust Laws (if any) as soon as practicable after execution of this Agreement, and, in any event, shall each file the Notification and Report Form required by the HSR Act no more than ten (10) Business Days after the date of this Agreement, and to provide all information reasonably required of such Person and to reasonably cooperate with each other in connection with the Regulatory Approvals. The Parties shall request early termination of all applicable waiting periods under any Antitrust Laws. Materials provided pursuant to this Section 8.1 may be (A) redacted as necessary (1) to comply with contractual arrangements, (2) to preserve legal privileges, or (3) to remove references concerning the valuation of the parties or (B) designated as “outside counsel only,” which materials and the information contained therein shall be given only to outside counsel and will not be disclosed to employees, officers or directors of the recipient.
(c)
Without limiting the generality of the forgoing, Parent shall use reasonable best efforts to take such actions necessary to consummate the Transactions in accordance with the terms hereof. Parent agrees that, between the date of this Agreement and the Closing, it shall not enter into any Contracts for an acquisition (by stock purchase, merger, consolidation, amalgamation, purchase of assets, license or otherwise) of any ownership interest or assets of any Person that would likely prevent or materially delay the consummation of the Transaction.
(d)
Nothing in this Agreement shall require any Company Group Members or any of their respective Affiliates: (i) to take any action that would prohibit or limit in any respect, or place any conditions on, the ownership or operation by any Company Group Member of any portion of the business, assets, Intellectual Property Rights, categories of assets, relationships, contractual rights, obligations or arrangements of any Company Group Member or any of its Affiliates, or compel any Company Group Member to divest, dispose of, hold separate or license any portion of the business, assets, Intellectual Property Rights, categories of assets, relationships, contractual rights, obligations or arrangements of any Company Group Member or any of its Affiliates or (ii) to propose or agree to or effect any divestiture or hold separate any business or assets.
(e)
Parent shall be responsible for and pay all filing fees, administrative fees, costs and expenses payable to any Governmental Authorities in connection with the Transactions;
provided
, that Parent and the Company shall each be responsible for and pay one-half
of the filing fees for any Regulatory Approvals.
Section
 8.2
Preparation of Proxy Statement/Registration Statement; Stockholders
’
Meeting and Approvals
.
(a)
Proxy Statement/Registration Statement and Prospectus
.
(i)
As promptly as reasonably practicable after the execution of this Agreement, (x) Parent and the Company shall jointly prepare and Parent shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed by Parent with the SEC as part of the registration statement (the
“
Registration Statement
”
) and sent to the Parent Stockholders relating to the Parent Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the
“
Proxy Statement
”
) and (y) Parent and the Company shall jointly prepare and Parent shall file with the SEC the Registration Statement, in which the Proxy Statement and Consent Solicitation Statement will be included (the
“
Proxy Statement/Registration

Statement
”
), in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued under this Agreement. Each of Parent and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated thereby, and to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby. Each of Parent and the Company agrees to furnish to the other party all information concerning itself, including its business, operations and financial condition, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE) in connection with the Transactions (the
“
Solicitation Documents
”
). Parent will cause the Proxy Statement/Registration Statement to be mailed to the Parent Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act.
(ii)
To the extent not prohibited by Law, each of Parent and the Company will advise the other parties, as promptly as reasonably practicable after such party receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Parent Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, each of Parent and the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Solicitation Document each time before any such document is filed with the SEC by Parent, and each shall give reasonable and good faith consideration to any comments made by the other parties and their counsel. To the extent not prohibited by Law, each of Parent and the Company shall provide the other parties and their counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Solicitation Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the other parties or their counsel in any discussions or meetings with the SEC.
(iii)
Each of Parent and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (B) the Proxy Statement will, at the date it is first mailed to the Parent Stockholders and at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(iv)
If at any time prior to the Closing any information relating to the Parent Entities, the Company Group Members or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by Parent or the Company, which is required to be set forth in an amendment or supplement to the Proxy Statement/Registration Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Parent Stockholders.
(b)
Parent Stockholder Approval.
Parent shall (a) as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Parent Stockholders in compliance with applicable Law, (ii) duly (1) establish a record date for, (2) call and give notice of and (3) convene and hold an extraordinary general meeting of its members (the
“
Parent Stockholders
’
Meeting
”
) in accordance with the Parent Governing Documents and applicable NYSE Listing Rules for a date no later than forty-five (45) days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the Parent Stockholders to vote in favor of each of the Transaction Proposals, and (b) provide its members with the opportunity to elect to effect a Parent Share Redemption. Parent shall, through its board of directors, recommend to its members (A) the approval of the continuation of Parent from the Cayman Islands to the State of Delaware, (B) the approval of the change of Parent’s name to “SeatGeek, Inc.”, (C) the amendment and restatement of Parent’s Governing Documents, substantially in the forms attached as
Exhibit A
and
Exhibit B
to this Agreement (with such changes as may be agreed in writing by Parent and the Company) (as may be subsequently amended by mutual written agreement of the Company and Parent at any time before the effectiveness of the Proxy Statement / Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (E) the approval of the issuance of shares of Parent Common Stock in connection with the Transactions pursuant to applicable NYSE Listing Rules, (F) the approval of the issuance of more than one percent (1%) of Parent’s outstanding common stock to a “related party” pursuant to applicable NYSE Listing Rules, (G) the approval of the Equity Proposals, (H) election of directors effective as of the Closing as contemplated by Section 8.5, (I) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (J) the adoption and approval of any other proposals as reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the Transactions and (K) the adjournment of the Parent Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (K), together, the
“
Transaction Proposals
”
), and include such recommendation in the Proxy Statement. The board of directors of Parent shall not withdraw, amend, qualify or modify its recommendation to the members of Parent that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the members of Parent in Section 8.2(b), a
“
Modification in Recommendation
”
). To the fullest extent permitted by applicable Law, (x) Parent’s obligations to establish a record date for, duly call, give notice of, convene and hold the Parent Stockholders’ Meeting shall not be affected by any Modification in Recommendation, (y) Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Parent Stockholders’ Meeting and submit for approval the Transaction Proposals and (z) Parent agrees that if the Parent Stockholder Approval shall not have been obtained at any such Parent Stockholders’ Meeting, then Parent shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional Parent Stockholders’ Meetings in order to obtain the Parent Stockholder Approval. Parent may only adjourn the Parent Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by members of Parent prior to the Parent Stockholders’ Meeting;
provided,
that the Parent Stockholders’ Meeting (x) may not be adjourned to a date that is more than 20 days after the date for which the Parent Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) is held no later than three (3) Business Days prior to the Agreement End Date.

(c)
Parent agrees that it shall provide the Parent Stockholders the opportunity to elect redemption of such Parent Ordinary Shares in connection with the Parent Stockholders’ Meeting as required by the Parent Governing Documents.
Section
 8.3
Tax Matters
.
(a)
Intended Tax Treatment
. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections
1.368-2(g)
and
1.368-3(a).
Each of the Parties and their respective Affiliates and Representatives shall cooperate and use its respective reasonable best efforts to cause the Mergers to qualify for the Intended Tax Treatment, and not take any action (or fail to take any reasonable action) which action (or failure to act), whether before or after the Closing, would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment. Each of the Parent Entities and Company Group Members and their respective Affiliates shall file all Tax Returns consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations
Section 1.368-3(a)
on or with its Tax Return for the taxable year of the Mergers), and shall take no position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.
(b)
Tax Opinions
. The Parties shall cooperate with each other and their respective counsel to document and support the Intended Tax Treatment of the Mergers, including providing factual support letters. Each Party shall promptly notify the other party in writing if, before the Closing Date, such Party knows or has reason to believe that the Mergers may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Mergers qualifying for the Intended Tax Treatment). In the event the SEC requests or requires a tax opinion with respect to the Intended Tax Treatment, each Party shall use reasonable efforts to execute and deliver customary tax representation letters to the applicable tax advisor (or advisors) in form and substance reasonably satisfactory to the advisor (or advisors) delivering such opinion and the party delivering such tax representation letter;
provided,
however
, that in the event that the SEC requests or requires a tax opinion with respect to (i) the Domestication, then Parent will use its reasonable best efforts to cause Fried Frank to deliver such tax opinion to Parent, or (ii) the Mergers, then Parent will use its reasonable best efforts to cause Fried Frank to deliver such tax opinion to Parent, and the Company shall use its reasonable best efforts to cause Cooley to deliver such tax opinion to the Company.
(c) Tax Designation
. Prior to the Closing, the Parties shall use commercially reasonable efforts to cooperate with the Exchange Agent to enable Company Stockholders to designate, in the Letter of Transmittal or a separate attachment thereto, shares of Company Capital Stock (on a per share or per lot basis) that will be exchanged for cash consideration and stock consideration pursuant to this Agreement and the proportions thereof for purposes of Treasury Regulations
Section 1.356-1(b),
provided that the aggregate proportion and amount of cash and stock consideration payable to a Company Stockholder and the terms of this Agreement shall not be changed.
(d) FIRPTA Certificate
. Prior to Closing, the Company shall deliver to Parent a certificate, duly executed and acknowledged under penalties of perjury, satisfying the requirements of
Section 1.897-2(h)
and
1.1445-2(c)(3)
of the Treasury Regulations and dated as of the Closing Date certifying that the Company is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2), and a notice to the IRS, signed by the Company, that satisfies the requirements of
Section 1.897-2(h)(2)
of the Treasury Regulations.
Section
 8.4
Section
 16
Matters
.
Prior to the Closing, each of the Company Group Members and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or dispositions of the Equity Securities of Parent (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities, and Earnout Shares) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule
16b-3
promulgated under the Exchange Act.
Section
 8.5
Directors
. Subject to any limitation imposed under applicable Laws or NYSE listing requirements, Parent and the Company shall take all necessary action so that immediately after the First Effective Time, the board of directors of Parent shall consist of seven (7) directors, (a) one (1) of which shall be designated by the Sponsor as identified on Section 8.5(a) of the Parent Disclosure Letter and (b) six (6) of which shall be designated by the Company in its sole discretion prior to Closing (the “
Company Designated Directors
”).
Section
 8.6
Indemnification and Insurance
.
(a)
From and after the Closing, the Surviving Entity agrees that it shall indemnify and hold harmless each present and former director and officer of (x) the Company or any of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company or any of its Subsidiaries) and (y) the Parent Entities (the
“
D&O Indemnified Parties
”
) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Surviving Entity shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six years from the Closing provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the former and current officers, directors, employees, and agents of the Company Group Members and the Parent Entities that are no less favorable to those Persons than the provisions of the Governing Documents of the Company Group Members and the Parent Entities, as applicable, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. The Surviving Entity shall assume, and be liable for, and shall cause its Subsidiaries to honor, each of the covenants in this Section 8.6.
(b)
For a period of six years from the Closing, the Surviving Entity shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the directors’ and officers’ liability insurance policies of the Company Group Members and Parent on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Surviving Entity be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company Group and Parent, as applicable, for such insurance policies for the year ended December 31, 2021;
provided
,
however
, that (i) the Surviving Entity may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year
“tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, and the Surviving Entity shall maintain (and cause its Subsidiaries to maintain) such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year
period, any insurance required to be maintained under this Section 8.6 shall be continued in respect of such claim until the final disposition thereof.
(c)
Notwithstanding anything contained in this Agreement to the contrary, this Section 8.6 shall survive the Closing indefinitely and shall be binding, jointly and severally, on the Surviving Entity and all successors and assigns of the Surviving Corporation. In the event that the Surviving Entity or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Entity shall ensure that proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume and succeed to the obligations set forth in this Section 8.6.
(d)
The provisions of this Section 8.6(a)-(d): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Surviving Entity and its successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.
ARTICLE 9
CONDITIONS TO OBLIGATIONS
Section
 9.1
Conditions to Obligations of Parent, First Merger Sub, Second Merger Sub and the Company
. The obligations of Parent, First Merger Sub, Second Merger Sub and the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
(a)
The Parent Stockholder Approval shall have been duly obtained;
(b)
The Company Stockholder Approval shall have been duly obtained;
(c)
All approvals or consents, and all waiting or other periods, or extensions thereof, under the Laws set forth in Section 9.1(c) of the Company Disclosure Letter (collectively, the
“
Regulatory Approvals
”
) shall have been obtained or have expired or been terminated, as applicable;
(d)
No Governmental Authority of competent jurisdiction shall have issued or entered any Governmental Order, and no Law shall have been enacted or promulgated, that is in effect and prohibits or otherwise prevents the Transactions;
(e)
The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;
(f)
The Parent Common Stock shall have been approved for listing on the NYSE and such approval shall be subject only to official notice of listing; and
(g)
Parent shall have at least $5,000,001 in net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act).
Section
 9.2
Conditions to Obligations of Parent, First Merger Sub and Second Merger Sub
.
The obligations of Parent, First Merger Sub and Second Merger Sub to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Parent:
(a)
The representations and warranties of the Company contained in Section 4.1 (Company Organization), Section 4.3 (Due Authorization), and Section 4.23 (Brokers’ Fees) shall each be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse

Effect” or other similar materiality qualification set forth therein) as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representation and warranty in Section 4.6 (Capitalization) shall be true and correct in all respects other than de minimis
inaccuracies as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct other than de minimis
inaccuracies as of such earlier date. The representation and warranty in Section 4.19(a) (Absence of Changes) shall be true and correct in all respects as of the Closing Date. Each of the other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or other similar materiality qualification set forth therein) as of the Closing Date, except to the extent that any such representations and warranties expressly speaks as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except for, in each case, inaccuracies or omissions that individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;
(b)
Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;
(c)
Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing; and
(d)
The Available Parent Cash shall be no less than One Hundred Thirty Five Million Dollars ($135,000,000).
Section
 9.3
Conditions to the Obligations of the Company
. The obligation of the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)
The representations and warranties contained in Section 5.1 (Company Organization), Section 5.2 (Due Authorization), Section 5.11 (Trust Account), and Section 5.19 (Brokers’ Fees) shall each be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or other similar materiality qualification set forth therein) as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representation and warranty in Section 5.5 (Capitalization) shall be true and correct in all respects other than de minimis
inaccuracies as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct other than de minimis
inaccuracies as of such earlier date. The representation and warranty in Section 5.13 (Absence of Changes) shall be true and correct in all respects as of the Closing Date. Each of the other representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or other similar materiality qualification set forth therein) as of the Closing Date, except to the extent that any such representations and warranties expressly speaks as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except for, in each case, inaccuracies or omissions that individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect;
(b)
Each of the covenants of Parent, First Merger Sub and Second Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects;
(c)
Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing;

(d)
The Domestication shall have been completed as provided in Section 7.9, and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company;
(e)
If required pursuant to the terms hereof and thereof, the Backstop Subscription shall have been consummated pursuant to, and to the extent required in accordance with the terms of, the Backstop Subscription Agreement; and
(f)
The Available Parent Cash shall be no less than Two Hundred Million Dollars ($200,000,000).
ARTICLE 10
TERMINATION/EFFECTIVENESS
Section
 10.1
Termination
. This Agreement may be terminated and the Transactions abandoned:
(a)
by mutual written consent of the Company and Parent;
(b)
by written notice from the Company or Parent to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable
and has the effect of permanently making consummation of the Transactions illegal or otherwise permanently preventing or prohibiting consummation of the Transactions;
(c)
by written notice from the Company to Parent if the Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Parent Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;
(d)
by written notice from Parent to the Company if the Company Stockholder Approval shall not have been obtained within three (3) Business Days after the Registration Statement is declared effective under the Securities Act;
provided
,
however
, that Parent shall no longer have the right to terminate this Agreement pursuant to this Section 10.1(d) following the receipt of the Company Stockholder Approval;
(e)
by written notice from the Company to Parent after there has been a Modification in Recommendation;
(f)
prior to the Closing, by written notice to the Company from Parent if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a
“
Terminating Company Breach
”
), except that, if such Terminating Company Breach is curable by the Company through the exercise of their respective reasonable best efforts, then, for a period of up to twenty (20) days after receipt by the Company of notice from Parent of such breach (the
“
Company Cure Period
”
), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before April 13, 2022 (the
“
Agreement End Date
”
), unless Parent is then in material breach hereof; or
(g)
prior to the Closing, by written notice to Parent from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a
“
Terminating Parent Breach
”
), except that, if any such Terminating Parent Breach is curable by Parent through the exercise of its reasonable best efforts, then, for a period of up to twenty (20) days after receipt by Parent of notice from the Company of such breach (the
“
Parent Cure Period
”
), such termination shall not be effective, and such

termination shall become effective only if the Terminating Parent Breach is not cured within the Parent Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is then in material breach hereof.
Section
 10.2
Effect of Termination
. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company or Parent, as the case may be, for any Willful Breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article 11 and the Confidentiality Agreement shall survive any termination of this Agreement.
ARTICLE 11
MISCELLANEOUS
Section
 11.1
Trust Account Waiver
. The Company acknowledges that Parent is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated August 12, 2020 (the
“
Prospectus
”
) available at www.sec.gov, substantially all of Parent assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Parent, certain of its public stockholders and the underwriters of Parent’s initial public offering (the
“
Trust Account
”
). The Company acknowledges that it has been advised by Parent that, except with respect to interest earned on the funds held in the Trust Account that may be released to Parent to pay its Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Parent completes the transaction which constitutes a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Parent fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Parent in limited amounts to permit Parent to pay the costs and expenses of its liquidation and dissolution, and then to Parent’s public stockholders; and (iii) if Parent holds a stockholder vote to amend Parent’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of Parent Class A Ordinary Shares (prior to the Domestication) if Parent fails to complete a Business Combination within the allotted time period, then for the redemption of any Parent Ordinary Shares properly tendered in connection with such vote. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of each Company Group Member, hereby agrees that no Company Group Member has and no Company Group Member shall at any time hereafter have, and irrevocably waive any right, title, interest or claim of any kind any such Company Group Member have or may have in the future, in or to any monies in the Trust Account or distributions therefrom and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, arising out of, this Agreement and any negotiations, Contracts or agreements with Parent (including any Ancillary Agreement), the Transactions or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent to induce Parent to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against such party and each of its Affiliates under applicable Law. Notwithstanding the foregoing, (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to Parent’s public stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Parent to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Parent Share Redemptions) to Parent in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate the Parent Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that any of the Company Group Members may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to Parent’s public stockholders).
Section
 11.2
Waiver
. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or other Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.
Section
 11.3
Notices
. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours, addressed as follows:
(a)
If to the Parent Entities, to:
RedBall Acquisition Corp.
667 Madison Avenue, 16
th
Floor
New York, NY 10065
Attention: David Grochow
Email: dgrochow@redbirdcap.com
with copies (which shall not constitute notice) to:
Fried, Frank, Harris Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Robert C. Schwenkel; John M. Bibona; Randi Lally; Roy Tannenbaum
Email: robert.schwenkel@friedfrank.com; john.bibona@friedfrank.com; randi.lally@friedfrank.com; roy.tannenbaum@friedfrank.com
(b)
If to the Company, to:
SeatGeek, Inc.
902 Broadway, 10th Floor
New York, NY 10010
Attention: Adam Lichstein
Email: alichstein@seatgeek.com
with copies (which shall not constitute notice) to:
Cooley LLP
55 Hudson Yards
New York, NY 10001
Attention: Stephane Levy; David Silverman; Rupa Briggs
Email: slevy@cooley.com; dsilverman@cooley.com;
rbriggs@cooley.com
or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section
 11.4
Assignment
. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
Section
 11.5
Rights of Third Parties
. Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company Group Members, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of Parent, the Company Group Members or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing;
provided
,
however
, that the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.6(a)-(d), and the Company
Non-Recourse
Parties and the Parent
Non-Recourse
Parties (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.
Section
 11.6
Expenses
. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing shall occur, Parent shall pay or cause to be paid, in accordance with Section 2.7(c), the Parent Transaction Expenses, the Excluded Parent Transaction Expenses (other than any Excess Parent Transaction Expenses which Sponsor elected to discharge by payment in cash) and the Company Transaction Expenses. For the avoidance of doubt, any payments to be made (or to cause to be made) by the Parent or the Surviving Entity shall be paid upon the Closing and release of proceeds from the Trust Account.
Section
 11.7
Governing Law
. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section
 11.8
Headings; Counterparts
. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by electronic mail or in .pdf), and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument.
Section
 11.9
Company and Parent Disclosure Letters
. The Company Disclosure Letter and the Parent Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Parent Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section
 11.10
Entire Agreement
. (i) This Agreement (together with the Company Disclosure Letter and the Parent Disclosure Letter), (ii) the Mutual Nondisclosure Agreement, dated as of March 1, 2021, between Parent and the Company (the
“
Confidentiality Agreement
”
), (iii) the Company Holders Support Agreement, (iv) the Sponsor Support Agreement, (v) the Domestication Governing Documents, (vi) PIPE Subscription Agreements and related Parent Incentive Warrants, (vii) the Amended Registration Rights Agreement, (viii) the Exchange Agreement, (ix) the Backstop Subscription Agreement, (x) the Designated Company Warrants, and (xi) and all the other agreements, documents, instruments and certificates entered into in connection with the foregoing agreements and any and all exhibits and schedules thereto (clauses (ii) – (ix), collectively with all other agreements contemplated hereby or thereby, the
“
Ancillary Agreements
”
) constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.
Section
 11.11
Amendments
. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.
Section
 11.12
Publicity
.
(a)
All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Parent and the Company, which approval shall not be unreasonably withheld, conditioned or delayed by any party; provided that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).
(b)
The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule;
provided
,
however
, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.
Section
 11.13
Severability
. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section
 11.14
Jurisdiction; Waiver of Jury Trial
.
(a)
Any proceeding or Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.
(b)
Each party acknowledges and agrees that any controversy which may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action, suit or proceeding directly or indirectly arising out of or relating to this Agreement or any of the Transactions.
Section
 11.15
Enforcement
. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
Section
 11.16
Non-Recourse
.
(a)
Solely with respect to the Company and the Parent Entities, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company and the Parent Entities as named parties hereto.
(b)
Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of the Company (each, a
“
Company
Non-Recourse
Party
”
) or the Parent Entities (each, a
“
Parent
Non-Recourse
Party
”
) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or the Parent Entities under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.
(c)
The Sponsor shall not have any obligations under this Agreement.
Section
 11.17
Non-Survival
of Representations, Warranties and Covenants
. Except as otherwise contemplated by Section 10.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Section 11.17.
Section
 11.18
Conflicts and Privilege
.
(a)
Parent and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Entity) (collectively, the “
Company Related Group
”), on the

one hand, and (y) the Surviving Entity or any member of the Company Related Group, on the other hand, any legal counsel, including Cooley LLP (“
Cooley
”), that represented any Company Group Member prior to the Closing may represent any member of the Company Related Group in such dispute even though the interests of such persons may be directly adverse to the Surviving Entity, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Entity. Parent and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity) further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby between or among the Company or any member of the Company Group, on the one hand, and Cooley, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Entity. Notwithstanding the foregoing, any privileged communications or information shared by Parent prior to the Closing with the Company under a common interest agreement shall be and remain the privileged communications or information of the Company Group, and not Parent.
(b)
Parent and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the stockholders or holders of other equity interests of Parent or the Sponsor or any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Entity) (collectively, the “
Parent Related Group
”), on the one hand, and (ii) the Surviving Entity or any Company Group Member, on the other hand, any legal counsel, including Fried, Frank, Harris, Shriver & Jacobson LLP (“
Fried Frank
”), that represented Parent or the Sponsor prior to the Closing may represent the Sponsor or any other member of the Parent Related Group, in such dispute even though the interests of such persons may be directly adverse to Parent, the Surviving Entity, and even though such counsel may have represented Parent in a matter substantially related to such dispute, or may be handling ongoing matters for Parent, the Surviving Entity or the Sponsor. Parent and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby between or among Parent, the Sponsor or any other member of the Parent Related Group, on the one hand, and Fried Frank, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Parent Related Group after the Closing, and shall not pass to or be claimed or controlled by Parent following the Closing, the Surviving Entity. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Parent or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Entity, and not the Parent Related Group.
[R
EMAINDER
OF
PAGE
INTENTIONALLY
LEFT
BLANK
]

IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed as of the date first above written.

RedBall Acquisition Corp.

By:	/s/ Gerald J. Cardinale
Name: Gerald J. Cardinale
Title: Co-Chairman

Showstop Merger Sub I Inc.

By:	/s/ Gerald J. Cardinale
Name: Gerald J. Cardinale
Title: President

Showstop Merger Sub II LLC

By: RedBall Acquisition Corp., its sole member

By:	/s/ Gerald J. Cardinale
Name: Gerald J. Cardinale
Title: Co-Chairman

[
Signature Page to Business Combination Agreement and Plan of Reorganization
]

IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed as of the date first above written.

SeatGeek, Inc.

By:	/s/ Jon Groetzinger
Name: Jon Groetzinger
Title: Chief Executive Officer

[
Signature Page to Business Combination Agreement and Plan of Reorganization
]

Annex B
EXECUTION VERSION
SPONSOR SUPPORT AGREEMENT
This Sponsor Support Agreement (this “
Sponsor Support Agreement
”) is dated as of October 13, 2021, by and among RedBall SponsorCo LP, a Cayman Islands exempted limited partnership (“
SponsorCo
”), the Persons set forth on
Schedule I
hereto (the “
Insiders
” and together with SponsorCo, each, a “
Sponsor
” and, together, the “
Sponsors
”), RedBall Acquisition Corp., a Cayman Islands exempted company, which shall domesticate as a Delaware corporation in accordance with the Business Combination Agreement (such entity, including the continuing Delaware corporation, “
Parent
”), and SeatGeek, Inc., a Delaware corporation (the “
Company
”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.
RECITALS
WHEREAS, as of the date hereof, the Sponsors are the holders of record and “beneficial owners” (within the meaning of Rule
13d-3
of the Exchange Act) of such number of Parent Class A Ordinary Shares, Parent Class B Ordinary Shares, Parent Common Warrants and Parent Private Placement Warrants as are indicated opposite each of their names on Schedule I attached hereto (all such Parent Class A Ordinary Shares, Parent Class B Ordinary Shares, Parent Common Warrants and Parent Private Placement Warrants, together with any Parent Class A Ordinary Shares, Parent Class B Ordinary Shares, Parent Common Warrants and Parent Private Placement Warrants of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Sponsor during the period from the date hereof through the Expiration Time are referred to herein as the “
Subject Cayman Securities
”);
WHEREAS, concurrently with the execution of this Sponsor Support Agreement, Parent, Showstop Merger Sub I Inc., a Delaware corporation (“
First Merger Sub
”), Showstop Merger Sub II LLC, a Delaware limited liability company (“
Second Merger Sub
”), and the Company entered into a Business Combination Agreement and Plan of Reorganization (as amended or modified from time to time, the “
Business Combination Agreemen
t”) pursuant to which, among other transactions, and subject to the terms and conditions set forth therein, Parent will be domesticated as a Delaware corporation in accordance with section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Act (as revised) (the “
Domestication
”), and, promptly on the following day, First Merger Sub will merge with and into the Company (the “
First Merger
”), with the Company surviving the First Merger as a wholly owned subsidiary of Parent (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “
Surviving Corporation
”), and immediately following the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “
Second Merger
” and, together with the First Merger, the “
Mergers
”), with Second Merger Sub surviving such Second Merger as a wholly owned subsidiary of Parent;
WHEREAS, immediately following the Domestication and the conversion of the Parent Ordinary Shares to shares of Parent Common Stock in accordance with the Domestication Governing Documents, the Sponsors collectively shall be the holders of record and the “beneficial owners” (within the meaning of Rule
13d-3
under the Exchange Act) of 14,225,000 shares of Parent Common Stock and 9,566,667 Parent Warrants in the aggregate (such shares of Parent Common Stock and Parent Warrants collectively referred to herein as the “
Subject Public Securities
” and together with the Subject Cayman Securities, the “
Subject Shares
”) as set forth on
Schedule I
attached hereto; and
WHEREAS, as an inducement to Parent and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
SPONSOR SUPPORT AGREEMENTS; COVENANTS
Section 1.1
Binding Effect of Business Combination Agreement
. Each Sponsor hereby acknowledges that it has had the opportunity to read the Business Combination Agreement and this Sponsor Support Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending on the earliest of (a) the First Effective Time, and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of (a) and (b), the “
Expiration Time
”), each Sponsor shall be bound by and comply with Sections 7.3 (
No Solicitation by Parent
) of the Business Combination Agreement (and any relevant definitions contained in such Section) as if (i) such Sponsor was an original signatory to the Business Combination Agreement with respect to such provisions, and (ii) each reference to the “Parent” contained in Sections 7.3 (
No Solicitation by Parent
) also referred to such Sponsor (but for the avoidance of doubt, the “Person” referred to in the Business Combination Proposal definition shall refer to Parent, not the Sponsor). Each Sponsor acknowledges that, as a result of the Domestication, the Parent Ordinary Shares will be converted into an equal number of shares of Parent Common Stock (as the same may be adjusted to give effect to any stock split, reverse stock split, stock dividend, reclassification, subdivision, combination or similar recapitalization of such securities or any similar reorganization after the date of this Sponsor Support Agreement), and the Subject Shares will be shares of common stock in a Delaware corporation and will not be ordinary shares of a Cayman Islands exempted company.
Section 1.2
Publicity
. No Sponsor may issue any press release or other public communications relating to the Transactions without the prior approval of Parent and the Company; provided that no Sponsor shall be required to obtain consent pursuant to this Section 1.2 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public by Parent or the Company. The restriction in this Section 1.2 shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule;
provided
,
however
, that in such an event, the Sponsor making the announcement shall use its commercially reasonable efforts to consult with Parent and the Company in advance as to its form, content and timing.
Section 1.3
No Transfer
.
(a) Prior to the Expiration Time, no Sponsor shall (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement and Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares owned by such Sponsor, (iii) grant any proxies or powers of attorney with respect to any or all of such Sponsor’s Subject Shares, or (iv) take any action with the intent to prevent, impede, interfere with or adversely affect such Sponsor’s ability to perform its obligations under this Sponsor Support Agreement or (v) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that (x) if a Sponsor is an individual, such Sponsor may Transfer any such Subject Shares (A) to any member of such Sponsor’s immediate family, or to a trust for the benefit of such Sponsor or any member of such Sponsor’s immediate family, the sole trustees of which are such Sponsor and/or any member of such Sponsor’s immediate family, (B) by will, other testamentary document or under the laws of intestacy upon the death of such Sponsor or (C) to any other Sponsor or (y) if a Sponsor is an entity, such Sponsor may Transfer any Subject Shares to another Sponsor or an Affiliate of a Sponsor (a “
Permitted Transfer
”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees to assume all of the obligations of such Sponsor under, and be bound by all of the terms of, this Sponsor Support Agreement; provided, further, that any Transfer permitted under this Section 1.3 shall not relieve a Sponsor of its obligations under this Sponsor Support Agreement. Any Transfer in violation of this Section 1.3 with respect to a Sponsor’s Subject Shares shall be null and void. Notwithstanding the foregoing, nothing in this Sponsor Support Agreement shall prohibit direct or indirect transfers of equity or other interests in SponsorCo so long as RedBall SponsorCo GP LLC and its Affiliates continue to Control SponsorCo.
(b) Each Sponsor agrees that prior to the Expiration Time, such Sponsor shall not redeem any Subject Shares owned by such Sponsor in connection with any shareholder approval of the Transactions and hereby waives any and all rights to elect or effect any Parent Share Redemption arising in connection with the Transactions.
Section 1.4
New Shares
. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Equity Securities of Parent are issued to a Sponsor after the date of this Sponsor Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Subject shares owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any shares of Equity Securities of Parent after the date of this Sponsor Support Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any shares of any Equity Securities of Parent after the date of this Sponsor Support Agreement (such shares of Parent Common Stock, Parent Warrants or other equity securities of Parent, collectively the “
New Securities
”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Support Agreement to the same extent as if they constituted the Subject Shares owned by such Sponsor as of the date hereof.
Section 1.5
Closing Date Deliverables
. On the Closing Date, SponsorCo shall deliver to Parent and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Parent, the Company, SponsorCo, and certain of the Company’s stockholders or their respective affiliates, as applicable, in substantially the form attached as Exhibit F to the Business Combination Agreement.
Section 1.6
Sponsor Support Agreements
.
(a) From the date hereof until the Expiration Time, each Sponsor hereby unconditionally and irrevocably agrees that, at the Parent Stockholders’ Meeting or any meeting of the shareholders of Parent, however called, or at any adjournment or postponement thereof, in each case, whether held in person or held in a virtual format, or in any other circumstance in which the vote, consent or other approval of the shareholders of Parent is sought including any action by written consent or resolution with respect to, as applicable, such Sponsor shall (i) appear at each such meeting or otherwise cause all of its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Shares:
(i) in favor of, and to adopt, the Business Combination Agreement, the Ancillary Agreements and the Transactions:
(ii) in favor of each Transaction Proposal, any other proposals set forth in the Proxy Statement and any other matters to be submitted for the approval of the holders of Equity Securities of Parent as set forth in the Business Combination Agreement;
(iii) in favor of any proposal to adjourn or postpone the applicable shareholder meeting to a later date if (and only if) there are not sufficient other votes for approval of the Business Combination Agreement, the Transaction Proposals and any other proposals related thereto as set forth in the Proxy Statement on the dates on which such meetings are held;

(iv) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);
(v) against any business combination agreement or merger (other than the Business Combination Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Parent;
(vi) against any change in the business, management or board of directors of Parent (other than in connection with the Transaction Proposals); and
(vii) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Sponsor Support Agreement, the Business Combination Agreement or any Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any Parent Entity under the Business Combination Agreement, (C) result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Parent.
(b) Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.
(c) Prior to the Expiration Time, no Sponsor shall, without the consent of the Company, modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than SponsorCo or any of its Subsidiaries), on the one hand, and Parent, or any of its Subsidiaries, on the other hand.
Section 1.7
No Challenges
. Each Sponsor agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, First Merger Sub, Second Merger Sub, the Company or any of their respective successors, directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Sponsor Support Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.
Section 1.8
Further Assurances
. Each Sponsor shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Parent or the Company, to effect the actions and consummate the Mergers and the other transactions contemplated by this Sponsor Support Agreement and the Business Combination Agreement (including the Transactions), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.
Section 1.9
No Inconsistent Agreement; No Voting Trusts or other Arrangements
. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement, or amend or modify any existing agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder. Each Sponsor agrees that prior to the Expiration Time, such Sponsor will not, and will not permit any entity under Sponsor’s control to, deposit any of the Subject Shares in a voting trust, grant any proxies with respect to the Subject Shares, or subject any of the Subject Shares to any arrangement with respect to the voting of the Subject Shares other than as provided hereunder.
Section 1.10
Consent to Disclosure
. Each Sponsor hereby consents to the publication and disclosure in the Proxy Statement and Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Parent or the Company to any Governmental Authority or to securityholders of Parent) of such Sponsor’s identity and beneficial ownership of Subject Shares and the nature of such Sponsor’s commitments, arrangements and understandings under and relating to this Sponsor Support Agreement and, if deemed appropriate by Parent or the Company, a copy of this Sponsor Support Agreement. Each Sponsor will promptly provide any information reasonably requested by Parent or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).
Section 1.11
Sponsor Promote Adjustment
. SponsorCo hereby agrees that, upon and subject to the Closing, SponsorCo shall irrevocably surrender to Parent, immediately prior to the First Effective Time, 1,000,000 shares of Parent Common Stock (as the same may be adjusted to give effect to any stock split, reverse stock split, stock dividend, reclassification, subdivision, combination or similar recapitalization of such securities or any similar reorganization after the date of this Sponsor Support Agreement) for no consideration and as a contribution to the capital of Parent whereupon such shares shall be cancelled.
Section 1.12
Waiver of Anti-Dilution Protection
. SponsorCo, being the holder of a majority of the Parent Class B Ordinary Shares in issue at the date hereof, hereby (but subject to the consummation of the Transactions) waives, pursuant to Article 17.4 of the Amended and Restated Memorandum and Articles of Association of Parent, any rights set forth in Article 17.3 of the Amended and Restated Memorandum and Articles of Association of Parent solely with respect to the number of Parent Class A Ordinary Shares issuable upon conversion of all Parent Class B Ordinary Shares in connection with the consummation of the Transactions, including the Mergers.
Section 1.13
Parent Transaction Expenses and Working Capital Loans
.
(a) SponsorCo hereby agrees to discharge any Excess Parent Transaction Expenses, by, at the option of SponsorCo, payment in cash to Parent or cancellation of shares of Parent Common Stock held by SponsorCo (or any combination thereof) in accordance with the immediately following sentence, on the Closing Date. If SponsorCo elects to pay all or any portion of the Excess Parent Transaction Expenses by the forfeiture and cancellation of shares of Parent Common Stock held by SponsorCo, then (i) Parent shall pay the amount of such portion of Excess Parent Transaction Expenses in cash on the Closing Date and (ii) SponsorCo shall forfeit, and Parent shall cancel, a number of shares of Parent Common Stock held by SponsorCo (based on a value of $10.00 per share) equal to the aggregate amount of such Excess Parent Transaction Expenses that are paid in cash by Parent on the Closing Date.
(b) With respect to any loan of funds made by any Sponsor or any Affiliate of any Sponsor or any Sponsor’s officers or directors (each, a “
Lender
”) to Parent or any of its Subsidiaries, in each case, prior to the Closing (a “
Working Capital Loan
”) that is or may be convertible into warrants or other securities (derivative or otherwise) of Parent or the Company, each of Parent and the Sponsors hereby agree, and shall take such necessary or appropriate actions within its power so as to ensure, that each and any Working Capital Loan shall be repaid solely in cash, and that no Working Capital Loan will be converted into warrants or other securities (derivative or otherwise) of Parent or the Company, notwithstanding any applicable provision of any applicable warrant agreement, the Parent Governing Documents or any other Contract.
Section 1.14
Lock-Up
.
(a)
Lock-Up
. Subject to the exceptions set forth in Section 1.10(b), each Sponsor hereby agrees not to, without the prior consent of the board of directors of Parent, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of Parent Common Stock held by it immediately after the Closing, any shares of Parent Common Stock issuable upon the exercise of options or warrants to purchase shares of Parent Common Stock held by it immediately after the Closing, or any securities convertible into or exercisable or exchangeable for Parent Common Stock held by it immediately after the Closing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Parent Common Stock or securities convertible into or exercisable or exchangeable for Parent Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “
Transfer
”) until the earliest of (x) twelve (12) months after the Closing, (y) such date that the Closing Price equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days commencing at least one hundred and fifty (150) days following the Closing Date and (z) the date on which Parent consummates a Subsequent Transaction which results in its stockholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property having a value that equals or exceeds $12.00 per share (the period between the Closing Date and such earliest date, the “
Lock-Up
”).
(b)
Lock-Up
Exceptions
. The restrictions set forth in Section 1.11(a) shall not apply to:
(i) transfers (A) to another entity that is an Affiliate of the Sponsor, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Sponsor or Affiliates of the Sponsor or who share a common investment advisor with the Sponsor or (B) as part of a distribution to members, partners, shareholders or equity holders of the Sponsor;
(ii) transfers by virtue of the laws of the jurisdiction of SponsorCo’s organization and the entity’s organizational documents upon dissolution of SponsorCo;
(iii) transactions relating to Parent Common Stock or other securities convertible into or exercisable or exchangeable for Parent Common Stock acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the
Lock-Up;
(iv) the exercise of any options or warrants to purchase Parent Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis) or the vesting of stock awards of Parent Common Stock and any related transfer of shares of Parent Common Stock in connection therewith;
(v) transfers to Parent; provided, that such Transfer is made (i) to satisfy tax withholding obligations pursuant to Parent’s equity incentive plans or arrangements or (ii) to discharge Excess Parent Transaction Expenses pursuant to Section 1.13;
(vi) transfers to Parent pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by Parent or forfeiture of the Parent Common Stock or other securities convertible into or exercisable or exchangeable for Parent Common Stock in connection with the termination of an Insider’s service to Parent;
(vii) the entry, by an Insider, at any time after the Closing, of any trading plan providing for the sale of Parent Common Stock by an Insider, which trading plan meets the requirements of
Rule 10b5-1(c)
under the Exchange Act, (a) provided, however, that such plan does not provide for, or permit, the sale of any Parent Common Stock during the
Lock-Up and
(b)(x) no public announcement or filing is voluntarily made or required regarding such plan during the
Lock-Up
or (y) if any public announcement is required of or voluntarily made by or on behalf of the Insider or the Company regarding such plan, then such announcement or filing shall include a statement to the effect that no Transfer may be made under such plan during the
Lock-Up;
(viii) the consummation of a Subsequent Transaction which results in all of the Parent’s securityholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property; provided, that any securities received in such transactions shall be subject to the same vesting conditions as apply to the shares of Parent Common Stock held by such Sponsor prior to such Subsequent Transaction unless the Subsequent Transaction results in its stockholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property having a value that equals or exceeds $12.00 per share; and
(ix) transactions to satisfy any U.S. federal, state, or local income tax obligations of SponsorCo (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “
Code
”), or the U.S. Treasury Regulations promulgated thereunder (the “
Regulations
”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Domestication from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Domestication does not qualify for similar tax-free
treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes);
provided, however
, that in the case of clauses (i) through (ii), such permitted transferees must enter into a written agreement with Parent, agreeing to be bound by these Transfer restrictions.
Section 1.15
Board Rights
. Subject to and in accordance with Section 8.5 of the Business Combination Agreement, effective as of the First Effective Time, the board of directors of Parent at the Closing will consist of (i) one director mutually agreed upon by SponsorCo and the Company as identified on Section 8.5(a) of the Parent Disclosure Letter (the “
Mutual Designee
”), and (ii) six (6) Company Designated Directors. In addition, Sponsor shall be entitled to designate one observer to the board of directors of Parent (the “
Observer
”) subject to the execution of a customary board observation agreement including confidentiality, non-disclosure
covenants and recusal limitations as reasonably necessary to (i) preserve solicitor-client privilege (such determination in the case of this clause to be based on the advice of counsel to the Company), (ii) avoid a conflict of interest between the Parent or a subsidiary and Sponsor’s affiliates, or (iii) comply with applicable laws (including stock exchange rules), for so long as SponsorCo, together with its Affiliates, collectively continue to hold at least 50% of the sum of
(A) 6,007,500 Subject Shares,
plus
(B) all Sponsor Earnout Shares (as defined below) that vest in accordance with Section 3.6 of the Business Combination Agreement plus
(C) all shares of Common Stock of the Surviving Company purchased pursuant to the Backstop Subscription Agreement; provided, that the foregoing observer designation right shall not apply if the Mutual Designee is one of the individuals identified in writing to the Company prior to the date hereof as a partner of RedBird Series 2019 Holdings Carry Vehicle LP.
Section 1.16
Financial Statements
. The Sponsors shall (a) cause Parent to file prior to Closing its annual report on Form
10-K
and quarterly report on Form
10-Q,
in each case solely to the extent such reports are eligible to be filed prior to Closing, or (b) if such Form
10-K
or
10-Q
has not been filed prior to Closing, reasonably assist Parent in its preparation of its annual report on Form
10-K
(and quarterly report on Form
10-Q,
if applicable), including by providing any documentation and support, as reasonably requested by Parent, and by providing any certifications by Parent management prior to Closing for matters relating to Parent as of and during the period covered by such Form
10-K
(and quarterly report on Form
10-Q,
if applicable). Additionally, the Sponsor shall, prior to Closing, use commercially reasonable efforts to cause Parent to implement necessary disclosure controls and procedures and internal controls over financial reporting to support the requirements of the Sarbanes-Oxley Act Sections 302, 906 and 404 required under any Parent annual report on Form
10-K
(or Parent quarterly report on Form
10-Q).
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1
Representations and Warranties of the Sponsors
. Each Sponsor represents and warrants as of the date hereof to Parent and the Company (severally, and not jointly, and solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:
(a)
Organization; Due Authorization
. If such Sponsor is not an individual, it is duly organized, validly existing and, if such status is recognized under the jurisdiction of its organization, in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery of, and performance of its obligations under, this Sponsor Support Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Support Agreement and to perform his or her obligations hereunder. This Sponsor Support Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Support Agreement, this Sponsor Support Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (subject to the Enforceability Exceptions). If this Sponsor Support Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Support Agreement has full power and authority to enter into this Sponsor Support Agreement on behalf of the applicable Sponsor.
(b)
Ownership
. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens or other limitations or restrictions pursuant to (i) this Sponsor Support Agreement, (ii) the Parent Governing Documents, (iii) the Business Combination Agreement, (iv) the SponsorCo Governing Documents or (v) any applicable securities Laws. Such Sponsor’s Subject Shares are the only equity securities in Parent owned of record or beneficially by such Sponsor on the date of this Sponsor Support Agreement, and none of such Sponsor’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder. Such Sponsor does not hold or own any rights to acquire (directly or indirectly) any Equity Securities of Parent or any Equity Securities convertible into, or which can be exchanged for, Equity Securities of Parent, other than any Parent Warrants held by such Sponsor.
(c)
No Conflicts
. The execution and delivery of this Sponsor Support Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Subject Shares ), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Support Agreement.
(d)
Litigation
. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Support Agreement.
(e)
Brokerage Fees
. Except as described on Section 5.20 of the Parent Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such Sponsor, for which Parent, the Company or any of their respective Affiliates may become liable.
(f)
Acknowledgment
. Such Sponsor understands and acknowledges that each of Parent and the Company is entering into the Business Combination Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Support Agreement.

(g)
Backstop Subscription
.
(i) The Sponsor has received and accepted an executed commitment letter dated as of the date hereof (the “
Commitment Letter
”) from RedBird Series 2019, LP, a Delaware limited partnership, and RedBird Series 2019 GP
Co-Invest
LP, a Delaware limited partnership (each an “Investor”) pursuant to which the Investors have committed to invest the full amount of the cash equity described therein to purchase equity interests of the Sponsor immediately prior to the Closing that is determined in accordance with the term set forth herein, on the terms contemplated thereby (the “
Financing
”).
(ii) The Sponsor has delivered to the Company a true and correct copy of the Commitment Letter. As of the date hereof, the Commitment Letter is in full force and effect without amendment, supplement, or modification and no such amendment, supplement or modification is contemplated except for amendments to add additional financing sources thereto or as otherwise expressly permitted herein. The Commitment Letter has been duly executed by the Sponsor and is enforceable against each party thereto, subject to the Enforceability Exceptions. As of the date hereof, the Commitment Letter has not been terminated, withdrawn or rescinded in any respect.
(iii) As of the date of this Agreement, the Sponsor has no reason to believe that it or any of the other parties to the Commitment Letter will be unable to satisfy on a timely basis any term or condition of the Commitment Letter required to be satisfied by it or that any portion of the Financing to be made available thereunder will otherwise not be available to the Sponsor on a timely basis to consummate the Transactions. As of the date of this Agreement, no event has occurred which, with or without due notice, lapse of time or both, would constitute a breach or default on the part of the Sponsor or, to the Sponsor’s knowledge, any other party, in each case, under the Commitment Letter or that would result in any portion of the Financing contemplated thereby being unavailable at the times contemplated by the Commitment Letter or that makes any assumption or statement set forth in the Commitment Letter inaccurate in any material respect. The only conditions precedent or other contingencies related to the obligations of the Investors to fund the full amount of the Financing are those expressly set forth in the Commitment Letter. There are no conditions precedent or other contingencies, side agreements or other arrangements or understandings, in each case, to which the Sponsor or any of its Affiliates is a party related to the initial funding of the Financing at the Closing, other than as expressly set forth in the Commitment Letter. The Sponsor and its Affiliates have fully paid any and all commitment fees or other fees required by the terms of the Financing to be paid on or before the date of this Agreement. The covenants and agreements set forth in the Commitment Letter, and the performance thereof, do not and will not violate any provision of the respective Governing Documents of the Sponsor or the Investors. The proceeds from the Financing in the aggregate will be sufficient to satisfy all of the Sponsor’s obligations under the Backstop Agreement.
(iv) Notwithstanding anything to the contrary, the Sponsor affirms that it is not a condition to the Closing or to any of its obligations under this Agreement that the Sponsor or any of its Affiliates obtain financing for or related to any of the Transactions.
ARTICLE III
EARNOUT
Section 3.1
SponsorCo Earnout Shares
.
(a) SponsorCo agrees that, upon and subject to the Closing, 7,187,500 shares of Parent Common Stock held by it (such shares, the “
SponsorCo Earnout Shares
”) shall, immediately prior to the First Effective Time, have the Legend (as defined below) affixed to them and be held subject to the terms and conditions of this Section 3.1.

(b)
Legends
. The books and records of Parent evidencing the SponsorCo Earnout Shares shall be stamped or otherwise imprinted with a legend (the “
Legend
”) in substantially the following form:
THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR SUPPORT AGREEMENT, DATED AS OF [•], 2021, BY AND AMONG REDBALL ACQUISITION CORP. AND THE OTHER PARTIES THERETO.
(c)
Procedures Applicable to the SponsorCo Earnout Shares
.
(i) As soon as practicable, and in any event within five (5) Business Days after the occurrence of a Triggering Event (as defined below), Parent shall remove, or cause to be removed, the Legend from the books and records of Parent evidencing the SponsorCo Earnout Shares with respect to which a Triggering Event has occurred and such shares shall no longer be subject to any of the terms of this Section 3.1 (any such removal of the Legend and other restrictions, a “
Release
”).
(ii) SponsorCo shall not Transfer any SponsorCo Earnout Shares until the date on which the relevant vesting triggers have been satisfied as described in Section 3.1(d) below.
(iii) Any SponsorCo Earnout Shares not eligible to be Released in accordance with the terms of Section 3.1(d) on or before the fifth (5th) anniversary of the Closing Date (the period commencing on the Closing Date and ending on such date, the “
Earnout
Lock-Up
Period
”) shall be forfeited to Parent upon the expiration of such Earnout
Lock-Up
Period and canceled (such shares, “
Forfeited Shares
”) and SponsorCo shall not have any rights with respect thereto.
(d)
Release of SponsorCo Earnout Shares
. The SponsorCo Earnout Shares shall be Released as follows (each, a “
Triggering Event
”):
(i) 3,593,750 of the SponsorCo Earnout Shares will be Released, if at any time during the Earnout
Lock-Up
Period, (x) the Closing Price is greater than or equal to $12.50 per share for twenty (20) of any thirty (30) consecutive Trading Days or (y) Parent consummates a Subsequent Transaction, which results in its stockholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property having a value equaling or exceeding $12.50 per share; and
(ii) 3,593,750 of the SponsorCo Earnout Shares will be Released, if at any time during the Earnout
Lock-Up
Period, (x) the Closing Price is greater than or equal to $15.00 per share for twenty (20) of any thirty (30) consecutive Trading Days or (y) Parent consummates a Subsequent Transaction, which results in its stockholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property having a value equaling or exceeding $15.00 per share.
(e)
Forfeiture of SponsorCo Earnout Shares in Certain Circumstances
. If and to the extent that during the Earnout
Lock-up
Period there are any SponsorCo Earnout Shares which have not been Released and a Subsequent Transaction is consummated whereby (x) all or substantially all of the holders of outstanding shares of Parent Common Stock have such shares converted, exchanged or otherwise replaced with the right to receive cash, securities or other property, (y) none of the shares of Parent Common Stock that comprise such SponsorCo Earnout Shares would remain outstanding following the consummation of such Subsequent Transaction, and (z) a Triggering Event does not occur with respect to such SponsorCo Earnout Shares on or prior with or upon the consummation of such Subsequent Transaction, then such SponsorCo Earnout Shares that are not eligible to be Released in connection with such Subsequent Transaction shall be forfeited upon the consummation of such Subsequent Transaction.
(f)
Equitable Adjustments
. The Parent Common Stock price targets set forth in this Section 3.1 shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Parent Common Stock occurring on or after the Closing. For the avoidance of doubt, prior to a Triggering Event, SponsorCo shall not be entitled to any right to vote or receive dividends with respect to such SponsorCo Earnout Shares.

ARTICLE IV
MISCELLANEOUS
Section 4.1
Termination
. This Sponsor Support Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the termination of the Business Combination Agreement prior to the Closing in accordance with its terms, (b) the liquidation of Parent and (c) the written agreement of SponsorCo, Parent, and the Company. Upon such termination of this Sponsor Support Agreement, all obligations of the parties under this Sponsor Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Support Agreement prior to such termination. This
ARTICLE IV
shall survive the termination of this Sponsor Support Agreement.
Section 4.2
Governing Law
. This Sponsor Support Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Support Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any proceeding or Action based upon, arising out of or related to this Sponsor Support Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and agrees not to bring any proceeding or Action arising out of or relating to this Sponsor Support Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 4.2.
Section 4.3
Waiver Of Jury Trial
. Each party acknowledges and agrees that any controversy which may arise under this Sponsor Support Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action, suit or proceeding directly or indirectly arising out of or relating to this Sponsor Support Agreement or any of the Transactions.
Section 4.4
Assignment
. This Sponsor Support Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Support Agreement nor any of the rights, interests or obligations hereunder may be assigned, delegated or otherwise transferred (including by operation of law) without the prior written consent of Parent, the Company and SponsorCo.
Section 4.5
Specific Performance
. The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Sponsor Support Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Sponsor Support Agreement and to enforce specifically the terms and provisions of this Sponsor Support Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Sponsor Support Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
Section 4.6
Amendment; Waiver
. This Sponsor Support Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Parent, the Company and SponsorCo.
Section 4.7
Severability
. If any provision of this Sponsor Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Support Agreement will remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Sponsor Support Agreement, they shall take any actions necessary to render the remaining provisions of this Sponsor Support Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Sponsor Support Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 4.8
Notices
. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when
e-mailed
during normal business hours (and otherwise as of the immediately following Business Day) (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office
notification), addressed as follows:
If to Parent:
RedBall Acquisition Corp.
667 Madison Avenue, 16
th
Floor
New York, NY 10065
Attention: David Grochow
Email: dgrochow@redbirdcap.com
with copies (which shall not constitute notice) to:
Fried, Frank, Harris Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004-1980
Attention: Robert C. Schwenkel; John M. Bibona; Randi Lally; Roy Tannenbaum
Email: robert.schwenkel@friedfrank.com; john.bibona@friedfrank.com;
randi.lally@friedfrank.com; roy.tannenbaum@friedfrank.com
If to the Company:
SeatGeek, Inc.
902 Broadway, 10
th
Floor
New York, NY 10010-7121
Attention: Adam Lichstein
Email: alichstein@seatgeek.com
with a copy to (which shall not constitute notice):
Cooley LLP
55 Hudson Yards
New York, NY 10001-2157
Attention: Stephane Levy; David Silverman; Rupa Briggs
Email: slevy@cooley.com; dsilverman@cooley.com, rbriggs@cooley.com

If to a Sponsor
:
To such Sponsor’s address set forth in
Schedule I
with a copy to (which will not constitute notice):
Fried, Frank, Harris Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004-1980
Attention: Robert C. Schwenkel; John M. Bibona; Randi Lally; Roy Tannenbaum
Email: robert.schwenkel@friedfrank.com; john.bibona@friedfrank.com;
randi.lally@friedfrank.com; roy.tannenbaum@friedfrank.com
Section 4.9
Counterparts
. This Sponsor Support Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
Section 4.10
No Rights of Third Parties
. Nothing expressed or implied in this Sponsor Support Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Sponsor Support Agreement.
Section 4.11
Entire Agreement
. This Sponsor Support Agreement, the Business Combination Agreement and the agreements referenced herein and therein, including any exhibits thereto, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Parent, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORCO:

REDBALL SPONSORCO LP

By: RedBall SponsorCo GP LLC

By:	/s/ Gerald J. Cardinale
Name: Gerald J. Cardinale
Title: Authorized Signatory

INSIDERS:

/s/ Gerald J. Cardinale
Name: Gerald J. Cardinale

/s/ William L. Beane
Name: William L. Beane

/s/ Volker Doeksen
Name: Volkert Doeksen

/s/ Deborah A. Farrington
Name: Deborah A. Farrington

/s/ Richard C. Scudamore
Name: Richard C. Scudamore

/s/ Richard H. Thaler
Name: Richard H. Thaler

/s/ Lewis N. Wolff
Name: Lewis N. Wolff

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Sponsors, Parent, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

PARENT:

REDBALL ACQUISITION CORP.

By:	/s/ Gerald J. Cardinale
Name: Gerald J. Cardinale
Title: Co-Chairman

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Sponsors, Parent, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

COMPANY:

SEATGEEK, INC.

By:	/s/ Jon Groetzinger
Name: Jon Groetzinger
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Annex C
STOCKHOLDER SUPPORT AGREEMENT
This Stockholder Support Agreement (this “
Agreement
”) is dated as of October 13, 2021, by and among RedBall Acquisition Corp., a Cayman Islands exempted company, which shall domesticate as a Delaware corporation in accordance with the Business Combination Agreement (such entity, including the continuing Delaware corporation, “
Parent
”), the Persons set forth on
Schedule I
hereto (each, a “
Company Stockholder
” and, collectively, the “
Company Stockholders
”), and SeatGeek, Inc., a Delaware corporation (the “
Company
”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS, as of the date hereof, the Company Stockholders are the holders of record and “beneficial owners” (within the meaning of Rule
13d-3
of the Exchange Act) of such number of shares of Company Common Stock and Company Preferred Stock as are indicated opposite each of their names on
Schedule I
attached hereto (all such shares of Company Common Stock and Company Preferred Stock, together with any shares of Company Common Stock or Company Preferred Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Company Stockholder during the period from the date hereof through the Expiration Time are referred to herein as the “
Subject Shares
”);
WHEREAS, concurrently with the execution of this Agreement, Parent, Showstop Merger Sub I Inc., a Delaware corporation (“
First Merger Sub
”), Showstop Merger Sub II LLC, a Delaware limited liability company (“
Second Merger Sub
”), and the Company entered into a Business Combination Agreement and Plan of Reorganization (as amended or modified from time to time, the “
Business Combination Agreemen
t”) pursuant to which, among other transactions, First Merger Sub will merge with and into the Company (the “
First Merger
”), with the Company surviving the First Merger as a wholly owned subsidiary of Parent (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “
Surviving Corporation
”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “
Second Merger
” and, together with the First Merger, the “
Mergers
”), with Second Merger Sub surviving such Second Merger as a wholly owned subsidiary of Parent;
WHEREAS, in connection with the Mergers, immediately prior to and subject to the consummation of the Mergers, each share of Company Preferred Stock that is issued and outstanding immediately prior to the filing of the certificate of merger for the First Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in such certificate of merger) (the “
First Effective Time
”) will be automatically converted into (i) a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to the Company Charter in accordance with the terms of the Company Charter and (ii) a number of shares of Company Common Stock issuable with respect to any accrued dividends in accordance with the terms of the Company Charter ((i) and (ii) collectively, the “
Company Preferred Stock Conversion
”);
WHEREAS, in accordance with the terms of the Business Combination Agreement, each share of Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock pursuant to the Company Preferred Stock Conversion) that is issued and outstanding immediately prior to the First Effective Time shall no longer be outstanding and shall cease to exist and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive a certain number of shares of Parent Common Stock and if applicable and subject to the election of the holders of Company Capital Stock, cash pursuant, and subject to, the terms of the Business Combination Agreement; and
WHEREAS, as an inducement to Parent and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
STOCKHOLDER SUPPORT AGREEMENT; COVENANTS
Section 1.1
Binding Effect of Business Combination Agreement
. Each Company Stockholder hereby acknowledges that it has had the opportunity to read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending on the earliest of (a) the First Effective Time, and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of (a) and (b), the “
Expiration Time
”), each Company Stockholder shall be bound by and comply with Section 6.4 (
Acquisition Proposals
) of the Business Combination Agreement (and any relevant definitions contained in such Section) as if (a) such Company Stockholder was an original signatory to the Business Combination Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 6.4 (
Acquisition Proposals
) also referred to such Company Stockholder (but for the avoidance of doubt, the “Person” referred to in the Acquisition Proposal definition shall refer to the Company, not the Company Stockholder).
Section 1.2
Publicity
. No Company Stockholder may issue any press release or other public communications relating to the Transactions without the prior approval of Parent and the Company; provided that no Company Stockholder shall be required to obtain consent pursuant to this Section 1.2 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public by Parent or the Company. The restriction in this Section 1.2 shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule;
provided, however
, that in such an event, the Company Stockholder making the announcement shall use its commercially reasonable efforts to consult with Parent and the Company in advance as to its form, content and timing.
Section 1.3
No Transfer
. Prior to the Expiration Time, no Company Stockholder shall (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement and Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (i) collectively, a “
Transfer
”); (iii) grant any proxies or powers of attorney with respect to any or all of such Company Stockholder’s Subject Shares; (iv) take any action with the intent to prevent, impede, interfere with or adversely affect such Company Stockholder’s ability to perform its obligations under this Stockholder Support Agreement; or (v) publicly announce any intention to effect any transaction specified in clause (i) or (ii), provided, however, that (x) if a Company Stockholder is an individual, such Company Stockholder may Transfer any such Subject Shares (A) to any member of such Company Stockholder’s immediate family, or to a trust for the benefit of such Company Stockholder or any member of such Company Stockholder’s immediate family, the sole trustees of which are such Company Stockholder and/or any member of such Company Stockholder’s immediate family or (B) by will, other testamentary document or under the laws of intestacy upon the death of such Company Stockholder; or (y) if a Company Stockholder is an entity, such Company Stockholder may Transfer any Subject Shares to any partner, member, or affiliate of such Company Stockholder; provided further, that, in each case, such Transfer shall be permitted only if, as a precondition to such Transfer, the transferee of such Subject Shares evidences in a writing reasonably satisfactory in form and substance to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same extent as such transferring Company Stockholder; provided, further, that any Transfer permitted under this Section 1.3 shall not relieve a Company Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 1.3 with respect to a Company Stockholder’s Subject Shares shall be null and void.
Section 1.4
New Shares
. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Shares are issued to a Company Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Company Stockholder purchases or otherwise acquires beneficial ownership of any Subject Shares or (c) a Company Stockholder acquires the right to vote or share in the voting of any Subject Shares (collectively, the “
New Securities
”), then such New Securities acquired or purchased by such Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Company Stockholder as of the date hereof.
Section 1.5
Stockholder
Agreements
. Hereafter until the Expiration Time, each Company Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the Stockholders of the Company (or any adjournment or postponement thereof), in each case whether held in person or held in virtual format, and in any action by written consent of the Stockholders of the Company requested by the board of directors of the Company or otherwise undertaken as contemplated by the Transactions (which written consent shall be delivered promptly, and in any event within three Business Days, after the Registration Statement (as contemplated by the Business Combination Agreement) is declared effective under the Securities Act), such Company Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Company Stockholder shall vote or provide consent (or cause to be voted or consented) covering, in person or by proxy, all of its Subject Shares:
(a) to approve and adopt the Business Combination Agreement and the Transactions, including the Mergers;
(b) to the extent such Company Stockholder’s Subject Shares include shares of Company Preferred Stock, to authorize and approve the Company Preferred Stock Conversion;
(c) in any other circumstances upon which a consent or other approval is required or sought under the Company Charter or otherwise sought with respect to the Business Combination Agreement or the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) all of such Company Stockholder’s Subject Shares held at such time in favor thereof;
(d) against and withhold consent with respect to the entry into or consummation of any Acquisition Proposal (in each case other than the Business Combination Agreement and the Transactions); and
(e) against any proposal, action or agreement that would (i) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Transactions, including the Mergers and the Company Preferred Stock Conversion, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement or (iii) result in any of the conditions set forth in Article 9 of the Business Combination Agreement not being fulfilled;
provided
,
however
, that such Company Stockholder shall not vote or provide consent with respect to any of its Subject Shares that are not held by the Company’s directors, officers, affiliates or greater than 5% shareholders of the Company, or take any other action, in each case to the extent any such vote, consent or other action would preclude Parent from filing the Registration Statement with the SEC as contemplated by the Business Combination Agreement. Each Company Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing prior to the Expiration Time.
Section 1.6
No Challenges
. Each Company Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, First Merger Sub, Second Merger Sub, the Company or any of their respective successors, directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.
Section 1.7
Affiliate Agreements
. Each Company Stockholder hereby agrees and consents to the termination of the Contracts set forth on
Schedule II
to which such Company Stockholder is party, effective as of the First Effective Time without any further liability or obligation to the Company, any of the Company’s Subsidiaries, Parent, First Merger Sub or Second Merger Sub.
Section 1.8
Amended Registration Rights Agreement;
Lock-Up
Agreement
. Each of the Company Stockholders set forth on
Schedule III
will deliver, substantially simultaneously with the First Effective Time, (a) a duly executed copy of the Amended Registration Rights Agreement substantially in the form attached as Exhibit F to the Business Combination Agreement and (b) a duly-executed copy of the
Lock-Up
Agreement substantially in the form attached as Exhibit G to the Business Combination Agreement.
Section 1.9
Further Assurances
. Each Company Stockholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Parent or the Company, to effect the actions and consummate the Mergers and the other transactions contemplated by this Agreement and the Business Combination Agreement (including the Transactions), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.
Section 1.10
No Inconsistent Agreement; No Voting Trusts or other Arrangements
. Each Company Stockholder hereby represents and covenants that such Company Stockholder has not entered into, and shall not enter into, any agreement, or amend or modify any existing agreement that would restrict, limit or interfere with the performance of such Company Stockholder’s obligations hereunder. Company Stockholder agrees that prior to the Expiration Time, Company Stockholder will not, and will not permit any entity under Company Stockholder’s control to, deposit any of the Subject Shares in a voting trust, grant any proxies with respect to the Subject Shares, or subject any of the Subject Shares to any arrangement with respect to the voting of the Subject Shares other than as provided hereunder and under the Contracts set forth on
Schedule II
.
Section 1.11
Consent to Disclosure
. Each Company Stockholder hereby consents to the publication and disclosure in the Proxy Statement and Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Parent or the Company to any Governmental Authority or to securityholders of Parent) of such Company Stockholder’s identity and beneficial ownership of Subject Shares and the nature of such Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Parent or the Company, a copy of this Agreement. Each Company Stockholder will promptly provide any information reasonably requested by Parent or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1
Representations and Warranties of the Company Stockholders
. Each Company Stockholder represents and warrants as of the date hereof to Parent and the Company (solely with respect to itself, himself or herself and not with respect to any other Company Stockholder) as follows:
(a)
Organization; Due Authorization
. If such Company Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Company Stockholder. If such Company Stockholder is an individual, such Company Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with the terms hereof (subject to the Enforceability Exceptions). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Stockholder.
(b)
Ownership
. Such Company Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Company Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares) affecting any such Subject Shares, other than Liens or other limitations and restrictions pursuant to (i) this Agreement, (ii) the Company Charter, (iii) the Business Combination Agreement, (iv) any Contract set forth on
Schedule II
or (v) any applicable securities Laws, including transfer restrictions under the Securities Act. Such Company Stockholder’s Subject Shares are the only shares of capital stock in the Company owned of record or beneficially by such Company Stockholder on the date of this Agreement, and none of such Company Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder and under the Contracts set forth on
Schedule II
. Such Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company, other than any Company Warrants or Company Options held by such Company Stockholder.
(c)
No Conflicts
. The execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of his, her or its obligations hereunder will not, (i) if such Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of such Company Stockholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Company Stockholder or such Company Stockholder’s Subject Shares) to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.
(d)
Litigation
. There are no Actions pending against such Company Stockholder, or to the knowledge of such Company Stockholder threatened against such Company Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.

(e)
Adequate Information
. Such Company Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Parent and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon Parent or the Company and based on such information as such Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Stockholder acknowledges that Parent and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Company Stockholder are irrevocable.
(f)
Brokerage Fees
. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by such Company Stockholder, for which the Company or any of its Subsidiaries may become liable.
(g)
Acknowledgment
. Such Company Stockholder understands and acknowledges that each of Parent and the Company is entering into the Business Combination Agreement in reliance upon such Company Stockholder’s execution and delivery of this Agreement.
ARTICLE III
MISCELLANEOUS
Section 3.1
Termination
. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) as to each Company Stockholder, the written agreement of Parent, the Company and such Company Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof;
provided
,
however
, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This
ARTICLE III
shall survive the termination of this Agreement.
Section 3.2
Governing Law
. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any proceeding or Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 3.2.
Section 3.3
Waiver Of Jury Trial
. Each party acknowledges and agrees that any controversy which may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action, suit or proceeding directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

Section 3.4
Assignment
. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
Section 3.5
Specific Performance
. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
Section 3.6
Amendment; Waiver
. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Parent, the Company and the Company Stockholder.
Section 3.7
Severability
. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 3.8
Notices
. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours (and otherwise as of the immediately following Business Day) (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office
notification), addressed as follows:
If to Parent
:
RedBall Acquisition Corp. 667 Madison Avenue, 16
th
Floor New York, NY 10065
Attention: David Grochow
Email: dgrochow@redbirdcap.com
with copies (which shall not constitute notice) to:
Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004-1980
Attention: Robert C. Schwenkel; John M. Bibona; Randi Lally; Roy Tannenbaum
Email: robert.schwenkel@friedfrank.com; john.bibona@friedfrank.com; randi.lally@friedfrank.com; roy.tannenbaum@friedfrank.com
If to the Company
:
SeatGeek, Inc. 902 Broadway, 10
th
Floor New York, NY 10010-7121
Attention: Adam Lichstein
Email: alichstein@seatgeek.com

with a copy to (which shall not constitute notice):
Cooley LLP
55 Hudson Yards
New York, NY 10001-2157
Attention: Stephane Levy; David Silverman; Rupa Briggs
Email: slevy@cooley.com; dsilverman@cooley.com; rbriggs@cooley.com
If to a Company Stockholder
:
To such Company Stockholder’s notice information set forth in
Schedule I
with a copy to (which will not constitute notice):
Cooley LLP
55 Hudson Yards
New York, NY 10001-2157
Attention: Stephane Levy; David Silverman; Rupa Briggs
Email: slevy@cooley.com; dsilverman@cooley.com; rbriggs@cooley.com
Section 3.9
Counterparts
. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
Section 3.10
Entire Agreement
. This Agreement, the Business Combination Agreement and the agreements referenced herein and therein, including any exhibits thereto, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company Stockholders, Parent, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Parent, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

PARENT:

REDBALL ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Parent, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY:

SEATGEEK, INC.

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

Annex D
SUBSCRIPTION AGREEMENT
This subscription agreement (this “
Subscription Agreement
”) is entered into on October 13, 2021, by and between RedBall Acquisition Corp., a Cayman Islands exempted company (the “
Company
”), and the undersigned subscriber (“
Subscriber
”).
RECITALS
WHEREAS
, concurrently with the execution of this Subscription Agreement, the Company is entering into a Business Combination Agreement and Plan of Reorganization with SeatGeek, Inc., a Delaware corporation (the “
Target
”), Showstop Merger Sub I Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“
Merger Sub
”), and Showstop Merger Sub II LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“
Second Merger Sub
”), pursuant to which (and subject to the terms and conditions set forth therein) the Company will be domesticated as a Delaware corporation in accordance with section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “
Domestication
”), and, promptly thereafter, Merger Sub will merge with and into the Target, and the Target will merge with and into Second Merger Sub, with Second Merger Sub surviving the mergers as a wholly owned subsidiary of the Company (the “
Merger
”) (such agreement, as amended, supplemented, restated or otherwise modified from time to time, the “
Merger Agreement
” and the transactions contemplated by the Merger Agreement, the “
Transaction
”);
WHEREAS
, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, following the Domestication and prior to the consummation of the Transaction, that number of shares of Common Stock, par value $0.0001 (the “
Common Stock
”), of the Company set forth on the signature page hereto (the “
Subscribed Shares
”) for a purchase price of $10.00 per share (the “
Per Share Price
”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment, by or on behalf of Subscriber to the Company, of the aggregate Per Share Price for all Subscribed Shares (the “
Purchase Price
”); and
WHEREAS
, concurrently with the execution of this Subscription Agreement, the Company is entering into subscription agreements (the “
Other Subscription Agreements
”) with certain other investors (the “
Other Subscribers
”); and
WHEREAS
, pursuant to this Subscription Agreement and the Other Subscription Agreements, Subscriber and the Other Subscribers collectively have agreed to purchase on the closing date of the Transaction (the “
Closing Date
”) an aggregate of up to 9,050,000 shares of Common Stock, each at the Per Share Price.
NOW, THEREFORE
, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
AGREEMENT
1.
Subscription
.
(a) On the terms and subject to the conditions hereof, at the Closing (as defined below), Subscriber hereby irrevocably subscribes for and agrees to purchase from the Company, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price by or on behalf of Subscriber to the

Company, the Subscribed Shares (such subscription and issuance, the “
Subscription
”). Subscriber acknowledges that, as a result of the Domestication, the Subscribed Shares will be shares of common stock in a Delaware corporation and will not be ordinary shares of a Cayman Islands exempted company. Subscriber acknowledges and agrees that the Company reserves the right to accept or reject the Subscriber’s Subscription for any reason or for no reason, in whole or in part, at any time prior to its acceptance, and the same shall be deemed to be accepted by the Company only when this Subscription Agreement is signed by a duly authorized person by or on behalf of the Company, which may done so in counterpart form.
(b) In addition, for each Subscribed Share purchased by Subscriber, Subscriber shall receive from the Company one-third
of one warrant to purchase shares of Common Stock (the “
Incentive Warrants
”). Each whole Incentive Warrant shall be exercisable for one share of Common Stock at a price of $11.50 per share and shall have substantially similar terms to the warrants included as part of the Company’s units issued in the IPO. No fractional Incentive Warrants will be issued, and the Company will round the number of Incentive Warrants to be issued to the Subscriber down to the nearest whole number.
2.
Closing
.
(a) The consummation of the Subscription as well as the issuance of Incentive Warrants (the “
Closing
”) shall occur on the Closing Date immediately prior (and subject to) to the consummation of the Transaction.
(b) At least five (5) Business Days (as defined below) before the anticipated Closing Date, the Company shall deliver or cause to be delivered written notice to Subscriber (the “
Closing Notice
”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days after receiving the Closing Notice, Subscriber shall deliver to the Company (A) the Purchase Price by wire transfer of United States dollars in immediately available funds to the account(s) specified in the Closing Notice (which account need not be an escrow account), and (B) such information as is requested in the Closing Notice in order for the Company to issue the Subscribed Shares and Incentive Warrants to Subscriber at the Closing. The Company shall deliver to Subscriber (1) at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (2) promptly after the Closing, written notice from the Company or its transfer agent evidencing the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. At the Closing, the Company shall reflect the issuance of the Incentive Warrants on the Company’s books and records, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable and shall deliver a written notice to the Subscriber evidencing the issuance of the Incentive Warrants. In the event that the consummation of the Transaction does not occur within three (3) Business Days after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but in no event later than two (2) Business Days thereafter) return the funds so delivered by Subscriber to the Company by wire transfer of United States dollars in immediately available funds to the account specified by Subscriber, and, to the extent that any Subscribed Shares or Incentive Warrants have been delivered to Subscriber, such Subscribed Shares and Incentive Warrants shall be deemed repurchased and any related book entries shall be cancelled. For the avoidance of doubt, (x) the Company’s obligation to issue the Subscribed Shares and the Incentive Warrants to Subscriber is contingent upon the Company having received the Purchase Price in accordance with this
Section 2(b)
and (y) unless this Subscription Agreement has been validly terminated pursuant to
Section 7
, the return of any funds delivered by Subscriber to the Company shall not terminate this Subscription Agreement or relieve Subscriber of any of its obligations hereunder (including its obligation to purchase the Subscribed Shares at the Closing following the Company’s delivery to Subscriber of a new Closing Notice). For the purposes of this Subscription Agreement, “
Business Day
” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

Each book entry for the Subscribed Shares and Incentive Warrants shall contain a legend in the following form:
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.”
(c) The Closing shall be subject to the satisfaction or valid waiver by each of the Company and Subscriber of the conditions that, on the Closing Date:

(i)
no suspension of the qualification of the Subscribed Shares for offering or sale or trading by the New York Stock Exchange (the “
NYSE
”) (or such other national securities exchange on which the Common Stock is then listed) shall be in effect;

(ii)
all conditions precedent to the closing of the Transaction set forth in the Merger Agreement, including the approval of the Company’s shareholders, shall have been satisfied (as determined by the parties to the Merger Agreement) (other than those of such conditions precedent that, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Merger Agreement, including to the extent that any such condition precedent is, or is dependent upon, the consummation of the purchase and sale of the Subscribed Shares pursuant to this Subscription Agreement and the Other Subscription Agreements, but subject to the satisfaction (as determined by the parties to the Merger Agreement) or waiver of such conditions as of the closing of the Transactions) or waived, and the closing of the Transaction shall be scheduled to occur concurrently with or immediately following the Closing; and

(iii)
no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby.

(d) The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i)
all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing; and

(ii)
Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Subscriber at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Subscriber to consummate the Subscription.

(e) The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i)
all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing, except to the extent that any such representation or warranty expressly speaks as of an earlier time, in which case such representation or warranty shall be true and correct in all material respects (other than any such representation or warranty that is qualified as to materiality or Company Material Adverse Effect, which representation or warranty shall be true in all respects) as of such earlier date;

(ii)
the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing;

(iii)
no amendment or modification of the Merger Agreement (as the same exist on the date hereof as provided to the Subscriber) shall have occurred that materially and adversely affects the Company’s ability to consummate its obligations under this Subscription Agreement; and

(iv)	the Subscribed Shares shall have been approved for listing on the NYSE (or such other national securities exchange on which the Common Stock is then listed), subject to official notice of issuance.
(f) Prior to or at the Closing, Subscriber shall deliver to the Company a duly completed and executed Internal Revenue Service Form
W-9
or appropriate Form
W-8.
3.
Company Representations and Warranties
. The Company represents and warrants to Subscriber that (provided that no representation or warranty by the Company shall apply to any statement or information in the SEC Reports (as defined below) that relates to the Statement (as defined below), nor shall any correction, amendment or restatement of the Company’s financial statements arising from or relating to the Statement be deemed to be a breach of any representation or warranty by the Company or a Company Material Adverse Effect (as defined below)):
(a) The Company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “
Company Material Adverse Effect
” means an event, change, development, occurrence, condition or effect with respect to the Company that would reasonably be expected to have a material adverse effect on the business, financial condition, shareholders’ equity or results of operations of the Company.
(b) The Subscribed Shares will have been duly authorized prior to the Closing and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable
and will not have been issued in violation of any preemptive rights created under the Company’s organizational documents or the laws of its jurisdiction of incorporation.
(c) This Subscription Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by the availability of equitable remedies.
(d) The execution and delivery of the Incentive Warrants will have been duly authorized by the Company prior to Closing. Upon issuance in accordance with, and payment pursuant to this Subscription Agreement, the Incentive Warrants will constitute valid and binding obligations of the Company, and will be enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by the availability of equitable remedies. Upon issuance in accordance with, and payment pursuant to, the terms of the Incentive Warrants, the shares of Common Stock issuable by the Company upon exercise of the Incentive Warrants will be duly and validly issued, fully paid and nonassessable and will not have been issued in violation of any preemptive rights created under the Company’s organizational documents or the laws of its jurisdiction of incorporation. On the Closing Date, the shares of Common Stock issuable upon exercise of the Incentive Warrants shall have been reserved for issuance.
(e) The execution and delivery of this Subscription Agreement and Incentive Warrants, the issuance and sale of the Subscribed Shares and the Incentive Warrants and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares and the Incentive Warrants.
(f) Assuming the accuracy of the representations and warranties of Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the NYSE) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including the issuance of the Subscribed Shares), other than (i) those required by applicable securities laws, (ii) the filing of the Registration Statement pursuant to
Section 5
, (iii) filings required by the United States Securities and Exchange Commission (the “
Commission
”), (iv) those required by the NYSE, including with respect to obtaining shareholder approval, (v) those required to consummate the Transaction as provided under the Merger Agreement, (vi) those required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) those the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.
(g) As of their respective dates, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, all reports, as amended, required to be filed by the Company with the Commission (the “
SEC Reports
”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “
Securities Act
”), and the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”), and the applicable rules and regulations of the Commission promulgated thereunder as in effect at the time of filing, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no such representation or warranty with respect to any information relating to Target or any of its affiliates included in the registration statement on Form
S-4
to be filed by the Company with respect to the Transaction or in any other SEC Report or exhibit thereto. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and, except as it relates to the Statement, fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end
audit adjustments. Each Subscriber acknowledges that (i) the staff of the

Commission issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (together with any subsequent guidance, statements or interpretations issued by the Commission or the staff of the Commission relating thereto or to other accounting matters related to initial public offering securities or expenses, the “
Statement
”) and, (ii) the Company continues to review the Statement and its implications, including on the financial statements and other information included in the SEC Reports and (iii) any restatement, revision or other modification of the SEC Reports arising from or relating to the Company’s review of the Statement shall be deemed not material for purposes of this Subscription Agreement, including for purposes of Section 3(d), this Section 3(f) and Section 4(g) below. Except for matters relating to the Statement, there are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Reports filed by the Company with the Commission.
(h) As of the date hereof, the authorized share capital of the Company consists of (i) 1,000,000 preference shares, with a par value of $0.0001 per share (“
Preference Shares
”), and (ii) 440,000,000 ordinary shares, with a par value of $0.0001 per share, consisting of 400,000,000 Class A ordinary shares (“
Class A Ordinary Shares
”) and 40,000,000 Class B ordinary shares (“
Class B Ordinary Shares
” and, together with the Class A Ordinary Shares, the “Ordinary Shares”). As of the date hereof: (A) 57,500,000 Class A Ordinary Shares, 14,375,000 Class B Ordinary Shares and no Preference Shares are issued and outstanding; (B) 28,733,334 warrants, each exercisable to purchase one Class A Ordinary Share at $11.50 per share (“
Ordinary Warrants
”), are issued and outstanding, including 9,566,667 private placement warrants; and (C) no Class A Ordinary Shares are subject to issuance upon exercise of outstanding options.
No Ordinary Warrants or Common Warrants are or will be exercisable at or prior to the Closing. All issued and outstanding Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable
and are not subject to preemptive rights, and, following the Domestication, all issued and outstanding Common Stock will have been duly authorized and validly issued, will be fully paid and non-assessable
and will not be subject to preemptive rights. All outstanding Ordinary Warrants have been duly authorized and validly issued, and, following the Domestication, all outstanding Common Warrants will have been duly authorized and validly issued. As of the date hereof, except as set forth above in this
Section 3(g)
and pursuant to (i) this Subscription Agreement and the Other Subscription Agreements, (ii) the forward purchase agreements entered into on August 12, 2020 by the Company and RedBird Series 2019, LP, and by the Company and RedBird Series 2019 GP
Co-Invest,
LP, respectively, or (iii) the Merger Agreement, including the obligations of the Company to assume the Company Designated Warrants in accordance with the terms of the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Ordinary Shares, Common Stock or other equity interests in the Company (collectively, “
Equity Interests
”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date hereof, the Company has no subsidiaries other than Merger Sub and Second Merger Sub and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person (other than Merger Sub and Second Merger Sub), whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than (A) the letter agreements entered into by the Company in connection with the Company’s initial public offering on August 17, 2020 pursuant to which RedBall SponsorCo LP and the Company’s executive officers and independent directors agreed to vote in favor of any proposed Business Combination (as defined therein), which includes the Transaction, and (B) as contemplated by the Merger Agreement. Other than Class B Shares, which have the anti-dilution rights described in the Company’s amended and restated memorandum and articles of association, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Shares and Incentive Warrants or (ii) the securities to be issued pursuant to any Other Subscription Agreement.
(i) Except for such matters as have not had and would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares and Incentive Warrants, as of the date hereof, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.
(j) The issued and outstanding Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the NYSE under the symbol “RBAC.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the NYSE or the Commission seeking to deregister the Class A Ordinary Shares or prohibit or terminate the listing of the Class A Ordinary Shares or, when registered and issued in connection with the Domestication, the Common Stock on the NYSE. The Company has taken no action that is designed to terminate the registration of the Class A Ordinary Shares under the Exchange Act, other than in connection with the Domestication and subsequent registration under the Exchange Act of the Common Stock.
(k) Assuming the accuracy of Subscriber’s representations and warranties set forth in
Section 4
, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares and Incentive Warrants by the Company to Subscriber.
(l) Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares.
(m) The Company is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Subscribed Shares and Incentive Warrants other than to the Placement Agent (as defined herein).
(n) Concurrently with the execution and delivery of this Subscription Agreement, the Company is entering into the Other Subscription Agreements providing for the sale of an aggregate of 9,050,000 shares of Common Stock for a purchase price of $10.00 per share. There are no Other Subscription Agreements, side letter agreements or other agreements or understandings (including written summaries of any oral understandings) with any Other Subscriber that include terms and conditions that are materially more advantageous to any such Other Subscriber (as compared to Subscriber), except any terms particular to the regulatory requirements of such Other Subscriber or its affiliates or related funds.
4.
Subscriber Representations and Warranties
. Subscriber represents and warrants to the Company that:
(a) Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.
(b) This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by the availability of equitable remedies.
(c) The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and Incentive Warrants and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “
Subscriber Material Adverse Effect
” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to timely consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares and Incentive Warrants.
(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional accredited investor (i.e., a person, other than a natural person, that is an “accredited investor” as defined in Rule 501 under the Securities Act), in each case, satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares and Incentive Warrants only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares and Incentive Warrants as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares and Incentive Warrants with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or the securities laws of any other jurisdiction (and has provided the Company with the requested information on Annex A following the signature page hereto) and is an “institutional account” as defined by FINRA Rule 4512(c). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares and Incentive Warrants. Subscriber acknowledges that the offering meets the exemptions from filing under the Financial Industry Regulatory Authority (“FINRA”) Rule 5123(b)(1)(C) or (J).
(e) Subscriber acknowledges and agrees that the Subscribed Shares and Incentive Warrants are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares and Incentive Warrants have not been registered under the Securities Act and that the Company is not required to register the Subscribed Shares and shares underlying the Incentive Warrants except as set forth in
Section 5
. Subscriber acknowledges and agrees that the Subscribed Shares and Incentive Warrants may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or account entries representing the Subscribed Shares and Incentive Warrants shall contain the restrictive legend set forth in Section 2(b) of this Subscription Agreement. Subscriber acknowledges and agrees that the Subscribed Shares and Incentive Warrants will be subject to these securities laws transfer restrictions, and as a result of these transfer restrictions, Subscriber may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Subscribed Shares and Incentive Warrants and may be required to bear the financial risk of an investment in the Subscribed Shares and Incentive Warrants for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares and Incentive Warrants will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (as amended, “Rule 144”), until at least one year following the filing of certain required information with the Commission after the Closing Date. Subscriber acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares and Incentive Warrants.
(f) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares and Incentive Warrants directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, and has not relied upon, any statements, representations, warranties, covenants or agreements made to Subscriber by or on behalf of the Company, the Placement Agent

(as defined herein), any other party to the Transaction, or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement in making its investment or decision to invest in the Company. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber further acknowledges that the information provided to Subscriber was preliminary and subject to change, including in the registration statement and the proxy statement that the Company intends to file with the Commission (which will include substantial additional information about the Company and the Transaction and will update and supersede the information previously provided to Subscriber).
(g) In making its decision to purchase the Subscribed Shares and Incentive Warrants, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares and Incentive Warrants, including with respect to the Company and the Transaction (including the Target and its subsidiaries (collectively, the “
Acquired Companies
”)) and made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to Subscriber’s investment in the Subscribed Shares and Incentive Warrants. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed the Company’s filings with the Commission. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, (i) received, reviewed and understood the information made available to it in connection with its investment decision with respect to the Subscribed Shares and Incentive Warrants and (ii) have had the full opportunity to ask such questions, receive such answers, including from the Company directly, and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares and Incentive Warrants.
(h) Subscriber acknowledges and agrees that neither Credit Suisse Securities (USA) LLC nor any of its affiliates, acting as placement agent to the Company (the “
Placement Agent
”), has provided Subscriber with any information or advice with respect to the Subscribed Shares and Incentive Warrants and that no such information or advice is necessary or desired. None of the Placement Agent, any of its affiliates or any of its or its affiliates’ respective control persons, officers, directors and employees has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Shares and Incentive Warrants. The Placement Agent and any of its affiliates may have acquired non-public
information with respect to the Company or the Acquired Companies, which Subscriber agrees need not be provided to it. Subscriber further acknowledges that the Placement Agent and its directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company, the Subscribed Shares or the Incentive Warrants or the accuracy, completeness or adequacy of any information supplied to the Placement Agent by the Company.
(i) Subscriber acknowledges and agrees that (1) the Placement Agent is acting solely as the Company’s placement agent in connection with the offering of the Subscribed Shares and Incentive Warrants and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for such Subscriber, the Company or any other person or entity in connection with the offering of the Subscribed Shares and Incentive Warrants, (2) the Placement Agent has not made, and will not make, any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the offering of the Subscribed Shares and Incentive Warrants, and (3) the Placement Agent will not have any responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the offering of the Subscribed Shares and Incentive Warrants or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company or the offering of the Subscribed Shares and Incentive Warrants.
(j) Subscriber became aware of this offering of the Subscribed Shares and Incentive Warrants solely by means of direct contact between Subscriber, the Company, the Target or their respective affiliates or by means of contact from the Placement Agent, and the Subscribed Shares and Incentive Warrants were offered to Subscriber solely by direct contact between Subscriber, the Company, the Target or their respective affiliates, or by means of contact from the Placement Agent. Subscriber did not become aware of this offering of the Subscribed Shares and Incentive Warrants, nor were the Subscribed Shares and Incentive Warrants offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares and Incentive Warrants (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
(k) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares and Incentive Warrants. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the investment merits and risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including its investment in the Subscribed Shares and Incentive Warrants. Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber is an institutional account as defined in FINRA Rule 4512(c). Subscriber understands and acknowledges that the purchase and sale of the Subscribed Shares and Incentive Warrants hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b). Subscriber acknowledges that it shall be responsible for any of the Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that none of the Company, the Target, the Placement Agent, nor any of their respective agents, have provided any tax advice or any other representation or guarantee, whether written or oral, regarding the tax consequences of the transactions contemplated by this Subscription Agreement.
(l) Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and Incentive Warrants and, based on its own independent review and investment analysis and such professional advice as it deems appropriate, determined that the Subscribed Shares and Incentive Warrants and its investment in the Subscribed Shares and Incentive Warrants (i) are a fit, proper and suitable investment for Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Subscribed Shares and Incentive Warrants, (ii) is fully consistent with the Subscriber’s financial needs, objectives and condition and (iii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to Subscriber. Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.
(m) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or Incentive Warrants or made any findings or determination as to the fairness of this investment.
(n) Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“
OFAC
”) or in any Executive Order issued by the President of the United States and administered by OFAC (“
OFAC List
”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a
non-U.S.
shell bank or providing banking services indirectly to a
non-U.S.
shell bank (collectively, a “
Prohibited Investor
”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “
BSA/PATRIOT Act
”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares and Incentive Warrants were legally derived.
(o) Subscriber does not have, as of the date hereof, and during the
30-day
period immediately prior to the date hereof, Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule
16a-1
under the Exchange Act or short sale positions with respect to the securities of the Company. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares and Incentive Warrants covered by this Subscription Agreement.
(p) If Subscriber is an employee benefit plan that is subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a
non-U.S.
plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local,
non-U.S.
or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “
Plan
”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that neither the Company nor any of its affiliates has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares and Incentive Warrants, and neither the Company nor any of its affiliates shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and Incentive Warrants.
(q) Subscriber will have sufficient funds to pay the Purchase Price pursuant to, and as and when required under,
Section 2(b)
.
(r) Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, the Target, the Placement Agent, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of the Company expressly set forth in this Subscription Agreement, or any Other Subscriber in making its investment or decision to invest in the Company. Subscriber agrees that no Other Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of shares of Common Stock (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber) shall be liable to any Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of Common Stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares and Incentive Warrants hereunder.
(s) Subscriber agrees that none of the Placement Agent, its affiliates or any of its or its affiliates’ control persons, officers, directors or employees shall be liable to any Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of Common Stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares and Incentive Warrants hereunder (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by you, the Company or any other person or entity), whether in contract, tort or otherwise, to any Subscriber, or to any person claiming through such Subscriber, in respect of the purchase and sale of the Subscribed Shares and Incentive Warrants.
(t) Subscriber further acknowledges that Credit Suisse Securities (USA) LLC is acting as financial advisor to the Target in connection with the Transaction.
(u) The Subscriber acknowledges that the Company continues to review the Statement and its implications, including on the financial statements and other information included in its SEC Reports, and any restatement, revision or other modification of the SEC Reports relating to or arising from such review will be deemed not material for purposes of this Subscription Agreement
(v) Subscriber agrees that, notwithstanding anything herein to the contrary, the Placement Agent and the Target may rely upon the representations and warranties made by Subscriber to the Company in this Subscription Agreement.
5.
Registration of Subscribed Securities
.
(a) The Company agrees that within thirty (30) calendar days after the Closing Date (the “
Filing Deadline
”), the Company shall use its reasonable best efforts to file with the Commission (at the Company’s sole cost and expense) a registration statement registering under and in accordance with the provisions of the Securities Act the resale of the Subscribed Securities on Form
S-3
or any similar or successor short form registration statement if the Company is then eligible for such short form, or on Form
S-1
if the Company is not then eligible for such short form or would not be able to register for resale all of the Subscribed Securities on Form
S-3
(the “
Registration Statement
”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable thereafter, but in any event no later than the earlier of (1) sixty (60) calendar days following the Filing Deadline (or ninety (90) calendar days after the Filing Deadline if the Registration Statement is reviewed by the Commission) and (2) the tenth (10 th
) Business Day after the date the Company is notified in writing by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “
Effectiveness Deadline
”);
provided
,
however
, that the Company’s obligation to include the Subscribed Securities in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Securities as shall be reasonably requested by the Company to effect the registration of the Subscribed Securities, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder;
provided
,
further
, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares of Common Stock proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Subscribed Securities by the applicable shareholders or otherwise, the Registration Statement shall register for resale such number of Subscribed Securities which is equal to the maximum number of Subscribed Securities as is permitted to be registered by the Commission. In such event, the number of Subscribed Securities to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata
among all such selling shareholders and, during the Effectiveness Period (as defined below), as promptly as practicable after being permitted to register additional Subscribed Securities under Rule 415 under the Securities Act, the Company shall amend the Registration Statement or file a new Registration Statement to register such additional Subscribed Securities and cause such amendment or Registration Statement to become effective as promptly as practicable. The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statement, the Company will use commercially reasonable efforts to cause the Registration Statement to remain effective with respect to Subscriber until the earliest of (i) the second (2nd) anniversary of the effective date of the Registration Statement, (ii) the date on which all of the Subscribed Securities shall have been sold or (iii) the first date on which Subscriber can sell all of its Subscribed Securities (or Securities received in exchange therefor) under Rule 144 under the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). The period commencing on the earlier of the Filing Deadline and the date on which the Registration Statement is actually filed and ending on the earliest of the dates referenced in the immediately preceding sentence is referred to herein as the “
Effectiveness Period
”. During the Effectiveness Period, the Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable Subscriber to resell the Subscribed Securities pursuant to the Registration Statement, qualify the Subscribed Securities for listing on the applicable stock exchange on which the Company’s Common Stock is then listed, and update or amend the Registration Statement as necessary to include the Subscribed Securities. Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule
13d-3
under the Exchange Act, of the Subscribed Securities to the Company (or its successor) upon request to assist the Company in making the determination described above. The Company’s obligations to include the Subscribed Securities in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Securities as shall be reasonably requested by the Company to effect the registration of the Subscribed Securities, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary for a selling shareholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. If the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw from the Registration Statement. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Subscribed Securities. Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing of the Registration Statement, and from time to time require Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of the Registration Statement, (i) if it determines that in order for the Registration Statement not to contain a material misstatement or omission, an amendment thereto would be needed, or if such suspension arises out of, or is a result of, or is related to or is in connection with the Statement or related accounting, disclosure or other matters, (ii) if it determines or that such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company or (iii) at any time that the Company is required to file a post-effective amendment to the Registration Statement and the Commission has not declared such amendment effective (each such circumstance, a “
Suspension Event
”); provided that (x) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than two (2) times, in each case, during any three hundred sixty
(360)-day
period and (y) during the Effectiveness Period, the Company shall use commercially reasonable efforts to make the Registration Statement available for the sale by Subscriber of the Subscribed Securities as soon as practicable thereafter. At its expense, during the Effectiveness Period, the Company shall advise Subscriber within two (2) Business Days: (A) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the Company’s receipt of notice of the initiation of any proceedings for such purpose; (B) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscribed Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (C) subject to the provisions in this Subscription Agreement, of the occurrence of a Suspension Event. Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent required to provide notice to Subscriber of the occurrence of such events. At its expense, during the Effectiveness Period, the Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement as soon as reasonably practicable, and upon the occurrence of any event contemplated by clause (A) or (B) above (other than a permitted Suspension Event), the Company shall use its commercially reasonable efforts to, as soon as reasonably practicable, prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscribed Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b) Upon receipt of written notice from the Company of the happening of any Suspension Event during the Effectiveness Period or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus), not misleading, Subscriber agrees that (1) it will immediately discontinue offers and sales of the Subscribed Securities under the Registration Statement (which does not include sales conducted pursuant to Rule 144 or another exemption from registration) until the Company prepares a supplemental or amended prospectus (which the Company agrees to prepare promptly) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law, subpoena or regulatory request or requirement. If so directed by the Company, Subscriber will deliver to the Company or, in Subscriber’s sole discretion, destroy all copies of the prospectus covering the Subscribed Securities in Subscriber’s possession;
provided
,
however
, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Securities shall not apply (x) to the extent Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing
document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up.
(c) For purposes of this
Section 5
, “Subscribed Securities” shall mean, as of any date of determination, the Subscribed Shares (as defined in the recitals to this Subscription Agreement), the shares of Common Stock issuable upon exercise of the Incentive Warrants, and any other equity security issued or issuable with respect to the Subscribed Shares and shares of Common Stock issuable upon exercise of the Incentive Warrants by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Subscriber” shall include any affiliate of the undersigned Subscriber to which the rights under this Section 5 shall have been duly assigned.
(d) The Company shall indemnify Subscriber (to the extent a seller under the Registration Statement), its officers, directors and agents, and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including reasonable attorneys’ fees) and expenses (collectively, “
Losses
”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement (or incorporated by reference therein), any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements or alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein or Subscriber has omitted a material fact from such information or otherwise violated any federal or state securities law or any rule or regulation thereunder.

(e) Subscriber shall indemnify and hold harmless the Company, its directors, officers, agents and employees, and each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation. Subscriber shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this
Section 5
of which Subscriber is aware.
(f) If the indemnification provided under this
Section 5
from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this
Section 5
, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this
Section 5
from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this
Section 5(f)
shall be individual, not joint and several, and in no event shall the liability of any Subscriber hereunder be greater in amount than the dollar amount of the net proceeds received by such Subscriber upon the sale of the Subscribed Securities giving rise to such indemnification obligation.
6.
Other Covenants
.
(a) With a view to making available to Subscriber the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may at any time permit Subscriber to sell Subscribed Securities to the public without registration, the Company agrees, until the earlier of (x) the time at which all of the Subscribed Securities have been registered for resale or (y) the time at which Subscriber no longer holds Subscribed Securities, to use commercially reasonable efforts to:

i.	make and keep public information available, as those terms are understood and defined in Rule 144;

ii.
file with the Commission in a timely manner all reports and other documents required to be filed by the Company under Section 13 or Section 15(d) of the Exchange Act, for so long as the Company remains subject to such requirements and the filing of such reports and other documents is required to enable Subscriber to sell Subscribed Securities under Rule 144; and

iii.	furnish to Subscriber, upon request in connection with an anticipated sale of Subscribed Securities by Subscriber under Rule 144, a written statement by the Company, if true, that it has complied with the reporting and submission requirements of Rule 144(c) during the 12-month period preceding such anticipated sale.
(b) The Subscriber hereby acknowledges and agrees that it will not, nor will any person acting at the Subscriber’s direction or pursuant to any understanding with the Subscriber, directly or indirectly offer, sell, pledge, contract to sell, sell any option, engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through
non-U.S.
broker dealers or foreign regulated brokers, with respect to securities of the Company (all of the foregoing transactions, “Short Sales”) until the Closing or the earlier termination of this Subscription Agreement in accordance with its terms. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with the Subscriber that are managed by portfolio managers having no knowledge of this Subscription Agreement or of the Subscriber’s participation in the subscription from entering into any Short Sales and (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement.
(c) Prior to the Closing, the Company shall take all such steps as Subscriber may reasonable request for the purpose of causing the acquisition of the Subscribed Shares, Incentive Warrants and the shares of Common Stock issuable upon exercise of the Incentive Warrants by the Subscriber under this Agreement to be exempt under Rule
16b-3
promulgated under the Exchange Act.
7.
Termination
. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) the mutual written agreement of the Company and Subscriber to terminate this Subscription Agreement and (c) the date that is seventy-five (75) days after the Agreement End Date (as defined in the Merger Agreement as in effect on the date hereof, without giving effect to any amendment, modification or waiver of any provision thereof that would have the effect of extending the Agreement End Date to a later time);
provided
that nothing herein will relieve any party hereto from liability for any willful breach hereof prior to the time of termination, and each party hereto will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Merger Agreement promptly after the termination thereof.
8.
Trust Account Waiver
. Subscriber hereby acknowledges that the Company has established a trust account (the “
Trust Account
”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public shareholders and certain other parties (including the underwriters of the
IPO
). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (i) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “
Released Claims
”), (ii) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (iii) will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Subscription Agreement); provided however, that nothing in this
Section 8
shall be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with the Company’s amended and restated memorandum and articles of association in respect of any redemptions by Subscriber of its public Ordinary Shares of the Company acquired by any means other than pursuant to this Subscription Agreement. Subscriber agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by the Company to induce it to enter into this Subscription Agreement, and Subscriber further intends and understands such waiver to be valid, binding and enforceable under applicable law. To the extent Subscriber commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company, which proceeding seeks, in whole or in part, monetary relief against the Company, Subscriber hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Subscriber (or any party claiming on Subscriber’s behalf or in lieu of Subscriber) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event Subscriber commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the public shareholders, whether in the form of money damages or injunctive relief, the Company shall be entitled to recover from Subscriber the associated legal fees and costs in connection with any such action, if the Company prevails in such action or proceeding.
9.
Miscellaneous
.
(a) The provisions of this Subscription Agreement shall be interpreted in accordance with the following: Definitions shall apply equally to the singular and plural forms of the terms defined. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The verb form of the word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “or” and “any” shall not be construed to be disjunctive but not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Unless the context requires otherwise, (i) references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of rules or regulations thereunder; (ii) the words “herein,” “hereto,” “hereby,” “hereof” and “hereunder” and words of similar import shall be construed to refer to this Subscription Agreement in its entirety and not to any particular provision hereof; and (iii) references to “Sections” shall be construed to refer to sections of this Subscription Agreement. “Writing”, “written” and comparable terms shall be deemed to refer to printing, typing or any other means (including
e-mail
and other electronic or digital media) of reproducing words in a visible form. Unless otherwise specified, the reference date for purposes of calculating any period shall be excluded from such calculation, but any period “from” or “through” a specified date shall commence or end, as applicable, on such specified date. Each party hereto acknowledges and agrees that it has been represented by legal counsel during, and has participated jointly with the other party hereto in, the negotiation and execution of this Subscription Agreement and waives the application of any law or rule of construction providing that ambiguities in a contract or other document or any provision thereof will be construed against the party that drafted such contract or other document or provision thereof.
(b) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given, delivered and received (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clause (i), (iii) or (iv) of this
Section 9(b)
, (iii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this
Section 9(b)
.

(c) Subscriber acknowledges that the Company, the Target, the Placement Agent and others will rely, and agrees that such persons are authorized to rely, on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company, the Target and the Placement Agent if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects.
(d) Each of the Company, the Target and the Placement Agent is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
(e) Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated hereby.
(f) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares and Incentive Warrants acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder in connection with the consummation of the Transaction). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more funds or accounts managed by the investment manager or investment advisor that manages Subscriber (or an affiliate that controls, is controlled by or is under common control with such investment manager or investment advisor) or, with the Company’s prior written consent, to another person, provided, in each case, that any assignee agrees in writing to be bound by the terms hereof as if it were an original party hereto and that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.
(g) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.
(h) The Company may request from Subscriber such additional information as the Company may deem reasonably necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and Incentive Warrants, and Subscriber shall provide such information as may be reasonably requested.
(i) This Subscription Agreement may not be amended, modified, waived or terminated (other than as provided by and in accordance with
Section 7
) except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, waiver, or termination is sought.
(j) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties hereto, with respect to the subject matter hereof.
(k) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(l) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(m) This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(n) This Subscription Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person;
provided
,
however
, that (i) the Target is a third party beneficiary of this Subscription Agreement with respect to the rights of the Company hereunder, (ii) the Placement Agent shall be the intended third party beneficiary of (1) the representations and warranties of the Company in
Section 3
hereof, (2) the representations and warranties of Subscriber in
Section 4
hereof and (3) this
Section 9
, and (iii) following the Closing, the Target shall be entitled to rely on the representations and warranties of Subscriber contained in
Section 4
. The parties hereto acknowledge and agree that the Target and the Placement Agent shall be entitled to specifically enforce the Subscriber’s obligations to pay the Purchase Price and the provisions of the Subscription Agreement of which the Target and the Placement Agent is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.
(o) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
(p) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other jurisdiction.
(q)
EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO OR ANY AFFILIATE OF SUCH OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR
OTHERWISE. THE PARTIES HERETO AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.
(r) The parties hereto agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the state of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the state of Delaware) (collectively the “
Designated Courts
”). Each party hereto hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereto hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties hereto also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with
Section 9(b)
of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties hereto have submitted to jurisdiction as set forth above.
(s) The Company shall, by 11:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form
8-K
(collectively, the “
Disclosure Document
”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby (and by the Other Subscription Agreements), the Transaction and any other material, nonpublic information that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of the Company, Subscriber shall not be in possession of any material, non-public
information received from the Company or any of its officers, directors or employees or the Placement Agent. Subscriber hereby consents to the publication and disclosure in any press release issued by the Company or Target, any Form
8-K
filed by the Company with the Commission in connection with the execution and delivery of the Merger Agreement or the Transaction and the registration statement on Form
S-4
to be filed by the Company with respect to the Transaction (and, as and to the extent otherwise required by the federal securities laws, exchange rules, the Commission or any other securities authorities or any rules and regulations promulgated thereby, any other documents or communications provided by the Company or Target to any governmental entity or to any securityholders of the Company or Target) of Subscriber’s identity and beneficial ownership of the Subscribed Shares and Incentive Warrants and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed appropriate by the Company or Target, a copy of this Subscription Agreement, all solely to the extent required by applicable law or any regulation or stock exchange listing requirement. Subscriber will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Merger (including filings with the Commission).
(t) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares and Incentive Warrants or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the Company and Subscriber has executed, or caused to be executed by its duly authorized representative, this Subscription Agreement as of the date first set forth above.

COMPANY: Red Ball Acquisition Corp.

By:
Name:
Title: Address for Notices: 667 Madison Avenue, 16th Floor New York, New York, 10065

SUBSCRIBER: [Subscriber Name]

By:
Name:
Title: Address for Notices: [●]

Name in which Subscribed Shares are to be registered:

Number of Subscribed Shares subscribed for:

Price Per Subscribed Share:	$10.00

Aggregate Purchase Price:	$

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

[
Signature Page to PIPE Subscription Agreement
]

ANNEX A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
This Annex A should be completed and signed by Subscriber
and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the box)

☐
Subscriber is an institutional accredited investor (i.e., a person, other than a natural person, that is an “accredited investor” as defined in Rule 501(a) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an institutional “accredited investor.”

C.	AFFILIATE STATUS
(Please check the applicable box)
SUBSCRIBER:
☐ is:
☐ is not:
an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.
Rule 501(a), in relevant part, states that an institutional “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐
Any corporation, Massachusetts or similar business trust, limited liability company, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person;

☐
An entity, other than an entity described in the categories of “accredited investors” above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

☐
A “family office,” as defined under the Investment Advisers Act of 1940 that satisfies all of the following conditions: (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; or

☐
A “family client,” as defined under the Investment Advisers Act of 1940, of a family office meeting the requirements in the previous paragraph and whose prospective investment in the issuer is directed by such family office pursuant to the previous paragraph.

[Specify which tests:                ]

SUBSCRIBER:
Print Name:

By:
Name:
Title:

Annex E
BACKSTOP SUBSCRIPTION AGREEMENT
This subscription agreement (this “
Backstop Subscription Agreement
”) is entered into on October 13, 2021, by and between RedBall Acquisition Corp., a Cayman Islands exempted company which shall domesticate as a Delaware corporation in accordance with the Business Combination Agreement (such entity, including the continuing Delaware corporation, “
Parent
”), and RedBall SponsorCo LP, a Cayman Islands exempted limited partnership (the “
Backstop Subscriber
”). Capitalized terms used but not otherwise defined in this Backstop Subscription Agreement shall have the meanings ascribed thereto in the Business Combination Agreement.
RECITALS
WHEREAS
, concurrently with the execution of this Backstop Subscription Agreement, the Parent is entering into an Business Combination Agreement and Plan of Reorganization with SeatGeek, Inc., a Delaware corporation (the “
Company
”), Showstop Merger Sub I Inc., a Delaware corporation and wholly owned subsidiary of the Parent (“
First Merger Sub
”), and Showstop Merger Sub II LLC, a Delaware limited liability company and wholly owned subsidiary of the Parent (“
Second Merger Sub
”), pursuant to which (and subject to the terms and conditions set forth therein) the Parent will be domesticated as a Delaware corporation in accordance with section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Act (As Revised) (the “
Domestication
”), and, on the immediately following Business Day, Merger Sub will merge with and into the Company with the Company surviving such merger as a wholly owned subsidiary of Parent, and following such merger, the Company will merge with and into Second Merger Sub, with Second Merger Sub surviving such merger as a wholly owned subsidiary of Parent (the “
Mergers
”) (such agreement, as amended, supplemented, restated or otherwise modified from time to time, the “
Business Combination Agreement
” and the transactions contemplated by the Business Combination Agreement, the “
Transactions
”);
WHEREAS
, in connection with the Transactions, the Backstop Subscriber desires to subscribe for and purchase from Parent, following the Domestication and prior to the consummation of the Mergers, the number of shares of Parent Common Stock, (as defined in the Business Combination Agreement) at $10.00 per share (the “
Per Share Price
”) having an aggregate purchase price equal to the Backstop Amount (the “
Backstop Shares
”) and Parent desires to issue and sell to the Backstop Subscriber such Backstop Shares in consideration of the payment, by or on behalf of the Backstop Subscriber to the Company, of the aggregate Per Share Price for all such Backstop Shares (the “
Purchase Price
”), on the terms and subject to the conditions set forth herein, in order to backstop certain possible redemptions by the Parent’s shareholders; and
WHEREAS
, concurrently with the execution of this Backstop Subscription Agreement, the Parent is entering into subscription agreements (the “
Other Subscription Agreements
”) with certain other investors (the “
Other Subscribers
”) having an aggregate subscription amount of $90,500,000;
NOW, THEREFORE
, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
AGREEMENT
1.
Subscription and
Lock-Up
.
(a)
Subscription
. On the terms and subject to the conditions set forth herein, the Backstop Subscriber hereby irrevocably subscribes for and agrees to purchase from Parent, at the Closing (as defined below), and

Parent hereby agrees to issue and sell to the Backstop Subscriber, upon the payment of the Purchase Price by or on behalf of the Backstop Subscriber to Parent, the Backstop Shares in an amount equal to the Backstop Amount (the “
Subscription
”). The parties acknowledge and agree that the number of Backstop Shares required to be purchased by the Backstop Subscriber pursuant to this Backstop Subscription Agreement shall not exceed the number of shares of Parent’s Parent Common Stock having an aggregate Purchase Price (based on the Per Share Price) equal to $65,000,000 (the “
Maximum Commitment Amount
”), and the Backstop Subscriber shall not purchase from Parent any Backstop Shares, and Parent shall not issue the Backstop Shares to the Backstop Subscriber if there is no Available Parent Cash Shortfall or the Backstop Amount is zero ($0). The Backstop Subscriber acknowledges that, as a result of the Domestication, the Backstop Shares will be shares of common stock in a Delaware corporation and will not be ordinary shares of a Cayman Islands exempted company.
For purposes hereof, “
Backstop Amount
” shall mean an aggregate amount that, if and when funded, would equal the Available Parent Cash Shortfall (as defined and determined in accordance with the Business Combination Agreement); provided that in no event shall the Backstop Amount be greater than the Maximum Commitment Amount. For the avoidance of doubt, the Backstop Subscriber will be obligated to purchase the Backstop Shares and pay the purchase price for such Backstop Shares, and Parent will be obligated to sell the Backstop Shares, at the Closing upon satisfaction of the conditions set forth in
Section 2
hereof.
(b)
Lock-Up
. Subject to the exceptions set forth in
Section
 1(c)
, the Backstop Subscriber agrees not to, without the prior consent of the board of directors of Parent, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of Parent Common Stock held by it immediately after the Closing, any shares of Parent Common Stock issuable upon the exercise of options or warrants to purchase shares of Parent Common Stock held by it immediately after the Closing, or any securities convertible into or exercisable or exchangeable for Parent Common Stock held by it immediately after the Closing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Parent Common Stock or securities convertible into or exercisable or exchangeable for Parent Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “
Transfer
”) until the earliest of (x) twelve (12) months after the Closing, (y) such date that the Closing Price equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days commencing at least one hundred and fifty (150) days following the Closing Date and (z) the date on which Parent consummates Subsequent Transaction which results in its stockholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property having a value that equals or exceeds $12.00 per share (the period between the Closing Date and such earliest date, the “
Lock-Up
”).
(c)
Lock-Up
Exceptions
. The restrictions set forth in
Section
 1(b)
shall not apply to:

i.
Transfers to (A) to another entity that is an Affiliate of the Backstop Subscriber, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Backstop Subscriber or Affiliates of the Backstop Subscriber or who share a common investment advisor with the Backstop Subscriber or (B) as part of a distribution to members, partners, shareholders or equity holders of the Backstop Subscriber;

ii.	Transfers by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

iii.	transactions relating to Parent Common Stock or other securities convertible into or exercisable or exchangeable for Parent Common Stock acquired in open market transactions after the

Closing,
 provided
 that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the
Lock-Up;

iv.
the exercise of any options or warrants to purchase Parent Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis) or the vesting of stock awards of Parent Common Stock and any related transfer of shares of Parent Common Stock in connection therewith;

v.
Transfers to Parent; provided that such Transfer is made (i) to satisfy tax withholding obligations pursuant to Parent’s equity incentive plans or arrangements or (ii) to discharge Excess Parent Transaction Expenses pursuant to Section 1.13 of the Sponsor Support Agreement;

vi.
Transfers to Parent pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by Parent or forfeiture of the Backstop Subscriber’s Parent Common Stock or other securities convertible into or exercisable or exchangeable for Parent Common Stock in connection with the termination of the Backstop Subscriber’s service to Parent;

vii.
the entry, by the Backstop Subscriber, at any time after the Closing, of any trading plan providing for the sale of Parent Common Stock by the Backstop Subscriber, which trading plan meets the requirements of
Rule 10b5-1(c)
under the Exchange Act,
 provided
,
 however
, that such plan does not provide for, or permit, the sale of any Parent Common Stock during the
Lock-Up and
(x) no public announcement or filing is voluntarily made or required regarding such plan during the
Lock-Up
or (y) if any public announcement is required of or voluntarily made by or on behalf of the Backstop Subscriber or Parent regarding such plan, then such announcement or filing shall include a statement to the effect that no Transfer may be made under such plan during the
Lock-Up;

viii.
consummation of a Subsequent Transaction which results in all of the Parent’s securityholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property; provided, that any securities received in such transactions shall be subject to the same vesting conditions as apply to the shares of Parent Common Stock held by the Backstop Subscriber prior to such Subsequent Transaction unless the Subsequent Transaction results in its stockholders having the right to exchange their shares of Parent Common stock for cash, securities or other property having a value that equals or exceeds $12.00 per share; and

ix.
transactions to satisfy any U.S. federal, state, or local income tax obligations of the Backstop Subscriber (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “
Code
”), or the U.S. Treasury Regulations promulgated thereunder (the “
Regulations
”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Domestication from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Domestication does not qualify for similar tax-free treatment
pursuant to any successor or other provision of the Code or Regulations taking into account such changes).

provided, however
, that in the case of clauses (i) and (ii), such permitted transferees must enter into a written agreement with Parent, agreeing to be bound by these Transfer restrictions.
2.
Closing
.
(a) The consummation of the Subscription (the “
Closing
”), to the extent required pursuant to Section 1 hereof, shall occur on the Closing Date, as defined in the Business Combination Agreement, immediately prior (and subject to) to the consummation of the Transactions.
(b) At least two (2) Business Days before the anticipated Closing Date, the Parent shall deliver or cause to be delivered written notice to the Backstop Subscriber (the “
Closing Notice
”), concurrently with the delivery

of the Parent Closing Schedule pursuant to the Business Combination Agreement, specifying (i) the anticipated Closing Date, (ii) the Backstop Amount (calculated in accordance with Section 1 hereof and the Business Combination Agreement) and (iii) the wire instructions for delivery of the Backstop Amount to the Parent. On or prior to the Closing, the Backstop Subscriber shall deliver to the Parent (A) the Backstop Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified in the Closing Notice (which account need not be an escrow account), and (B) such information as is requested in the Closing Notice in order for the Parent to issue the Backstop Shares to the Backstop Subscriber at the Closing. The Parent shall deliver to the Backstop Subscriber (1) at the Closing, the Backstop Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Backstop Subscription Agreement or applicable securities laws), in the name of the Backstop Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by the Backstop Subscriber, as applicable, and (2) promptly after the Closing, written notice from the Parent or its transfer agent evidencing the issuance to the Backstop Subscriber of the Backstop Shares on and as of the Closing Date. In the event that the consummation of the Transactions does not occur within three (3) Business Days after the anticipated Closing Date specified in the Closing Notice, the Parent shall promptly (but in no event later than two (2) Business Days thereafter) return the funds so delivered by the Backstop Subscriber to the Parent by wire transfer of United States dollars in immediately available funds to the account specified by the Backstop Subscriber, and, to the extent that any Backstop Shares have been delivered to the Backstop Subscriber, such Backstop Shares shall be deemed repurchased and any related book entries shall be cancelled. For the avoidance of doubt, (x) the Parent’s obligation to issue the Backstop Shares to the Backstop Subscriber is contingent upon the Parent having received the Backstop Amount in accordance with this
Section 2(a)
and (y) unless this Backstop Subscription Agreement has been validly terminated pursuant to
Section 7
, the return of any funds delivered by the Backstop Subscriber to the Parent shall not terminate this Backstop Subscription Agreement or relieve the Backstop Subscriber of any of its obligations hereunder (including its obligation to purchase the Backstop Shares at the Closing following the Parent’s delivery to Backstop Subscriber of a new Closing Notice). For the purposes of this Backstop Subscription Agreement, “
Business Day
” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.
Each book entry for the Backstop Shares shall contain a legend in the following form:
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.”
(c) The Closing shall be subject to the satisfaction or valid waiver by each of the Parent and the Backstop Subscriber of the conditions that, on the Closing Date:

(i)
no suspension of the qualification of the Backstop Shares for offering or sale or trading by the New York Stock Exchange (the “
NYSE
”) (or such other national securities exchange on which the Parent Common Stock is then listed) shall be in effect;

(ii)
all conditions precedent to the closing of the Transactions (the “
Transaction Closing
”) set forth in the Business Combination Agreement, including the Parent Stockholder Approval, shall have been satisfied (as determined by the parties to the Business Combination Agreement) (other than those of such conditions precedent that, by their nature, are to be satisfied at the Transaction Closing pursuant to the Business Combination Agreement, including to the extent that any such condition precedent is, or is dependent upon, the consummation of the purchase and sale of the Backstop Shares pursuant to this Backstop Subscription Agreement and the Other Subscription Agreements, but subject to the satisfaction (as determined by the parties to the Business Combination Agreement) or waiver of such conditions as of the Transaction Closing) or waived, and the Transaction Closing shall be scheduled to occur concurrently with or immediately following the Closing; and

(iii)
no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of the Subscription.

(d) The obligation of the Parent to consummate the Closing shall be subject to the satisfaction or valid waiver by the Parent of the additional conditions that, on the Closing Date:

(i)
all representations and warranties of the Backstop Subscriber contained in this Backstop Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Backstop Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing; and

(ii)
the Backstop Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Backstop Subscription Agreement to be performed, satisfied or complied with by the Backstop Subscriber at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Backstop Subscriber to consummate the Subscription.

(e) Prior to or at the Closing, the Backstop Subscriber shall deliver to the Parent a duly completed and executed Internal Revenue Service Form
W-9
or appropriate Form
W-8.
3.
Parent Representations and Warranties
. The Parent represents and warrants to the Backstop Subscriber that (provided that no representation or warranty by the Parent shall apply to any statement or information in the SEC Reports (as defined below) that relates to the Statement (as defined below), nor shall any correction, amendment or restatement of the Parent’s financial statements arising from or relating to the Statement be deemed to be a breach of any representation or warranty by the Parent or a Parent Material Adverse Effect (as defined below)):
(a) The Parent (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Backstop Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Backstop Subscription Agreement, a “
Parent Material Adverse Effect
” means an event, change, development, occurrence, condition or effect with respect to the Parent that would reasonably be expected to have a material adverse effect on the business, financial condition, shareholders’ equity or results of operations of the Parent.
(b) The Backstop Shares will have been duly authorized prior to the Closing and, when issued and delivered to the Backstop Subscriber against full payment therefor in accordance with the terms of this Backstop Subscription Agreement, will be validly issued, fully paid and non-assessable
and will not have been issued in violation of any preemptive rights created under the Parent’s organizational documents or the laws of its jurisdiction of incorporation.
(c) This Backstop Subscription Agreement has been duly executed and delivered by the Parent, and, assuming the due authorization, execution and delivery of the same by the Backstop Subscriber, this Backstop Subscription Agreement shall constitute the valid and legally binding obligation of the Parent, enforceable against the Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by the availability of equitable remedies.
(d) The execution and delivery of this Backstop Subscription Agreement, the issuance and sale of the Backstop Shares and the compliance by the Parent with all of the provisions of this Backstop Subscription Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Parent pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Parent is a party or by which the Parent is bound or to which any of the property or assets of the Parent is subject; (ii) the organizational documents of the Parent; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Parent or any of its properties that, in the case of clauses (i), (ii) and (iii), would reasonably be expected to have a Parent Material Adverse Effect or have a material adverse effect on the Parent’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Backstop Shares.
(e) Assuming the accuracy of the representations and warranties of the Backstop Subscriber, the Parent is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the NYSE) or other person in connection with the execution, delivery and performance of this Backstop Subscription Agreement (including the issuance of the Backstop Shares), other than (i) those required by applicable securities laws, (ii) the filing of the Registration Statement pursuant to
Section 5
, (iii) filings required by the United States Securities and Exchange Commission (the “
Commission
”), (iv) those required by the NYSE, including with respect to obtaining shareholder approval, (v) those required to consummate the Transactions as provided under the Business Combination Agreement, (vi) those required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) those the failure of which to obtain would not be reasonably likely to have a Parent Material Adverse Effect or have a material adverse effect on the Parent’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Backstop Shares.
(f) As of their respective dates, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, all reports, as amended, required to be filed by the Parent with the Commission (the “
SEC Reports
”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “
Securities Act
”), and the Exchange Act, and the applicable rules and regulations of the Commission promulgated thereunder as in effect at the time of filing, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Parent makes no such representation or warranty with respect to any information relating to Company or any of its affiliates included in the registration statement on Form
S-4
to be filed by the Parent with respect to the Transactions or in any other SEC Report or exhibit thereto. The financial statements of the Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and, except as it relates to the Statement, fairly present in all material respects the financial position of the Parent as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end
audit adjustments. The Backstop Subscriber acknowledges that (i) the staff of the Commission issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (together with any subsequent guidance, statements or interpretations issued by the Commission or the staff of the Commission relating thereto or to other accounting matters related to initial public offering securities or expenses, the “
Statement
”) and, (ii) the Parent continues to review the Statement and its implications, including on the financial statements and other information included in the SEC Reports and (iii) any restatement, revision or other modification of the SEC Reports arising from or relating to the Parent’s review of the Statement shall be deemed not material for purposes of this Backstop Subscription Agreement, including for purposes of Section 3(d), this Section 3(f) and Section 4(g) below. Except for matters relating to the Statement, there are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Reports filed by the Parent with the Commission.
(g) As of the date hereof, the authorized share capital of the Parent consists of (i) 1,000,000 preference shares, with a par value of $0.0001 per share (“
Preference Shares
”), and (ii) 440,000,000 ordinary shares, with a par value of $0.0001 per share, consisting of 400,000,000 Class A ordinary shares (“
Class A Ordinary Shares
”) and 40,000,000 Class B ordinary shares (“
Class B Ordinary Shares
” and, together with the Class A Ordinary Shares, the “
Ordinary Shares
”). As of the date hereof: (A) 57,500,000 Class A Ordinary Shares, 14,375,000 Class B Ordinary Shares and no Preference Shares are issued and outstanding; (B) 28,733,334 warrants, each exercisable to purchase one Class A Ordinary Share at $11.50 per share (“
Ordinary Warrants
”), are issued and outstanding, including 9,566,667 private placement warrants; and (C) no Class A Ordinary Shares are subject to issuance upon exercise of outstanding options.
No Ordinary Warrants or Common Warrants are or will be exercisable at or prior to the Closing. All issued and outstanding Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable
and are not subject to preemptive rights, and, following the Domestication, all issued and outstanding Parent Common Stock will have been duly authorized and validly issued, will be fully paid and non-assessable
and will not be subject to preemptive rights. All outstanding Ordinary Warrants have been duly authorized and validly issued, and, following the Domestication, all outstanding Common Warrants will have been duly authorized and validly issued. As of the date hereof, except as set forth above in this
Section 3(g)
and pursuant to (i) this Backstop Subscription Agreement and the Other Subscription Agreements, (ii) the forward purchase agreements entered into on August 12, 2020 by the Parent and RedBird Series 2019, LP, and by the Parent and RedBird Series 2019 GP
Co-Invest,
LP, respectively, or (iii) the Business Combination Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Parent any Ordinary Shares, Parent Common Stock or other equity interests in the Parent (collectively, “
Equity Interests
”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date hereof, the Parent has no subsidiaries other than Merger Sub and Second Merger Sub and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person (other than Merger Sub and Second Merger Sub), whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Parent is a party or by which it is bound relating to the voting of any Equity Interests, other than (A) the letter agreements entered into by the Parent in connection with the Parent’s initial public offering on August 17, 2020 pursuant to which RedBall SponsorCo LP and the Parent’s executive officers and independent directors agreed to vote in favor of any proposed Transaction (as defined therein), which includes the Transactions, and (B) as contemplated by the Business Combination Agreement. Other than Class B Shares, which have the anti-dilution rights described in the Parent’s amended and restated memorandum and articles of association, there are no securities or instruments issued by or to which the Parent is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Backstop Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement.
(h) Except for such matters as have not had and would not be reasonably likely to have a Parent Material Adverse Effect or have a material adverse effect on the Parent’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Backstop Shares, as of the date hereof, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Parent, threatened in writing against the Parent or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Parent.
(i) The issued and outstanding Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the NYSE under the symbol “RBAC.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Parent, threatened against the Parent by the

NYSE or the Commission seeking to deregister the Class A Ordinary Shares or prohibit or terminate the listing of the Class A Ordinary Shares or, when registered and issued in connection with the Domestication, the Parent Common Stock on the NYSE. The Parent has taken no action that is designed to terminate the registration of the Class A Ordinary Shares under the Exchange Act, other than in connection with the Domestication and subsequent registration under the Exchange Act of the Parent Common Stock.
(j) Assuming the accuracy of the Backstop Subscriber’s representations and warranties set forth in
Section 4
, no registration under the Securities Act is required for the offer and sale of the Backstop Shares by the Parent to the Backstop Subscriber.
(k) Neither the Parent nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Backstop Shares.
(l) The Parent is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Backstop Shares other than to the Placement Agent (as defined herein).
4.
Backstop Subscriber Representations and Warranties
. The Backstop Subscriber represents and warrants to the Parent that:
(a) Backstop Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and (ii) has the requisite power and authority to enter into and perform its obligations under this Backstop Subscription Agreement.
(b) This Backstop Subscription Agreement has been duly authorized, executed and delivered by the Backstop Subscriber, and assuming the due authorization, execution and delivery of the same by the Parent, this Backstop Subscription Agreement shall constitute the valid and legally binding obligation of the Backstop Subscriber, enforceable against the Backstop Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by the availability of equitable remedies.
(c) The execution and delivery of this Backstop Subscription Agreement, the purchase of the Backstop Shares and the compliance by the Backstop Subscriber with all of the provisions of this Backstop Subscription Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Backstop Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Backstop Subscriber is a party or by which the Backstop Subscriber is bound or to which any of the property or assets of the Backstop Subscriber is subject; (ii) the organizational documents of the Backstop Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Backstop Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Backstop Subscriber Material Adverse Effect. For purposes of this Backstop Subscription Agreement, a “
Backstop Subscriber Material Adverse Effect
” means an event, change, development, occurrence, condition or effect with respect to the Backstop Subscriber that would reasonably be expected to have a material adverse effect on the Backstop Subscriber’s ability to timely consummate the transactions contemplated hereby, including the purchase of the Backstop Shares.
(d) The Backstop Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional accredited investor (i.e., a person, other than a natural person, that is an “accredited investor” as defined in Rule 501 under the Securities Act), in each case, satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Backstop Shares only for its own account and not for the account of others, or if the Backstop Subscriber is subscribing for the Backstop Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and the Backstop Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Backstop Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Parent with the requested information on Annex A following the signature page hereto) and is an “institutional account” as defined by FINRA Rule 4512(c). The Backstop Subscriber is not an entity formed for the specific purpose of acquiring the Backstop Shares. The Backstop Subscriber acknowledges that the offering meets the exemptions from filing under the Financial Industry Regulatory Authority (“FINRA”) Rule 5123(b)(1)(C) or (J).
(e) The Backstop Subscriber acknowledges and agrees that the Backstop Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Backstop Shares have not been registered under the Securities Act and that the Parent is not required to register the Backstop Shares except as set forth in
Section 5
. The Backstop Subscriber acknowledges and agrees that the Backstop Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Backstop Subscriber absent an effective registration statement under the Securities Act, except (i) to the Parent or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or account entries representing the Backstop Shares shall contain the restrictive legend set forth in Section 2(b) of this Backstop Subscription Agreement. The Backstop Subscriber acknowledges and agrees that the Backstop Shares will be subject to these securities laws transfer restrictions, and as a result of these transfer restrictions, the Backstop Subscriber may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Backstop Shares and may be required to bear the financial risk of an investment in the Backstop Shares for an indefinite period of time. The Backstop Subscriber acknowledges and agrees that the Backstop Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (as amended, “
Rule 144
”), until at least one year following the filing of certain required information with the Commission after the Closing Date. The Backstop Subscriber acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Backstop Shares.
(f) The Backstop Subscriber understands and agrees that it is purchasing the Backstop Shares directly from the Parent. The Backstop Subscriber further acknowledges that there have not been, and the Backstop Subscriber hereby agrees that it is not relying on, any statements, representations, warranties, covenants or agreements made to the Backstop Subscriber by or on behalf of the Parent, the Placement Agent (as defined herein), the Company, any other party to the Transactions, or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Parent set forth in this Backstop Subscription Agreement. The Backstop Subscriber acknowledges that certain information provided by the Parent or the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Backstop Subscriber further acknowledges that the information provided to the Backstop Subscriber was preliminary and subject to change, including in the registration statement and the proxy statement that the Parent intends to file with the Commission (which will include substantial additional information about the Parent and the Transactions and will update and supersede the information previously provided to the Backstop Subscriber).
(g) In making its decision to purchase the Backstop Shares, the Backstop Subscriber has relied solely upon independent investigation made by the Backstop Subscriber. The Backstop Subscriber acknowledges and agrees that the Backstop Subscriber has received such information as the Backstop Subscriber deems necessary in order to make an investment decision with respect to the Backstop Shares, including with respect to the Parent and the Transactions (including the Company and its subsidiaries (collectively, the “
Acquired Companies
”) and made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to the Backstop Subscriber’s investment in the Backstop Shares. Without limiting the generality of the foregoing, the Backstop Subscriber acknowledges that it has reviewed the Parent’s filings with the Commission. The Backstop Subscriber represents and agrees that Backstop Subscriber and Backstop Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Backstop Subscriber and the Backstop Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Backstop Shares. The Backstop Subscriber acknowledges and agrees that neither Credit Suisse Securities (USA) LLC nor any of its affiliates, acting as placement agent to the Parent (the “
Placement Agent
”), has provided the Backstop Subscriber with any information or advice with respect to the Backstop Shares and that no such information or advice necessary or desired. None of the Placement Agent, any of its affiliates or any of its or their affiliates’ respective control persons, officers, directors and employees has made or makes any representation as to the Parent or the Acquired Companies or the quality or value of the Backstop Shares. The Placement Agent and any of its affiliates may have acquired non-public
information with respect to the Parent or the Acquired Companies, which the Backstop Subscriber agrees need not be provided to it. The Backstop Subscriber further acknowledges that the Placement Agent and its directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Parent or the Backstop Shares or the accuracy, completeness or adequacy of any information supplied to the Placement Agent by the Parent.
(h) The Backstop Subscriber acknowledges and agrees that (1) the Placement Agent is acting solely as the Parent’s placement agent in connection with the offering of the Backstop Shares and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for such Subscriber, the Parent or any other person or entity in connection with the offering of the Subscribed Shares, (2) the Placement Agent has not made, and will not make, any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the offering of the Subscribed Shares, and (3) the Placement Agent will not have any responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the offering of the Backstop Shares or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Parent or the offering of the Subscribed Shares.
(i) The Backstop Subscriber became aware of this offering of the Backstop Shares solely by means of direct contact between the Backstop Subscriber, the Parent, the Company or their respective affiliates or by means of contact from the Placement Agent, and the Backstop Shares were offered to the Backstop Subscriber solely by direct contact between the Backstop Subscriber, the Parent, the Company or their respective affiliates, or by means of contact from the Placement Agent. The Backstop Subscriber did not become aware of this offering of the Backstop Shares, nor were the Backstop Shares offered to Backstop Subscriber, by any other means. The Backstop Subscriber acknowledges that the Parent represents and warrants that the Backstop Shares (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
(j) The Backstop Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Backstop Shares. The Backstop Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating investment the merits and risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including its investment in the Backstop Shares, and the Backstop Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as the Backstop Subscriber has considered necessary to make an informed investment decision. The Backstop Subscriber is an institutional account as defined in FINRA Rule 4512(c). The Backstop Subscriber understands and acknowledges that the purchase and sale of the

Backstop Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b). The Backstop Subscriber acknowledges that it shall be responsible for any of the Backstop Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Backstop Subscription Agreement, and that none of the Parent, the Placement Agent, the Company, nor any of their respective agents, have provided any tax advice or any other representation or guarantee, whether written or oral, regarding the tax consequences of the transactions contemplated by this Backstop Subscription Agreement.
(k) The Backstop Subscriber has adequately analyzed and fully considered the risks of an investment in the Backstop Shares and, based on its own independent review and investment analysis and such professional advice as it deems appropriate, determined that the Backstop Shares and its investment in the Subscribed Shares (i) are a fit, proper and suitable investment for the Backstop Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Subscribed Shares, (ii) is fully consistent with the Subscriber’s financial needs, objectives and condition and (iii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to Subscriber. The Backstop Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Backstop Subscriber’s investment in the Parent. The Backstop Subscriber acknowledges specifically that a possibility of total loss exists.
(l) The Backstop Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Backstop Shares or made any findings or determination as to the fairness of this investment.
(m) The Backstop Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“
OFAC
”) or in any Executive Order issued by the President of the United States and administered by OFAC (“
OFAC List
”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a
non-U.S.
shell bank or providing banking services indirectly to a
non-U.S.
shell bank (collectively, a “
Prohibited Investor
”). The Backstop Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Backstop Subscriber is permitted to do so under applicable law. The Backstop Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “
BSA/PATRIOT Act
”), that the Backstop Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Backstop Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. The Backstop Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the Backstop Subscriber and used to purchase the Backstop Shares were legally derived.
(n) The Backstop Subscriber does not have, as of the date hereof, and during the
30-day
period immediately prior to the date hereof, the Backstop Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule
16a-1
under the Exchange Act or short sale positions with respect to the securities of the Parent. Notwithstanding the foregoing, in the case the Backstop Subscriber is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Backstop Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of the Backstop Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Backstop Shares covered by this Backstop Subscription Agreement.
(o) If the Backstop Subscriber is an employee benefit plan that is subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code, or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a
non-U.S.
plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local,
non-U.S.
or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “
Plan
”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, the Backstop Subscriber represents and warrants that neither the Parent nor any of its affiliates has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Backstop Shares, and neither the Parent nor any of its affiliates shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Backstop Shares.
(p) The Backstop Subscriber will have sufficient funds to pay the Backstop Amount pursuant to, and as and when required under,
Section 2(a)
.
(q) The Backstop Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Parent, the Company, the Placement Agent, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of the Parent expressly set forth in this Backstop Subscription Agreement, or any Other Subscriber in making its investment or decision to invest in the Parent. The Backstop Subscriber agrees that no Other Subscriber pursuant to this Backstop Subscription Agreement or any other agreement related to the private placement of shares of Parent Common Stock (including the controlling persons, officers, directors, partners, agents or employees of the Backstop Subscriber) shall be liable to any Other Subscriber pursuant to this Backstop Subscription Agreement or any other agreement related to the private placement of Parent Common Stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Backstop Shares hereunder.
(r) The Backstop Subscriber agrees that none of the Placement Agent, its affiliates or any of its or its affiliates’ control persons, officers, directors or employees shall be liable to the Backstop Subscriber pursuant to this Backstop Subscription Agreement or any other agreement related to the private placement of Parent Common Stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Backstop Shares hereunder (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by you, the Parent or any other person or entity), whether in contract, tort or otherwise, to the Backstop Subscriber, or to any person claiming through such Subscriber, in respect of the purchase and sale of the Backstop Shares.
(s) The Backstop Subscriber further acknowledges that Credit Suisse Securities (USA) LLC is acting as financial advisor to the Company in connection with the Transactions.
(t) The Backstop Subscriber acknowledges that the Parent continues to review the Statement and its implications, including on the financial statements and other information included in its SEC Reports, and any restatement, revision or other modification of the SEC Reports relating to or arising from such review will be deemed not material for purposes of this Backstop Subscription Agreement.
(u) The Backstop Subscriber agrees that, notwithstanding anything herein to the contrary, the Placement Agent and the Company may rely upon the representations and warranties made by the Backstop Subscriber to the Parent in this Backstop Subscription Agreement.
5.
Registration of Backstop Shares
.
(a) The Parent agrees that within sixty (60) calendar days after the expiration or earlier termination of the
Lock-Up,
in each case in accordance with the terms hereof (the “
Filing Deadline
”), the Parent shall use its

commercially reasonable efforts to file with the Commission (at the Parent’s sole cost and expense) a registration statement registering the resale of the Backstop Shares (the “
Registration Statement
”), and the Parent shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable thereafter, but in any event no later than the earlier of (1) sixty (60) calendar days following the Filing Deadline (or one hundred and twenty (120) calendar days after the Filing Deadline if the Registration Statement is reviewed by the Commission) and (2) the tenth (10 th
) Business Day after the date the Parent is notified in writing by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “
Effectiveness Deadline
”);
provided
,
however
, that the Parent’s obligation to include the Backstop Shares in the Registration Statement are contingent upon the Backstop Subscriber furnishing in writing to the Parent such information regarding itself, the securities of the Parent held by the Backstop Subscriber and the intended method of disposition of the Backstop Shares as shall be reasonably requested by the Parent to effect the registration of the Backstop Shares, and the Backstop Subscriber shall execute such documents in connection with such registration as the Parent may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Parent shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder;
provided
,
further
, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. Notwithstanding the foregoing, if the Commission prevents the Parent from including any or all of the shares of Parent Common Stock proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Backstop Shares by the applicable shareholders or otherwise, the Registration Statement shall register for resale such number of Backstop Shares which is equal to the maximum number of Backstop Shares as is permitted to be registered by the Commission. In such event, the number of Backstop Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata
among all such selling shareholders and, during the Effectiveness Period (as defined below), as promptly as practicable after being permitted to register additional Backstop Shares under Rule 415 under the Securities Act, the Parent shall amend the Registration Statement or file a new Registration Statement to register such additional Backstop Shares and cause such amendment or Registration Statement to become effective as promptly as practicable. The Parent agrees that, except for such times as the Parent is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statement, the Parent will use commercially reasonable efforts to cause the Registration Statement to remain effective with respect to the Backstop Subscriber until the earliest of (i) the first (1st) anniversary of the effective date of the Registration Statement, (ii) the date on which all of the Backstop Shares shall have been sold, (iii) the first date on which the Backstop Subscriber can sell all of its Backstop Shares (or shares received in exchange therefor) under Rule 144 under the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and (iv) the first day on which the Backstop Subscriber can sell all of its Backstop Shares (or shares received in exchange therefor) pursuant to another exemption from registration without limitation. The period commencing on the earlier of the Filing Deadline and the date on which the Registration Statement is actually filed and ending on the earliest of the dates referenced in the immediately preceding sentence is referred to herein as the “
Effectiveness Period
”. During the Effectiveness Period, the Parent will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the Backstop Subscriber to resell the Backstop Shares pursuant to the Registration Statement, qualify the Backstop Shares for listing on the applicable stock exchange on which the Parent’s Parent Common Stock is then listed, and update or amend the Registration Statement as necessary to include the Backstop Shares. The Backstop Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule
13d-3
under the Exchange Act, of the Backstop Shares to the Parent (or its successor) upon request to assist the Parent in making the determination described above. The Parent’s obligations to include the Backstop Shares in the Registration Statement are contingent upon the Backstop Subscriber furnishing in writing to the Parent such information regarding itself, the securities of the Parent held by the Backstop Subscriber and the intended method of disposition of the Backstop Shares as shall be reasonably requested by the Parent to effect the registration of the Backstop Shares, and the Backstop Subscriber shall execute such documents in connection with such registration as the Parent may reasonably request that are customary for a selling shareholder in similar situations, including providing that the Parent shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. In the case of the registration effected by the Parent pursuant to this Backstop Subscription Agreement, the Parent shall, upon reasonable request, inform the Backstop Subscriber as to the status of such registration. If the Commission requests that the Backstop Subscriber be identified as a statutory underwriter in the Registration Statement, that the Backstop Subscriber will have an opportunity to withdraw from the Registration Statement. The Backstop Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Backstop Shares. Notwithstanding anything to the contrary contained herein, the Parent may delay or postpone filing of the Registration Statement, and from time to time require the Backstop Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of the Registration Statement, (i) if it determines that in order for the Registration Statement not to contain a material misstatement or omission, an amendment thereto would be needed, or if such suspension arises out of, or is a result of, or is related to or is in connection with the Statement or related accounting, disclosure or other matters, (ii) if it determines or that such filing or use could materially affect a bona fide business or financing transaction of the Parent or would require premature disclosure of information that could materially adversely affect the Parent or (iii) at any time that the Parent is required to file a post-effective amendment to the Registration Statement and the Commission has not declared such amendment effective (each such circumstance, a “
Suspension Event
”); provided that (x) the Parent shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than two (2) times, in each case, during any three hundred sixty
(360)-day
period and (y) during the Effectiveness Period, the Parent shall use commercially reasonable efforts to make the Registration Statement available for the sale by the Backstop Subscriber of the Backstop Shares as soon as practicable thereafter. At its expense, during the Effectiveness Period, the Parent shall advise the Backstop Subscriber within two (2) Business Days: (A) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the Parent’s receipt of notice of the initiation of any proceedings for such purpose; (B) of the receipt by the Parent of any notification with respect to the suspension of the qualification of the Backstop Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (C) subject to the provisions in this Backstop Subscription Agreement, of the occurrence of a Suspension Event. Notwithstanding anything to the contrary set forth herein, the Parent shall not, when so advising the Backstop Subscriber of such events, provide the Backstop Subscriber with any material, nonpublic information regarding the Parent other than to the extent required to provide notice to the Backstop Subscriber of the occurrence of such events. At its expense, during the Effectiveness Period, the Parent shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement as soon as reasonably practicable, and upon the occurrence of any event contemplated by clause (A) or (B) above (other than a permitted Suspension Event), the Parent shall use its commercially reasonable efforts to, as soon as reasonably practicable, prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Backstop Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b) Upon receipt of written notice from the Parent of the happening of any Suspension Event during the Effectiveness Period or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus), not misleading, the Backstop Subscriber agrees that (1) it will immediately discontinue offers and sales of the Backstop Shares under the Registration Statement (which does not include sales conducted pursuant to Rule 144 or another exemption from registration) until the Parent prepares a supplemental or amended prospectus (which the Parent agrees to prepare promptly) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Parent that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by the Parent unless otherwise required by law, subpoena or regulatory request or requirement. If so directed by the Parent, the Backstop

Subscriber will deliver to the Parent or, in Backstop Subscriber’s sole discretion, destroy all copies of the prospectus covering the Backstop Shares in Backstop Subscriber’s possession;
provided
,
however
, that this obligation to deliver or destroy all copies of the prospectus covering the Backstop Shares shall not apply (x) to the extent the Backstop Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing
document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up.
(c) For purposes of this
Section 5
, “Backstop Shares” shall mean, as of any date of determination, the Backstop Shares (as defined in
Section 1
to this Backstop Subscription Agreement) and any other equity security issued or issuable with respect to the Backstop Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Backstop Subscriber” shall include any affiliate of the undersigned Backstop Subscriber to which the rights under this
Section 5
shall have been duly assigned.
(d) The Parent shall indemnify the Backstop Subscriber (to the extent a seller under the Registration Statement), its officers, directors and agents, and each person who controls the Backstop Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including reasonable attorneys’ fees) and expenses (collectively, “
Losses
”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement (or incorporated by reference therein), any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements or alleged untrue statements, omissions or alleged omissions are based upon information regarding the Backstop Subscriber furnished in writing to the Parent by the Backstop Subscriber expressly for use therein or the Backstop Subscriber has omitted a material fact from such information or otherwise violated any federal or state securities law or any rule or regulation thereunder.
(e) The Backstop Subscriber shall indemnify and hold harmless the Parent, its directors, officers, agents and employees, and each person who controls the Parent (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding the Backstop Subscriber furnished in writing to the Parent by the Backstop Subscriber expressly for use therein. In no event shall the liability of the Backstop Subscriber be greater in amount than the dollar amount of the net proceeds received by the Backstop Subscriber upon the sale of the Backstop Shares giving rise to such indemnification obligation. The Backstop Subscriber shall notify the Parent promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this
Section 5
of which the Backstop Subscriber is aware.
(f) If the indemnification provided under this
Section 5
from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this
Section 5
, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this
Section 5
from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this
Section 5(e)
shall be individual, not joint and several, and in no event shall the liability of the Backstop Subscriber hereunder be greater in amount than the dollar amount of the net proceeds received by the Backstop Subscriber upon the sale of the Backstop Shares giving rise to such indemnification obligation.
6.
Rule 144 Covenants
. With a view to making available to each of the Backstop Subscriber the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may at any time permit the Backstop Subscriber to sell Backstop Shares to the public without registration, the Parent agrees, until the earlier of (x) the time at which all of the Backstop Shares have been registered for resale or (y) the time at which the Backstop Subscriber no longer holds Backstop Shares, to use commercially reasonable efforts to:
(a) make and keep public information available, as those terms are understood and defined in Rule 144;
(b) file with the Commission in a timely manner all reports and other documents required to be filed by the Parent under Section 13 or Section 15(d) of the Exchange Act, for so long as the Parent remains subject to such requirements and the filing of such reports and other documents is required to enable the Backstop Subscriber to sell Backstop Shares under Rule 144; and
(c) furnish to the Backstop Subscriber, upon request in connection with an anticipated sale of Backstop Shares by the Backstop Subscriber under Rule 144, a written statement by the Parent, if true, that it has complied with the reporting and submission requirements of Rule 144(c) during the
12-month
period preceding such anticipated sale.
7.
Termination
. This Backstop Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (b) the mutual written agreement of the Parent, Company and the Backstop Subscriber to terminate this Backstop Subscription Agreement, and (c) the Transaction Closing pursuant to the Business Combination Agreement, if the Backstop Amount is zero ($0);
provided
that nothing herein will relieve any party hereto from liability for any willful breach hereof prior to the time of termination, and each party hereto will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Parent shall notify the Backstop Subscriber of the termination of the Business Combination Agreement promptly after the termination thereof.
8.
Trust Account Waiver
. The Backstop Subscriber hereby acknowledges that the Parent has established a trust account (the “
Trust Account
”) containing the proceeds of its initial public offering (the “
IPO
”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Parent’s public shareholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Parent entering into this Backstop Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the

Backstop Subscriber hereby (i) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Backstop Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “
Released Claims
”), (ii) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Parent, and (iii) will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Backstop Subscription Agreement); provided however, that nothing in this
Section 8
shall be deemed to limit the Backstop Subscriber’s right to distributions from the Trust Account in accordance with the Parent’s amended and restated memorandum and articles of association in respect of any redemptions by the Backstop Subscriber of its public Ordinary Shares of the Parent acquired by any means other than pursuant to this Backstop Subscription Agreement. The Backstop Subscriber agrees and acknowledges that such irrevocable waiver is material to this Backstop Subscription Agreement and specifically relied upon by the Parent to induce it to enter into this Backstop Subscription Agreement, and Backstop Subscriber further intend and understand such waiver to be valid, binding and enforceable under applicable law. To the extent the Backstop Subscriber commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Parent, which proceeding seeks, in whole or in part, monetary relief against the Parent, the Backstop Subscriber hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Backstop Subscriber (or any party claiming on the Backstop Subscriber’s behalf or in lieu of Backstop Subscriber) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Backstop Subscriber commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Parent, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the public shareholders, whether in the form of money damages or injunctive relief, the Parent shall be entitled to recover from the Backstop Subscriber the associated legal fees and costs in connection with any such action, if the Parent prevails in such action or proceeding.
9.
Miscellaneous
.
(a) The provisions of this Backstop Subscription Agreement shall be interpreted in accordance with the following Definitions shall apply equally to the singular and plural forms of the terms defined. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The verb form of the word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “or” and “any” shall not be construed to be disjunctive but not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Unless the context requires otherwise, (i) references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of rules or regulations thereunder; (ii) the words “herein,” “hereto,” “hereby,” “hereof” and “hereunder” and words of similar import shall be construed to refer to this Backstop Subscription Agreement in its entirety and not to any particular provision hereof; and (iii) references to “Sections” shall be construed to refer to sections of this Backstop Subscription Agreement. “Writing”, “written” and comparable terms shall be deemed to refer to printing, typing or any other means (including
e-mail
and other electronic or digital media) of reproducing words in a visible form. Unless otherwise specified, the reference date for purposes of calculating any period shall be excluded from such calculation, but any period “from” or “through” a specified date shall commence or end, as applicable, on such specified date. Each party hereto acknowledges and agrees that it has been represented by legal counsel during, and has participated jointly with the other party hereto in, the negotiation and execution of this Backstop Subscription Agreement and waives the application of any law or rule of construction providing that ambiguities in a contract or other document or any provision thereof will be construed against the party that drafted such contract or other document or provision thereof.

(b) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given, delivered and received (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clause (i), (iii) or (iv) of this
Section 9(b)
, (iii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this
Section 9(b)
.
(c) The Backstop Subscriber acknowledges that the Parent, the Company, the Placement Agent and others will rely, and agrees that such persons are authorized to rely, on the acknowledgments, understandings, agreements, representations and warranties contained in this Backstop Subscription Agreement. Prior to the Closing, the Backstop Subscriber agrees to promptly notify the Parent, the Company and the Placement Agent if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Backstop Subscriber set forth herein are no longer accurate in all material respects.
(d) Each of the Parent, the Company and the Placement Agent is irrevocably authorized to produce this Backstop Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
(e) The Backstop Subscriber shall pay all of its own expenses in connection with this Backstop Subscription Agreement and the transactions contemplated hereby.
(f) Neither this Backstop Subscription Agreement nor any rights that may accrue to the Backstop Subscriber hereunder (other than the Backstop Shares acquired hereunder, if any) may be transferred or assigned. Neither this Backstop Subscription Agreement nor any rights that may accrue to the Parent hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Parent may transfer the Backstop Subscription Agreement and its rights hereunder in connection with the consummation of the Transactions). Notwithstanding the foregoing, the Backstop Subscriber may assign its rights and obligations under this Backstop Subscription Agreement to one or more funds or accounts managed by the investment manager or investment advisor that manages the Backstop Subscriber (or an affiliate that controls, is controlled by or is under common control with the Backstop Subscriber, investment manager or investment advisor) or, with the Parent’s prior written consent, to another person, provided, in each case, that any assignee agrees in writing to be bound by the terms hereof as if it were an original party hereto and that no such assignment shall relieve the Backstop Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.
(g) All the agreements, representations and warranties made by each party hereto in this Backstop Subscription Agreement shall survive the Closing.
(h) The Parent may request from the Backstop Subscriber such additional information as the Parent may deem reasonably necessary to evaluate the eligibility of the Backstop Subscriber to acquire the Backstop Shares, and the Backstop Subscriber shall provide such information as may be reasonably requested.
(i) This Backstop Subscription Agreement may not be amended, modified, waived or terminated (other than as provided by and in accordance with
Section 7
) except by an instrument in writing, signed by Parent, the Company and with respect to the Backstop Subscriber against whom enforcement of such amendment, modification, waiver, or termination is sought.
(j) This Backstop Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties hereto, with respect to the subject matter hereof.

(k) Except as otherwise provided herein, this Backstop Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(l) If any provision of this Backstop Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(m) This Backstop Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(n) This Backstop Subscription Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person;
provided
,
however
, that (i) the Company is a third party beneficiary of this Backstop Subscription Agreement with respect to the rights of the Parent hereunder and the obligations of the Backstop Subscriber, (ii) the Placement Agent shall be the intended third party beneficiary of (1) the representations and warranties of the Parent in
Section 3
hereof, (2) the representations and warranties of the Backstop Subscriber in
Section 4
hereof and (3) this Section 9, and (iii) following the Closing, the Company shall be entitled to rely on the representations and warranties of the Backstop Subscriber contained in
Section 4
. The parties hereto acknowledge and agree that the Company has entered into the Business Combination Agreement in reliance upon, among other things, the Subscriptions, subject to the terms and conditions of this Backstop Subscription Agreement, and that the Company and the Placement Agent shall be entitled to specifically enforce Parent’s right to cause the Subscriptions to be funded hereunder, the Backstop Subscriber obligations to pay its portion of the Backstop Amount and the provisions of the Backstop Subscription Agreement of which the Company and the Placement Agent is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein; provided, that the Company shall be entitled to such specific performance if (A) all of the conditions set forth in Section 2(c) have been satisfied or waived in writing (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied if the Closing were then to otherwise occur) as of such time when the Backstop Subscriber is required to complete the Closing pursuant to the terms of this Backstop Subscription Agreement, and (B) the Company has subsequently and irrevocably confirmed to Parent in writing that if the Subscriptions are funded in accordance with this Backstop Subscription Agreement, then the Transaction Closing will occur in accordance with the Business Combination Agreement.
(o) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Backstop Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties hereto, and the Company and the Placement Agent as third party beneficiaries in accordance with and subject to Section 9(n) shall be entitled to an injunction or injunctions to prevent breaches of this Backstop Subscription Agreement and to enforce specifically the terms and provisions of this Backstop Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. In the event that any Action shall be brought in equity to enforce the provisions of this Backstop Subscription Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
(p) This Backstop Subscription Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other jurisdiction.

(q)
EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS BACKSTOP SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO OR ANY AFFILIATE OF SUCH OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS BACKSTOP SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS BACKSTOP SUBSCRIPTION AGREEMENT.
(r) The parties hereto agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Backstop Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the state of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the state of Delaware) (collectively the “
Designated Courts
”). Each party hereto hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Backstop Subscription Agreement may be brought in any other forum. Each party hereto hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties hereto also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with
Section 9(b)
of this Backstop Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties hereto have submitted to jurisdiction as set forth above.
(s) The obligations of the Backstop Subscriber under this Backstop Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Backstop Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Backstop Subscription Agreement or any other investor under the Other Subscription Agreements. The decision of the Backstop Subscriber to purchase Backstop Shares pursuant to this Backstop Subscription Agreement has been made by the Backstop Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Parent or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither the Backstop Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by the Backstop Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute the Backstop Subscriber and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Backstop Subscriber and other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Backstop Subscription Agreement and the Other Subscription Agreements. The Backstop Subscriber acknowledge that no Other Subscriber has acted as agent for the Backstop Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Backstop

Subscriber in connection with monitoring its investment in the Backstop Shares or enforcing its rights under this Backstop Subscription Agreement. The Backstop Subscriber shall be entitled to independently protect and enforce its rights, including the rights arising out of this Backstop Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the Parent and the Backstop Subscriber has executed, or caused to be executed by its duly authorized representative, this Backstop Subscription Agreement as of the date first set forth above.

PARENT: RedBall Acquisition Corp.

By:	/s/ Gerald J. Cardinale
Name: Gerald J. Cardinale
Title: Co-Chairman Address for Notices: 667 Madison Avenue, 16th Floor New York, New York, 10065

BACKSTOP SUBSCRIBER : RedBall SponsorCo LP, by RedBall SponsorCo GP LLC, its general partner

By:	/s/ Gerald J. Cardinale
Name: Gerald J. Cardinale
Title: Authorized Signature Address for Notices: 667 Madison Avenue, 16 th Floor New York, NY 10065

Name in which Backstop Shares are to be registered:
RedBall SponsorCo LP
You must pay the Backstop Amount by wire transfer of United States dollars in immediately available funds to the account of the Parent specified by the Parent in the Closing Notice.
[
Signature Page to Backstop Subscription Agreement
]

ANNEX A
ELIGIBILITY REPRESENTATIONS OF BACKSTOP SUBSCRIBER
This Annex A should be completed and signed by Backstop Subscriber and constitutes a part of the Backstop Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Backstop Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the box)

☐
Backstop Subscriber is an institutional accredited investor (i.e., a person, other than a natural person, that is an “accredited investor” as defined in Rule 501(a) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an institutional “accredited investor.”

C.	AFFILIATE STATUS
(Please check the applicable box)
BACKSTOP SUBSCRIBER:
☐ is:
☐ is not:
an “affiliate” (as defined in Rule 144 under the Securities Act) of the Parent or acting on behalf of an affiliate of the Parent.
Rule 501(a), in relevant part, states that an institutional “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Backstop Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Backstop Subscriber and under which Backstop Subscriber accordingly qualifies as an institutional “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐
Any corporation, Massachusetts or similar business trust, limited liability company, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person;

☐
An entity, other than an entity described in the categories of “accredited investors” above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

☐
A “family office,” as defined under the Investment Advisers Act of 1940 that satisfies all of the following conditions: (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; or

☐
A “family client,” as defined under the Investment Advisers Act of 1940, of a family office meeting the requirements in the previous paragraph and whose prospective investment in the issuer is directed by such family office pursuant to the previous paragraph.

[Specify which tests:                    ]

BACKSTOP SUBSCRIBER:
Print Name: RedBall SponsorCo LP, by RedBall SponsorCo GP LLC, its general partner

By:
Name:
Title:

Annex F
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND REGISTRATION RIGHTS AGREEMENT (this “
Agreement
”), dated as of [●], is made and entered into by and among (i) SeatGeek, Inc., a Delaware corporation (the “
Company
”) (formerly known as RedBall Acquisition Corp. (“
RedBall
”), a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), (ii) RedBall SponsorCo LP, a Cayman Islands exempted limited partnership (the “
Sponsor
”), (iii) certain former stockholders of the entity formerly known as SeatGeek, Inc., a Delaware corporation (“
Legacy SeatGeek
”) set forth on Schedule I hereto (the “SeatGeek Holders” and, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to
Section
 5.2
or
Section
 5.10
of this Agreement, a “
Holder
” and collectively the “
Holders
”).
RECITALS
WHEREAS
, the Company and Legacy SeatGeek were party to that certain Business Combination Agreement and Plan of Reorganization, dated as of October [●], 2021 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “
BCA
”), by and among the Company, Showstop Merger Sub I Inc., a Delaware corporation and a wholly owned subsidiary of the Company, Showstop Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, and Legacy SeatGeek, pursuant to which, among other things, the separate existence of SeatGeek will cease to exist and Legacy SeatGeek shall become a subsidiary of the Company, which shall survive as the surviving corporation (the “
Business Combination
”);
WHEREAS
, RedBall, the Sponsor and certain of the Holders entered into that certain Registration and Shareholders Rights Agreement, dated as of August 12, 2020 (as it may be amended, supplemented, restated or otherwise modified from time to time until the consummation of the Business Combination, the “
Existing Agreement
”);
WHEREAS
, upon the consummation of the Business Combination, the parties to the Existing Agreement desire to amend and restate the Existing Agreement in its entirety as set forth herein and the Company, the Sponsor and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.
NOW
,
THEREFORE
, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1
Definitions
. The terms defined in this
Article I
shall, for all purposes of this Agreement, have the respective meanings set forth below:
“
Adverse
Disclosure
” shall mean any public disclosure of material
non-public
information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case

F-1

of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide
business purpose for not making such information public.
“
Agreement
” shall have the meaning given in the Preamble.
“
Block Trade
” shall mean an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.
“
Board
” shall mean the Board of Directors of the Company.
“
Business
Combination
” shall have the meaning given in the Recitals hereto.
“
Closing
” shall have the meaning given in the BCA.
“
Commission
” shall mean the U.S. Securities and Exchange Commission.
“
Common Stock
” shall mean the Company’s Common Stock, with a par value of $0.0001 per share.
“
Company
” shall have the meaning given in the Recitals hereto.
“
Demand
Registration
” shall have the meaning given in
subsection 2.1.1
.
“
Demanding
Holder
” shall have the meaning given in
subsection 2.1.1
.
“
Exchange
Act
” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“
First Effective Time
” shall have the meaning given in the BCA.
“
Form
S-1
” shall have the meaning given in
subsection 2.1.1
.
“
Form
S-3
” shall have the meaning given in
subsection 2.3.2
.
“
Form
S-1
Shelf
” shall have the meaning given in
subsection 2.3.1
.
“
Form
S-3
Shelf
” shall have the meaning given in
subsection 2.3.1
.
“
Founder Shares
” shall mean the shares of RedBall’s Class B common stock, par value $0.0001 per share, issued pursuant to that certain Subscription Agreement, not forfeited by the Sponsor at the First Effective Time as described in the BCA, and converted into shares of Common Stock at the effective time of the domestication of the Company.
“
Holder Information
” shall have the meaning given in
subsection 4.1.2
.
“
Holders
” shall have the meaning given in the Preamble.
“
Lock-up
Period
” shall mean any
lock-up
period with respect to the Registrable Securities included in the Company’s governing documents or any agreements between such Holder and the Company or any of the Company’s subsidiaries.
“
Maximum
Number
of
Securities
” shall have the meaning given in
subsection 2.1.4
.

F-2

“
Misstatement
” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.
“
Permitted
 Transferees
” means, in the case of any Holder, a person to whom, or entity to which, Registrable Securities are transferred by such Holder; provided that (a) such transfer does not violate the Company’s governing documents, or any agreements between such Holder and the Company or any of the Company’s subsidiaries and (b) such transferee shall only be a Permitted Transferee if and to the extent the transferor designates the transferee as a Permitted Transferee entitled to rights hereunder pursuant to subsection 5.2.3
.
“
Piggyback
Registration
” shall have the meaning given in
subsection 2.2.1
.
“
Pro Rata
” shall have the meaning given in
subsection 2.1.4
.
“
Prospectus
” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“
Qualified Additional Holder
” shall mean any stockholder of SeatGeek that is a director or officer of SeatGeek or any other stockholder of SeatGeek that is approved to become a “Holder” under this Agreement by the Holders holding a majority of Registrable Securities then outstanding (such approval not to be unreasonably withheld, conditioned or delayed).
“
Registrable
Security
” shall mean (i) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the BCA and any Founder Shares), (ii) any outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company otherwise acquired or owned by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, and (iii) any other equity security of the Company issued or issuable with respect to any such securities referenced in clauses (a) and (b) above by way of a stock dividend, share capitalization or share sub-division
or in connection with a reclassification, recapitalization, merger, consolidation, spin-off,
reorganization or similar transaction;
provided
,
however
, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates or book entry provisions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; (d) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) without limitation as to volume and manner of sale; or (e) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“
Registration
” shall mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

F-3

“
Registration
Expenses
” shall mean the
out-of-pocket
expenses of a Registration, including, without limitation, the following:
(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;
(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C) printing, messenger, telephone and delivery expenses;
(D) reasonable fees and disbursements of counsel for the Company;
(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(F) reasonable fees and expenses up to $35,000 of one (1) legal counsel selected by the majority-in-interest
of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration or majority-in-interest
of the Takedown Demanding Holder initiating a Underwritten Shelf Takedown.
“
Registration
Statement
” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“
Requesting
Holder
” shall have the meaning given in
subsection 2.1.1
.
“
Securities
Act
” shall mean the Securities Act of 1933, as amended from time to time.
“
Shelf
” shall mean the Form
S-1
Shelf, the Form
S-3
Shelf or any Subsequent Shelf Registration Statement, as the case may be.
“
Shelf Registration
” shall mean a Registration of Registrable Securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“
Sponsor
” shall have the meaning given in the Preamble hereto.
“
Subscription Agreement
” shall mean that certain Securities Subscription Agreement, dated as of June 10, 2020, between the Sponsor and the Company.
“
Subsequent Shelf Registration Statement
” shall have the meaning given in
subsection 2.3.3
.
“
Underwriter
” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“
Underwritten
Registration
” or “
Underwritten
Offering
” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“
Underwritten Shelf Takedown
” shall have the meaning given in
subsection 2.3.4
.

F-4

ARTICLE II
REGISTRATIONS

2.1
Demand Registration
.
2.1.1
Request for Registration
. Subject to the provisions of
subsections 2.1.4
,
2.3.1
and
Section
 2.4
hereof, at any time and from time to time, one or more Holders of the then-outstanding number of Registrable Securities (x) constituting at least thirty percent (30%) of the Registrable Securities then outstanding and (y) having a total offering price (before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate $50 million (the “
Demanding
Holders
”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof separate from a Shelf Registration or Underwritten Shelf Takedown (such written demand a “
Demand
Registration
”). The Company shall, within five (5) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “
Requesting
Holder
”) shall so notify the Company, in writing, within two (2) business days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of two (2) Registrations pursuant to a Demand Registration under this subsection 2.1.1
with respect to any or all Registrable Securities;
provided
,
however
, that a Registration shall not be counted for such purposes unless a Registration Statement on Form
S-1
or any similar long-form registration statement that may be available at such time (“
Form
S-1
”) has become effective and at least fifty percent (50%) of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form
S-1
Registration have been sold, in accordance with
Section
 3.1
of this Agreement. Notwithstanding anything to the contrary herein, to the extent there is an active Form
S-3
Shelf covering a Holder’s or Holders’ Registrable Securities, this subsection 2.1.1
shall be inapplicable and any request by such Holder or Holders to conduct an Underwritten Offering shall follow the procedures of subsection 2.3.4
herein and shall be counted as an Underwritten Shelf Takedown.
2.1.2
Effective Registration
. Notwithstanding the provisions of
subsection 2.1.1
above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto;
provided
,
further
, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, then the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest
of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; and
provided
,
further
, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

F-5

2.1.3
Underwritten Offering
. Subject to the provisions of
subsections 2.1.4
,
2.3.1
and
Section
 2.4
hereof, if a
majority-in-interest
of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder and Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3
shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest
of the Demanding Holders initiating the Demand Registration.
2.1.4
Reduction of Underwritten Offering
. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “
Maximum
Number
of
Securities
”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “
Pro
Rata
”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Holders (pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1
hereof; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii), (iii) and (iv), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.
2.1.5
Demand Registration Withdrawal
. A
majority-in-interest
of the Demanding Holders initiating a Demand Registration or a majority-in-interest
of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1
shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5
.
2.2
Piggyback Registration
.
2.2.1
Piggyback Rights
. If, at any time the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or

F-6

exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to
Section
 2.1
or
subsection 2.3.4
hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee share option or other benefit plan, (ii) pursuant to a Registration Statement on Form
S-4
(or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (v) for a dividend reinvestment plan, (vi) for a rights offering, (vii) for the exercise of any warrants or (viii) for a Block Trade, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than five (5) days before the anticipated filing date of such Registration Statement, or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the anticipated filing of the applicable “red herring” prospectus or prospectus supplement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within two (2) business days after receipt of such written notice (such Registration a “
Piggyback
Registration
”). Subject to
subsection 2.2.2
, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1
to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1
shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.
2.2.2
Reduction of Piggyback Registration
. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to
Section
 2.2
hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:
(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (i) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1
hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;
(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (i) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable

F-7

Securities, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1
, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.
2.2.3
Piggyback Registration Withdrawal
. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3
.
2.2.4
Unlimited Piggyback Registration Rights
. For purposes of clarity, any Registration effected pursuant to subsection 2.2
hereof shall not be counted as a Registration pursuant to a Demand Registration effected under subsection 2.1
hereof or Underwritten Shelf Takedown effected under
subsection 2.3.4
hereof.
2.3
Shelf Registrations
.
2.3.1
Initial Shelf Registration
. The Company shall file within 45 days of the Closing, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form
S-1
(the “
Form
S-1
Shelf
”) or, if the Company is eligible to use a Registration Statement on Form
S-3,
a Shelf Registration on Form
S-3
(the “
Form
S-3
Shelf
” and together with the Form
S-1
Shelf, each a “
Shelf
”), in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form
S-1
Shelf, the Company shall use its commercially reasonable efforts to convert the Form
S-1
Shelf (and any Subsequent Shelf Registration) to a Form
S-3
Shelf as soon as practicable after the Company is eligible to use Form
S-3.
Notwithstanding anything to the contrary herein, to the extent there is an active Form
S-3
Shelf under this
subsection 2.3.1
, covering a Holder’s or Holders’ Registrable Securities, and such Holder or Holders qualify as Demanding Holders pursuant to subsection 2.1.1
and wish to request an Underwritten Offering, such Underwritten Offering shall follow the procedures of subsection 2.3.4
. The Company shall have the right to remove any persons no longer holding Registrable Securities from the Shelf or any other shelf registration statement by means of a post-effective amendment. The Company shall maintain each Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included on such Shelf. In the

F-8

event the Company files a Shelf on Form
S-1,
the Company shall use its commercially reasonable efforts to convert the Form
S-1
to a Form
S-3
as soon as practicable after the Company is eligible to use Form
S-3.
2.3.2
Registrations on Form
S-3
. The Holders of Registrable Securities may, at any time and from time to time, to the extent that its Registrable Securities are not covered by an effective Shelf, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form
S-3
or any similar short form registration statement that may be available at such time (“
Form
S-3
”), or if the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) on an automatic shelf registration statement;
provided
,
however
, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form
S-3,
the Company shall promptly give written notice of the proposed Registration on Form
S-3
to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form
S-3
shall so notify the Company, in writing, within two (2) business days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than fifteen (15) days after the Company’s initial receipt of such written request for a Registration on Form
S-3,
the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders;
provided
, that, the Company shall be obligated to effect a Registration pursuant to this subsection 2.3.2
hereof only if (i) Form
S-3
is available for such Registration; and (ii) the Holders of Registrable Securities propose to sell Registrable Securities with a total offering price reasonably expected to exceed, in the aggregate, $25 million.
2.3.3
Subsequent Shelf Registration
. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities included thereon are still outstanding, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement (a “
Subsequent Shelf Registration”
) registering the resale of all Registrable Securities including on such Shelf, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included thereon. Any such Subsequent Shelf Registration shall be on Form
S-3
to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, a Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof;
provided
,
however
, the Company shall only be required to cause such Registrable Securities to be so covered once annually after inquiry of the Holders.
2.3.4
Underwritten Shelf Takedown
. At any time and from time to time after a Form
S-3
Shelf has been declared effective by the Commission, Holders of Registrable Securities (the “
Takedown Demanding Holders
”) may request to sell all or any portion of its Registrable Securities in an underwritten offering that is registered pursuant to the Form
S-3
Shelf, including a Block Trade (each, an “
Underwritten Shelf Takedown
”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities with a total offering price (including piggyback securities and before deduction of

F-9

underwriting discounts) reasonably expected to exceed, in the aggregate, $25 million. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least five (5) business days prior to the public announcement of such Underwritten Shelf Takedown, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Company shall include in any Underwritten Shelf Takedown the securities requested to be included by any Holder (each a “
Takedown Requesting Holder
”) at least two (2) business days prior to the public announcement of such Underwritten Shelf Takedown pursuant to the piggyback registration rights of such Holder set forth in
Section
 2.2
herein. The
majority-in-interest
of the Takedown Demanding Holders shall have the right to select the underwriter(s) for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval which shall not be unreasonably withheld, conditioned or delayed. The Sponsor may demand not more than two (2) Underwritten Shelf Takedowns and the SeatGeek Holders, collectively, may demand not more than two (2) Underwritten Shelf Takedowns pursuant to this
 Section
 2.3.4
. For purposes of clarity, any Registration effected pursuant to this subsection 2.3.4
shall not be counted as a Registration pursuant to a Demand Registration effected under
Section
 2.1
hereof.
2.3.5
Reduction of Underwritten Shelf Takedown
. If the managing Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Takedown Demanding Holders and the Takedown Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Takedown Demanding Holders and the Takedown Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell, exceeds the Maximum Number of Securities, then the Company shall include in such Underwritten Shelf Takedown, as follows: (i) first, the Registrable Securities of the Takedown Demanding Holders that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other equity securities of the Takedown Requesting Holders, if any, can be sold without exceeding the Maximum Number of Securities determined Pro Rata based on the respective number of Registrable Securities that each Takedown Requesting Holder has so requested to be included in such Underwritten Shelf Takedown; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities.
2.3.6
Underwritten Shelf Takedown Withdrawal
. The Takedown Demanding Holders shall have the right to withdraw from an Underwritten Shelf Takedown for any or no reason whatsoever upon written notification to the Company and the Underwriters (if any) of its intention to withdraw from such Underwritten Shelf Takedown prior to the public announcement of such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to a withdrawal under this subsection 2.3.5
.
2.4
Restrictions on Registration Rights
. If (i) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1
and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (ii) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (iii) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not

F-10

more than thirty (30) days;
provided
,
however
, that the Company shall not defer its obligation in this manner more than two (2) times in any
12-month
period.
2.5
Market
Stand-off
. In connection with any Underwritten Offering of equity securities of the Company in which a Holder participates, such Holder agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety
(90)-day
period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up
agreement or in the event the managing Underwriters otherwise agree by written consent. Each Holder agrees to execute a customary lock-up
agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).
2.6
Block Trades
. Notwithstanding any other provision of Article II, but subject to
Sections 2.4
and
3.4
, if the Holders desire to effect a Block Trade, the Holders shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As promptly as reasonably practicable, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.
ARTICLE III
COMPANY PROCEDURES
3.1
General Procedures
. If at any time the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;
3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such

F-11

jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions;
provided
,
however
, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment to such Registration Statement furnish a copy thereof to each seller of such Registrable Securities and its counsel;
3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in
Section
 3.4
hereof;
3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration;
provided
,
however
, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to the managing Underwriter;
3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

F-12

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;
3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of
Section
 11(a)
of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds reasonably expected to be in excess of $50 million, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and
3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.
3.2
Registration Expenses
. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders; provided that the Company’s obligations under this Agreement to reimburse the Holders shall not exceed $35,000 per Registration.
3.3
Requirements for Participation in Underwritten Offerings
. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines in good faith that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up
agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The exclusion of a Holder’s Registrable Securities as a result of this
Section
 3.3
shall not affect the Registration of the other Registrable Securities to be included in such Registration.
3.4
Suspension of Sales; Adverse Disclosure
. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) consecutive days or ninety (90) days in any rolling
12-month
period, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this
Section
 3.4
.

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3.5
Reporting Obligations
. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to (i) make and keep public information available, as those terms are understood and defined in Rule 144 and (ii) file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to
Sections 13(a)
or
15(d)
of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any reasonably requested legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1
Indemnification
.
4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “
Holder Information
”) and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein;
provided
,
however
, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the

F-14

indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. If the indemnification provided under
Section
 4.1
hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action;
provided
,
however
, that the liability of any Holder under this
subsection 4.1.4
shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1
,
4.1.2
and
4.1.3
above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.4
were determined by
pro rata
allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.4
. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.4
from any person who was not guilty of such fraudulent misrepresentation.
ARTICLE V
MISCELLANEOUS
5.1
Notices
. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, email or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, email, or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [ ], and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this
Section
 5.1
.

F-15

5.2
Assignment; No Third Party Beneficiaries
.
5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2 Prior to the expiration of the
Lock-up
Period, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.
5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and
Section
 5.2
hereof.
5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in
Section
 5.1
hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this
Section
 5.2
shall be null and void.
5.3
Counterparts
. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
5.4
Governing Law; Venue
. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK. EACH PARTY TO THIS AGREEMENT SHALL INSTITUTE ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY ONLY IN THE FEDERAL COURTS OF THE UNITED STATES OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.
5.5
Amendments and Modifications
. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified;
provided
,
however
, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the Registrable Securities, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.6
Other Registration Rights
. The Company represents and warrants that no person, other than a Holder of Registrable Securities, the PIPE Investors (as defined in the BCA) and holders of Designated Company Warrants

F-16

(as defined in the BCA) to be assumed by the Company pursuant to the BCA, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions, other than the Subscription Agreements (as defined in the BCA) with the PIPE Investors and subscription agreement with respect to the Designated Company Warrants, and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.7
Term
. This Agreement shall terminate with respect to any such Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of
Article IV
shall survive any termination.
5.8
Entire Agreement
. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.
5.9
Titles and Headings
. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.
5.10
Additional Holders
. In the event that after the date of this Agreement, the Company or SeatGeek wishes to provide any Qualified Additional Holders registration rights as contemplated by this Agreement, then, SeatGeek and the Company shall cause such Qualified Additional Holder to become a party to this Agreement by executing a joinder agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Holder and thereafter such Qualified Additional Holder shall be deemed a Holder for all purposes under this Agreement.
5.11
Holder Information
. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
5.12
Opt-Out
Requests
. Each Holder shall have the right, at any time and from time to time (including after receiving information regarding any potential public offering), to elect to not receive any notice that the Company or any other Holders otherwise are required to deliver pursuant to this Agreement by delivering to the Company a written statement signed by such Holder that it does not want to receive any notices hereunder (an “
Opt-Out
Request
”); in which case and notwithstanding anything to the contrary in this Agreement the Company and other Holders shall not be required to, and shall not, deliver any notice or other information required to be provided to Holders hereunder to the extent that the Company or such other Holders reasonably expect would result in a Holder acquiring material non-public
information within the meaning of Regulation FD promulgated under the Exchange Act. An
Opt-Out
Request may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely. A Holder who previously has given the Company an
Opt-Out
Request may revoke such request at any time, and there shall be no limit on the ability of a Holder to issue and revoke subsequent
Opt-Out
Requests;
provided
that each Holder shall use commercially reasonable efforts to minimize the administrative burden on the Company arising in connection with any such
Opt-Out
Requests.
[
Signature Page Follows
]

F-17

IN
WITNESS
WHEREOF
, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY : SEATGEEK, INC. , a Delaware corporation

By:
Name:
Title:

HOLDERS:

REDBALL SPONSORCO LP ,
a Cayman Islands exempted limited partnership

By: RedBall SponsorCo GP LLC, its general partner

By:
Name:
Title:

[
Signature Page to Amended and Restated Registration Rights Agreement
]

IN
WITNESS
WHEREOF
, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDER:

By:

[
Signature Page to Amended and Restated Registration Rights Agreement
]

Exhibit A
Form of Joinder

FORM OF JOINDER TO AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
[                 ], 20
Reference is made to that certain Amended and Restated Registration Rights Agreement (as may be amended and/or restated from time to time, the “
Registration Rights Agreement
”), dated as of [●], 2021, by and among SeatGeek, Inc., a Delaware corporation (the “
Company
”), RedBall SponsorCo LP, a Cayman Islands exempted limited partnership (the “
Sponsor
”), former stockholders of the entity formerly known as SeatGeek, Inc., a Delaware corporation (“
Legacy
SeatGeek
”) and the undersigned parties listed under Holder on the signature page thereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Rights Agreement.
The undersigned hereby agrees to and does become party to the Registration Rights Agreement as a Holder thereunder. This Joinder shall serve as a counterpart signature page to the Registration Rights Agreement and by executing below the undersigned is deemed to have executed the Registration Rights Agreement with the same force and effect as if originally named a party thereto.
This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

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Annex G
FORM OF
LOCK-UP AGREEMENT
SeatGeek, Inc.
902 Broadway
New York, NY 10010

Re:	Lock-Up Agreement
Ladies and Gentlemen:
This letter agreement (this “
Letter Agreement
”) is being delivered to you in accordance with the Business Combination Agreement (the “
BCA
”), dated as of [            ], entered into by and among RedBall Acquisition Corp., a Cayman Islands exempted company (“
Parent
”), Showstop Merger Sub I Inc., a Delaware corporation and wholly owned subsidiary of Parent (“
First Merger Sub
”), Showstop Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“
Second Merger Sub
”), and SeatGeek, Inc., a Delaware corporation (the “
Company
”), pursuant to which, through a series of transactions at the Closing with the Company, First Merger Sub and Second Merger Sub, Parent will acquire 100% of the outstanding equity and equity equivalents of the Company. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the BCA.
In order to induce Parent to proceed with the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees with Parent as follows:
1. Subject to the exceptions set forth herein, each Requisite Company Stockholder (each, a “
Restricted
Securityholder
”, and collectively, the “
Restricted
Securityholders
”) agrees not to, without the prior consent of the board of directors of the Parent, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of Parent Common Stock held by it immediately after the Closing, any shares of Parent Common Stock issuable upon the exercise of options or warrants to purchase shares of Parent Common Stock held by it immediately after the Closing, or any securities convertible into or exercisable or exchangeable for Parent Common Stock held by it immediately after the Closing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Parent Common Stock or securities convertible into or exercisable or exchangeable for Parent Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “
Transfer
”) until the earliest of (w) six (6) months after the Closing, (y) such date that the closing price of Parent Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any period of thirty (30) consecutive trading days commencing at least ninety (90) days following the Closing Date and (z) the date on which Parent consummates a sale, merger, liquidation, exchange offer or other similar transaction after the Transaction that results in the stockholders of Parent immediately prior to such transaction having beneficial ownership of less than 50% of the outstanding voting securities of Parent, directly or indirectly, immediately following such transaction (a “
Subsequent Transaction
”) which results in its stockholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property having a value that equals or exceeds $12.00 per share (the period between the Closing Date and such earliest date, the “
Lock-up
”).
2. The restrictions set forth in paragraph 1 shall not apply to:

(i)
in the case of an entity, Transfers (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners, shareholders or equity holders of the undersigned;

(ii)
in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)
in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)	in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii)
transfers of any shares of the Parent Common Stock or other securities acquired as part of the PIPE Subscriptions or Designated Company Warrants (each as defined in the BCA) or issued in exchange for, or on conversion of or exercise of, any securities issued as part of the PIPE Subscriptions or Designated Company Warrants;

(ix)
transactions relating to Parent Common Stock or other securities convertible into or exercisable or exchangeable for Parent Common Stock acquired in open market transactions after the Closing, provided
 that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the
Lock-Up;

(x)
the exercise of any options or warrants to purchase Parent Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis) or the vesting of stock awards of Parent Common Stock and any related transfer of shares of Parent Common Stock in connection therewith;

(xi)	Transfers made to satisfy tax withholding obligations pursuant to Parent’s equity incentive plans or arrangements;

(xii)
Transfers to Parent pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by Parent or forfeiture of the Restricted Securityholder’s Parent Common Stock or other securities convertible into or exercisable or exchangeable for Parent Common Stock in connection with the termination of the Restricted Securityholder’s service to Parent;

(xiii)
the entry, by the Restricted Securityholder, at any time after the Closing, of any trading plan providing for the sale of Parent Common Stock by the Restricted Securityholder, which trading plan meets the requirements of
Rule 10b5-1(c)
under the Exchange Act,
 provided
,
 however
, that (a) such plan does not provide for, or permit, the sale of any Parent Common Stock during the
Lock-Up and
(b)(x) no public announcement or filing is voluntarily made or required regarding such plan during the
Lock-Up
or (y) if any public announcement is required of or voluntarily made by or on behalf of the Securityholder or the Company regarding such plan, then such announcement or filing shall include a statement to the effect that no Transfer may be made under such plan during the
Lock-Up;

(xiv)
transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Parent’s securityholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property; and

G-2

(xv)
transactions to satisfy any U.S. federal, state, or local income tax obligations of the Restricted Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “
Code
”), or the U.S. Treasury Regulations promulgated thereunder (the “
Regulations
”) after the date on which the BCA was executed by the parties, and such change prevents the Transactions from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Transactions do not qualify for similar tax-free treatment
pursuant to any successor or other provision of the Code or Regulations taking into account such changes).

provided, however
, that in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement with Parent, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Restricted Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Restricted Securityholder; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.
3. The Restricted Securityholder hereby represents and warrants that such Restricted Securityholder has full power and authority to enter into this Letter Agreement and that this Letter Agreement constitutes the legal, valid and binding obligation of the Restricted Securityholder, enforceable in accordance with its terms. Upon request, the Restricted Securityholder will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the Restricted Securityholder shall be binding upon the successors and assigns of the Restricted Securityholder from and after the date hereof. The Restricted Securityholder has independently evaluated the merits of its decision to enter into and deliver this Letter Agreement, and such Restricted Securityholder confirms that it has not relied on the advice of Parent, Parent’s legal counsel, the Company or its legal counsel, or any other person.
4. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.
5. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Restricted Securityholder and each of its respective successors, heirs and assigns and permitted transferees.
6. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.
7. This Letter Agreement shall terminate on the earlier of (i) the expiration of the
Lock-up
and (ii) the liquidation of the Parent.
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G-3

Very truly yours,

(Name of Restricted Securityholder – Please Print)

(Signature)

(Name of Signatory if Restricted Securityholder is an entity – Please Print)

(Title of Signatory if Restricted Securityholder is an entity – Please Print)

Address:

[
Signature Page to
Lock-Up
Agreement
]

Acknowledged and Accepted by:

SEATGEEK, INC.

By:
Name:
Title:

REDBALL ACQUISITION CORP.

By:

By:
Name:
Title:

SHOWSTOP MERGER SUB I INC.

By:
Name:
Title:

SHOWSTOP MERGER SUB II LLC

By:
Name:
Title:

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Lock-Up
Agreement
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Annex H
S
EAT
G
EEK
, I
NC
.
2021 E
QUITY
I
NCENTIVE
P
LAN
A
DOPTED
BY
THE
B
OARD
OF
D
IRECTORS
: [DATE]
A
PPROVED
BY
THE
S
TOCKHOLDERS
: [DATE]

H-i

1.	G ENERAL .
(a)
Plan Purpose.
The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.
(b)
Available Awards.
The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.
(c)
Adoption Date; Effective Date.
The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2.	S HARES S UBJECT TO THE P LAN .
(a)
Share Reserve.
Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [●] shares of Common Stock. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 20[23] and ending on (and including) January 1, 20[32], in an amount equal to 5% of the total number of shares of the Company’s Capital Stock outstanding on a fully diluted basis on December 31 of the preceding year; provided, however that the Board may act prior to January 1 st
of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.
(b)
Aggregate Incentive Stock Option Limit.
Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [●] shares.
(c) Share Reserve Operation.
(i)
Limit Applies to Common Stock Issued Pursuant to Awards.
For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(ii)
Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve.
The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; (2) the settlement of any portion of an Award in cash (
i.e.
, the Participant receives cash rather than Common Stock); (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.
(iii)
Reversion of Previously Issued Shares of Common Stock to Share Reserve.
The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the

Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.
(d)
Earnout RSU Share Reserve
. An additional [●] shares of Common Stock, subject to any adjustments as necessary to implement any Capitalization Adjustments, shall be reserved under this Plan to be used exclusively for the grant of Earnout RSUs (as defined in the Business Combination Agreement) pursuant to the terms and conditions of the Business Combination Agreement and may be used solely for such purpose (the “
Earnout RSU Share Reserve
”). The shares of Common Stock issuable under any Earnout RSUs that may be awarded under this Section 2(d) shall be in addition to and shall not reduce the Share Reserve, provided that Earnout RSUs shall constitute Awards under this Plan for all other relevant purposes.

3.	E LIGIBILITY AND L IMITATIONS .
(a)
Eligible Award Recipients.
Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.
(b) Specific Award Limitations.
(i)
Limitations on Incentive Stock Option Recipients.
Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).
(ii)
Incentive Stock Option $100,000 Limitation.
To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(iii)
Limitations on Incentive Stock Options Granted to Ten Percent Stockholders.
A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.
(iv)
Limitations on Nonstatutory Stock Options and SARs.
Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company (as such term is defined in Rule 405) unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A because the Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards otherwise comply with the distribution requirements of Section 409A.
(c)
Aggregate Incentive Stock Option Limit.
The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).
(d)
Non-Employee
Director Compensation Limit.
The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a
Non-Employee
Director with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the Company’s Annual Meeting of Stockholders for the next subsequent year (the “
Annual Period
”), including Awards granted and cash fees paid by the Company to such
Non-Employee
Director, will not exceed (i) $[●] in total value or (ii) in the event such
Non-Employee
Director is first appointed or elected to the Board during such Annual Period, $[●] in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the Annual Period that begins on the Company’s first Annual Meeting of Stockholders following the Effective Date.

4.	O PTIONS AND S TOCK A PPRECIATION R IGHTS .
Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated, or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(a)
Term.
Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.
(b)
Exercise or Strike Price.
Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.
(c)
Exercise Procedure and Payment of Exercise Price for Options.
In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:
(i)
by cash or check, bank draft or money order payable to the Company;
(ii)
pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;
(iii)
by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;
(iv)
if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or
(v)
in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.
(d)
Exercise Procedure and Payment of Appreciation Distribution for SARs
.
In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.
(e)
Transferability.
Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further
, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.
(i)
Restrictions on Transfer.
An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.
(ii)
Domestic Relations Orders.
Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.
(f)
Vesting.
The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.
(g)
Termination of Continuous Service for Cause.
Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of

Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.
(h)
Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause.
Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):
(i)
three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);
(ii)
12 months following the date of such termination if such termination is due to the Participant’s Disability;
(iii)
18 months following the date of such termination if such termination is due to the Participant’s death; or
(iv)
18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).
Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.
(i)
Restrictions on Exercise; Extension of Exercisability.
A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).
(j)
Non-Exempt
Employees
.
No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt
employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt
employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k)
Whole Shares.
Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5.	A WARDS O THER T HAN O PTIONS AND S TOCK A PPRECIATION R IGHTS .
(a)
Restricted Stock Awards and RSU Awards.
Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(i) Form of Award.
(1)
RSAs: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.
(2)
RSUs: A RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of a RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).
(ii) Consideration.
(1)
RSA: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services)
as the Board may determine and permissible under Applicable Law.
(2)
RSU: Unless otherwise determined by the Board at the time of grant, a RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.
(iii)
Vesting.
The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.
(iv)
Termination of Continuous Service.
Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.
(v)
Dividends and Dividend Equivalents.
Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement).
(vi)
Settlement of RSU Awards
. A RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.
(b)
Performance Awards
. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.
(c)
Other Awards
. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6.	A DJUSTMENTS UPON C HANGES IN C OMMON S TOCK ; O THER C ORPORATE E VENTS .
(a)
Capitalization Adjustments
. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan, including the Earnout RSU Share Reserve, and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(a); and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.
(b)
Dissolution or Liquidation
. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)
Corporate Transaction.
The following provisions will apply to Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.
(i)
Awards May Be Assumed.
In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.
(ii)
Awards Held by Current Participants.
In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “
Current Participants
”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement or unless otherwise provided by the Board, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required by Section 409A of the Code.
(iii)
Awards Held by Persons other than Current Participants.
In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.
(iv)
Payment for Awards in Lieu of Exercise.
Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d)
Appointment of Stockholder Representative.
As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.
(e)
No Restriction on Right to Undertake Transactions
. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.	A DMINISTRATION .
(a)
Administration by Board.
The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.
(b)
Powers of Board.
The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)
To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value and the exercise price applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.
(ii)
To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.
(iii)
To settle all controversies regarding the Plan and Awards granted under it.
(iv)
To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.
(v)
To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.
(vi)
To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii)
To amend the Plan in any respect the Board deems necessary or advisable; provided, however
,
that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(viii)
To submit any amendment to the Plan for stockholder approval.
(ix)
To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion;
provided however
, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(x)
Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(xi)
To adopt such procedures and
sub-plans
as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).
(xii)
To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.
(c) Delegation to Committee.
(i)
General.
The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers that the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii)
Rule
16b-3
Compliance.
To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule
16b-3
of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more
Non-Employee
Directors, as determined under Rule
16b-3(b)(3)
of the Exchange Act, and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d)
Effect of Board
’
s Decision.
All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
(e)
Delegation to an Officer.
The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8.	T AX W ITHHOLDING .
(a)
Withholding Authorization.
As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.
(b)
Satisfaction of Withholding Obligation.
To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.
(c)
No Obligation to Notify or Minimize Taxes; No Liability to Claims.
Except as required by Applicable Law, the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.
(d)
Withholding Indemnification.
As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9.	M ISCELLANEOUS .
(a)
Source of Shares.
The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
(b)
Use of Proceeds from Sales of Common Stock.
Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.
(c)
Corporate Action Constituting Grant of Awards.
Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
(d)
Stockholder Rights.
No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.
(e)
No Employment or Other Service Rights.
Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.
(f)
Change in Time Commitment.
In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-

time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
(g)
Execution of Additional Documents.
As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.
(h)
Electronic Delivery and Participation.
Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line
electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
(i)
Clawback/Recovery.
All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law, and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
(j)
Securities Law Compliance.
A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.
(k)
Transfer or Assignment of Awards; Issued Shares.
Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock Awards and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.
(l)
Effect on Other Employee Benefit Plans.
The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m)
Deferrals.
To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals by will be made in accordance with the requirements of Section 409A.
(n)
Section 409A.
Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.
(o)
Choice of Law.
This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10.	C OVENANTS OF THE C OMPANY .
(a)
Compliance with Law.
The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11.	A DDITIONAL R ULES FOR A WARDS S UBJECT TO S ECTION 409A.
(a)
Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of the Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a
Non-Exempt
Award.
(b)
Non-Exempt
Awards Subject to
Non-Exempt
Severance Arrangements.
To the extent a
Non-Exempt
Award is subject to Section 409A due to application of a
Non-Exempt
Severance Arrangement, the following provisions of this subsection (b) apply.
(i)
If the
Non-Exempt
Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a
Non-Exempt
Severance Arrangement, in no event will the shares be issued in respect of such
Non-Exempt
Award any later than the later of: (i) December 31
st
of the calendar year that includes the applicable vesting date, or (ii) the 60 th
day that follows the applicable vesting date.
(ii)
If vesting of the
Non-Exempt
Award accelerates under the terms of a
Non-Exempt
Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the
Non-Exempt
Award and, therefore, are part of the terms of such
Non-Exempt
Award as of the date of grant, then the shares will be earlier issued in settlement of such
Non-Exempt
Award upon the Participant’s Separation from Service in accordance with the terms of the
Non-Exempt
Severance Arrangement, but in no event later than the 60
th
day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
(iii)
If vesting of a
Non-Exempt
Award accelerates under the terms of a
Non-Exempt
Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the
Non-Exempt
Award and, therefore, are not a part of the terms of such
Non-Exempt
Award on the date of grant, then such acceleration of vesting of the
Non-Exempt
Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the
Non-Exempt
Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations
Section 1.409A-3(a)(4).
(c)
Treatment of
Non-Exempt
Awards Upon a Corporate Transaction for Employees and Consultants.
The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any
Non-Exempt
Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the
Non-Exempt
Award.
(i)
Vested
Non-Exempt
Awards.
The following provisions shall apply to any Vested
Non-Exempt
Award in connection with a Corporate Transaction:
(1)
If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested
Non-Exempt
Award. Upon the Section 409A Change in Control the settlement of the Vested
Non-Exempt
Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested
Non-Exempt
Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.
(2)
If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested
Non-Exempt
Award. The shares to be issued in respect of the Vested
Non-Exempt
Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.
(ii)
Unvested
Non-Exempt
Awards.
The following provisions shall apply to any Unvested
Non-Exempt
Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.

(1)
In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested
Non-Exempt
Award. Unless otherwise determined by the Board, any Unvested
Non-Exempt
Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested
Non-Exempt
Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.
(2)
If the Acquiring Entity will not assume, substitute or continue any Unvested
Non-Exempt
Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested
Non-Exempt
Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested
Non-Exempt
Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested
Non-Exempt
Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested
Non-Exempt
Awards in connection with the Corporate Transaction.
(3)
The foregoing treatment shall apply with respect to all Unvested
Non-Exempt
Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.
(d)
Treatment of
Non-Exempt
Awards Upon a Corporate Transaction for
Non-Employee
Directors.
The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a
Non-Exempt
Director Award in connection with a Corporate Transaction.
(i)
If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the
Non-Exempt
Director Award. Upon the Section 409A Change in Control, the vesting and settlement of any
Non-Exempt
Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the
Non-Exempt
Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.
(ii)
If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the
Non-Exempt
Director Award. Unless otherwise determined by the Board, the
Non-Exempt
Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the
Non-Exempt
Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

(e)
If the RSU Award is a
Non-Exempt
Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such
Non-Exempt
Award:
(i)
Any exercise by the Board of discretion to accelerate the vesting of a
Non-Exempt
Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the
Non-Exempt
Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.
(ii)
The Company explicitly reserves the right to earlier settle any
Non-Exempt
Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations
Section 1.409A-3(j)(4)(ix).
(iii)
To the extent the terms of any
Non-Exempt
Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a
Non-Exempt
Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation from Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a Separation from Service such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
(iv)
The provisions in this subsection (e) for delivery of the shares in respect of the settlement of a RSU Award that is a
Non-Exempt
Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such
Non-Exempt
Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12.	S EVERABILITY .
If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13.	T ERMINATION OF THE P LAN .
The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14.	D EFINITIONS .
As used in the Plan, the following definitions apply to the capitalized terms indicated below:
(a)
“
Acquiring Entity
” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b)
“
Adoption Date
” means the date the Plan is first approved by the Board or Compensation Committee.
(c)
“
Affiliate
” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(d)
“
Applicable Law
” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).
(e)
“
Award
” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a RSU Award, a SAR, a Performance Award or any Other Award).
(f)
“
Award Agreement
” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided to a Participant along with the Grant Notice.
(g)
“
Board
” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.
(h)
“
Business Combination Agreement
” means that certain Business Combination Agreement, dated as of [●], 2021, by and among the Company; Redball Acquisition Corp., a Cayman Islands exempted company; Showstop Merger Sub I Inc
.
, a Delaware corporation and a wholly owned subsidiary of Parent and Showstop Merger Sub I Inc
.
, a Delaware limited liability company and a wholly owned subsidiary of Parent.
(i)
“
Capital Stock
”
means each and every class of common stock of the Company, regardless of the number of votes per share.
(j)
“
Capitalization Adjustment
” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(k)
“
Cause
”
has the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (ii) such Participant’s breach of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iii) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (iv) such Participant’s gross negligence or willful misconduct in the performance of any of the Participant’s duties to the Company, (v) the Participant’s intentional failure or refusal to perform reasonably assigned duties by the Board or to cooperate with an internal investigation being conducted by or at the direction of the Board, (vi) the

Participant’s indictment for, conviction of, or plea of guilty or nolo contendere
to, (1) any felony (other than motor vehicle offenses the effects of which do not materially affect the performance of the Participant’s duties or do not adversely affect the business reputation of the Company) or (2) any crime (whether or not a felony) involving fraud, theft, breach of trust, or similar acts, whether of the United States or any state thereof or any similar foreign law to which the Participant may be subject, (vi) the Participant’s willful failure to comply with any written rules, regulations, policies, or procedures of the Company that, if not complied with, would reasonably be expected to have a material adverse effect on the business, financial condition, or reputation of the Company, or (vii) the Participant’s abuse of alcohol or another controlled substance that in any way interferes with the performance of the Participant’s duties to the Company. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(l)
“
Change in Control
” or “
Change of Control
” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, to the extent necessary to avoid adverse personal income tax consequences to the Participant in connection with an Award, also constitutes a Section 409A Change in Control:
(i)
any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then-outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “
Subject Person
”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(ii)
there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii)
there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv)
individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “
Incumbent Board
”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.
(m)
“
Code
” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(n)
“
Committee
” means the Compensation Committee and any other committee of Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.
(o)
“Capital Stock”
 means each and every class of common stock of the Company, regardless of the number of votes per share.
(p)
“
Common Stock
” means the common stock, par value $0.0001 per share of the Company after the filing of the Company’s Amended and Restated Certificate of Incorporation in connection with the consummation of the transactions contemplated by the Business Combination Agreement.
(q)
“
Company
” means SeatGeek, Inc., a Delaware corporation.
(r)
“
Compensation Committee
” means the Compensation Committee of the Board.
(s)
“
Consultant
” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form
S-8
Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(t)
“
Continuous Service
” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however
,
that
if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the Chief Executive Officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or Chief Executive Officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation
Section 1.409A-1(h)
(without regard to any alternative definition thereunder).
(u)
“
Corporate Transaction
” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)
a sale
or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;
(ii)
a sale or other disposition of at least 50% of the outstanding securities of the Company;
(iii)
a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)
a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clauses (i), (ii), (iii) or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.
(v)
“
Director
” means a member of the Board.
(w)
“
determine
”
or
“
determined
”
means as determined by the Board or the Committee (or its designee) in its sole discretion.
(x)
“
Disability
” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(y)
“
Effective Date
” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Business Combination Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.
(z)
“
Employee
” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(aa)
“
Employer
” means the Company or the Affiliate of the Company that employs the Participant.

(bb)
“
Entity
” means a corporation, partnership, limited liability company or other entity.
(cc)
“
Exchange Act
” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(dd)
“
Exchange Act Person
”
means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
(ee)
“
Fair Market Value
” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:
(i)
If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii)
If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.
(iii)
In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(ff)
“
Governmental
Body
” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).
(gg)
“
Grant Notice
” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.
(hh)
“
Incentive Stock Option
” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(ii)
“
Materially Impair
”
means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised; (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.
(jj)
“
Non-Employee
Director
”
means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation
S-K
promulgated pursuant to the Securities Act (“
Regulation
S-K
”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation
S-K,
and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation
S-K;
or (ii) is otherwise considered a
“non-employee
director” for purposes of Rule
16b-3.
(kk)
“
Non-Exempt
Award
”
means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, (ii) the terms of any
Non-Exempt
Severance Agreement.
(ll)
“
Non-Exempt
Director Award
” means a
Non-Exempt
Award granted to a Participant who was a Director but not an Employee on the applicable grant date.
(mm)
“
Non-Exempt
Severance Arrangement
” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“
Separation from Service
”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations
Section 1.409A-1(b)(4),
1.409A-1(b)(9)
or otherwise.
(nn)
“
Nonstatutory Stock Option
” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.
(oo)
“
Officer
” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(pp)
“
Option
” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(qq)
“
Option Agreement
” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.
(rr)
“
Optionholder
” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(ss)
“
Other Award
” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 5(c).

(tt)
“
Other Award Agreement
”
means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.
(uu)
“
Own,
”
“
Owned,
”
“
Owner,
”
“
Ownership
”
means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(vv)
“
Participant
” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
(ww)
“
Performance Award
” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.
(xx)
“
Performance Criteria
” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes;
pre-tax
profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing
and
out-licensing
of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements;
co-development,
co-marketing,
profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.
(yy)
“
Performance Goals
” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off,
combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Award.
(zz)
“
Performance Period
” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
(aaa)
“
Plan
” means this SeatGeek, Inc. 2021 Equity Incentive Plan, as amended from time to time.
(bbb)
“
Plan Administrator
” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.
(ccc)
“
Post-Termination Exercise Period
” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).
(ddd)
“
Prospectus
” means the document containing the Plan information specified in Section 10(a) of the Securities Act.
(eee)
“
Restricted Stock Award
” or “
RSA
” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(fff)
“
Restricted Stock Award Agreement
” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
(ggg)
“
RSU Award
” or “
RSU
”
means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(hhh)
“
RSU Award Agreement
”
means a written or electronic agreement between the Company and a holder of a RSU Award evidencing the terms and conditions of a RSU Award grant. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(iii)
“
Rule
16b-3
” means Rule
16b-3
promulgated under the Exchange Act or any successor to Rule
16b-3,
as in effect from time to time.
(jjj)
“
Rule 405
” means Rule 405 promulgated under the Securities Act.
(kkk)
“
Section
 409A
” means Section 409A of the Code and the regulations and other guidance thereunder.
(lll)
“
Section
 409A Change in Control
” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations
Section 1.409A-3(i)(5)
(without regard to any alternative definition thereunder).
(mmm)
“
Securities Act
” means the Securities Act of 1933, as amended.
(nnn)
“
Share Reserve
” means the number of shares available for issuance under the Plan as set forth in Section 2(a).
(ooo)
“
Stock Appreciation Right
” or “
SAR
”
means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.
(ppp)
“
SAR Agreement
” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.
(qqq)
“
Subsidiary
” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
(rrr)
“
Ten Percent Stockholder
” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.
(sss)
“
Trading Policy
” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.
(ttt)
“
Unvested
Non-Exempt
Award
” means the portion of any
Non-Exempt
Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.
(uuu)
“
Vested
Non-Exempt
Award
” means the portion of any
Non-Exempt
Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

Annex I
S
EAT
G
EEK
, I
NC
.
2021 E
MPLOYEE
S
TOCK
P
URCHASE
P
LAN
A
DOPTED
BY
THE
B
OARD
OF
D
IRECTORS
: [DATE]
A
PPROVED
BY
THE
S
TOCKHOLDERS
: [DATE]

1.	G ENERAL ; P URPOSE .
(a)
The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.
(b)
The Plan includes two components: a 423 Component and a
Non-423
Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the
Non-423
Component will operate and be administered in the same manner as the 423 Component.
(c)
The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2.	A DMINISTRATION .
(a)
The Board or the Committee will administer the Plan. References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.
(b)
The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)
To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).
(ii)
To designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated
Non-423
Corporations, and (C) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).
(iii)
To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.
(iv)
To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.
(v)
To suspend or terminate the Plan at any time as provided in Section 12.
(vi)
To amend the Plan at any time as provided in Section 12.

(vii)
Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.
(viii)
To adopt such rules, procedures and
sub-plans
as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans
regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated
Non-423
Corporation, do not have to comply with the requirements of Section 423 of the Code.
(c)
The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references to the Board in this Plan and in any applicable Offering Document will thereafter be to the Committee or subcommittee, as applicable, except where context dictates otherwise), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(d)
All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.	S HARES OF C OMMON S TOCK S UBJECT TO THE P LAN .
(a)
Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [•] shares of Common Stock, plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of ten years, commencing on January 1, 20[23] and ending on (and including) January 1, 20[32], in an amount equal to the lesser of (i) 1.0% of the total number of shares of Capital Stock outstanding on a fully diluted basis on December 31st of the preceding calendar year, (ii) [•] shares of Common Stock and (iii) such number of shares of Common Stock as determined by the Board. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1 st
increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the
Non-423
Component.
(b)
If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.
(c)
The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.	G RANT OF P URCHASE R IGHTS ; O FFERING .
(a)
The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.
(b)
If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “
Company Designee
”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.
(c)
The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.	E LIGIBILITY .
(a)
Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by Applicable Law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.
(b)
The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:
(i)
the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii)
the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and
(iii)
the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.
(c)
No Employee will be eligible for the grant of any Purchase Rights under the 423 Component, if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.
(d)
As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds US $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.
(e)
Officers of the Company and any designated Related Corporation, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.
(f)
Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the
Non-423
Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6.	P URCHASE R IGHTS ; P URCHASE P RICE .
(a)
On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding 15% of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering;
provided
, that an Eligible Employee’s election may be reduced in whole or in part by the Board or the Committee, in its discretion, at any time during an Offering Period which is scheduled to end during the then-current calendar year to the extent necessary in order to comply with the provisions of Section 423(b)(8) of the Code and Section 5(d) hereof.
(b)
The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.
(c)
In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering,
(ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.
(d)
The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by Board prior to the commencement of an Offering and will not be less than the lesser of:
(i)
an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or
(ii)
an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.	P ARTICIPATION ; W ITHDRAWAL ; T ERMINATION .
(a)
An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified for the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.
(b)
During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.
(c)
Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.
(d)
Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the
Non-423
Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with

Section 423 of the Code. If a Participant transfers from an Offering under the
Non-423
Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified
under the
Non-423
Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the
Non-423
Component.
(e)
During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.
(f)
Unless otherwise specified in the Offering or required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8.	E XERCISE OF P URCHASE R IGHTS .
(a)
On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.
(b)
Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such next Offering, in which case such amount will be distributed to such Participant after the final Purchase Date without interest (unless the payment of interest is otherwise required by Applicable Law). If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless the payment of interest is otherwise required by Applicable Law).
(c)
No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

9.	C OVENANTS OF THE C OMPANY .
The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10.	D ESIGNATION OF B ENEFICIARY .
(a)
The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.
(b)
If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.	A DJUSTMENTS UPON C HANGES IN C OMMON S TOCK ; C ORPORATE T RANSACTIONS .
(a)
In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.
(b)
In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company)
does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.
If, by reason of any such adjustment, an Eligible Employee shall be entitled to, or an Eligible Employee shall be entitled to exercise a Purchase Right with respect to, new, additional or different shares of stock or securities of the Company or any other corporation, such new, additional or different shares shall thereupon be subject to all of the conditions and restrictions that were applicable to the shares of Common Stock subject to the Purchase Right prior to such adjustment.

12.	A MENDMENT , T ERMINATION OR S USPENSION OF THE P LAN .
(a)
The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b)
The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.
(c)
Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans and any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board), or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws.
Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13.	T AX Q UALIFICATION ; T AX W ITHHOLDING .
(a)
Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special, or to avoid unfavorable, tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.
(b)
Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for
Tax-Related
Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.
(c)
The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The
Non-423
Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

14.	E FFECTIVE D ATE OF P LAN .
The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

15.	M ISCELLANEOUS P ROVISIONS .
(a)
Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.
(b)
A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).
(c)
The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.
(d)
The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.
(e)
If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.
(f)
If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

16.	D EFINITIONS .
As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)
“
423 Component
” means the part of the Plan, which excludes the
Non-423
Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(b)
“
Affiliate
” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c)
“
Applicable Law
” means the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market, the New York Stock Exchange or the Financial Industry Regulatory Authority).
(d)
“
Board
”
means the Board of Directors of the Company.
(e)
“
Business Combination Agreement
” means that certain Business Combination Agreement, dated as of [●], 2021, by and among the Company; Redball Acquisition Corp., a Cayman Islands exempted company; Showstop Merger Sub I Inc
.
, a Delaware corporation and a wholly owned subsidiary of Parent and Showstop Merger Sub I Inc
.
, a Delaware limited liability company and a wholly owned subsidiary of Parent.
(f)
“
Capital Stock
”
means each and every class of common stock of the Company, regardless of the number of votes per share.
(g)
“
Capitalization Adjustment
” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, amalgamation, consolidation, reclassification, reorganization, recapitalization, reincorporation, spin off, split-up,
stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split or reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(h)
“
Code
”
means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder
.
(i)
“
Committee
”
means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).
(j)
“
Common Stock
” means the common stock, par value $0.0001 per share, of the Company.
(k)
“
Company
” means SeatGeek, Inc., a Delaware corporation.
(l)
“Contributions
” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423 of the Code.
(m)
“
Corporate Transaction
” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)
a sale
or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;
(ii)
a sale or other disposition of more than 50% of the outstanding securities of the Company;
(iii)
a merger, amalgamation, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)
a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, amalgamation, consolidation or similar transaction are converted or exchanged by virtue of the merger, amalgamation, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(n)
“
Designated 423 Corporation
” means any Related Corporation selected by the Board to participate in the 423 Component.
(o)
“
Designated Company
”
means any Designated
Non-423
Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the
Non-423
Component.
(p)
“
Designated
Non-423
Corporation
” means any Related Corporation or Affiliate selected by the Board to participate in the
Non-423
Component.
(q)
“
Director
”
means a member of the Board.
(r)
“
Effective Date
” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Business Combination Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.
(s)
“
Eligible Employee
”
means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.
(t)
“
Employee
”
means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation, or solely with respect to the
Non-423
Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(u)
“
Employee Stock Purchase Plan
”
means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.
(v)
“
Exchange Act
”
means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
(w)
“
Fair Market Value
” means, as of any date, the value of the Common Stock determined as follows:
(i)
If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price
for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock)
on the date of determination
, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.
(ii)
In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Section 409A of the Code.
(x)
“
Governmental
Body
” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the NASDAQ Stock Market, the New York Stock Exchange and the Financial Industry Regulatory Authority).
(y)
“Non-423
Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(z)
“
Offering
”
means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “
Offering Document
” approved by the Board for that Offering.
(aa)
“
Offering Date
” means a date selected by the Board for an Offering to commence.
(bb)
“
Officer
”
means
a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.
(cc)
“
Participant
”
means an Eligible Employee who holds an outstanding Purchase Right.
(dd)
“
Plan
”
means this SeatGeek, Inc. 2021 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the
Non-423
Component.
(ee)
“
Purchase Date
”
means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.
(ff)
“
Purchase Period
” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.
(gg)
“
Purchase Right
”
means an option to purchase shares of Common Stock granted pursuant to the Plan.
(hh)
“
Related Corporation
”
means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(ii)
“
Securities Act
”
means the Securities Act of 1933, as amended.
(jj)
“
Tax-Related
Items
” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related
items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.
(kk)
“
Trading Day
”
means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

Annex J

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
REDBALL ACQUISITION CORP.

Auth Code: G38001654000
www.verify.gov.ky

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
MEMORANDUM OF ASSOCIATION
OF
REDBALL ACQUISITION CORP.

1	The name of the Company is RedBall Acquisition Corp.

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5
The share capital of the Company is US$44,100 divided into 400,000,000 Class A ordinary shares of a par value of US$0.0001 each, 40,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

J-1	Auth Code: G38001654000 www.verify.gov.ky

WE, the subscriber to this Memorandum of Association, wish to form a company pursuant to this Memorandum of Association, and we agree to take the number of shares shown opposite our name.
Dated this 10th day of June 2020.

Signature and Address of Subscriber	Number of Shares Taken

Maples Corporate Services Limited	One Class B ordinary share

of PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

acting by:

Ella Ebanks

Gwyneth Forbes

Witness to the above signature

J-2	Auth Code: G38001654000 www.verify.gov.ky

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
ARTICLES OF ASSOCIATION
OF
REDBALL ACQUISITION CORP.

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”	means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “
target business
”), which Business Combination: (a) must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into such Business Combination; and (b) must not be effectuated with another blank cheque company or a similar company with nominal operations.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

J-3	Auth Code: B99159648351 www.verify.gov.ky

“Company”	means the above named company.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

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“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Law (2020 Revision) of the Cayman Islands.

“Subscriber”	means the subscriber to the Memorandum.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

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(g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

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3.2
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3
The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

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6	Certificates for Shares

6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7	Transfer of Shares

7.1
Subject to Article 3.1, Shares are transferable subject to the approval of the Directors by resolution who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

7.2
The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1
Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

8.2
Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

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8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1
If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis
mutandis
, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11	Commission on Sale of Shares
The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to

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procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up
Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts
The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up
or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium),

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and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment),
but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment.
The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

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15.3
A forfeited Share may be sold,
re-allotted
or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment
or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1
If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions

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and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Ordinary Share Conversion

17.1
The rights attaching to all Shares shall rank
pari passu
in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2
Class B Shares shall automatically convert into Class A Shares on a one-for-one
basis (the “
Initial
Conversion Ratio
”): (a) at any time and from time to time at the option of the holder thereof; and (b) automatically on the day of the closing of a Business Combination.

17.3
Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination.

17.4
Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or

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combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6
Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7
References in this Article to “
converted
”, “
conversion
” or “
exchange
” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

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18.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business
Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

20.3	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

20.4
A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent. in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

20.5
The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

20.6
If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one
days from the date of the deposit of the Members’ requisition duly proceed to convene a

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general meeting to be held within a further
twenty-one
days, the requisitionists, or any of them representing more than one-half
of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one
day period.

20.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

21	Notice of General Meetings

21.1
At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.

21.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1
No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural
person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural
person) by its duly authorised representative or proxy.

22.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at

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general meetings (or, being corporations or other
non-natural
persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9
A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural
person, by its duly authorised representative or proxy) and holding at least ten per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

22.10
Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

22.11	The demand for a poll may be withdrawn.

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22.12
Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1
Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural
person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural
person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6
On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural
person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

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23.7
On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members
Any corporation or other
non-natural
person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body,

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authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

26	Shares that May Not be Voted
Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors
There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the Subscriber.

28	Powers of Directors

28.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

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29	Appointment and Removal of Directors

29.1	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

30	Vacation of Office of Director
The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1
The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

31.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

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31.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5
A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis
mutandis.

31.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8
All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9
A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

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32	Presumption of Assent
A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

33	Directors’ Interests

33.1
A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2
A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

33.3
A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4
No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5
A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

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34	Minutes
The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.4
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.5
The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to

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perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	Alternate Directors

36.1
Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

36.2
An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

36.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

36.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

36.5
Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

37	No Minimum Shareholding
The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

38	Remuneration of Directors

38.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

38.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

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39	Seal

39.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

39.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

39.3
A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

40	Dividends, Distributions and Reserve

40.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

40.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

40.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

40.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

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40.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

40.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

40.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

40.8	No Dividend or other distribution shall bear interest against the Company.

40.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

41	Capitalisation
The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up
to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

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42	Books of Account

42.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

42.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

42.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

43	Audit

43.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

43.2
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

43.3
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

44	Notices

44.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or
e-mail
to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the
e-mail
address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

J-28	Auth Code: B99159648351 www.verify.gov.ky

44.2
Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by
e-mail
service shall be deemed to be effected by transmitting the
e-mail
to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the
e-mail
to be acknowledged by the recipient.

44.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

44.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

45	Winding Up

45.1
If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the

J-29	Auth Code: B99159648351 www.verify.gov.ky

surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

45.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

46	Indemnity and Insurance

46.1
Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “
Indemnified Person
”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

46.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

46.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

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47	Financial Year
Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

48	Transfer by Way of Continuation
If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

49	Mergers and Consolidations
The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.
Dated this 10th day of June 2020.
Signature and Address of Subscriber
Maples Corporate Services Limited
of PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands
acting by:

Ella Ebanks

Gwyneth Forbes
Witness to the above signature

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Annex K
CERTIFICATE OF INCORPORATION
OF
SEATGEEK, INC.
The undersigned, a natural person (the “
Sole Incorporator
”), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:
I.
The name of this corporation is SeatGeek, Inc. (the “
Company
”).
II.
The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.
III.
The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (as it now exists or may hereafter be amended and supplemented, the “
DGCL
”).
IV.
A.
    This Company is authorized to issue two classes of stock to be designated, respectively, “
Common Stock
” and “
Preferred Stock
.” The total number of shares which the Company is authorized to issue is [●] shares. [●] shares of which shall be a class of Common Stock, having a par value per share of $0.0001. [●] shares of which shall be a class of Preferred Stock, having a par value per share of $0.0001.
B.
    The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “
Board of Directors
”) is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, privileges, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors is also expressly authorized to increase (but not above the authorized number of shares of Preferred Stock) or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, or Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C.
    Except as provided above, the designations, powers, preferences, privileges and relative participating, optional, or other rights, and qualifications, limitations, or restrictions of the Common Stock are as follows:
1.

D
EFINITIONS
.
a.
    “
Acquisition
” means (A) any consolidation or merger of the Company with or into any other Entity, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity’s Parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred;
provided
that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.
b.
    “
Asset Transfer
” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company, considered on a consolidated basis.
c.
    “
Certificate of Incorporation
” means the certificate of incorporation of the Company, as amended or restated from time to time, including the terms of any certificate of designation filed with respect to any series of Preferred Stock.
d.
    “
Entity
” means any corporation, partnership, limited liability company or other legal entity.
e.
    “
Liquidation Event
” means (i) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the Company or (ii) any liquidation, dissolution and winding up of the Company;
provided
,
however
, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Common Stock.
f.
    “
Parent
” of an Entity means any Entity that directly or indirectly owns or controls a majority of the voting power of the voting securities or interests of such Entity.
g.
    “
Securities Act
” means the Securities Act of 1933, as amended.
2.

R
IGHTS
RELATING
TO
D
IVIDENDS
, S
UBDIVISIONS
AND
C
OMBINATIONS
.
a.
     Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Company legally available therefor. Except as permitted in Section 2(b) of this Article IV(C), any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis.
b.
    The Company shall not declare or pay any dividend or make any distribution to the holders of Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock.
3.

V
OTING
R
IGHTS
. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter on which stockholders generally are entitled to vote;
provided, however
, that, except as

K-2.

otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).
4.

L
IQUIDATION
R
IGHTS
. In the event of a Liquidation Event, upon the completion of the distributions required with respect to each series of Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock;
provided, however
, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Common Stock.
V.
For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
A.

M
ANAGEMENT
OF
B
USINESS
.
The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. Subject to the rights of the holders of any series of Preferred Stock, The number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.
B.    E
LECTION
OF
B
OARD
OF
D
IRECTORS
.
1.
    Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a certificate of designation with respect to any series of Preferred Stock, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective.
At the first annual meeting of stockholders following such initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification of the Board of Directors, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification of the Board of Directors, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

K-3.

2.
    The names and mailing addresses of the persons who are to serve initially as directors of the Corporation, until their successors are elected and qualified, or their earlier death, removal or resignation, are:

N AME	M AILING A DDRESS
Richard H. Thaler	c/o SeatGeek, Inc. 902 Broadway, 10 th Floor New York, NY 10010
Lewis N. Wolff	c/o SeatGeek, Inc. 902 Broadway, 10 th Floor New York, NY 10010
Volkert Doeksen	c/o SeatGeek, Inc. 902 Broadway, 10 th Floor New York, NY 10010
Deborah A. Farrington	c/o SeatGeek, Inc. 902 Broadway, 10 th Floor New York, NY 10010
Richard Scudamore	c/o SeatGeek, Inc. 902 Broadway, 10 th Floor New York, NY 10010
Gerald J. Cardinale	c/o SeatGeek, Inc. 902 Broadway, 10 th Floor New York, NY 10010
William L. Beane	c/o SeatGeek, Inc. 902 Broadway, 10 th Floor New York, NY 10010
3.
    At any time that applicable law prohibits a classified board as described in Section B.1. of this Article V, all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting.
4.
    No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.
5.
    The directors of the Company need not be elected by written ballot unless the Bylaws of the Company so provide.
6.
    Subject to the rights of the holders of any series of Preferred Stock, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.
7.
    Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

K-4.

C.    R
EMOVAL
OF
D
IRECTORS
.
1.
    Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.
2.
    Subject to any limitation imposed by applicable law, and subject to the rights of the holders of any series of Preferred Stock, any individual director or directors may be removed with cause only by the affirmative vote of the holders of at least sixty-six
and
two-thirds
percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
D.

V
ACANCIES
.
Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise required by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
VI.
A.
    The liability of the directors for monetary damages (including liability to the Company or its stockholders for monetary damages for breach of fiduciary duty pursuant to Section 102(b)(7) of the DGCL) shall be eliminated to the fullest extent under applicable law.
B.
    To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.
C.
    Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification. If applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.
VII.
The name and the mailing address of the Sole Incorporator is:
[Name of Sole Incorporator]
[Address]
[Address]
VIII.
A.
    Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter

K-5.

jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of the Company; (ii) any claim or cause of action based upon a violation of a duty by any current or former director, officer or other employee or stockholder of the Company, to the Company or the Company’s stockholders; (iii) any claim or cause of action against the Company or any current or former director, officer or other employee or stockholder of the Company, arising out of or pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the Company or any current or former director, officer or other employee or stockholder of the Company, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VIII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.
B.
    Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt and to the fullest extent permitted by law, this provision is intended to benefit and may be enforced by the Company, the Company’s officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.
C.
    Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VIII.
IX.
A.
    The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company.
Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company;
provided, however,
that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six
and
two-thirds
percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
B.
    Subject to the rights of the holders of any series of Preferred Stock, no action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.
X.
To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company or any of its officers or directors, or any of their respective affiliates, and

K-6.

the Company renounces any expectancy that any of the directors or officers of the Company will offer any such corporate opportunity of which he or she may become aware to the Company, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Company with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Company and (i) such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue and (ii) the director or officer is permitted to refer that opportunity to the Company without violating any legal obligation.
XI.
A.
    The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this Article X, and all rights conferred upon the stockholders herein are granted subject to this reservation.
B.
    Notwithstanding any other provisions of this Certificate of Incorporation or any provision of applicable law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Company required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six
and
two-thirds
percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, Articles V, VI, VIII, IX and XI.

K-7.

I,
THE
UNDERSIGNED
, being the Sole Incorporator herein before named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this [●] day of [●], 2021.

By:
[Name]
Sole Incorporator

K-8.

Annex L
BYLAWS
OF
SEATGEEK, INC.
(A DELAWARE CORPORATION)
ARTICLE I
OFFICES
Section
 1. Registered Office
.
The registered office of SeatGeek, Inc. (the “corporation”) shall be located in such place as may be provided from time to time in the corporation’s certificate of incorporation (the “Certificate of Incorporation”).
Section
 2. Other Offices
.
The corporation may also have and maintain an office or principal place of business at such place as may be fixed by the corporation’s board of directors (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the corporation may require.
ARTICLE II
CORPORATE SEAL
Section
 3. Corporate Seal
.
The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
ARTICLE III
STOCKHOLDERS’ MEETINGS
Section
 4. Place of Meetings
.
Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (the “DGCL”). For the avoidance of doubt, the Board of Directors may, in its sole discretion, determine that a meeting of stockholders of the corporation may be held both in a place and by means of remote communication. For any meeting of stockholders to be held by remote communication, the corporation shall (i) implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by remote communication is a stockholder or proxy holder, (ii) implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

Section 5. Annual Meetings.
(a)
The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors and stated in the corporation’s notice of meeting of stockholders. For purposes of this Section 5, the Company’s annual meeting of stockholders for the 2021 calendar year shall be deemed to have been held on [•], 2021. Nominations of persons for election to the Board of Directors and proposals of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders (with respect to business other than nominations); (ii) brought specifically by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule
14a-8
under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.
(b)
At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting in accordance with Section 5(a) and the procedures below.
(i)
For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the corporation that are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, and (5) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee. The notice in this paragraph must also be accompanied by (X) a completed written questionnaire (in a form provided by the corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the corporation in connection with such annual or special meeting and (Y) a written representation and agreement (in form provided by the corporation) that such nominee (i) if elected as director of the corporation, intends to serve the entire term until the next meeting at which such nominee would face re-election
and (ii) consents to being named as a nominee in the corporation’s proxy statement pursuant to Rule
14a-4(d)
under the 1934 Act and any associated proxy card of the corporation and agrees to serve if elected as a director.
(ii)
Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule
14a-8
under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).
(iii)
To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90 th
) day nor earlier than the close of business on the one hundred twentieth (120 th
) day prior to the first anniversary of the preceding year’s annual meeting;
provided, however,
that, subject to the last sentence of this Section 5(b)(iii), in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received (A) not earlier than the close of business on the one hundred twentieth (120 th
) day prior to such annual meeting and (B) not later than the close of business on the later of the ninetieth (90 th
)
day prior to such annual meeting or, if later than later of the ninetieth (90 th
)
day prior to such annual meeting, the tenth (10
th
) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.
(iv)
The written notice required by Section 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.
For purposes of this Section 5, a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:
(w) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation,
(x) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation,

(y) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or
(z) which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.
(c)
A stockholder providing the written notice required by Section 5(b)(i) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five (5) Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) Business Days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) Business Days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two (2) Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) Business Days prior to such adjourned or postponed meeting.
(d)
Notwithstanding anything herein to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 5(b)(iii) and there is no public announcement by the corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.
(e)
A person shall not be eligible for election or
re-election
as a director, unless the person is nominated in accordance with either clause (ii) or (iii) of Section 5(a). Except as otherwise required by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws of the corporation (“Bylaws”) and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.
(f)
Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule
14a-8
under the 1934 Act;
provided, however,
that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii).
(g)
For purposes of this Section 5,
(i)
“affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);
(ii)
“Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York;
(iii)
“close of business” means 5:00 p.m. local time at the Company’s principal executive offices on any day, whether or not a Business Day; and
(iv)
“public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.
Section 6. Special Meetings.
(a)
Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).
(b)
The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.
(c)
Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the ninetieth (90 th
) day prior to such meeting or the tenth (10
th
) day following the day on which the corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.
(d)
Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule
14a-8
under the 1934 Act;
provided, however,
that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c).

Section
 7. Notice of Meetings
.
Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, the record date for determining the stockholders entitled notice of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. . If delivered by courier service, notice is given at the earlier of when the notice is received or left at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is given when directed to such stockholder’s electronic mail address as it appears on the records of the corporation unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.
Section
 8. Quorum
; Voting.
At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of the voting power of the outstanding shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.
Section
 9. Adjournment And Notice Of Adjourned Meetings
.
Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the person(s) who called the meeting, the chairman of the meeting, or by the vote of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, and means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.
Section
 10. Voting Rights
.
For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.
Section
 11. Joint Owners of Stock
.
If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his or her act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; and (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.
Section
 12. List of Stockholders
.
The corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10 th
) day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this section shall require the corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 13. Action Without Meeting.
Unless otherwise provided in the Certificate of Incorporation, no action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or by electronic transmission.
Section 14. Organization.
(a)
At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent or refuses to act, the Chief Executive Officer, or, if no Chief Executive Officer is then serving, is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.
(b)
The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, with consultation by the Lead Independent Director (as defined below), rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.
(c)
The corporation shall, in advance of any meeting of stockholders, appoint one (1) or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one (1) or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one (1) or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall: (1) ascertain the number of shares outstanding and the voting power of each; (2) determine the shares represented at a meeting and the validity of proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (5) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL, or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.
ARTICLE IV
DIRECTORS
Section
 15. Number And Term Of Office
.
The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws. Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Section
 16. Powers
.
The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.
Section
 17. Classes of Directors
.
The directors shall be divided into classes as and to the extent provided in the Certificate of Incorporation, except as otherwise required by applicable law.
Section
 18. Board of Directors
.
Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Section
 19. Vacancies
.
Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders, provided, however
, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.
Section
 20. Resignation
.
Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the resignation shall be deemed effective at the time of delivery to the Secretary. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.

Section 21. Removal.
(a)
Subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances neither the Board of Directors nor any individual director may be removed without cause.
(b)
Subject to any limitation imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least sixty-six
and
two-thirds
percent (66 2/3%) of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.
Section 22. Meetings.
(a) Regular Meetings.
Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.
(b) Special Meetings.
Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the Chief Executive Officer or a majority of the authorized number of directors.
(c) Meetings by Electronic Communications Equipment.
Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.
(d) Notice of Special Meetings.
Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
(e) Waiver of Notice.
The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting. Notice of any meeting will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
Section 23. Quorum and Voting.
(a)
Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under
Section 46 for which a quorum shall be
one-third
of the exact

number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation;
provided, however,
at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.
(b)
At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.
Section
 24. Action Without Meeting
.
Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section
 25. Fees and Compensation
.
Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.
Section 26. Committees.
(a) Executive Committee.
The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.
(b) Other Committees.
The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.
(c) Term.
The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 26, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
(d) Meetings.
Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 26 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any Director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.
Section
 27. Duties of Chairperson
of the Board of Directors
. The Chairperson of the Board of Directors, if appointed and when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
Section 28. Lead Independent Director
. The Chairman of the Board of Directors, or if the Chairman is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director to serve until replaced by the Board of Directors (“Lead Independent Director”). The Lead Independent Director will: (a) serve as chairman of meetings of the Board of Directors in the absence of the Chairman of the Board of Directors; (b) establish the agenda for meetings of the independent directors; (c) coordinate with the committee chairs regarding meeting agendas and informational requirements; (d) preside over meetings of the independent directors; (e) preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; (f) preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and (g) coordinate the activities of the other independent directors and perform such other duties as may be established or delegated by the Chairman of the Board of Directors.
Section
 29. Organization
.
At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director is absent
,
the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer or director or other person directed to do so by the Chairman of the Board, the Lead Independent Director or the President, shall act as secretary of the meeting.
ARTICLE V
OFFICERS
Section
 30. Officers Designated
.
The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary,

the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.
Section 31. Tenure And Duties Of Officers.
(a) General.
All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.
(b)
Duties of Chief Executive Officer.
The Chief Executive Officer shall preside at all meetings of the stockholders (subject to Section 14) and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors or the Lead Independent Director has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
(c) Duties of President.
The President shall preside at all meetings of the stockholders (subject to Section 14) and at all meeting of the Board of Directors
,
unless the Chairman of the Board of Directors, the Lead Independent Director, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation.
The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
(d) Duties of Vice Presidents.
The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.
(e) Duties of Secretary.
The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.
(f) Duties of Chief Financial Officer.
The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.
(g) Duties of Treasurer.
Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation.
The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.
Section
 32. Delegation Of Authority
.
The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
Section
 33. Resignations
.
Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.
Section
 34. Removal
.
Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officer upon whom such power of removal may have been conferred by the Board of Directors.
ARTICLE VI
EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION
Section
 35. Execution Of Corporate Instruments
.
The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.
All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Unless (i) authorized or ratified by the Board of Directors or (ii) within the agency power of an officer or any designee of any such officer (each, an “Authorized Employee”), no officer, agent or employee other than an Authorized Employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
Section
 36. Voting Of Securities Owned By The Corporation
.
All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.
ARTICLE VII
SHARES OF STOCK
Section
 37. Form And Execution Of Certificates
.
The shares of the corporation shall be represented by certificates, or shall be uncertificated. Certificates for the shares of stock, if any, of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by certificate in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.
Section
 38. Lost Certificates
.
A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.
Section 39. Transfers.
(a)
Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.
(b)
The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
Section 40. Fixing Record Dates.
(a)
In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten

(10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting;
provided, however,
that the Board of Directors may fix a new record date for the adjourned meeting.
(b)
In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section
 41. Registered Stockholders
.
The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
Section 42.
Lock-Up.
(a)
Subject to Section 42(b) below, the holders of any
Lock-Up
Shares (the
“Lock-Up
Holders”) may not Transfer any
Lock-Up
Shares until the end of the
Lock-Up
Period.
(b)
Notwithstanding the provisions set forth in Section 42(a) above, the
Lock-Up
Holders may Transfer the
Lock-Up
Shares during the
Lock-Up
Period (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such
Lock-Up
Holder or any other person with whom such
Lock-Up
Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (iii) by will or intestate succession upon the death of the
Lock-Up
Holder; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (v) if such
Lock-Up
Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the
Lock-Up
Holder, or (B) to partners, limited liability company members or stockholders of the
Lock-Up
Holder, including, for the avoidance of doubt, where the
Lock-Up
Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (C) by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (vi) if such
Lock-Up
Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vii) pursuant to transactions in the event of completion of a liquidation, merger, consolidation, stock exchange, reorganization, tender offer or other similar transaction which results in all of the corporation’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; (viii) to the corporation in connection with the repurchase of such
Lock-Up
Holder’s shares in connection with the termination of the
Lock-Up
Holder’s employment with the corporation pursuant to contractual agreements with the corporation; (ix) to satisfy tax withholding obligations in connection with the exercise of options or warrants to purchase shares of Common Stock of the corporation or the vesting of stock-based awards; (x) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options or warrants to purchase shares of Common Stock of the corporation; (xi) pursuant to transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the Closing (as defined in the Business Combination Agreement), provided that no such transaction is required to be, or is, publicly announced

(whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the
Lock-Up
Period; or (xii) pursuant to transactions to satisfy any U.S. federal, state, or local income tax obligations of the
Lock-up
Holder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Mergers (as defined in the Business Combination Agreement) from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Mergers does not qualify for similar tax-free
treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes). Notwithstanding the provisions set forth in Section 42(a) above, the
Lock-Up
Holders may also establish a trading plan pursuant to Rule
10b5-1
promulgated under the 1934 Act during the
Lock-Up
Period;
provided
,
however
, that (A) such plan shall not provide for the Transfer of
Lock-Up
Shares during the
Lock-Up
Period and (B) no public announcement or filing shall be made voluntarily regarding such plan during the
Lock-Up
Period, or if any public announcement is required of or voluntarily made by or on behalf of the
Lock-Up
Holder or the corporation regarding such plan, then such announcement or filing shall include a statement to the effect that no Transfer may be made under such plan during the
Lock-Up
Period.
(c)
For purpose of this Section 42:
(i)
The term “Business Combination Agreement”means that certain Business Combination Agreement and Plan of Reorganization entered into by and among (1) the corporation, (2) Showstop Merger Sub I Inc., a Delaware corporation and direct, wholly owned subsidiary of the corporation, (3) Showstop Merger Sub II LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the corporation, and (4) SeatGeek, Inc., a Delaware corporation (as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.
(ii)
the term
“Lock-Up
Period” means the period beginning on the Closing Date (as defined in the Business Combination Agreement) and ending on the earlier to occur of (a) six months after the Closing Date, (b) such date that the closing price of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any period of 30 consecutive trading days commencing at least 90 calendar days following the Closing Date and (c) the date on which the corporation consummates a sale, merger, liquidation, exchange offer or other similar transaction after the Closing Date that results in the stockholders of Parent immediately prior to such transaction having beneficial ownership of less than 50% of the outstanding voting securities of the corporation, directly or indirectly, immediately following such transaction which results in its stockholders having the right to exchange their shares of Common Stock for cash, securities or other property having a value that equals or exceeds $12.00 per share;
(iii)
the term
“Lock-Up
Shares” means shares of Common Stock of the corporation issued as consideration in the First Merger (as defined in the Business Combination Agreement) pursuant to Section 3.1(c) of the Business Combination Agreement and any shares of Common Stock issuable upon the conversion, exercise or exchange of the Exchanged Warrants, Exchanged Options and Exchanged Restricted Stock (each as defined in the Business Combination Agreement); the term
“Lock-Up
Shares” shall not include (i) shares of Common Stock or other securities of the corporation acquired in the public market or pursuant to a transaction exempt from registration under the 1933 Act pursuant to a subscription agreement where the issuance of shares of Common Stock or other securities of the corporation occurs on or after the Closing Date (including shares of Common Stock or other securities of the corporation issuable pursuant to the PIPE Subscription, Backstop Subscription or Designated Company Warrants (each as defined in the Business Combiantion Agreement)) and (ii) shares of Common Stock resulting from conversion by operation of law upon the domestication of RedBall Acquisition Corp. (“RedBall”) as a Delaware corporation of Class A ordinary shares of RedBall (including the Class A ordinary shares of RedBall that were included in the units issued in RedBall initial public offering) that were registered pursuant to the Registration Statement on Form
S-1
(333-240138)
and offered by RedBall in its initial public offering; and

(iv)
the term “Transfer” means, with respect to a
Lock-Up
Share, to, (1) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer or dispose of, or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (3) publicly announce any intention to effect any transaction specified in clause (1) or (2) during the
Lock-Up
Period.
(d)
Notwithstanding anything herein to the contrary, this Section 42 shall not apply (i) with respect to a
Lock-Up
Holder to the extent such
Lock-Up
Holder is bound prior to or substantially simultaneously with the effectiveness of these amended and restated bylaws by a contractual obligation by and between such
Lock-Up
Holder and the corporation in respect of the subject matter of this Section 42.
ARTICLE VIII
OTHER SECURITIES OF THE CORPORATION
Section
 43. Execution Of Other Securities
.
All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 37), may be signed by the Chairman of the Board of Directors, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer;
provided, however,
that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.
ARTICLE IX
DIVIDENDS
Section
 44. Declaration Of Dividends
.
Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.
Section
 45. Dividend Reserve
.
Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.
ARTICLE X
FISCAL YEAR
Section
 46. Fiscal Year
.
The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.
ARTICLE XI
INDEMNIFICATION
Section 47. Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.
(a) Directors
and Executive Officers
.
The corporation shall indemnify its current and former directors and executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning defined in Rule
3b-7
promulgated under the 1934 Act)
to the extent not prohibited by the DGCL or any other applicable law;
provided, however,
that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further,
that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).
(b) Other Officers,
Employees and Other Agents.
The corporation shall have power to indemnify its other current and former officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the Board of Directors shall determine.
(c) Expenses.
The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer
(and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to subsection (e), no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.
(d) Enforcement.
Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the corporation.
(e)
Non-Exclusivity
of Rights.
The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.
(f) Survival of Rights.
The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer
and shall inure to the benefit of the heirs, executors and administrators of such a person.
(g) Insurance.
To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.
(h) Amendments.
Any repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i) Saving Clause.
If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.
(j) Certain Definitions.
For the purposes of this Bylaw, the following definitions shall apply:
(i)
The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.
(ii)
The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.
(iii)
The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.
(iv)
References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.
(v)
References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
ARTICLE XII
NOTICES
Section 48. Notices.
(a) Notice To Stockholders.
Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by US mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

(b) Notice To Directors.
Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws, or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.
(c) Affidavit Of Mailing.
An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.
(d) Methods of Notice.
It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.
(e) Notice To Person With Whom Communication Is Unlawful.
Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
(f) Notice to Stockholders Sharing an Address.
Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within sixty (60) days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.
ARTICLE XIII
AMENDMENTS
Section
 49. Amendments
.
Subject to the limitations set forth in Section 46(h) or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation;
provided, however,
that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six
and
two-thirds
percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV
LOANS TO OFFICERS
Section
 50. Loans To Officers
.
Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a Director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Annex M
Confidential
WARRANT SUBSCRIPTION AGREEMENT
This WARRANT SUBSCRIPTION AGREEMENT (this “
Subscription Agreement
”) is entered into on October 13, 2021, by and between SeatGeek, Inc., a Delaware corporation (the “
Company
”), and the undersigned subscriber (“
Subscriber
”).
RECITALS
WHEREAS
, concurrently with the execution of this Subscription Agreement, the Company is entering into a Business Combination Agreement and Plan of Reorganization with RedBall Acquisition Corp., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to Closing, “
Public Company
”), Showstop Merger Sub I Inc., a Delaware corporation and wholly owned subsidiary of the Company (“
Merger Sub
”), and Showstop Merger Sub II LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“
Second Merger Sub
”), pursuant to which (and subject to the terms and conditions set forth therein) the Public Company will be domesticated as a Delaware corporation in accordance with section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “
Domestication
”), and, promptly thereafter, Merger Sub will merge with and into the Company, and following such merger the Company will merge with and into Second Merger Sub, with Second Merger Sub surviving the mergers as a wholly owned subsidiary of the Public Company (the “
Merger
”) (such agreement, as amended, supplemented, restated or otherwise modified from time to time, the “
Merger Agreement
” and the Merger and the other transactions contemplated by the Merger Agreement, the “
Business Combination
”);
WHEREAS
, in connection with the Business Combination, Subscriber desires to subscribe for and purchase from the Company, a warrant in the form attached hereto (the “Warrant”) entitling the Subscriber to purchase shares of common stock, par value $0.001 per share, of the Company (“
Company Common Stock
”), or such other securities as may be issuable upon the consummation of certain reorganization events, including the Business Combination, in which case such Warrant shall be exercisable for shares of common stock, par value $0.0001, of the Public Company after the Domestication as a corporation incorporated in the State of Delaware (“
Public Company Common Stock
”), subject to the terms and conditions set forth in the Warrant (the “Shares”), at an exercise price of $0.0001 per Share, exercisable for that number of Shares equal to the aggregate purchase price set forth on the signature page hereto (the “
Purchase Price
”) divided by $10.00 per share (the “
Per Share Price
”), and the Company desires to issue and sell to Subscriber the Warrant in consideration of the payment, by or on behalf of Subscriber to the Company, of the Purchase Price; and
WHEREAS
, concurrently with the execution of this Subscription Agreement, the Public Company is entering into subscription agreements (the “
PIPE Subscription Agreements
”) with certain other investors with respect to purchases of shares of Public Company Common Stock (the “
PIPE Subscribers
”); and
WHEREAS
, pursuant to this Subscription Agreement, Subscriber has agreed to purchase on the date that is two (2) Business Days prior to the anticipated closing date of the Business Combination (the “
Closing Date
”) the Warrant at the Purchase Price.

NOW, THEREFORE
, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
AGREEMENT
1.
Subscription
. On the terms and subject to the conditions hereof, at the Closing (as defined below), Subscriber hereby irrevocably subscribes for and agrees to purchase from the Company, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price by or on behalf of Subscriber to the Company, the Warrant (such subscription and issuance, the “
Subscription
”). Subscriber acknowledges that, subject to the consummation of the Business Combination, the Public Company shall (i) assume the Warrant in accordance with the terms of the Merger Agreement and as a result of such assumption, the Warrant shall be exercisable for shares of Public Company Common Stock and will not be exercisable for shares of Company Common Stock and (ii) issue the Subscriber a number of Parent Incentive Warrants (as defined in the Merger Agreement) with respect to a number of shares of Public Company Common Stock equal to the Purchase Price divided by $10 times 1/3. Each whole Parent Incentive Warrant shall be exercisable for one share of Public Common Stock at a price of $11.50 per share and shall have substantially similar terms to the warrants included as part of the Public Company’s units issued in its IPO. No fractional Parent Incentive Warrants will be issued, and the Public Company will round the number of Public Incentive Warrants to be issued to the Subscriber down to the nearest whole number. Subscriber acknowledges and agrees that the Company reserves the right to accept or reject the Subscriber’s Subscription for any reason or for no reason, in whole or in part, at any time prior to its acceptance, and the same shall be deemed to be accepted by the Company only when this Subscription Agreement is signed by a duly authorized person by or on behalf of the Company, which may done so in counterpart form.
2.
Closing
.
(a) The consummation of the Subscription (the “
Closing
”) shall occur on the Closing Date, prior (and subject to) to the consummation of the Business Combination.
(b) At least five (5) Business Days (as defined below) before the anticipated Closing Date, the Company shall deliver or cause to be delivered written notice to Subscriber (the “
Closing Notice
”) specifying (i) the anticipated Closing Date and the anticipated date of the closing of the Business Combination (the “
Business Combination Closing Date
”), which shall be two (2) Business Days following the Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days after receiving the Closing Notice, and in any event, no later than the Closing Date, Subscriber shall deliver to the Company (A) the Purchase Price by wire transfer of United States dollars in immediately available funds to the account(s) specified in the Closing Notice (which account need not be an escrow account), and (B) such information as is requested in the Closing Notice in order for the Company to issue the Warrant to Subscriber at the Closing. The Company shall deliver to Subscriber at the Closing, the executed Warrant in the form attached to this Subscription Agreement as Exhibit A , in the name of Subscriber (or its nominee in accordance with its delivery instructions). In the event that the consummation of the Business Combination does not occur within five (5) Business Days after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but in no event later than two (2) Business Days thereafter) return the funds so delivered by Subscriber to the Company by wire transfer of United States dollars in immediately available funds to the account specified by Subscriber, and, to the extent that the Warrant has been delivered to Subscriber, such Warrant shall be deemed cancelled by its terms. For the avoidance of doubt, (x) the Company’s obligation to issue the Warrant to Subscriber is contingent upon the Company having received the Purchase Price in accordance with this
Section 2(b)
and (y) unless this Subscription Agreement has been validly terminated pursuant to
Section 7
, the return of any funds delivered by Subscriber to the Company shall not terminate this Subscription Agreement or relieve Subscriber of any of its obligations hereunder (including its obligation to purchase the Warrant at the

Closing following the Company’s delivery to Subscriber of a new Closing Notice). For the purposes of this Subscription Agreement, “
Business Day
” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.
The Warrant shall contain a legend as set forth in the form of Warrant attached as Exhibit A to this Subscription Agreement.
(c) The Closing shall be subject to the satisfaction or valid waiver by each of the Company and Subscriber of the conditions that, on the Closing Date:

(i)
no suspension of the qualification of the Public Company Common Stock for offering or sale or trading by the New York Stock Exchange (the “
NYSE
”) (or such other national securities exchange on which the Public Company Common Stock is then listed) shall be in effect;

(ii)
all conditions precedent to the closing of the Business Combination set forth in the Merger Agreement, including the approval of the Company’s shareholders, shall have been satisfied (as determined by the parties to the Merger Agreement) (other than those of such conditions precedent that, by their nature, are to be satisfied at the closing of the Business Combination pursuant to the Merger Agreement, including to the extent that any such condition precedent is, or is dependent upon, the consummation of the purchase and sale of the Warrant pursuant to this Subscription Agreement and the purchase of and sale of the Public Company Stock pursuant to the PIPE Subscription Agreements, but subject to the satisfaction (as determined by the parties to the Merger Agreement) or waiver of such conditions as of the closing of the Business Combination ) or waived, and the closing of the Business Combination shall be scheduled to occur concurrently with or immediately following the Closing; and

(iii)
no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby.

(d) The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i)
all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing; and

(ii)
Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Subscriber at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Subscriber to consummate the Subscription.

(e) The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i)
all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing, except to the extent that any such representation or warranty expressly speaks as of an earlier time, in which case such representation or warranty shall be true and correct in all material respects (other than any such representation or warranty that is qualified as to materiality or Company Material Adverse Effect, which representation or warranty shall be true in all respects) as of such earlier date;

(ii)
the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Company to consummate the Subscription; and

(iii)
the shares of Public Company Common Stock issuable upon exercise of the Warrant following the consummation of the Business Combination shall have been approved for listing on the NYSE (or such other national securities exchange on which the Public Company Common Stock is then listed), subject to official notice of issuance.

(f) Prior to or at the Closing, Subscriber shall deliver to the Company a duly completed and executed Internal Revenue Service Form
W-9
or appropriate Form
W-8.
3.
Company Representations and Warranties
. The Company represents and warrants to Subscriber that:
(a) The Company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “
Company Material Adverse Effect
” means an event, change, development, occurrence, condition or effect with respect to the Company that would reasonably be expected to have a material adverse effect on the business, financial condition, shareholders’ equity or results of operations of the Company.
(b) The execution and delivery of the Warrant has been duly authorized by the Company. Upon issuance in accordance with, and payment pursuant to this Subscription Agreement, the Warrant will constitute valid and binding obligations of the Company, and will be enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by the availability of equitable remedies. Upon issuance in accordance with, and payment pursuant to, the terms hereof and the Warrant, the Warrant will be duly and validly issued and the Shares issuable by the Company upon exercise of the Warrant will be duly and validly issued, fully paid and nonassessable. On the date of issuance of the Warrant, the Shares issuable upon exercise of the Warrant shall have been reserved for issuance. Upon issuance in accordance with, and payment pursuant to, the terms hereof and the Warrant, the Subscriber will have good title to the Warrant and the Shares issuable by the Issuer upon exercise of such Warrant, free and clear of all liens, claims and encumbrances of any kind, other than (i) transfer restrictions hereunder and under other agreements entered into between the Issuer and the Subscriber, (ii) transfer restrictions under federal and state securities laws, and (iii) liens, claims or encumbrances imposed due to the actions of the Subscriber.
(c) This Subscription Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by the availability of equitable remedies.

(d) The execution and delivery of this Subscription Agreement and the Warrant, the issuance and sale of the Warrant and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Warrant.
(e) Assuming the accuracy of the representations and warranties of Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Subscription Agreement (including the issuance of the Warrant), other than (i) those required by applicable securities laws, (ii) those required to consummate the Business Combination as provided under the Merger Agreement, and (iii) those the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Warrant.
(f) As of the date of this Subscription Agreement, the authorized capital stock of the Company consists of 190,000,000 shares of Company Common Stock (including Company Common Stock that is unvested or is subject to repurchase option, risk of forfeiture or other condition on title or ownership under any applicable restricted stock purchase agreement or other contract with the Company (“
Company Restricted Stock
”)), of which 31,900,869 shares are outstanding and (ii) 135,622,253 shares of preferred stock, par value of $0.001 per share, of the Company.
All issued and outstanding capital stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable
and are not subject to preemptive rights As of the date of this Subscription Agreement, 20,469,048 shares of Company Common Stock are issuable pursuant to outstanding options to purchase Company Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Company’s incentive plans or otherwise, and 795,144 shares of Company Restricted Stock are outstanding, in each case granted prior to the date of this Agreement.
(g) Except for such matters as have not had and would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Warrant, as of the date hereof, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.
(h) Assuming the accuracy of Subscriber’s representations and warranties set forth in
Section 4
, no registration under the Securities Act is required for the offer and sale of the Warrant by the Company to Subscriber.
(i) Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Warrant or other securities of the Company.

(j) The Company is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Warrant.
4.
Subscriber Representations and Warranties
. Subscriber represents and warrants to the Company that:
(a) Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.
(b) This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by the availability of equitable remedies.
(c) The execution and delivery of this Subscription Agreement, the purchase of the Warrant, the exercise of the Warrant and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “
Subscriber Material Adverse Effect
” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to timely consummate the transactions contemplated hereby, including the purchase of the Warrant and the exercise of the Warrant.
(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional accredited investor (i.e., a person, other than a natural person, that is an “accredited investor” as defined in Rule 501 under the Securities Act), in each case, satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Warrant and the Shares issuable upon exercise of the Warrant (collectively, the “
Securities
”) only for its own account and not for the account of others, or if Subscriber is subscribing for the Warrant as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Securities with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or the securities laws of any other jurisdiction (and has provided the Company with the requested information on Annex A following the signature page hereto) and is an “institutional account” as defined by FINRA Rule 4512(c). Subscriber is not an entity formed for the specific purpose of acquiring the Securities.
(e) Subscriber acknowledges and agrees that the Warrant is being offered in a transaction not involving any public offering within the meaning of the Securities Act and that none of the Securities have not been registered under the Securities Act and that the Company is not required to register the Securities except as set forth in
Section 5
. Subscriber acknowledges and agrees that the Securities may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or account entries representing the Securities shall contain the restrictive legend set forth in Section 2(b) of this Subscription Agreement. Subscriber acknowledges and agrees that the Securities will be subject to these securities laws transfer restrictions, and as a result of these transfer restrictions, Subscriber may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Securities and may be required to bear the financial risk of an investment in the Securities for an indefinite period of time. Subscriber acknowledges and agrees that the Shares issuable upon exercise of the Warrant will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (as amended, “
Rule 144
”), until at least one year following the filing of certain required information with the U.S. Securities and Exchange Commission (the “
Commission
”) after the Closing Date. Subscriber acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Securities .
(f) Subscriber understands and agrees that Subscriber is purchasing the Warrant directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, and has not relied upon, any statements, representations, warranties, covenants or agreements made to Subscriber by or on behalf of the Company, the Public Company, any Placement Agent (as defined herein), any other party to the Business Combination, or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement in making its investment or decision to invest in the Company. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber further acknowledges that the information provided to Subscriber was preliminary and subject to change, including in the registration statement and the proxy statement that the Company intends to file with the Commission (which will include substantial additional information about the Company and the Business Combination and will update and supersede the information previously provided to Subscriber).
(g) In making its decision to purchase the Warrant and with respect to the Securities, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Securities, including with respect to the Company and the Business Combination (including the Public Company) and made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to Subscriber’s investment in the Warrant and with respect to the Securities. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, (i) received, reviewed and understood the information made available to it in connection with its investment decision with respect to the Securities and (ii) have had the full opportunity to ask such questions, receive such answers, including from the Company directly, and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Securities.
(h) Subscriber acknowledges and agrees that neither Credit Suisse Securities (USA) LLC nor any of its affiliates, acting as placement agent to the Public Company with respect to the sale of shares of Public Company Common Stock pursuant to the PIPE Subscription Agreements (the “
Placement Agent
”), has provided Subscriber with any information or advice with respect to the Securities and that no such information or advice is necessary or desired. None of the Placement Agent, any of its affiliates or any of its or its affiliates’ respective control persons, officers, directors and employees has made or makes any representation as to the Company, the Public Company or any of their respective subsidiaries or the quality or value of the Securities. The Placement Agent and any of its affiliates may have acquired non-public
information with respect to the Company or the Public

Company, which Subscriber agrees need not be provided to it. Subscriber further acknowledges that the Placement Agent and its directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company, the Public Company or the Securities or the accuracy, completeness or adequacy of any information supplied to the Placement Agent by the Company or the Public Company.
(i) Subscriber acknowledges and agrees that (1) the Placement Agent is acting solely as the Public Company’s placement agent in connection with the offering of shares of Public Company Common Stock pursuant to the PIPE Subscription Agreements and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for such Subscriber, the Company, the Public Company or any other person or entity in connection with the offering by the Company of the Warrant, (2) the Placement Agent has not made, and will not make, any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the offering of the Securities, and (3) the Placement Agent will not have any responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the offering of the Securities or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company, the Public Company or any of their respective Affiliates or the offering of the Securities.
(j) Subscriber became aware of this offering of the Warrant solely by means of direct contact between Subscriber, the Company, the Public Company or their respective affiliates, and the Warrant were offered to Subscriber solely by direct contact between Subscriber, the Company, the Public Company or their respective affiliates,. Subscriber did not become aware of this offering of the Warrant, nor was the Warrant offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Warrant (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
(k) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Securities. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the investment merits and risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including its investment in the Securities. Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber is an institutional account as defined in FINRA Rule 4512(c). Subscriber acknowledges that it shall be responsible for any of the Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that none of the Company, the Public Company, the Placement Agent, nor any of their respective agents, have provided any tax advice or any other representation or guarantee, whether written or oral, regarding the tax consequences of the transactions contemplated by this Subscription Agreement.
(l) Subscriber has adequately analyzed and fully considered the risks of an investment in the Securities and, based on its own independent review and investment analysis and such professional advice as it deems appropriate, determined that the Securities and its investment in the Securities (i) are a fit, proper and suitable investment for Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Securities, (ii) is fully consistent with the Subscriber’s financial needs, objectives and condition and (iii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to Subscriber. Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.
(m) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Securities or made any findings or determination as to the fairness of this investment.

(n) Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“
OFAC
”) or in any Executive Order issued by the President of the United States and administered by OFAC (“
OFAC List
”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a
non-U.S.
shell bank or providing banking services indirectly to a
non-U.S.
shell bank (collectively, a “
Prohibited Investor
”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the
BSA/PATRIOT
Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Warrant were legally derived.
(o) If Subscriber is an employee benefit plan that is subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a
non-U.S.
plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local,
non-U.S.
or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “
Plan
”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that neither the Company nor any of its affiliates has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Securities, and neither the Company nor any of its affiliates shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Securities.
(p) Subscriber will have sufficient funds to pay the Purchase Price pursuant to, and as and when required under,
Section 2(b)
.
(q) Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, the Public Company, the Placement Agent, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of the Company expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Company.
(r) Subscriber agrees that none of the Placement Agent, its affiliates or any of its or its affiliates’ control persons, officers, directors or employees shall be liable to any Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of Public Company Common Stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities hereunder (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by you, the Company or any other person or entity), whether in contract, tort or otherwise, to any Subscriber, or to any person claiming through such Subscriber, in respect of the purchase and sale of Securities.
(s) Subscriber agrees that, notwithstanding anything herein to the contrary, the Placement Agent and the Public Company may rely upon the representations and warranties made by Subscriber to the Company in this Subscription Agreement.

5.
Registration of Securities
.
(a) The Company agrees that subject to the consummation of the Business Combination and the Closing, the Public Company shall within sixty (60) calendar days after the Closing Date (the “
Filing Deadline
”), use its commercially reasonable efforts to file with the Commission (at the Public Company’s sole cost and expense) a registration statement registering the resale of the Shares (the “
Registration Statement
”), and the Public Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable thereafter, but in any event no later than the earlier of (1) sixty (60) calendar days following the Filing Deadline (or one hundred and twenty (120) calendar days after the Filing Deadline if the Registration Statement is reviewed by the Commission) and (2) the tenth (10 th
) Business Day after the date the Public Company is notified in writing by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “
Effectiveness Deadline
”);
provided
,
however
, that the Public Company’s obligation to include the Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Public Company such information regarding Subscriber, the securities of the Public Company held by Subscriber and the intended method of disposition of the Shares as shall be reasonably requested by the Public Company to effect the registration of the Shares , and Subscriber shall execute such documents in connection with such registration as the Public Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Public Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder;
provided
,
further
, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. Notwithstanding the foregoing, if the Commission prevents the Public Company from including any or all of the shares of Public Company Common Stock proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Shares by the applicable shareholders or otherwise, the Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted to be registered by the Commission. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata
among all such selling shareholders and, during the Effectiveness Period (as defined below), as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, the Public Company shall amend the Registration Statement or file a new Registration Statement to register such additional Shares and cause such amendment or Registration Statement to become effective as promptly as practicable. The Public Company agrees that, except for such times as the Public Company is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statement, the Public Company will use commercially reasonable efforts to cause the Registration Statement to remain effective with respect to Subscriber until the earliest of (i) the first (1st) anniversary of the effective date of the Registration Statement, (ii) the date on which all of the Shares shall have been sold, (iii) the first date on which Subscriber can sell all of its Shares (or shares received in exchange therefor) under Rule 144 under the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and (iv) the first day on which Subscriber can sell all of its Shares (or shares received in exchange therefor) pursuant to another exemption from registration without limitation. The period commencing on the earlier of the Filing Deadline and the date on which the Registration Statement is actually filed and ending on the earliest of the dates referenced in the immediately preceding sentence is referred to herein as the “
Effectiveness Period
”. During the Effectiveness Period, the Public Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable Subscriber to resell the Shares pursuant to the Registration Statement, qualify the Shares for listing on the applicable stock exchange on which the Public Company Common Stock is then listed, and update or amend the Registration Statement as necessary to include the Shares. Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule
13d-3
under the Exchange Act, of the Shares to the Public Company (or its successor) upon request to assist the Public Company in making the determination described above. The Public Company’s obligations to include the Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Public Company such information regarding Subscriber, the securities of the Public Company held by Subscriber and the intended method of disposition of the Shares as shall be reasonably requested by the Public Company to effect the registration of the Shares, and Subscriber shall execute such documents in connection with such registration as the Public Company may reasonably request that are customary for a selling shareholder in similar situations, including providing that the Public Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. In the case of the registration effected by the Public Company pursuant to this Subscription Agreement, the Public Company shall, upon reasonable request, inform Subscriber as to the status of such registration. If the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw from the Registration Statement. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Shares. Notwithstanding anything to the contrary contained herein, the Public Company may delay or postpone filing of the Registration Statement, and from time to time require Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of the Registration Statement, (i) if it determines that in order for the Registration Statement not to contain a material misstatement or omission, an amendment thereto would be needed, or if such suspension arises out of, or is a result of, or is related to or is in connection with the Registration Statement or related accounting, disclosure or other matters, (ii) if it determines or that such filing or use could materially affect a bona fide business or financing transaction of the Public Company or would require premature disclosure of information that could materially adversely affect the Public Company or (iii) at any time that the Public Company is required to file a post-effective amendment to the Registration Statement and the Commission has not declared such amendment effective (each such circumstance, a “
Suspension Event
”); provided that (x) the Public Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than two (2) times, in each case, during any three hundred sixty
(360)-day
period and (y) during the Effectiveness Period, the Public Company shall use commercially reasonable efforts to make the Registration Statement available for the sale by Subscriber of the Shares as soon as practicable thereafter. At its expense, during the Effectiveness Period, the Public Company shall advise Subscriber within two (2) Business Days: (A) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the Public Company’s receipt of notice of the initiation of any proceedings for such purpose; (B) of the receipt by the Public Company of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (C) subject to the provisions in this Subscription Agreement, of the occurrence of a Suspension Event. Notwithstanding anything to the contrary set forth herein, the Public Company shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Public Company other than to the extent required to provide notice to Subscriber of the occurrence of such events. At its expense, during the Effectiveness Period, the Public Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement as soon as reasonably practicable, and upon the occurrence of any event contemplated by clause (A) or (B) above (other than a permitted Suspension Event), the Public Company shall use its commercially reasonable efforts to, as soon as reasonably practicable, prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b) Upon receipt of written notice from the Public Company of the happening of any Suspension Event during the Effectiveness Period or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus), not misleading, Subscriber agrees that (1) it will immediately discontinue offers and sales of the Shares under the Registration Statement (which does not include sales conducted pursuant to Rule 144 or another exemption from registration) until the Public Company prepares a supplemental or amended prospectus (which the Public Company agrees to prepare promptly) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Public Company that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by the Public Company unless otherwise required by law, subpoena or regulatory request or requirement. If so directed by the Public Company, Subscriber will deliver to the Public Company or, in Subscriber’s sole discretion, destroy all copies of the prospectus covering the Shares in Subscriber’s possession;
provided
,
howeve
r, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (x) to the extent Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing
document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up.
(c) For purposes of this
Section 5
, “Shares” shall mean, as of any date of determination, the Shares issuable by upon exercise of the Warrant (as defined in the recitals to this Subscription Agreement) and any other equity security issued or issuable with respect to the Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Subscriber” shall include any affiliate of the undersigned Subscriber to which the rights under this
Section 5
shall have been duly assigned.
(d) The Public Company shall indemnify Subscriber (to the extent a seller under the Registration Statement), its officers, directors and agents, and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including reasonable attorneys’ fees) and expenses (collectively, “
Losses
”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement (or incorporated by reference therein), any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements or alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Public Company by Subscriber expressly for use therein or Subscriber has omitted a material fact from such information or otherwise violated any federal or state securities law or any rule or regulation thereunder.
(e) Subscriber shall indemnify and hold harmless the Public Company, its directors, officers, agents and employees, and each person who controls the Public Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding Subscriber furnished in writing to the Public Company by Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Shares giving rise to such indemnification obligation. Subscriber shall notify the Public Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this
Section 5
of which Subscriber is aware.
(f) If the indemnification provided under this
Section 5
from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this
Section 5
, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this
Section 5
from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this
Section 5(f)
shall be individual, not joint and several, and in no event shall the liability of any Subscriber hereunder be greater in amount than the dollar amount of the net proceeds received by such Subscriber upon the sale of the Shares giving rise to such indemnification obligation.
(g) Subject to and effective upon the consummation of the Business Combination, the Company shall cause the Public Company to assume all of the covenants to be performed by the Public Company under this Section 5 and the Public Company shall perform such covenants subject to and in accordance with this Section 5.
6.
Other Covenants
.
(a) With a view to making available to Subscriber the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may at any time permit Subscriber to sell Shares to the public without registration, the Public Company agrees, until the earlier of (x) the time at which all of the Shares have been registered for resale or (y) the time at which Subscriber no longer holds Shares , to use commercially reasonable efforts to:

i.	make and keep public information available, as those terms are understood and defined in Rule 144;

ii.
file with the Commission in a timely manner all reports and other documents required to be filed by the Company under Section 13 or Section 15(d) of the Exchange Act, for so long as the Company remains subject to such requirements and the filing of such reports and other documents is required to enable Subscriber to sell Shares under Rule 144; and

iii.
furnish to Subscriber, upon request in connection with an anticipated sale of Shares by Subscriber under Rule 144, a written statement by the Company, if true, that it has complied with the reporting and submission requirements of Rule 144(c) during the
12-month
period preceding such anticipated sale.

(b) The Subscriber hereby acknowledges and agrees that it will not, nor will any person acting at the Subscriber’s direction or pursuant to any understanding with the Subscriber, directly or indirectly offer, sell, pledge, contract to sell, sell any option, engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through
non-U.S.
broker dealers or foreign regulated brokers, with respect to securities of the Public Company (all of the foregoing transactions, “Short Sales”) until the Closing or the earlier termination of this Subscription Agreement in accordance with its terms. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with the Subscriber that are managed by portfolio managers having no knowledge of this Subscription Agreement or of the Subscriber’s participation in the subscription from entering into any Short Sales and (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Subscription Agreement.
(c) Subject to and effective upon the consummation of the Business Combination, the Company shall cause the Public Company to assume all of the covenants to be performed by the Public Company under this Section 6 and the Public Company shall perform such covenants subject to and in accordance with this Section 6.
7.
Termination
. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) the mutual written agreement of the Company and Subscriber to terminate this Subscription Agreement and (c) the date that is seventy-five (75) days after the Agreement End Date(as defined in the Merger Agreement as in effect on the date hereof, without giving effect to any amendment, modification or waiver of any provision thereof that would have the effect of extending the Agreement End Date to a later time);
provided
that nothing herein will relieve any party hereto from liability for any willful breach hereof prior to the time of termination, and each party hereto will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Merger Agreement promptly after the termination thereof.
8.
Trust Account Waiver
. Subscriber hereby acknowledges that the Public Company has established a trust account (the “
Trust Account
”) containing the proceeds of its initial public offering (the “
IPO
”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Public Company’s public shareholders and certain other parties (including the underwriters of the IPO). In order to induce the Public Company to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (i) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement, the Merger Agreement, the PIPE Subscription Agreements or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “
Released Claims
”), (ii) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Public Company, and (iii) will not seek recourse against the Trust Account for any reason whatsoever ; provided however, that nothing in this
Section 8
shall be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with the Public Company’s amended and restated memorandum and articles of association in respect of any redemptions by Subscriber of its public Ordinary Shares of the Public Company acquired by any means. Subscriber agrees and acknowledges that such irrevocable waiver has been specifically relied upon by the Public Company to induce it to enter into this Merger Agreement, and Subscriber further intends and understands such waiver to be valid, binding and enforceable under applicable law. To the extent Subscriber commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Public Company, which proceeding seeks, in whole or in part, monetary relief against the Public Company, Subscriber hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Subscriber (or any party claiming on Subscriber’s behalf or in lieu of Subscriber) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event Subscriber commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Public Company, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the public shareholders, whether in the form of money damages or injunctive relief, the Public Company shall be entitled to recover from Subscriber the associated legal fees and costs in connection with any such action, if the Company prevails in such action or proceeding.

9.
Miscellaneous
.
(a) The provisions of this Subscription Agreement shall be interpreted in accordance with the following: Definitions shall apply equally to the singular and plural forms of the terms defined. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The verb form of the word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “or” and “any” shall not be construed to be disjunctive but not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Unless the context requires otherwise, (i) references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of rules or regulations thereunder; (ii) the words “herein,” “hereto,” “hereby,” “hereof” and “hereunder” and words of similar import shall be construed to refer to this Subscription Agreement in its entirety and not to any particular provision hereof; and (iii) references to “Sections” shall be construed to refer to sections of this Subscription Agreement. “Writing”, “written” and comparable terms shall be deemed to refer to printing, typing or any other means (including
e-mail
and other electronic or digital media) of reproducing words in a visible form. Unless otherwise specified, the reference date for purposes of calculating any period shall be excluded from such calculation, but any period “from” or “through” a specified date shall commence or end, as applicable, on such specified date. Each party hereto acknowledges and agrees that it has been represented by legal counsel during, and has participated jointly with the other party hereto in, the negotiation and execution of this Subscription Agreement and waives the application of any law or rule of construction providing that ambiguities in a contract or other document or any provision thereof will be construed against the party that drafted such contract or other document or provision thereof.
(b) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given, delivered and received (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clause (i), (iii) or (iv) of this
Section 9(b)
, (iii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this
Section 9(b)
.
(c) Subscriber acknowledges that the Company, the Public Company, the Placement Agent and others will rely, and agrees that such persons are authorized to rely, on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects.
(d) Each of the Company, the Public Company and the Placement Agent is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
(e) Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated hereby.
(f) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Warrant acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder in connection with the consummation of the Business Combination ). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more funds or accounts managed by the investment manager or investment advisor that manages Subscriber (or an affiliate that controls, is controlled by or is under common control with such investment manager or investment advisor) or, with the Company’s prior written consent, to another person, provided, in each case, that any assignee agrees in writing to be bound by the terms hereof as if it were an original party hereto and that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.
(g) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.
(h) The Company may request from Subscriber such additional information as the Company may deem reasonably necessary to evaluate the eligibility of Subscriber to acquire the Securities, and Subscriber shall provide such information as may be reasonably requested.
(i) This Subscription Agreement may not be amended, modified, waived or terminated (other than as provided by and in accordance with
Section 7
) except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, waiver, or termination is sought.
(j) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties hereto, with respect to the subject matter hereof.
(k) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, including the Public Company subject to and upon the consummation of the Business Combination, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(l) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(m) This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(n) This Subscription Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.
provided
,
however
, that the Public Company is a third party beneficiary of this Subscription Agreement with respect to the rights of the Company hereunder from and after the consummation of the Business Combination, and (iii) following the closing of the Business Combination, the Public Company shall be entitled to rely on the representations and warranties of Subscriber contained in
Section 4
. The parties hereto acknowledge and agree that the Public Company and the Placement Agent shall be entitled to specifically enforce the Subscriber’s obligations to pay the Purchase Price and the provisions of the Subscription Agreement of which the Public Company is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.
(o) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
(p) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other jurisdiction.
(q)
EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO OR ANY AFFILIATE OF SUCH OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.
(r) The parties hereto agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the state of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the state of Delaware) (collectively the “
Designated Courts
”). Each party hereto hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereto hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties hereto also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with
Section 9(b)
of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties hereto have submitted to jurisdiction as set forth above.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the Company and Subscriber has executed, or caused to be executed by its duly authorized representative, this Subscription Agreement as of the date first set forth above.

COMPANY: SeatGeek, Inc.

By:
Name:
Title: Address for Notices: 902 Broadway, 10th Floor New York, NY 10010

SUBSCRIBER: [Subscriber Name]

By:
Name:
Title: Address for Notices: [•]

Name in which the Warrant in the form of Exhibit A hereto is to be registered:

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

[
Signature Page to PIPE Subscription Agreement
]

ANNEX A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
This Annex A should be completed and signed by Subscriber
and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the box)

☐
Subscriber is an institutional accredited investor (i.e., a person, other than a natural person, that is an “accredited investor” as defined in Rule 501(a) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an institutional “accredited investor.”

C.	AFFILIATE STATUS
(Please check the applicable box)
SUBSCRIBER:
☐ is:
☐ is not:
an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.
Rule 501(a), in relevant part, states that an institutional “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐
Any corporation, Massachusetts or similar business trust, limited liability company, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person;

☐
An entity, other than an entity described in the categories of “accredited investors” above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

☐
A “family office,” as defined under the Investment Advisers Act of 1940 that satisfies all of the following conditions: (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; or

☐
A “family client,” as defined under the Investment Advisers Act of 1940, of a family office meeting the requirements in the previous paragraph and whose prospective investment in the issuer is directed by such family office pursuant to the previous paragraph.

[Specify which tests:                ]

SUBSCRIBER:
Print Name:

By:
Name:
Title:

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.    Indemnification of directors and officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.    Exhibits and Financial Statements Schedules.

(a)	Exhibits.

Exhibit Number	Description of Exhibits

2.1†#	Business Combination Agreement, dated as of October 13, 2021, by and among the Registrant, SeatGeek, Inc., Showstop Merger Sub I Inc., and Showstop Merger Sub II LLC (included as Annex A to this proxy statement/prospectus).

3.1#	Amended and Restated Memorandum and Articles of Association of the Registrant (Included as Annex J to the proxy statement/prospectus).

3.2#	Form of Certificate of Incorporation of SeatGeek, Inc., to become effective upon completion of the Domestication (included as Annex K to the proxy statement/prospectus).

3.3#	Form of Proposed By-Laws of SeatGeek, Inc., to become effective upon completion of the Domestication (included as Annex L to the proxy statement/prospectus).

4.1 (1)	Specimen Unit Certificate.

4.2 (2)	Specimen Ordinary Share Certificate.

4.3 (3)	Specimen Warrant Certificate.

4.4 (5)	Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.

4.5*	Form of Certificate of Corporate Domestication of SeatGeek, Inc., to be field with the Secretary of State of Delaware.

5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

Exhibit Number	Description of Exhibits

8.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, regarding material U.S. federal income tax matters.

10.1#	Form of Subscription Agreement (included as Annex D to this proxy statement/prospectus).

10.2#	Form of Warrant Subscription Agreement (included as Annex M to this proxy statement/prospectus).

10.3# (6)	Backstop Subscription, dated as of October 13, 2021, by and between RedBall Acquisition Corp. and RedBall SponsorCo LP.

10.4# (6)	Sponsor Support Agreement, dated as of October 13, 2021, by and between RedBall Acquisition Corp. and RedBall SponsorCo LP.

10.5# (6)	Stockholder Support Agreement, dated as of October 13, 2021, by and among RedBall Acquisition Corp., SeatGeek, Inc. and Persons set forth on Schedule I thereto.

10.6#	Form of Amended and Restated Registration Rights Agreement (included as Annex F to this proxy statement/prospectus).

10.7#	Form of Lock-Up Agreement (included as Annex G to this proxy statement/prospectus).

10.8#^	New SeatGeek 2021 Equity Incentive Plan (included as Annex H to this proxy statement/prospectus).

10.9#^	New SeatGeek 2021 Employee Stock Purchase Plan (included as Annex I to this proxy statement/prospectus).

10.10# (5)	Letter Agreement, dated as of August 12, 2020, by and among the Registrant, its executive officers, its directors and RedBall SponsorCo LP.

10.11# (5)	Investment Management Trust Agreement, dated as of August 12, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company, as trustee.

10.12# (5)	Registration and Shareholders Rights Agreement, dated as of August 12, 2020, by and among the Registrant, RedBall SponsorCo LP and the Registrant’s independent directors.

10.13# (5)	Private Placement Warrants Purchase Agreement, dated as of August 12, 2020, by and between the Registrant and RedBall SponsorCo LP.

10.14# (5)	Administrative Services Agreement, dated as of August 12, 2020, by and between the Registrant and RedBall SponsorCo LP.

10.15# (7)	Form of Indemnity Agreement.

10.16# (8)	Promissory Note issued to RedBall SponsorCo LP.

10.17# (9)	Securities Subscription Agreement between RedBall SponsorCo LP and the Registrant.

10.18# (10)	Form of Forward Purchase Agreement, by and among the Registrant and the Parties thereto.

10.19# (11)	Retainer Agreement, dated as of July 26, 2020, by and among the Registrant, RedBall SponsorCo LP and Rice, Hadley, Gates & Manuel LLC.

10.20*	Agreement of Lease, dated October 4, 2018, by and between SeatGeek, Inc. and 902 Associates.

10.21*	Loan and Security Agreement, dated as of June 12, 2019, by and among SeatGeek, Inc., Every Fan Tickets, LLC and Hercules Capital, Inc., as both agent and lender.

10.22*	Warrant Agreement, dated as of June 12, 2019, by and between SeatGeek, Inc. and Hercules Capital, Inc.

Exhibit Number	Description of Exhibits

10.23*^	SeatGeek 2009 Equity Incentive Plan.

10.24*^	SeatGeek 2009 Equity Incentive Plan Form of Stock Option Grant Notice.

10.25*^	SeatGeek 2009 Equity Incentive Plan Notice of Exercise.

10.26*^	SeatGeek 2017 Equity Incentive Plan.

10.27*^	SeatGeek 2017 Equity Incentive Plan Form of Stock Option Grant Notice and Agreement.

10.28*^	SeatGeek 2017 Equity Incentive Plan Forms of Restricted Stock Unit Grant Notice and Agreement.

10.29*^	SeatGeek 2017 Equity Incentive Plan - Israeli Sub-Plan.

10.30*	Letter Agreement, dated as of October 4, 2021, by and between SeatGeek, Inc. and Jon Groetzinger.

10.31*	Letter Agreement, dated as of October 4, 2021, by and between SeatGeek, Inc. and Adam Lichstein.

10.32*	Letter Agreement, dated as of October 4, 2021, by and between SeatGeek, Inc. and Paulo Cunha.

10.33*	Letter Agreement, dated as of October 4, 2021, by and between SeatGeek, Inc. and Danielle du Toit.

10.34*	Letter Agreement, dated as of October 4, 2021, by and between SeatGeek, Inc. and Brian Murphy.

10.35*	Letter Agreement, dated as of October 4, 2021, by and between SeatGeek, Inc. and Brad Tacy.

10.36*	Letter Agreement, dated as of October 4, 2021, by and between SeatGeek, Inc. and Carolyn Patterson.

21.1*	List of Subsidiaries of Registrant.

23.1	Consent of KPMG LLP, independent registered accounting firm for SeatGeek, Inc.

23.2	Consent of WithumSmith+Brown, PC, independent registered accounting firm for RedBall Acquisition Corp.

23.3*	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to the original filing of this Registration Statement).

99.1	Consent of Jon Groetzinger to be named as a director of New SeatGeek.

99.2	Consent of Russell D’Souza to be named as a director of New SeatGeek.

99.3*	Form of Preliminary Proxy Card for the Registrant’s Extraordinary General Meeting.

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document).

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

#	Previously filed.
†	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish to the SEC a copy of any omitted schedule or exhibit upon request.
+	Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish to the SEC a copy of any omitted schedule or exhibit upon request.
^	Indicates management contract or compensatory plan.
*	To be filed by amendment.
(1)	Incorporated by reference to Exhibit 4.1 filed with the Registration Statement on Form S-1/A (File No. 333-240138) filed by the Registrant on August 11, 2020 and as subsequently amended (“Form S-1”).
(2)	Incorporated by reference to Exhibit 4.2 filed with the Form S-1 filed by the Registrant on August 11, 2020 and as subsequently amended.
(3)	Incorporated by reference to Exhibit 4.3 filed with the Form S-1 filed by the Registrant on August 11, 2020 and as subsequently amended.
(4)	Incorporated by reference to Exhibit 4.4 filed with the Form S-1 filed by the Registrant on August 11, 2020 and as subsequently amended.
(5)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on August 18, 2020.
(6)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 13, 2021.
(7)	Incorporated by reference to Exhibit 10.5 filed with the Form S-1 filed by the Registrant on August 11, 2020 and as subsequently amended.
(8)	Incorporated by reference to Exhibit 10.6 filed with the Form S-1 filed by the Registrant on August 11, 2020 and as subsequently amended.
(9)	Incorporated by reference to Exhibit 10.7 filed with the Form S-1 filed by the Registrant on August 11, 2020 and as subsequently amended.
(10)	Incorporated by reference to Exhibit 10.9 filed with the Form S-1 filed by the Registrant on August 11, 2020 and as subsequently amended.
(11)	Incorporated by reference to Exhibit 10.10 filed with the Form S-1 filed by the Registrant on August 11, 2020 and as subsequently amended.
Item 22.    Undertakings.

1.	The undersigned Registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

B.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.
The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5.
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form
S-4,
within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 29, 2021.

REDBALL ACQUISITION CORP.

By:	/s/ Alec Scheiner
Name: Alec Scheiner
Title: Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alec Scheiner as such person’s true and lawful attorney-in-fact
and agent, with full power of substitution and resubstitution, for such person or and in such person’s name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form
S-4,
or other appropriate form, and all amendments thereto, including post-effective amendments, of RedBall Acquisition Corp. and to file the same, with any exhibits thereto, with the Securities and Exchange Commission, or any state securities department or any other federal or state agency or governmental authority granting unto such attorneys-in-fact
and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact
and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 29, 2021.

Signature	Title

/s/ Gerald Cardinale	Co-Chairman of the Board of Directors
Gerald Cardinale

/s/ Billy Beane	Co-Chairman of the Board of Directors
Billy Beane

/s/ Alec Scheiner	Chief Executive Officer ( Principal Executive Officer )
Alec Scheiner

/s/ David Grochow	Chief Financial Officer ( Principal Financial and Accounting Officer )
David Grochow

/s/ Volkert Doeksen	Director
Volkert Doeksen

/s/ Deborah A. Farrington	Director
Deborah A. Farrington

/s/ Richard C. Scudamore	Director
Richard C. Scudamore

/s/ Richard H. Thaler	Director
Richard H. Thaler

/s/ Lewis N. Wolff	Director
Lewis N. Wolff